Form 10-K, Exhibit 13
period 1997-09-30
INTERWEST BANCORP INC
filed 1997-12-23
CIK 949504

                                   EXHIBIT 13

    FINANCIAL HIGHLIGHTS, MANAGEMENT DISCUSSION AND ANALYSIS AND CONSOLIDATED
           FINANCIAL STATEMENTS INCLUDED IN THE 1997 ANNUAL REPORT TO
                                  STOCKHOLDERS

FINANCIAL HIGHLIGHTS





-----------------------------------------------------------------------------------------------------------------
Year ended September 30,                     1997

-----------------------------------------------------------------------------------------------------------------
Dollars in thousands, except share
and per share amounts                                        1996             1995           1994          1993
-----------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest Income                           $  138,011     $  120,913      $  100,264     $   82,270     $   73,035
Interest Expense                              80,903         68,808          57,926         40,685         35,427
Net Interest Income Before
        Provision for Losses on Loans         57,108         52,105          42,338         41,585         37,608
Provision for Losses on Loans                  1,000          1,960             720            900          1,399
Net Interest Income After
        Provision for Losses on Loans         56,108         50,145          41,618         40,685         36,209
Other Operating Income                        14,714         12,553           9,993          7,708          8,914
Other Operating Expense                       39,765         43,819          29,902         27,646         26,278
Federal Income Tax Expense                    10,758          6,108           7,347          7,280          6,362
Net Income                                $   20,299     $   12,771*     $   14,362     $   13,467     $   12,483
-----------------------------------------------------------------------------------------------------------------

Per Share:
        Net Income                        $     2.48     $     1.58      $     1.80     $     1.69     $     1.58
        Cash Dividends Declared                 0.59           0.51            0.37           0.35           0.28
Weighted Average
        Shares Outstanding                 8,196,600      8,064,344       7,971,909      7,977,772      7,908,972
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
As of September 30,                     1997           1996           1995           1994           1993
-----------------------------------------------------------------------------------------------------------------
Statement of Financial Condition
Total Assets                         $2,046,705     $1,712,151     $1,470,437     $1,262,352     $  975,375
Loans Receivable and
        Loans Held for Sale           1,114,711        975,971        878,090        762,991        671,609
Deposits                              1,171,440      1,120,743      1,040,310        959,344        776,499
Borrowings                              731,077        460,497        314,171        202,142        110,218
Stockholders' Equity                    129,824        111,021        105,740         93,578         82,420
Book Value Per Share                 $    16.13     $    14.02     $    13.51     $    11.91     $    10.59
-----------------------------------------------------------------------------------------------------------------


* Includes nonrecurring SAIF assessment of $3.6 million (net of tax) and special charges of $2.0 million (net of tax).

M A N A G E M E N T   D I S C U S S I O N   A N D   A N A L Y S I S   O F
F I N A N C I A L   C O N D I T I O N   A N D   R E S U L T S   O F
O P E R A T I O N S   F O R   F I S C A L   Y E A R   1 9 9 7




    The past year was one of change, growth and success for InterWest Bancorp, Inc. (InterWest). InterWest is implementing the plan to become a financial services company that provides a variety of products and services for both individual and business customers. InterWest's sales efforts in consumer and business lending will continue to change the composition of the loan portfolio. InterWest intends to change the funding sources for asset growth. We will be emphasizing higher growth in transaction accounts relative to certificates of deposit and borrowings. This should have a positive impact on net interest income, service fee revenue and market penetration while meeting the needs of InterWest's customers.

        The merger with Central Bancorporation at the end of fiscal year 1996 began this process. Continuing its commitment to commercial banking, InterWest entered into a definitive agreement to acquire Puget Sound Bancorp of Port Orchard, Washington in September, 1997. Puget Sound Bancorp is the holding company for First National Bank of Port Orchard which operates three commercial banking branch offices in Bremerton, Gig Harbor and Port Orchard. Puget Sound Bancorp had approximately $52.8 million of total assets as of September 30, 1997 and net income of $747,000 for the nine months ended September 30, 1997. It is anticipated that the merger will be completed during the first quarter of calendar year 1998, following the approval of the applicable regulatory authorities and the shareholders of Puget Sound Bancorp. It is planned that the merger will be accounted for as a pooling of interests by InterWest under generally accepted accounting principles.

        The following discussion is provided for the consolidated operations of InterWest, which includes its wholly owned subsidiary, InterWest Bank. The purpose of this discussion is to focus on significant factors concerning InterWest's financial condition and results of operations. This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

    R E S U L T S   O F   O P E R A T I O N s | InterWest's net income of $20.3
    million in 1997 increased from $12.8 million in 1996 and $14.4 million in 1995. Earnings per share were $2.48 in 1997 compared to $1.58 in 1996 and $1.80 in 1995. InterWest's return on average assets was 1.12 percent in 1997, an increase from 0.82 percent in 1996 and 1.08 percent in 1995. Return on average stockholders' equity of 16.98 percent in 1997 also increased from
    11.48 percent in 1996 and 14.37 percent in 1995. The results of operations for 1996 included significant nonrecurring expenses of $5.5 million related to the recapitalization of the Savings Association Insurance Fund (SAIF) and special charges primarily associated with the Central merger of $3.1 million. Excluding these nonrecurring expenses, net income for 1996 was $18.4 million, earnings per share were $2.28, return on average assets was
    1.18 percent and return on average stockholders' equity was 16.52 percent.

    N E T   I N T E R E S T   I N C O M E  | Net interest margin was 3.35
    percent in 1997, a decrease from 3.53 percent in 1996 and 3.37 percent in 1995. The decrease in net interest margin is primarily due to a flat yield curve. In this interest rate environment, the margin earned on mortgage lending has decreased due to the compression of the spread between short-term deposit and borrowing rates and lending rates. InterWest has taken steps to insulate itself from the impact of a flat yield curve by focusing on adjustable-rate lending, increasing short-term business and consumer loan originations and selling fixed-rate mortgage loans. During 1997, the securities portfolio has increased and InterWest has used borrowings from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase to fund this growth. Leveraging capital offsets higher operating costs associated with the development of the infrastructure for growth in consumer and commercial banking by increasing net interest income. This activity decreases net interest margin as the spread earned on securities funded by borrowings is lower compared to the spread earned on loans funded by customer deposits. In spite of the decrease in net interest margin, net interest income increased to $57.1 million in 1997 from $52.1 million in 1996 and $42.3 million in 1995. The increase in net interest income is due to growth in interest-earning assets which is partially offset by a decrease in the margin earned on these assets. The following table indicates the average balance, interest income or expense, average interest rates earned or paid, net interest rate spread and net interest margin for the years ended September 30.




PG 20

-----------------------------------------------------------------------------------------------------------------------
                                                      1997                                         1996
                                      Average       Average            Average                    Average     Average
    Dollars in thousands             Interest        Balance            Rate     Interest         Balance       Rate
-----------------------------------------------------------------------------------------------------------------------
Loans receivable                     $ 92,899       $1,041,835          8.92%    $ 82,925       $  907,494      9.14%
Securities available for
    sale, securities held
    to maturity and other
    interest-earning assets            45,112          661,383          6.82       37,988          568,881      6.68
-----------------------------------------------------------------------------------------------------------------------
Total interest-
    earning assets                   $138,011       $1,703,218          8.10%    $120,913       $1,476,375      8.19%
=======================================================================================================================
Deposits                               51,706        1,161,566          4.45       48,166        1,065,658      4.52
FHLB advances, securities
    sold under agreements
    to repurchase and
    other borrowings                   29,197          515,144          5.67       20,642          372,200      5.55
-----------------------------------------------------------------------------------------------------------------------
Total interest-
    bearing liabilities              $ 80,903       $1,676,710          4.83%    $ 68,808       $1,437,858      4.79%
=======================================================================================================================
Net interest rate spread               57,108           26,508          3.27       52,105           38,517      3.40
-----------------------------------------------------------------------------------------------------------------------
Net interest margin                  $ 57,108       $1,703,218          3.35%    $ 52,105       $1,476,375      3.53%
=======================================================================================================================

                                                        1995
                                                       Average          Average
                                       Interest        Balance            Rate
------------------------------------------------------------------------------------------------
Loans receivable                       $ 70,803       $  814,898          8.69%
Securities available for
    sale, securities held
    to maturity and other
    interest-earning assets              29,461          442,308          6.66
------------------------------------------------------------------------------------------------
Total interest-
    earning assets                     $100,264       $1,257,206          7.98%
================================================================================================
Deposits                                 45,952          998,238          4.60
FHLB advances, securities
    sold under agreements
    to repurchase and
    other borrowings                     11,974          222,605          5.38
------------------------------------------------------------------------------------------------
Total interest-
    bearing liabilities                $ 57,926       $1,220,843          4.74%
================================================================================================
Net interest rate spread                 42,338           36,363          3.24
------------------------------------------------------------------------------------------------
Net interest margin                    $ 42,338       $1,257,206          3.37%
================================================================================================


    The effect on net interest income due to changes in interest rates and the amounts of interest-earning assets and interest-bearing liabilities are depicted in the following table. The table below provides information on changes for the periods which are attributable to changes in interest rates and changes in volume.


-------------------------------------------------------------------------------------------------------------------
                                             1 9 9 7  v s  1 9 9 6                      1 9 9 6  v s  1 9 9 5
                                              Increase (Decrease)                       Increase (Decrease)
                                               Due to Changes in                         Due to Changes in
Dollars in thousands                   Rate          Volume         Total         Rate        Volume         Total
-------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
Loans receivable                      $(1,947)       $11,921       $ 9,974       $3,791       $ 8,331       $12,122
Securities available for
        sale, securities held
        to maturity and other
        interest-earning assets           830          6,294         7,124           75         8,452         8,527
-------------------------------------------------------------------------------------------------------------------
Total net change in
        income on interest-
        earning assets                $(1,117)       $18,215       $17,098       $3,866       $16,783       $20,649
===================================================================================================================



------------------------------------------------------------------------
                                           1 9 9 5  v s  1 9 9 4
                                            Increase (Decrease)
                                             Due to Changes in
                                        Rate       Volume         Total
------------------------------------------------------------------------
Loans receivable                      $  759       $ 8,179       $ 8,938
Securities available for
        sale, securities held
        to maturity and other
        interest-earning assets        3,289         5,767         9,056
------------------------------------------------------------------------
Total net change in
        income on interest-
        earning assets                $4,048       $13,946       $17,994
========================================================================




                                                                          pg 21

--------------------------------------------------------------------------------------------------------------------
                                           1 9 9 7  v s  1 9 9 6                          1 9 9 6  v s  1 9 9 5
                                            Increase (Decrease)                          Increase (Decrease)
                                             Due to Changes in                            Due to Changes in
Dollars in thousands                    Rate        Volume         Total          Rate         Volume          Total
--------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
Deposits                               $(716)       $ 4,256       $ 3,540       $  (812)       $ 3,026       $ 2,214
FHLB advances,
        securities sold under
        agreements to repurchase
        and other borrowings             463          8,092         8,555           382          8,286         8,668
--------------------------------------------------------------------------------------------------------------------
Total net change in expense
        on interest-bearing
        liabilities                    $(253)       $12,348       $12,095       $  (430)       $11,312       $10,882
====================================================================================================================
Net change in net
        interest income                $(864)       $ 5,867       $ 5,003       $ 4,296        $ 5,471       $ 9,767
====================================================================================================================



-------------------------------------------------------------------------------
                                            1 9 9 5  v s  1 9 9 4
                                             Increase (Decrease)
                                              Due to Changes in
                                         Rate        Volume          Total
-------------------------------------------------------------------------------
Interest-Bearing Liabilities
Deposits                               $ 8,048        $5,022       $13,070
FHLB advances,
        securities sold under
        agreements to repurchase
        and other borrowings             1,222         2,949         4,171
-------------------------------------------------------------------------------
Total net change in expense
        on interest-bearing
        liabilities                    $ 9,270        $7,971       $17,241
===============================================================================
Net change in net
        interest income                $(5,222)       $5,975       $   753
===============================================================================


    P R O V I S I O N   F O R   L O S S E S   O N   L O A N S  | The provision
    for losses on loans in 1997 was $1,000,000 compared to $1,960,000 in 1996 and $720,000 in 1995. The 1996 provision included $900,000 to bring into conformity the provision for losses on loan practices of Central and InterWest. InterWest's allowance for losses on loans is $8.7 million or 0.77 percent of loans as of September 30, 1997, compared to $8.1 million or 0.82 percent of loans at September 30, 1996. Net loan charge-offs for 1997 were $407,000 or 0.04 percent of the average balance of loans outstanding compared to an average of $235,000 or 0.03 percent of loans for fiscal years 1993 through 1996.

        InterWest assesses the risk level inherent in the loan portfolio to provide adequate reserves to meet these risks as a part of its ongoing review of the loan portfolio. Non-performing loans and delinquency trends are key elements in determining the allowance for losses on loans. In addition to non-performing loans and loan delinquency levels, the allowance for losses on loans is determined by taking into consideration general economic conditions in the markets InterWest serves, historical loss experience, individual loan review findings, loan mix and the level of loans relative to the allowance for losses on loans.

    O T H E R   O P E R A T I N G   I N C O M E | Other operating income was
    $14.7 million in 1997, an increase from $12.6 million in 1996 and $10.0 million in 1995. This increase in 1997 is primarily due to the securitization and sale of $86.9 million in fixed-rate mortgage loans. Of these loan securitizations, $43.1 million were sold immediately and $43.8 million were held for a period of time as securities available for sale. Additionally during fiscal year 1997, $4.9 million of sub-prime and $17.4 million of other mortgage loans originated by InterWest Bank's mortgage subsidiary, Cornerstone Northwest Mortgage Inc. (Cornerstone), were sold. These transactions resulted in increases of $1.6 million in the gain on sale of loans as compared to fiscal year 1996. For the year ended September 30, 1997 gains on sale of loans totaled $2.8 million, representing 19.1 percent of other operating income compared to an average of 16.9 percent for fiscal years 1993 through 1996.

        Another contributing factor to the overall increase in other operating income was an increase in service fee revenues of $835,000 from 1996. This increase in service fees is primarily due to a $325,000 increase in loan fees earned by Cornerstone and an increase of $325,000 in service charges on customer deposits.

        Income from the sale of non-traditional financial and insurance products through InterWest Bank's subsidiaries, InterWest Financial Services and InterWest Insurance Agency were $2.2 million for 1997, compared to $2.3 million in 1996 and $2.2 million in 1995. It is anticipated that income from these subsidiaries will increase in 1998 due to expansion of locations served, an increase in the number of sales personnel and the implementation of new sales strategies.

        Gains on the sale of real estate held for sale and for development were $337,000 in 1997 compared to $806,000 in 1996 and $16,000 in 1995. 1997 is lower compared to 1996 primarily as a result of a gain of $500,000 recorded on the sale of one significant real estate property during 1996. InterWest is currently attempting to sell two land development projects in Mount Vernon, Washington, and Fountain, Colorado. Both properties will take several years to sell out.

    O T H E R   O P E R A T I N G   E X P E N S E | Other operating expenses
    totaled $39.8 million in 1997 compared to $43.8 million in 1996 and $29.9 million in 1995. During 1996, other operating expenses were adversely impacted by the SAIF





PG 22
    recapitalization charge of $5.5 million and the special charges primarily associated with the Central merger of $3.1 million. Another contributing factor to the increase in other operating expenses from 1995 to 1996 were operating costs of $2.3 million for Cornerstone, which was acquired during 1996. Excluding these nonrecurring expenses in 1996, other operating expenses increased $4.6 million or 13.1 percent in 1997 compared to $3.0 million or 10.0 percent expense growth in 1996.

        Excluding the nonrecurring SAIF assessment and special charges from the Central merger incurred in 1996, InterWest's efficiency ratio was 55.37 percent in 1997, 54.43 percent in 1996 and 57.94 percent in 1995.

        The increase in other operating expenses and the efficiency ratio is consistent with strategies for planned future balance sheet growth and diversification of product lines. Increases in compensation and employee benefits, general and administrative, data processing and occupancy expenses are due to bank expansion and diversification, enhanced focus on consumer and commercial banking products and services, and the opening of two new branch offices during 1997. Key elements of the consumer and commercial banking focus were the development of credit administration, consumer and business lending support, business relationship officers and the addition of several experienced commercial banking management personnel. As of September 30, 1997, InterWest had a total of 621 full time equivalent employees, compared to 556 in 1996 and 477 in 1995.

        InterWest recorded a charge of $200,000 for fair value adjustments on certain properties in the real estate held for sale portfolio during 1997. During 1996, InterWest reduced the allowance for losses on the real estate held for sale by $1.0 million which reduced other operating expenses. These charges and credits are based on the periodic evaluation of the real estate held for sale and for development portfolios and risks associated with respective properties.

        On September 30, 1996, a law was enacted to recapitalize the SAIF through a one-time assessment of 0.657 percent of SAIF insured deposits, resulting in a $5.5 million expense to InterWest. This legislation was intended to recapitalize the SAIF to a level equivalent to the Bank Insurance Fund (BIF). Prior to this legislation, most savings institutions were paying 0.23 percent of insured deposits. Beginning January 1, 1997, savings institutions began paying 0.064 percent of insured deposits which, in InterWest's case, produced an annual costs savings of approximately $1.5 million in FDIC premium assessments. This should allow InterWest to recover this one time assessment in less than four years. FDIC premium assessments decreased to $395,000 in 1997, compared to $2.0 million in both 1996 and 1995.

        InterWest has established a task force to review all systems and to develop an action plan for the century date change for the year 2000. Preliminary estimates indicate that costs will not be material to the results of operations. InterWest could possibly be impacted by the century change to the extent other entities not affiliated with InterWest are unsuccessful in addressing this issue.

    I N C O M E   T A X   E X P E N S E | Consistent with increased net income,
    income tax expense for 1997 was $10.8 million, an increase from $6.1 million in 1996 and $7.3 million in 1995. The effective tax rates were 34.6 percent in 1997, 32.4 percent in 1996 and 33.8 percent in 1995. The lower effective tax rate in 1996 is primarily due to certain tax benefits resulting from the merger with Central.

    R E V I E W   O F   F I N A N C I A L   C O N D I T I O N | InterWest's
    total assets were $2.047 billion as of September 30, 1997, compared to $1.712 billion at the end of 1996. This is an increase of $335.0 million, or
    19.6 percent.

        The loan portfolio has increased by $139.0 million or 14.2 percent from $976.0 million at September 30, 1996 to $1.115 billion at the end of 1997. The consumer loan portfolio and the business loan portfolio, which includes commercial and agricultural loans, have increased to $63.1 million and $58.3 million, representing growth rates of 16.7 percent and 59.9 percent, respectively, during 1997. Currently, business loans represent 5.2 percent and consumer loans 5.7 percent of the total loan portfolio. InterWest will attempt to increase these portfolios to accomplish its strategy of changing the composition of the loan portfolio. This should shorten duration risk, produce higher net interest margin, create better protection from interest rate volatility and ultimately meet the needs or InterWest's individual and business customers. Mortgage loans have increased by 12.1 percent during fiscal year 1997. The increase in mortgage loans and the overall loan growth would have been more significant, however InterWest securitized and sold $86.9 million of fixed-rate mortgage loans during 1997.

        Other interest-earning assets, including securities available for sale, securities held to maturity, FHLB stock and interest-bearing deposits, increased to $814.5 million as of September 30, 1997, compared to $636.3 million at September 30, 1996. It is InterWest's intent to increase the loan portfolio relative to other interest-earning assets. During the current year, management has leveraged capital with securities growth in an attempt to offset increased operational costs associated with the implementation of the plan for


                                                                          PG 23
    consumer and business banking growth. This has increased net interest income but decreased net interest margin as the margin earned on securities is less than loans. As of September 30, 1997, the securities portfolio consists of $335.0 million or 53 percent, of mortgage-backed and related securities and $296.3 million or 47 percent, of investment securities. This is a change from September 30, 1996 when 74 percent of all securities were mortgage-backed and related securities and 26 percent were investment securities. At September 30, 1997, 81 percent of InterWest's securities are classified as available for sale an increase from 61 percent as of September 30, 1996. Management believes that a higher percentage of securities classified as available for sale provides greater flexibility to respond to interest rate changes and liquidity needs to fund loan growth. See Notes 3 and 4 in the Notes to the Consolidated Financial Statements for further details of securities available for sale and securities held to maturity.

        Total loan originations were $543.6 million in 1997, an increase from $461.3 million in 1996 and $357.3 million in 1995. Mortgage loan originations were $479.3 million in 1997, an increase from $422.8 million in 1996 and $332.6 million in 1995. This increase for 1997 is primarily due to increased construction lending volumes which were $195.9 million in 1997, an increase from $144.4 million in 1996 and $111.1 million in 1995. Cornerstone loan originations were $102.6 million for the year ended September 30, 1997, of which $81.2 million were originated for InterWest Bank, and contributed to this increase in mortgage loan originations. It is anticipated that mortgage loan originations will continue to increase during fiscal year 1998 due to a strong mortgage loan pipeline and a favorable interest rate environment.

        InterWest has experienced increases in consumer and business lending during 1997. Consumer loan originations have increased to $42.5 million from $36.3 million in 1996 and $21.7 million in 1995. This increase is primarily due to increased home equity lending. During 1997, InterWest has initiated a concentrated effort to increase business lending which resulted in increases of business loan balances outstanding of $21.8 million during 1997 compared to $2.2 million in 1996 and $3.0 million in 1995.

        The following table recaps InterWest's lending for the past three years.


------------------------------------------------------------------------------------------
Year ended September 30,                              1997
------------------------------------------------------------------------------------------
Dollars in thousands                                                 1996          1995
------------------------------------------------------------------------------------------
Real estate mortgage loans
        Single-family residential                   $202,838       $198,263       $156,896
        Multi-family residential and commercial       80,507         80,094         64,559
Real estate construction                             195,933        144,407        111,136
------------------------------------------------------------------------------------------
Total                                                479,278        422,764        332,591
Consumer loan originations                            42,489         36,337         21,691
------------------------------------------------------------------------------------------
Net increase in principal balance
Commercial and agricultural loans                     21,825          2,223          3,031
------------------------------------------------------------------------------------------
                                                    $543,592       $461,324       $357,313
==========================================================================================

        Total liabilities increased $316.0 million to $1.917 billion at year end 1997, compared to $1.601 billion as of September 30, 1996. This growth is primarily due to an increase in borrowings of $270.6 million and deposits of $50.7 million.

        Certificates of deposit increased $28.0 million or 3.7 percent in 1997, and totaled $779.2 million or 66.5 percent of deposits at year end 1997. Transaction account balances have increased $22.7 million or 6.1 percent from 1996 and totaled $392.2 million or 33.5 percent of total deposits as of September 30, 1997. Money market, non-interest bearing checking and interest-bearing checking account balances have increased by $15.4 million, $8.6 million and $4.0 million, respectively. This represents annualized growth rates of 13.7 percent, 15.0 percent and 4.1 percent, respectively. During the year ended September 30, 1997 InterWest has added a net total of approximately 500 money market, 7,000 non-interest bearing checking accounts and 2,200 interest-bearing checking accounts. This represents growth rates of 5.8 percent, 28.7 percent and 7.8 percent, respectively. The total account balance growth rate for money market, non-interest bearing and interest-bearing checking accounts of 10.4 percent is less than the growth in the number of accounts of 17.6 percent. InterWest







PG 24
    expects that within a few years transaction account growth will translate into growth in transaction account balances. It is management's strategy to increase the percentage of transaction deposits to approximately 40 percent of the total deposit base within the next five years, which should have a positive impact on net interest income, service fee revenue and market penetration.

        Over the last two fiscal years, InterWest has increased its borrowings from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase. These two borrowing sources increased to $729.2 million at the end of 1997 from $456.8 million in 1996 and $309.0 million in 1995. The proceeds from these borrowings were used to fund growth in loans and securities. It is management's intention to decrease the percentage of liabilities represented by borrowings and increase deposits. This should increase net interest income.

    C A P I T A L   R E Q U I R E M E N T S | InterWest is committed to
    managing capital for maximum stockholder benefit and maintaining strong protection for depositors and creditors. InterWest manages various capital levels at both the holding company and InterWest Bank level to maintain appropriate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors. InterWest's total stockholders equity was $129.8 million at September 30, 1997, an increase of $18.8 million or 16.9 percent from $111.0 million at September 30, 1996. This increase is due to net income of $20.3 million for fiscal year 1997, a $1.6 million decrease in the net unrealized loss on securities available for sale, the scheduled $312,000 repayment of the Employee Stock Ownership Plan (ESOP) loan and $1.3 million from the exercise of common stock options. These increases are offset by $4.7 million in cash dividends declared during fiscal year 1997.

        During fiscal year 1997 InterWest stockholders received dividends totaling $0.59 per share, a 15.7 percent increase over $0.51 per share received in fiscal year 1996. Book value per share increased to $16.13 at September 30, 1997, from $14.02 at September 30, 1996. Stockholders' equity as a percentage of total assets decreased from 6.48 percent at September 30, 1996, to 6.34 percent at September 30, 1997. This reduction in the capital ratio reflects management's leveraging of the balance sheet to increase net income, net income per share and return on stockholders' equity.

    L I Q U I D I T Y R E S O U R C E S | Liquidity management focuses on the need to meet both short-term funding requirements and InterWest's long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers. Management is structuring the balance sheet to meet these needs. InterWest desires to attract and retain consumer and business customer relationships with a focus on transaction accounts and short-term business and consumer lending. InterWest also uses wholesale funds through advances from the Federal Home Loan Bank of Seattle (FHLB) and the sale of securities under agreements to repurchase to fund asset growth. Other sources of funds for liquidity include loan repayments, loan sales, securities sales and mortgage-backed and related security repayments. Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows are impacted by changes in interest rates.

        InterWest has additional capacity to borrow funds from the FHLB through a pre-approved credit line of 40 percent of consolidated assets. This credit line has a pledge requirement whereby InterWest must maintain unencumbered collateral with a par value at least equal to the outstanding balance. As of September 30, 1997, InterWest has $470.2 million outstanding in advances from the FHLB. InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. At September 30, 1997, InterWest has $259.0 million outstanding in securities sold under agreement to repurchase. These borrowings are collateralized by securities with a market value exceeding the face value of the borrowings. If the market value of the securities were to decline as a result of an increase in interest rates or other factors, InterWest would be required to pledge additional securities or cash as collateral.

        The analysis of liquidity also includes a review of InterWest's consolidated statement of cash flows for fiscal year 1997. The statement of cash flows details InterWest's operating, investing and financing activities during the fiscal year. The most significant item under operating activities was 1997 net income of $20.3 million. Investing activities included proceeds from the sale of securities available for sale of $343.2 million, security maturities totaling $330.9 million and purchases of securities available for sale and securities held to maturity of $606.1 million and $115.0 million, respectively. Investing activities also included $260.9 million in loan originations, net of principal repayments and $75.9 million of proceeds from the sale of loans. Additionally, $43.8 million of mortgage loans were securitized, held for a period of time as securities available for sale and sold during 1997. As such, total proceeds from the sale of loans originated









                                                                          PG 25
    by InterWest were $119.7 million in 1997. During 1997, financing activities included $270.9 million in borrowing proceeds, net of borrowing repayments, a $50.7 million increase in deposits and a total of $4.5 million paid in cash dividends to stockholders.

    M A R K E T   R I S K  | InterWest's results of operations are largely
    dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on InterWest's financial condition and results of operations. InterWest does not currently use derivatives to manage market and interest rate risks.

        Historically, InterWest has had a mismatch between the maturities of its assets and liabilities because its customers have traditionally preferred short-term deposits and long-term loans. InterWest is sensitive to the potential change in interest rates and the resulting impact on net interest income. It has been an objective of management to reduce this sensitivity through the use of adjustable rate assets which enables InterWest to better match the duration of its deposit base with these types of assets. InterWest currently indexes most of its adjustable rate loans to the Federal Cost of Funds Index. However, it is InterWest's goal to increase lending that uses a prime based index to better insulate InterWest against interest rate changes. Prime based lending is preferable due to market acceptance and its conformity with rates offered by other financial institutions. InterWest will continue to use the Federal Cost of Funds Index on single-family lending which has a generous spread to InterWest's cost of funds while at the same time providing reasonable interest rate protection for our borrowers.

        In addition to adjustable rate loans, InterWest uses a number of additional strategies to minimize the impact on net income during significant changes in interest rates. The strategies utilized by InterWest to achieve this goal include: origination of short-term consumer loans; emphasis on intermediate to long-term fixed-rate certificates of deposit; sales of fixed-rate mortgage loans; growth in non-interest bearing checking accounts; purchases of adjustable rate and callable agency securities; and short-term business lending.

        The table on page 27 sets forth the balances of the InterWest's financial instruments at the expected maturity dates as well as the fair value of those financial instruments as of September 30, 1997. The expected maturities take into consideration historical and estimated principal prepayments for loans and securities. Principal prepayments are the amounts of principal reduction, over and above normal amoritization. Fixed-rate loans and mortgage backed securities are expected to have annual prepayment rates between 10 percent and 20 percent. Adjustable rate loans and mortgage backed securities are assumed to have prepayment rates between 25 percent and 35 percent. Expected maturities are also adjusted from contractual maturities with respect to callable securities which are expected to mature at the respective call dates.

        The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rates for non-interest bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts are 14 percent, 20 percent, 33 percent and 20 percent, respectively. The weighted average interest rates for financial instruments presented are actual as of September 30, 1997.

        The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and cash equivalents and accrued interest receivable is a reasonable estimate of the fair value for such financial assets. The fair values of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes. The fair value of fixed-rate loans is based on quoted market rates for similar loans. The fair value for adjustable rate loans is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics adjusted for prepayment estimates. FHLB stock does not have a market and the fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value. The fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of September 30, 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using a discount rate based on the current average rate for deposits of like maturities of other local institutions. The fair value of FHLB advances and securities sold under agreements to repurchase are estimated based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of September 30, 1997. The fair value estimates presented are based on information available as of September 30, 1997.









PG 26

----------------------------------------------------------------------------------------------------------------------------------
M A R K E T    R I S K


----------------------------------------------------------------------------------------------------------------------------------
Year ended September 30,                                                     Expected maturity date
----------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                            1998        1999      2000     2001      2002  Thereafter   Total    Fair Value
----------------------------------------------------------------------------------------------------------------------------------
Financial Assets
    Cash and cash equivalents
        Non-interest bearing                 $ 45,834      $  --     $  --    $  --     $  --     $  --   $ 45,834    $ 45,834
        Weighted average interest rate             --         --        --       --        --        --         --          --
        Interest-bearing deposits in banks    159,564         --        --       --        --        --   $159,564     159,564
        Weighted average interest rate           6.28%        --        --       --        --        --       6.28%         --
Securities available for sale
        Fixed rate                            286,738      8,585     7,530    6,492     5,712    21,663    336,720     336,720
        Weighted average interest rate           6.55       6.23      6.24     6.26      6.27      6.45       6.54          --
        Adjustable rate                        57,317     38,855    26,333   17,718    11,800    22,611    174,634     174,634
        Weighted average interest rate           7.00       7.02      7.02     7.02      7.03      6.82       6.99          --
Securities held to maturity
        Fixed rate                             24,518      3,084     3,132    3,183     6,291    47,832     88,040      85,896
        Weighted average interest rate           6.43       6.17      5.86     5.96      5.96      6.14       6.19          --
        Adjustable rate                         5,711      3,853     2,583    1,720     1,136    16,950     31,953      31,175
        Weighted average interest rate           7.73       7.81      7.81     7.81      7.81      5.89       6.78          --
Loans receivable, net
        Fixed rate                             72,032     64,925    54,068   48,592    41,775   186,247    467,639     478,391
        Weighted average interest rate           8.22       7.93      7.81     7.69      7.80      7.74       8.07          --
        Adjustable rate                       211,631    124,482    96,461   56,860    40,750   109,027    639,211     642,315
        Weighted average interest rate           9.24       9.16      9.26     9.06      9.07      9.12       9.18          --
Loans held for sale                             7,861         --        --       --        --        --      7,861       8,057
Weighted average interest rate                   8.20         --        --       --        --        --       8.20          --
Accrued interest receivable                    12,412         --        --       --        --        --     12,412      12,412
Weighted average interest rate                     --         --        --       --        --        --         --          --
Federal Home Loan Bank (FHLB) stock                --         --        --       --        --    23,566     23,566      23,566
Weighted average interest rate                     --         --        --       --        --      8.00       8.00        8.00
----------------------------------------------------------------------------------------------------------------------------------

Financial Liabilities

Non-interest bearing deposits                   9,269      7,971     6,855    5,895     5,070    31,145     66,205      66,205
Weighted average interest rate                     --         --        --       --        --        --         --          --
Interest-bearing checking accounts             20,660     16,528    13,223   10,578     8,462    33,850    103,301     103,301
Weighted average interest rate                   1.39       1.39      1.39     1.39      1.39      1.39       1.39          --
Money market accounts                          42,243     28,303    18,963   12,705     8,512    17,282    128,008     128,008
Weighted average interest rate                   3.66       3.66      3.66     3.66      3.66      3.66       3.66          --
Savings accounts                               18,937     15,150    12,120    9,696     7,757    31,026     94,686      94,686
Weighted average interest rate                   2.65       2.65      2.65     2.65      2.65      2.65       2.65          --
Certificates of deposit
        Fixed rate                            507,314     92,770   116,409    6,949     7,151     1,188    731,781     733,934
        Weighted average interest rate           5.57       5.79      6.11     5.97      6.10      6.30       5.70          --
        Adjustable rate                        37,247     10,212        --       --        --        --     47,459      47,956
        Weighted average interest rate           5.22       5.30        --       --        --        --       5.24          --
FHLB advances and other borrowings
        Fixed rate                            365,369     71,758     9,873        5         5        74    447,084     446,344
        Weighted average interest rate           5.68       5.59      4.68     7.00      7.00      7.00       5.64          --
        Adjustable rate                        25,000         --        --       --        --        --     25,000      25,060
        Weighted average interest rate           6.27         --        --       --        --        --       6.27          --
Securities sold under agreements
  to repurchase                               135,993         --        --       --   123,000        --    258,993     256,486
Weighted average interest rate                   5.56         --        --       --      5.78        --       5.66          --
----------------------------------------------------------------------------------------------------------------------------------


        While the table presented above helps provide some information about InterWest's interest sensitivity, it does not predict the trends of future earnings. For this reason, InterWest uses financial modeling to forecast earnings under different interest rate projections. While this modeling is helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.








                                                                          PG 27

    A S S E T   Q U A L I T Y  | InterWest's non-performing assets at September
    30, 1997, which consist of non-performing loans and real estate held for sale totaled $11.8 million or 0.58 percent of total assets. This is an increase from $9.2 million or 0.54 percent of total assets at September 30, 1996. InterWest's non-performing assets at September 30, 1995, totaled $6.6 million or 0.45 percent of assets. The increase in real estate held for sale from $6.1 million at year end 1996 to $6.9 million in 1997 was due to foreclosures of $2.1 million, expenditures capitalized to improve real estate of $900,000 and write-downs of real estate properties of $200,000. Total sales of real estate during 1997 totaled $2.0 million, an increase from $1.6 million in 1996. The two most significant properties included in real estate held for sale at year end 1997 include a hotel in Columbia, South Carolina and a land development project in Fountain, Colorado. Non-performing loans increased to $4.9 million in 1997 compared to $3.2 million in 1996 and $2.4 million in 1995. During 1997 the asset quality of InterWest continued to be strong. This is attributable to the strong local economy, stringent underwriting guidelines and internal review processes customized to identify problem loans.


        The chart below summarizes the non-performing assets for the last three fiscal years categorizing them by loans and real estate held for sale.

--------------------------------------------------------------------------------
NON-PERFORMING ASSETS
--------------------------------------------------------------------------------
Year ended September 30,                              1997
--------------------------------------------------------------------------------
Dollars in thousands                                            1996        1995
--------------------------------------------------------------------------------
Loans

Real estate mortgage loans
        Single-family residential                   $ 3,181    $1,965    $   985
        Multi-family residential                        407        --        900
        Commercial                                      484       791        308
Real estate construction                                123        --         --
Commercial loans                                        173       225         71
Agricultural loans                                       78        --         --
Consumer loans                                          411       184        109
--------------------------------------------------------------------------------
        Total non-performing loans                  $ 4,857    $3,165    $ 2,373
================================================================================

Real Estate
Single-family residential                           $ 2,100    $1,025    $   154
Commercial                                            4,845     5,014      4,937
Other                                                    --        14         87
Allowance for losses on real estate held for sale        --        --     (1,000)
--------------------------------------------------------------------------------
        Total                                       $ 6,945    $6,053    $ 4,178
================================================================================
Total non-performing assets                         $11,802    $9,218    $ 6,551
--------------------------------------------------------------------------------
Percent of total assets                                0.58%     0.54%      0.45%
================================================================================


    F O R W A R D   L O O K I N G   S T A T E M E N T S  | In our Annual
    Report, we have included certain "forward looking statements" concerning the future operations of InterWest. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements" contained in our Annual Report. We have used "forward looking statements" to describe the future plans and strategies including our expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include interest rate trends, the general economic climate in Washington State and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.

R E P O R T OF M A N A G E M E N T T O S T O C K H O L D E R S, I N T E R W E S T B A N C O R P, I N C.

    InterWest Bancorp, Inc., is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements included in this annual report have been prepared in accordance with generally accepted accounting principles and, as such, include judgments and estimates of management. InterWest Bancorp, Inc., also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

        Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The internal control system is supported by written policies and procedures and by audits performed by an internal audit staff which reports to the Audit Committee of the Board of Directors. Internal auditors monitor the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee, composed solely of outside directors, provides oversight to the financial reporting process. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. The concept of reasonable assurance is based on the recognition that the costs of such a system should not exceed the benefits to be received. Management believes the system provides an appropriate cost/benefit balance.

        Management assesses InterWest Bancorp, Inc.'s internal control structure over financial reporting. Based on these assessments, management believes that InterWest Bancorp, Inc. maintains an effective internal control system over financial reporting.

    S T E P H E N   M.  W A L D E N                  H.  G L E N N  M O U W

    President and Chief Executive Officer            Executive Vice-President


--------------------------------------------------------------------------------

R E P O R T  OF  E R N S T  &  Y O U N G  L L P,  I N D E P E N D E N T
A U D I T O R S  B O A R D  O F  D I R E C T O R S, I N T E R W E S T


    Board of Direectors, InterWest Bancorp, Inc.

    We have audited the accompanying consolidated statements of financial condition of InterWest Bancorp, Inc., and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of InterWest's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Central Bancorporation and subsidiaries, which statements reflect net income constituting approximately 18.1 percent of the related 1995 consolidated financial statement total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Central Bancorporation and subsidiaries, is based solely on the report of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits, and for 1995 the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterWest Bancorp, Inc., and subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997.

        As described in Note 2 to the Consolidated Financial Statements, InterWest Bancorp, Inc. adopted certain new accounting standards in fiscal year 1997 as required by the Financial Accounting Standards Board.


    S E A T T L E,  W A S H I N G T O N

    October 30, 1997                                /s/ ERNST & YOUNG LLP

C O N S O L I D A T E D S T A T E M E N T S O F F I N A N C I A L C O N D I T I O N


----------------------------------------------------------------------------------------------------------------
September 30,                                                                            1997
----------------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                                     1996
----------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents
       Non-interest bearing                                                           $    45,834    $    36,983
       Interest-bearing deposits in banks                                                 159,564         11,518
Securities available for sale, at fair value                                              511,354        368,123
Securities held to maturity (fair value: 1997--$117,071 and 1996--$230,896)               119,993        237,436
Loans receivable, net                                                                   1,106,850        965,920
Loans held for sale (fair value: 1997--$8,057 and 1996--$10,228)                            7,861         10,051
Accrued interest receivable                                                                12,412         12,576
Real estate held for sale and for development                                              12,414         10,968
Federal Home Loan Bank (FHLB) stock, at cost                                               23,566         19,232
Premises and equipment, net                                                                41,340         34,356
Intangible assets                                                                           3,036          2,869
Other assets                                                                                2,481          2,119
----------------------------------------------------------------------------------------------------------------
Total assets                                                                          $ 2,046,705    $ 1,712,151
================================================================================================================

Liabilities
Non-interest bearing deposits                                                         $    66,205    $    57,580
Interest-bearing deposits                                                               1,105,235      1,063,163
----------------------------------------------------------------------------------------------------------------
Total deposits                                                                          1,171,440      1,120,743

FHLB advances                                                                             470,172        336,839
Securities sold under agreements to repurchase                                            258,993        119,945
Accrued expenses and other liabilities                                                     14,364         19,890
Other borrowings                                                                            1,912          3,713
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                       1,916,881      1,601,130

Stockholders' Equity
Common stock, par value $.20 per share
        Authorized shares 20,000,000
        Issued and outstanding: 1997--8,050,266 shares and 1996--7,918,074 shares           1,614          1,592
Paid-in capital                                                                            20,312         18,995
Retained earnings                                                                         109,512         93,963
Treasury stock                                                                               (289)          (289)
Debt related to employee stock ownership plan (ESOP)                                           --           (312)
Net unrealized loss on securities available for sale, net of tax                           (1,325)        (2,928)
----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                129,824        111,021
----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                            $ 2,046,705    $ 1,712,151
================================================================================================================







See notes to consolidated financial statements.



PG 30

C O N S O L I D A T E D  S T A T E M E N T S  O F  I N C O M E


------------------------------------------------------------------------------------------------
Year ended September 30,                                         1997
------------------------------------------------------------------------------------------------
Dollars in thousands, except per share amounts                                1996        1995
------------------------------------------------------------------------------------------------

Interest Income

Loans receivable and loans held for sale                        $ 92,899   $  82,925    $ 70,803
Securities available for sale                                     31,904      20,758       5,740
Securities held to maturity                                       11,430      14,428      22,426
Other                                                              1,778       2,802       1,295
------------------------------------------------------------------------------------------------
                                                                 138,011     120,913     100,264
Interest Expense

Deposits                                                          51,706      48,166      45,952
FHLB advances and other borrowings                                18,831      17,449      10,402
Securities sold under agreements to repurchase                    10,366       3,193       1,572
------------------------------------------------------------------------------------------------
                                                                  80,903      68,808      57,926

Net interest income before provision for losses on loans          57,108      52,105      42,338
Provision for losses on loans                                      1,000       1,960         720
------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans           56,108      50,145      41,618

Other Operating Income

Gain on sale of loans                                              2,805       1,191         917
Gain on sale of loan servicing                                      --          --         1,831
Service fees                                                       7,667       6,832       3,965
Insurance commissions                                              2,172       2,302       2,221
Gain on sale of securities available for sale                        516         531         287
Gain on sale of real estate held for sale and for development        337         806          16
Other                                                              1,217         891         756
------------------------------------------------------------------------------------------------
                                                                  14,714      12,553       9,993
Other Operating Expense

Compensation and employee benefits                                20,632      19,496      15,139
General and administrative                                        10,088       7,928       6,931
Occupancy                                                          5,199       4,571       3,743
Data processing                                                    2,866       2,021       1,657
FDIC premium assessment                                              395       1,988       2,006
Loss (credit) from real estate write-downs and operations            585        (813)        426
SAIF assessment                                                       --       5,523          --
Special charges                                                       --       3,105          --
------------------------------------------------------------------------------------------------
                                                                  39,765      43,819      29,902

Income before income taxes                                        31,057      18,879      21,709

Income Tax Expense                                                10,758       6,108       7,347
------------------------------------------------------------------------------------------------
Net Income                                                      $ 20,299   $  12,771    $ 14,362
================================================================================================
Net Income Per Share                                            $   2.48   $    1.58    $   1.80
================================================================================================


See notes to consolidated financial statements.










                                                                          PG 31

C O N S O L I D A T E D S T A T E M E N T S O F S T O C K H O L D E R S' E Q U I T Y



-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Net
                                                                                                      Unrealized
                                                                                                     Gain (Loss)
                                                                                                    on Securities
                                                                                            Debt     Available
                                       Common Stock        Paid-In     Retained Treasury   Related   for Sale,
                                  Shares         Amount    Capital     Earnings   Stock    to ESOP   Net of Tax        Total

-------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except share data
-------------------------------------------------------------------------------------------------------------------------------
Balance


October 1, 1994                  7,858,572    $  1,572    $ 18,331    $ 74,093     $--       $--      $  (419)         $ 93,577
Net income                                                              14,362                                           14,362
Dividends,
        $0.37 per share                                                 (2,671)                                          (2,671)
Proceeds from exercise
        of stock options            43,409           9         240                                                          249
Proceeds from sale of
        common stock, net            1,380                      17                                                           17
Unrealized gain
        on securities
        available for sale                                                                              1,207             1,207
Purchase of
        treasury stock             (18,500)                                       (289)                                    (289)
Debt related to ESOP               (55,926)                                                 (712)                          (712)
-------------------------------------------------------------------------------------------------------------------------------

Balance

September 30, 1995               7,828,935       1,581      18,588      85,784    (289)     (712)         788           105,740
Net income                                                              12,771                                           12,771
Dividends,
        $0.51 per share                                                 (4,119)                                          (4,119)
Proceeds from exercise
        of stock options            56,989          11         407                                                          418
Unrealized loss
        on securities
        available for sale                                                                             (3,716)           (3,716)
ESOP loan repayment                 32,150                                                   400                            400
Pooling accounting adjustment                                             (473)                                            (473)
-------------------------------------------------------------------------------------------------------------------------------

Balance

September 30, 1996               7,918,074       1,592      18,995      93,963    (289)     (312)      (2,928)          111,021
Net income                                                              20,299                                           20,299
Dividends,
        $0.59 per share                                                 (4,750)                                          (4,750)

Proceeds from exercise
        of stock options           108,416          22       1,317                                                        1,339
Unrealized gain
        on securities
        available for sale                                                                              1,603             1,603

ESOP loan repayment                 23,776                                                   312                            312
-------------------------------------------------------------------------------------------------------------------------------

Balance

September 30, 1997               8,050,266    $  1,614    $ 20,312    $109,512   $(289)      $--      $(1,325)         $129,824
===============================================================================================================================



See notes to consolidated financial statements.






PG 32

C O N S O L I D A T E D  S T A T E M E N T S  O F  C A S H  F L O W S



----------------------------------------------------------------------------------------------------------------
Year ended September 30,                                                       1997
----------------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                         1996         1995
----------------------------------------------------------------------------------------------------------------
Operating Activities


Net income                                                                   $  20,299    $  12,771    $  14,362
Adjustments to reconcile net income to net
        cash provided by operating activities:
               Depreciation and amortization                                     2,926        2,247        1,886
               Provision for losses on loans                                     1,000        1,960          720
               Provision (benefit) for losses on real estate held for sale         196       (1,000)         250
               Accretion of premiums and discounts, net                          1,217        2,069          856
               Gain on sale of loans and loan servicing                         (2,805)      (1,191)      (2,748)
               Gain on sale of securities available for sale                      (516)        (531)        (287)
               Gain on sale of real estate held for sale and
                      for development                                             (337)        (806)         (16)
               Loan fees deferred, net of amortization                           1,219        1,462          945
               FHLB stock dividends                                             (1,403)      (1,397)        (709)
               Pooling accounting adjustment                                        --         (473)          --
Cash provided (used) by changes in operating assets and liabilities:
               Accrued interest receivable                                         164       (3,232)      (1,929)
               Other assets                                                       (362)       1,043         (204)
               Accrued expenses and other liabilities                           (6,348)      11,645        2,375
----------------------------------------------------------------------------------------------------------------
Balance, net cash provided by operating activities                           $  15,250    $  24,567    $  15,501

Investing Activities
Proceeds from sale of securities available for sale                            343,161      158,513       79,206
Purchases of securities available for sale                                    (606,101)    (262,736)    (179,128)
Proceeds from maturing securities available for sale                           105,830       18,127       11,895
Proceeds from maturing securities held to maturity                             225,080       32,987       17,092
Purchases of securities held to maturity                                      (115,000)    (171,512)     (24,850)
Principal repayments on securities available for sale                           59,561       62,838        2,408
Principal repayments on securities held to maturity                              7,259       21,217       18,864
Proceeds from sale of loans                                                     75,904       72,126       83,028
Net increase in loans receivable                                              (260,925)    (173,933)    (199,169)
Proceeds from sale of loan servicing                                                --           --        1,831
Proceeds from sale of real estate
        held for sale and for development                                        4,040        2,446        1,774
Purchases of premises and equipment                                            (10,772)      (7,248)      (8,059)
Purchases of FHLB stock                                                         (9,331)      (5,825)      (3,764)
Redemption of FHLB stock                                                         6,400        2,500          646
Improvements capitalized to real estate held for sale                           (1,894)      (2,749)      (1,528)
Intangible assets acquired through acquisitions                                     --       (1,530)          --
----------------------------------------------------------------------------------------------------------------
Balance, net cash used by investing activities                               $(176,788)   $(254,779)   $(199,754)
----------------------------------------------------------------------------------------------------------------

Continued on following page



See notes to consolidated financial statements.







                                                                          PG 33

C O N S O L I D A T E D  S T A T E M E N T S  OF  C A S H  F L O W S
(Continued)


-------------------------------------------------------------------------------------------------------------------------
Year ended September 30,                                                                 1997
-------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                                  1996        1995
-------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net increase (decrease) in deposits                                                     22,732       19,882      (10,694)
Net increase in certificates of deposit                                                 27,965       60,551       91,637
Proceeds from FHLB advances, securities sold under agreements
        to repurchase, and other borrowings                                          1,430,899      653,211      531,659
Repayment of FHLB advances, securities sold under agreements
        to repurchase, and other borrowings                                         (1,160,007)    (506,485)    (420,417)
Dividends paid                                                                          (4,493)      (3,666)      (2,606)
Issuance of common stock from exercise of stock options                                  1,339          418          266
Purchase of treasury stock                                                                  --           --         (289)
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                              318,435      223,911      189,556
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   156,897       (6,301)       5,303

Cash and Cash Equivalents
Beginning of year                                                                       48,501       54,802       49,499
-------------------------------------------------------------------------------------------------------------------------
End of year                                                                        $   205,398    $  48,501    $  54,802
=========================================================================================================================

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:
        Interest                                                                   $    31,858    $  23,463    $  20,458
        Income taxes                                                               $     7,864    $   8,048    $   6,042
Noncash transactions:
        Loans receivable transferred to real estate held for sale, net             $     2,274    $   1,695    $     293
        Premises and equipment transferred to real estate held for sale            $     1,179           --           --
        Loans receivable securitized as securities available for sale              $    43,810           --           --
        Transfer of securities from held to maturity to available for sale                  --    $ 210,640           --
        ESOP loan repayment                                                        $       312    $     400           --
-------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.







PG 34

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S



S U M M A R Y  OF  S I G N I F I C A N T  A C C O U N T I N G  P O L I C I E S

1   B A S I S   O F   P R E S E N T A T I O N  | The consolidated financial
    statements include the accounts of InterWest Bancorp, Inc., and its majority and wholly owned subsidiaries (collectively, InterWest). All material intercompany transactions and balances have been eliminated. On July 28, 1995, InterWest Bank (the Bank) reorganized into the holding company form of ownership resulting in InterWest Bancorp, Inc. becoming the sole stockholder of the Bank. In the reorganization, each outstanding share of common stock of the Bank and options to acquire shares of common stock of the Bank were converted to shares or options for shares of InterWest Bancorp, Inc. Under the holding company structure, InterWest Bank is the principal subsidiary.

        On August 31, 1996, InterWest acquired Central Bancorporation (Central) of Wenatchee, Washington, whose principle subsidiary was Central Washington Bank. As the transaction was accounted for as a pooling-of-interests, prior period financial statements have been restated to include the accounts of Central as if the companies were combined for all periods presented.

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that impact amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements and thus actual results could differ from the amounts reported and disclosed herein.

    N A T U R E   OF   B U S I N E S S | InterWest is a Washington corporation
    that provides a wide range of financial services to individuals and businesses throughout western and central Washington. Financial services of InterWest include the traditional banking activities of accepting deposits from the general public and making residential loans, consumer loans and certain types of commercial real estate loans. The merger with Central has provided InterWest with access to the higher growth business segment of commercial banking.

        Investments are available through InterWest Financial Services Inc., and insurance products are provided by InterWest Insurance Agency Inc., subsidiaries of InterWest Bank. Cornerstone Northwest Mortgage Inc., offers a variety of mortgage loan products.

    C A S H   A N D   C A S H   E Q U I V A L E N T S  | For purposes of the
    Consolidated Statements of Cash Flows, InterWest considers all deposits and securities with an original term to maturity of three months or less to be cash equivalents.

    S E C U R I T I E S   A V A I L A B L E   F O R   S A L E   A N D
    S E C U R I T I E S   H E L D   T O   M A T U R I T Y  | Those securities
    that InterWest has the positive intent and ability to hold to maturity are classified as held to maturity and are recorded at cost, net of unamortized discounts or premiums. Discounts are accreted and premiums are amortized using the effective yield method to maturity of the securities. Securities are adjusted to the lower of cost or fair value only when an other than temporary impairment in value occurs.

        Those securities that are not classified as held to maturity are classified as available for sale, and are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The basis of securities subsequently sold is determined by the specific identification method.

    L O A N S   R E C E I V A B L E   A N D   L O A N S   H E L D   F O R
    S A L E | Loans receivable are stated at the principal amount outstanding, net of deferred loan fees, any discounts and the allowance for losses on loans. Mortgage loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

    L O A N   F E E   I N C O M E ,   I N T E R E S T   I N C O M E   O N
    L O A N S   R E C E I V A B L E   A N D   U N E A R N E D
    I N T E R E S T | Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield. Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold. Interest is accrued on loans receivable until the loan is 90 days delinquent or management doubts the collectibility of the loan or the unpaid interest, at which time InterWest establishes a reserve for any accrued interest.

        If management determines the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.






                                                                          PG 35

    A L L O W A N C E   F O R   L O S S E S   O N   L O A N S  | The allowance
    for losses on loans is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

        When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; InterWest has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

        On October 1, 1995, InterWest adopted Statement of Financial Accounting Standards (SFAS) No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." It is applicable to all loans except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, and loans that are measured at fair value or at the lower of cost or fair value. InterWest considers all single-family residential (including construction) and consumer loans to be smaller balance homogenous loans. A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Generally, InterWest evaluates a loan for impairment in accordance with SFAS No. 114 when it is placed on nonaccrual status or if a loan is internally risk rated as substandard or doubtful. The detailed analysis includes techniques to estimate the fair value of the loan collateral and the existence of potential alternative sources of repayment.

        A provision for losses on loans, which is a charge against income, is added to the allowance for losses on loans based on quarterly assessments of the loan portfolio. While management has attributed the allowance for losses on loans to various loan portfolio segments, the allowance is general in nature and is available for the loan portfolio in its entirety.

        Commercial loans are considered by InterWest to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of real estate.

        The ultimate recovery of all loans is susceptible to future market factors beyond InterWest's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

    R E A L   E S T A T E   H E L D   F O R   S A L E   A N D   R E A L
    E S T A T E   H E L D   F O R   D E V E L O P M E N T  | Real estate
    held for sale and real estate held for development (collectively, real estate) includes properties acquired through foreclosure, property acquired with the intention of holding for development, and investments in real estate joint ventures. These properties are initially recorded at the lower of cost or fair value and are subsequently evaluated to determine that the carrying value does not exceed the fair value of the property. Development costs including materials and labor are capitalized on properties being developed. Losses that result from ongoing periodic valuation of these properties are charged to operations in the period in which they are identified and are included in loss from real estate write-downs and operations in the consolidated statements of income. The amounts InterWest will ultimately recover from real estate held for sale and held for development may differ substantially from the carrying value of the assets because of future market factors beyond InterWest's control or because of changes in InterWest's strategy for sale or development of the property.







PG 36

    P R E M I S E S   A N D   E Q U I P M E N T  | Premises and equipment are
    stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over estimated useful lives of forty years for bank buildings and five to twenty years for furniture and equipment.

    I N T A N G I B L E   A S S E T S  | Intangible assets arising from certain
    branch and other acquisitions represent the excess of the purchase price over fair value of net assets acquired. These assets are amortized on the straight-line method over ten to fifteen years. InterWest periodically evaluates intangible assets for impairment. The level of intangible assets at September 30, 1997, was supported by the value attributed to the operations acquired.

    I N C O M E   T A X E S | InterWest accounts for income taxes on the
    liability method. Under the liability method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in InterWest's income tax returns. The deferred tax provision for the year is equal to the net change in the deferred tax asset and liability accounts from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    N E T I N C O M E P E R S H A R E | Net income per share is computed based on the weighted average number of common and dilutive common equivalent shares outstanding using the treasury stock method. Common stock equivalents include shares issuable upon exercise of the stock options. Net income per share for the years ended September 30, 1997, 1996, and 1995 was calculated on the basis of 8,196,600, 8,064,344, and 7,971,909 weighted average shares outstanding, respectively.

        Unallocated shares relating to the Debt Leveraged Money Purchase Employee Stock Ownership Plan debt obligation are deducted in the calculation of the weighted average shares outstanding.

    S T O C K   O P T I O N S   | InterWest employee stock options are
    accounted for under Accounting Principle Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Stock options are granted at exercise prices not less than the fair market value of common stock on the date of grant. Under APB No. 25, no compensation expense is recognized pursuant to InterWest's stock option plans.

    R E C L A S S I F I C A T I O N S | Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform to 1997 presentation. The effects of the reclassifications are not considered material.


2   A C O U N T I N G   C H A N G E S

    InterWest adopted the following accounting pronouncements during the year ended September 30, 1997.

        Effective October 1, 1996, InterWest adopted Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" which requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes indicate that the carrying amount of an asset is not recoverable. Such assets are assessed quarterly for other-than-temporary impairment. Impairment is measured based on the present value of expected cash flows for the asset and its eventual disposition. The adoption of this statement had no material impact on InterWest's financial condition or results of operations.

        Effective October 1, 1996 InterWest adopted SFAS No.122 "Accounting for Mortgage Servicing Rights" which requires that mortgage servicing rights be capitalized when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. SFAS No. 122 also requires an enterprise, on a periodic basis, to assess the capitalized mortgage servicing rights for impairment based on the fair value of those rights. InterWest evaluates mortgage servicing rights for impairment on a quarterly basis using a valuation model which incorporates estimated future servicing income, discount rates, prepayment speeds and default rates. Mortgage servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of








                                                                          PG 37
    estimated net servicing income not to exceed 15 years. The adoption of SFAS No. 122 did not have a material impact on InterWest's financial condition or results of operations. This statement was only effective during the period October 1, 1996 through December 31, 1996 as SFAS No. 122 was superseded effective January 1, 1997 by SFAS No. 125.

        Effective January 1, 1997 InterWest adopted SFAS No. 125 "Accounting for Transfers and Servicing of Assets and Extinguishments of Liabilities" which supersedes SFAS No. 122. This statement requires that accounting and reporting standards for the transfer of and servicing of financial assets and extinguishments of liabilities be based on consistent application of financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, InterWest recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Provisions of SFAS No. 125 that deal with securities lending, repurchase and dollar repurchase agreements and the recognition of collateral will not be adopted until January 1, 1998. The adoption of delayed provision of SFAS No. 125 is not expected to have a material impact on InterWest's financial condition or results of operations. The adoption of SFAS No. 125 did not have a material effect on InterWest's financial condition or results of operations.

        Effective October 1, 1997 InterWest adopted SFAS No. 123, "Accounting for Stock-based Compensation." This statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. As permitted by this statement, InterWest continues to follow the rules to measure compensation as outlined in APB No. 25, but InterWest is now required to disclose pro forma amounts of net income and earnings per share that would have been reported under the fair value recognition provisions of SFAS No. 123. The adoption of SFAS No. 123 had no material impact on the results of operations or financial condition of InterWest.

        The Financial Accounting Standards Board (FASB) has issued statements of financial accounting standards which will modify the current method of accounting utilized by InterWest.

        In February, 1997, the FASB issued SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing earnings per share and makes them comparable to international earnings per share standards. It requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted.

        In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and disclosure of comprehensive income and its components. Comprehensive income is defined as the change in equity during a period. Comprehensive income includes net income and other comprehensive income which refers to unrealized gains and losses that under generally accepted accounting principles are excluded from net income. Under this statement, InterWest will include a comprehensive income statement that is presented as a financial statement. For InterWest, adoption of this statement is required in fiscal year 1999.

        In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards and requirements for public enterprises regarding information about operating segments in annual financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments are components of an enterprise that are evaluated regularly by the chief executive officer in deciding how to allocate resources and in assessing performance. For InterWest, adoption of this statement is required in fiscal year 1999.

        The adoption of these statements will impact the disclosures in InterWest's financial statements, however, management does not believe that adoption of these statements will have a material impact on InterWest's financial condition or results of operations.






PG 38

3   S E C U R I T I E S   A V A I L A B L E   F O R   S A L E

    InterWest's securities available for sale consists of investment securities and mortgage-backed and related securities. Securities available for sale are recorded at estimated fair value and totaled $511,354,000 and $368,123,000 at September 30, 1997 and 1996, respectively.

        The amortized cost and estimated fair values of investment securities available for sale by contractual maturity are summarized as follows.


-----------------------------------------------------------------------------------------------------------------
                                                                              Gross        Gross        Estimated
                                                               Amortized    Unrealized   Unrealized       Fair
Dollars in thousands                                              Cost         Gains       Losses         Value
-----------------------------------------------------------------------------------------------------------------
September 30, 1997
        U.S. Government agencies and corporations:
               Due after one through five years                 $261,883       $104       $    263       $261,724
               Due after five through ten years                    9,968         --             31          9,937
-----------------------------------------------------------------------------------------------------------------
                                                                 271,851        104            294        271,661
-----------------------------------------------------------------------------------------------------------------
        Obligations of states and political subdivisions:
               Due in one year or less                               510          2             --            512
               Due after one through five years                       65         --             --             65
               Due after ten years                                   100          4             --            104
-----------------------------------------------------------------------------------------------------------------
                                                                     675          6             --            681
-----------------------------------------------------------------------------------------------------------------
                                                                $272,526       $110       $    294       $272,342
=================================================================================================================

September 30, 1996
        U.S. Treasury                                           $ 16,064       $ 14       $     26       $ 16,052
        U.S. Government agencies and corporations                  5,000          3              4          4,999
        Obligations of states and political subdivisions           5,111         26             22          5,115
=================================================================================================================
                                                                $ 26,175       $ 43       $     52       $ 26,166
=================================================================================================================











                                                                          PG 39

        The amortized cost and estimated fair value of mortgage-backed and related securities available for sale by contractual maturity are summarized as follows:


----------------------------------------------------------------------------------=----------------------------
                                                                           Gross           Gross      Estimated
                                                            Amortized    Unrealized      Unrealized      Fair
Dollars in thousands                                           Cost         Gains          Losses        Value
----------------------------------------------------------------------------------=----------------------------
September 30, 1997

        U.S. Government agencies and corporations:
               Due after one through five years             $    458          $--            $--       $    458
               Due after five through ten years                  285           --              3            282
               Due after ten years                           103,434          126            253        103,307
----------------------------------------------------------------------------------=----------------------------
                                                             104,177          126            256        104,047
        Small Business Association (SBA) securities:
               Due after five through ten years               11,681           37             35         11,683
               Due after ten years                            49,530          374            427         49,477
----------------------------------------------------------------------------------=----------------------------
                                                              61,211          411            462         61,160
        Other securities:
               Due after five years through ten years          3,218           28              1          3,245
               Due after ten years                            72,261           15          1,716         70,560
----------------------------------------------------------------------------------=----------------------------
                                                              75,479           43          1,717         73,805
----------------------------------------------------------------------------------=----------------------------
                                                            $240,867       $  580       $  2,435       $239,012
===============================================================================================================

September 30, 1996
        U.S. Government agencies and corporations           $ 73,581       $    6       $    736       $ 72,851
        SBA securities                                        71,055          457            475         71,037
        Other securities                                     201,813           83          3,827        198,069
----------------------------------------------------------------------------------=----------------------------
                                                            $346,449       $  546       $  5,038       $341,957
===============================================================================================================




        Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $343,161,000, $158,513,000, and $79,206,000, respectively.
    InterWest realized gains of $1,045,000, $1,116,000, and $374,000 and losses of $529,000, $585,000, and $87,000 on those sales during 1997, 1996 and
    1995, respectively.

        During October, 1995, FASB issued a report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" that allowed companies a one-time reassessment and related reclassification from the held to maturity portfolio to the available for sale portfolio without adverse accounting consequences for the remainder of the held to maturity portfolio. During December, 1995, InterWest elected to take advantage of this opportunity and reclassified $198,523,000 of its securities held to maturity into the available for sale portfolio. This transfer allowed InterWest to sell $89,400,000 of securities previously classified as held to maturity at a net gain of $211,000.








PG 40

4   S E C U R I T I E S   H E L D   T O  M A T U R I T Y

    InterWest's securities held to maturity consists of investment securities and mortgage-backed and related securities. Securities held to maturity are recorded at amortized cost and totaled $119,993,000 and $237,436,000 at September 30, 1997 and 1996, respectively.



        The amortized cost and estimated fair value of investment securities held to maturity by contractual maturity are summarized as follows:


-----------------------------------------------------------------------------------------------------------------
                                                                             Gross         Gross        Estimated
                                                                Amortized  Unrealized   Unrealized        Fair
Dollars in thousands                                               Cost       Gains       Losses          Value
-----------------------------------------------------------------------------------------------------------------
September 30, 1997
        U.S. Treasury:
               Due in one year or less                          $    300       $--            $--       $    300
        U.S. Government agencies and corporations:
               Due after one through five years                   20,000        19             --         20,019
        Obligations of states and political subdivisions:
               Due in one year or less                               936                        1            935
               Due after one through five years                    2,562        18              1          2,579
               Due after five through ten years                      208         2              1            209
-----------------------------------------------------------------------------------------------------------------
                                                                   3,706        20              3          3,723
-----------------------------------------------------------------------------------------------------------------
                                                                $ 24,006       $39       $      3       $ 24,042
=================================================================================================================

September 30,1996
        U.S. Government agencies and corporations               $130,304       $11       $      6       $130,309
        Obligations of states and political subdivisions           3,802        20             14          3,808
-----------------------------------------------------------------------------------------------------------------
                                                                $134,106       $31       $     20       $134,117
=================================================================================================================


        The amortized cost and estimated fair value of mortgage-backed and related securities held to maturity, by contractual maturity are summarized as follows:

-----------------------------------------------------------------------------------------------------------
                                                                        Gross        Gross        Estimated
                                                        Amortized     Unrealized   Unrealized       Fair
Dollars in thousands                                       Cost          Gains       Losses         Value
-----------------------------------------------------------------------------------------------------------
September 30, 1997
        U.S. Government agencies and corporations:
               Due after one through five years          $     93          $--       $     2       $    91
               Due after ten years                         29,345           46           309        29,082
-----------------------------------------------------------------------------------------------------------
                                                           29,438           46           311        29,173
-----------------------------------------------------------------------------------------------------------
        Other securities:
               Due after ten years                         66,549           29         2,722        63,856
-----------------------------------------------------------------------------------------------------------
                                                         $ 95,987       $   75       $ 3,033       $93,029
===========================================================================================================

September 30, 1996
        U.S. Government agencies and corporations        $ 16,513          $--       $   778       $15,735
        Other securities                                   86,817           17         5,790        81,044
-----------------------------------------------------------------------------------------------------------
                                                         $103,330       $   17       $ 6,568       $96,779
===========================================================================================================









                                                                          PG 41

        At September 30, 1997, InterWest had $53,609,000 of securities classified as high-risk securities according to Federal Financial Institutions Examination Council's supervisory guidance for analyzing and classifying mortgage derivative products. The market value of those securities was $50,653,000 and the weighted average yield was 6.02 percent.


5.  L O A N S   R E C E I V A B L E ,   N E T   A N D   L O A N S   H E L D
    F O R   S A L E

    Loans receivable, net and loans held for sale (originated principally in Washington) consisted of the following at September 30:


--------------------------------------------------------------------------------
                                                  1997
--------------------------------------------------------------------------------
Dollars in thousands                                                1996
--------------------------------------------------------------------------------
Real estate mortgage loans
        Single-family residential              $  681,012       $  613,220
        Multi-family residential                   54,674           52,683
        Commercial                                165,591          146,115
Real estate construction                          197,445          151,194
Consumer loans                                     63,133           54,109
Commercial loans                                   28,729           23,580
Agricultural loans                                 29,549           12,873
--------------------------------------------------------------------------------
        Total                                  $1,220,133       $1,053,774
--------------------------------------------------------------------------------
Less:
        Undisbursed loan proceeds                  86,677           60,187
        Allowance for losses on loans               8,667            8,074
        Deferred loan fees and discounts           10,078            9,542
--------------------------------------------------------------------------------
                                               $1,114,711       $  975,971
================================================================================


        InterWest serviced loans, owned in whole or in part by others, of $301,919,000, $249,251,000, and $242,425,000 at September 30, 1997, 1996,
    and 1995 respectively.

        At September 30, 1997, InterWest had $209,870,000 in real estate loan commitments outstanding. Other loan commitments, which includes business and consumer credit lines, totaled $42,313,000 as of September 30, 1997.

        Non-accrual loans totaled $4,857,000 and $3,165,000 at September 30, 1997 and 1996, respectively. If interest on these loans had been recognized, such income would have been $354,000 and $150,000 for the years ended September 30, 1997 and 1996, respectively.

        InterWest originates loans primarily in the state of Washington. Although InterWest has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the local economy.

        InterWest originates both fixed and adjustable interest rate loans. At September 30, 1997, the composition of these loans was as follows:

--------------------------------------------------------------------------------------------------------
F I X E D   R A T E                                      A D J U S T A B L E   R A T E
--------------------------------------------------------------------------------------------------------
Term to Maturity                    Book Value           Term to Rate Adjustment              Book Value
--------------------------------------------------------------------------------------------------------
Dollars in thousands                                     Dollars in thousands
--------------------------------------------------------------------------------------------------------
Less than one year                  $   15,486           Less than one year                   $  604,712
--------------------------------------------------------------------------------------------------------
One to five years                       71,193           One to five years                       103,564
--------------------------------------------------------------------------------------------------------
Over five years                        420,028           Over five years                           5,150
--------------------------------------------------------------------------------------------------------
     Total                          $  506,707           Total                                $  713,426
========================================================================================================







PG 42

        The adjustable rate loans have interest rate adjustment limitations and are generally indexed to InterWest's internal cost of funds, Federal Cost of Funds Index, One Year Constant Maturity Index or the 11th District Cost of Funds. Future market factors may affect the correlation of the interest rate adjustment with the rates InterWest pays on the short-term deposits that primarily have been utilized to fund these loans.

6   A L L O W A N C E  F O R  L O S S E S  O N  L O A N S

    The activity in the allowance for losses on loans for the year ended September 30 is summarized as follows:

--------------------------------------------------------------------------------
                                         1997
--------------------------------------------------------------------------------
Dollars in thousands                                    1996            1995
--------------------------------------------------------------------------------
Balance, beginning of year              $ 8,074        $ 6,078        $ 5,663
        Provision for losses on loans     1,000          1,060            720
        Provision pursuant to acquisition    --            900             --
        Recoveries                          355            396            300
        Charge-offs                        (762)          (360)          (605)
--------------------------------------------------------------------------------
Balance, end of year                    $ 8,667        $ 8,074        $ 6,078
================================================================================


        The following is a summary of loans considered to be impaired in accordance with SFAS No. 114 and the related interest income as of and for the year ended September 30:

--------------------------------------------------------------------------------
                                                           1997
Dollars in thousands                                                       1996
--------------------------------------------------------------------------------
Recorded investment in impaired loans                      $2,998         $5,059

Average recorded investment in impaired loans              $3,508         $5,485
Interest income recognized on impaired loans               $  308         $  444
================================================================================

        All impaired loans were evaluated for impairment based on the fair value of the collateral as all impaired loans are collateral dependent. Total allocated reserves for impaired loans were $36,000 and $52,000 as of September 30, 1997 and 1996, respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.

7   R E A L   E S T A T E   H E L D   F O R   S A L E   A N D   F O R
    D E V E L O P M E N T

    Real estate held for sale and for development at September 30 is summarized as follows:


--------------------------------------------------------------------------------
                                                           1997
--------------------------------------------------------------------------------
Dollars in thousands                                                       1996
--------------------------------------------------------------------------------
Real estate owned acquired through foreclosure            $ 6,945        $ 6,053
Real estate held for development                            5,469          4,915
--------------------------------------------------------------------------------
                                                          $12,414        $10,968
================================================================================





                                                                          PG 43

8   P R E M I S E S   A N D   E Q U I P M E N T ,   N E T

    Premises and equipment consisted of the following at September 30:

--------------------------------------------------------------------------------
                                                     1997
--------------------------------------------------------------------------------
Dollars in thousands                                                     1996
--------------------------------------------------------------------------------
Buildings                                          $ 29,409            $ 25,558
Furniture and equipment                              19,739              15,389
--------------------------------------------------------------------------------
                                                     49,148              40,947
Less accumulated depreciation                       (16,113)            (14,461)
--------------------------------------------------------------------------------
                                                     33,035              26,486
Land                                                  8,305               7,870
--------------------------------------------------------------------------------
                                                   $ 41,340            $ 34,356
================================================================================

        Depreciation expense for 1997, 1996 and 1995 was $2,594,000, $2,070,000 and $1,711,000, respectively.

9   D E P O S I T S

    Deposits consisted of the following at September 30:

------------------------------------------------------------------------------------------------
                                                 Weighted Average
                                                 Interest Rate at
Dollars in thousands                            September 30, 1997       1997            1996
------------------------------------------------------------------------------------------------
Non-interest bearing deposits                            --          $   66,205       $   57,580
Interest-bearing checking accounts                     1.39%            103,301           99,272
Money market accounts                                  3.66             128,008          112,614
Savings accounts                                       2.65              94,686          100,002
------------------------------------------------------------------------------------------------
                                                       2.20             392,200          369,468
------------------------------------------------------------------------------------------------

Certificates:
        Due within one year                                             544,561          551,237
        After one year but within two years                             102,982          134,464
        After two years but within three years                          116,409           44,295
        After three years but within four years                           6,949           12,115
        After four years but within five years                            7,151            6,999
        After five years                                                  1,188            2,165
------------------------------------------------------------------------------------------------
Total certificates                                     5.67             779,240          751,275
------------------------------------------------------------------------------------------------
Total deposits                                         4.51%         $1,171,440       $1,120,743
================================================================================================


        Deposits at September 30, 1997 and 1996, include $86,205,000 and $71,390,000, respectively, in public fund deposits. FNMA Participation Certificates and municipal bonds with a book value of $9,985,000 and $8,966,000 were pledged as collateral on these deposits at September 30, 1997 and 1996, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

        Certificates greater than or equal to $100,000 included in the above amounts totaled $293,185,000 and $201,734,000 at September 30, 1997 and 1996, respectively.






PG 44

--------------------------------------------------------------------------------

        Deposit interest expense by account type for the year ended September 30 was as follows:


----------------------------------------------------------------------------------------
                                                      1997
----------------------------------------------------------------------------------------
Dollars in thousands                                                1996           1995
----------------------------------------------------------------------------------------
Other certificates                                   $28,500       $29,096       $26,755
Certificates greater than or equal to $100,000        15,288        10,790        10,492
Money market accounts                                  4,201         3,854         3,398
Savings accounts                                       2,340         2,559         3,276
Checking accounts                                      1,377         1,867         2,031
----------------------------------------------------------------------------------------
                                                     $51,706       $48,166       $45,952
========================================================================================


10  F E D E R A L  H O M E  L O A N   B A N K  A D V A N C E S

    At September 30, FHLB advances were scheduled to mature as follows:


-------------------------------------------------------------------------------------------------
                                      1997
-------------------------------------------------------------------------------------------------
                                                                              1996
-------------------------------------------------------------------------------------------------
Dollars in thousands         Amount         Interest Rates          Amount          Interest Rates
-------------------------------------------------------------------------------------------------
Within one year             $388,551         4.36%--6.40%          $250,250          4.56%--5.95%
One to two years              71,753         5.36%--5.62%            49,802          4.36%--6.27%
Two to three years             9,868                4.68%            22,753          5.36%--5.53%
Three to four years                                                  14,034                 4.68%
-------------------------------------------------------------------------------------------------
        Total               $470,172                  --           $336,839                   --
=================================================================================================

        As provided for in the Advances, Security, and Deposit Agreement with the FHLB, advances are collateralized by FHLB stock owned by the Bank, deposits with the FHLB and certain mortgages or deeds of trust securing such properties. As a member of the FHLB of Seattle, the Bank currently has a credit line of 40 percent of the total assets of the Bank, subject to collateralization requirements. As of September 30, 1997, the minimum book value of eligible collateral pledged for these borrowings was $564,206,000.

        The maximum and average outstanding and weighted average interest rates on advances from the FHLB were as follows during the year ended September 30:


--------------------------------------------------------------------------------
                                                  1997
--------------------------------------------------------------------------------
Dollars in thousands                                                    1996
--------------------------------------------------------------------------------
Maximum outstanding at any month end            $   470,172         $   378,499
Average outstanding                             $   332,682         $   310,897
Weighted average interest rates:
        Annual                                         5.64%               5.52%
        End of year                                    5.68%               5.50%
================================================================================








                                                                          PG 45

11  S E C U R I T I E S  S O L D   U N D E R  A G R E E M E N T S  T O
    R E P U R C H A S E

    InterWest has sold certain securities of the U.S. Government and its agencies and other approved investments under agreements to repurchase to a broker/dealer. The securities underlying the agreements are delivered directly to the broker who arranged the transaction. The dealer may loan such securities to other parties in the normal course of operations. The carrying value of the securities sold was $270,468,000 with a fair value of $270,400,000 at September 30, 1997.

        At September 30, securities sold under agreements to repurchase were scheduled to mature as follows:


----------------------------------------------------------------------------------------------
                                   1997
----------------------------------------------------------------------------------------------
                                                                          1996
----------------------------------------------------------------------------------------------
Dollars in thousands       Amount       Interest Rates              Amount      Interest Rates
----------------------------------------------------------------------------------------------
Within 30 days          $   96,883        5.03%--5.63%            $   6,135      5.03%--5.40%
30 to 90 days                   --                 --                74,700      5.44%--5.54%
Over 90 days               162,110        5.42%--6.43%               39,110             5.42%
----------------------------------------------------------------------------------------------
  Total                 $  258,993                 --             $ 119,945                --
==============================================================================================


        The maximum and average outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the year ended September 30:


--------------------------------------------------------------------------------
                                                   1997
--------------------------------------------------------------------------------
Dollars in thousands                                                     1996
--------------------------------------------------------------------------------
Maximum outstanding at any month end            $   258,993         $   119,945
Average outstanding                             $   183,246         $    56,285
Weighted average interest rates
               Annual                                  5.66%               5.67%
               End of year                             5.66%               5.45%
================================================================================

12  S A I F   A S S E S S M E N T

    The deposits of InterWest Bank are insured through the Savings Association Insurance Fund (SAIF). Because the SAIF was undercapitalized, a one-time special assessment of 0.657 percent of SAIF deposits was enacted into law. The special assessment was calculated based on March 31, 1995 SAIF deposits and resulted in a $5,523,000 expense to InterWest Bank for the year ended September 30, 1996. Under the new law SAIF premiums have been lowered to .064 percent of deposits.













PG 46

13  S P E C I A L   C H A R G E S

    Primarily in connection with the Central merger, InterWest incurred special charges totaling $3,105,000 for the year ended September 30, 1996. These charges primarily represent the data processing conversion, including write-off of Central data processing equipment, deferred compensation, severance pay agreements, and professional service fees. Branch network integration and consolidation, including the consolidation of overlapping branches and the consolidation of administrative services, occurred during September, 1996.


14  I N C O M E   T A X E S

    A reconciliation of the income tax expense based on the statutory corporate tax rate on pre-tax income and the expense shown in the accompanying consolidated statements of income for the year ended September 30 is as follows:


------------------------------------------------------------------------------------
                                               1997
------------------------------------------------------------------------------------
Dollars in thousands                                            1996          1995
------------------------------------------------------------------------------------
Federal income taxes at statutory rates       $ 10,870        $ 6,607        $ 7,598
Tax effect of:
        Tax exempt interest                        (81)           (93)           (82)
        Other, net                                 (31)          (406)          (169)
------------------------------------------------------------------------------------
                                              $ 10,758        $ 6,108        $ 7,347
====================================================================================
Current tax expense                             12,242          5,817          5,499
Deferred tax expense (benefit)                  (1,484)           291          1,848
------------------------------------------------------------------------------------
                                              $ 10,758        $ 6,108        $ 7,347
====================================================================================

        Deferred income taxes are provided for temporary differences in the reporting of income for financial statement and income tax purposes. Deferred income tax expense (benefit) results primarily from the following temporary differences for the year ended September 30:


--------------------------------------------------------------------------------------
                                                    1997
--------------------------------------------------------------------------------------
Dollars in thousands                                              1996          1995
--------------------------------------------------------------------------------------
Loan fees                                          $   (88)       $ 199        $ 1,404
FHLB stock dividends                                (1,026)        (589)           242
Allowance for losses on loans                          623          (99)            40
Deferred compensation                                   35          174            (26)
FDIC premiums                                         (124)          11            165
Other, net                                            (904)         595             23
--------------------------------------------------------------------------------------
        Total deferred tax expense (benefit)       $(1,484)       $ 291        $ 1,848
======================================================================================










                                                                          PG 47

        Tax effects of temporary differences that give rise to elements of deferred tax assets (liabilities) consisted of the following at September 30:

-------------------------------------------------------------------------------------
                                                                1997
-------------------------------------------------------------------------------------
Dollars in thousands                                                           1996
-------------------------------------------------------------------------------------
Deferred tax asset:
        Allowance for losses on loans                          $   840        $ 1,463
        Unrealized loss on securities available for sale           713          1,577
        Other                                                      969            816
-------------------------------------------------------------------------------------
                                                                 2,522          3,856
Deferred tax liability:
        Loan fees                                               (1,758)        (1,846)
        FHLB stock dividends                                      (242)        (1,268)
        Depreciation                                            (1,410)        (1,353)
        Other                                                     (460)        (1,366)
-------------------------------------------------------------------------------------
                                                                (3,870)        (5,833)
-------------------------------------------------------------------------------------
        Net deferred tax liability                             $(1,348)       $(1,977)
=====================================================================================

        The tax effect of the change in the unrealized loss on securities available for sale was a $864,000 increase and a $2,001,000 decrease in the deferred tax liability during the years ended September 30, 1997 and 1996, respectively.

        InterWest Bank is qualified under a provision of the Internal Revenue Code to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction or based on the experience method. The percentage bad debt deduction available was 8 percent for the years ended September 1997, 1996 and 1995.

        InterWest Bank is required to maintain 60 percent in qualifying assets in order to use the percentage of taxable income method, and to avoid recapture of all or a portion of its existing tax basis bad debt reserves. The cumulative amount of bad debt deductions constitutes a restriction of InterWest's retained earnings. If any portion of this amount is subsequently used for purposes other than to absorb loan losses, the amount will be subject to federal income taxes at the then prevailing corporate tax rate. It is not contemplated that such retained earnings will be used in any manner that would create a federal income tax liability and, therefore, no provision has been made for possible federal income taxes. The cumulative amount of bad debt deductions at September 30, 1997 and 1996, totaled $17,400,000 and $16,170,000 respectively. Current taxes payable were $1,336,000 at September 30, 1997. Current taxes receivable were $2,910,000 at September 30, 1996.

15  E M P L O Y E E   B E N E F I T S

    R E T I R E M E N T   A N D   S A V I N G S   P L A N S | InterWest has a
    salary deferral 401(k) plan and a debt leveraged money purchase employee stock ownership plan (ESOP) for employees. Employees who are at least 21 years of age and have completed one year (at least 1,000 hours) of service are eligible to participate in the plans.

        The ESOP is a noncontributory stock ownership plan. InterWest makes an annual contribution to the plan of 5 percent of all the participants' compensation. On October 31, 1994, the ESOP signed a promissory note from an unrelated third party which provided $912,000 for the purpose of acquiring common stock of InterWest.

        The outstanding obligation of $312,000 at September 30, 1996 is included in other borrowings in the accompanying Consolidated Statements of Financial Condition, with a corresponding reduction of stockholders' equity. The obligation was paid in full during the year ended September 30, 1997. Interest on the loan was computed at prime rate or, at the ESOP's election, at one-month LIBOR adjusted for InterWest's federal reserve percentage and taxes, plus 2 percent. At September 30, 1996, the rate applicable to this loan was 7.50 percent. Interest paid was $8,000, $30,000, and $38,000 for the years ended September 30, 1997, 1996, and 1995, respectively. The obligation is reduced, and stockholders' equity increased, by the amount of any principal











PG 48
    reduction of the debt by the ESOP. Dividends paid on unallocated shares of stock may be used to make payments on the loan. Accordingly, $35,000, $34,000, and $6,000 of dividends were applied toward loan payments during the years ended September 30, 1997, 1996, and 1995, respectively. The compensation of the leverage shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares. Shares are released as the principal of the loan is paid down. ESOP shares during the years ended September 30, were as follows:


--------------------------------------------------------------------------------
                                               1997
--------------------------------------------------------------------------------
                                                            1996         1995
--------------------------------------------------------------------------------
Leveraged shares, beginning of year           23,776       55,926       72,000
Shares released for allocation                23,776       32,150       16,074
--------------------------------------------------------------------------------
        Unallocated shares, end of year         --         23,776       55,926
================================================================================


        The fair value of unallocated shares was $701,392 at September 30, 1996.

        The salary deferral 401(k) plan is a defined contribution plan. The employees can contribute to their deferred contribution accounts on a pre-tax basis the maximum limit under the law. InterWest matches 100 percent of the first 3 percent of salary deferred by each participant.

        Expenses of these plans were $718,000, $724,000 and $658,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

     P E R F O R M A N C E   B O N U S  | A performance bonus plan is in effect
    for certain officers of InterWest and is designated to compensate for performance. Approximately half of the performance bonus is based on quantifiable data, such as return on equity and the level of operating expenses.

        Contributions to the plan are based upon a percentage of the employee's compensation and achievement of performance goals. Contributions to the plan were $514,000, $472,000, and $708,000, for the years ended September 30, 1997, 1996, and 1995, respectively.

    S T O C K   O P T I O N   P L A N S  | InterWest had a qualified stock
    option plan which provided for the awarding of stock options to certain officers and employees of InterWest at the discretion of the Board of Directors. The term of the stock options granted was between four years and ten years from the granting. This plan expired during 1993, however, there are exercisable options outstanding under the plan at September 30, 1997.

        During January 1993, the stockholders approved the addition of a qualified employee stock option plan (1993 incentive plan) and a non-qualified director stock option plan (1993 non-incentive plan). The awarding of stock options to certain employees at InterWest is at the discretion of the Board of Directors. The term of the options granted is ten years. Substantially all of the options granted under the employees' stock option plan vest over a five-year period. Under the 1993 non-qualified director stock option plan, each director was granted 2,875 options with a term of 10 years. These options were 100 percent vested at the date of the grant. This plan expired during 1997.

        In January, 1997, stockholders approved the non-qualified 1996 Outside Directors Stock Options-For-Fees Plan (the "1996 Director Plan"). Under the 1996 Director Plan, nonemployee directors may elect to receive stock options in lieu of fees otherwise due for board services and may exercise those options after one year. Each option granted under the 1996 Director Plan has a five-year term.

        Central Bancorporation had stock option plans which have been assumed by InterWest. The number of shares and option prices have been appropriately adjusted to reflect the common stock exchange ratio. In 1986, Central adopted an Incentive Stock Option Plan for officers and key employees. In 1992, the stockholders of Central approved the 1992 Stock Option Plan, reserving shares of common stock for the granting of options to key employees. In 1994, the Central Director Stock Option Plan was approved, which reserved shares of common stock for the granting of options to directors. All outstanding Central stock options immediately became 100 percent vested and exercisable upon the consummation of the merger between InterWest and Central.

          The exercise price of all options granted under these plans is equal to the fair value of the common stock





                                                                          PG 49
    on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding and currently exercisable reflect the dilutive effect of the stock splits.

        Information with respect to options granted under all stock option plans is as follows:


--------------------------------------------------------------------------------------------------------------
                                                         Average      Currently      Options        Options
                                       Authorized    Exercise Price   Exercised     Outstanding   Exercisable
--------------------------------------------------------------------------------------------------------------
Balance October 1, 1994                 1,279,240       $    9.18      198,876        455,493         313,476
        Options granted                      --             12.00         --           17,000            --
        Options exercised                    --              5.73       43,409        (43,409)        (43,409)
        Options rescinded/expired            --             11.96         --           (8,920)         (8,920)
        Options vested                       --              --           --             --            41,519
--------------------------------------------------------------------------------------------------------------
Balance September 30, 1995              1,279,240            9.74      242,285        420,164         302,666
        Options granted                      --             19.33         --           60,325           2,125
        Options exercised                    --              7.33       56,990        (56,990)        (56,990)
        Options rescinded/expired            --             15.42         --           (5,870)         (3,270)
        Options vested                       --              --           --             --            55,693
--------------------------------------------------------------------------------------------------------------
Balance September 30, 1996              1,279,240           11.37      299,275        417,629         300,224
        Options authorized                 25,000         --              --             --              --
Options granted                              --             32.68         --           30,190           2,750
        Options exercised                    --             12.39      108,438       (108,438)       (108,438)
        Options rescinded/expired            --             17.22         --           (8,210)         (8,210)
        Options vested                       --              --           --             --            59,421
--------------------------------------------------------------------------------------------------------------
Balance September 30, 1997              1,304,240       $   12.82      407,713        331,171         245,747
==============================================================================================================


        Additional financial data pertaining to outstanding stock options as of September 30, 1997 is as follows:

-----------------------------------------------------------------------------------------------------------------------
                                            Weighted Average                                           Weighted Average
                                                Remaining       Weighted Average      Number of          Exercise Price
Range of                    Number of         Contractual Life  Exercise Price       Exercisable         of Exercisable
Exercise Prices            Option Shares        (in years)     of Option Shares     Option Shares        Option Shares
-----------------------------------------------------------------------------------------------------------------------
$ 5.77- $7.26                113,100               2.15            $    6.85            113,100            $    6.85
$10.38-$14.50                136,914               5.61                10.99            115,413                11.03
$19.50-$20.18                 51,937               8.17                19.50             14,484                19.50
$32.00-$32.75                 29,220               8.70                32.68              2,750                32.00
-----------------------------------------------------------------------------------------------------------------------
        Total                331,171               5.10            $   12.82            245,747            $    9.84
=======================================================================================================================


        SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had InterWest adopted the fair value method as of the beginning of fiscal year 1996. Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models. These models require the subjective assumptions, including future stock price volatility and expected time to exercise. The fair value of options granted under InterWest's stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value of options granted was $6.91 in 1996 and $10.04 for options granted in 1997. If compensation cost for InterWest's stock option plans had been determined consistent with SFAS No. 123, InterWest's net income and net income per share would have been the pro forma amounts indicated as follows for the year ended September 30:




PG 50

--------------------------------------------------------------------------------
                                                   1997
--------------------------------------------------------------------------------
Dollars in thousands, except per share amounts                          1996
--------------------------------------------------------------------------------
Net income:
        As reported                             $   20,299          $   12,771
        Pro forma                                   20,194              12,718
Net income per share:
        As reported                             $     2.48          $     1.58
        Pro forma                                     2.47                1.58
--------------------------------------------------------------------------------


        The compensation expense included in the pro forma net income and net income per share is not likely to be representative of the effect on reported net income for future years because stock options vest over several years and additional option grants generally are made each year.

        The following weighted average assumptions were used in the computation of the fair value of stock options for the year ended September 30:


--------------------------------------------------------------------------------
                                                      1997
--------------------------------------------------------------------------------
                                                                            1996
--------------------------------------------------------------------------------
Expected volatility                                   23.2%                  32.1%
Expected dividend yield                                1.6%                   1.7%
Risk-free interest rate                                6.2%                   5.4%
Expected life (in years)                               6.2                    6.4
--------------------------------------------------------------------------------

16  R E G U L A T O R Y   C A P I T A L   R E Q U I R E M E N T S

    InterWest Bancorp, Inc., and its subsidiary, InterWest Bank, are subject to risk-based capital guidelines requiring minimum capital levels based on the credit risk of assets.

        InterWest Bank is regulated by the Federal Deposit Insurance Corporation
    (FDIC) and the Washington Department of Financial Institutions, Division of Banks. FDIC regulations establish the amount of capital for each of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established categories of institutions. The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:


-------------------------------------------------------------------------------------
                                  Total Capital            Tier 1            Tier 1
                                    (to Risk              (to Risk        (to Average
                                Weighted Assets)      Weighted Assets)       Assets)
-------------------------------------------------------------------------------------
Well capitalized                         10%                    6%                 5%
Adequately capitalized                    8%                    4%                 4%
Undercapitalized                    Below 8%              Below 4%           Below 4%
Significantly undercapitalized      Below 6%              Below 3%           Below 3%
Critically undercapitalized              --                    --         2% or less
-------------------------------------------------------------------------------------










                                                                          PG 51

        InterWest Bancorp, Inc. is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB) which establish a risk-adjusted ratio relating capital to different categories of assets. InterWest's Tier I capital is comprised of stockholders' equity less certain intangibles, and excludes the equity impact of adjusting securities available for sale to fair value. Total capital is Tier I capital and the allowance for losses on loans. The FRB's risk-based capital rules have been supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of September 30, 1997, under the FRB's capital guidelines, InterWest's levels of consolidated regulatory capital exceed the FRB's minimum requirements.

        The capital amounts and ratios as of September 30, 1997 are presented in the following table:


---------------------------------------------------------------------------------------------------------------------------
                                                                                                            To Be Well
                                                                                                        Capitalized Under
                                                                             For Capital                 Prompt Corrective
                                                        Amount              Adequacy Purposes            Action Provisions
Dollars in thousands                            Amount          Ratio      Amount         Ratio       Amount          Ratio
---------------------------------------------------------------------------------------------------------------------------

InterWest Bank:
Total Capital
     (to Risk Weighted Assets)                 $136,681          13.75%    $79,499          8.0%     $99,373          10.0%
Tier I Capital
     (to Risk Weighted Assets)                  128,014          12.88%     39,749          4.0%      59,624           6.0%
Tier I Capital
     (to Average Assets)                        128,014           6.58%     77,815          4.0%      97,269           5.0%
---------------------------------------------------------------------------------------------------------------------------
InterWest Bancorp, Inc.:
Total Capital
     (to Risk Weighted Assets)                 $137,479          13.80%    $79,710          8.0%     $99,638          10.0%
Tier I Capital
     (to Risk Weighted Assets)                  128,812          12.93%     39,855          4.0%      59,783           6.0%
Tier I Capital
     (to Average Assets)                        128,812           6.62%     58,361          3.0%      97,269           5.0%
---------------------------------------------------------------------------------------------------------------------------


        At September 30, 1997, InterWest Bank was in compliance with the well-capitalized capital requirements. InterWest's management believes that under the current regulations the Bank will continue to meet minimum capital requirements in the foreseeable future. However, events beyond the control of InterWest, such as a downturn in the economy in areas where InterWest has most of its loans, could adversely affect future earnings and, consequently, the ability of InterWest to meet future minimum capital requirements.

        InterWest had paid annual cash dividends for 13 years. At December 1990, InterWest began paying quarterly dividends which it intends to continue to pay. The amount of future dividends will be based on InterWest's earnings and financial condition and is restricted by federal and state tax laws and by tax considerations related to financial institutions. Generally, InterWest is precluded from paying dividends on its common stock if its capital would be reduced to below regulatory capital requirements. InterWest is also restricted by income appropriated to bad debt reserves and deducted for federal income taxes. At September 30, 1997 $50.2 million of retained earnings were available for dividend distribution.

17  I N T E R E S T   R A T E   R I S K

    InterWest's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on InterWest's financial condition and results of operations. InterWest does not currently use derivatives to manage interest rate risk.

        Historically, InterWest has had a mismatch between the maturities of its assets and liabilities because its customers have traditionally preferred short-term deposits and long-term loans. InterWest is sensitive to potential change in interest rates and the resulting impact on net interest income. It has been








PG 52
    an objective of management to reduce this sensitivity through the use of adjustable rate assets which enables InterWest to better match the duration of its deposit base with these types of assets. In addition to adjustable rate loans, InterWest uses a number of additional strategies to minimize the impact on net income during significant changes in interest rates. The strategies utilized by InterWest to achieve this goal include: origination of short-term consumer loans; emphasis on intermediate to long-term fixed rate certificates of deposit; sales of fixed-rate mortgage loans; increase non-interest bearing checking accounts; purchases of adjustable rate and callable agency securities; and short-term business lending.

        At September 30, 1997, InterWest had interest-earning assets and interest-bearing liabilities of:

----------------------------------------------------------------------------------
                                              Interest-Earning    Interest-Bearing
Dollars in thousands                               Assets            Liabilities
----------------------------------------------------------------------------------
Balance outstanding                            $   1,937,855        $   1,902,517
Weighted average effective interest rate                7.98%                4.95%
----------------------------------------------------------------------------------

18  D I S C L O S U R E S  A B O U T  F A I R  V A L U E  O F
    F I N A N C I A L  I N S T R U M E N T S

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of InterWest's financial instruments as of September 30, 1997 and 1996:


    C A S H A N D C A S H E Q U I V A L E N T S | The carrying value is a reasonable estimate of the fair value.


    S E C U R I T I E S  A V A I L A B L E   F O R  S A L E,
    S E C U R I T I E S  H E L D  T O  M A T U R I T Y  A N D  L O A N S
    H E L D F O R SALE | The fair value of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes.


    L O A N S R E C E I V A B L E | The fair value of fixed rate loans is based upon quoted market prices for similar loans. The fair value for adjustable-rate loans is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics adjusted for pre-payment estimates.

        No adjustment was made to the estimated interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the estimated interest rates, along with the allowance for losses on loans applicable to the loan portfolio, results in a fair valuation of such loans.

    F H L B S T O C K | F H L B stock does not have a market and the fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value.


    D E P O S I T L I A B I L I T I E S | Under SFAS No. 107, the fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amount payable on demand as of September 30, 1997 and September 30, 1996, respectively. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the current average rate for deposits of like maturities of other local thrift institutions.

    F H L B  A D V A N C E S,  S E C U R I T I E S  S O L D  U N D E R
    A G R E E M E N T S T O R E P U R C H A S E | The fair value of FHLB advances and securities sold under agreements to repurchase are estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities.

    O T H E R | The carrying value of other financial instruments has been determined to be a reasonable estimate of their fair value.





                                                                          PG 63

----------------------------------------------------------------------------------------------------------
                                                       September 30, 1997            September 30, 1996
                                                   Carrying       Estimated       Carrying       Estimated
Dollars in thousands                                 Value        Fair Value        Value       Fair Value
----------------------------------------------------------------------------------------------------------
Assets

Cash and cash equivalents                          $  205,398     $  205,398     $   48,501     $   48,501
Securities available for sale                         511,354        511,354        368,123        368,123
Securities held to maturity                           119,993        117,071        237,436        230,896
Loans receivable, net                               1,106,850      1,120,706        965,920        967,746
Loans held for sale                                     7,861          8,057         10,051         10,228
FHLB stock                                             23,566         23,566         19,232         19,232

Liabilities

Non-interest bearing deposits                      $   66,205     $   66,205     $   57,580     $   57,580
Interest-bearing checking accounts                    103,301        103,301         99,272         99,272
Money market accounts                                 128,008        128,008        112,614        112,614
Savings accounts                                       94,686         94,686        100,002        100,002
Certificates of deposit                               779,240        781,890        751,275        755,214
----------------------------------------------------------------------------------------------------------
        Total deposits                              1,171,440      1,174,090      1,120,743      1,124,682

FHLB advances and other borrowings                    472,084        471,404        340,552        338,959
Securities sold under agreements to repurchase        258,993        256,486        119,945        119,590

Off balance sheet loan commitments:
        Real estate                                   209,870        209,870        115,607        115,607
        Other                                          42,313         42,313         29,834         29,834
----------------------------------------------------------------------------------------------------------

    L I M I T A T I O N S | The fair value estimates presented herein are based on information available to management as of September 30, 1997 and 1996. Since September 30, 1997 and 1996, amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ from the amounts presented herein.


19  C O N T I N G E N C I E S

    At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, and the FRB (collectively the regulators), examine InterWest's financial statements as part of their legally prescribed oversight of the thrift and banking industries. Based on their examinations, these regulators may direct that InterWest's financial statements be adjusted in accordance with their findings. A future examination by the regulators could include a review of certain transactions or other amounts reported in InterWest's 1997 financial statements. The regulators have not proposed significant adjustments to InterWest's financial statements in prior years and management is not aware of any basis for any such adjustments for 1997. But, in view of the uncertain regulatory environment in which InterWest operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1997 financial statements cannot presently be determined.

        In the normal course of business, InterWest has various legal claims and other contingent matters outstanding. Bank management believes that any ultimate liability arising from these actions will not have a material adverse impact on InterWest's financial condition or results of operations.

        InterWest Bank is required to maintain balances with the Federal Reserve Bank based on a percentage of deposit liabilities. The average required reserve at September 30, 1997 and 1996, was $11,016,000 and $6,485,000,
    respectively.





PG 54

20 C O N D E N S E D P A R E N T C O M P A N Y F I N A N C I A L I N F O R M A T I O N I N T E R W E S T B A N C O R P, I N C.

    Condensed financial information for InterWest Bancorp, Inc., (parent company only) as of and for the years ended September 30, is as follows:

--------------------------------------------------------------------------------
C O N D E N S E D  S T A T E M E N T S  O F  F I N A N C I A L
C O N D I T I O N
--------------------------------------------------------------------------------
                                                        1997
--------------------------------------------------------------------------------
Dollars in thousands                                                      1996
--------------------------------------------------------------------------------
Assets

Cash and cash equivalents                              $  1,369         $    366
Other assets                                              1,856            1,386
Investment in subsidiaries                              129,026          110,709
--------------------------------------------------------------------------------
               Total                                   $132,251         $112,461
--------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Other liabilities                                      $  2,427         $  1,440
Stockholders' equity                                    129,824          111,021
--------------------------------------------------------------------------------
               Total                                   $132,251         $112,461
================================================================================



---------------------------------------------------------------------------------------------------------------
C O N D E N S E D  S T A T E M E N T S  O F  I N C O M E
---------------------------------------------------------------------------------------------------------------
                                                                             1997
---------------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                       1996          1995
---------------------------------------------------------------------------------------------------------------
Dividends received from subsidiaries                                       $  4,899      $  7,213      $  1,860
---------------------------------------------------------------------------------------------------------------
Interest expense                                                                 --           140           219
Operating expenses                                                              537         1,364           751
---------------------------------------------------------------------------------------------------------------
               Total expenses                                                   537         1,504           970
---------------------------------------------------------------------------------------------------------------

Net income before federal income taxes and equity in
               undistributed net income from subsidiaries                     4,362         5,709           890
Federal income tax benefit                                                     (188)         (404)         (391)
---------------------------------------------------------------------------------------------------------------
Net income before equity in undistributed net income from subsidiaries        4,550         6,113         1,281
---------------------------------------------------------------------------------------------------------------
Equity in undistributed net income from subsidiaries                         15,749         6,658        13,081
---------------------------------------------------------------------------------------------------------------
Net income                                                                 $ 20,299      $ 12,771      $ 14,362
===============================================================================================================









                                                                          PG 55

----------------------------------------------------------------------------------------------------------
C O N D E N S E D   S T A T E M E N T S  O F  C A S H  F L O W S
----------------------------------------------------------------------------------------------------------
                                                                       1997
----------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                  1996          1995
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:

        Net income                                                    $ 20,299      $ 12,771      $ 14,362

        Adjustments to reconcile net income to net cash
               provided by operating activities:
                      Equity in net income from subsidiaries           (20,648)      (13,871)      (14,941)
                      Dividends received from subsidiaries               4,899         7,213         1,860
                      Change in other assets and liabilities, net         (393)         (530)          504
                      Pooling accounting adjustment                         --          (361)           --
----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                4,157         5,222         1,785
----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Payment of dividends                                            (4,493)       (3,667)         (602)
        Purchase of treasury stock                                          --            --          (289)
        Net decrease in borrowings                                          --        (2,095)         (598)
        Proceeds from stock option plans                                 1,339           418           127
----------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                   (3,154)       (5,344)       (1,362)
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                     1,003          (122)          423
Cash and cash equivalents at beginning of year                             366           488            65
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $  1,369      $    366      $    488
==========================================================================================================


21  B U S I N E S S  C O M B I N A T I O N S

    In September 1997, InterWest entered into a definitive agreement to acquire Puget Sound Bancorp, the holding company for First National Bank of Port Orchard, located in Port Orchard, Washington. As of September 30, 1997, Puget Sound Bancorp has total assets of $52.8 million and operates three branch offices. Pursuant to the terms of the definitive agreement the transaction is subject to approval by regulators and the shareholders of Puget Sound Bancorp as well as the covenants, representations and warranties of both parties. It is anticipated that the transaction will be accounted for as a pooling-of-interests under generally accepted accounting principles. Pro forma results of operations have not been presented because the effects of this acquisition are not material to InterWest's results of operations.

        On August 31, 1996, InterWest merged with Central Bancorporation, of Wenatchee, Washington ("Central"), the holding company of Central Washington Bank. Under the terms of this transaction, Central merged into InterWest. At the merger date, Central had 10 offices located in central Washington and total assets of $206,093,000, including total loans of $132,157,000, total customer deposits of $181,952,000, and stockholders' equity of $17,109,000. Each share of Central common stock was exchanged for 1.41 shares of InterWest common stock. The total number of shares issued was 1,431,594. The merger has been treated as a pooling-of-interests for accounting purposes. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined.

        The consolidated financial statements have been adjusted to conform Central's December 31 fiscal year end with InterWest's September 30 fiscal year end. In accordance with generally accepted accounting principles, Central's interest income of $4,033,000, net interest income of $2,413,000 and net income of $473,000 for the period from October 1, 1995 to December 31, 1995 has been included in the consolidated statements of income for both of the years ended September 30, 1996 and 1995. Accordingly, $473,000 has been deducted from retained earnings in the statement of stockholders' equity for the year ended September 30, 1996.











PG 56

22  S E L E C T E D  Q U A R T E R L Y  F I N A N C I A L  D A T A
   (U N A U D I T E D)


--------------------------------------------------------------------------------------------------------
                                               Fourth           Third            Second            First
Dollars in thousands except per share data    Quarter         Quarter           Quarter          Quarter
--------------------------------------------------------------------------------------------------------
Year ended September 30, 1997

Interest income                               $37,077          $34,639          $33,182          $33,113
Interest expense                               22,421           20,405           19,008           19,069
Net interest income before
       provision for losses on loans           14,656           14,234           14,174           14,044
Provision for losses on loans                     200              200              300              300
Net interest income after
       provision for losses on loans           14,456           14,034           13,874           13,744
Other operating income                          4,844            3,422            3,188            3,260
Other operating expense                        11,235            9,570            9,431            9,529
Income before federal income taxes              8,065            7,886            7,631            7,475
Federal income tax expense                      2,824            2,745            2,667            2,522
Net income                                    $ 5,241          $ 5,141          $ 4,964          $ 4,953
========================================================================================================
Net income per share                          $  0.64          $  0.63          $  0.61          $  0.61
========================================================================================================


        The merger between InterWest and Central was completed August 31, 1996 and was accounted for as a pooling-of-interests, accordingly quarterly financial data for the first three quarters of the year ended September 30, 1996 have been restated as if the companies were combined.


---------------------------------------------------------------------------------------------------------------
                                                     Fourth             Third           Second            First
Dollars in thousands except per share data          Quarter           Quarter          Quarter          Quarter
---------------------------------------------------------------------------------------------------------------
Year ended September 30, 1996

Interest income                                    $ 32,182           $30,404          $29,609          $28,718
Interest expense                                     18,221            16,897           16,766           16,924
Net interest income before
       provision for losses on loans                 13,961            13,507           12,843           11,794
Provision for losses on loans                         1,200               210              300              250
Net interest income after
       provision for losses on loans                 12,761            13,297           12,543           11,544
Other operating income                                3,340             3,185            3,793            2,235
Other operating expense                              17,343             9,200            9,482            7,794
Income (loss) before federal income taxes            (1,242)            7,282            6,854            5,985
Federal income tax expense (benefit)                   (814)            2,473            2,332            2,117
Net income (loss)                                  $   (428)          $ 4,809          $ 4,522          $ 3,868
===============================================================================================================
Net income (loss) per share                        $  (0.05)          $  0.60          $  0.56          $  0.48
===============================================================================================================


        Other operating expenses for the fourth quarter of 1996 include $5,523,000 related to the recapitalization of the SAIF and special charges of $2,849,000 primarily associated with the Central merger. See Notes 12 and 13 for further details. The provision for losses on loans for the fourth quarter of 1996 includes $900,000 to bring into conformity the provision for losses on loan practices of Central and InterWest.





                                                                          PG 57