Form 10-K, Exhibit 13
period 1998-09-30
INTERWEST BANCORP INC
filed 1998-12-24
CIK 949504

                                   Exhibit 13


         Selected Consolidated Financial Data, Management Discussion and Analysis and Consolidated Financial Statements included in the 1998 Annual Report to Shareholders

InterWest Bancorp

Selected Consolidated Financial Data

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

AS OF AND FOR THE YEAR ENDED SEPTEMBER 30,                    1998(1)          1997       1996(2)          1995          1994
-----------------------------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Interest Income                                            $  180,279    $  165,206    $  143,827    $  119,731    $   97,850
Interest Expense                                              101,483        91,081        77,127        65,119        45,251
Net Interest Income Before Provision for Losses on Loans       78,796        74,125        66,700        54,612        52,599
Provision for Losses on Loans                                   2,807         1,508         2,452           929         1,053
Net Interest Income After Provision for Losses on Loans        75,989        72,617        64,248        53,683        51,546
Noninterest Income                                             26,473        18,645        15,744        13,030        10,428
Noninterest Expense                                            66,972        54,032        55,716        40,718        36,924
Income Tax Expense                                             12,848        12,681         7,785         8,721         8,568
Net Income                                                 $   22,642    $   24,549    $   16,491    $   17,274    $   16,482
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Basic Net Income Per Share                                 $     1.45    $     1.58    $     1.08    $     1.13    $     1.08
Diluted Net Income Per Share                                     1.40          1.54          1.05          1.11          1.06
Cash Dividends Declared Per Share                                0.50          0.33          0.29          0.19          0.19
-----------------------------------------------------------------------------------------------------------------------------

STATEMENT OF FINANCIAL CONDITION
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                               $2,447,848    $2,402,928    $2,016,085    $1,723,780    $1,485,978
Loans Receivable and Loans Held for Sale                    1,452,175     1,348,681     1,170,271     1,035,099       895,564
Deposits                                                    1,564,825     1,468,460     1,389,402     1,260,946     1,154,331
Borrowings                                                    682,390       755,968       466,693       321,932       209,468
Shareholders' Equity                                          171,652       160,770       137,647       128,882       113,210
Book Value Per Share                                       $    10.97    $    10.26    $     8.93    $     8.45    $     7.41
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

KEY OPERATING RATIOS
-----------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                                         0.95%         1.15%         0.90%         1.10%         1.23%
Return on Average Shareholders' Equity                          13.58%        16.64%        12.13%        14.25%        15.49%
Average Shareholders' Equity to Average Assets                   6.99%         6.89%         7.38%         7.73%         7.96%
Net Interest Margin                                              3.52%         3.70%         3.85%         3.70%         4.16%
Ratio of Non-performing Assets to Total Assets(3)                0.64%         0.52%         0.49%         0.41%         0.53%
Dividend Payout Ratio                                           33.98%        21.35%        26.97%        17.04%        16.31%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) 1998 results include nonrecurring merger-related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

(2) 1996 results include nonrecurring SAIF assessment of $3.6 million (net of tax), merger-related charges of $2.0 million (net of tax) and a merger-related provision for losses on loans of $0.6 million (net of tax).

(3) Non-performing assets consist of non-performing loans (including non-accrual loans and certain other delinquent loans) and real estate held for sale.

InterWest Bancorp

Management Discussion and Analysis

The following discussion is provided for the consolidated operations of InterWest Bancorp, Inc. (InterWest Bancorp), including its wholly owned subsidiaries (collectively InterWest). As of September 30, 1998, InterWest Bancorp's wholly owned subsidiaries were InterWest Bank, Pacific Northwest Bank, Pioneer National Bank, First National Bank of Port Orchard and Kittitas Valley Bank N.A. The purpose of this discussion is to focus on significant factors concerning InterWest's financial condition and results of operations. This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

     1998 was a significant year for InterWest. The acquisitions of Pacific Northwest Bank, Pioneer National Bank, First National Bank of Port Orchard and Kittitas Valley Bank N.A. reflect a continuing commitment to commercial banking and the goal of becoming a statewide institution. InterWest has implemented a plan to become a financial services company that provides a variety of products and services for both individual and business customers. InterWest's sales efforts will continue to change the composition of the loan portfolio and the funding sources for asset growth. InterWest has experienced strong growth in transaction accounts while reducing reliance on certificates of deposit. These changes are designed to have a positive impact on net interest income, service fee revenue and market penetration while meeting the needs of InterWest's customers.

     The merger with Central Bancorporation (Central) on August 31, 1996, began this process. Central's commercial banking subsidiary, Central Washington Bank, operated ten offices in Central Washington. At the merger date, Central had total consolidated assets of $206.1 million, including total loans receivable of $132.2 million, total deposits of $181.9 million and shareholders' equity of $17.1 million.

     On January 15, 1998, InterWest Bancorp acquired Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, with First National Bank of Port Orchard becoming a subsidiary of InterWest Bancorp. First National Bank of Port Orchard operated three branch offices in Western Washington. At the acquisition date, Puget had total consolidated assets of $53.1 million, including total loans receivable of $38.7 million, total deposits of $45.6 million, and shareholders' equity of $5.9 million. Each share of Puget common stock was exchanged for 2.50 shares of InterWest Bancorp common stock. On October 15, 1998, First National Bank of Port Orchard was merged into Pacific Northwest Bank. This internal merger was completed to obtain operating efficiencies and cost savings.

     On June 15, 1998, InterWest Bancorp acquired Pacific Northwest Bank (Pacific), of Seattle, Washington. Under the terms of this transaction, Pacific became a subsidiary of InterWest Bancorp. At the acquisition date, Pacific had four offices in the metropolitan Seattle area of Western Washington and total assets of $200.2 million, including total loans receivable of $150.1 million, total deposits of $170.2 million, and shareholders' equity of $16.8 million. Each share of Pacific common stock was exchanged for 5.93 shares of InterWest Bancorp common stock.

     On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, and Pioneer National Bank became a subsidiary of InterWest Bancorp. Pioneer National Bank operates five branch offices in Central Washington. At the acquisition date, Pioneer had total consolidated assets of $108.4 million, including total loans receivable of $63.4 million, total deposits of $87.2 million, and shareholders' equity of $9.3 million. Each share of Pioneer common stock was exchanged for 2.01 shares of InterWest Bancorp common stock.

     These mergers were accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements, as well as management discussion and analysis, have been restated as if the companies were combined for all periods presented.

     On August 31, 1998, InterWest Bancorp completed the acquisition of Kittitas Valley Bancorp, Inc. (Kittitas), of Ellensburg, Washington, the holding company of Kittitas Valley Bank N.A. Under the terms of this transaction, Kittitas merged into InterWest Bancorp, and Kittitas Valley Bank N.A. became a subsidiary of InterWest Bancorp. The acquisition was completed through the payment of $6.4 million in cash and the issuance of 229,831 shares of InterWest Bancorp common stock to Kittitas shareholders. The shares issued to Kittitas shareholders were purchased by InterWest Bancorp in the open market. At the merger date, Kittitas had total consolidated assets of $47.4 million and shareholders' equity of $4.3 million. This acquisition has been accounted for using the purchase method of accounting.

     The following table summarizes pertinent information related to the completed mergers:


                                                         TOTAL ASSETS
                                                        AT MERGER DATE           COMMON
ACQUISITION DATE  INSTITUTION                    (DOLLARS IN THOUSANDS)    SHARES ISSUED
----------------------------------------------------------------------------------------
August 31, 1996   Central Bancorporation                       $206,093        2,147,391
January 15, 1998  Puget Sound Bancorp, Inc.                      53,109          586,420
June 15, 1998     Pacific Northwest Bank                        200,219        2,346,081
June 16, 1998     Pioneer Bancorp, Inc.                         108,399          692,846
August 31, 1998   Kittitas Valley Bancorp, Inc.                  47,441          229,831(1)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1)  Additionally, $6.4 million in cash was paid to Kittitas shareholders.

A source of future growth may be through acquisitions. InterWest believes that many other financial institutions are considering selling their institutions for a variety of reasons, including lack of shareholder liquidity, management succession issues, technology challenges and increasing competition. InterWest actively reviews proposals for various acquisition opportunities. InterWest has established a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain nonfinancial factors. Successful completion of acquisitions by InterWest depends on several factors, such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval and compliance with applicable capital requirements. No assurance can be made that acquisition activity will continue in the future.

     Today InterWest conducts its business through 55 full-service branch offices in Western and Central Washington state. These offices are located in towns, small cities, suburbs and metropolitan markets. Investments are available through InterWest Financial Services, Inc., a wholly owned subsidiary of InterWest Bank, and insurance products are available through InterWest Insurance Agency, Inc., a majority owned subsidiary of InterWest Bank.

InterWest Bancorp

Results of Operations

InterWest's net income was $22.6 million in 1998, compared to $24.4 million in 1997 and $16.5 million in 1996. Diluted net income per share was $1.40 in 1998, compared to $1.54 in 1997 and $1.05 in 1996. InterWest's return on average assets was 0.95 percent in 1998, compared to 1.15 percent in 1997 and 0.90 percent in 1996. Return on average shareholders' equity was 13.58 percent in 1998, compared to 16.64 percent in 1997 and 12.13 percent in 1996.

     The results of operations for 1998 included nonrecurring merger-related charges of $5.1 million, net of tax. merger-related charges include $1.9 million for professional fees and other direct transaction costs, $1.5 million for severance and other personnel expenses, $1.4 million for data and facilities conversions, $1.1 million for a merger-related provision for losses on loans, $0.7 million for other merger-related expenses and an income tax benefit of $1.5 million. See Note 16 to the Consolidated Financial Statements for further details. The results of operations for 1996 also included significant nonrecurring expenses of $3.6 million, net of tax, related to the recapitalization of the Savings Association Insurance Fund
(SAIF) and merger-related charges primarily associated with the Central merger of $2.6 million, net of tax. The following table summarizes net income, net income per share and key financial ratios before and after nonrecurring expenses for fiscal years 1998, 1997 and 1996:


                                                            BEFORE NONRECURRING EXPENSES             AFTER NONRECURRING EXPENSES
                                                       ---------------------------------      ----------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS            1998         1997         1996         1998          1997         1996
--------------------------------------------------------------------------------------------------------------------------------
Net income                                             $27,719      $24,549      $22,684      $22,642       $24,549      $16,491
Basic net income per share                              $ 1.77       $ 1.58       $ 1.48       $ 1.45        $ 1.58       $ 1.08
Diluted net income per share                            $ 1.72       $ 1.54       $ 1.44       $ 1.40        $ 1.54       $ 1.05
Return on average shareholders' equity                  16.62%       16.64%       16.69%       13.58%        16.64%       12.13%
Return on average assets                                 1.16%        1.15%        1.23%        0.95%         1.15%        0.90%
Efficiency ratio                                        58.40%       58.24%       57.12%       63.62%        58.24%       67.58%
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME InterWest's net income is significantly affected by changes in net interest income, which is the difference between interest income received on loans receivable and other interest-earning assets and interest paid on deposits and borrowings. InterWest's operations are sensitive to changes in interest rates and the resulting impact on net interest income.

     Net interest income before the provision for losses on loans was $78.8 million in 1998, compared to $74.1 million in 1997 and $66.7 million in 1996. The increase in net interest income was due to growth in interest-earning assets, which was partially offset by a decrease in the margin earned on these assets.

     Net interest margin, which is net interest income divided by average interest-earning assets, was 3.52 percent in 1998, a decrease from 3.70 percent in 1997 and 3.85 percent in 1996. The decrease in net interest margin was primarily the result of the continued flattening of the yield curve. In an interest rate environment with a flat yield curve, the margin earned on mortgage lending has decreased due to the compression of the interest rate spread between short-term deposit and borrowing rates and long-term lending rates. InterWest is taking the following steps to increase net interest income and net interest margin: increasing commercial lending, reducing dependence on single-family residential mortgages, and increasing non-interest-bearing and interest-bearing transaction deposits.

     The following table presents, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yield and cost ratios, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest margin for InterWest.

                                                              1998 Annual Report

YEAR ENDED SEPTEMBER 30,                              1998                           1997                           1996
                                        --------------------------------   --------------------------   ---------------------------
                                                                AVERAGE                       AVERAGE                       AVERAGE
                                            AVERAGE              YIELD/    AVERAGE             YIELD/    AVERAGE             YIELD/
DOLLARS IN THOUSANDS                        BALANCE   INTEREST     COST    BALANCE   INTEREST    COST    BALANCE    INTEREST  COST
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
Loans receivable and loans
   held for sale(1)                      $1,406,307   $127,472    9.06%   $1,258,351 $115,053   9.14%   $1,086,149  $101,292  9.33%
Securities available for
   sale and securities
   held to maturity                         773,631     49,591    6.41       709,235   47,563   6.71       594,208    38,879  6.54
Other interest-earning assets                60,681      3,216    5.30        38,486    2,590   6.73        54,349     3,656  6.73
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets             2,240,619    180,279    8.05     2,006,072  165,206   8.24     1,734,706   143,827  8.29
Non-interest-earning assets                 145,767                          134,860                       107,331
Total assets                             $2,386,386                       $2,140,932                    $1,842,037
---------------------------------------------------                       ----------                    ----------
---------------------------------------------------                       ----------                    ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Savings accounts and
   money market accounts                 $  321,520   $ 10,410    3.24%    $ 294,112 $  9,196   3.13%   $  272,427  $  8,710  3.20%
Checking accounts                           140,832      2,055    1.46       131,024    1,803   1.38       136,525     2,266  1.66
Certificates of deposit                     866,602     48,376    5.58       893,244   50,008   5.60       800,306    45,107  5.63
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
   deposits                               1,328,954     60,841    4.58     1,318,380   61,007   4.63     1,209,258    56,083  4.64
FHLB advances, securities
   sold under agreements
   to repurchase and
   other borrowings                         718,527     40,642    5.66       530,356   30,074   5.67       379,319    21,044  5.55
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities        2,047,481    101,483    4.96     1,848,736   91,081   4.93     1,588,577    77,127  4.86
Non-interest-bearing deposits               150,360                          125,805                       101,793
Other non-interest-bearing
   liabilities                               21,766                           18,837                        15,741
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                         2,219,607                        1,993,378                     1,706,111
Shareholders' equity                        166,779                          147,554                       135,926
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   shareholders' equity                  $2,386,386                       $2,140,932                    $1,842,037
---------------------------------------------------                       ----------                    ----------
---------------------------------------------------                       ----------                    ----------

Net interest income                                   $ 78,796                       $ 74,125                       $  66,700
--------------------------------------------------------------                       --------                       ---------
--------------------------------------------------------------                       --------                       ---------

Interest rate spread                                              3.09%                         3.31%                         3.43%
Net interest margin                                               3.52%                         3.70%                         3.85%
Ratio of average interest-
   earning assets to average
   interest-bearing liabilities             109.43%                          108.51%                         109.20%

(1) Average balances do not include non-accrual loans.

InterWest Bancorp

The following table provides information on changes in net interest income for the periods which are attributable to changes in interest rates and changes in volume.

                                                                1998 VS 1997                         1997 VS 1996
                                                          INCREASE (DECREASE) DUE               INCREASE (DECREASE) DUE
                                                               TO CHANGES IN                         TO CHANGES IN
                                                       ------------------------------       -------------------------------
DOLLARS IN THOUSANDS                                     RATE      VOLUME       TOTAL          RATE      VOLUME       TOTAL
---------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
---------------------------------------------------------------------------------------------------------------------------
Loans receivable and loans held for sale               $ (983)    $13,402     $12,419       $(1,939)    $15,700     $13,761
Securities available for sale, securities
 held to maturity and other
 interest-earning assets                               (2,516)      5,170       2,654           986       6,632       7,618
---------------------------------------------------------------------------------------------------------------------------
Total net change in income
 on interest-earning assets                            (3,499)     18,572      15,073          (953)     22,332      21,379
---------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
---------------------------------------------------------------------------------------------------------------------------
Deposits                                               (2,108)      1,942       (166)          (690)      5,614       4,924
FHLB advances, securities sold
 under agreements to repurchase
 and other borrowings                                     (75)     10,643      10,568           475       8,555       9,030
---------------------------------------------------------------------------------------------------------------------------
Total net change in expense on
 interest-bearing liabilities                          (2,183)     12,585      10,402          (215)     14,169      13,954
---------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                     $(1,316)    $ 5,987     $ 4,671       $  (738)    $ 8,163     $ 7,425
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

PROVISION FOR LOSSES ON LOANS The provision for losses on loans in 1998 was $2.8 million, compared to $1.5 million in 1997 and $2.5 million in 1996. The increase in the provision for losses on loans for 1998 as compared to 1997 was primarily due to a merger-related provision of $1.1 million. The 1996 provision included a $0.9 million merger-related provision. These merger-related provisions were the result of conforming the allowance for losses on loans practices of the acquired companies to that of InterWest.

NONINTEREST INCOME Non-interest income was $26.5 million in 1998, an increase from $18.6 million in 1997 and $15.7 million in 1996, which was primarily due to increased mortgage banking activities and resulting gains on the sale of loans. Gains on the sale of loans were $10.4 million for 1998, compared to $4.2 million in 1997 and $2.0 million in 1996. The increase in mortgage banking activities is due to the overall strategy of changing the composition of the loan portfolio with less reliance on single-family residential mortgages and a greater emphasis on commercial lending. During 1998, the low interest rate environment resulted in increased fixed-rate single-family residential mortgage loan refinances. InterWest securitized and sold $293 million of single-family residential mortgage loans on the secondary market during 1998, an increase from $87 million in 1997. Based on the current interest rate environment, InterWest anticipates that mortgage banking activities will remain at high levels during 1999.

     Another factor contributing to the overall increase in non-interest income was an increase in service fee revenues. These fees were $11.0 million in 1998, compared to $9.5 million in 1997 and $8.7 million in 1996. This increase in service fees was due to growth in transaction deposit accounts and commercial banking services.

NON-INTEREST EXPENSE Non-interest expense totaled $67.0 million in 1998, compared to $54.0 million in 1997 and $55.7 million in 1996. Non-interest expenses for 1998 include $5.5 million in nonrecurring merger-related charges. During 1996, non-interest expenses included a SAIF recapitalization charge of $5.5 million and merger-related

                                                             1998 Annual Report

charges of $3.1 million. Excluding these nonrecurring expenses in 1998 and 1996, non-interest expenses were $61.5 million in 1998, compared to $54.0 million in 1997 and $47.1 million in 1996, representing annual increases of 13 percent for 1998 compared to 1997 and 15 percent for 1997 compared to 1996, respectively.

     Excluding the nonrecurring SAIF assessment in 1996 and merger-related charges incurred in 1998 and 1996, InterWest's efficiency ratio was 58.40 percent in 1998, 58.24 percent in 1997 and 57.12 percent in 1996.

     The increase in non-interest expenses for the respective periods was primarily due to activities to develop the resources and infrastructure for commercial banking growth. Key elements of commercial banking growth were the development of credit administration and commercial lending support, the addition of commercial lending officers and the addition of several experienced commercial banking management personnel.

     Compensation and employee benefits were $32.6 million in 1998, an increase from $28.1 million in 1997 and $25.6 million in 1996. This was primarily due to the focus on commercial banking growth discussed above. Compensation expense also increased as a result of higher lending volumes and deposit growth, which increased compensation resulting from variable compensation plans.

     During 1998, InterWest recorded a charge of $1.4 million for fair value adjustments on two real estate properties held for sale and for development. During 1996, InterWest reduced the allowance for losses on the real estate held for sale by $1.0 million, which reduced non-interest expense. The $1.4 million charge was based on the periodic evaluation of the real estate held for sale and for development portfolios and risks associated with respective properties.

     On September 30, 1996, a law was enacted to recapitalize the SAIF through a one-time assessment of 0.657 percent of SAIF insured deposits, resulting in a $5.5 million expense to InterWest. This legislation was intended to recapitalize the SAIF to a level equivalent to the Bank Insurance Fund (BIF). Prior to this legislation, most savings institutions were paying 0.23 percent of insured deposits. Beginning January 1, 1997, savings institutions began paying 0.064 percent of insured deposits which, in InterWest's case, produced an annual costs savings of approximately $1.5 million in FDIC premium assessments. InterWest anticipates to recover this one-time assessment in less than four years. FDIC premium assessments were $0.7 million in 1998, compared to $0.4 million in 1997 and $2.0 million in 1996.

INCOME TAX EXPENSE Income tax expense for 1998 was $12.9 million, compared to $12.7 million in 1997 and $7.8 million in 1996. The effective tax rates were
36.2 percent in 1998, 34.1 percent in 1997 and 32.1 percent in 1996. The higher effective tax rate in 1998 is primarily due to certain direct merger-related expenses that are not deductible for federal income tax purposes.

Review of Financial Condition

InterWest's total consolidated assets were $2.448 billion as of September 30, 1998, compared to $2.403 billion as of September 30, 1997. This was an increase of $45 million, or 2 percent.

SECURITIES AND OTHER INTEREST-EARNING ASSETS Securities and other interest-earning assets, including securities available for sale, securities held to maturity, FHLB stock, interest-bearing deposits in banks and federal funds sold were $826.4 million as of September 30, 1998, compared to $901.8 million as of September 30, 1997. As of September 30, 1998, 87 percent of InterWest's securities were classified as available for sale, an increase from 81 percent as of September 30, 1997. Management believes that a higher percentage of securities classified as available for sale provides greater flexibility to respond to interest rate changes and liquidity needs to fund loan growth.

     InterWest has generally maintained liquidity in excess of regulatory guidelines. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities and management's expectation of the level of yield that will be available in the future, as well as management's projections as to the short-term demand for funds to be used for loan originations and other activities.

InterWest Bancorp

     Securities are categorized as held to maturity or available for sale, based upon management's intent as to the ultimate disposition of each security acquired. InterWest does not currently trade securities. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the terms of the securities, while securities classified as available for sale are reported at estimated fair value, with unrealized gains and losses (net of deferred income taxes) reported as a net amount in a separate component of shareholders' equity.

     The following table sets forth amortized cost and estimated fair value for InterWest's securities held to maturity as of the dates indicated.

AS OF SEPTEMBER 30,                       1998                               1997                               1996
                            --------------------------------   --------------------------------   --------------------------------
                                                     PERCENT                            PERCENT                            PERCENT
                            AMORTIZED   ESTIMATED         OF   AMORTIZED   ESTIMATED         OF   AMORTIZED   ESTIMATED         OF
DOLLARS IN THOUSANDS             COST  FAIR VALUE  PORTFOLIO        COST  FAIR VALUE  PORTFOLIO        COST  FAIR VALUE  PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------------
U.S. government and
 agency securities            $27,084     $27,632      31.0%    $ 54,905    $ 54,622      41.5%    $158,389    $157,505      62.0%
Obligations of states
 and political subdivisions     2,756       2,799       3.2%      10,841      10,992       8.2%      10,301      10,413       4.0%
Other securities               57,422      56,935      65.8%      66,549      63,856      50.3%      86,817      81,044      34.0%
----------------------------------------------------------------------------------------------------------------------------------
Total                         $87,262     $87,366               $132,295    $129,470               $255,507    $248,962
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

The following table sets forth the maturities and weighted average yields of the securities held to maturity as of September 30, 1998.

                                   LESS THAN ONE YEAR      ONE TO FIVE YEARS      FIVE TO TEN YEARS         OVER TEN YEARS
                                   ------------------     ------------------     ------------------     ------------------
                                   AMORTIZED              AMORTIZED              AMORTIZED              AMORTIZED
DOLLARS IN THOUSANDS                    COST    YIELD          COST    YIELD          COST    YIELD          COST    YIELD
--------------------------------------------------------------------------------------------------------------------------
U.S. government and
 agency securities                       $--     -- %          $ 52    9.27%       $15,044    6.85%       $11,988    5.98%
Obligations of states and
 political subdivisions                  270    4.26%         2,486    4.51%            --       --            --       --
Other securities                          --       --            20    3.50%            --       --        57,402    6.40%
--------------------------------------------------------------------------------------------------------------------------
Total                                   $270    4.26%        $2,558    4.60%       $15,044    6.85%       $69,390    6.33%
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

The following table sets forth InterWest's securities available for sale portfolio as of the dates indicated.

AS OF SEPTEMBER 30,                                 1998                     1997                     1996
                                           ----------------------   ----------------------   ----------------------
                                            ESTIMATED  PERCENT OF    ESTIMATED  PERCENT OF    ESTIMATED  PERCENT OF
DOLLARS IN THOUSANDS                       FAIR VALUE   PORTFOLIO   FAIR VALUE   PORTFOLIO   FAIR VALUE   PORTFOLIO
-------------------------------------------------------------------------------------------------------------------
U.S. government and agency securities        $398,868       69.5%     $421,856       74.9%     $134,969       32.4%
SBA securities                                 48,370        8.4%       61,160       10.8%       71,037       17.0%
Obligations of states and political
 subdivisions                                   2,333        0.4%        5,414        1.0%       11,458        2.8%
Other securities                              124,775       21.7%       74,737       13.3%      199,367       47.8%
-------------------------------------------------------------------------------------------------------------------
Total                                        $574,346                 $563,167                 $416,831
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                                                             1998 Annual Report

The following table sets forth the maturities and weighted average yields of InterWest's securities available for sale portfolio as of September 30, 1998.

                                  LESS THAN ONE YEAR     ONE TO FIVE YEARS    FIVE TO TEN YEARS       OVER TEN YEARS
                                  ------------------    ------------------    ------------------    ------------------
                                   ESTIMATED             ESTIMATED             ESTIMATED             ESTIMATED
DOLLARS IN THOUSANDS              FAIR VALUE   YIELD    FAIR VALUE   YIELD    FAIR VALUE   YIELD    FAIR VALUE   YIELD
----------------------------------------------------------------------------------------------------------------------
U.S. government and
 agency securities                    $7,851   6.16%      $210,201   6.16%      $ 92,620   6.38%      $ 88,196   6.12%
SBA securities                            --     --            945   8.51%         8,116   8.29%        39,309   7.89%
Obligations of states and
 political subdivisions                  748   5.15%         1,130   4.87%           319   5.22%           136   5.26%
Other securities                         582   5.65%            --     --          9,273   6.22%       114,920   6.54%
----------------------------------------------------------------------------------------------------------------------
Total                                 $9,181   6.05%      $212,276   6.16%      $110,328   6.50%      $242,561   6.60%
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

LOANS RECEIVABLE AND LOANS HELD FOR SALE Loans receivable increased by $21 million or 1.5 percent from $1.338 billion as of September 30, 1997, to $1.359 billion as of September 30, 1998. The commercial loan portfolio has increased $62.2 million from September 30, 1997, representing a growth rate of 40 percent from September 30, 1997. As of September 30, 1998, outstanding commercial loans total $217.5 million, or 14.8 percent of the total loan portfolio compared to $155.3 million, or 11.3 percent as of September 30, 1997. InterWest will continue to implement a strategy of changing the composition of the loan portfolio with emphasis on commercial lending.

     Commercial real estate mortgage loans increased $43.7 million from September 30, 1997, representing a growth rate of 20.4 percent, and real estate construction loans outstanding have increased by $45.4 million, or 33.2 percent, for the same period.

     During the year ended September 30, 1998, InterWest originated $550 million of single-family residential loans (including single-family construction loans) as compared to $399 million for the respective periods of fiscal year 1997. The single-family residential real estate mortgage loan portfolio has decreased due to mortgage banking activities and the increased emphasis on commercial lending. During the year ended September 30, 1998, InterWest securitized and sold $293 million of single-family residential real estate mortgage loans on the secondary market. A continued low interest rate environment should result in strong single-family mortgage loan originations and mortgage banking for fiscal year 1999.

     The principal lending activity of InterWest Bank is the origination of single-family residential mortgage loans and, to a lesser extent, loans secured by income property, consumer loans, commercial loans and agricultural loans. Pacific Northwest Bank, Pioneer National Bank, First National Bank of Port Orchard and Kittitas Valley Bank N.A. have loan portfolios which have a greater percentage of commercial loans than InterWest Bank.

     As of September 30, 1998, $627.2 million, or 42.5 percent, of InterWest's loan portfolio consisted of loans secured by single-family residential properties and $320.9 million, or 21.8 percent of total loans, consisted of income property loans (multi-family residential and commercial real estate loans). Real estate construction loans, which are primarily secured by single-family residential properties, were $182.0 million or 12.3 percent of total gross loans as of September 30, 1998. InterWest typically requires that mortgage loans be secured by first liens on single-family residential dwellings, land, developed lots or commercial property. The purpose of the majority of real estate mortgage loans has been for the purchase or construction of single-family residential dwellings or refinancing of these properties, but some loans have been for acquisition or development of residential lots or permanent loans secured by income properties.

     The acquisitions of Central, Pacific, Pioneer, Puget and Kittitas increased InterWest's access to commercial lending. These acquisitions, as well as the development of commercial banking at InterWest Bank, are changing the composition of the InterWest loan portfolio to that of a financial institution that emphasizes both real estate and commercial lending. Growth in commercial lending should shorten duration risk, produce higher net interest margin, create better protection from interest rate volatility and ultimately meet the needs of InterWest's customers.

InterWest Bancorp

     The following table sets forth the composition of InterWest's loan portfolio by type of loan as of the dates indicated.

                                        1998                 1997                 1996                1995               1994
AS OF SEPTEMBER 30,             ------------------  -------------------  -------------------  ------------------  -----------------
DOLLARS IN THOUSANDS               AMOUNT  PERCENT      AMOUNT  PERCENT      AMOUNT  PERCENT     AMOUNT  PERCENT    AMOUNT  PERCENT
-----------------------------------------------------------------------------------------------------------------------------------
TYPE OF LOAN:
Real estate mortgage loans:(1)
  Single-family residential    $  627,191    42.5%  $  701,840    51.2%  $  630,147    52.9%  $ 570,377    54.2%  $509,842    55.9%
  Multi-family residential         62,948     4.3%      58,137     4.2%      55,256     4.6%     53,608     5.1%    39,741     4.4%
  Commercial                      257,906    17.5%     214,232    15.6%     191,348    16.1%    165,547    15.7%   138,727    15.2%
Real estate construction          182,020    12.3%     136,580    10.0%     114,698     9.6%    105,212    10.0%    89,759     9.9%
Consumer loans                     81,386     5.5%      73,876     5.4%      63,240     5.3%     55,299     5.3%    43,889     4.8%
Commercial loans                  217,546    14.8%     155,265    11.4%     122,275    10.3%     87,788     8.3%    76,346     8.4%
Agricultural loans                 45,637     3.1%      30,491     2.2%      14,007     1.2%     14,878     1.4%    13,169     1.4%
-----------------------------------------------------------------------------------------------------------------------------------
  Total gross loans             1,474,634            1,370,421            1,190,971           1,052,709            911,473

LESS:
Loans held for sale               (93,125)             (10,230)             (11,223)             (9,581)            (7,786)
Allowance for losses on loans     (13,224)             (11,104)             (10,235)             (7,841)            (7,233)
Deferred loan fees
 and discounts                     (9,235)             (10,636)             (10,465)             (9,769)            (8,676)
-----------------------------------------------------------------------------------------------------------------------------------
Total loans
 receivable, net               $1,359,050           $1,338,451           $1,159,048          $1,025,518           $887,778
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes construction loans converted to permanent loans.

The following table shows the contractual maturity of InterWest's gross loans at September 30, 1998. Loans having no stated schedule of repayments and no stated maturity are reported as due within one year. Loan balances do not include deferred loan fees and discounts and allowance for losses on loans. The table does not reflect any estimate of prepayments, which significantly shorten the average life of all loans and will cause InterWest's actual repayment experience to differ significantly from that indicated below.

                                                     AFTER ONE
                                                  YEAR THROUGH             AFTER
DOLLARS IN THOUSANDS         WITHIN ONE YEAR        FIVE YEARS        FIVE YEARS            TOTAL
-------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential         $ 12,962          $ 46,636          $567,593        $ 627,191
  Multi-family residential             2,855             1,052            59,041           62,948
  Commercial                          34,717            84,100           139,089          257,906
Real estate construction              50,278            35,433            96,309          182,020
Consumer loans                        48,191            18,312            14,883           81,386
Commercial loans                     104,474            57,212            55,860          217,546
Agricultural loans                    34,896             7,046             3,695           45,637
-------------------------------------------------------------------------------------------------
Total gross loans                   $288,373          $249,791          $936,470       $1,474,634
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

                                                             1998 Annual Report

The following table sets forth the dollar amount of all loans due one year or more after September 30, 1998, that have fixed interest rates and have floating or variable interest rates.

                                            FIXED       FLOATING OR
DOLLARS IN THOUSANDS                        RATES    VARIABLE RATES
-------------------------------------------------------------------
Loans maturing in more than one year     $500,331          $685,930

SINGLE-FAMILY RESIDENTIAL MORTGAGE LOANS The primary lending activity of InterWest has historically been the granting of mortgage loans to enable borrowers to refinance and purchase existing dwellings or to construct new single-family dwellings on properties located within its primary market area. Management believes that focusing on single-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. InterWest's single-family residential loan portfolio also includes loans on two- to four-family dwellings and manufactured homes.

     InterWest presently originates both fixed-rate loans and adjustable-rate mortgage loans ("ARMs") secured by single-family residential properties with loan terms of up to 30 years. ARMs have interest rates that adjust based upon changes in the predetermined index for a period matching the repricing period of the loan. Borrower demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the rates and loan fees for ARMs.

MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE MORTGAGE LOANS InterWest originates mortgage loans on commercial real estate and multi-family residences with terms of up to 30 years in its primary market area. These loans are secured by improved property such as multi-family properties, office buildings and small commercial business properties, condominiums, churches, subdivision developments and strip shopping centers.

     Multi-family residential and commercial real estate mortgage loans are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are dependent on the successful operation or management of the properties. As a result, repayment of such loans may be subject to conditions in the real estate market or the economy to a greater extent than single-family residential real estate loans. These loans may involve large loan balances to single borrowers or groups of related borrowers.

REAL ESTATE CONSTRUCTION InterWest originates residential construction mortgage loans to residential owner-occupants (custom construction loans) and to contractors building residential properties for resale, as well as construction loans for condominiums, multi-family residential properties and land development on properties located within its primary market area. Construction loans to owner-occupants generally are converted to single-family residential mortgage loans.

     Real estate construction loans may involve additional risks because loan funds are collateralized by the project under construction which is of uncertain value prior to the completion, delays may arise from labor problems, material shortages may be experienced and other unpredictable contingencies may occur. It is important to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from the expertise required for residential real estate mortgage lending. Construction lending is generally considered to involve a higher degree of collateral risk than long-term financing of residential properties. InterWest's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value and marketability at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction costs and the marketability of the property upon completion of the project prove to be inaccurate, InterWest may be required to advance additional funds to complete development of the project.

InterWest Bancorp

     InterWest's underwriting criteria are designed to evaluate and minimize the risks of each construction loan. Among other things, InterWest considers evidence of the availability of permanent financing for the borrower, the reputation of the borrower, the amount of the borrower's equity in the project, the independent appraisal and review of cost estimates, the pre-construction sale and leasing information, and the cash flow projections of the borrower. In addition, most of the construction loans granted by InterWest are secured by property located in InterWest's market areas.

COMMERCIAL Commercial loans include a wide range of loan types to small and medium-sized businesses. A significant portion of these loans are commercial lines of credit with variable rates and maturities of less than one year. The remaining commercial loans include equipment and operational loans with terms generally not exceeding five years. These loans are primarily secured by capital assets, accounts receivable, and inventory, although certain loans are unsecured. Commercial lending has increased risks as a result of dependence on income production for future repayment, and in certain circumstances, the lack of tangible collateral. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the value of any collateral securing the loans. Commercial lending operations rely on a strong credit culture that combines prudent credit policies and individual lender accountability.

AGRICULTURAL Agricultural loans include seasonal production loans secured by crops and equipment. These loans generally have variable rates tied to prime that are renewed annually. Agricultural loans also include loans secured by farmland. The majority of these loans have terms of less than five years and have variable rates.

CONSUMER Consumer loans consist of automobile loans, home equity loans and loans for other consumer purposes. Consumer lending may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

LOANS HELD FOR SALE Loans held for sale total $93.1 million as of September 30, 1998, compared to $10.2 million as of September 30, 1997. Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Loans that are held for sale are generally fixed-rate mortgage loans and loans originated under a Small Business Administration program. The loans are typically sold to FHLMC and other financial institutions. In connection with most of these loan sales, InterWest retains the right to service the loans (i.e., collection of principal and interest payments), for which it generally receives a fee based on the difference between the rate paid to the investor and that collected from the borrower. InterWest capitalizes loan servicing rights either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. Loan servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of servicing income, not exceeding 15 years.

NONACCRUAL AND PROBLEM LOANS Loans are generally placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. InterWest does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed from interest income. As of September 30, 1998 and 1997, InterWest had $8.2 million and $5.1 million, respectively, of loans on nonaccrual status.

                                                             1998 Annual Report

     InterWest performs a review of its loan portfolio for weaknesses in credit quality on an ongoing basis to identify problem loans. This review results in internal loan classifications based on risk characteristics and loan performance. The overall objective of this review process is to identify trends in the credit quality of the loan portfolio and to determine the level of loss exposure to evaluate the need for an adjustment to the allowance for losses on loans.

ALLOWANCE FOR LOSSES ON LOANS InterWest's allowance for losses on loans was $13.2 million or 0.96 percent of loans receivable as of September 30, 1998, compared to $11.1 million, or 0.82 percent of loans receivable as of September 30, 1997. Net loan charge-offs for the year ended September 30, 1998, were $0.9 million or 0.06 percent of the average balance of loans outstanding. Net loan charge-offs were $0.6 million and $0.1 million during the years ended September 30, 1997 and 1996, respectively.

     The allowance for losses on loans is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate level of the allowance for losses on loans is estimated based upon factors and trends identified by management.

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; there is no recourse to the borrower, or if there is recourse, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. A provision for losses on loans, which is a charge against operations, is added to the allowance for losses on loans based on ongoing assessments of credit risk in the loan portfolio.

     While InterWest believes it has established its allowance for losses on loans in accordance with generally accepted accounting principles, there can be no assurance that in the future, regulators, when reviewing InterWest's loan portfolio, will not request InterWest to increase its allowance for losses on loans, thereby affecting InterWest's financial condition and results of operations. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for losses on loans is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

InterWest Bancorp

     The following table sets forth an analysis of the InterWest's allowance for losses on loans for the periods indicated.

DOLLARS IN THOUSANDS

YEAR ENDED SEPTEMBER 30,                         1998         1997          1996         1995         1994
----------------------------------------------------------------------------------------------------------
Allowance as of beginning of year             $11,104      $10,235       $ 7,841       $7,233       $5,958
Provision for losses on loans                   1,707        1,508         1,552          929        1,053

MERGER AND ACQUISITION ACTIVITY:
   Conforming provision pursuant
    to acquisition                              1,100           --           900           --           --
   Allowance acquired                             295           --            --           --          393
   Pooling accounting adjustment                 (76)           --            --           --           --

CHARGE-OFFS:
Real estate mortgage loans:
   Single-family residential                      413          109            99          126          164
   Multi-family residential                       100           --            --          142           --
   Commercial                                      19          234            20           --           --
Real estate construction                          134           --            --           --           --
Consumer loans                                    428          449           304          314          247
Commercial loans                                  194          246            60          138           54
Agricultural loans                                  2            2            --           --            5
----------------------------------------------------------------------------------------------------------
   Total charge-offs                            1,290        1,040           483          720          470

RECOVERIES:
Real estate mortgage loans:
   Single-family residential                       61           39             6           20           84
   Commercial                                      55           67            13           22           --
Consumer loans                                    176          162           118          152           77
Commercial loans                                   88          133           288          201          133
Agricultural loans                                  4           --            --            4            5
----------------------------------------------------------------------------------------------------------
   Total recoveries                               384          401           425          399          299
----------------------------------------------------------------------------------------------------------
Net charge-offs                                  (906)        (639)          (58)        (321)        (171)
----------------------------------------------------------------------------------------------------------
Allowance as of end of year                   $13,224      $11,104       $10,235       $7,841       $7,233
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

Ratio of allowance to total loans
 receivable at the end of the period            0.96%        0.82%         0.88%        0.76%        0.81%
Ratio of net charge-offs to average
 loans outstanding during the period            0.06%        0.05%         0.01%        0.03%        0.02%

                                                             1998 Annual Report

InterWest has historically maintained a positive variance from the minimum estimated allowance for losses on loans based on the analyses conducted by management and credit personnel. The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics and charge-off histories of the loan portfolio. Management has reviewed the allocations in the various loan categories and believes the allowance for losses on loans was adequate at all times during the five-year period ended September 30, 1998. Although the allocation of the allowance for losses on loans is an important credit management tool, the entire allowance for losses on loans is available for the entire loan portfolio. The following table sets forth the allocation of the allowance for losses on loans by loan category as of the dates indicated.

DOLLARS IN THOUSANDS

SEPTEMBER 30,                       1998         1997         1996          1995         1994
---------------------------------------------------------------------------------------------
Real estate mortgage loans:
   Single-family residential     $ 3,288      $ 2,092      $ 1,611        $1,455       $1,292
   Multi-family residential          387          256          445           424          314
   Commercial                      1,491          742        1,685         1,365        1,157
Real estate construction             424          494          459           388          368
Consumer loans                       996        1,012        1,047           904          703
Commercial loans                   2,454        1,592        1,064           843          720
Agricultural loans                   285           59          214           217          162
Unallocated                        3,899        4,857        3,710         2,245        2,517
---------------------------------------------------------------------------------------------
   Total allowance
    for losses on loans          $13,224      $11,104      $10,235        $7,841       $7,233
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

REAL ESTATE HELD FOR SALE AND FOR DEVELOPMENT Real estate held for sale includes property acquired by InterWest through foreclosure. The properties are carried at the lower of the estimated fair value or the principal balance of the foreclosed loans. As of September 30, 1998, InterWest had foreclosed properties totaling $7.6 million.

     The real estate held for development portfolio of $4.4 million as of September 30, 1998, consists primarily of one land development project.

NONPERFORMING ASSETS InterWest's non-performing assets as of September 30, 1998, which consist of non-performing loans and real estate held for sale, totaled $15.8 million or 0.64 percent of total assets. This is an increase from $12.4 million or 0.52 percent of total assets as of September 30, 1997. InterWest's non-performing assets at September 30, 1996, totaled $9.9 million or 0.49 percent of assets. Real estate held for sale was $7.6 million as of September 30, 1998, an increase from $6.9 million as of September 30, 1997. Non-performing loans increased to $8.2 million as of September 30, 1998, compared to $5.5 million as of September 30, 1997, and $3.8 million as of September 30, 1996.

InterWest Bancorp

     The following table sets forth information with respect to InterWest's non-performing assets and restructured loans as of the dates indicated.

DOLLARS IN THOUSANDS

AS OF SEPTEMBER 30,                                           1998          1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------
LOANS ACCOUNTED FOR ON A NONACCRUAL BASIS:
Real estate mortgage loans:
   Single-family residential                               $ 5,036       $ 3,181       $2,008       $  985       $  708
   Multi-family residential                                     --           407           --          900           --
   Commercial                                                  557           484        1,323          308          624
Real estate construction                                       634           234           --           --            3
Consumer loans                                                 174           417          208          132          144
Commercial loans                                             1,682           343          300          507          138
Agricultural loans                                             127            78           --           --          123
-----------------------------------------------------------------------------------------------------------------------
   Total                                                     8,210         5,144        3,839        2,832        1,740

ACCRUING LOANS WHICH ARE CONTRACTUALLY
 PAST DUE 90 DAYS OR MORE:
Commercial real estate mortgage loans                           --           321           --           --           --
Commercial loans                                                --            --           --           --           16
Agricultural loans                                              --            --           --           --          129
-----------------------------------------------------------------------------------------------------------------------
   Total                                                        --           321           --           --          145
Real estate owned acquired through foreclosure               7,553         6,945        6,053        4,178        5,930
-----------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                 $15,763       $12,410       $9,892       $7,010       $7,815
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Restructured loans                                         $   883       $ 1,403       $1,715       $1,958       $   --
Total loans delinquent 90 days or more to
 loans receivable, net                                       0.60%         0.41%        0.33%        0.28%        0.20%
Total loans delinquent 90 days or more to total assets       0.34%         0.21%        0.19%        0.16%        0.12%
Total nonperforming assets to total assets                   0.64%         0.52%        0.49%        0.41%        0.53%

Interest income that would have been recorded for the year ended September 30, 1998, had nonaccruing loans been current in accordance with their original terms, amounted to approximately $521,000.

DEPOSITS InterWest offers various types of deposit accounts, including savings, checking accounts, money market type accounts and a variety of certificate accounts. Deposit accounts vary as to terms, with the principal differences being the minimum balance required, the time period the funds must remain on deposit, the interest rate, and the deposit or withdrawal option. InterWest has rarely relied on brokered deposits, but has relied on generating deposits through a marketing strategy that employs a sales staff responsible for generating new customer relationships.

     Non-interest-bearing deposits increased to $178.6 million as of September 30, 1998, from $150.4 million as of September 30, 1997.

                                                             1998 Annual Report

     Interest-bearing transaction accounts (which includes interest-bearing checking, money market and savings accounts) increased to $539.2 million as of September 30, 1998, compared to $437.6 million as of September 30, 1997. Interest-bearing transaction accounts represent 34.5 percent of total deposits as of September 30, 1998, an increase from 29.8 percent as of September 30, 1997. Money market and interest-bearing checking account balances increased by $82.9 million and $25.6 million, respectively, from September 30, 1997. This represents growth rates of 45 percent and 19 percent for money market and interest-bearing checking account balances from September 30, 1997, respectively.

     Certificates of deposit decreased to $847.0 million as of September 30, 1998, compared to $880.5 million as of September 30, 1997. Certificates of deposit currently represent 54.1 percent of total deposits, a decrease from
60.0 percent as of September 30, 1997.

     Management is pursuing initiatives to increase the percentage of non-interest-bearing deposits and interest-bearing transaction deposits relative to certificates of deposit. This activity should increase net interest income, service fee revenue and customer growth and retention. As of September 30, 1998, 46 percent of InterWest's deposits are transaction accounts, an increase from 40 percent as of September 30, 1997.

     The following table indicates the amount of the InterWest's certificates of deposit with balances equal to or greater than $100,000 classified by time remaining until maturity as of September 30, 1998.

DOLLARS IN THOUSANDS

MATURITY PERIOD                                      CERTIFICATES OF DEPOSIT
----------------------------------------------------------------------------
Three months or less                                                $194,901
Three through six months                                              47,657
Six through twelve months                                             52,717
Over twelve months                                                    74,298
----------------------------------------------------------------------------
Total                                                               $369,573
----------------------------------------------------------------------------
----------------------------------------------------------------------------

The following table sets forth the balances and changes in dollar amount of deposits in the various types of accounts offered by InterWest as of the dates indicated.

AS OF SEPTEMBER 30,                          1998                                 1997                         1996
                               --------------------------------     --------------------------------    -------------------
                                           PERCENT                              PERCENT                             PERCENT
                                                OF     INCREASE                      OF     INCREASE                     OF
DOLLARS IN THOUSANDS              AMOUNT     TOTAL   (DECREASE)        AMOUNT     TOTAL   (DECREASE)       AMOUNT     TOTAL
---------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits $  178,625     11.4%    $  28,197    $  150,428     10.2%      $27,410   $  123,018      8.9%
Interest-bearing checking
 accounts                        162,051     10.4%       25,649       136,402      9.3%        9,495      126,907      9.1%
Money market accounts            267,953     17.1%       82,924       185,029     12.6%       15,272      169,757     12.2%
Savings accounts                 109,148      7.0%      (6,987)       116,135      7.9%       (4,424)     120,559      8.7%
Certificates                     847,048     54.1%     (33,418)       880,466     60.0%       31,305      849,161     61.1%
---------------------------------------------------------------------------------------------------------------------------
Total                         $1,564,825              $ 96,365     $1,468,460                $79,058   $1,389,402
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS InterWest borrows through advances from the Federal Home Loan Bank
(FHLB) and securities sold under agreements to repurchase. These borrowing sources totaled $678.4 million as of the end of fiscal year 1998, compared to $753.6 million as of September 30, 1997, and $463.0 million as of September 30, 1996. The proceeds from these borrowings were used to fund growth in loans receivable and securities. It is management's intention to decrease the percentage of liabilities represented by borrowings and increase deposits. This should increase net interest income.

InterWest Bancorp

     FHLB provides credit for member financial institutions. As members, banks are required to own capital stock in the FHLB, and are authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities that are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made to members pursuant to several different programs. These programs are generally tailored to the institution's need while still reflecting market terms and conditions. InterWest relies upon advances from the FHLB to supplement its supply of lendable funds and to meet liquidity guidelines. The rates on these advances vary from time to time in response to general economic conditions.

     InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with a fair value exceeding the face value of the borrowings. The following table sets forth certain information regarding borrowings by InterWest during the periods indicated:

DOLLARS IN THOUSANDS

AS OF OR FOR THE YEAR ENDED SEPTEMBER 30,                                   1998         1997         1996
----------------------------------------------------------------------------------------------------------
Maximum amount outstanding as of any month end during the period:
   FHLB advances                                                        $663,385     $494,948     $386,637
   Securities sold under agreements to repurchase                        214,917      258,993      119,945
Approximate average amount outstanding during the period:
   FHLB advances                                                         559,012      347,444      317,554
   Securities sold under agreements to repurchase                        157,898      183,246       56,285
Balance outstanding as of end of period:
   FHLB advances                                                         546,033      494,648      343,035
   Securities sold under agreements to repurchase                        128,613      258,993      119,945
Approximate weighted average rate paid during the period:
   FHLB advances                                                            5.61%        5.64%        5.53%
   Securities sold under agreements to repurchase                           5.81         5.66         5.67
Weighted average rate paid as of end of period:
   FHLB advances                                                            5.40         5.68         5.51
   Securities sold under agreements to repurchase                           5.72         5.66         5.45

Capital

InterWest is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors at both the holding company and subsidiary bank level. InterWest manages various capital levels at both the holding company and subsidiary bank level to maintain appropriate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution. See Note 19 of the Consolidated Financial Statements for detail of regulatory capital ratios for InterWest Bancorp.

     On July 21, 1998, InterWest Bancorp announced a three-for-two common stock split, which was paid on August 17, 1998, to shareholders of record on August 3, 1998. Common stock issued and outstanding, average shares outstanding and net income per share for all periods presented have been retroactively adjusted to give effect to this transaction.

     InterWest's total shareholders' equity was $171.7 million as of September 30, 1998, an increase of $10.9 million or 7 percent from $160.8 million as of September 30, 1997.

                                                           1998 Annual Report

     Book value per share increased to $10.97 as of September 30, 1998, from $10.26 as of September 30, 1997. Shareholders' equity as a percentage of total assets was 6.99 percent as of September 30, 1998, compared to 6.69 percent as of September 30, 1997.

     During fiscal year 1998, InterWest Bancorp, Inc. declared cash dividends totaling $0.52 per share, an increase from $0.39 per share for fiscal year 1997. The amount of dividends reported in the consolidated statement of shareholders' equity varies from these amounts due to the application of the pooling-of-interests method of accounting to the financial statements for the mergers with Central, Pacific, Pioneer and Puget.

Liquidity Resources

Liquidity management focuses on the need to meet both short-term funding requirements and InterWest's long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers. Management is structuring the balance sheet to meet these needs. InterWest desires to attract and retain consumer and business customer relationships with a focus on transaction accounts and commercial and consumer lending. InterWest also uses wholesale funds through advances from the Federal Home Loan Bank of Seattle
(FHLB) and the sale of securities under agreements to repurchase to fund asset growth. Other sources of funds for liquidity include loan repayments, loan sales, securities sales and mortgage-backed and related security repayments. Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows are affected by changes in interest rates.

     InterWest has additional capacity to borrow funds from the FHLB through a pre-approved credit line. This credit line has a pledge requirement whereby InterWest must maintain unencumbered collateral with a par value at least equal to the outstanding balance. As of September 30, 1998, the additional amount available under credit lines from the FHLB was $315.9 million. InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with a market value exceeding the face value of the borrowings. If the market value of the securities were to decline as a result of an increase in interest rates or other factors, InterWest would be required to pledge additional securities or cash as collateral. As of September 30, 1998, InterWest had $277 million of available credit from broker/dealers to sell securities under agreements to repurchase.

     The analysis of liquidity also includes a review of InterWest's consolidated statement of cash flows for fiscal year 1998. The consolidated statement of cash flows details InterWest's operating, investing and financing activities during the fiscal year. The most significant item under operating activities was 1998 net income of $22.6 million. Investing activities included proceeds from the sale of securities available for sale of $374.6 million, security maturities totaling $437.8 million and purchases of securities available for sale of $903.2 million. Investing activities also included $439.0 million in loan originations, net of principal repayments and $362.7 million of proceeds from the sale of loans. During 1998, financing activities included $80.8 million in borrowing repayments, net of borrowing proceeds, a $101.1 million increase in deposits, a $45.7 million decrease in certificates of deposit and a total of $6.4 million paid in cash dividends to shareholders.

Supervision and Regulation

InterWest Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956 (BHCA) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB). Under the BHCA, InterWest Bancorp files with the FRB annual reports of operations and such additional information as the FRB may require. Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking.

InterWest Bancorp

     The subsidiary banks are members of the Federal Deposit Insurance Corporation (FDIC), and as such, are subject to examination thereby. Pioneer National Bank and Kittitas Valley Bank N.A. are national banking associations that are also subject to regulation and supervision by the Office of the Comptroller of Currency. InterWest Bank is a state-chartered savings bank and Pacific Northwest Bank is a state-chartered commercial bank, both of which are also subject to regulation and supervision by the Washington Department of Financial Institutions Division of Banks. In practice, the primary regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other regulators. Areas subject to regulation by federal or state authorities include the allowance for losses on loans, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

     The enforcement powers available to banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions.

Year 2000

The century date change for the year 2000 is a serious issue that may impact virtually every organization, including InterWest. Many software programs are not able to recognize the year 2000, since most programs and systems were designed to store calendar years in the 1900s by assuming the "19" and storing only the last two digits of the year. The problem is especially important to financial institutions since many transactions, such as interest accruals and payments, are date sensitive, and because InterWest interacts with numerous customers, vendors and third party service providers who must also address the year 2000 issue. The problem is not limited to computer systems. Year 2000 issues will potentially affect every system that has an embedded microchip, such as automated teller machines, elevators and vaults.

INTERWEST'S STATE OF READINESS InterWest is committed to addressing these Year 2000 issues in a prompt and responsible manner, and has dedicated the resources to do so. Management has completed an assessment of its automated systems and has implemented a program consistent with applicable regulatory guidelines, to complete all steps necessary to resolve identified issues. InterWest's compliance program has several phases, including project management, assessment, testing, remediation and implementation.

PROJECT MANAGEMENT Each subsidiary bank has developed a process to address Year 2000 compliance matters. This process includes a project manager, senior management and departmental representatives. There are periodic meetings with senior management of each subsidiary bank to discuss the process, assign tasks, determine priorities and monitor progress. Periodic reports are provided to each subsidiary banks' Board of Directors on the status of the Year 2000 project. Additionally, the subsidiary banks regularly report to InterWest Bancorp management and to the InterWest Bancorp Board of Directors.

ASSESSMENT InterWest's computer equipment and mission-critical software programs have been identified. This phase is essentially complete. InterWest's primary software vendors were also assessed during this phase, and vendors who provide mission-critical software have been contacted. InterWest will continue to monitor and work with these vendors. Additionally, InterWest has identified, and began working with, significant borrowers to assess the extent to which they may be affected by Year 2000 issues.

                                                           1998 Annual Report

TESTING Updating and testing of InterWest's automated systems is currently under way and InterWest anticipates that initial testing of mission-critical systems will be completed by December 31, 1998. Upon completion, InterWest will be able to identify any internal computer systems that remain noncompliant.

REMEDIATION AND IMPLEMENTATION This phase involves obtaining and implementing renovated software applications provided by InterWest's vendors. As renovated applications or new applications are received and implemented, InterWest will test them for Year 2000 compliance. This phase also involves upgrading and replacing systems where appropriate, and will continue throughout 1998 and 1999.

ESTIMATED COSTS TO ADDRESS INTERWEST'S YEAR 2000 ISSUES The total financial effect that year 2000 issues will have on InterWest cannot be predicted with any certainty at this time. In fact, in spite of all efforts being made to rectify these problems, the success of the InterWest's efforts will not be known until the year 2000 actually arrives. However, based on its assessment to date, InterWest does not believe that expenses or required capital expenditures related to meeting Year 2000 challenges will have a material effect on the operations or financial condition of InterWest. Year 2000 challenges facing vendors of mission-critical software and systems, third-party service providers, and customers could have a material effect on the operations or financial condition of InterWest, to the extent such parties are materially affected by such challenges.

RISKS RELATED TO YEAR 2000 ISSUES The year 2000 poses certain risks to InterWest and its operations. Some of these risks are present because InterWest purchases technology and information systems applications from other parties who face Year 2000 challenges and relies on third-party service providers for processing data. In addition, other risks are inherent in the business of banking or are risks faced by many companies. Although it is impossible to identify all possible risks that InterWest may face moving into the millennium, management has identified the following significant potential risks:

     Commercial banks may experience a contraction in their deposit base, if a significant amount of deposited funds are withdrawn by customers prior to the year 2000, and interest rates may increase as the millennium approaches. This potential deposit contraction could make it necessary for InterWest to change its sources of funding and could affect future earnings. InterWest has established a contingency plan for addressing this situation, should it arise, in its asset and liability management policies. The plan includes maintaining the ability to borrow funds from correspondent banks and the Federal Home Loan Bank of Seattle. Significant demand for funds from other banks could reduce the amount of funds available for InterWest to borrow. If insufficient funds are available from these sources, InterWest may also sell investment securities or other liquid assets to meet liquidity needs.

     InterWest originates loans to businesses in its marketing area. If these businesses are adversely affected by year 2000 problems, their ability to repay loans could be impaired. This increased credit risk could adversely affect InterWest's financial performance. During the assessment phase of InterWest's Year 2000 program, InterWest identified substantial borrowers, and is working with such borrowers to ascertain their levels of exposure to Year 2000 problems. To the extent that InterWest is unable to assure itself of the Year 2000 readiness of such borrowers, it intends to apply additional risk assessment criteria to the indebtedness of such borrowers and make any necessary related adjustments to InterWest's provision for loan losses.

     InterWest's operations, like those of many other companies, can be adversely affected by the Year 2000-triggered failures of other companies upon whom InterWest depends for the functioning of its automated systems. Accordingly, InterWest's operations could be materially affected if the operations of mission-critical third-party service providers are adversely affected. As described above, InterWest has identified its mission-critical vendors and is monitoring their Year 2000 compliance programs.

InterWest Bancorp

INTERWEST'S CONTINGENCY PLANS InterWest has initially developed contingency plans related to Year 2000 issues. As InterWest continues the testing phase, and based on future ongoing assessment of the readiness of vendors, service providers and substantial borrowers, InterWest will modify contingency plans as necessary or develop additional contingency plans. The review of contingency plans is an ongoing process subject to internal assessments, third party and regulatory review. Additionally, specific timeframes have been established for the monitoring and assessment of contingency planning as well as "trigger" dates for implementing contingency plans. Certain circumstances, as described above in "Risks," may occur for which there are no completely satisfactory contingency plans.

Market Risk

InterWest's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on InterWest's financial condition and results of operations. InterWest does not currently use derivatives to manage market and interest rate risks.

     InterWest is sensitive to the potential change in interest rates and the resulting impact on net interest income. It has been an objective of management to reduce this sensitivity through the use of adjustable rate loans, which enables InterWest to better match the duration of its deposit base with these types of assets.

     In addition to adjustable rate loans, InterWest uses a number of additional strategies to minimize the impact on net income during significant changes in interest rates. The strategies utilized by InterWest to achieve this goal include sales of fixed-rate mortgage loans, growth in non-interest-bearing deposits, purchases of adjustable rate and callable agency securities, and short-term commercial lending.

     The table on the following page sets forth the balances of the InterWest's financial instruments at the expected maturity dates, as well as the fair value of those financial instruments as of September 30, 1998. The expected maturities take into consideration historical and estimated principal prepayments for loans and mortgage-backed securities. Principal prepayments are the amounts of principal reduction, over and above normal amortization.

     The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rates for non-interest-bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts are 14 percent, 20 percent, 33 percent and 20 percent, respectively. The weighted average interest rates for financial instruments presented are actual as of September 30, 1998.

     The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and cash equivalents, federal funds sold and accrued interest receivable is a reasonable estimate of the fair value for such financial assets. The fair values of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes. The estimated fair value of loans receivable is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics adjusted for prepayment estimates. FHLB stock does not have a market and the fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value. The fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of September 30, 1998. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using a discount rate based on the current average rate for deposits of like maturities. The fair value of FHLB advances and securities sold under agreements to repurchase is estimated based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of September 30, 1998. The fair value estimates presented are based on information available as of September 30, 1998.

                                                           1998 Annual Report


DOLLARS IN THOUSANDS

EXPECTED MATURITY DATE,                                                                                                 ESTIMATED
YEAR ENDED SEPTEMBER 30,                1999        2000        2001        2002        2003    THEREAFTER     TOTAL    FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------

MARKET RISK
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents
   Non-interest-bearing             $ 74,018    $   --      $   --      $   --      $   --      $   --      $ 74,018    $ 74,018
   Interest-bearing
     deposits in banks               107,404        --          --          --          --          --       107,404     107,404
   Weighted average interest rate       5.63%       --%         --%         --%         --%         --%         5.63%
Federal funds sold                    19,863        --          --          --          --          --        19,863      19,863
   Weighted average interest rate       5.66        --          --          --          --          --          5.66
Securities available for sale
   Fixed rate                         12,710      31,835      12,825      41,019     138,544     161,853     398,786     398,786
   Weighted average interest rate       6.12        6.19        6.21        6.15        6.32        6.50        6.35
   Variable rate                      13,211      15,023      13,869      13,869      13,647     105,941     175,560     175,560
   Weighted average interest rate       6.18        6.03        6.03        6.03        6.01        5.57        5.76
Securities held to maturity
   Fixed rate                          1,812       2,713       2,515       2,898       2,325      49,125      61,388      61,128
   Weighted average interest rate                   5.82        5.63        5.64        5.57        5.92        6.14        6.05
   Variable rate                       2,823       3,337       3,080       3,080       3,080      10,474      25,874      26,238
   Weighted average interest rate       6.69        6.50        6.50        6.50        6.50        6.66        6.58
Loans receivable, net
   Fixed rate                         88,496      49,216      38,602      29,075      36,683     250,311     492,383     493,140
   Weighted average interest rate       8.97        8.89        8.43        8.39        7.87        8.10        8.36
   Variable rate                     303,243      61,231      26,442      19,879      21,032     434,840     866,667     870,060
   Weighted average interest rate       9.76        9.53        9.55        9.43        9.41        8.66        9.17
Loans held for sale                   93,125        --          --          --          --          --        93,125      95,626
Weighted average interest rate          7.22        --          --          --          --          --          7.22
Accrued interest receivable           14,991        --          --          --          --          --        14,991      14,991
Federal Home Loan Bank
   (FHLB) stock                         --          --          --          --          --        37,496      37,496      37,496
Weighted average interest rate          --          --          --          --          --          7.94        7.94

InterWest Bancorp


DOLLARS IN THOUSANDS

EXPECTED MATURITY DATE,                                                                                                 ESTIMATED
YEAR ENDED SEPTEMBER 30,                1999        2000        2001        2002        2003    THEREAFTER     TOTAL    FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------

MARKET RISK
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Non-interest-bearing deposits       $ 25,008    $ 21,506    $ 18,496    $ 15,906    $ 13,679    $ 84,030    $178,625    $178,625
Interest-bearing
   checking accounts                  32,410      25,928      20,743      16,594      13,275      53,101     162,051     162,051
Weighted average interest rate          1.55%       1.55%       1.55%       1.55%       1.55%       1.55%       1.55%
Money market accounts                 88,424      59,244      39,694      26,595      17,819      36,177     267,953     267,953
Weighted average interest rate          3.83        3.83        3.83        3.83        3.83        3.83        3.83
Savings accounts                      21,830      17,464      13,971      11,177       8,941      35,765     109,148     109,148
Weighted average interest rate          2.08        2.08        2.08        2.08        2.08        2.08        2.08
Certificates of deposit
   Fixed rate                        603,203     161,132      26,104       8,086       4,628         908     804,061     808,039
   Weighted average interest rate       5.54        6.00        5.51        6.03        5.38        6.40        5.48
   Variable rate                      31,280      11,707        --          --          --          --        42,987      43,015
   Weighted average interest rate       4.48        4.54        --          --          --          --          4.49
FHLB advances and
   other borrowings
     Fixed rate                       25,506       7,336      25,005     161,205      92,005     125,075     436,132     438,166
     Weighted average
       interest rate                    5.58        5.05        5.31        5.47        5.41        5.36        5.42
     Variable rate                    29,038       1,312      36,312         983      50,000        --       117,645     118,323
     Weighted average
       interest rate                    5.44        7.31        5.64        7.31        5.19        --          5.43
Securities sold under
  agreements to repurchase             5,613        --          --          --       123,000        --       128,613     130,844
Weighted average interest rate          4.35        --          --          --          5.78        --          5.71
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

FORWARD-LOOKING STATEMENTS In our annual report, we have included certain "forward-looking statements" concerning the future operations of InterWest. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all forward-looking statements contained in this registration statement. We have used forward-looking statements to describe future plans and strategies, including our expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

                                                              1998 Annual Report

Report of Management to Shareholders,
InterWest Bancorp, Inc.

Management of InterWest Bancorp, Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements included in this annual report have been prepared in accordance with generally accepted accounting principles and, as such, include judgments and estimates of management. InterWest Bancorp, Inc., also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

     Management is responsible for establishing and maintaining effective internal control over financial reporting. The internal control system is supported by written policies and procedures and by audits performed by an internal audit staff that reports to the Audit Committee of the Board of Directors. Internal auditors monitor the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee, composed solely of outside directors, provides oversight to the financial reporting process. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. The concept of reasonable assurance is based on the recognition that the costs of such a system should not exceed the benefits to be received. Management believes the system provides an appropriate cost/benefit balance.

     Management assesses InterWest Bancorp, Inc.'s internal control over financial reporting. Based on these assessments, management believes that InterWest Bancorp, Inc. maintains an effective internal control system over financial reporting.

STEPHEN M. WALDEN,                      H. GLENN MOUW,
PRESIDENT AND CHIEF EXECUTIVE OFFICER   EXECUTIVE VICE PRESIDENT


Report of Ernst & Young LLP, Independent Auditors

Board of Directors
InterWest Bancorp, Inc.

     We have audited the accompanying consolidated statements of financial condition of InterWest Bancorp, Inc., and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of InterWest's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterWest Bancorp, Inc., and subsidiaries at September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

     As described in Note 2 to the consolidated financial statements, InterWest Bancorp, Inc. adopted certain new accounting standards in fiscal year 1998 as required by the Financial Accounting Standards Board.

SEATTLE, WASHINGTON
OCTOBER 30, 1998                       /s/ Ernst & Young LLP

InterWest Bancorp

Consolidated Statements of Financial Condition


DOLLARS IN THOUSANDS

AS OF SEPTEMBER 30,                                                                   1998           1997
---------------------------------------------------------------------------------------------------------

ASSETS
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents
   Non-interest-bearing                                                        $    74,018    $    68,953
   Interest-bearing deposits in banks                                              107,404        166,935
Federal funds sold                                                                  19,863         12,225
Securities available for sale, at fair value                                       574,346        563,167
Securities held to maturity (fair value: 1998-$87,366 and 1997-$129,470)            87,262        132,295
Loans receivable, net                                                            1,359,050      1,338,451
Loans held for sale (fair value: 1998-$95,626 and 1997-$10,451)                     93,125         10,230
Interest receivable                                                                 14,991         14,551
Real estate held for sale and for development                                       11,996         12,414
Federal Home Loan Bank (FHLB) stock, at cost                                        37,496         27,211
Premises and equipment, net                                                         50,314         47,381
Intangible assets                                                                   14,026          4,291
Other assets                                                                         3,957          4,824
---------------------------------------------------------------------------------------------------------
Total assets                                                                   $ 2,447,848    $ 2,402,928
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

LIABILITIES
---------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                                                  $   178,625    $   150,428
Interest-bearing deposits                                                        1,386,200      1,318,032
---------------------------------------------------------------------------------------------------------
Total deposits                                                                   1,564,825      1,468,460

FHLB advances                                                                      546,033        494,648
Securities sold under agreements to repurchase                                     128,613        258,993
Other liabilities                                                                   28,981         17,730
Other borrowings                                                                     7,744          2,327
---------------------------------------------------------------------------------------------------------
Total liabilities                                                                2,276,196      2,242,158


SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
Common stock, no par value
  Authorized shares 30,000,000
  Issued and outstanding: 1998--15,651,345 shares and 1997--15,664,812 shares           --             --
Paid-in capital                                                                     36,512         36,110
Retained earnings                                                                  139,781        126,064
Less cost of common stock in treasury: 1997--27,750 shares                                0           (289)
Debt related to employee stock ownership plan (ESOP)                                (3,935)          --
Net unrealized loss on securities available for sale, net of tax                      (706)        (1,115)
---------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                         171,652        160,770
---------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                     $ 2,447,848    $ 2,402,928
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                                              1998 Annual Report

Consolidated Statements of Income


DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

YEAR ENDED SEPTEMBER 30,                                             1998        1997        1996
-------------------------------------------------------------------------------------------------

INTEREST INCOME
-------------------------------------------------------------------------------------------------
Loans receivable and loans held for sale                        $ 127,472   $ 115,053   $ 101,292
Securities available for sale                                      43,996      35,201      23,452
Securities held to maturity                                         5,595      12,362      15,427
Other                                                               3,216       2,590       3,656
-------------------------------------------------------------------------------------------------
                                                                  180,279     165,206     143,827
INTEREST EXPENSE
-------------------------------------------------------------------------------------------------
Deposits                                                           60,841      61,007      56,083
FHLB advances and other borrowings                                 31,468      19,708      17,851
Securities sold under agreements to repurchase                      9,174      10,366       3,193
-------------------------------------------------------------------------------------------------
                                                                  101,483      91,081      77,127

Net interest income before provision for losses on loans           78,796      74,125      66,700
Provision for losses on loans                                       2,807       1,508       2,452
-------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans            75,989      72,617      64,248

NON-INTEREST INCOME
-------------------------------------------------------------------------------------------------
Gain on sale of loans                                              10,421       4,209       1,989
Service fees                                                       10,987       9,452       8,675
Investment product fees and insurance commissions                   2,130       2,172       2,302
Gain on sale of securities available for sale                         813         587         584
Gain on sale of real estate held for sale and for development         289         346         806
Other                                                               1,833       1,879       1,388
-------------------------------------------------------------------------------------------------
                                                                   26,473      18,645      15,744

NON-INTEREST EXPENSE
-------------------------------------------------------------------------------------------------
Compensation and employee benefits                                 32,636      28,112      25,572
General and administrative                                         13,568      13,707      11,046
Occupancy                                                           8,893       7,665       6,650
Data processing                                                     3,766       3,535       2,635
FDIC premium assessment                                               657         428       1,998
Loss (benefit) from real estate write-downs and operations          1,957         585        (813)
SAIF assessment                                                      --          --         5,523
Merger-related charges                                              5,495        --         3,105
-------------------------------------------------------------------------------------------------
                                                                   66,972      54,032      55,716
-------------------------------------------------------------------------------------------------
Income before income taxes                                         35,490      37,230      24,276

Income tax expense                                                 12,848      12,681       7,785
-------------------------------------------------------------------------------------------------
Net income                                                      $  22,642   $  24,549   $  16,491
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Basic net income per share                                      $    1.45   $    1.58   $    1.08
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Diluted net income per share                                    $    1.40   $    1.54   $    1.05
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

InterWest Bancorp

Consolidated Statements of Shareholders' Equity

                                                                                                                     NET
                                                                                                              UNREALIZED
                                                                                                                    GAIN
                                                                                                               (LOSS) ON
                                                                                   LESS COST OF                SECURITIES
                               COMMON STOCK, NO PAR VALUE                                COMMON      DEBT      AVAILABLE
DOLLARS IN THOUSANDS,          ---------------------------   PAID-IN   RETAINED        STOCK IN   RELATED      FOR SALE,
EXCEPT SHARE DATA                    SHARES         AMOUNT   CAPITAL   EARNINGS        TREASURY   TO ESOP     NET OF TAX      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
OCTOBER 1, 1995                  15,264,444           --      33,849     95,160            (289)     (712)           874    128,882
Net income                                                               16,491                                              16,491
Dividends, $0.29 per share                                               (4,439)                                             (4,439)
Issuance of common stock:
  Stock option plans                 88,328           --         503                                                            503
  Stock purchase plans                9,130           --          81                                                             81
Unrealized loss on securities
  available for sale                                                                                              (3,798)    (3,798)
ESOP loan repayment                  48,225           --        --                                    400                       400
Pooling accounting
  adjustment                                                               (473)                                               (473)
-----------------------------------------------------------------------------------------------------------------------------------

SEPTEMBER 30, 1996               15,410,127           --      34,433    106,739            (289)     (312)        (2,924)   137,647
Net income                                                               24,549                                              24,549
Dividends, $0.33 per share                                               (5,224)                                             (5,224)
Issuance of common stock:
  Stock option plans                236,013           --       2,053                                                          2,053
  Stock purchase plans               18,788           --         194                                                            194
Unrealized gain on securities
  available for sale                                                                                               1,809      1,809
Purchase and retirement
  of treasury stock                 (35,780)          --        (570)                                                          (570)
ESOP loan repayment                  35,664           --        --                                    312                       312
-----------------------------------------------------------------------------------------------------------------------------------

SEPTEMBER 30, 1997               15,664,812           --      36,110    126,064            (289)      --          (1,115)   160,770
Net income                                                               22,642                                              22,642
Dividends, $0.50 per share                                               (7,676)                                             (7,676)
Issuance of common stock:
  Stock option plans                132,993           --         706                                                            706
  Stock purchase plans                1,404           --          19                                                             19
Unrealized gain on securities
  available for sale                                                                                                 409        409
Purchase and retirement
  of treasury stock                    (809)          --        (323)                       289                                 (34)
Debt related to ESOP               (147,055)          --        --                                 (3,935)                   (3,935)
Pooling accounting
  adjustment                                                             (1,249)                                             (1,249)
-----------------------------------------------------------------------------------------------------------------------------------

SEPTEMBER 30, 1998               15,651,345          $--     $36,512   $139,781           $ --    $(3,935)        $ (706)  $171,652
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                                              1998 Annual Report

Consolidated Statements of Cash Flows


DOLLARS IN THOUSANDS

YEAR ENDED SEPTEMBER 30,                                                    1998         1997         1996
-----------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------
Net income                                                              $ 22,642     $  24,549     $  16,491
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                                          4,937         3,781         3,007
    Provision for losses on loans                                          2,807         1,508         2,452
    Provision (benefit) for losses on real estate held
      for sale and for development                                         1,595           196        (1,000)
    Accretion of premiums and discounts, net                               3,465         1,249         2,187
    Gain on sale of loans                                                (10,421)       (4,209)       (1,989)
    Gain on sale of securities available for sale                           (813)         (587)         (584)
    Gain on sale of real estate held for sale and for development           (289)         (346)         (806)
    Loan fees deferred, net of amortization                                2,002         1,192         1,464
    FHLB stock dividends                                                  (2,526)       (1,551)       (1,536)
    Pooling accounting adjustment                                         (1,114)           --          (473)
Cash provided by (used in) changes in operating assets and liabilities:
  Accrued interest receivable                                               (440)         (231)       (3,285)
  Other assets                                                               867          (996)        1,679
  Other liabilities                                                       10,841        (6,054)       12,501
------------------------------------------------------------------------------------------------------------
Balance, net cash provided by operating activities                      $  33,553     $ 18,501      $ 30,108


INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------
Proceeds from sale of securities available for sale                       374,572      359,641       173,847
Purchases of securities available for sale                               (903,174)    (634,115)     (300,250)
Proceeds from maturing securities available for sale                      413,334      113,433        26,074
Proceeds from maturing securities held to maturity                         24,511      232,471        39,016
Purchases of securities held to maturity                                      (20)    (118,673)     (173,013)
Principal repayments on securities available for sale                     117,664       61,567        64,148
Principal repayments on securities held to maturity                        11,210        7,259        21,217
Proceeds from sale of loans                                               362,724       87,807        83,858
Net increase in loans receivable                                         (439,047)    (312,024)     (222,913)
Proceeds from sale of real estate held for sale
   and for development                                                      4,603        4,064         2,492
Purchases of premises and equipment                                        (5,771)     (12,797)       (8,662)
Purchases of FHLB stock                                                    (7,102)      (9,331)       (5,825)
Redemption of FHLB stock                                                      --         6,400         2,500
Cash paid for acquisition, net of cash received                            (8,899)         --           --
Improvements capitalized to real estate held for sale
  and for development                                                      (1,395)      (1,894)       (2,749)
Net decrease (increase) in federal funds sold                              (7,638)     (10,425)        6,405
Federal funds sold received in acquisition                                  7,487          --           --
Intangible assets acquired through acquisitions                               --           --         (1,530)
------------------------------------------------------------------------------------------------------------
Balance, net cash used by investing activities                          $ (56,941)   $(226,617)    $(295,385)
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements      CONTINUED ON FOLLOWING PAGE

InterWest Bancorp


DOLLARS IN THOUSANDS

YEAR ENDED SEPTEMBER 30,                                                    1998         1997         1996
-----------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------
Net increase in deposits                                                 101,104       47,753       51,018
Net increase (decrease) in certificates of deposit                       (45,701)      31,305       77,438
Proceeds from FHLB advances, securities sold under
  agreements to repurchase, and other borrowings                       1,655,130    1,459,216      654,071
Repayment of FHLB advances, securities sold under
  agreements to repurchase, and other borrowings                      (1,735,966)  (1,169,629)    (508,910)
Dividends paid                                                            (6,441)      (4,966)      (3,986)
Issuance of common stock from exercise of stock options                      830        2,246          584
Purchase and retirement of treasury stock                                    (34)        (570)         ---
-----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                      (31,078)     365,355      270,215
Net increase (decrease) in cash and cash equivalents                     (54,466)     157,239        4,938
Cash and cash equivalents:
Beginning of year                                                        235,888       78,649       73,711
-----------------------------------------------------------------------------------------------------------
End of year                                                            $ 181,422    $ 235,888     $ 78,649
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-----------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest                                                             $ 104,537     $ 89,762     $ 76,050
  Income taxes                                                            10,976        9,829        9,810
Noncash investing and financing activities:
  Loans receivable transferred to real estate held for sale, net           4,060        2,274        1,695
  Premises and equipment transferred to real estate held for sale             --        1,179           --
  Loans receivable securitized as securities available for sale               --       43,810           --
  Transfer of securities from held to maturity to available for sale       9,239           --      210,640
  Retirement of treasury stock                                               289           --           --
  ESOP loan repayment                                                         --          312          400
  Debt related to ESOP                                                     3,935           --           --

See Notes to Consolidated Financial Statements

                                                             1998 Annual Report

Notes to Consolidated Financial Statements

NOTE 1
Summary of Significant Accounting Policies

BASIS OF PRESENTATION The consolidated financial statements include the accounts of InterWest Bancorp, Inc. (InterWest Bancorp), and its wholly owned subsidiaries (collectively, InterWest). As of September 30, 1998, InterWest Bancorp's wholly owned subsidiaries were InterWest Bank, Pacific Northwest Bank, Pioneer National Bank, First National Bank of Port Orchard and Kittitas Valley Bank N.A. All material intercompany transactions and balances have been eliminated.

     On August 31, 1996, InterWest Bancorp acquired Central Bancorporation (Central) of Wenatchee, Washington, whose subsidiary, Central Washington Bank, was merged into InterWest Bank effective October 14, 1996. On January 15, 1998, InterWest Bancorp acquired Puget Sound Bancorp (Puget) of Port Orchard, Washington, whose subsidiary bank was First National Bank of Port Orchard. On June 15, 1998, InterWest Bancorp acquired Pacific Northwest Bank (Pacific) of Seattle, Washington. On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp (Pioneer) of Yakima, Washington, whose subsidiary bank was Pioneer National Bank. These transactions have been accounted for using the pooling-of-interests method. Accordingly, InterWest's consolidated financial statements have been restated to include the accounts and operations of Central, Puget, Pacific and Pioneer as if the companies were combined for all periods presented.

     On August 31, 1998, InterWest Bancorp completed the acquisition of Kittitas Valley Bancorp, Inc. (Kittitas) and its banking subsidiary, Kittitas Valley Bank N.A. of Ellensburg, Washington. This acquisition has been accounted for using the purchase method.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements and thus actual results could differ from the amounts reported and disclosed herein.

NATURE OF BUSINESS InterWest Bancorp is a multibank holding company incorporated in Washington state. Through its subsidiaries, a wide range of financial services are offered to individuals and businesses throughout Western and Central Washington state. Financial services of InterWest include the banking activities of accepting deposits from individuals and businesses and originating residential loans, consumer loans and certain types of commercial real estate loans. The acquisitions of Central, Puget, Pacific, Pioneer and Kittitas provided InterWest with access to commercial banking.

     Investment products are available through InterWest Financial Services Inc., and insurance products are available through InterWest Insurance Agency Inc., subsidiaries of InterWest Bank.

CASH AND CASH EQUIVALENTS For purposes of the consolidated statements of cash flows, InterWest considers all deposits and securities with an original term to maturity of three months or less to be cash equivalents.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY Those securities that InterWest has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. Securities are adjusted to the lower of cost or fair value only when an other than temporary impairment in value occurs.

     Those securities that are not classified as held to maturity are classified as available for sale, and are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The basis of securities subsequently sold is determined by the specific identification method.

InterWest Bancorp

     The carrying value of securities held to maturity and securities available for sale is adjusted for unamortized discounts and premiums. Discounts are accreted and premiums are amortized using the effective yield method to maturity of the securities. Such accretion and amortization is included as interest income on securities.

LOANS RECEIVABLE Loans receivable are stated at the principal amount outstanding, net of deferred loan fees, discounts and the allowance for losses on loans. InterWest typically requires that mortgage loans be secured by first liens on single-family dwellings, land, developed lots or commercial property. Commercial loans can also be secured by capital assets, accounts receivable and inventory, although certain loans are unsecured. Agricultural loans are generally secured by farmland, crops and/or equipment.

LOANS HELD FOR SALE Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

LOAN FEE INCOME, INTEREST INCOME ON LOANS RECEIVABLE AND UNEARNED INTEREST Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield. Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold.

     Interest is accrued on loans receivable until the loan is 90 days delinquent or until management doubts the collectibility of the loan or the unpaid interest, at which time InterWest establishes a reserve for any accrued interest. If management determines the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.

ALLOWANCE FOR LOSSES ON LOANS The allowance for losses on loans is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; InterWest has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     All loans are periodically evaluated for impairment, except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, and loans that are measured at estimated fair value or at the lower of cost or estimated fair value. InterWest considers all single-family residential (including construction), consumer loans, and certain commercial loans to be smaller-balance homogenous loans. A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The valuation of impaired loans is based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan's observable market price or the estimated fair value of the collateral if the loan is collateral dependent. Generally, InterWest evaluates a loan for impairment when it is placed on nonaccrual status or if a loan is internally risk-rated as substandard or doubtful.

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

                                                             1998 Annual Report

REAL ESTATE HELD FOR SALE AND REAL ESTATE HELD FOR DEVELOPMENT Real estate held for sale and real estate held for development (collectively, real estate) includes properties acquired through foreclosure and property acquired with the intention of holding for development. These properties are initially recorded at the lower of cost or estimated fair value and are subsequently evaluated to determine that the carrying value does not exceed the fair value of the property. Losses that result from ongoing periodic valuation of these properties are charged to operations in the period in which they are identified and are included in loss from real estate write-downs and operations in the consolidated statements of income.

PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over estimated useful lives of up to forty years for bank buildings and three to twenty years for furniture and equipment.

INTANGIBLE ASSETS Intangible assets arising from acquisitions represent the excess of the purchase price over estimated fair value of net assets acquired. InterWest periodically evaluates these intangible assets for impairment.

     Loan servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained. InterWest evaluates loan servicing rights for impairment based on the fair value of those rights on a periodic basis, using a valuation model that incorporates estimated future servicing income, discount rates, prepayment speeds and default rates. Loan servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of estimated net servicing income.

     Intangible assets are amortized using the straight-line and accelerated methods over periods not exceeding twenty years. The level of intangible assets as of September 30, 1998, was supported by the value attributed to the operations acquired and loan servicing rights retained.

INCOME TAXES InterWest accounts for income taxes on the liability method. Under the liability method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in InterWest's income tax returns. The deferred tax provision for the year is equal to the net change in the deferred tax asset and liability accounts from the beginning to the end of the fiscal year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE The diluted weighted average shares outstanding during the years ended September 30, 1998, 1997 and 1996 includes common stock equivalent shares outstanding using the treasury stock method. Common stock equivalents include shares issuable upon exercise of stock options. Unallocated shares relating to the debt-leveraged money purchase employee stock ownership plan debt obligation are deducted in the calculation of the weighted average shares outstanding.

STOCK OPTIONS InterWest employee stock options are accounted for under Accounting Principle Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Stock options are granted at exercise prices not less than the fair value of common stock on the date of grant. Under APB No. 25, no compensation expense is recognized pursuant to InterWest's stock option plans.

RECLASSIFICATIONS Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to 1998 presentation. The effects of the reclassifications are not considered material.

InterWest Bancorp

NOTE 2
Accounting Changes

Effective January 1, 1997, InterWest adopted Statement of Financial Accounting Standards (SFAS) No. 125 "Accounting for Transfers and Servicing of Assets and Extinguishments of Liabilities." This statement requires that accounting and reporting standards for the transfer of and servicing of financial assets and extinguishments of liabilities be based on consistent application of the financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, InterWest recognizes the financial and servicing assets it controls and the liabilities incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Provisions of SFAS No. 125 that deal with securities lending, repurchase and dollar repurchase agreements and the recognition of collateral were adopted on January 1, 1998, as provided through SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of SFAS No. 125 and SFAS 127 did not have a material effect on InterWest's financial condition or results of operations.

     Effective December 31, 1997, InterWest adopted SFAS No. 128, "Earnings per Share." It requires dual presentation of basic and diluted net income per share on the face of the income statement. Basic net income per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the entity. The adoption of SFAS No. 128 did not have a material impact on InterWest's reported net income per share.

     The Financial Accounting Standards Board (FASB) has issued statements of financial accounting standards that will modify the current method of accounting utilized by InterWest.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and disclosure of comprehensive income and its components. Comprehensive income is defined as the change in equity during a period. Comprehensive income includes net income and other comprehensive income which refers to unrealized gains and losses that under generally accepted accounting principles are excluded from net income. Under this statement, InterWest will include a comprehensive income statement that is presented as a financial statement. For InterWest, adoption of this statement is required in fiscal year 1999.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards and requirements for public enterprises regarding information about operating segments in annual financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise that are evaluated regularly by the chief executive officer in deciding how to allocate resources and in assessing performance. For InterWest, adoption of this statement is required in fiscal year 1999.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." SFAS No. 65 required that after the securitization of a mortgage loan held for sale, an entity classify the resulting mortgage-backed security as a trading security. SFAS No. 134 amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those securities. This statement will be adopted by InterWest during fiscal year 1999.

     The adoption of these statements will affect the disclosures in InterWest's financial statements; however, management does not believe these statements will materially impact InterWest's financial condition or results of operations.

                                                             1998 Annual Report

NOTE 3
Business Combinations

On August 31, 1996, InterWest Bancorp acquired Central Bancorporation, of Wenatchee, Washington (Central), the holding company of Central Washington Bank. Under the terms of this transaction, Central merged into InterWest Bancorp. Central Washington Bank operated ten branch offices in Central Washington. Effective October 14, 1996, Central Washington Bank was merged into InterWest Bank. At the merger date, Central had total consolidated assets of $206,093,000, including total loans receivable of $132,157,000, total customer deposits of $181,952,000, and shareholders' equity of $17,109,000. Each share of Central common stock was exchanged for 2.12 shares of InterWest Bancorp common stock. The total number of shares issued was 2,147,391. The merger was accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined.

     The consolidated financial statements have been adjusted to conform Central's December 31 fiscal year end with InterWest's September 30 fiscal year end. In accordance with generally accepted accounting principles, Central's interest income of $4,033,000, net interest income of $2,413,000 and net income of $473,000 for the period from October 1, 1995 to December 31, 1995 has been included in the consolidated statements of income for both of the years ended September 30, 1996 and 1995. Accordingly, $473,000 has been deducted from retained earnings in the statement of shareholders' equity for the year ended September 30, 1996.

     On January 15, 1998, InterWest Bancorp acquired Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, with First National Bank of Port Orchard becoming a subsidiary of InterWest Bancorp. First National Bank of Port Orchard operated three branch offices in Western Washington. At the merger date, Puget had total consolidated assets of $53,109,000, including total loans receivable of $38,731,000, total deposits of $45,602,000, and shareholders' equity of $5,928,000. Each share of Puget common stock has been exchanged for 2.50 shares of InterWest Bancorp common stock. The total number of shares issued was 586,420. Effective October 15, 1998, First National Bank of Port Orchard has been merged into Pacific Northwest Bank.

     On June 15, 1998, InterWest Bancorp acquired Pacific Northwest Bank (Pacific), of Seattle, Washington. Under the terms of this transaction, Pacific has become a wholly owned subsidiary of InterWest Bancorp. At the merger date, Pacific had four offices in the metropolitan Seattle area of Western Washington with total assets of $200,219,000, including total loans receivable of $150,125,000, total deposits of $170,210,000, and shareholders' equity of $16,787,000. Each share of Pacific common stock has been exchanged for 5.92 shares of InterWest Bancorp common stock. The total number of shares issued was 2,346,081.

     On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, with Pioneer National Bank becoming a wholly owned subsidiary of InterWest Bancorp. Pioneer National Bank operates five offices in Central Washington. At the merger date, Pioneer had total consolidated assets of $108,399,000, including total loans receivable of $63,377,000, total deposits of $87,213,000, and shareholders' equity of $9,337,000. Each share of Pioneer common stock has been exchanged for 2.01 shares of InterWest Bancorp common stock. The total number of shares issued was 692,845.

     The mergers with Puget Pacific and Pioneer have been accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined for all periods presented. The following unaudited pro forma information represents the results of operations of InterWest, Pacific, Pioneer and Puget for the respective periods prior to acquisition during fiscal year 1998 as well as the years ending September 30, 1997 and 1996, on an individual as well as a combined basis.

InterWest Bancorp

The unaudited pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma statements of income were as follows:

                                                                                  Year ended September 30,
                                    Nine months ended  Three months ended         ------------------------
DOLLARS IN THOUSANDS                    June 30, 1998   December 31, 1997              1997         1996
----------------------------------------------------------------------------------------------------------
INTERWEST
Net interest income                           $    --             $14,578           $57,108      $52,105
Net income                                         --               5,161            20,299       12,771
PUGET
Net interest income                                --                 738             2,774        2,263
Net income                                         --                 260               915          711
COMBINED INTERWEST AND PUGET
Net interest income                            47,202              15,316            59,882       54,368
Net income                                     13,338               5,421            21,214       13,482
PACIFIC
Net interest income                             7,838                  --             9,484        7,803
Net income                                      1,510                  --             2,254        1,846
PIONEER
Net interest income                             3,521                  --             4,759        4,529
Net income                                        387                  --             1,081        1,163
COMBINED INTERWEST, PUGET,
PACIFIC AND PIONEER
Net interest income                            58,561                  --            74,125       66,700
Net income                                     15,235                  --            24,549       16,491

The consolidated financial statement have been adjusted to conform the December 31 fiscal year end of Pacific, Pioneer and Puget with InterWest's September 30 fiscal year end. In accordance with generally accepted accounting principles, interest income of $7,185,000, net interest income of $4,535,000 and net income of $1,249,000 for the period from October 1, 1997 to December 31, 1997 has been included in the consolidated statements of income for both of the years ended September 30, 1998 and 1997. Accordingly, $1,249,000 has been deducted from retained earnings in the statement of shareholders' equity for the year ended September 30, 1998.

     On August 31, 1998 InterWest Bancorp completed the acquisition of Kittitas Valley Bancorp, Inc. (Kittitas) and its banking subsidiary, Kittitas Valley Bank N.A., of Ellensburg, Washington. Kittitas Valley Bank N.A. operates three offices in Central Washington. At the acquisition date, Kittitas had total consolidated assets of $47,441,000 and shareholders' equity of $4,290,000. The transaction was completed through the payment of $6,436,000 in cash and the issuance of 229,831 shares of InterWest Bancorp common stock to Kittitas shareholders. The shares issued to Kittitas shareholders were purchased by InterWest Bancorp in the open market. The total acquisition price was $12,284,000 and resulted in the recording of $8,341,000 in goodwill by InterWest Bancorp. This goodwill will be amortized using the straight-line method over a period of twenty years. This acquisition has been accounted for using the purchase method and as such the operations of Kittitas Valley Bank N.A. have been included in the consolidated financial statements for the period subsequent to August 31, 1998. Pro forma financial information has not been included for the Kittitas acquisition as the results of operations for Kittitas are immaterial relative to the consolidated financial statements of InterWest.

                                                             1998 Annual Report
NOTE 4
Securities Available for Sale

Securities available for sale are carried at estimated fair value. The amortized cost and estimated fair values of investment securities available for sale are summarized as follows:

                                                                       GROSS       GROSS
                                                       AMORTIZED  UNREALIZED  UNREALIZED   ESTIMATED
DOLLARS IN THOUSANDS                                        COST       GAINS      LOSSES  FAIR VALUE
----------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998
U.S. treasury and agency securities                     $294,476    $    883    $    100    $295,259
Obligations of states and political subdivisions           2,280          53          --       2,333
Mortgage-backed and related securities                   253,179         638       2,103     251,714
Other securities                                          25,519           1         480      25,040
----------------------------------------------------------------------------------------------------
Total                                                   $575,454    $  1,575    $  2,683    $574,346
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

SEPTEMBER 30, 1997
U.S. treasury and agency securities                     $306,280    $    319    $    308    $306,291
Obligations of states and political subdivisions           5,310         104          --       5,414
Mortgage-backed and related securities                   252,427         622       2,460     250,589
Other securities                                             871           3           1         873
----------------------------------------------------------------------------------------------------
Total                                                   $564,888    $  1,048    $  2,769    $563,167
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of securities available for sale as of September 30, 1998, by contractual maturity are summarized as follows:

                                                                                 ESTIMATED
DOLLARS IN THOUSANDS                                           AMORTIZED COST   FAIR VALUE
------------------------------------------------------------------------------------------
Due in one year or less                                              $  4,835     $  4,872
Due after one year but within five years                              204,622      205,092
Due after five years but within ten years                              86,422       86,729
Due after ten years                                                    26,396       25,939
------------------------------------------------------------------------------------------
                                                                      322,275      322,632
Mortgage-backed and related securities                                253,179      251,714
------------------------------------------------------------------------------------------
Total                                                                $575,454     $574,346
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

Proceeds from the sale of securities available for sale during 1998, 1997 and 1996 were $374,572,000, $359,641,000 and $173,847,000, respectively. InterWest realized gains of $905,000, $1,132,000, and $1,195,000 and losses of $92,000,
$545,000 and $611,000 on those sales during 1998, 1997 and 1996, respectively.

     As permitted under generally accepted accounting principles, upon acquisition of Pacific, Pioneer and Puget and to conform to the InterWest investment policy, $9,239,000 of securities classified as held to maturity were transferred to the available for sale portfolio during the year ended September 30, 1998.

InterWest Bancorp

NOTE 5
Securities Held to Maturity

Securities held to maturity are carried at amortized cost. The amortized cost and estimated fair value of securities held to maturity are summarized as follows:

                                                                           GROSS        GROSS    ESTIMATED
                                                         AMORTIZED    UNREALIZED   UNREALIZED         FAIR
DOLLARS IN THOUSANDS                                          COST         GAINS       LOSSES        VALUE
----------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998
Obligations of states and political subdivisions          $  2,756          $ 43       $   --     $  2,799
Mortgage-backed and related securities                      84,506           568          507       84,567
----------------------------------------------------------------------------------------------------------
Total                                                     $ 87,262          $611       $  507     $ 87,366
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1997
U.S. treasury and agency securities                       $ 20,300           $19       $   --     $ 20,319
Obligations of states and political subdivisions            10,841           154            3       10,992
Mortgage-backed and related securities                     101,154            78        3,073       98,159
----------------------------------------------------------------------------------------------------------
Total                                                     $132,295          $251       $3,076     $129,470
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of securities held to maturity as of September 30, 1998, by contractual maturity are summarized as follows:

                                                                       ESTIMATED
DOLLARS IN THOUSANDS                                AMORTIZED COST    FAIR VALUE
--------------------------------------------------------------------------------
Due in one year or less                                     $  270        $  271
Due after one year but within five years                     2,486         2,528
--------------------------------------------------------------------------------
                                                             2,756         2,799
Mortgage-backed and related securities                      84,506        84,567
--------------------------------------------------------------------------------
Total                                                      $87,262       $87,366
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

As of September 30, 1998, InterWest had $51,014,000 of securities classified as high-risk securities according to Federal Financial Institutions Examination Council's supervisory guidance for analyzing and classifying mortgage derivative products. The estimated fair value of those securities was $50,633,000 and the weighted average yield was 6.03 percent.

                                                             1998 Annual Report

NOTE 6
Loans Receivable and Loans Held for Sale

Loans receivable and loans held for sale (originated principally in Washington state) consisted of the following as of September 30:

DOLLARS IN THOUSANDS                                       1998         1997
----------------------------------------------------------------------------
Real estate mortgage loans
   Single-family residential                         $  627,191   $  701,840
   Multi-family residential                              62,948       58,137
   Commercial                                           257,906      214,232
Real estate construction                                182,020      136,580
Consumer loans                                           81,386       73,876
Commercial loans                                        217,546      155,265
Agricultural loans                                       45,637       30,491
----------------------------------------------------------------------------
   Total                                              1,474,634    1,370,421
LESS:
Loans held for sale                                      93,125       10,230
Allowance for losses on loans                            13,224       11,104
Deferred loan fees and discounts                          9,235       10,636
----------------------------------------------------------------------------
Loans receivable, net                                $1,359,050   $1,338,451
----------------------------------------------------------------------------
----------------------------------------------------------------------------

InterWest serviced loans, owned in whole or in part by others, of $511,331,000, $365,876,000, and $311,764,000 as of September 30, 1998, 1997, and 1996,
respectively.

     As of September 30, 1998, InterWest had $271,706,000 in real estate loan commitments outstanding. Other loan commitments, which includes business and consumer credit lines, totaled $220,207,000 as of September 30, 1998. Outstanding commitments under standby letters of credit and commercial letters of credit totaled $1,631,000 and $1,109,000, respectively, as of September 30, 1998.

     Non-accrual loans totaled $8,210,000 and $5,144,000 as of September 30, 1998 and 1997, respectively. If interest on these loans had been recognized, such income would have been $521,000 and $382,000 for the years ended September 30, 1998 and 1997, respectively.

     InterWest originates loans primarily in the state of Washington. Although InterWest has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of Washington state.

InterWest Bancorp

NOTE 7
Allowance for Losses on Loans

The activity in the allowance for losses on loans for the year ended September 30 is summarized as follows:

DOLLARS IN THOUSANDS                                          1998          1997         1996
---------------------------------------------------------------------------------------------
Balance, beginning of year                                 $11,104       $10,235      $ 7,841
   Provision for losses on loans                             1,707         1,508        1,552
   Merger and acquisition activity:
     Conforming provision pursuant to acquisition            1,100            --          900
     Allowance acquired                                        295            --           --
     Pooling accounting adjustment                             (76)           --           --
   Recoveries                                                  384           401          425
   Charge-offs                                              (1,290)       (1,040)        (483)
---------------------------------------------------------------------------------------------
Balance, end of year                                       $13,224       $11,104      $10,235
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

The following is a summary of loans considered to be impaired and the related interest income as of and for the year ended September 30:

DOLLARS IN THOUSANDS                                          1998          1997         1996
---------------------------------------------------------------------------------------------
Recorded investment in impaired loans                      $ 2,448       $ 3,261      $ 5,677
Average recorded investment in impaired loans                3,043         4,109        5,980
Interest income recognized on impaired loans                   240           326          526

All impaired loans were evaluated for impairment based on the fair value of the collateral as all impaired loans are collateral dependent. Total allocated reserves for impaired loans were $404,000, $92,000 and $155,000 as of September 30, 1998, 1997 and 1996 respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.

NOTE 8
Real Estate Held for Sale and for Development

Real estate held for sale and for development as of September 30 is summarized as follows:

DOLLARS IN THOUSANDS                                          1998          1997
--------------------------------------------------------------------------------
Real estate owned acquired through foreclosure             $ 7,553       $ 6,945
Real estate held for development                             4,443         5,469
--------------------------------------------------------------------------------
Total                                                      $11,996       $12,414
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             1998 Annual Report

NOTE 9
Premises and Equipment, Net

Premises and equipment consisted of the following as of September 30:

DOLLARS IN THOUSANDS                                          1998          1997
--------------------------------------------------------------------------------
Buildings                                                 $ 35,495      $ 33,105
Furniture and equipment                                     28,485        24,821
--------------------------------------------------------------------------------
                                                            63,980        57,926
Less accumulated depreciation                              (24,536)      (20,375)
--------------------------------------------------------------------------------
                                                            39,444        37,551
Land                                                        10,870         9,830
--------------------------------------------------------------------------------
Total                                                     $ 50,314      $ 47,381
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Depreciation expense for 1998, 1997 and 1996 was $4,166,000, $3,379,000, and
$2,717,000, respectively.

     InterWest leases certain premises under operating leases. Rental expense for leased premises was $1,372,000 $1,417,000, and $1,223,000 for 1998, 1997
and 1996, respectively. Minimum rental commitments under noncancelable operating leases having an original or remaining term of more than one year were as follows as of September 30, 1998:

DOLLARS IN THOUSANDS

YEAR ENDING SEPTEMBER 30:                1999        2000         2001        2002        2003  THEREAFTER       TOTAL
----------------------------------------------------------------------------------------------------------------------
Minimum rental commitments             $1,374      $1,383       $1,375      $1,160        $714      $3,611      $9,617
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

NOTE 10
Intangible Assets

Intangible assets consisted of the following as of September 30:

DOLLARS IN THOUSANDS                              1998         1997
-------------------------------------------------------------------
Goodwill                                       $ 9,344       $1,141
Core deposit intangible                            992        1,167
Loan servicing intangibles                       3,690        1,983
-------------------------------------------------------------------
Total                                          $14,026       $4,291
-------------------------------------------------------------------
-------------------------------------------------------------------

The changes in the loan servicing intangible assets for the years ended September 30 is summarized as follows:

DOLLARS IN THOUSANDS                              1998         1997
-------------------------------------------------------------------
Balance, beginning of year                      $1,983       $1,423
Additions                                        2,490          995
Less amortization                                 (783)        (435)
-------------------------------------------------------------------
Balance, end of year                            $3,690       $1,983
-------------------------------------------------------------------
-------------------------------------------------------------------

InterWest Bancorp

The estimated fair value of servicing intangible assets approximated the net book value as of September 30, 1998 and 1997. The estimated fair value was determined by using discounted estimated future cash flows from the servicing assets, using discount rates that approximate current market rates and using estimated future prepayment rates.

NOTE 11
Deposits

Deposits consisted of the following as of September 30:

                                              WEIGHTED AVERAGE
                                           INTEREST RATE AS OF
DOLLARS IN THOUSANDS                        SEPTEMBER 30, 1998           1998          1997
-------------------------------------------------------------------------------------------
Non-interest-bearing deposits                                      $  178,625    $  150,428
Interest-bearing checking accounts                       1.55%        162,051       136,402
Money market accounts                                    3.83%        267,953       185,029
Savings accounts                                         2.08%        109,148       116,135
-------------------------------------------------------------------------------------------
                                                         2.09%        717,777       587,994
-------------------------------------------------------------------------------------------
Certificates:
   Due within one year                                                634,483       633,426
   After one year but within two years                                172,839       113,481
   After two years but within three years                              26,104       117,246
   After three years but within four years                              8,086         7,356
   After four years but within five years                               4,628         7,752
   After five years                                                       908         1,205
-------------------------------------------------------------------------------------------
Total certificates                                        5.43%       847,048       880,466
-------------------------------------------------------------------------------------------
Total deposits                                            3.90%    $1,564,825    $1,468,460
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Deposits as of September 30, 1998 and 1997, include $119,421,000 and $103,279,000, respectively, in public fund deposits. Securities with book values of $17,475,000 and $12,756,000 were pledged as collateral on these deposits as of September 30, 1998 and 1997, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

     Certificates greater than or equal to $100,000 included in the above amounts totaled $369,573,000 and $338,062,000 as of September 30, 1998 and 1997, respectively.

     Deposit interest expense by account type for the year ended September 30 was as follows:

DOLLARS IN THOUSANDS                                 1998        1997        1996
---------------------------------------------------------------------------------
Other certificates                                $27,890     $31,678     $32,005
Certificates greater than or equal to $100,000     20,486      18,330      13,102
Money market accounts                               7,955       6,316       5,559
Savings accounts                                    2,455       2,880       3,151
Checking accounts                                   2,055       1,803       2,266
---------------------------------------------------------------------------------
Total                                             $60,841     $61,007     $56,083
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

                                                             1998 Annual Report

NOTE 12
Federal Home Loan Bank Advances

As of September 30, FHLB advances were scheduled to mature as follows:

                                        1998                              1997
                              -------------------------        --------------------------
DOLLARS IN THOUSANDS           AMOUNT    INTEREST RATES          AMOUNT    INTEREST RATES
-----------------------------------------------------------------------------------------
Within one year              $ 50,501       5.53%-7.28%        $296,354       4.36%-6.82%
One to two years                7,332       4.68%-6.55%          25,546       5.36%-7.28%
Two to three years             60,000       5.31%-5.58%          11,548       4.68%-6.55%
Three to four years           161,200       5.39%-7.70%              --               --
Four to five years            142,000       5.19%-5.56%         161,200       5.35%-7.70%
Six to seven years             25,000             4.98%              --               --
Nine to ten years             100,000       5.36%-5.56%              --               --
----------------------------------------------------------------------------------------
Total                        $546,033               --         $494,648               --
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Advances are collateralized by FHLB stock owned by InterWest, deposits with the FHLB and certain mortgages or deeds of trust securing such properties. As of September 30, 1998, the minimum book value of eligible collateral pledged for these borrowings was $655,240,000. As of September 30, 1998, the additional amount available under credit lines from the FHLB was $315,890,000.

     The maximum and average outstanding and weighted average interest rates on advances from the FHLB were as follows during the year ended September 30:

DOLLARS IN THOUSANDS                             1998         1997
------------------------------------------------------------------
Maximum outstanding as of any month end      $663,385     $494,948
Average outstanding                           559,012      347,444
Weighted average interest rates:
   Annual                                       5.61%        5.64%
   End of year                                  5.40%        5.68%

NOTE 13
Securities Sold Under Agreements to Repurchase

InterWest has sold certain securities of the U.S. government and its agencies and other approved investments under agreements to repurchase. The carrying value of the securities sold was $132,934,000 with an estimated fair value of $133,474,000 as of September 30, 1998. As of September 30, 1998, InterWest had $277,000,000 of available credit from broker/dealers to sell securities under agreements to repurchase.

     As of September 30, securities sold under agreements to repurchase were scheduled to mature as follows:

                                          1998                           1997
                                -------------------------      -------------------------
DOLLARS IN THOUSANDS              AMOUNT   INTEREST RATES        AMOUNT   INTEREST RATES
----------------------------------------------------------------------------------------
Within 30 days                  $  5,613      4.00%-5.03%      $ 96,883      5.03%-5.63%
30 to 90 days                         --              --             --              --
Over 90 days                     123,000      5.03%-6.43%       162,110      5.42%-6.43%
----------------------------------------------------------------------------------------
Total                           $128,613              --       $258,993              --
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

InterWest Bancorp

The maximum and average outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the year ended September 30:

DOLLARS IN THOUSANDS                                1998         1997
---------------------------------------------------------------------
Maximum outstanding as of any month end         $214,917     $258,993
Average outstanding                              157,898      183,246
Weighted average interest rates
   Annual                                          5.81%        5.66%
   End of year                                     5.72%        5.66%

NOTE 14
Stock Split

On July 21, 1998, InterWest Bancorp declared a three-for-two common stock split, which was paid on August 17, 1998, to shareholders of record on August 3, 1998. Common stock issued and outstanding, average shares outstanding and net income per share for all periods presented have been retroactively adjusted to give effect to this transaction.

NOTE 15
SAIF Assessment

The deposits of InterWest Bank are insured through the Savings Association Insurance Fund (SAIF). Because the SAIF was undercapitalized, a one-time special assessment of 0.657 percent of SAIF deposits was calculated based on March 31, 1995, SAIF deposits and resulted in a $5,523,000 expense to InterWest Bank for the year ended September 30, 1996. The deposits of Pacific Northwest Bank, Pioneer National Bank, First National Bank of Port Orchard, and Kittitas Valley Bank N.A. are insured through the Bank Insurance Fund (BIF).

NOTE 16
Merger-Related Charges

During the year ended September 30, 1998, InterWest incurred merger-related charges totaling $5,495,000 in connection with the Pacific, Pioneer and Puget mergers. In connection with the Central merger, InterWest incurred merger-related charges totaling $3,105,000 during the year ended September 30, 1996.

     Merger-related charges for the year ended September 30 are summarized as follows:

DOLLARS IN THOUSANDS                   1998      1997        1996
-----------------------------------------------------------------
Professional fees                    $1,938       $--      $  940
Severance and other personnel         1,468        --       1,206
Data and facilities conversion        1,382        --         581
Other                                   707        --         378
-----------------------------------------------------------------
Total                                $5,495       $--      $3,105
-----------------------------------------------------------------
-----------------------------------------------------------------

                                                             1998 Annual Report

The following table presents the a summary of the activity in the reserve for merger-related charges during the year ended September 30:

DOLLARS IN THOUSANDS                              1998       1997      1996
---------------------------------------------------------------------------
Balance, beginning of year                      $   --    $   765    $   --
Merger-related charges                           5,495         --     3,105
Cash outlays and non-cash write-downs           (2,688)      (765)   (2,340)
---------------------------------------------------------------------------
Balance, end of year                            $2,807    $    --    $  765
---------------------------------------------------------------------------
---------------------------------------------------------------------------

It is expected that the majority of the reserve for merger-related charges will be paid out during fiscal year 1999.

NOTE 17
Income Taxes

A reconciliation of the income tax expense based on the statutory corporate tax rate on pre-tax income and the expense shown in the accompanying consolidated statements of income for the year ended September 30 is as follows:

DOLLARS IN THOUSANDS                             1998         1997        1996
------------------------------------------------------------------------------
Federal income taxes at statutory rates       $12,421      $12,968      $8,442
Tax effect of:
   Non-deductible merger-related charges          611           --          --
   Tax-exempt interest                           (140)        (303)       (240)
   Other, net                                     (44)          16        (417)
------------------------------------------------------------------------------
Total                                         $12,848      $12,681      $7,785
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Current tax expense                           $10,568      $14,192      $7,501
Deferred tax expense (benefit)                  2,280       (1,511)        284
------------------------------------------------------------------------------
Total                                         $12,848      $12,681      $7,785
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Tax effects of temporary differences that give rise to elements of deferred tax assets (liabilities) consisted of the following as of September 30:

DOLLARS IN THOUSANDS                                        1998       1997
---------------------------------------------------------------------------
Deferred tax asset:
   Allowance for losses on loans                         $ 2,946    $ 1,453
   Deferred compensation                                     971        735
   Unrealized loss on securities available for sale          409        605
   Loans held for sale                                       875         77
   Other                                                     901        401
---------------------------------------------------------------------------
                                                           6,102      3,271
Deferred tax liability:
   Loan fees                                              (3,874)    (1,863)
   FHLB stock dividends                                   (2,902)      (501)
   Depreciation                                           (2,300)    (1,556)
   Other                                                    (721)      (397)
---------------------------------------------------------------------------
                                                          (9,797)    (4,317)
---------------------------------------------------------------------------
Net deferred tax liability                               $(3,695)   $(1,046)
---------------------------------------------------------------------------
---------------------------------------------------------------------------

InterWest Bancorp

The realization of InterWest deferred tax assets is dependent upon InterWest's ability to generate taxable income in future periods. InterWest has evaluated available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that deferred tax assets will be realized.

NOTE 18
Employee Benefits

RETIREMENT AND SAVINGS PLANS InterWest has a debt-leveraged money purchase employee stock ownership plan (ESOP) for employees. The ESOP is a noncontributory stock ownership plan. InterWest makes an annual contribution to the plan of 5 percent of qualified participants' compensation.

     During the year ended September 30, 1998, the ESOP entered into two lines of credit agreements with an unrelated third party to borrow up to a total of $4,000,000 for the purpose of acquiring common stock of InterWest Bancorp. Interest on lines of credit is computed at prime rate or at the ESOP's election, one-month LIBOR plus 1 3/4 percent. Interest paid was $104,000, $8,000, and $30,000 for the years ended September 30, 1998, 1997, and 1996, respectively. The obligation is reduced, and shareholders' equity increased, by the amount of any principal reduction of the debt by the ESOP. Dividends paid on unallocated shares of stock may be used to make payments on the loan. Accordingly, $31,000, $35,000, and $34,000 of dividends were applied toward loan payments during the years ended September 30, 1998, 1997, and 1996, respectively. The compensation of the leverage shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares. Shares are released as the loan is paid down. Leveraged ESOP shares during the years ended September 30, were as follows:

                                         1998        1997        1996
---------------------------------------------------------------------
Leveraged shares, beginning of year        --      23,776      55,926
Shares leveraged                      147,055          --          --
Shares released for allocation             --      23,776      32,150
---------------------------------------------------------------------
Unallocated shares, end of year       147,055          --      23,776
---------------------------------------------------------------------
---------------------------------------------------------------------

The fair value of unallocated shares was $3,363,883, $0 and $701,000 as of September 30, 1998, 1997 and 1996, respectively.

     InterWest has a salary deferral 401(k) plan that is a defined contribution plan. Employees can contribute to their deferred contribution accounts on a pre-tax basis the maximum limit under the law. InterWest matches a portion of the salary deferred by each participant. Expenses of the ESOP and 401(k) plan were $1,302,000, $1,042,000, and $1,006,000 for the years ended
September 30, 1998, 1997 and 1996, respectively.

     InterWest also maintains several unfunded, nonqualified deferred compensation programs for certain executive officers.

STOCK OPTION PLANS During January 1993, the shareholders of InterWest approved the addition of a qualified employee stock option plan (1993 incentive plan) and a non-qualified director stock option plan (1993 non-incentive plan). The awarding of stock options to certain employees at InterWest is at the discretion of the Board of Directors. The term of the options granted is generally ten years. Substantially all of the options granted under the employees' stock option plan vest over a five-year period. Under the 1993 non-incentive plan, each director was granted 2,875 options with a term of ten years. These options were 100 percent vested at the date of the grant. This plan expired during 1997.

     In January, 1997, shareholders of InterWest approved the non-qualified 1996 Outside Directors Stock Options-For-Fees Plan (1996 Director Plan). Under the 1996 Director Plan, nonemployee directors may elect to receive stock options in lieu of fees otherwise due for board services and may exercise those options after one year. Each option granted under the 1996 Director Plan has a five-year term.

                                                             1998 Annual Report

     InterWest had a qualified stock option plan that provided for the awarding of stock options to certain officers and employees of InterWest at the discretion of the Board of Directors. The term of the stock options granted ranged from four to ten years from the date of grant. This plan expired during 1993; however, there are exercisable options outstanding under the plan as of September 30, 1998.

     Central, Puget, Pacific, Pioneer and Kittitas had stock option plans that have been assumed by InterWest. The number of shares and exercise prices have been appropriately adjusted to reflect the common stock exchange ratios for each entity. All outstanding Central, Puget, Pacific, Pioneer and Kittitas stock options became 100 percent vested and exercisable upon the consummation of the respective mergers. No further awards will be granted under any of these plans.

     The exercise price of options granted under most of these plans was equal to the fair value of the common stock on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding and currently exercisable reflect the dilutive effect of the stock splits.

     Information with respect to options granted under all stock option plans is as follows:

                                              AVERAGE        OPTIONS       OPTIONS
                                        EXERCISE PRICE   OUTSTANDING   EXERCISABLE
----------------------------------------------------------------------------------
BALANCE OCTOBER 1, 1995                        $ 6.05        976,592       765,494
Options granted                                 11.35        140,224         3,187
Options exercised                                4.73        (88,329)      (88,329)
Options rescinded/expired                       10.20        (11,820)       (7,920)
Options vested                                     --             --       118,713
BALANCE SEPTEMBER 30, 1996                       6.85      1,016,667       791,145
Options granted                                 15.89         89,127            --
Options exercised                                8.30       (256,647)     (256,647)
Options rescinded/expired                       11.63        (17,340)      (17,340)
Options vested                                     --             --       147,783
BALANCE SEPTEMBER 30, 1997                       7.27        831,807       664,941
Options acquired                                11.14         46,227        46,227
Options granted                                 25.75        169,050         3,000
Options exercised                                4.76       (132,971)     (132,971)
Options rescinded/expired                       16.97        (12,086)           --
Options vested                                     --             --        89,699
----------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1998                     $11.17        902,027       670,896
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Additional financial data pertaining to outstanding stock options as of September 30, 1998, is as follows:

                                      WEIGHTED AVERAGE                                      WEIGHTED AVERAGE
                                             REMAINING   WEIGHTED AVERAGE       NUMBER OF     EXERCISE PRICE
RANGE OF                  NUMBER OF   CONTRACTUAL LIFE     EXERCISE PRICE     EXERCISABLE     OF EXERCISABLE
EXERCISE PRICES       OPTION SHARES         (IN YEARS)   OF OPTION SHARES   OPTION SHARES      OPTION SHARES
------------------------------------------------------------------------------------------------------------
$ 3.85-$5.49                317,022               0.98             $ 4.35         317,022             $ 4.35
$6.75-$9.79                 237,738               5.06               7.56         230,538               7.54
$10.47-$14.74               141,790               7.60              12.39         108,097              12.20
$21.33-$27.73               205,477               7.31              25.01          15,239              22.33
------------------------------------------------------------------------------------------------------------
Total                       902,027               4.54             $11.17         670,896             $ 7.12
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

InterWest Bancorp

As of September 30, 1998, there were a total of 1,711,833 shares authorized under all stock option plans and a total of 514,820 shares available for future stock option grants.

     SFAS No. 123, "Accounting for Stock-based Compensation," requires the disclosure of pro forma net income and net income per share had InterWest adopted the fair value method as of the beginning of fiscal year 1996. Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models. These models require the subjective assumptions, including future stock price volatility and expected time to exercise. The fair value of options granted under stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model. Using the assumptions below, the weighted average fair value of options granted was $8.04 in 1998, $5.21 in 1997 and $4.52 in 1996.

     The following weighted average assumptions were used in the computation of the fair value of stock options for the year ended September 30:

                                                 1998        1997       1996
----------------------------------------------------------------------------
Expected volatility                             27.1%       17.4%      28.4%
Expected dividend yield                          1.6%        1.5%       1.4%
Risk-free interest rate                          5.7%        6.2%       5.6%
Expected life (in years)                          6.0         7.3        7.3

If compensation expense for InterWest's stock option plans had been determined consistent with SFAS No. 123, InterWest's net income and net income per share would have been the pro forma amounts indicated as follows for the year ended September 30:

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS     1998        1997        1996
-------------------------------------------------------------------------------
NET INCOME:
As reported                                     $22,642     $24,549     $16,491
Pro forma                                        22,397      24,377      16,364

BASIC NET INCOME PER SHARE:
As reported                                     $  1.45     $  1.58     $  1.08
Pro forma                                          1.43        1.57        1.07

DILUTED NET INCOME PER SHARE:
As reported                                     $  1.40     $  1.54     $  1.05
Pro forma                                          1.39        1.53        1.04

The compensation expense included in the pro forma net income and net income per share is not likely to be representative of the effect on reported net income for future years because stock options vest over several years and additional option grants generally are made each year.

                                                             1998 Annual Report

NOTE 19
Regulatory Capital

InterWest Bancorp and its banking subsidiaries are subject to risk-based capital guidelines requiring minimum capital levels based on the credit risk of assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on InterWest's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, InterWest Bancorp and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:

                                        TOTAL CAPITAL                      TIER 1                TIER 1
                            (TO RISK-WEIGHTED ASSETS)   (TO RISK-WEIGHTED ASSETS)   (TO AVERAGE ASSETS)
-------------------------------------------------------------------------------------------------------
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

InterWest Bancorp is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB) which establish a risk-adjusted ratio relating capital to different categories of assets. InterWest Bancorp's Tier I capital is composed of shareholders' equity less certain intangibles, and excludes the equity impact of adjusting securities available for sale to fair value. Total capital is Tier I capital and the allowance for losses on loans. The FRB's risk-based capital rules have been supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of September 30, 1998, under the FRB's capital guidelines, InterWest Bancorp's levels of consolidated regulatory capital exceed the FRB's minimum requirements.

InterWest Bancorp

     The capital amounts and ratios for InterWest Bancorp, InterWest Bank and Pacific Northwest Bank as of September 30, 1998 and 1997 are presented in the following table:

                                                                                                TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                          FOR CAPITAL        PROMPT CORRECTIVE
                                                    AMOUNT             ADEQUACY PURPOSES     ACTION PROVISIONS
                                             -------------------      ------------------    ------------------
DOLLARS IN THOUSANDS                           AMOUNT      RATIO        AMOUNT     RATIO      AMOUNT     RATIO
--------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998
INTERWEST BANCORP:
Total capital (to risk-weighted assets)      $174,997     11.96%      $117,018     8.0%     $146,272     10.0%
Tier I capital (to risk-weighted assets)      161,773     11.06%        58,509     4.0%       87,763      6.0%
Tier I capital (to average assets)            161,773      6.61%        73,384     3.0%      122,307      5.0%

INTERWEST BANK:
Total capital (to risk-weighted assets)      $136,214     12.14%      $ 89,789     8.0%     $112,236     10.0%
Tier I capital (to risk-weighted assets)      127,269     11.34%        44,894     4.0%       67,342      6.0%
Tier I capital (to average assets)            127,269      6.20%        82,145     4.0%      102,681      5.0%

PACIFIC NORTHWEST BANK:
Total capital (to risk-weighted assets)      $ 19,112     10.32%      $ 14,809     8.0%     $ 18,511     10.0%
Tier I capital (to risk-weighted assets)       17,461      9.43%         7,404     4.0%       11,107      6.0%
Tier I capital (to average assets)             17,461      7.94%         8,800     4.0%       11,000      5.0%
--------------------------------------------------------------------------------------------------------------

SEPTEMBER 30, 1997
--------------------------------------------------------------------------------------------------------------
INTERWEST BANCORP:
Total capital (to risk-weighted assets)      $170,652     13.64%      $100,122     8.0%     $125,153     10.0%
Tier I capital (to risk-weighted assets)      159,548     12.75%        50,061     4.0%       75,092      6.0%
Tier I capital (to average assets)            159,548      6.97%        68,657     3.0%      114,429      5.0%

INTERWEST BANK:
Total capital (to risk-weighted assets)      $136,681     13.75%      $ 79,499     8.0%     $ 99,373     10.0%
Tier I capital (to risk-weighted assets)      128,014     12.88%        39,749     4.0%       59,624      6.0%
Tier I capital (to average assets)            128,014      6.58%        77,815     4.0%       97,269      5.0%

PACIFIC NORTHWEST BANK:
Total capital (to risk-weighted assets)       $17,319     11.16%      $ 12,419     8.0%     $ 15,523     10.0%
Tier I capital (to risk-weighted assets)       15,994     10.27%         6,209     4.0%        9,314      6.0%
Tier I capital (to average assets)             15,994      8.50%         7,507     4.0%        9.383      5.0%

                                                             1998 Annual Report

As of September 30, 1998, all subsidiary banks were in compliance with the well-capitalized capital requirements. Management believes that under the current regulations the subsidiary banks will continue to meet minimum capital requirements in the foreseeable future. However, events beyond the control of the subsidiary banks, such as a downturn in the economy in areas where the subsidiary banks have most of their loans, could adversely affect future earnings and, consequently, the ability of the subsidiary banks to meet future minimum capital requirements.

     Currently, InterWest Bancorp pays quarterly dividends, which it intends to continue to do. The amount of future dividends will be based on InterWest's earnings and financial condition. Generally, InterWest is precluded from paying dividends on its common stock if capital would be reduced to below regulatory capital requirements at either the holding company or subsidiary bank level. As of September 30, 1998, $55.2 million of retained earnings was available for dividend distribution based on the capital levels and restrictions of InterWest Bancorp and the banking subsidiaries.

NOTE 20
Disclosure About Fair Value of Financial Instruments

The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of InterWest's financial instruments as of September 30, 1998 and 1997:

CASH AND CASH EQUIVALENTS The carrying value is a reasonable estimate of the fair value.

SECURITIES AVAILABLE FOR SALE, SECURITIES HELD TO MATURITY AND LOANS HELD FOR SALE The fair value of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes.

LOANS RECEIVABLE The fair value for loans receivable is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics adjusted for pre-payment estimates.

     No adjustment was made to the estimated interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the estimated interest rates, along with the allowance for losses on loans applicable to the loan portfolio, results in a fair valuation of such loans.

FHLB STOCK FHLB stock does not have a market and the fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value.

DEPOSITS The fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amounts payable on demand as of September 30, 1998 and September 30, 1997, respectively. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the current rate for deposits of like maturities.

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE The fair value of FHLB advances and securities sold under agreements to repurchase are estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities.

OTHER The carrying value of other financial instruments has been determined to be a reasonable estimate of their fair value.

InterWest Bancorp

                                                         September 30, 1998          September 30, 1997
                                                    ---------------------------  ---------------------------
                                                                      ESTIMATED                    ESTIMATED
DOLLARS IN THOUSANDS                                CARRYING VALUE   FAIR VALUE  CARRYING VALUE   FAIR VALUE
------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                               $  181,422   $  181,422      $  235,888   $  235,888
Securities available for sale                              574,346      574,346         563,167      563,167
Securities held to maturity                                 87,262       87,366         132,295      129,470
Loans receivable, net                                    1,359,050    1,363,200       1,338,451    1,353,277
Loans held for sale                                         93,125       95,626          10,230       10,451
Federal funds sold                                          19,863       19,863          12,225       12,225
FHLB stock                                                  37,496       37,496          27,211       27,211

LIABILITIES
------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                           $  178,625   $  178,625      $  150,428   $  150,428
Interest-bearing checking accounts                         162,051      162,051         136,402      136,402
Money market accounts                                      267,953      267,953         185,029      185,029
Savings accounts                                           109,148      109,148         116,135      116,135
Certificates of deposit                                    847,048      851,054         880,466      883,580
------------------------------------------------------------------------------------------------------------
   Total deposits                                        1,564,825    1,568,831       1,468,460    1,471,574

FHLB advances and other borrowings                         553,777      556,489         496,975      496,431
Securities sold under agreements to repurchase             128,613      130,844         258,993      256,486

OFF BALANCE SHEET LOAN COMMITMENTS:
Real estate                                             $  271,706   $  271,706      $  219,755   $  219,755
Other                                                      220,207      220,207         111,668      111,668
Standby letters of credit                                    1,631        1,631           3,045        3,045
Commercial letters of credit                                 1,109        1,109             969          969

LIMITATIONS The fair value estimates presented herein are based on information available to management as of September 30, 1998 and 1997. Since September 30, 1998 and 1997, amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ from the amounts presented herein.

NOTE 21
Contingencies

At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, the Office of the Comptroller of Currency, the FRB and other regulatory agencies (collectively the regulators) examine InterWest Bancorp and its banking subsidiaries as part of the regulatory oversight of the banking industry. Based on their examinations, the regulators may direct InterWest Bancorp or a bank subsidiary to adjust financial statements in accordance with their findings. A future examination by the regulators could include a review of certain transactions or other amounts reported in InterWest's 1998 financial statements. The regulators have not proposed significant adjustments to InterWest's financial statements in prior years and management is not aware of any basis for any such adjustments for 1998. In view of the uncertain regulatory environment in which InterWest operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1998 financial statements cannot presently be determined.

                                                             1998 Annual Report

     In the normal course of business, InterWest has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions will not have a material adverse impact on InterWest's financial condition or results of operations.

     The subsidiary banks are required to maintain balances with the Federal Reserve Bank based on a percentage of deposit liabilities. The average required reserve at September 30, 1998 and 1997, was $10,597,000 and $13,259,000, respectively.

     During the year ended September 30, 1998, InterWest sold $26,709,000 of single-family residential mortgage loans with recourse. As of September 30, 1998, $23,864,000 of these loans remain outstanding.

NOTE 22
Condensed Parent Company Financial Information
InterWest Bancorp

Condensed financial information for InterWest Bancorp (parent company only) as of and for the years ended September 30, is as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                          1998          1997
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                 $    268      $  1,958
Goodwill                                                     8,341            --
Other assets                                                 3,957         2,198
Investment in subsidiaries                                 165,433       159,441
--------------------------------------------------------------------------------
Total                                                     $177,999      $163,597
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities                                         $  6,347      $  2,427
Other borrowings                                                --           400
Shareholders' equity                                       171,652       160,770
--------------------------------------------------------------------------------
Total                                                     $177,999      $163,597
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
---------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                         1998       1997       1996
---------------------------------------------------------------------------------------
Dividend income received from subsidiaries                $19,797    $ 5,865    $ 7,562
---------------------------------------------------------------------------------------
Interest expense                                               23         --        140
Non-interest expense                                        4,852        709      1,417
---------------------------------------------------------------------------------------
   Total expenses                                           4,875        709      1,557
---------------------------------------------------------------------------------------
Income before income taxes and equity in
 undistributed net income from subsidiaries                14,922      5,156      6,005
Income tax benefit                                         (1,103)      (227)      (414)
---------------------------------------------------------------------------------------
Net income before equity in undistributed net
 income from subsidiaries                                  16,025      5,383      6,419
---------------------------------------------------------------------------------------
Equity in undistributed net income from subsidiaries        6,617     19,166     10,072
---------------------------------------------------------------------------------------
Net income                                                $22,642    $24,549    $16,491
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

InterWest Bancorp

CONDENSED STATEMENTS OF CASH FLOWS

DOLLARS IN THOUSANDS                                              1998        1997        1996
----------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                    $ 22,642    $ 24,549    $ 16,491
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Equity in net income from subsidiaries                      (26,414)    (25,031)    (17,634)
   Dividends received from subsidiaries                         19,797       5,865       7,562
   Change in other assets and liabilities, net                   1,263        (650)       (565)
   Pooling accounting adjustment                                (1,249)         --        (361)
----------------------------------------------------------------------------------------------
Net cash provided by operating activities                       16,039       4,733       5,493

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition                                      (11,580)         --          --
----------------------------------------------------------------------------------------------
Net cash used by investing activities                          (11,580)         --          --

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of dividends                                            (6,441)     (4,967)     (3,987)
Purchase and retirement of treasury stock                          (34)       (570)         --
Net increase (decrease) in borrowings                             (400)        400      (2,200)
Proceeds from stock option plans                                   726       1,945         418
----------------------------------------------------------------------------------------------
Net cash used by financing activities                           (6,149)     (3,192)     (5,769)
----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            (1,690)      1,541        (276)
----------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                   1,958         417         693
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $    268    $  1,958    $    417
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

NOTE 23
Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share for the years ended September 30:

DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA                        1998          1997          1996
-------------------------------------------------------------------------------------------------------------
NUMERATOR
Net income                                                            $    22,642   $    24,549   $    16,491
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

DENOMINATOR
Denominator for basic net income per share--
   Weighted average shares                                             15,661,333    15,568,052    15,326,825
Effect of dilutive securities:
   Stock options                                                          496,008       410,994       403,219
-------------------------------------------------------------------------------------------------------------
Denominator for diluted net income per share--
Weighted average shares and assumed conversion of stock options        16,157,341    15,979,046    15,730,044
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Basic net income per share                                            $      1.45   $      1.58   $      1.08
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Diluted net income per share                                          $      1.40   $      1.54   $      1.05
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

                                                             1998 Annual Report

NOTE 24
Selected Quarterly Financial Data (Unaudited)

                                               FOURTH        THIRD        SECOND        FIRST
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA   QUARTER      QUARTER       QUARTER      QUARTER
---------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30, 1998
Interest income                               $45,934      $45,249       $44,200      $44,896
Interest expense                               25,698       25,183        24,662       25,940
Net interest income before
 provision for losses on loans                 20,236       20,066        19,538       18,956
Provision for losses on loans                     441        1,520           571          275
Net interest income after
 provision for losses on loans                 19,795       18,546        18,967       18,681
Non-interest income                             7,906        5,915         6,568        6,084
Non-interest expense                           16,179       18,934        16,901       14,958
Income before income taxes                     11,522        5,527         8,634        9,807
Income tax expense                              4,115        2,254         3,081        3,398
---------------------------------------------------------------------------------------------
Net income                                    $ 7,407      $ 3,273       $ 5,553      $ 6,409
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Basic net income per share                    $  0.47      $  0.21       $  0.35      $  0.41
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Diluted net income per share                  $  0.46      $  0.20       $  0.35      $  0.40
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

YEAR ENDED SEPTEMBER 30, 1997
Interest income                               $44,263      $41,778       $39,901      $39,264
Interest expense                               25,069       23,175        21,545       21,292
Net interest income before
 provision for losses on loans                 19,194       18,603        18,356       17,972
Provision for losses on loans                     275          303           512          418
Net interest income after
 provision for losses on loans                 18,919       18,300        17,844       17,554
Non-interest income                             6,142        4,438         4,114        3,951
Non-interest expense                           15,139       13,222        12,868       12,803
Income before income taxes                      9,922        9,516         9,090        8,702
Income tax expense                              3,446        3,171         3,144        2,920
---------------------------------------------------------------------------------------------
Net income                                    $ 6,476      $ 6,345       $ 5,946      $ 5,782
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Basic net income per share                    $  0.41      $  0.41       $  0.38      $  0.37
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Diluted net income per share                  $  0.40      $  0.40       $  0.37      $  0.36
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Non-interest expense for the third quarter of 1998 includes $4,195,000 in merger-related charges incurred in connection with the acquisitions of Pacific and Pioneer. The provision for losses on loans for the third quarter of 1998 includes a merger-related provision for losses on loans of $1,000,000. Non-interest expense for the second quarter of 1998 includes $1,300,000 in merger-related charges incurred in connection with the acquisition of Puget. The acquisitions of Pacific, Pioneer and Puget completed during 1998 have been accounted for using the pooling-of-interests method, accordingly, quarterly financial data for the periods prior to the respective acquisitions have been restated as if the companies were combined.