Form 10-K405, Exhibit 13
period 1999-09-30
INTERWEST BANCORP INC
filed 1999-12-27
CIK 949504

                                   EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA, MANAGEMENT DISCUSSION AND ANALYSIS AND CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE 1999 ANNUAL REPORT TO SHAREHOLDERS

                                    PAGE 14
                        INTERWEST 99 AR

SELECTED CONSOLIDATED
FINANCIAL DATA


DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE
AMOUNTS AS OF AND FOR THE YEAR ENDED SEPTEMBER 30,            1999            1998(1)        1997            1996(2)            1995
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                         $  179,659      $  180,279     $  165,206      $  143,827      $  119,731
Interest expense                                            95,480         101,483         91,081          77,127          65,119
------------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
  losses on loans                                           84,179          78,796          74,125         66,700          54,612
Provision for losses on loans                                2,000           2,807           1,508          2,452             929
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  losses on loans                                           82,179          75,989          72,617         64,248          53,683
Non-interest income                                         28,408          26,473          18,645         15,744          13,030
Non-interest expense                                        68,147          66,972          54,032         55,716          40,718
Income tax expense                                          14,585          12,848          12,681          7,785           8,721
------------------------------------------------------------------------------------------------------------------------------------
Net income                                              $   27,855      $   22,642      $   24,549     $   16,491      $   17,274
====================================================================================================================================
Basic net income per share                              $     1.78      $     1.45      $     1.58     $     1.08      $     1.13
Diluted net income per share                                  1.74            1.40            1.54           1.05            1.11
Cash dividends declared per share                             0.56            0.50            0.33           0.29            0.19

STATEMENT OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                            $2,579,539      $2,447,848      $2,402,928     $2,016,085      $1,723,780
Loans receivable and loans held for sale                 1,584,722       1,452,175       1,348,681      1,170,271       1,035,099
Deposits                                                 1,578,949       1,564,825       1,468,460      1,389,402       1,260,946
Borrowings                                                 817,910         682,390         755,968        466,693         321,932
Shareholders' equity                                       165,306         171,652         160,770        137,647         128,882
Book value per share                                    $    10.71      $    10.97      $    10.26     $     8.93      $     8.45

KEY OPERATING RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                      1.12%           0.95%           1.15%          0.90%           1.10%
Return on average shareholders' equity                       16.00%          13.58%          16.64%         12.13%          14.25%
Average shareholders' equity to average assets                7.02%           6.99%           6.89%          7.38%           7.73%
Net interest margin                                           3.64%           3.52%           3.70%          3.85%           3.70%
Ratio of non-performing assets to total assets(3)             0.56%           0.64%           0.52%          0.49%           0.41%
Dividend payout ratio                                        31.62%          33.98%          21.35%         26.97%          17.04%

(1) 1998 results include non-recurring merger-related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

(2) 1996 results include non-recurring SAIF assessment of $3.6 million (net of tax) and merger-related charges of $2.0 million (net of tax) and a merger-related provision for losses on loans of $0.6 million (net of tax).

(3) Non-performing assets consist of non-performing loans (including non-accrual loans certain other delinquent loans at the discretion of management) and real estate held for sale.

                                    PAGE 15
                        INTERWEST 99 AR

                                                                         1999



INTERWEST BANCORP

     FINANCIAL SECTION





                                  CONTENTS
                                  14) SELECTED CONSOLIDATED

                                      FINANCIAL DATA

                                  16) MANAGEMENT DISCUSSION AND ANALYSIS

                                  39) REPORT OF MANAGEMENT TO SHAREHOLDERS

                                  39) REPORT OF ERNST & YOUNG LLP.

                                      INDEPENDENT AUDITORS

                                  40) CONSOLIDATED STATEMENTS OF

                                      FINANCIAL CONDITION

                                  41) CONSOLIDATED STATEMENTS OF INCOME

                                  42) CONSOLIDATED STATEMENTS OF

                                      SHAREHOLDERS' EQUITY

                                  43) CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  45) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  72) CORPORATE INFORMATION

                                    PAGE 16
                        INTERWEST 99 AR

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion is provided for the consolidated operations of InterWest Bancorp, Inc. (InterWest Bancorp), which includes its wholly owned subsidiaries (collectively InterWest). As of September 30, 1999, InterWest Bancorp's wholly owned subsidiaries were InterWest Bank, Pacific Northwest Bank and Kittitas Valley Bank, N.A. The purpose of this discussion is to focus on significant factors concerning InterWest's financial condition and results of operations. This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

    During fiscal year 1999, InterWest has continued its strategy to increase its emphasis on commercial banking and the goal of becoming a statewide institution. InterWest is a financial services company that provides a variety of products and services for both individual and business customers. InterWest will continue to change the composition of the loan portfolio and the deposit base. InterWest increased commercial real estate and commercial loan balances outstanding during fiscal year 1999. Additionally, transaction deposit balances outstanding increased while reducing reliance on certificates of deposit for funding asset growth. These changes were designed to have a positive impact on net interest income and service fee revenue while meeting the needs of InterWest's customers.

    InterWest has completed the acquisition of seven commercial banks since 1996. The acquisition of Central Bancorporation on August 31, 1996, was the first of these acquisitions. Central's commercial banking subsidiaries, Central Washington Bank and North Central Washington Bank, operated ten offices in central Washington. At the acquisition date, Central had total consolidated assets of $206.1 million, total loans receivable of $132.2 million, total deposits of $181.9 million and shareholders' equity of $17.1 million.

    On January 15, 1998, InterWest Bancorp acquired Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington. Puget's commercial banking subsidiary, First National Bank of Port Orchard, operated three offices in western Washington. At the acquisition date, Puget had total consolidated assets of $53.1 million, total loans receivable of $38.7 million, total deposits of $45.6 million, and shareholders' equity of $5.9 million. On October 15, 1998, First National Bank of Port Orchard was merged into Pacific Northwest Bank.

    On June 15, 1998, InterWest Bancorp acquired Pacific Northwest Bank (Pacific), of Seattle, Washington. At the acquisition date, Pacific operated four offices in the metropolitan Seattle area of western Washington and had total assets of $200.2 million, total loans receivable of $150.1 million, total deposits of $170.2 million, and shareholders' equity of $16.8 million.

    On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington. Pioneer's commercial banking subsidiary, Pioneer National Bank, operated five offices in central Washington. At the acquisition date, Pioneer had total consolidated assets of $108.4 million, total loans receivable of $63.4 million, total deposits of $87.2 million, and shareholders' equity of $9.3 million. On January 22, 1999, Pioneer National Bank was merged into Pacific Northwest Bank.

    The acquisitions of Central, Puget, Pacific and Pioneer were accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements, as well as management discussion and analysis have been restated as if the companies were combined for all periods presented.

    On August 31, 1998, InterWest Bancorp acquired Kittitas Valley Bancorp, Inc. (Kittitas), of Ellensburg, Washington. Kittitas' commercial banking subsidiary, Kittitas Valley Bank, N.A., operates offices in central Washington. At the acquisition date, Kittitas had total consolidated assets of $47.4 million, total loans receivable of $27.9 million, total deposits of $39.2 million and shareholders' equity of $4.3 million. This acquisition has been accounted for using the purchase method. An application has been filed to merge Kittitas Valley Bank, N.A. into Pacific Northwest Bank. It is anticipated that the merger will be completed during the second quarter of fiscal year 2000, following the approval of applicable regulatory authorities.

    Subsequent to fiscal year end on October 1, 1999, InterWest Bancorp completed the acquisition of NBT Northwest Bancorp (NBT), of Tukwila, Washington. NBT's commercial banking subsidiary, National Bank of Tukwila, operates one office in south King County. Under the terms of this transaction, NBT merged into InterWest Bancorp, with National Bank of Tukwila becoming a wholly owned subsidiary of InterWest Bancorp. At the acquisition date, NBT had total consolidated assets of $53.0 million, total loans receivable of $37.8 million, total deposits of $48.0 million and

                                    PAGE 17
                        INTERWEST 99 AR


shareholders' equity of $4.9 million. Each share of NBT common stock was exchanged for 0.88 shares of InterWest Bancorp common stock. The transaction resulted in the recording of approximately $9.7 million in goodwill by InterWest Bancorp. This goodwill will be amortized using the straight-line method over a period of twenty years. This acquisition was accounted for using the purchase method and as such the accounts and operations of NBT and National Bank of Tukwila have not been included in the September 30, 1999 consolidated financial statements.

    The following table summarizes pertinent information related to the completed acquisitions:


                                                         TOTAL ASSETS AT ACQUISITION DATE           COMMON SHARES
ACQUISITION DATE           INSTITUTION                              (DOLLARS IN THOUSANDS)                 ISSUED
----------------------------------------------------------------------------------------------------------------
August 31, 1996            Central Bancorporation                               $ 206,093               2,147,391
January 15, 1998           Puget Sound Bancorp, Inc.                               53,109                 586,420
June 15, 1998              Pacific Northwest Bank                                 200,219               2,346,081
June 16, 1998              Pioneer Bancorp, Inc.                                  108,399                 692,846
August 31, 1998            Kittitas Valley Bancorp, Inc.                           47,441                 229,831(1)
October 1, 1999            NBT Northwest Bancorp                                   53,018                 677,109

------------------------
1   Additionally, $6.4 million in cash was paid to Kittitas shareholders.


    On September 14, 1999, InterWest Bancorp entered into a definitive agreement to acquire Liberty Bay Financial Corporation (Liberty) of Poulsbo, Washington. Liberty's commercial banking subsidiary, North Sound Bank, operates eight offices on the Olympic Peninsula in Washington state. As of September 30, 1999, Liberty had total consolidated assets of $187.9 million, total loans receivable of $127.5 million, total deposits of $166.3 million and shareholder's equity of $20.2 million. The transaction is structured such that shareholders of Liberty will receive 11 shares of InterWest Bancorp common stock for each share of Liberty common stock if the average price of InterWest Bancorp common stock is more than $21 per share for a short period prior to closing. If the average price of InterWest Bancorp common stock for a short period before closing is between $20 and $21 per share, the shareholders of Liberty will receive shares of InterWest Bancorp common stock with a value of $231 for each share of Liberty common stock. If the average price of InterWest Bancorp common stock for a short period before closing is less than $20 per share, InterWest Bancorp has the option of adjusting the exchange ratio such that Liberty shareholders will receive shares of InterWest Bancorp common stock with an equivalent value of $231 for each share of Liberty common stock or terminating the definitive agreement. It is anticipated that the acquisition will be completed during the spring of 2000, following the approval of applicable regulatory authorities and the shareholders of Liberty. The transaction will be accounted for using the purchase method.

    A source of future growth may be through acquisitions. InterWest believes that many other financial institutions are considering selling their institutions for a variety of reasons, including lack of shareholder liquidity, management succession issues, technology challenges, increasing competition and potential changes with respect to the method of accounting used for mergers and acquisitions. InterWest actively reviews proposals for various acquisition opportunities. InterWest has a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain non-financial factors. Successful completion of acquisitions by InterWest depends on several factors, such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval and compliance with applicable capital requirements. No assurance can be made that acquisition activity will continue in the future.

    Currently, InterWest conducts its business through 56 full-service offices in western and central Washington state. Investments are available through InterWest Financial Services, Inc. and insurance products are available through InterWest Insurance Agency, Inc., wholly owned subsidiaries of InterWest Bank.

RESULTS OF OPERATIONS

    InterWest's net income was $27.9 million in 1999, compared to $22.6 million in 1998 and $24.5 million in 1997. Diluted net income per share was $1.74 in 1999, compared to $1.40 in 1998 and $1.54 in 1997. InterWest's return on average assets was 1.12 percent in 1999, compared to 0.95 percent in 1998 and 1.15 percent in 1997. Return on average shareholders' equity was
16.00 percent in 1999, compared to 13.58 percent in 1998 and 16.64 percent in 1997.

                                    PAGE 18
                        INTERWEST 99 AR


    The results of operations for 1998 included non-recurring merger-related charges of $5.1 million, net of tax. The following table summarizes net income, net income per share and key financial ratios before and after non-recurring expenses for fiscal years 1999, 1998 and 1997:


                                                AFTER NON-RECURRING EXPENSES       BEFORE NON-RECURRING EXPENSES
DOLLARS IN THOUSANDS,                        ----------------------------------  --------------------------------
EXCEPT PER SHARE AMOUNTS                        1999        1998        1997        1999        1998        1997
----------------------------------------------------------------------------------------------------------------
Net income                                   $27,855     $22,642     $24,549     $27,855     $27,719     $24,549
Basic net income per share                   $  1.78     $  1.45     $  1.58     $  1.78     $  1.77     $  1.58
Diluted net income per share                 $  1.74     $  1.40     $  1.54     $  1.74     $  1.72     $  1.54
Return on average shareholders' equity         16.00%      13.58%      16.64%      16.00%      16.62%      16.64%
Return on average assets                        1.12%       0.95%       1.15%       1.12%       1.16%       1.15%
Efficiency ratio                               60.53%      63.62%      58.24%      60.53%      58.40%      58.24%

NET INTEREST INCOME InterWest's net income is significantly affected by changes in net interest income, which is the difference between interest income received on loans receivable and other interest-earning assets and interest paid on deposits and borrowings. InterWest's operations are sensitive to changes in interest rates and the resulting impact on net interest income.

    Net interest income before the provision for losses on loans was $84.2 million in 1999, compared to $78.8 million in 1998 and $74.1 million in 1997. The increase in net interest income from 1998 to 1999 was due to growth in interest-earning assets and an increase in net interest margin. The increase in net interest income from 1997 to 1998 was due to growth in interest-earning assets that was partially offset by a decrease in net interest margin.

    Despite decreasing yields and increased competition, net interest margin, which is net interest income divided by average interest-earning assets, increased for fiscal year 1999 compared to fiscal year 1998. Net interest margin was 3.64 percent in 1999, compared to 3.52 percent in 1998 and 3.70 percent in 1997. The increase in net interest margin compared to the prior year was primarily the result of a decrease in the cost of funds. The cost of funds was reduced due to changes in the composition of the deposit base, deposit product pricing initiatives and a decrease in the cost of borrowed funds. InterWest's deposit base changed with increases in the average balances outstanding of non-interest-bearing deposits of $41.3 million and interest-bearing transaction deposit balances of $82.3 million and a decrease in the average balance outstanding of certificates of deposit of $55.5 million. The effect that the decrease in the cost of funds had on net interest margin was partially offset by a decrease in the yield earned on loans, securities and other interest-earning assets compared to fiscal year 1998. The flat yield curve has continued to decrease the yields earned and, as such, expansion of net interest margin.

    Interest income was $179.7 million in 1999, compared to $180.3 million in 1998 and $165.2 million in 1997. Interest income decreased from 1998 to 1999, due to a decrease in the yield earned partially offset by an increase in interest-earning assets. Interest income increased from 1997 to 1998, due to growth in interest-earning assets that was partially offset by a decrease in the yield earned.

    Interest expense was $95.5 million in 1999, compared to $101.5 million in 1998 and $91.1 million in 1997. Interest expense decreased from 1998 to 1999, due to a decrease in the cost of funds that was partially offset by an increase in interest-bearing liabilities. Interest expense increased from 1997 to 1998, due to an increase in interest-bearing liabilities and an increase in the cost of funds.

    During the second half of fiscal year 1999, the overall interest rate environment increased. In periods of rising interest rates, InterWest's net interest income and net interest margin may decrease as a greater amount of interest-bearing liabilities are subject to more rapid repricing than interest-earning assets. InterWest is taking the following steps to offset rising interest rates and increase net interest income and net interest margin: increasing commercial lending, reducing dependence on single-family residential mortgage loans, and increasing non-interest-bearing and interest-bearing transaction deposits.

     The following table presents, for the periods indicated, information regarding average balances of assets and liabilities as well as the total amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yield and cost ratios, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest margin for InterWest.

                                         PAGE 19
                              INTERWEST 99 AR


YEAR ENDED SEPTEMBER 30,                                 1999                                        1998
                                        ------------------------------------------    -----------------------------------------
                                                                           AVERAGE                                     AVERAGE
                                          AVERAGE                           YIELD/    AVERAGE                           YIELD/
DOLLARS IN THOUSANDS                      BALANCE      INTEREST              COST     BALANCE      INTEREST              COST
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
-------------------------------------------------------------------------------------------------------------------------------
Loans receivable and
  loans held for sale(1)                $1,432,273    $  126,482             8.83%   $1,406,307   $  127,472            9.06%
Securities available for
  sale and securities
  held to maturity                         824,699        50,398             6.11       773,631       49,591            6.41
Other interest-
  earning assets                            56,886         2,779             4.89        60,681        3,216            5.30
-------------------------------------------------------------------------------------------------------------------------------
Total interest-
  earning assets                         2,313,858       179,659             7.76     2,240,619      180,279            8.05
Non-interest-
  earning assets                           165,963                                      145,767
-------------------------------------------------------------------------------------------------------------------------------
Total assets                            $2,479,821                                   $2,386,386
                                        ==========                                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
-------------------------------------------------------------------------------------------------------------------------------
Savings accounts and
  money market accounts                 $  377,459    $   11,229             2.97%   $  321,520   $   10,410            3.24%
Checking accounts                          167,238         2,102             1.26       140,832        2,055            1.46
Certificates of deposit                    811,117        42,085             5.19       866,602       48,376            5.58
-------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  deposits                               1,355,814        55,416             4.09     1,328,954       60,841            4.58
FHLB advances,
  securities sold under
  agreements to
  repurchase and
  other borrowings                         734,507        40,064             5.45       718,527       40,642            5.66
-------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                            2,090,321        95,480             4.57     2,047,481      101,483            4.96
Non-interest-bearing
  deposits                                 191,704                                      150,360
Other non-interest-
   bearing liabilities                      23,653                                       21,766
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                        2,305,678                                    2,219,607
Shareholders' equity                       174,143                                      166,779
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                   $2,479,821                                   $2,386,386
                                        ==========                                   ==========
Net interest income                                   $   84,179                                  $   78,796
                                                      ==========                                  ==========
Interest rate spread                                                     3.19%                                          3.09%
Net interest margin                                                      3.64%                                          3.52%
Ratio of average interest-
  earning assets to
  average interest-
  bearing liabilities                                                 110.69%                                         109.43%


                                                          1997
                                         ------------------------------------------
                                                                            AVERAGE
                                         AVERAGE                             YIELD/
                                         BALANCE       INTEREST               COST
-----------------------------------------------------------------------------------
Loans receivable and
  loans held for sale(1)                $1,258,351   $  115,053               9.14%
Securities available for
  sale and securities
  held to maturity                         709,235       47,563               6.71
Other interest-
  earning assets                            38,486        2,590               6.73
-----------------------------------------------------------------------------------
Total interest-
  earning assets                         2,006,072      165,206               8.24
Non-interest-
  earning assets                           134,860
-----------------------------------------------------------------------------------
Total assets                         $   2,140,932
                                     =============

LIABILITIES AND SHAREHOLDERS' EQUITY:
-----------------------------------------------------------------------------------
Savings accounts and
  money market accounts                 $  294,112   $    9,196               3.13%
Checking accounts                          131,024        1,803               1.38
Certificates of deposit                    893,244       50,008               5.60
-----------------------------------------------------------------------------------
Total interest-bearing
  deposits                               1,318,380       61,007               4.63
FHLB advances,
  securities sold under
  agreements to
  repurchase and
  other borrowings                         530,356       30,074               5.67
-----------------------------------------------------------------------------------
Total interest-bearing
  liabilities                            1,848,736       91,081               4.93
Non-interest-bearing
  deposits                                 125,805
Other non-interest-
   bearing liabilities                      18,837
-----------------------------------------------------------------------------------
Total liabilities                        1,993,378
Shareholders' equity                       147,554
-----------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                $   2,140,932
                                     =============
Net interest income                                   $  74,125
                                                      =========
Interest rate spread                                                          3.31%
Net interest margin                                                           3.70%

Ratio of average interest-
  earning assets to
  average interest-
  bearing liabilities                                                       108.51%


--------------------
(1) Average balances do not include non-accrual loans.

                                         PAGE 20
                              INTERWEST 99 AR


    The following table provides information on changes in net interest income for the periods which are attributable to changes in interest rates and changes in volume.


                                                                1999 VS 1998                          1998 VS 1997
                                                              INCREASE(DECREASE)                     INCREASE (DECREASE)
                                                               DUE TO CHANGES IN                     DUE TO CHANGES IN
                                                       ---------------------------------        ---------------------------------
DOLLARS IN THOUSANDS                                     RATE        VOLUME        TOTAL         RATE        VOLUME       TOTAL
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
---------------------------------------------------------------------------------------------------------------------------------
Loans receivable and loans held for sale               $(3,318)       $2,328       $(990)       $ (983)     $ 13,402     $ 12,419

Securities available for sale, securities held to
  maturity and other interest-earning assets            (2,545)        2,915         370        (2,516)        5,170        2,654
---------------------------------------------------------------------------------------------------------------------------------
Total net change in income on
  interest-earning assets                               (5,863)        5,243        (620)       (3,499)       18,572       15,073
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
---------------------------------------------------------------------------------------------------------------------------------
Deposits                                                (8,135)        2,710      (5,425)       (2,108)        1,942         (166)

FHLB advances, securities sold under
  agreements to repurchase and  other borrowings        (1,469)          891        (578)          (75)       10,643       10,568
---------------------------------------------------------------------------------------------------------------------------------
Total net change in expense on
  interest-bearing liabilities                          (9,604)        3,601      (6,003)       (2,183)       12,585       10,402
---------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                     $  3,741      $  1,642    $  5,383      $ (1,316)     $  5,987     $  4,671
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


PROVISION FOR LOSSES ON LOANS The provision for losses on loans was $2.0 million in 1999, compared to $2.8 million in 1998 and $1.5 million in 1997. The provision for losses on loans for 1998 included a merger-related provision of $1.1 million. The merger-related provision was the result of conforming the allowance for losses on loans methodologies of the acquired companies to that of InterWest.

NON-INTEREST INCOME Non-interest income was $28.4 million in 1999, compared to $26.5 million in 1998 and $18.6 million in 1997. The increase in non-interest income from 1998 to 1999 was due to several factors. Investment product fees and insurance commissions earned by InterWest Bank's non-bank subsidiaries:
InterWest Financial Services, Inc. and InterWest Insurance Agency, Inc. increased $1.0 million from 1998 to 1999. The acquisition of Kittitas Valley Bank, N.A. (KVB) increased non-interest income $0.7 million.

    Gains on the sale of loans were $8.1 million for 1999, compared to $10.4 million in 1998 and $4.2 million in 1997. In addition to loan sales, InterWest sold the servicing rights for $530 million of fixed-rate single-family mortgage loans that resulted in a gain of $2.8 million in 1999. These loan servicing rights primarily related to loans sold by InterWest during 1998 and the first half of 1999. The sale was initiated as a result of increasing long-term interest rates and decreasing loan prepayment rates, which increased the value of the servicing portfolio. The sale of loan servicing rights also created servicing capacity for future loan growth.

    During 1998 and the first half of 1999, the low long-term interest rate environment resulted in increased fixed-rate single-family residential mortgage loan refinances and opportunities to sell these loans on the secondary market for a premium. During the second half of 1999, long-term interest rates increased and single-family mortgage loan originations decreased, and as a result, sales of single-family mortgage loans declined as compared to 1998 and the first half of 1999. Based on the current interest rate environment, InterWest anticipates that single-family mortgage loan sales will remain at low levels during 2000 relative to 1998 and the first half of 1999.

    The increase in non-interest income from 1997 to 1998 was primarily due to an increase in the gain on sale of loans.

                                         PAGE 21
                              INTERWEST 99 AR


NON-INTEREST EXPENSE Non-interest expense was $68.1 million in 1999, compared to $67.0 million in 1998 and $54.0 million in 1997. Non-interest expense for 1998 included $5.5 million of non-recurring merger-related charges. Excluding the merger-related charges in 1998, non-interest expense increased $6.6 million from 1998 to 1999, representing an increase of 11 percent for 1999 compared to 1998 and 14 percent for 1998 compared to 1997, respectively.

    Excluding the merger-related charges incurred in 1998, InterWest's efficiency ratio was 60.53 percent in 1999, compared to 58.40 percent in 1998 and 58.24 percent in 1997.

    The increase in non-interest expense for 1999 compared to 1998 was primarily due to the acquisition of KVB and an increase in compensation and employee benefits. Non-interest expense associated with KVB totaled $2.3 million (including goodwill amortization) for 1999. Compensation and employee benefits were $37.5 million in 1999, compared to $32.6 million in 1998 and $28.1 million in 1997. The increase was primarily due to the increased focus on commercial banking. Compensation expense also increased as a result of higher lending volumes and transaction account deposit growth, which increased compensation resulting from variable compensation plans.

    The increase in non-interest expense for 1998 as compared to 1997 was primarily due to activities to develop the resources and infrastructure for commercial banking growth. Key elements of commercial banking growth were the development of credit administration and commercial lending support, the addition of commercial lending officers and several experienced commercial banking management personnel.

    As discussed previously, InterWest completed acquisitions of four commercial banks during 1998 and an additional acquisition subsequent to end of 1999. InterWest has not converted to a common data processing system nor have various operating policies and procedures been integrated. Additionally, InterWest currently conducts business using multiple names and bank charters. The integration process has been delayed due to the focus of resources on Year 2000 issues and the process of selecting a common operating platform that will best meet InterWest's future needs. It is anticipated that data and systems conversions will commence in the latter part of fiscal year 2000. The efficiencies available from eliminating duplication of administrative and operational functions have not yet been realized from the acquisitions.

INCOME TAX EXPENSE Income tax expense was $14.6 million in 1999, compared to $12.8 million in 1998 and $12.7 million in 1997. The effective tax rates were
34.4 percent in 1999, 36.2 percent in 1998 and 34.1 percent in 1997. The higher effective tax rate in 1998 was primarily due to certain direct merger-related expenses that are not deductible for federal income tax purposes.

REVIEW OF FINANCIAL CONDITION

InterWest's total consolidated assets were $2.580 billion as of September 30, 1999, compared to $2.448 billion as of September 30, 1998. This was an increase of $132 million, or 5 percent.

SECURITIES AND OTHER INTEREST-EARNING ASSETS Securities and other interest-earning assets, including securities available for sale, securities held to maturity, FHLB stock, interest-bearing deposits in banks and federal funds sold were $824.2 million as of September 30, 1999, compared to $826.4 million as of September 30, 1998. As of September 30, 1999, 91 percent of InterWest's securities were classified as available for sale, an increase from 87 percent as of September 30, 1998. Management believes that a higher percentage of securities classified as available for sale provides greater flexibility to respond to interest rate changes and liquidity needs to fund loan growth.

    InterWest maintains liquidity in accordance with an internal liquidity policy. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, and management's expectation of the yield that will be available in the future. Management's projections as to the short-term demand for funds to be used for loan originations and other activities can also affect liquidity levels.

                                         PAGE 22
                              INTERWEST 99 AR


    Securities are categorized as held to maturity or available for sale, based upon management's intent as to the ultimate disposition of each security acquired. InterWest does not currently trade securities. Securities classified as held to maturity are stated at amortized cost. Securities classified as available for sale are reported at estimated fair value, with unrealized gains and losses (net of income taxes) reported in accumulated other comprehensive income, a separate component of shareholders' equity.

    The gross unrealized loss on securities available for sale has increased to $24.7 million as of September 30, 1999, compared to $1.1 million as of September 30, 1998. This increase was primarily due to increasing interest rates during 1999.

    The following table sets forth the amortized cost and estimated fair values of InterWest's securities held to maturity as of the dates indicated.


AS OF SEPTEMBER 30,                      1999                            1998                               1997
                          -----------------------------   -------------------------------    -----------------------------------
                                    ESTIMATED   PERCENT              ESTIMATED    PERCENT               ESTIMATED     PERCENT
                          AMORTIZED      FAIR  OF PORT-   AMORTIZED      FAIR    OF PORT-    AMORTIZED       FAIR    OF PORT-
DOLLARS IN THOUSANDS           COST     VALUE     FOLIO        COST     VALUE       FOLIO         COST      VALUE       FOLIO
--------------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities        $ 24,878   $ 24,475    35.2%    $ 27,084   $ 27,632     31.0%      $ 54,905   $ 54,622      41.5%
Obligations of states
  and political
  subdivisions                2,397      2,396     3.4        2,756      2,799       3.2        10,841     10,992       8.2
Private mortgage-backed
  and related securities     43,417     42,338    61.4       57,422     56,935      65.8        66,549     63,856      50.3
--------------------------------------------------------------------------------------------------------------------------------
Total                      $ 70,692   $ 69,209              $87,262    $87,366                $132,295   $129,470
================================================================================================================================

The following table sets forth the contractual maturities and weighted average yields of securities held to maturity as of September 30, 1999.

                                      LESS THAN ONE YEAR     ONE TO FIVE YEARS      FIVE TO TEN YEARS        OVER TEN YEARS
                                    ---------------------  ---------------------  ----------------------  -----------------------
                                    AMORTIZED              AMORTIZED              AMORTIZED               AMORTIZED
DOLLARS IN THOUSANDS                    COST        YIELD       COST       YIELD       COST        YIELD       COST         YIELD
---------------------------------------------------------------------------------------------------------------------------------
U.S. government
   and agency securities              $  --          --%     $    20        9.27%     $24,857       6.50%    $      1      6.50%
Obligations of states
and political subdivisions              771        4.45        1,626        4.45           --         --           --        --
Private mortgage-backed
   related securities                    --          --        5,202        7.21           --         --       38,215      6.17
---------------------------------------------------------------------------------------------------------------------------------
Total                               $   771        4.45%     $ 6,848        6.57%     $24,857       6.50%     $38,216      6.17%
=================================================================================================================================

The following table sets forth InterWest's securities available for sale portfolio as of the dates indicated.


AS OF SEPTEMBER 30,                     1999                              1998                            1997
                             ----------------------------      ---------------------------      -----------------------------
                             ESTIMATED         PERCENT OF      ESTIMATED        PERCENT OF       ESTIMATED       PERCENT OF
DOLLARS IN THOUSANDS         FAIR VALUE         PORTFOLIO      FAIR VALUE        PORTFOLIO      FAIR VALUE        PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities           $280,018             40.0%        $398,868            69.5%        $421,856             74.9%
SBA securities                  34,962              5.0           48,370             8.4           61,160             10.8
Obligations of states and
  political subdivisions         1,413              0.2            2,333             0.4            5,414              1.0
Private mortgage-backed
  and related securities       359,997             51.4           99,735            17.4           73,864             13.1
Other securities                24,160              3.4           25,040             4.3              873              0.2
-----------------------------------------------------------------------------------------------------------------------------
Total                         $700,550                          $574,346                       $  563,167
=============================================================================================================================

                                         PAGE 23
                              INTERWEST 99 AR


The following table sets forth the contractual maturities and weighted average yields of InterWest's securities available for sale portfolio as of September 30, 1999.

                             LESS THAN ONE YEAR        ONE TO FIVE YEARS        FIVE TO TEN YEARS         OVER TEN YEARS
                             ----------------------    ----------------------   ----------------------    ---------------------
                             ESTIMATED                 ESTIMATED                ESTIMATED                 ESTIMATED
DOLLARS IN THOUSANDS         FAIR VALUE       YIELD    FAIR VALUE       YIELD   FAIR VALUE       YIELD    FAIR VALUE      YIELD
-------------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities           $ 10,893        6.50%     $131,871        5.83%   $ 54,525        5.95%     $ 82,729        6.09%
SBA securities                      --         --          2,625        6.92       6,346        6.71        25,991        6.30
Obligations of states and
  political subdivisions           460        4.71           761        4.95         192        5.40           --           --
Private mortgage-backed
  and related securities            --          --            --          --      18,389        6.45       341,608        6.35
Other securities                    --          --            --          --          --          --        24,160        6.32
-------------------------------------------------------------------------------------------------------------------------------
Total                         $ 11,353        6.43%     $135,257        5.84%   $ 79,452        6.12%     $474,488        6.30%
===============================================================================================================================

LOANS RECEIVABLE AND LOANS HELD FOR SALE Loans receivable increased by $203 million, or 15 percent, from $1.359 billion as of September 30, 1998, to $1.562 billion as of September 30, 1999. During the year ended September 30, 1999, the principal balances outstanding of multi-family residential, commercial real estate, real estate construction, consumer, commercial and agricultural loans increased. These increases were partially offset by a decrease in single-family residential mortgage loans outstanding as a result of loan sales during the first half of 1999.

    The acquisitions of Central, Pacific, Pioneer, Puget and Kittitas increased InterWest's ability to originate commercial loans. These acquisitions, as well as the development of commercial banking at InterWest Bank, are changing the composition of the InterWest loan portfolio to that of a financial institution that emphasizes both real estate mortgage and commercial lending. Growth in commercial lending should shorten duration risk, increase net interest margin, create better protection from interest rate volatility and ultimately meet the needs of InterWest's customers.

    Single-family residential mortgage loans outstanding decreased $179.1 million from September 30, 1998, due to loan sales and increased emphasis on commercial lending. As of September 30, 1999, single-family residential mortgage loans totaled $448.1 million, or 27.9 percent of total gross loans, compared to $627.2 million, or 42.5 percent of total gross loans, as of September 30, 1998. Due primarily to rising interest rates, loan sales have declined during the second half of 1999. Based on the current interest rate environment, InterWest anticipates that sales of single-family mortgage loans will remain at low levels during 2000 relative to 1998 and the first half of 1999.

    Income property (multi-family residential and commercial real estate) mortgage loans outstanding increased $155.9 million from September 30, 1998, representing a growth rate of 48.6 percent. As of September 30, 1999, outstanding income property loans totaled $476.8 million, or 29.6 percent of total gross loans, compared to $320.9 million, or 21.8 percent of total gross loans, as of September 30, 1998.

    Real estate construction loans, which are primarily secured by single-family and multi-family residential properties, increased $63.7 million from September 30, 1998, representing a growth rate of 35.0 percent. As of September 30, 1999, real estate construction loan balances outstanding were $245.7 million, or 15.3 percent of total gross loans, compared to $182.0 million, or 12.3 percent of total gross loans, as of September 30, 1998.

    Commercial loan balances outstanding increased $71.6 million from September 30, 1998, representing a growth rate of 32.9 percent. As of September 30, 1999, outstanding commercial loans represented 18.0 percent of total gross loans, compared to 14.8 percent as of September 30, 1998.

                                         PAGE 24
                              INTERWEST 99 AR

    The following table sets forth the composition of InterWest's loan portfolio by type of loan as of the dates indicated.

                                         1999              1998              1997              1996                1995
AS OF SEPTEMBER 30,                 -------------      ------------      -------------     --------------    -----------------
DOLLARS IN THOUSANDS                AMOUNT      %      AMOUNT     %      AMOUNT     %      AMOUNT      %      AMOUNT        %
--------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans:(1)
  Single-family residential        $448,068    27.9%  $627,191   42.5%  $701,840   51.2%   $630,147   52.9%   $570,377     54.2%
  Multi-family residentia           l74,223     4.6     62,948    4.3    58,1137    4.2      55,256    4.6      53,608      5.1
  Commercial                        402,580    25.0    257,906   17.5    214,232   15.6     191,348   16.1     165,547     15.7
Real estate construction            245,690    15.3    182,020   12.3    136,580   10.0     114,698    9.6     105,212     10.0
Consumer loans                       97,153     6.0     81,386    5.5     73,876    5.4      63,240    5.3      55,299      5.3
Commercial loans                    289,185    18.0    217,546   14.8    155,265   11.4     122,275   10.3      87,788      8.3
Agricultural loans                   51,961     3.2     45,637    3.1     30,491    2.2      14,007    1.2      14,878      1.4
--------------------------------------------------------------------------------------------------------------------------------
Total gross loans                 1,608,860          1,474,634         1,370,421          1,190,971          1,052,709

Less:
  Loans held for sale                23,138             93,125            10,230             11,223              9,581
  Allowance for losses
    on loans                         14,123             13,224            11,104             10,235              7,841
  Deferred loan fees
    and discounts                    10,015              9,235            10,636             10,465              9,769
--------------------------------------------------------------------------------------------------------------------------------
Total loans receivable, net      $1,561,584         $1,359,050        $1,338,451         $1,159,048         $1,025,518
================================================================================================================================

(1) Includes construction loans converted to permanent loans.


The following table indicates the contractual maturity of InterWest's gross loans as of September 30, 1999. Loans having no stated schedule of repayments and no stated maturity are reported as due within one year. Loan balances do not include deferred loan fees and discounts and the allowance for losses on loans. The table does not reflect any estimate of prepayments, which significantly shorten the average life of all loans and will cause InterWest's accrual repayment experience to differ significantly from that indicated below.

                                                         AFTER ONE
                                            WITHIN    YEAR THROUGH         AFTER
DOLLARS IN THOUSANDS                      ONE YEAR      FIVE YEARS    FIVE YEARS       TOTAL
----------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential               $ 13,547         $25,589     $ 408,932     $ 448,068
  Multi-family residential                     742           3,958        69,523        74,223
  Commercial                                47,483          94,642       260,455       402,580
Real estate construction                    73,497          46,022       126,171       245,690
Consumer loans                              49,683          16,110        31,360        97,153
Commercial loans                           126,857          75,903        86,425       289,185
Agricultural loans                          38,036           8,480         5,445        51,961
----------------------------------------------------------------------------------------------
Total gross loans                         $349,845        $270,704      $988,311    $1,608,860
==============================================================================================

                                         PAGE 25
                              INTERWEST 99 AR


The following table sets forth the dollar amount of all loans due one year or more after September 30, 1999, that have fixed interest rates and have floating or variable interest rates.

                                           FIXED               FLOATING OR
DOLLARS IN THOUSANDS                       RATES            VARIABLE RATES
---------------------------------------------------------------------------
Loans maturing in more than one year    $463,548                  $795,467

The principal lending activity of InterWest Bank is the origination of single-family residential mortgage loans and loans secured by income property, consumer loans, commercial loans and agricultural loans. Pacific Northwest Bank and Kittitas Valley Bank, N.A. have loan portfolios with a greater percentage of commercial loans than InterWest Bank.

   InterWest typically requires that mortgage loans be secured by first liens on single-family, residential dwellings (one-to four-family units), land, developed lots or commercial property. The purpose of the majority of real estate mortgage loans has been for the purchase or construction of single-family residential dwellings or refinancing of these properties, but some loans have been for acquisition or development of residential lots or permanent loans secured by multi-family residential and commercial properties.

SINGLE-FAMILY RESIDENTIAL MORTGAGE LOANS Prior to the acquisition of Central in 1996, the primary lending activity of InterWest was the origination of mortgage loans to enable borrowers to refinance and purchase existing dwellings or to construct new single-family dwellings on properties located within its primary market area. Management believes that focusing on single-family residential mortgage loans has been successful in contributing to interest income while reducing overall credit and collateral risk. InterWest's single-family residential loan portfolio also includes loans on two- to four-family dwellings and manufactured homes.

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

MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE MORTGAGE LOANS InterWest originates mortgage loans on commercial real estate and multi-family residential properties with terms of up to 30 years in its primary market area. These loans are secured by improved property such as apartment buildings, condominium projects, office buildings, small commercial business properties, churches, subdivision developments and strip shopping centers.

   Multi-family residential and commercial real estate mortgage loans generally have larger balances outstanding and involve greater risks than residential mortgage loans because payments on loans secured by income properties are dependent on the successful operation or management of the properties. As a result, repayment of such loans may be subject to conditions in the real estate market or the economy to a greater extent than single-family residential real estate loans. These loans may involve large loan balances to single borrowers or groups of related borrowers.

REAL ESTATE CONSTRUCTION InterWest originates real estate construction loans to residential owner-occupants (custom construction loans) and to contractors building residential properties for resale, as well as construction loans for condominiums, multi-family residential properties and land development on properties located within its primary market area. Construction loans to owner-occupants generally are converted to single-family residential mortgage loans.

    Real estate construction loans may involve additional risks because loan funds are collateralized by the project under construction, which is of uncertain value prior to completion. Delays may arise from labor problems, material shortages may be experienced and other unpredictable contingencies may occur. It is important to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from the expertise required for real estate mortgage lending. Construction lending is generally considered to involve a higher degree of collateral risk than long-term financing of residential properties. InterWest's risk of loss on a construction loan is dependent largely upon the

                                         PAGE 26
                              INTERWEST 99 AR

accuracy of the initial estimate of the property's value and marketability at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction costs and the marketability of the property upon completion of the project prove to be inaccurate, InterWest may be required to advance additional funds to complete development of the project.

    InterWest's underwriting criteria are designed to evaluate and minimize the risks of each real estate construction loan. Among other things, InterWest considers evidence of the availability of permanent financing for the borrower, the reputation of the borrower, the amount of the borrower's equity in the project, the independent appraisal and review of cost estimates, the pre-construction sale and leasing information, and the cash flow projections of the borrower.

COMMERCIAL LOANS Commercial loans include a wide range of loan types to small and medium-sized businesses. Commercial loans include commercial lines of credit with variable rates and maturities of one year or less. Commercial loans also include equipment and operational loans with terms generally not exceeding five years. These loans are primarily secured by liens on real estate, capital assets, accounts receivable and inventory, although certain loans are unsecured. Commercial lending has increased risks as a result of dependence on income production for future repayment, and in certain circumstances, the lack of tangible collateral. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the value of any collateral securing the loans. Commercial lending operations rely on a strong credit culture that combines prudent credit policies and individual lender accountability.

AGRICULTURAL LOANS Agricultural loans include seasonal production loans secured by crops and equipment. These loans generally have adjustable rates that are renewed annually. Agricultural loans also include loans secured by farmland. Most agricultural real estate loans have terms of less than five years and have variable interest rates.

CONSUMER LOANS Consumer loans consist of automobile loans, home equity loans and loans for other consumer purposes. Consumer lending may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

LOANS HELD FOR SALE Loans held for sale were $23.1 million as of September 30, 1999, compared to $93.1 million as of September 30, 1998. This decrease reflects declining loan sales during the second half of 1999. Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Loans that are held for sale are generally fixed-rate single-family mortgage loans, sub-prime loans secured by single-family residential real estate and loans originated under a Small Business Administration program. Loans are typically sold to FHLMC and other financial institutions. In connection with most loan sales, InterWest retains the right to service the loans, for which it generally receives a fee based on the difference between the rate paid to the investor and that collected from the borrower. InterWest capitalizes loan-servicing rights either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. Loan servicing rights are included in intangible assets and are amortized as an offset to service fees in proportion to and over the period of servicing income, not to exceed 15 years. Periodically, InterWest has sold loan servicing rights. During 1999, InterWest sold the loan servicing rights for $530 million of single-family mortgage loans resulting in a gain of $2.8 million.

NON-PERFORMING LOANS Loans are generally placed on non-accrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. InterWest does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a

                                         PAGE 27
                              INTERWEST 99 AR

loan is placed on non-accrual status, any previously accrued and uncollected interest is reversed from interest income. As of September 30, 1999 and 1998, InterWest had $10.9 million and $8.2 million, respectively, of loans on non-accrual status.

    InterWest performs a review of its loan portfolio for weaknesses in credit quality on an ongoing basis to identify potential problem loans. This review process results in internal loan classifications based on risk characteristics and loan performance. The overall objective of this review process is to identify trends in the credit quality of the loan portfolio and to determine the level of loss exposure to evaluate the need for an adjustment to the allowance for losses on loans.

ALLOWANCE FOR LOSSES ON LOANS InterWest's allowance for losses on loans was $14.1 million or 0.90 percent of loans receivable as of September 30, 1999, compared to $13.2 million, or 0.96 percent of loans receivable as of September 30, 1998. Net loan charge-offs for 1999 were $1.1 million or 0.08 percent of the average balance of loans outstanding during the year. Net loan charge-offs were $0.9 million and $0.6 million in 1998 and 1997, respectively.

    The allowance for losses on loans is maintained at an amount to sufficiently provide for estimated losses based on evaluating known and inherent risks in the loan portfolio. Management analyzes the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate level of the allowance for losses on loans is estimated based upon factors and trends identified by management.

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

    InterWest believes it has established its allowance for losses on loans in accordance with generally accepted accounting principles. However, there can be no assurance that in the future, regulators, when reviewing InterWest's loan portfolio, will not request InterWest to increase its allowance for losses on loans, thereby affecting InterWest's financial condition and results of operations. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for losses on loans is adequate. Substantial increases may be necessary should the quality of the loan portfolio deteriorate as a result of the factors discussed above.

                                         PAGE 28
                              INTERWEST 99 AR

    The following table presents activity in the allowance for losses on loans for the periods indicated.



DOLLARS IN THOUSANDS
YEAR ENDED SEPTEMBER 30,                                  1999         1998        1997         1996          1995
--------------------------------------------------------------------------------------------------------------------------
Allowance as of beginning of year                      $13,224      $11,104     $10,235      $ 7,841        $7,233
Provision for losses on loans                            2,000        1,707       1,508        1,552           929
Merger and acquisition activity:
   Provision pursuant to acquisition                         -        1,100           -          900             -
   Allowance acquired                                        -          295           -            -             -
   Pooling accounting adjustment                             -          (76)          -            -             -

Charge-offs:
Real estate mortgage loans:
   Single-family residential                               727          413         109           99           126
   Multi-family residential                                  -          100           -            -           142
   Commercial                                                -           19         234           20             -
Real estate construction                                     -          134           -            -             -
Consumer loans                                             337          428         449          304           314
Commercial loans                                           405          194         246           60           138
Agricultural loans                                          84            2           2            -             -
--------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                        1,553        1,290       1,040          483           720

Recoveries:
Real estate mortgage loans:
   Single-family residential                               245           61          39            6            20
   Multi-family residential                                 38            -           -            -             -
   Commercial                                                -           55          67           13            22
Consumer loans                                              83          176         162          118           152
Commercial loans                                            86           88         133          288           201
Agricultural loans                                           -            4           -            -             4
--------------------------------------------------------------------------------------------------------------------------
Total recoveries                                           452          384         401          425           399
--------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         (1,101)        (906)       (639)         (58)         (321)
--------------------------------------------------------------------------------------------------------------------------
Allowance as of end of year                            $14,123      $13,224     $11,104      $10,235        $7,841
==========================================================================================================================

Ratio of allowance to total loans receivable
  as of the end of the year                               0.90%        0.96%       0.82%        0.88%         0.76%

Ratio of net charge-offs to average loans
  outstanding during the year                             0.08%        0.06%       0.05%        0.01%         0.03%


InterWest maintains an estimated allowance for losses on loans based on the analyses conducted by management and credit personnel. The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics and actual loss experience of the loan portfolio. Management has reviewed the allocations in the various loan categories and believes the allowance for losses on loans was adequate at all times during the five-year period ended September 30, 1999. Although the allocation of the allowance for losses on loans is an important credit management tool, the entire allowance for losses on loans is available for the entire loan portfolio.

                                         PAGE 29
                              INTERWEST 99 AR

The following table sets forth the allocation of the allowance for losses on loans by loan category as of the dates indicated.


DOLLARS IN THOUSANDS
AS OF SEPTEMBER 30,               1999         1998        1997       1996        1995
------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential     $ 2,471     $ 3,288     $ 2,092     $ 1,611    $ 1,455
  Multi-family residential          275         387         256         445        424
  Commercial                      1,250       1,491         742       1,685      1,365
Real estate construction            302         424         494         459        388
Consumer loans                    1,441         996       1,012       1,047        904
Commercial loans                  2,785       2,454       1,592       1,064        843
Agricultural loans                  334         285          59         214        217
Unallocated                       5,265       3,899       4,857       3,710      2,245
-------------------------------------------------------------------------------------------------
Total                           $14,123     $13,224     $11,104     $10,235    $ 7,841
=================================================================================================

REAL ESTATE HELD FOR SALE AND FOR DEVELOPMENT Real estate held for sale includes property acquired by InterWest through foreclosure. The property is carried at the lower of the estimated fair value or the principal balance of the foreclosed loans. As of September 30, 1999, InterWest had foreclosed properties totaling $3.6 million.

    The real estate held for development portfolio of $4.7 million as of September 30, 1999, primarily consists of one land development project.

NON-PERFORMING ASSETS InterWest's non-performing assets as of September 30, 1999, consisting of non-performing loans and real estate held for sale, totaled $14.5 million or 0.56 percent of total assets. This is a decrease from $15.8 million or 0.64 percent of total assets as of September 30, 1998. Non-performing loans increased to $10.9 million as of September 30, 1999, compared to $8.2 million as of September 30, 1998, and $5.5 million as of September 30, 1997. Real estate held for sale was $3.6 million as of September 30, 1999, a decrease from $7.6 million as of September 30, 1998.

    The following table sets forth information with respect to InterWest's non-performing assets and restructured loans as of the dates indicated:


DOLLARS IN THOUSANDS
AS OF SEPTEMBER 30,                                         1999         1998        1997         1996          1995
--------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
Real estate mortgage loans:
  Single-family residential                                $ 4,125     $ 5,036    $ 3,181     $ 2,008     $   985
  Multi-family residential                                    --          --          407        --           900
  Commercial                                                   792         557        805       1,323         308
Real estate construction                                       880         634        234        --          --
Consumer loans                                                 507         174        417         208         132
Commercial loans                                             3,943       1,682        343         300         507
Agricultural loans                                             652         127         78        --          --
--------------------------------------------------------------------------------------------------------------------------
         Total                                              10,899       8,210      5,465       3,839       2,832
Real estate owned acquired through foreclosure               3,560       7,553      6,945       6,053       4,178
---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                 $14,45     $15,763    $12,410     $ 9,892     $ 7,010
===========================================================================================================================
Restructured loans                                         $   798     $   883    $ 1,403     $ 1,715     $ 1,958
Total non-performing loans to loans receivable                0.70%       0.60%      0.41%       0.33%       0.28%
Total non-performing loans to total assets                    0.42%       0.34%      0.21%       0.19%       0.16%
Total non-performing assets to total assets                   0.56%       0.64%      0.52%       0.49%       0.41%


                                         PAGE 30
                              INTERWEST 99 AR

The level of non-performing loans relative to loans receivable has increased each year since 1994. This trend may continue as InterWest expands its commercial lending activities and expands into new geographic and product markets. Interest income that would have been recorded for the year ended September 30, 1999 had non-accrual loans been current in accordance with their original terms amounted to approximately $729,000.

DEPOSITS InterWest offers various types of deposit accounts, including savings, checking accounts, money market accounts and a variety of certificate of deposit accounts. Deposit accounts vary as to terms, with the principal differences being the minimum balance required, the time period the funds must remain on deposit, the interest rate, and the deposit or withdrawal option. InterWest has rarely relied on brokered deposits, but has generated deposits through a marketing strategy that employs a sales staff responsible for establishing new customer relationships.

    Non-interest-bearing deposits increased to $197.7 million as of September 30, 1999, from $178.6 million as of September 30, 1998. Non-interest-bearing deposits represented 12.5 percent of total deposits as of September 30, 1999, compared to 11.4 percent as of September 30, 1998.

    Interest-bearing transaction accounts (which includes interest-bearing checking, money market and savings accounts) increased to $548.4 million as of September 30, 1999, compared to $539.2 million as of September 30, 1998. Interest-bearing transaction accounts represented 34.8 percent of total deposits as of September 30, 1999, compared to 34.5 percent as of September 30, 1998.

    Certificates of deposit decreased to $832.8 million as of September 30, 1999, compared to $847.0 million as of September 30, 1998. Certificates of deposit represented 52.7 percent of total deposits as of September 30, 1999, a decrease from 54.1 percent as of September 30, 1998.

    Management is continuing to pursue initiatives to increase the percentage of non-interest-bearing deposits and interest-bearing transaction deposits relative to certificates of deposit. This activity should increase net interest income and service fee revenue while building customer relationships. As of September 30, 1999, 47.3 percent of total deposits were transaction accounts, compared to
45.9 percent as of September 30, 1998.

    The following table indicates the amount of the InterWest's certificates of deposit with balances equal to or greater than $100,000 classified by time remaining until maturity as of September 30, 1999.



DOLLARS IN THOUSANDS

MATURITY PERIOD                                                  AMOUNT
-------------------------------------------------------------------------------------
Three months or less                                            $181,529
Three through six months                                         117,192
Six through twelve months                                         79,300
Greater than twelve months                                        23,942
--------------------------------------------------------------------------------------
Total                                                           $401,963
======================================================================================

The following table sets forth the balances and changes in dollar amounts of deposits in the various types of accounts offered by InterWest as of the dates indicated.



AS OF SEPTEMBER 30,                       1999                                   1998                              1997
                               ------------------------------        ---------------------------------      ---------------------
                                         PERCENT    INCREASE                   PERCENT      INCREASE                     PERCENT
DOLLARS IN THOUSANDS           AMOUNT    OF TOTAL    (DECREASE)      AMOUNT    OF TOTAL      (DECREASE)      AMOUNT      OF TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits $197,732     12.5%      $19,1077      $178,625      11.4%       $28,197       $150,428       10.2%
Interest-bearing checking
  accounts                     171,578     10.9         9,5271        62,051      10.4         25,649        136,402        9.3
Money market accounts          273,537     17.3          5,584       267,953      17.1         82,924        185,029       12.6
Savings accounts               103,306      6.6         (5,842)      109,148       7.0         (6,987)       116,135        7.9
Certificates of deposit        832,796     52.7        (14,252)      847,048      54.1        (33,418)       880,466       60.0
-----------------------------------------------------------------------------------------------------------------------------------
Total                      $ 1,578,949                 $14,124    $1,564,825                  $96,365      $1,468,460
==================================================================================================================================

                                         PAGE 31
                              INTERWEST 99 AR

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS InterWest borrows through advances from the Federal Home Loan Bank
(FHLB) and securities sold under agreements to repurchase with third parties. These borrowing sources totaled $814.2 million as of September 30, 1999, compared to $674.6 million as of September 30, 1998, and $753.6 million as of September 30, 1997. The proceeds from these borrowings were used to fund growth in loans receivable and securities.

    The FHLB provides credit for member financial institutions. As members, financial institutions are required to own capital stock in the FHLB, and are authorized to apply for advances on the security of such stock, certain home mortgages and other assets (principally securities that are obligations of, or guaranteed by, the United States). Advances are made to member financial institutions pursuant to several different programs. These programs are generally designed to meet the financial institution's needs while still reflecting market terms and conditions. The subsidiary banks rely upon advances from the FHLB to supplement funds available to lend and to meet liquidity guidelines. Interest rates on these advances vary in response to general economic conditions. The contractual maturities of InterWest's FHLB advances are generally greater than one year; however, many of these advances have options whereby the FHLB can call the borrowing due prior to the contractual maturity. The amount of such advances with call options exercisable within one year was $377 million as of September 30, 1999.

    InterWest uses the securities market for borrowings by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings. Certain securities sold under agreements to repurchase contractually due beyond 90 days have an option whereby the creditor can call the agreement due within 90 days. The amount of such securities sold under agreements to repurchase with call options exercisable within 90 days was $100 million as of September 30, 1999.

    The following table sets forth certain information with respect to borrowings by InterWest during the periods indicated:


DOLLARS IN THOUSANDS
AS OF OR FOR THE YEAR ENDED SEPTEMBER 30,                                    1999               1998              1997
--------------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month end during the period:
   FHLB advances                                                           $718,709           $663,385          $494,948
   Securities sold under agreements to repurchase                           133,992            214,917           258,993

Average amount outstanding during the period:
   FHLB advances                                                            601,931            559,012           347,444
   Securities sold under agreements to repurchase                           131,723            157,898           183,246

Balance outstanding at end of period:
   FHLB advances                                                            682,238            546,033           494,648
   Securities sold under agreements to repurchase                           131,972            128,613           258,993

Weighted average rate paid during the period:
   FHLB advances                                                               5.38%              5.61%             5.64%
   Securities sold under agreements to repurchase                              5.77               5.81              5.66

Weighted average rate paid at end of period:
   FHLB advances                                                               5.41               5.40              5.68
   Securities sold under agreements to repurchase                              5.70               5.72              5.66


                                         PAGE 32
                              INTERWEST 99 AR

CAPITAL

InterWest Bancorp is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors. InterWest manages various capital levels at both the holding company and subsidiary bank level to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution. See Note 18 of the Consolidated Financial Statements for details of regulatory capital ratios for InterWest Bancorp and subsidiary banks.

    On July 21, 1998, InterWest Bancorp announced a three-for-two common stock split, which was distributed on August 17, 1998, to shareholders of record on August 3, 1998. Common stock issued and outstanding, average shares outstanding and net income per share for all periods presented prior to the common stock split have been retroactively adjusted to give effect to this transaction.

    On January 20, 1999, the Board of Directors of InterWest Bancorp authorized the purchase of up to 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over a twelve-month period. During 1999, InterWest Bancorp repurchased 521,500 shares (3.3 percent of the total common shares outstanding) at a total price of $11.9 million. This represents an average price of $22.84 per common share repurchased.

    InterWest's total shareholders' equity was $165.3 million as of September 30, 1999, a decrease of $6.4 million or 4 percent from $171.7 million as of September 30, 1998.

    Book value per share decreased to $10.71 as of September 30, 1999, from $10.97 as of September 30, 1998. Shareholders' equity as a percentage of total assets was 6.41 percent as of September 30, 1999, compared to 7.01 percent as of September 30, 1998.

    The decrease in shareholders' equity and book value per share was due to an increase in the unrealized loss on securities available for sale, net of tax, of $15.3 million, common stock repurchases of $11.9 million and dividends paid to shareholders of $8.8 million. The increase in the unrealized loss on securities available for sale was primarily due to rising interest rates during 1999. These decreases in shareholders' equity were partially offset by net income of $27.9 million and proceeds received from the exercise of common stock options of $1.5 million.

    During fiscal year 1999, InterWest Bancorp, Inc. declared cash dividends totaling $0.56 per share, an increase from $0.52 per share for fiscal year 1998. The amount of dividends reported in the consolidated statement of shareholders' equity for 1998 varies from $0.52 due to the application of the pooling-of-interests method of accounting to the financial statements for the acquisitions of Pacific, Pioneer and Puget.

    On November 15, 1999, $40 million of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust). The Trust is a business trust organized in November 1999, and 100 percent of the common equity of the Trust is owned by InterWest Bancorp.

    The proceeds of the offering were invested by the Trust in junior subordinated debentures of InterWest Bancorp. The debentures held by the Trust are the sole assets of the Trust. Distributions on the capital securities issued by the Trust are payable semiannually at 9.875 percent per annum, which is equal to the interest rate being earned by the Trust on the debentures held by the Trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. The debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029. InterWest Bancorp has entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.

    InterWest Bancorp intends to use the net proceeds for general corporate purposes. The capital securities will be included with borrowings as a separate line item in the consolidated statements of financial condition and InterWest will record distributions payable on the capital securities as interest expense in the consolidated statements of income. The capital securities will qualify as Tier 1 capital under the capital guidelines of the Federal Reserve Board.

    On November 16, 1999, the Board of Directors of InterWest Bancorp authorized the purchase of an additional 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over a twelve-month period.

                                         PAGE 33
                              INTERWEST 99 AR

LIQUIDITY RESOURCES

Liquidity management focuses on the need to meet both short-term funding requirements and InterWest's long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers. Management structures the balance sheet to meet these needs. InterWest desires to attract and retain consumer and business customer relationships with a focus on transaction accounts and commercial and consumer lending. InterWest also uses wholesale funds through advances from the Federal Home Loan Bank (FHLB) and the sale of securities under agreements to repurchase to fund asset growth. Other sources of funds for liquidity include loan repayments, loan sales, security sales and mortgage-backed and related security repayments. Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows are affected by changes in interest rates.

    InterWest has the capacity to borrow additional funds from the FHLB through pre-approved credit lines. These credit lines have pledge requirements whereby InterWest must maintain unencumbered collateral with a par value at least equal to the outstanding balance. As of September 30, 1999, the additional amount available under credit lines from the FHLB was $232.3 million. InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings. If the estimated fair value of the securities were to decline as a result of an increase in interest rates or other factors, InterWest would be required to pledge additional securities or cash as collateral. As of September 30, 1999, InterWest had $277 million of available credit from third parties to sell securities under agreements to repurchase.

    The analysis of liquidity also includes a review of InterWest's consolidated statement of cash flows for 1999. The consolidated statement of cash flows details InterWest's operating, investing and financing activities during the fiscal year. The most significant item under operating activities was net income of $27.9 million. Investing activities included proceeds from the sale of securities available for sale of $258.5 million, security maturities totaling $420.6 million and purchases of securities available for sale of $923.9 million. Investing activities also include a $592.5 million increase in loans receivable and $419.1 million of proceeds from the sale of loans. During 1999, financing activities included $135.9 million in borrowing proceeds, net of borrowing repayments, a $28.4 million increase in deposits, a $14.3 million decrease in certificates of deposit and a total of $8.8 million paid in cash dividends to shareholders.


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

    The subsidiary banks are members of the Federal Deposit Insurance Corporation (FDIC), and as such, are subject to examination thereby. InterWest Bank is a state-chartered savings bank, and Pacific Northwest Bank is a state-chartered commercial bank, both of which are subject to regulation and supervision by the Washington Department of Financial Institutions Division of Banks. Kittitas Valley Bank, N.A. and National Bank of Tukwila are national banking associations that are subject to regulation and supervision by the Office of the Comptroller of Currency. In practice, the primary regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other regulators. Areas subject to regulation by federal or state authorities include the allowance for losses on loans, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

                                         PAGE 34
                              INTERWEST 99 AR

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


YEAR 2000 READINESS DISCLOSURES

InterWest has undertaken efforts to address the Year 2000 computer problem. Many computer programs were not able to recognize the year 2000, since most programs and systems were designed to store calendar years in the 1900s by assuming the "19" and storing only the last two digits of the year. The problem is especially important to financial institutions since many transactions, such as interest accruals and payments, are date sensitive, and because InterWest interacts with numerous customers, vendors and third party service providers who must also address the Year 2000 issue. The problem is not limited to computer systems. Year 2000 issues will potentially affect every system that has an embedded microchip, such as automated teller machines, elevators and vaults. If not properly addressed, the century date change could potentially cause the production of erroneous data, miscalculations, system failures and other operational problems.

INTERWEST'S STATE OF READINESS InterWest has been and will continue to be committed to addressing Year 2000 issues in a prompt and responsible manner, and has dedicated the resources to do so. Management has completed an assessment of its automated systems and has implemented a program consistent with applicable regulatory guidelines, to complete all steps necessary to resolve identified issues. InterWest's process has included several phases, including project management, assessment, testing, remediation, implementation and contingency planning and testing of contingency plans. InterWest has determined that systems are compliant with or has taken steps necessary to make them compliant. Management believes that it has an effective program in place to resolve Year 2000 issues in a timely manner.

PROJECT MANAGEMENT Each subsidiary bank has implemented a process to address Year 2000 issues. This process includes a project manager, senior management and departmental representatives. There have been periodic meetings with senior management of each subsidiary bank to discuss the process, assign tasks, determine priorities and monitor progress. Outside specialists have been utilized when necessary. Periodic reports of testing results and progress have been provided to each subsidiary bank's Board of Directors on the status of the Year 2000 project. Additionally, the subsidiary banks have regularly reported to InterWest Bancorp management and to the InterWest Bancorp Board of Directors.

ASSESSMENT InterWest's computer systems and applications were identified and assessed to prioritize testing, remediation and contingency planning. InterWest's primary software vendors were also assessed during this phase, and vendors who provide support for mission-critical systems were identified and the majority of testing was completed as planned on mission-critical systems by December 31, 1998. Additionally, InterWest has worked with significant borrowers to assess the extent to which they may be affected by Year 2000 issues.

TESTING Updating and testing of InterWest's mission-critical systems and secondary systems has been completed. Based on the results of testing, InterWest identified internal computer systems that were non-compliant. As discussed below, efforts to remediate and implement renovated system applications has been completed for mission-critical and secondary systems.

REMEDIATION AND IMPLEMENTATION This phase involved obtaining and implementing renovated system applications provided by InterWest's vendors. As renovated systems or new applications were received and implemented, InterWest tested them for Year 2000 compliance. As of June 30, 1999, updating for mission-critical systems was completed. This phase continued throughout the remainder of 1999 for some secondary systems.

                                         PAGE 35
                              INTERWEST 99 AR

CONTINGENCY PLANNING AND TESTING OF CONTINGENCY PLANS InterWest has developed contingency plans related to processes and systems that could be impacted by Year 2000 issues. During the second half of 1999 contingency plans were tested. Based on management's assessments of the readiness of vendors, service providers and substantial borrowers, InterWest modified contingency plans as necessary or developed additional contingency plans. The review and testing of contingency plans has been an ongoing process subjected to internal assessments, third party and regulatory review. Additionally, specific timeframes were established for the monitoring, assessment and testing of contingency planning as well as "trigger" dates for implementing contingency plans. Certain circumstances as described in "Risks Related to Year 2000 Issues" may occur for which there are no completely satisfactory contingency plans.

ESTIMATED COSTS TO ADDRESS INTERWEST'S YEAR 2000 ISSUES Based on costs incurred to date, expenses and required capital expenditures related to meeting Year 2000 issues have not had a material effect on the operations or financial condition of InterWest. Many systems have been tested and any remediation necessary performed by the already existing information systems staff. InterWest has been and will continue to expense any costs associated with Year 2000 issues from operations as incurred. Year 2000 challenges facing vendors of mission-critical software and systems, third-party service providers, and customers, could have a material effect on the operations or financial condition of InterWest, to the extent such parties are materially affected by such challenges.

RISKS RELATED TO YEAR 2000 ISSUES The Year 2000 poses certain risks to InterWest and its operations. Some of these risks are present because InterWest purchases technology and information systems applications from other parties who face Year 2000 issues and relies on third party service providers for processing data. In addition, other risks are inherent in banking or are risks faced by many companies. Although it is impossible to identify all potential risks that InterWest may face moving into the millennium, management has identified the following significant potential risks.

    Banks may experience a contraction in their deposit base if a significant amount of deposited funds are withdrawn by customers prior to the Year 2000, and interest rates may increase as the millennium approaches. This potential deposit contraction could make it necessary for InterWest to change its sources of funding and could affect future earnings. InterWest has established a contingency plan for addressing this situation, should it arise, in its asset and liability management policies. The plan includes maintaining the ability to borrow funds from correspondent banks and the FHLB. Significant demand for funds from other banks could reduce the amount of funds available for InterWest to borrow. If insufficient funds are available from these sources, InterWest may also sell investment securities or other liquid assets to meet liquidity needs.

    InterWest originates loans to individuals and businesses in its marketing area. If these customers are adversely affected by Year 2000 issues, their ability to repay loans could be impaired. This increased credit risk could adversely affect InterWest's financial performance. During the assessment phase of InterWest's Year 2000 program, InterWest identified substantial borrowers, and has worked with such borrowers to ascertain their levels of exposure to Year 2000 issues. To the extent that InterWest is unable to assure itself of the Year 2000 readiness of such borrowers, it intends to apply additional risk assessment criteria to the indebtedness of such borrowers and make any necessary related adjustments to InterWest's allowance for losses on loans.

    InterWest's operations, like those of many other companies, can be adversely affected by the Year 2000 failures of other companies upon whom InterWest depends for the functioning of its automated systems. Accordingly, InterWest's operations could be materially affected if the operations of mission-critical third party service providers are adversely affected. As described previously, InterWest has identified its mission-critical vendors and has monitored their Year 2000 compliance programs.

    Based on InterWest's Year 2000 efforts, management presently believes the Year 2000 will not result in significant operational problems. However, the Year 2000 efforts of third parties are not within InterWest's control, and their failure to address Year 2000 issues could result in, among other things, business disruption, operational problems, material adverse impact on earnings, increased credit risk and legal liability for InterWest. While InterWest has developed contingency plans to address temporary issues and disruptions caused by the Year 2000, given the unprecedented nature of the Year 2000 computer problem, there can be no assurance that Year 2000 issues will not arise, or that any issues will be fully mitigated.

                                         PAGE 36
                              INTERWEST 99 AR

FORWARD-LOOKING STATEMENTS The disclosures related to Year 2000 issues include certain "forward-looking statements" concerning the future operations of InterWest. It is InterWest's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all forward-looking statements contained in Year 2000 disclosures. InterWest's ability to predict results or the effect of future plans and events is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the possibility that systems modifications will not operate as intended, the possibility of unexpected costs, and the uncertainty associated with the impact of the century change on InterWest's customers, vendors and third party service providers. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

MARKET RISK

InterWest's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on InterWest's financial condition and results of operations. InterWest does not currently use derivatives to manage market and interest rate risks.

    InterWest is sensitive to the potential change in interest rates and the resulting impact on net interest income. It has been an objective of management to reduce this sensitivity through the origination of adjustable rate loans, balloon mortgages, and short-term commercial and consumer loans. This enables InterWest to better match the duration of its deposit base with these types of assets.

    In addition to adjustable rate loans, InterWest uses a number of other strategies to minimize the impact on net income due to significant changes in interest rates. The strategies utilized by InterWest include sales of long-term, fixed-rate mortgage loans, growth in non-interest-bearing deposits, purchases of adjustable rate and callable agency securities, and short-term commercial lending.

    The table on the following page sets forth the balances of InterWest's financial instruments at the expected maturity dates, as well as the estimated fair value of those financial instruments as of September 30, 1999. The expected maturities take into consideration estimated principal prepayments for loans and mortgage-backed securities. Principal prepayments are the amounts of principal reduction, over and above normal amortization.

    The expected maturities for financial liabilities with no stated maturity reflect assumptions based on estimated future roll-off rates. The roll-off rates for non-interest-bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts are 14 percent, 20 percent, 33 percent and 20 percent, respectively. The weighted average interest rates for financial instruments presented are actual as of September 30, 1999.

    The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimated fair value amounts. Accordingly, the estimated fair values presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and cash equivalents, federal funds sold and accrued interest receivable is a reasonable estimate of the fair value for such financial assets. The estimated fair values of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes. The estimated fair value of loans receivable is based on discounted future cash flows, using interest rates currently offered for loans of similar characteristics. FHLB stock does not have a market and the estimated fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value. The estimated fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of September 30, 1999. The estimated fair value of certificates of

                                         PAGE 37
                              INTERWEST 99 AR

deposit is based on the present value of contractual cash flows using a discount rate based on the current average rate for deposits of like maturities. The estimated fair value of FHLB advances and securities sold under agreements to repurchase is based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of September 30, 1999. The estimated fair values presented are based on information available as of September 30, 1999.

DOLLARS IN THOUSANDS
EXPECTED MATURITY DATE,                                                                              THERE-              ESTIMATED
YEAR ENDED SEPTEMBER 30,                2000         2001        2002       2003        2004        AFTER       TOTAL  FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------
MARKET RISK
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and cash equivalents
  Non-interest-bearing             $   70,623   $      --    $     --    $    --    $     --    $      --   $  70,623  $   70,623
  Interest-bearing deposits
    with banks                         10,471          --          --         --          --           --      10,471      10,471
  Weighted average interest rate        5.21%          --          --         --          --           --       5.21%
Securities available for sale
  Fixed rate                           88,169     116,098      55,510     54,343     103,292      208,309     625,721     625,721
  Weighted average interest rate        6.14%       6.00%       6.26%      6.11%       6.05%        6.21%       6.13%
  Variable rate                        16,359      12,269       9,470      7,417       5,695       23,619      74,829      74,829
  Weighted average interest rate        7.66%       7.70%       7.61%      7.49%       7.35%        6.72%       7.32%
Securities held to maturity
  Fixed rate                            3,530       3,095       3,130      2,140       1,882       34,159      47,936      46,582
  Weighted average interest rate        5.74%       5.73%       5.62%      6.03%       6.09%        6.02%       5.96%
  Variable rate                         4,729       3,927       3,391      3,017       2,757        4,935      22,756      22,627
  Weighted average interest rate        7.72%       7.70%       7.55%      7.41%       7.29%        7.29%       7.50%
Loans receivable, net
  Fixed rate                          126,065      57,502      44,579     38,098      50,442      193,677     510,363     501,676
  Weighted average interest rate        8.56%       8.23%       8.10%      7.85%       7.88%        7.59%       7.99%
  Variable rate                       522,749     155,510      89,967     65,183      50,742       167,07   1,051,221   1,055,481
  Weighted average interest rate        9.05%       8.56%       8.47%      8.55%       8.64%        8.91%       8.85%
Loans held for sale                    23,138         --          --          --         --            --      23,138      23,478
Weighted average interest rate          9.91%         --          --          --         --            --       9.91%
Interest receivable                    15,962         --          --          --         --            --      15,962      15,962
Federal Home Loan Bank
  (FHLB) stock                           --           --          --          --         --         42,536     42,536      42,536
Weighted average interest rate           --           --          --          --         --          7.30%      7.30%

                                         PAGE 38
                              INTERWEST 99 AR

DOLLARS IN THOUSANDS
EXPECTED MATURITY DATE,                                                                           THERE-                ESTIMATED
YEAR ENDED SEPTEMBER 30,                2000        2001        2002        2003       2004       AFTER      TOTAL     FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------
MARKET RISK
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Non-interest-bearing deposits        $ 27,682    $ 23,807    $ 20,474    $17,608    $ 15,143    $ 93,018    $197,732    $197,732
Interest-bearing checking accounts     34,316      27,452      21,962     17,570      14,056      56,222     171,578     171,578
Weighted average interest rate          1.27%       1.27%       1.27%      1.27%       1.27%       1.27%       1.27%
Money market accounts                  90,267      60,479      40,521     27,149      18,190      36,931     273,537     273,537
Weighted average interest rate          3.43%       3.43%       3.43%      3.43%       3.43%       3.43%       3.43%
Savings accounts                       20,661      16,529      13,223     10,579       8,463      33,851     103,306     103,306
Weighted average interest rate          1.68%       1.68%       1.68%      1.68%       1.68%       1.68%       1.68%
Certificates of deposit
  Fixed rate                          705,327      56,100      18,114      4,710       3,555       1,059     788,865     789,413
  Weighted average interest rate        5.20%       5.17%       5.41%      5.37%       4.92%       5.79%       5.21%
  Variable rate                        33,493      10,438          --         --          --          --      43,931      43,931
  Weighted average interest rate        4.87%       4.99%          --         --          --          --       4.90%
FHLB advances and other
  borrowings
  Fixed rate                          115,505      25,005     160,405    142,005      50,005     150,067     642,992     640,731
  Weighted average interest rate        5.65%       5.31%       5.47%      5.44%       4.81%       5.33%       5.40%
  Variable rate                        39,850       1,312       1,784         --          --          --      42,946      42,800
  Weighted average interest rate        5.88%       6.98%       6.13%         --          --          --       5.93%
Securities sold under agreements
  to repurchase                         8,972          --     123,000         --          --          --     131,972     130,082
Weighted average interest rate          4.74%          --       5.78%         --          --          --       5.70%

While this table provides some information about InterWest's interest sensitivity, it does not predict the trends of future earnings. For this reason, InterWest uses financial modeling to forecast earnings under different interest rate projections. While this modeling is helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

FORWARD-LOOKING STATEMENTS In this Annual Report to Shareholders, InterWest has included certain "forward-looking statements" concerning its future operations. It is InterWest's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all forward-looking statements contained in this Annual Report to Shareholders. Sentences containing words such as "may," "will," "expect," "anticipate," "believe," "estimate," "should," "projected," or similar words may constitute forward-looking statements. Although InterWest believes that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, it is possible that actual results may differ materially from these expectations. InterWest has used these statements to describe expectations and estimates in various areas, including changes in the economy of the markets in which it operates; interest rate movements; Year 2000 issues; data conversions for acquired institutions; the impact of competitive products, services and pricing; and legislative, regulatory and accounting changes affecting the banking and financial services industry. Actual results could vary materially from the future results covered in forward-looking statements. Factors such as Year 2000 issues, interest rate trends and loan delinquency rates, as well as the general state of the economy in Washington state and the United States as a whole, could also cause actual results to vary materially from the future results anticipated in such forward-looking statements. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

                                         PAGE 39
                              INTERWEST 99 AR

REPORT OF MANAGEMENT TO SHAREHOLDERS

    Management of InterWest Bancorp, Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements included in this annual report have been prepared in accordance with generally accepted accounting principles and, as such, include judgments and estimates of management. InterWest Bancorp, Inc. also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

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


Stephen M. Walden, President             H. Glenn Mouw, Executive Vice President
and Chief Executive Officer


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
InterWest Bancorp, Inc.

    We have audited the accompanying consolidated statements of financial condition of InterWest Bancorp, Inc., and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of InterWest's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterWest Bancorp, Inc., and subsidiaries at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

    As described in Note 2 to the consolidated financial statements, InterWest Bancorp, Inc. adopted certain new accounting standards in fiscal years 1999 and 1998 as required by the Financial Accounting Standards Board.


SEATTLE, WASHINGTON
NOVEMBER 8, 1999, EXCEPT FOR NOTE 24
AS TO WHICH THE DATE IS NOVEMBER 16, 1999            /s/ Ernst & Young LLP

                                         PAGE 40
                              INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DOLLARS IN THOUSANDS
AS OF SEPTEMBER 30,                                                                         1999              1998
--------------------------------------------------------------------------------------------------------------------

ASSETS
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents
  Non-interest-bearing                                                                  $ 70,623          $ 74,018
  Interest-bearing deposits with banks                                                    10,471           107,404
Federal funds sold                                                                             -            19,863
Securities available for sale, at estimated fair value                                   700,550           574,346
Securities held to maturity (estimated fair value: 1999 - $69,209 and 1998 - $87,366)     70,692            87,262
Loans receivable, net                                                                  1,561,584         1,359,050
Loans held for sale (estimated fair value: 1999 - $23,478 and 1998 - $95,626)             23,138            93,125
Interest receivable                                                                       15,962            14,991
Real estate held for sale and for development                                              8,260            11,996
Federal Home Loan Bank (FHLB) stock, at cost                                              42,536            37,496
Premises and equipment, net                                                               54,132            50,314
Intangible assets                                                                         11,999            14,026
Other assets                                                                               9,592             3,957
--------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $2,579,539        $2,447,848
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

LIABILITIES
--------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                                                          $ 197,732         $ 178,625
Interest-bearing deposits                                                              1,381,217         1,386,200
--------------------------------------------------------------------------------------------------------------------
Total deposits                                                                         1,578,949         1,564,825

FHLB advances                                                                            682,238           546,033
Securities sold under agreements to repurchase                                           131,972           128,613
Other liabilities                                                                         17,374            28,981
Other borrowings                                                                           3,700             7,744
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                      2,414,233         2,276,196

SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
Common stock, no par value
  Authorized shares 30,000,000
  Issued and outstanding: 1999 - 15,434,690 shares and 1998 - 15,651,345 shares                -                 -
Paid-in capital                                                                           26,127            36,512
Retained earnings                                                                        158,828           139,781
Debt related to employee stock ownership plan (ESOP)                                      (3,608)           (3,935)
Accumulated other comprehensive loss:
  Unrealized loss on securities available for sale, net of tax                           (16,041)             (706)
--------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                               165,306           171,652
--------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                            $2,579,539        $2,447,848
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

-------------------------------------
See Notes to Consolidated Financial Statements

                                    PAGE 41
                      INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF INCOME

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED SEPTEMBER 30,                                                    1999            1998              1997
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
--------------------------------------------------------------------------------------------------------------------
Loans receivable and loans held for sale                                $126,482        $127,472          $115,053
Securities available for sale                                             45,403          43,996            35,201
Securities held to maturity                                                4,995           5,595            12,362
Other                                                                      2,779           3,216             2,590
--------------------------------------------------------------------------------------------------------------------
                                                                         179,659         180,279           165,206
INTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------------
Deposits                                                                  55,416          60,841            61,007
FHLB advances and other borrowings                                        32,467          31,468            19,708
Securities sold under agreements to repurchase                             7,597           9,174            10,366
--------------------------------------------------------------------------------------------------------------------
                                                                          95,480         101,483            91,081
Net interest income before provision for losses on loans                  84,179          78,796            74,125
Provision for losses on loans                                              2,000           2,807             1,508
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                   82,179          75,989            72,617

NON-INTEREST INCOME
--------------------------------------------------------------------------------------------------------------------
Gain on sale of loans                                                      8,095          10,421             4,209
Gain on sale of loan servicing rights                                      2,798               -                 -
Service fees                                                              11,575          10,987             9,452
Investment product fees and insurance commissions                          3,125           2,130             2,172
Gain on sale of securities available for sale                                 72             813               587
Gain on sale of real estate held for sale and for development                361             289               346
Other                                                                      2,382           1,833             1,879
--------------------------------------------------------------------------------------------------------------------
                                                                          28,408          26,473            18,645
NON-INTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------------
Compensation and employee benefits                                        37,486          32,636            28,112
General and administrative                                                15,580          14,225            14,135
Occupancy                                                                  9,595           8,893             7,665
Data processing                                                            4,599           3,766             3,535
Loss from real estate write-downs and operations                             887           1,957               585
Merger-related charges                                                         -           5,495                 -
--------------------------------------------------------------------------------------------------------------------
                                                                          68,147          66,972            54,032
Income before income taxes                                                42,440          35,490            37,230
Income tax expense                                                        14,585          12,848            12,681
--------------------------------------------------------------------------------------------------------------------
Net income                                                              $ 27,855        $ 22,642          $ 24,549
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Basic net income per share                                              $   1.78        $   1.45          $   1.58
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Diluted net income per share                                            $   1.74        $   1.40          $   1.54
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


----------------------------------
See Notes to Consolidated Financial Statements

                                    PAGE 42
                      INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                     ACCUMULATED
                                        COMMON STOCK,                                                      OTHER
                                         NO PAR VALUE                                         DEBT       COMPRE-
DOLLARS IN THOUSANDS,                   -------------        PAID-IN      RETAINED         RELATED       HENSIVE
EXCEPT SHARE DATA                              SHARES        CAPITAL      EARNINGS         TO ESOP  INCOME (LOSS)          TOTAL
---------------------------------------------------------------------------------------------------------------------------------
OCTOBER 1, 1996                            15,410,127    $    34,144    $  106,739      $    (312)      $ (2,924)    $  137,647
Dividends, $0.33 per share                                                  (5,224)                                      (5,224)
Issuance of common stock:
  Stock option and stock purchase plans       254,801          2,247                                                      2,247
Purchase and retirement of common stock       (35,780)          (570)                                                      (570)
ESOP loan repayment                            35,664                                         312                           312
Comprehensive income:
  Net income                                                                24,549                                       24,549
  Other comprehensive income-
    Unrealized gain on securities
    available for sale, net of taxes
    of $966 and reclassification
    adjustment for gains included in
    net income of $382                                                                                     1,809          1,809
                                                                                                                     ----------
Total comprehensive income                                                                                               26,358

---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1997                         15,664,812         35,821       126,064             --         (1,115)       160,770
Dividends, $0.50 per share                                                  (7,676)                                      (7,676)
Issuance of common stock:
  Stock option and stock purchase plans       134,397            725                                                        725
Purchase and retirement of common stock          (809)           (34)                                                       (34)
Debt related to ESOP                         (147,055)                                     (3,935)                       (3,935)
Pooling accounting adjustment                                               (1,249)                                      (1,249)
Comprehensive income:
  Net income                                                                22,642                                       22,642
  Other comprehensive income-
    Unrealized gain on securities
    available for sale, net of taxes
    of $204 and reclassification
    adjustment for gains included in
    net income of $528                                                                                       409            409
                                                                                                                     ----------
Total comprehensive income                                                                                               23,051
---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998                         15,651,345         36,512       139,781         (3,935)          (706)       171,652
Dividends, $0.56 per share                                                  (8,808)                                      (8,808)
Issuance of common stock:
  Stock option plans                          285,900          1,525                                                      1,525
Purchase and retirement of common stock      (521,500)       (11,910)                                                   (11,910)
ESOP loan repayment                            18,945                                         327                           327
Comprehensive income:
  Net income                                                                27,855                                       27,855
  Other comprehensive loss-
    Unrealized loss on securities
    available for sale, net of taxes
    of $8,253 and reclassification
    adjustment for gains included in
    net income of $47                                                                                    (15,335)       (15,335)
                                                                                                                     ----------
Total comprehensive income                                                                                               12,520
---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999                         15,434,690    $    26,127    $  158,828        $(3,608)      $(16,041)      $165,306
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


----------------------------------
See Notes to Consolidated Financial Statements

                                    PAGE 43
                        INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF CASH FLOWS

DOLLARS IN THOUSANDS
YEAR ENDED SEPTEMBER 30,                                                           1999           1998           1997
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------------------------------
Net income                                                                  $    27,855    $    22,642    $    24,549
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                                                  4,832          4,166          3,379
    Amortization of intangible asset                                              1,539            771            402
    Provision for losses on loans                                                 2,000          2,807          1,508
    Provision for losses on real estate held for sale and for development           663          1,595            196
    Amortization and accretion of premiums and discounts, net                       908          3,465          1,249
    Gain on sale of loans                                                        (8,095)       (10,421)        (4,209)
    Gain on sale of loan servicing rights                                        (2,798)           -              -
    Gain on sale of securities available for sale                                   (72)          (813)          (587)
    Gain on sale of real estate held for sale and for development                  (361)          (289)          (346)
    Loan fees deferred, net of amortization                                       3,742          2,002          1,192
    FHLB stock dividends                                                         (3,177)        (2,526)        (1,551)
    Pooling accounting adjustment                                                   -           (1,114)           -
Changes in operating assets and liabilities:
  Interest receivable                                                              (971)          (440)          (231)
  Other assets                                                                     (106)           867           (996)
  Other liabilities                                                              (7,923)        10,841         (6,054)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        18,036         33,553         18,501

INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------
Proceeds from sale of securities available for sale                             258,509        374,572        359,641
Purchases of securities available for sale                                     (923,893)      (903,174)      (634,115)
Proceeds from maturing securities available for sale                           (420,188)      (413,334)      (113,433)
Proceeds from maturing securities held to maturity                                  370         24,511        232,471
Purchases of securities held to maturity                                            -              (20)      (118,673)
Principal repayments on securities available for sale                           131,957        117,664         61,567
Principal repayments on securities held to maturity                              15,970         11,210          7,259
Proceeds from sale of loans                                                     419,079        362,724         87,807
Net increase in loans receivable                                               (592,534)      (439,047)      (312,024)
Proceeds from sale of real estate held for sale and for development               8,954          4,603          4,064
Purchases of premises and equipment                                              (9,171)        (5,771)       (12,797)
Purchases of FHLB stock                                                          (1,863)        (7,102)        (9,331)
Redemption of FHLB stock                                                            -              -            6,400
Proceeds from sale of loan servicing rights                                       5,622            -              -
Cash paid for acquisitions, net of cash received                                   (589)        (8,899)           -
Improvements capitalized to real estate held for sale and for development        (1,570)        (1,395)        (1,894)
Net decrease (increase) in federal funds sold                                    19,863         (7,638)       (10,425)
Federal funds sold received in acquisition                                          -            7,487            -
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       $  (249,108)   $   (56,941)   $  (226,617)

------------------------------                          continued on next page
See Notes to Consolidated Financial Statements

                                    PAGE 44
                        INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF CASH FLOWS                                CONTINUED


DOLLARS IN THOUSANDS
YEAR ENDED SEPTEMBER 30,                                                           1999           1998           1997
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------
Net increase in deposits                                                    $    28,376    $   101,104    $    47,753
Net increase (decrease) in certificates of deposit                              (14,252)       (45,701)        31,305
Proceeds from FHLB advances, securities sold under agreements
  to repurchase, and other borrowings                                           960,231      1,655,130      1,459,216
Repayment of FHLB advances, securities sold under agreements
  to repurchase, and other borrowings                                          (824,383)    (1,735,966)    (1,169,629)
Dividends paid                                                                   (8,843)        (6,441)        (4,966)
Issuance of common stock from exercise of stock options                           1,525            830          2,246
Purchase and retirement of common stock                                         (11,910)           (34)          (570)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                             130,744        (31,078)       365,355

Net increase (decrease) in cash and cash equivalents                           (100,328)       (54,466)       157,239

CASH AND CASH EQUIVALENTS:

Beginning of year                                                               181,422        235,888         78,649
----------------------------------------------------------------------------------------------------------------------
End of year                                                                 $    81,094    $   181,422    $   235,888
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest                                                                  $    96,977    $   104,537    $    89,762
  Income taxes                                                                   16,493         10,976          9,829
Non-cash investing and financing activities:
  Loans receivable transferred to real estate held for sale                       3,419          4,060          2,274
  Premises and equipment transferred to real estate held for sale                   532            -            1,179
  Loans receivable securitized as securities available for sale                  37,100            -           43,810
  Transfer of securities from held to maturity to available for sale                -            9,239            -
  ESOP loan repayment                                                               327            -              312
  Debt related to ESOP                                                              -            3,935            -

                                                PAGE 45
                                 INTERWEST 99 AR



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION The consolidated financial statements include the accounts of InterWest Bancorp, Inc. (InterWest Bancorp), and its wholly owned subsidiaries (collectively, InterWest). As of September 30, 1999, InterWest Bancorp's wholly owned subsidiaries were InterWest Bank, Pacific Northwest Bank and Kittitas Valley Bank, N.A. All material intercompany transactions and balances have been eliminated in consolidation.

    On January 15, 1998, InterWest Bancorp acquired Puget Sound Bancorp, Inc. (Puget) of Port Orchard, Washington, and its commercial banking subsidiary, First National Bank of Port Orchard. On June 15, 1998, InterWest Bancorp acquired Pacific Northwest Bank (Pacific) of Seattle, Washington. On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp, Inc. (Pioneer) of Yakima, Washington, and its commercial banking subsidiary, Pioneer National Bank. These transactions have been accounted for using the pooling-of-interests method. Accordingly, InterWest's consolidated financial statements have been restated to include the accounts and operations of Puget, Pacific and Pioneer as if the companies were combined for all periods presented.

    On August 31, 1998, InterWest Bancorp completed the acquisition of Kittitas Valley Bancorp, Inc. (Kittitas) and its commercial banking subsidiary, Kittitas Valley Bank, N.A. of Ellensburg, Washington. This acquisition has been accounted for using the purchase method.

    On October 15, 1998, First National Bank of Port Orchard was merged into Pacific. On January 22, 1999, Pioneer National Bank was merged into Pacific.

USE OF ESTIMATES The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements and thus actual results could differ from the amounts reported and disclosed herein.

NATURE OF BUSINESS InterWest Bancorp is a multi-bank holding company incorporated in Washington state. Through its subsidiaries, a wide range of financial services are offered to individuals and businesses throughout western and central Washington state. Financial services of InterWest include the banking activities of accepting deposits from individuals and businesses and originating residential loans, consumer loans, commercial real estate loans, commercial loans and agricultural loans.

    Investment products are available through InterWest Financial Services, Inc. and insurance products are available through InterWest Insurance Agency, Inc., wholly owned subsidiaries of InterWest Bank.

CASH AND CASH EQUIVALENTS For purposes of the consolidated statements of cash flows, InterWest considers all deposits and securities with an original term to maturity of three months or less to be cash equivalents.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY Those securities that InterWest has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. Securities are adjusted to the lower of cost or estimated fair value only when an other than temporary impairment in value occurs.

    Those securities that are not classified as held to maturity are classified as available for sale, and are carried at estimated fair value with unrealized gains and losses excluded from net income and are reported, net of tax, as accumulated other comprehensive income or loss, a component of shareholders' equity. The basis of securities subsequently sold is determined by the specific identification method.

                                                PAGE 46
                                 INTERWEST 99 AR




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

LOANS HELD FOR SALE Loans intended for sale in the secondary market are recorded at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

LOAN FEE INCOME, INTEREST INCOME ON LOANS RECEIVABLE AND UNEARNED INTEREST Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield. Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold.

    Interest is accrued on loans receivable until the loan is 90 days delinquent or management doubts the collectibility of the loan or the unpaid interest, at which time InterWest establishes a reserve for any accrued interest. If management determines the ultimate collectibility of principal is in doubt, cash receipts on non-accrual loans are applied to reduce the principal balance.

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

    When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; InterWest has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the estimated fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

    All loans are periodically evaluated for impairment, except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, and loans that are measured at estimated fair value or at the lower of cost or estimated fair value. InterWest considers all single-family residential (including construction), consumer loans and certain commercial loans to be smaller-balance homogenous loans. A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The valuation of impaired loans is based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan's observable market price, or the estimated fair value of the collateral if the loan is collateral dependent. Generally, InterWest evaluates a loan for impairment when it is placed on non-accrual status or if a loan is internally risk rated as substandard or doubtful.

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

                                                PAGE 47
                                 INTERWEST 99 AR



REAL ESTATE HELD FOR SALE AND REAL ESTATE HELD FOR DEVELOPMENT Real estate held for sale and real estate held for development (collectively, real estate) includes properties acquired through foreclosure and property acquired with the intention of development. These properties are initially recorded at the lower of cost or estimated fair value and are subsequently evaluated to determine that the carrying value does not exceed the estimated fair value of the property. Losses identified as a result of ongoing periodic valuation of these properties are charged to operations in the period in which they are identified and are included in loss from real estate write-downs and operations in the consolidated statements of income.

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

    Loan servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained. InterWest evaluates loan servicing rights for impairment based on the estimated fair value of those rights on a periodic basis, using a valuation model which incorporates estimated future servicing income, discount rates, prepayment speeds and default rates. Loan servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of estimated net servicing income.

    Intangible assets are amortized using straight-line and accelerated methods over periods not exceeding twenty years. The level of intangible assets as of September 30, 1999, was supported by the estimated fair value attributed to the operations acquired and loan servicing rights retained.

INCOME TAXES InterWest accounts for income taxes using the liability method. Under the liability method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in InterWest's income tax returns. The deferred tax expense for the year is equal to the net change in the deferred tax asset and liability accounts from the beginning to the end of the fiscal year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is calculated by dividing net income by diluted weighted average shares outstanding, which includes common stock equivalent shares outstanding using the treasury stock method. Common stock equivalents include shares issuable upon exercise of stock options. Unallocated shares relating to the debt-leveraged money purchase employee stock ownership plan debt obligation are deducted in the calculation of the weighted average shares outstanding.

STOCK OPTIONS InterWest has adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation." Accordingly, employee stock options are accounted for under Accounting Principle Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Stock options are granted at exercise prices not less than the fair value of common stock on the date of grant. Under APB No. 25, no compensation expense is recognized pursuant to InterWest's stock option plans.

RECLASSIFICATIONS Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to 1999 presentation. The effects of the reclassifications are not considered material.

                                                PAGE 48
                                 INTERWEST 99 AR



NOTE 2
ACCOUNTING CHANGES

On October 1, 1998, InterWest adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and disclosure of comprehensive income and its components. Comprehensive income includes net income and other comprehensive income, which refers to unrealized gains and losses that under generally accepted accounting principles are excluded from net income. The adoption of this statement did not have a material impact on InterWest's financial condition or results of operations. However, this statement requires the classification of items of other comprehensive income in the consolidated statements of shareholders' equity and the disclosure of other comprehensive income as a separate component of shareholders' equity in the consolidated statements of financial condition. All prior period amounts have been restated to conform to this statement.

    On October 1, 1998, InterWest adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards and requirements for public enterprises regarding information about operating segments in annual financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise that are evaluated regularly by the chief executive officer in deciding how to allocate resources and in assessing performance. The statement requires the disclosure of net income or net loss, certain specific income and expense items, and assets of all operating segments, with reconciliations to amounts presented in the consolidated financial statements. The adoption of this statement did not have an impact on InterWest's financial condition or results of operations. However, this statement has affected the disclosures in InterWest's consolidated financial statements.

    On October 1, 1998, InterWest adopted SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 65 previously required that after the securitization of a mortgage loan held for sale, InterWest classify the resulting mortgage-backed security as a trading security. SFAS No. 134 now allows InterWest to classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those securities. The adoption of this statement did not materially affect InterWest's financial condition or results of operations.

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at estimated fair value. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The accounting for derivatives depends on the intended use of the derivatives and the resulting hedge designation. In June 1999, the FASB issued SFAS No. 137, which effectively delayed the implementation of SFAS No.133 for a one-year period. This statement will be adopted by InterWest during fiscal year 2001. Management does not expect the adoption of this statement to have a material impact on InterWest's financial condition or results of operations.

NOTE 3
BUSINESS COMBINATIONS

    On January 15, 1998, InterWest Bancorp acquired Puget Sound Bancorp, Inc. (Puget) of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, with First National Bank of Port Orchard becoming a wholly owned subsidiary of InterWest Bancorp. First National Bank of Port Orchard operated three offices in western Washington. At the acquisition date, Puget had total consolidated assets of $53,109,000, total loans receivable of $38,731,000, total deposits of $45,602,000, and shareholders' equity of $5,928,000. Each share of Puget common stock has been exchanged for 2.50 shares of InterWest Bancorp common stock. The total number of shares issued was 586,420. Effective October 15, 1998, First National Bank of Port Orchard was merged into Pacific Northwest Bank.

                                                PAGE 49
                                 INTERWEST 99 AR



    On June 15, 1998, InterWest Bancorp acquired Pacific Northwest Bank (Pacific) of Seattle, Washington. Under the terms of this transaction, Pacific became a wholly owned subsidiary of InterWest Bancorp. At the acquisition date, Pacific operated four offices in the metropolitan Seattle area of western Washington with total assets of $200,219,000, total loans receivable of $150,125,000, total deposits of $170,210,000, and shareholders' equity of $16,787,000. Each share of Pacific common stock was exchanged for
5.93 shares of InterWest Bancorp common stock. The total number of shares issued was 2,346,081.

    On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, with Pioneer National Bank becoming a wholly owned subsidiary of InterWest Bancorp. Pioneer National Bank operated five offices in central Washington. At the acquisition date, Pioneer had total consolidated assets of $108,399,000, total loans receivable of $63,377,000, total deposits of $87,213,000, and shareholders' equity of $9,337,000. Each share of Pioneer common stock was exchanged for 2.01 shares of InterWest Bancorp common stock. The total number of shares issued was 692,846. Effective January 22, 1999, Pioneer National Bank was merged into Pacific Northwest Bank.

    The acquisitions of Puget, Pacific and Pioneer have been accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined for all periods presented.

    The consolidated financial statements have been adjusted to conform the December 31 fiscal year end of Puget, Pacific and Pioneer to that of InterWest's September 30 fiscal year end. In accordance with generally accepted accounting principles, interest income of $7,185,000, net interest income of $4,535,000 and net income of $1,249,000 for the period from October 1, 1997, to December 31, 1997, has been included in the consolidated statements of income for both of the years ended September 30, 1998 and 1997. Accordingly, $1,249,000 has been deducted from retained earnings in the consolidated statement of shareholders' equity for the year ended September 30, 1998.

    On August 31, 1998, InterWest Bancorp acquired Kittitas Valley Bancorp, Inc. (Kittitas) and its commercial banking subsidiary, Kittitas Valley Bank, N.A. of Ellensburg, Washington. Kittitas Valley Bank, N.A. operates three offices in central Washington. Under the terms of this transaction, Kittitas merged into InterWest Bancorp, with Kittitas Valley Bank, N.A. becoming a wholly owned subsidiary of InterWest Bancorp. At the acquisition date, Kittitas had total consolidated assets of $47,441,000, total loans receivable of $27,945,000, total deposits of $39,239,000 and shareholders' equity of $4,290,000. The transaction was completed through the payment of $6,436,000 in cash and the issuance of 229,831 shares of InterWest Bancorp common stock to Kittitas shareholders. The shares issued to Kittitas shareholders were purchased by InterWest Bancorp in the open market. The total acquisition price was $12,284,000 and resulted in goodwill of $8,341,000 recorded by InterWest Bancorp. This goodwill is being amortized using the straight-line method over a period of twenty years. This acquisition has been accounted for using the purchase method and as such the operations of Kittitas Valley Bank, N.A. have been included in the consolidated financial statements for the period subsequent to August 31, 1998. An application has been filed to merge Kittitas Valley Bank, N.A. into Pacific Northwest Bank. It is anticipated that the merger will be completed during the second quarter of fiscal year 2000, following the approval of applicable regulatory authorities.

    On September 14, 1999, InterWest Bancorp entered into a definitive agreement to acquire Liberty Bay Financial Corporation (Liberty) of Poulsbo, Washington. Liberty's commercial banking subsidiary, North Sound Bank, operates eight offices on the Olympic Peninsula in Washington state. As of September 30, 1999, Liberty had total consolidated assets of $187,911,000, total loans receivable of $127,509,000, total deposits of $166,268,000 and shareholders' equity of $20,224,000. The transaction is structured such that shareholders of Liberty will receive eleven shares of InterWest Bancorp common stock for each share of Liberty common stock if the average price of InterWest Bancorp common stock is more than $21 per share for a short period prior to closing. If the average price of InterWest Bancorp common stock for a short period before closing is between $20 and $21 per share, the shareholders of Liberty will receive shares of InterWest common stock with a value of $231 for each share of Liberty common stock. If the average price of InterWest Bancorp common stock for a short period before closing is less than $20 per share, InterWest Bancorp has the option of adjusting the exchange ratio such that Liberty shareholders will receive shares of InterWest Bancorp common stock with an equivalent value of $231 for each share of Liberty common stock or terminating the definitive agreement. It is

                                                PAGE 50
                                 INTERWEST 99 AR



anticipated that the acquisition will be completed during the spring of 2000, following the approval of applicable regulatory authorities and the shareholders of Liberty. The transaction will be accounted for using the purchase method.

    Subsequent to fiscal year end on October 1, 1999, InterWest Bancorp completed the acquisition of NBT Northwest Bancorp (NBT) of Tukwila, Washington. NBT's commercial banking subsidiary, National Bank of Tukwila, operates one office in south King County. Under the terms of this transaction, NBT merged into InterWest Bancorp with National Bank of Tukwila becoming a wholly owned subsidiary of InterWest Bancorp. At the acquisition date, NBT had total consolidated assets of $53,018,000, total loans receivable of $37,780,000, total deposit of $47,953,000 and shareholders' equity of $4,908,000. Each share of NBT common stock has been exchanged for
0.88 shares of InterWest Bancorp common stock. The total number of shares issued was 677,109. The transaction resulted in goodwill of approximately $9,700,000 recorded by InterWest Bancorp. This goodwill will be amortized using the straight-line method over a period of twenty years. This acquisition has been accounted for using the purchase method and as such the accounts and operations of NBT and National Bank of Tukwila have not been included in the September 30, 1999 consolidated financial statements.

NOTE 4
SECURITIES AVAILABLE FOR SALE

Securities available for sale are carried at estimated fair value. The amortized cost and estimated fair values of securities available for sale are summarized as follows:


                                                                           GROSS           GROSS          ESTIMATED
                                                     AMORTIZED        UNREALIZED      UNREALIZED               FAIR
DOLLARS IN THOUSANDS                                      COST             GAINS          LOSSES              VALUE
-------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999
U.S. treasury and agency securities                   $164,030             $  40        $  3,491          $160,579
Obligations of states and political subdivisions         1,409                 5               1             1,413
Mortgage-backed and related securities                 534,201                86          19,889           514,398
Other securities                                        25,606                 3           1,449            24,160
-------------------------------------------------------------------------------------------------------------------
Total                                                 $725,246             $ 134         $24,830          $700,550
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998
U.S. treasury and agency securities                   $294,476             $ 883        $    100          $295,259
Obligations of states and political subdivisions         2,280                53               -             2,333
Mortgage-backed and related securities                 253,179               638           2,103           251,714
Other securities                                        25,519                 1             480            25,040
-------------------------------------------------------------------------------------------------------------------
Total                                                 $575,454            $1,575        $  2,683          $574,346
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of securities available for sale as of September 30, 1999, by contractual maturity are summarized as follows:


                                                                                   ESTIMATED
                                                                  AMORTIZED             FAIR
DOLLARS IN THOUSANDS                                                   COST            VALUE
--------------------------------------------------------------------------------------------
Due in one year or less                                            $  9,078         $  9,125
Due after one year but within five years                            129,465          126,949
Due after five years but within ten years                            26,690           25,754
Due after ten years                                                  25,812           24,324
--------------------------------------------------------------------------------------------
                                                                    191,045          186,152
Mortgage-backed and related securities                              534,201          514,398
--------------------------------------------------------------------------------------------
Total                                                              $725,246         $700,550
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

                                    PAGE 51
                        INTERWEST 99 AR

Proceeds from the sale of securities available for sale during 1999, 1998 and 1997 were $258,509,000, $374,572,000 and $359,641,000, respectively. InterWest realized gains of $238,000, $905,000, and $1,132,000 and losses of $166,000,
$92,000 and $545,000 on those sales during 1999, 1998 and 1997, respectively.

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

NOTE 5
SECURITIES HELD TO MATURITY

Securities held to maturity are carried at amortized cost. The amortized cost and estimated fair value of securities held to maturity are summarized as follows:

                                                                   GROSS          GROSS       ESTIMATED
                                                   AMORTIZED  UNREALIZED     UNREALIZED            FAIR
DOLLARS IN THOUSANDS                                    COST       GAINS         LOSSES           VALUE
-------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999

Obligations of states and political subdivisions     $ 2,397     $     -        $     1         $ 2,396

Mortgage-backed and related securities                68,295          15          1,497          66,813
-------------------------------------------------------------------------------------------------------
Total                                                $70,692     $    15        $ 1,498         $69,209
=======================================================================================================
SEPTEMBER 30, 1998

Obligations of states and political subdivisions     $ 2,756     $    43        $     -         $ 2,799

Mortgage-backed and related securities                84,506         568            507          84,567
-------------------------------------------------------------------------------------------------------
Total                                                $87,262     $   611        $   507         $87,366
=======================================================================================================


The amortized cost and estimated fair value of securities held to maturity as of September 30, 1999, by contractual maturity are summarized as follows:


                                                                                             ESTIMATED
                                                                              AMORTIZED           FAIR
DOLLARS IN THOUSANDS                                                               COST          VALUE
-------------------------------------------------------------------------------------------------------
Due in one year or less                                                         $   771        $   770

Due after one year but within five years                                          1,626          1,626
-------------------------------------------------------------------------------------------------------
                                                                                  2,397          2,396

Mortgage-backed and related securities                                           68,295         66,813
-------------------------------------------------------------------------------------------------------
Total                                                                           $70,692        $69,209
=======================================================================================================

                                    PAGE 52
                        INTERWEST 99 AR

NOTE 6
LOANS RECEIVABLE AND LOANS HELD FOR SALE

Loans receivable and loans held for sale consisted of the following as of September 30:

DOLLARS IN THOUSANDS                                                                 1999              1998
-----------------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential                                                     $ 448,068         $ 627,191
  Multi-family residential                                                         74,223            62,948
  Commercial                                                                      402,580           257,906
Real estate construction                                                          245,690           182,020
Consumer loans                                                                     97,153            81,386
Commercial loans                                                                  289,185           217,546
Agricultural loans                                                                 51,961            45,637
-----------------------------------------------------------------------------------------------------------
                                                                                1,608,860         1,474,634
Less:
  Loans held for sale                                                              23,138            93,125
  Allowance for losses on loans                                                    14,123            13,224
  Deferred loan fees and discounts                                                 10,015             9,235
-----------------------------------------------------------------------------------------------------------

Total                                                                          $1,561,584        $1,359,050
===========================================================================================================

InterWest serviced loans, owned in whole or in part by others, of $260,821,000, $511,331,000, and $365,876,000, as of September 30, 1999, 1998, and 1997,
respectively.

    As of September 30, 1999, InterWest had $400,646,000 in real estate loan commitments to extend credit. Other loan commitments to extend credit, which include business and consumer credit lines, totaled $216,808,000 as of September 30, 1999. Outstanding commitments to extend credit under standby letters of credit and commercial letters of credit totaled $2,962,000 and $1,640,000, respectively, as of September 30, 1999.

    Non-accrual loans totaled $10,899,000 and $8,210,000 as of September 30, 1999 and 1998, respectively. If interest on these loans had been recognized, such income would have been $729,000 and $521,000 for the years ended September 30, 1999 and 1998, respectively.

    InterWest originates loans primarily in the state of Washington. Although InterWest has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of Washington state.

                                    PAGE 53
                        INTERWEST 99 AR

NOTE 7

ALLOWANCE FOR LOSSES ON LOANS

The activity in the allowance for losses on loans for the year ended September 30 is summarized as follows:


DOLLARS IN THOUSANDS                                                        1999            1998              1997
------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                               $13,224         $11,104           $10,235
  Provision for losses on loans                                            2,000           1,707             1,508
  Merger and acquisition activity:
    Provision pursuant to acquisition                                          -           1,100                 -
    Allowance acquired                                                         -             295                 -
    Pooling accounting adjustment                                              -             (76)                -
  Recoveries                                                                 452             384               401
  Charge-offs                                                             (1,553)         (1,290)           (1,040)
------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                     $14,123         $13,224           $11,104
==================================================================================================================

The following is a summary of loans considered to be impaired and the related interest income as of and for the year ended September 30:

DOLLARS IN THOUSANDS                                                        1999            1998              1997
------------------------------------------------------------------------------------------------------------------
Recorded investment in impaired loans                                     $2,797          $2,448            $3,261
Average recorded investment in impaired loans                              2,890           3,043             4,109
Interest income recognized on impaired loans                                 151             240               326

The total allocated allowance for losses on loans for impaired loans was $269,000, $404,000 and $92,000 as of September 30, 1999, 1998 and 1997,
respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.


NOTE 8
REAL ESTATE HELD FOR SALE AND FOR DEVELOPMENT

Real estate held for sale and for development as of September 30 is summarized as follows:

DOLLARS IN THOUSANDS                                                       1999             1998
------------------------------------------------------------------------------------------------
Real estate owned acquired through foreclosure                           $3,560          $ 7,553
Real estate held for development                                          4,700            4,443
------------------------------------------------------------------------------------------------
Total                                                                    $8,260          $11,996
================================================================================================

                                    PAGE 54
                      INTERWEST 99 AR
NOTE 9
PREMISES AND EQUIPMENT, NET

Premises and equipment consisted of the following as of September 30:


DOLLARS IN THOUSANDS                                                                        1999              1998
------------------------------------------------------------------------------------------------------------------
Buildings and leasehold improvements                                                     $40,395          $ 35,495
Furniture and equipment                                                                   31,384            28,485
------------------------------------------------------------------------------------------------------------------
                                                                                          71,779            63,980
Less accumulated depreciation                                                            (28,412)          (24,536)
------------------------------------------------------------------------------------------------------------------
                                                                                          43,367            39,444
Land                                                                                      10,765            10,870
------------------------------------------------------------------------------------------------------------------
Total                                                                                    $54,132          $ 50,314
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

Depreciation expense for 1999, 1998 and 1997 was $4,832,000, $4,166,000, and
$3,379,000, respectively.

InterWest leases certain premises under operating leases. Rental expense for leased premises was $1,453,000, $1,372,000, and $1,417,000 for 1999, 1998 and
1997, respectively. Minimum rental commitments under non-cancelable operating leases having an original or remaining term of more than one year were as follows as of September 30, 1999:

DOLLARS IN THOUSANDS
YEAR ENDING SEPTEMBER 30:           2000    2001     2002     2003     2004    THEREAFTER       TOTAL
-----------------------------------------------------------------------------------------------------
Minimum rental commitments        $1,475  $1,439   $1,167   $1,055     $654        $3,099      $8,889
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

NOTE 10
INTANGIBLE ASSETS

Intangible assets consisted of the following as of September 30:


DOLLARS IN THOUSANDS                  1999           1998
---------------------------------------------------------
Goodwill                           $ 9,468        $ 9,344
Core deposit intangible                817            992
Loan servicing intangibles           1,714          3,690
---------------------------------------------------------
Total                              $11,999        $14,026
---------------------------------------------------------
---------------------------------------------------------

The changes in loan servicing intangible assets for the years ended September 30 are summarized as follows:


DOLLARS IN THOUSANDS                                                        1999            1998              1997
------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                $3,690          $1,983            $1,423
Additions                                                                  2,637           2,490               995
Less: Basis sold                                                          (3,203)               -                -
     Amortization and write-downs                                         (1,410)            (783)             (435)
------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $1,714          $3,690            $1,983
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

The estimated fair value of servicing intangible assets approximated the net book value as of September 30, 1999, and 1998. The estimated fair value was determined by using discounted estimated future cash flows from the servicing assets, using discount rates that approximated market rates and using estimated future prepayment rates.

                                    PAGE 55
                      INTERWEST 99 AR

NOTE 11
DEPOSITS

Deposits consisted of the following as of September 30:

                                                                   WEIGHTED AVERAGE
                                                                INTEREST RATE AS OF
DOLLARS IN THOUSANDS                                             SEPTEMBER 30, 1999         1999              1998
------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                                                          $ 197,732         $ 178,625
Interest-bearing checking accounts                                            1.27%      171,578           162,051
Money market accounts                                                         3.43%      273,537           267,953
Savings accounts                                                              1.68%      103,306           109,148
------------------------------------------------------------------------------------------------------------------
                                                                              1.78%      746,153           717,777
------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
   Due within one year                                                                   738,820           634,483
   After one year but within two years                                                    66,538           172,839
   After two years but within three years                                                 18,114            26,104
   After three years but within four years                                                 4,710             8,086
   After four years but within five years                                                  3,555             4,628
   After five years                                                                        1,059               908
------------------------------------------------------------------------------------------------------------------
Total certificates of deposit                                                 5.19%      832,796           847,048
------------------------------------------------------------------------------------------------------------------
Total                                                                         3.58%   $1,578,949        $1,564,825
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


Deposits as of September 30, 1999 and 1998, included $111,402,000 and $119,421,000, respectively, in public fund deposits. Securities with book values of $13,330,000 and $17,475,000 were pledged as collateral on these deposits as of September 30, 1999 and 1998, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

Certificates of deposit greater than or equal to $100,000 included in the above amounts totaled $401,963,000 and $369,573,000 as of September 30, 1999 and 1998,
respectively.

Deposit interest expense by account type for the year ended September 30 was as follows:


DOLLARS IN THOUSANDS                                                        1999            1998              1997
------------------------------------------------------------------------------------------------------------------
Other certificates of deposit                                            $22,959         $27,890           $31,678
Certificates of deposit greater than or equal to $100,000                 19,126          20,486            18,330
Money market accounts                                                      9,392           7,955             6,316
Savings accounts                                                           1,837           2,455             2,880
Interest-bearing checking accounts                                         2,102           2,055             1,803
------------------------------------------------------------------------------------------------------------------
Total                                                                    $55,416         $60,841           $61,007
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


                                    PAGE 56
                      INTERWEST 99 AR

NOTE 12
FEDERAL HOME LOAN BANK ADVANCES

As of September 30, FHLB advances were scheduled to mature as follows:


                                                              1999                                     1998
                                         --------------------------------------------     -------------------------------------
DOLLARS IN THOUSANDS                             AMOUNT                INTEREST RATES     AMOUNT                 INTEREST RATES
-------------------------------------------------------------------------------------------------------------------------------
Within one year                                 $154,038                 4.68%-6.55%    $ 50,501                  5.53%-7.28%
One to two years                                  25,000                       5.31%       7,332                  4.68%-6.55%
Two to three years                               161,200                 5.30%-7.70%      60,000                  5.31%-5.58%
Three to four years                              142,000                 5.20%-5.50%     161,200                  5.39%-7.70%
Four to five years                                50,000                 4.69%-4.92%     142,000                  5.19%-5.56%
Six to seven years                                25,000                       5.05%      25,000                        4.98%
Eight to nine years                              100,000                 5.36%-5.56%           -                           -
Nine to ten years                                 25,000                       5.08%     100,000                  5.36%-5.56%
-------------------------------------------------------------------------------------------------------------------------------
Total                                           $682,238                          -     $546,033                           -
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


FHLB advances are collateralized by FHLB stock owned by InterWest, deposits with the FHLB and certain mortgages or deeds of trust securing such properties. As of September 30, 1999, the minimum book value of eligible collateral pledged for these borrowings was $818,686,000. As of September 30, 1999, the additional amount available under credit lines from the FHLB was $232,331,000. Certain FHLB advances contractually due beyond one year have an option whereby the FHLB can call the advance due prior to the contractual maturity. The amount of such advances with call options within one year was $377,000,000 as of September 30, 1999.


    The maximum and average amount outstanding and weighted average interest rates on advances from the FHLB were as follows during the year ended September 30:


DOLLARS IN THOUSANDS                                    1999              1998
------------------------------------------------------------------------------
Maximum outstanding as of any month end             $718,709          $663,385
Average outstanding                                  601,931           559,012
Weighted average interest rates:
  Annual                                                5.38%             5.61%
  End of year                                           5.41%             5.40%


NOTE 13
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

InterWest has sold certain securities of the U.S. government and its agencies and other approved investments under agreements to repurchase. The carrying value of the securities sold was $139,925,000 with an estimated fair value of $136,438,000 as of September 30, 1999. As of September 30, 1999, InterWest had $277,000,000 of available credit from third parties to sell securities under agreements to repurchase.

As of September 30, securities sold under agreements to repurchase were scheduled to mature as follows:

                                     1999                                         1998
                           -----------------------------              ---------------------------
DOLLARS IN THOUSANDS       AMOUNT          INTEREST RATES              AMOUNT      INTEREST RATES
-------------------------------------------------------------------------------------------------
Within 30 days               $ 8,972           3.50%-5.03%            $ 5,613          4.00%-5.03%
31 to 90 days                      -                    -                   -                  -
Over 90 days                 123,000           5.59%-6.43%            123,000          5.03%-6.43%
-------------------------------------------------------------------------------------------------
Total                       $131,972                    -            $128,613                   -
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


                                    PAGE 57
                        INTERWEST 99 AR

Certain securities sold under agreements to repurchase contractually due beyond 90 days have an option whereby the creditor can call the agreement due within 90 days. The amount of such securities sold under agreements to repurchase with call options within 90 days was $100,000,000 as of September 30, 1999.

The maximum and average amount outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the year ended September 30:

DOLLARS IN THOUSANDS                                     1999            1998
------------------------------------------------------------------------------
Maximum outstanding as of any month end              $133,992         $214,917
Average outstanding                                   131,723          157,898
Weighted average interest rates
  Annual                                                5.77%            5.81%
  End of year                                           5.70%            5.72%

NOTE 14
SHAREHOLDERS' EQUITY

On July 21, 1998, InterWest Bancorp declared a three-for-two common stock split, which was distributed on August 17, 1998, to shareholders of record on August 3, 1998. Common stock issued and outstanding, average shares outstanding and net income per share for all periods presented prior to the three-for-two common stock split have been retroactively adjusted to give effect to this transaction.

On January 20, 1999, the Board of Directors of InterWest Bancorp authorized the purchase of up to 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over a twelve-month period. During the year ended September 30, 1999, InterWest Bancorp repurchased 521,500 shares (3.3 percent of the total common shares outstanding) at a total price of $11,910,000. This represents an average price of $22.84 per common share repurchased.

NOTE 15
MERGER-RELATED CHARGES

During the year ended September 30, 1998, InterWest incurred merger-related charges totaling $5,495,000 in connection with the Pacific, Pioneer and Puget acquisitions. Merger-related charges consisted of the following: $1,938,000 for professional fees, $1,468,000 for severance and other personnel expenses, $1,382,000 for data and facilities conversions and $707,000 of other expenses. The following table presents a summary of the activity in the reserve for merger-related charges during the year ended September 30:

Dollars in thousands                                 1999        1998      1997
--------------------------------------------------------------------------------
Balance, beginning of year                        $ 2,807       $   -      $ 765
Merger-related charges                                  -       5,495      -
Cash outlays and non-cash write-downs              (1,799)     (2,688)     (765)
--------------------------------------------------------------------------------
Balance, end of year                              $ 1,008     $ 2,807      $   -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PAGE 58
                        INTERWEST 99 AR

NOTE 16
INCOME TAXES

A reconciliation of income tax expense based on the statutory corporate tax rate on pre-tax income and the amount of expense shown in the accompanying consolidated statements of income for the year ended September 30 is as follows:

Dollars in thousands                                    1999         1998      1997
-----------------------------------------------------------------------------------
Federal income taxes at statutory rates              $14,854      $12,421   $12,968
Tax effect of:
   Goodwill amortization                                 146            -         -
   Non-deductible merger-related charges                   -          611         -
   Tax-exempt interest                                  (105)        (140)     (303)
   Other, net                                           (310)         (44)       16
-----------------------------------------------------------------------------------
Total                                                $14,585      $12,848   $12,681
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Current tax expense                                  $14,775      $10,568   $14,192
Deferred tax expense (benefit)                          (190)       2,280   (1,511)
-----------------------------------------------------------------------------------
Total                                                $14,585      $12,848   $12,681
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

Tax effects of temporary differences that are elements of deferred tax assets (liabilities) consisted of the following as of September 30:

Dollars in thousands                                                    1999    1998
---------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for losses on loans                                    $  5,155     $ 2,946
  Deferred compensation                                                 749         971
  Unrealized loss on securities available for sale                    8,655         402
  Loans held for sale                                                   119         875
  Other                                                               1,688         908
---------------------------------------------------------------------------------------
Total deferred tax assets                                            16,366       6,102
Deferred tax liabilities:
  Loan fees                                                          (3,721)    (3,874)
  FHLB stock dividends                                               (3,948)    (2,902)
  Depreciation                                                       (2,213)    (2,300)
  Other                                                              (1,736)      (721)
---------------------------------------------------------------------------------------
Total deferred tax liabilities                                      (11,618)    (9,797)
---------------------------------------------------------------------------------------
Net deferred tax assets (liabilities)                              $  4,748    $(3,695)
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

The realization of deferred tax assets is dependent upon the ability to generate taxable income in future periods. InterWest has evaluated available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that deferred tax assets will be realized.

NOTE 17
EMPLOYEE BENEFITS

RETIREMENT AND SAVINGS PLANS InterWest has a debt-leveraged money purchase employee stock ownership plan (ESOP) for employees. The ESOP is a non-contributory stock ownership plan. InterWest makes monthly contributions to the plan of 5 percent of qualified participants' compensation.

                                    PAGE 59
                        INTERWEST 99 AR

    During 1998, the ESOP entered into a line of credit agreement with an unrelated third party to borrow up to a total of $4,000,000 for the purpose of acquiring InterWest Bancorp common stock. Interest on the line of credit is computed at one-month LIBOR plus 1.8125 percent. Interest paid was $284,000, $104,000, and $8,000 for the years ended September 30, 1999, 1998, and 1997, respectively. The obligation is reduced, and shareholders' equity increased, by the amount of any principal reduction on the line of credit by the ESOP. During the year ended September 30, 1999, the ESOP made principal repayments of $327,000 on the ESOP line of credit. Dividends paid on unallocated shares of stock may be used to make payments on the line of credit. Accordingly, $85,000, $31,000, and $35,000 of dividends were applied toward loan payments during the years ended September 30, 1999, 1998, and 1997, respectively. The compensation of the leveraged shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares. Shares are released as the loan payments are made on the ESOP line of credit. Leveraged ESOP shares during the years ended September 30 were as follows:

                                                         1999         1998      1997
--------------------------------------------------------------------------------------
Unallocated shares, beginning of year                 147,055            -    23,776
Shares leveraged                                            -      147,055         -
Shares released for allocation                        (18,945)           -   (23,776)
--------------------------------------------------------------------------------------
Unallocated shares, end of year                       128,110      147,055         -
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

The fair value of unallocated shares was $2,658,000, $3,364,000 and $0 as of September 30, 1999, 1998 and 1997, respectively.

    InterWest has a salary deferral 401(k) plan that is a defined contribution plan. Employees can contribute to their deferred contribution accounts on a pre-tax basis the maximum limit under the law. InterWest matches a portion of the salary deferred by each participant according to the schedule in the plan. Expenses of the ESOP and 401(k) plan were $1,575,000, $1,302,000, and $1,042,000 for the years ended September 30, 1999, 1998 and
1997, respectively.

    InterWest also maintains several unfunded, non-qualified deferred compensation programs for certain executive officers.

STOCK OPTION PLANS   During January 1993, the shareholders of InterWest
approved the addition of a qualified employee stock option plan (1993 incentive plan) and a non-qualified director stock option plan (1993 non-incentive plan). The awarding of stock options to certain employees of InterWest is at the discretion of the Board of Directors. The term of the options granted is generally five or ten years. Substantially all of the options granted under the employees' stock option plan vest over a three to five-year period. Under the 1993 non-incentive plan, each director was granted 2,875 options with a term of ten years. These options were 100 percent vested at the date of the grant. This plan expired during 1997.

    In January 1997, the shareholders of InterWest approved the non-qualified 1996 Outside Directors Stock Options-For-Fees Plan (1996 Director Plan). Under the 1996 Director Plan, non-employee directors may elect to receive stock options in lieu of fees otherwise due for board services and may exercise those options after one year. Each option granted under the 1996 Director Plan has a five-year term.

    InterWest had a qualified stock option plan prior to 1993 that provided for the awarding of stock options to certain officers and employees of InterWest at the discretion of the Board of Directors. The term of the stock options granted ranged from four to ten years from the date of grant. This plan expired during 1993; however, there are exercisable options outstanding under the plan as of September 30, 1999.

    Central, Puget, Pacific, Pioneer and Kittitas had stock option plans that have been assumed by InterWest. The number of shares and exercise prices have been appropriately adjusted to reflect the common stock exchange ratios for each acquisition. All outstanding Central, Puget, Pacific, Pioneer and Kittitas stock options became 100 percent vested and exercisable upon the consummation of the respective acquisitions. No further awards will be granted under any of these plans.

                                    PAGE 60
                      INTERWEST 99 AR

The exercise price of options granted under most of these plans was equal to the fair value of the common stock on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding and currently exercisable reflect adjustments for common stock splits.

Information with respect to options granted under all stock option plans is as follows:


                                                                             AVERAGE      OPTIONS           OPTIONS
                                                                      EXERCISE PRICE  OUTSTANDING       EXERCISABLE
-------------------------------------------------------------------------------------------------------------------
BALANCE OCTOBER 1, 1996                                                      $6.85     1,016,667           791,145
  Options granted                                                            15.89        89,127                 -
  Options exercised                                                           8.30      (256,647)         (256,647)
  Options rescinded/expired                                                  11.63       (17,340)          (17,340)
  Options vested                                                                 -             -           147,783
-------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1997                                                    7.27       831,807           664,941
  Options acquired                                                           11.14        46,227            46,227
  Options granted                                                            25.75       169,050             3,000
  Options exercised                                                           4.76      (132,971)         (132,971)
  Options rescinded/expired                                                  16.97       (12,086)                -
  Options vested                                                                 -             -            89,699
-------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1998                                                   11.17       902,027           670,896
  Options granted                                                            20.80       202,610             3,250
  Options exercised                                                           5.65      (285,881)         (285,881)
  Options rescinded/expired                                                  25.72       (22,880)                -
  Options vested                                                                 -             -            69,895
-------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1999                                                  $15.30       795,876           458,160
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


Additional financial data pertaining to outstanding stock options as of September 30, 1999 is as follows:


                                                     WEIGHTED                                            WEIGHTED AVERAGE
                                            AVERAGE REMAINING      WEIGHTED AVERAGE        NUMBER OF       EXERCISE PRICE
RANGE OF                      NUMBER OF           CONTRACTUAL    EXERCISE  PRICE OF      EXERCISABLE       OF EXERCISABLE
EXERCISE PRICES           OPTION SHARES        LIFE (IN YEARS)        OPTION SHARES    OPTION SHARES        OPTION SHARES
-------------------------------------------------------------------------------------------------------------------------
$3.85-$5.49                      85,090                 1.10                $ 4.53            85,090              $ 4.53
$6.75-$9.79                     211,719                 4.03                  7.52           208,989                7.51
$10.47-$14.74                   115,402                 6.56                 12.50            98,630               12.41
$20.75-$27.73                   383,665                 6.90                 22.82            65,451               24.17
-------------------------------------------------------------------------------------------------------------------------
Total                           795,876                 5.47                $15.30           458,160              $10.39
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


As of September 30, 1999, there were a total of 1,711,833 shares authorized under all stock option plans and a total of 335,102 shares available for future stock option grants.


SFAS No. 123, "Accounting for Stock-based Compensation," requires the disclosure of pro forma net income and net income per share had InterWest adopted the fair value method. Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models. These models require the use of subjective assumptions, including stock price volatility, dividend yield, risk-free interest rate and expected time to exercise. The fair value of options granted under stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model. Using the assumptions below, the weighted average estimated fair value of options granted was $7.06 in 1999, $8.04 in 1998 and $5.21 in 1997.

                                    PAGE 61
                      INTERWEST 99 AR


The following weighted average assumptions were used in the computation of the weighted average estimated fair value of stock options for the year ended September 30:


                                      1999             1998              1997
------------------------------------------------------------------------------
Expected volatility                   37.4%            27.1%             17.4%
Expected dividend yield                2.4%             1.6%              1.5%
Risk-free interest rate                4.5%             5.7%              6.2%
Expected life (in years)               6.1              6.0               7.3


If compensation expense for InterWest's stock option plans had been determined using the fair value method defined in SFAS No. 123, InterWest's net income and net income per share would have been the pro forma amounts indicated as follows for the year ended September 30:


DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS      1999              1998            1997
-------------------------------------------------------------------------------------------
NET INCOME:
   As reported                                    $27,855          $22,642          $24,549
   Pro forma                                       27,669           22,397           24,377
BASIC NET INCOME PER SHARE:
   As reported                                     $ 1.78           $ 1.45           $ 1.58
   Pro forma                                         1.77             1.43             1.57
DILUTED NET INCOME PER SHARE:
   As reported                                     $ 1.74           $ 1.40           $ 1.54
   Pro forma                                         1.74             1.39             1.53


The compensation expense included in the pro forma net income and net income per share is not likely to be representative of the effect on reported net income for future years because stock options vest over several years and additional option grants generally are made each year.

NOTE 18
REGULATORY CAPITAL

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

The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:


                                                                   TOTAL CAPITAL           TIER 1            TIER 1
                                                                       (TO RISK          (TO RISK       (TO AVERAGE
                                                                WEIGHTED ASSETS)  WEIGHTED ASSETS)           ASSETS)
--------------------------------------------------------------------------------------------------------------------
Well capitalized                                                             10%               6%                5%
Adequately capitalized                                                        8%               4%                4%
Undercapitalized                                                        Below 8%         Below 4%          Below 4%
Significantly undercapitalized                                          Below 6%         Below 3%          Below 3%

Critically undercapitalized                                                   -                 -        2% or less


                                    PAGE 62
                      INTERWEST 99 AR


InterWest Bancorp is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB), which establish a risk-adjusted ratio relating capital to different categories of assets. InterWest Bancorp's Tier I capital consists of shareholders' equity less certain intangibles, and excludes the equity impact of adjusting securities available for sale to estimated fair value. Total capital is Tier I capital and the allowance for losses on loans. The FRB's risk-based capital rules have been supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of September 30, 1999 and 1998, under the FRB's capital guidelines, InterWest Bancorp's levels of consolidated regulatory capital exceeded the FRB's minimum requirements.

The capital amounts and ratios for InterWest Bancorp, InterWest Bank and Pacific Northwest Bank as of September 30, 1999 and 1998 are presented in the following table:

                                                                                                     TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                                FOR CAPITAL        PROMPT CORRECTIVE
                                                      ACTUAL                 ADEQUACY PURPOSES     ACTION PROVISIONS
                                             ------------------------     --------------------   ---------------------
DOLLARS IN THOUSANDS                          AMOUNT            RATIO     AMOUNT         RATIO   AMOUNT         RATIO
----------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999
----------------------------------------------------------------------------------------------------------------------
INTERWEST BANCORP:
Total capital (to risk-weighted assets)      $185,304          10.90%     $136,015        8.0%   $170,019        10.0%
Tier I capital (to risk-weighted assets)      171,181          10.07%       68,007        4.0%    102,011         6.0%
Tier I capital (to average assets)            171,181           6.83%      100,199        4.0%    125,248         5.0%

INTERWEST BANK:
Total capital (to risk-weighted assets)      $141,897          10.95%     $103,686        8.0%   $129,607        10.0%
Tier I capital (to risk-weighted assets)      132,007          10.19%       51,843        4.0%     77,764         6.0%
Tier I capital (to average assets)            132,007           6.40%       82,504        4.0%    103,130         5.0%

PACIFIC NORTHWEST BANK:
Total capital (to risk-weighted assets)      $ 40,869          10.71%      $30,521        8.0%   $ 38,151         10.0%
Tier I capital (to risk-weighted assets)       37,020           9.70%       15,260        4.0%     22,891         6.0%
Tier I capital (to average assets)             37,020           8.69%       17,048        4.0%     21,310         5.0%

SEPTEMBER 30, 1998
----------------------------------------------------------------------------------------------------------------------
INTERWEST BANCORP:
Total capital (to risk-weighted assets)      $174,997          11.96%     $117,018        8.0%    $146,27        10.0%
Tier I capital (to risk-weighted assets)      161,773          11.06%       58,509        4.0%     87,763         6.0%
Tier I capital (to average assets)            161,773           6.61%       97,845        4.0%    122,307         5.0%

INTERWEST BANK:
Total capital (to risk-weighted assets)      $136,214          12.14%      $89,789        8.0%   $112,236        10.0%
Tier I capital (to risk-weighted assets)      127,269          11.34%       44,894        4.0%     67,342         6.0%
Tier I capital (to average assets)            127,269           6.20%       82,145        4.0%    102,681         5.0%

PACIFIC NORTHWEST BANK:
Total capital (to risk-weighted assets)      $ 19,112          10.32%      $14,809        8.0%   $ 18,511        10.0%
Tier I capital (to risk-weighted assets)       17,461           9.43%        7,404        4.0%     11,107         6.0%
Tier I capital (to average assets)             17,461           7.94%        8,800        4.0%     11,000         5.0%



As of September 30, 1999, all subsidiary banks were in compliance with the well-capitalized capital requirements. Management believes that under the current regulations the subsidiary banks will continue to meet well-capitalized capital requirements in the foreseeable future. However, events beyond the control of the subsidiary banks, such as a downturn in the economy in areas where the subsidiary banks have most of their loans, could adversely affect future earnings and, consequently, the ability of the subsidiary banks to meet future well-capitalized capital requirements.

                                              PAGE 63
                                INTERWEST 99 AR



    Currently, InterWest Bancorp pays quarterly dividends, which it intends to continue to do. The funding source for dividends paid to shareholders is dividends received from the subsidiary banks. The payment of dividends to InterWest Bancorp from the subsidiary banks will be based on earnings and financial condition and is subject to ongoing review by regulators and various statutory limitations. Generally, InterWest is precluded from paying dividends on its common stock if capital would be reduced to below regulatory capital requirements at either the holding company or subsidiary bank level. As of September 30, 1999, $49.3 million of retained earnings were available for dividend distribution based on the capital levels and restrictions of InterWest Bancorp and banking subsidiaries.

    As discussed in Note 24, InterWest Bancorp has issued capital securities subsequent to September 30, 1999 that will qualify as Tier I capital.

NOTE 19
DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of InterWest's financial instruments as of September 30, 1999 and 1998:

CASH AND CASH EQUIVALENTS The carrying value is a reasonable estimate of the fair value.

SECURITIES AVAILABLE FOR SALE, SECURITIES HELD TO MATURITY AND LOANS HELD FOR SALE The estimated fair value of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes.

LOANS RECEIVABLE The estimated fair value of loans receivable is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics.

    No adjustment was made to the estimated interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the estimated interest rates, along with the allowance for losses on loans applicable to the loan portfolio, results in a fair valuation of such loans.

FHLB STOCK FHLB stock does not have a market and the estimated fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value.

DEPOSITS The estimated fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amount payable on demand as of September 30, 1999 and September 30, 1998, respectively. The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the current rate for certificates of deposit with similar characteristics.

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS The fair value of FHLB advances, securities sold under agreements to repurchase and other borrowings are estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities.

OTHER The carrying value of other financial instruments has been determined to be a reasonable estimate of their fair value.

                                              PAGE 64
                                INTERWEST 99 AR



                                                       SEPTEMBER 30, 1999           SEPTEMBER 30, 1998
                                                   --------------------------    ------------------------
                                                    CARRYING        ESTIMATED    CARRYING      ESTIMATED
DOLLARS IN THOUSANDS                                   VALUE       FAIR VALUE       VALUE     FAIR VALUE
---------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                          $   81,094     $   81,094    $  181,422     $  181,422
Federal funds sold                                        -              -          19,863         19,863
Securities available for sale                         700,550        700,550       574,346        574,346
Securities held to maturity                            70,692         69,209        87,262         87,366
Loans receivable, net                               1,561,584      1,557,157     1,359,050      1,363,200
Loans held for sale                                    23,138         23,478        93,125         95,626
FHLB stock                                             42,536         42,536        37,496         37,496

LIABILITIES
Non-interest-bearing deposits                      $  197,732     $  197,732    $  178,625     $  178,625
Interest-bearing checking accounts                    171,578        171,578       162,051        162,051
Money market accounts                                 273,537        273,537       267,953        267,953
Savings accounts                                      103,306        103,306       109,148        109,148
Certificates of deposit                               832,796        833,344       847,048        851,054
---------------------------------------------------------------------------------------------------------
  Total deposits                                    1,578,949      1,579,497     1,564,825      1,568,831
FHLB advances and other borrowings                    685,938        683,531       553,777        556,489
Securities sold under agreements to repurchase        131,972        130,082       128,613        130,844

OFF BALANCE SHEET LOAN COMMITMENTS:
  Real estate loan commitments                     $  400,646     $  400,646    $  271,706     $  271,706
  Other loan commitments                              216,808        216,808       220,207        220,207
  Standby letters of credit                             2,962          2,962         1,631          1,631
  Commercial letters of credit                          1,640          1,640         1,109          1,109

LIMITATIONS The estimated fair values presented herein are based on information available to management as of September 30, 1999 and 1998. Since September 30, 1999 and 1998, amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ from the amounts presented herein.

                                              PAGE 65
                                INTERWEST 99 AR



NOTE 20
CONTINGENCIES

At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, the Office of the Comptroller of Currency, the FRB and other regulatory agencies (collectively the regulators), examine InterWest Bancorp and its banking subsidiaries as part of the regulatory oversight of the banking industry. Based on their examinations, the regulators may direct InterWest Bancorp or a subsidiary bank to adjust financial statements in accordance with their findings. A future examination by the regulators could include a review of certain transactions or other amounts reported in InterWest's 1999 consolidated financial statements. The regulators have not proposed significant adjustments to InterWest's consolidated financial statements in prior years and management is not aware of any basis for any such adjustments for 1999. In view of the uncertain regulatory environment in which InterWest operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1999 consolidated financial statements cannot presently be determined.

    In the normal course of business, InterWest has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions will not have a material adverse impact on InterWest's financial condition or results of operations.

    The subsidiary banks are required to maintain balances with the Federal Reserve Bank based on a percentage of deposit liabilities. The average required reserve as of September 30, 1999 and 1998, was $9,911,000 and $10,597,000, respectively.

    During the year ended September 30, 1998, InterWest sold $26,709,000 of single-family residential mortgage loans with recourse. As of September 30, 1999, $17,414,000 of these loans were outstanding.

                                              PAGE 66
                                INTERWEST 99 AR



NOTE 21
CONDENSED PARENT COMPANY FINANCIAL INFORMATION INTERWEST BANCORP

Condensed financial information for InterWest Bancorp (parent company only) as of and for the years ended September 30, is as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                                        1999              1998
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                               $    747          $    268
Securities available for sale, at estimated fair value                                       300                 -
Goodwill                                                                                   7,924             8,341
Other assets                                                                               4,118             3,957
Investment in subsidiaries                                                               159,930           169,368
------------------------------------------------------------------------------------------------------------------
Total                                                                                   $173,019          $181,934
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities                                                                       $  4,105          $  6,347
Other borrowings                                                                           3,608             3,935
Shareholders' equity                                                                     165,306           171,652
------------------------------------------------------------------------------------------------------------------
Total                                                                                   $173,019          $181,934
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                        1999            1998              1997
------------------------------------------------------------------------------------------------------------------
Dividend income received from subsidiaries                              $ 25,000        $ 19,797           $ 5,865
------------------------------------------------------------------------------------------------------------------
Interest expense                                                               -              23                 -
Non-interest expense                                                       1,966           4,852               709
------------------------------------------------------------------------------------------------------------------
  Total expenses                                                           1,966           4,875               709
------------------------------------------------------------------------------------------------------------------
Income before income tax benefit and equity in
  undistributed net income from subsidiaries                              23,034          14,922             5,156
Income tax benefit                                                         (691)          (1,103)             (227)
------------------------------------------------------------------------------------------------------------------
Net income before equity in undistributed net income from subsidiaries    23,725          16,025             5,383
------------------------------------------------------------------------------------------------------------------
Equity in undistributed net income from subsidiaries                       4,130           6,617            19,166
------------------------------------------------------------------------------------------------------------------
Net income                                                              $ 27,855        $ 22,642          $ 24,549
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

                                                                    PAGE 67
                                       INTERWEST 99 AR


CONDENSED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                              1999               1998              1997
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                    $ 27,855        $ 22,642          $ 24,549
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in net income from subsidiaries                      (29,130)         (26,414)          (25,031)
     Cash dividends received from subsidiaries                    25,000           19,797             5,865
     Change in other assets and liabilities, net                  (2,135)           1,263              (650)
     Amortization of goodwill                                        417                -                 -
     Pooling accounting adjustment                                     -           (1,249)                -
-----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                         22,007           16,039             4,733

Cash flows from investing activities:
   Investments in subsidiary banks                                (2,000)               -                 -
   Purchase of securities available for sale                        (300)               -                 -
   Cash paid for acquisition                                           -          (11,580)                -
-----------------------------------------------------------------------------------------------------------
Net cash used in investing activities                             (2,300)         (11,580)                -

Cash flows from financing activities:
   Payment of dividends                                           (8,843)          (6,441)           (4,967)
   Purchase and retirement of common stock                       (11,910)             (34)             (570)
   Net increase (decrease) in borrowings                               -             (400)              400
   Proceeds from stock option exercises                            1,525              726             1,945
-----------------------------------------------------------------------------------------------------------
Net cash used in financing activities                            (19,228)          (6,149)           (3,192)
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 479           (1,690)            1,541
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                       268            1,958               417
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $   747          $   268          $  1,958
===========================================================================================================

                                                                    PAGE 68
                                       INTERWEST 99 AR

NOTE 22
NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share for the years ended September 30:

DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA                1999            1998              1997
-----------------------------------------------------------------------------------------------------------
Numerator
   Net income                                                    $ 27,855        $ 22,642          $ 24,549
===========================================================================================================
Denominator
   Denominator for basic net income per share--
    Weighted average shares                                    15,628,141      15,661,333        15,568,052
   Effect of dilutive securities:
    Stock options                                                 355,002         496,008           410,994
-----------------------------------------------------------------------------------------------------------
Denominator for diluted net income per share--
   Weighted average shares and assumed conversion
    of dilutive stock options                                  15,983,143      16,157,341        15,979,046
===========================================================================================================
Basic net income per share                                        $  1.78         $  1.45           $  1.58
===========================================================================================================
Diluted net income per share                                      $  1.74         $  1.40           $  1.54
===========================================================================================================

NOTE 23
BUSINESS SEGMENT INFORMATION

Currently, InterWest is managed at the subsidiary bank level, not by line of business. As of September 30, 1999, the subsidiary banks of InterWest Bancorp were InterWest Bank, Pacific Northwest Bank and Kittitas Valley Bank, N.A. Each of these subsidiary banks has a board of directors and an executive management team that is responsible for the operation and performance of the respective subsidiary bank. InterWest currently has two reportable segments: InterWest Bank and Commercial Banks.

    InterWest Bank is a state-chartered savings bank that was organized in 1956 as Island Savings and Loan Association in Oak Harbor, Washington, and subsequently changed names to InterWest Bank. On July 18, 1995, InterWest Bank completed a reorganization, in which InterWest Bank became a wholly owned subsidiary of InterWest Bancorp. InterWest Bank is a community-oriented bank which provides a wide range of financial services for individual and business customers. InterWest Bank is currently in the process of transforming from a traditional thrift to a full-service financial institution with commercial banking in its portfolio of products. InterWest Bank conducts its business through 40 full-service offices located in the western and north-central parts of the state of Washington.

    The segment of Commercial Banks is defined as the collective operations of the banking subsidiaries acquired by InterWest Bancorp during fiscal year 1998:
Pacific Northwest Bank, First National Bank of Port Orchard, Pioneer National Bank and Kittitas Valley Bank, N.A. First National Bank of Port Orchard, which was acquired by InterWest Bancorp on January 15, 1998, was merged into Pacific Northwest Bank on October 15, 1998. Pioneer National Bank, which was acquired by InterWest Bancorp on June 16, 1998, was merged into Pacific Northwest Bank on January 22, 1999.

    Pacific Northwest Bank is a state-chartered commercial bank that was acquired by InterWest Bancorp on June 15, 1998. Pacific Northwest Bank primarily engages in commercial banking activities, serving small to medium-sized businesses as well as individuals. Pacific Northwest Bank conducts its business through 12 full-service offices located in the metropolitan Seattle area, the Kitsap Peninsula and south-central parts of the state of Washington.

                                   PAGE 69
                        INTERWEST 99 AR

    Kittitas Valley Bank, N.A. is a national bank that was acquired by InterWest Bancorp on August 31, 1998. Kittitas Valley Bank, N.A. offers a full line of commercial banking services to its customers providing financial services to individuals and small businesses. Kittitas Valley Bank, N.A. operates three offices located in central Washington.
    The financial performance of each subsidiary bank is reviewed by InterWest Bancorp's board of directors and executive management on a monthly basis. The following table presents financial information for each segment for the years ended September 30, 1999, 1998 and 1997:



CONDENSED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------------

                                                           INTERWEST      COMMERCIAL                       CONSOLIDATED
DOLLARS IN THOUSANDS                                            BANK           BANKS        OTHER*    INTERWEST BANCORP
-----------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999
Net interest income before provision for losses on loans  $    60,761       $ 23,418       $      -         $   84,179
Provision for losses on loans                                   1,695            305              -              2,000
Non-interest income                                            23,620          4,710             78             28,408
Non-interest expense                                           47,917         18,186          2,044             68,147
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     34,769          9,637         (1,966)            42,440
Income tax expense                                             11,987          3,289           (691)            14,585
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                $    22,782       $  6,348       $ (1,275)        $   27,855
=============================================================================================================================
SEPTEMBER 30, 1998
Net interest income before provision for losses on loans  $   59,865        $ 18,950       $    (19)        $   78,796
Provision for losses on loans                                  1,100           1,707              -              2,807
Non-interest income                                           21,022           5,440             11             26,473
Non-interest expense                                          46,002          16,107          4,863             66,972
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    33,785           6,576         (4,871)            35,490
Income tax expense                                            11,759           2,192         (1,103)            12,848
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                $   22,026        $  4,384       $ (3,768)        $   22,642
=============================================================================================================================
SEPTEMBER 30, 1997
Net interest income before provision for losses on loans  $   57,108        $ 17,017       $      -         $   74,125
Provision for losses on loans                                  1,000             508              -              1,508
Non-interest income                                           14,685           3,931             29             18,645
Non-interest expense                                          39,199          14,267            566             54,032
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    31,594           6,173           (537)            37,230
Income tax expense                                            10,985           1,923           (227)            12,681
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                $   20,609          $4,250       $   (310)        $   24,549
=============================================================================================================================

Total assets as of September 30, 1999                     $2,123,354        $471,837       $(15,652)        $2,579,539
Total assets as of September 30, 1998                      1,992,096         443,464         12,288          2,447,848
Total assets as of September 30, 1997                      2,044,849         356,223          1,856          2,402,928

----------------------------

*Other includes intercompany eliminations and parent company amounts

                                   PAGE 70
                        INTERWEST 99 AR

NOTE 24
SUBSEQUENT EVENTS

On November 15, 1999, $40,000,000 of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust). The Trust is a business trust organized in November 1999, and 100 percent of the common equity of the Trust is owned by InterWest Bancorp.
    The proceeds of the offering were invested by the Trust in junior subordinated debentures of InterWest Bancorp. The debentures held by the Trust are the sole assets of the Trust. Distributions on the capital securities issued by the Trustare payable semiannually at 9.875 percent per annum which is equal to the interest rate being earned by the Trust on the debentures held by the Trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. The debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029. InterWest Bancorp has entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.
    InterWest Bancorp intends to use the net proceeds for general corporate purposes. The capital securities will be included with borrowings as a separate line item in the consolidated statements of financial condition and InterWest will record distributions payable on the capital securities as interest expense in the consolidated statements of income. The capital securities will qualify as Tier 1 capital under the capital guidelines of the Federal Reserve Board.
    On November 16, 1999, the Board of Directors of InterWest Bancorp authorized the purchase of an additional 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over a twelve-month period.

                                   PAGE 71
                        INTERWEST 99 AR

NOTE 25
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                  FOURTH           THIRD         SECOND              FIRST
DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA            QUARTER         QUARTER        QUARTER            QUARTER
-----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30, 1999
Interest income                                                  $46,218         $43,703        $44,662            $45,076
Interest expense                                                  24,275          23,059         23,662             24,484
-----------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans          21,943          20,644         21,000             20,592
Provision for losses on loans                                        502             500            500                498
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans           21,441          20,144         20,500             20,094
Non-interest income                                                4,836           8,144          7,587              7,841
Non-interest expense                                              17,546          17,025         16,803             16,773
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         8,731          11,263         11,284             11,162
Income tax expense                                                 2,941           3,929          3,921              3,794
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 5,790         $ 7,334        $ 7,363            $ 7,368
=============================================================================================================================
Basic net income per share                                       $  0.37         $  0.47        $  0.47            $  0.47
=============================================================================================================================
Diluted net income per share                                     $  0.37         $  0.46        $  0.46            $  0.46
=============================================================================================================================
YEAR ENDED SEPTEMBER 30, 1998
Interest income                                                  $45,934         $45,249        $44,200            $44,896
Interest expense                                                  25,698          25,183         24,662             25,940
-----------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans          20,236          20,066         19,538             18,956
Provision for losses on loans                                        441           1,520            571                275
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans           19,795          18,546         18,967             18,681
Non-interest income                                                7,906           5,915          6,568              6,084
Non-interest expense                                              16,179          18,934         16,901             14,958
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        11,522           5,527          8,634              9,807
Income tax expense                                                 4,115           2,254          3,081              3,398
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 7,407         $ 3,273        $ 5,553            $ 6,409
=============================================================================================================================
Basic net income per share                                       $  0.47         $  0.21        $  0.35            $  0.41
=============================================================================================================================
Diluted net income per share                                     $  0.46         $  0.20        $  0.35            $  0.40
=============================================================================================================================

Non-interest expense for the third quarter of 1998 includes $4,195,000 in merger-related charges incurred in connection with the acquisitions of Pacific and Pioneer. The provision for losses on loans for the third quarter of 1998 includes a merger-related provision for losses on loans of $1,000,000. Non-interest expense for the second quarter of 1998 includes $1,300,000 in merger-related charges incurred in connection with the acquisition of Puget. The acquisitions of Pacific, Pioneer and Puget completed during 1998 have been accounted for using the pooling-of-interests method; accordingly, quarterly financial data for the periods prior to the acquisitions have been restated as if the companies were combined.