Form 10-K405/A, Exhibit 13
period 1999-09-30
INTERWEST BANCORP INC
filed 1999-12-30
CIK 949504

                                   EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA, MANAGEMENT DISCUSSION AND ANALYSIS AND CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE 1999 ANNUAL REPORT TO SHAREHOLDERS

                                    PAGE 14
                        INTERWEST 99 AR

SELECTED CONSOLIDATED
FINANCIAL DATA


DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE
AMOUNTS AS OF AND FOR THE YEAR ENDED SEPTEMBER 30,            1999            1998(1)        1997            1996(2)            1995
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income                                         $  179,659      $  180,279     $  165,206      $  143,827      $  119,731
Interest expense                                            95,480         101,483         91,081          77,127          65,119
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
  losses on loans                                           84,179          78,796          74,125         66,700          54,612
Provision for losses on loans                                2,000           2,807           1,508          2,452             929
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  losses on loans                                           82,179          75,989          72,617         64,248          53,683
Non-interest income                                         28,408          26,473          18,645         15,744          13,030
Non-interest expense                                        68,147          66,972          54,032         55,716          40,718
Income tax expense                                          14,585          12,848          12,681          7,785           8,721
- ------------------------------------------------------------------------------------------------------------------------------------
Net income                                              $   27,855      $   22,642      $   24,549     $   16,491      $   17,274
====================================================================================================================================
Basic net income per share                              $     1.78      $     1.45      $     1.58     $     1.08      $     1.13
Diluted net income per share                                  1.74            1.40            1.54           1.05            1.11
Cash dividends declared per share                             0.56            0.50            0.33           0.29            0.19

STATEMENT OF FINANCIAL CONDITION
- ------------------------------------------------------------------------------------------------------------------------------------
Total assets                                            $2,579,539      $2,447,848      $2,402,928     $2,016,085      $1,723,780
Loans receivable and loans held for sale                 1,584,722       1,452,175       1,348,681      1,170,271       1,035,099
Deposits                                                 1,578,949       1,564,825       1,468,460      1,389,402       1,260,946
Borrowings                                                 817,910         682,390         755,968        466,693         321,932
Shareholders' equity                                       165,306         171,652         160,770        137,647         128,882
Book value per share                                    $    10.71      $    10.97      $    10.26     $     8.93      $     8.45

KEY OPERATING RATIOS
- ------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                      1.12%           0.95%           1.15%          0.90%           1.10%
Return on average shareholders' equity                       16.00%          13.58%          16.64%         12.13%          14.25%
Average shareholders' equity to average assets                7.02%           6.99%           6.89%          7.38%           7.73%
Net interest margin                                           3.64%           3.52%           3.70%          3.85%           3.70%
Ratio of non-performing assets to total assets(3)             0.56%           0.64%           0.52%          0.49%           0.41%
Dividend payout ratio                                        31.62%          33.98%          21.35%         26.97%          17.04%

- --------------------------------
(1) 1998 results include non-recurring merger-related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

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

    On June 16, 1998, InterWest Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington. Pioneer's commercial banking subsidiary, Pioneer National Bank, operated five offices in central Washington. At the acquisition date, Pioneer had total consolidated assets of $q108.4 million, total loans receivable of $63.4 million, total deposits of $87.2 million, and shareholders' equity of $9.3 million. On January 22, 1999, Pioneer National Bank was merged into Pacific Northwest Bank.

    The acquisitions of Central, Puget, Pacific and Pioneer were accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements, as well as management discussion and analysis have been restated as if the companies were combined for all periods presented.

    On August 31, q1998, InterWest Bancorp acquired Kittitas Valley Bancorp, Inc. (Kittitas), of Ellensburg, Washington. Kittitas' commercial banking subsidiary, Kittitas Valley Bank, N.A., operates offices in central Washington. At the acquisition date, Kittitas had total consolidated assets of $47.4 million, total loans receivable of $27.9 million, total deposits of $39.2 million and shareholders' equity of $4.3 million. This acquisition has been accounted for using the purchase method. An application has been filed to merge Kittitas Valley Bank, N.A. into Pacific Northwest Bank. It is anticipated that the merger will be completed during the second quarter of fiscal year 2000, following the approval of applicable regulatory authorities.

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

    The following table summarizes pertinent information related to the completed acquisitions:


                                                         TOTAL ASSETS AT ACQUISITION DATE           COMMON SHARES
ACQUISITION DATE           INSTITUTION                              (DOLLARS IN THOUSANDS)                 ISSUED
- ----------------------------------------------------------------------------------------------------------------
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

- ------------------------
(1) Additionally, $6.4 million in cash was paid to Kittitas shareholders.


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

                                    PAGE 18
                        INTERWEST 99 AR


    The results of operations for 1998 included non-recurring merger-related charges of $5.1 million, net of tax. The following table summarizes net income, net income per share and key financial ratios before and after non-recurring expenses for fiscal years 1999, 1998 and 1997:


                                                AFTER NON-RECURRING EXPENSES       BEFORE NON-RECURRING EXPENSES
DOLLARS IN THOUSANDS,                        ----------------------------------  --------------------------------
EXCEPT PER SHARE AMOUNTS                        1999        1998        1997        1999        1998        1997
- ----------------------------------------------------------------------------------------------------------------
Net income                                   $27,855     $22,642     $24,549     $27,855     $27,719     $24,549
Basic net income per share                   $  1.78     $  1.45     $  1.58     $  1.78     $  1.77     $  1.58
Diluted net income per share                 $  1.74     $  1.40     $  1.54     $  1.74     $  1.72     $  1.54
Return on average shareholders' equity         16.00%      13.58%      16.64%      16.00%      16.62%      16.64%
Return on average assets                        1.12%       0.95%       1.15%       1.12%       1.16%       1.15%
Efficiency ratio                               60.53%      63.62%      58.24%      60.53%      58.40%      58.24%

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

                                         PAGE 19
                              INTERWEST 99 AR


YEAR ENDED SEPTEMBER 30,                                 1999                                        1998
                                        ------------------------------------------    -----------------------------------------
                                                                           AVERAGE                                     AVERAGE
                                          AVERAGE                           YIELD/    AVERAGE                           YIELD/
DOLLARS IN THOUSANDS                      BALANCE      INTEREST              COST     BALANCE      INTEREST              COST
- -------------------------------------------------------------------------------------------------------------------------------
ASSETS:
- -------------------------------------------------------------------------------------------------------------------------------
Loans receivable and
  loans held for sale(1)                $1,432,273    $  126,482             8.83%   $1,406,307   $  127,472            9.06%
Securities available for
  sale and securities
  held to maturity                         824,699        50,398             6.11       773,631       49,591            6.41
Other interest-
  earning assets                            56,886         2,779             4.89        60,681        3,216            5.30
- -------------------------------------------------------------------------------------------------------------------------------
Total interest-
  earning assets                         2,313,858       179,659             7.76     2,240,619      180,279            8.05
Non-interest-
  earning assets                           165,963                                      145,767
- -------------------------------------------------------------------------------------------------------------------------------
Total assets                            $2,479,821                                   $2,386,386
                                        ==========                                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
- -------------------------------------------------------------------------------------------------------------------------------
Savings accounts and
  money market accounts                 $  377,459    $   11,229             2.97%   $  321,520   $   10,410            3.24%
Checking accounts                          167,238         2,102             1.26       140,832        2,055            1.46
Certificates of deposit                    811,117        42,085             5.19       866,602       48,376            5.58
- -------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  deposits                               1,355,814        55,416             4.09     1,328,954       60,841            4.58
FHLB advances,
  securities sold under
  agreements to
  repurchase and
  other borrowings                         734,507        40,064             5.45       718,527       40,642            5.66
- -------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                            2,090,321        95,480             4.57     2,047,481      101,483            4.96
Non-interest-bearing
  deposits                                 191,704                                      150,360
Other non-interest-
   bearing liabilities                      23,653                                       21,766
- -------------------------------------------------------------------------------------------------------------------------------
Total liabilities                        2,305,678                                    2,219,607
Shareholders' equity                       174,143                                      166,779
- -------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                   $2,479,821                                   $2,386,386
                                        ==========                                   ==========
Net interest income                                   $   84,179                                  $   78,796
                                                      ==========                                  ==========
Interest rate spread                                                         3.19%                                      3.09%
Net interest margin                                                          3.64%                                      3.52%
Ratio of average interest-
  earning assets to
  average interest-
  bearing liabilities                                                      110.69%                                    109.43%

                                                          1997
                                         ------------------------------------------
                                                                            AVERAGE
                                         AVERAGE                             YIELD/
                                         BALANCE       INTEREST               COST
- -----------------------------------------------------------------------------------
Loans receivable and
  loans held for sale(1)                $1,258,351   $  115,053               9.14%
Securities available for
  sale and securities
  held to maturity                         709,235       47,563               6.71
Other interest-
  earning assets                            38,486        2,590               6.73
- -----------------------------------------------------------------------------------
Total interest-
  earning assets                         2,006,072      165,206               8.24
Non-interest-
  earning assets                           134,860
- -----------------------------------------------------------------------------------
Total assets                         $   2,140,932
                                     =============

LIABILITIES AND SHAREHOLDERS' EQUITY:
- -----------------------------------------------------------------------------------
Savings accounts and
  money market accounts                 $  294,112   $    9,196               3.13%
Checking accounts                          131,024        1,803               1.38
Certificates of deposit                    893,244       50,008               5.60
- -----------------------------------------------------------------------------------
Total interest-bearing
  deposits                               1,318,380       61,007               4.63
FHLB advances,
  securities sold under
  agreements to
  repurchase and
  other borrowings                         530,356       30,074               5.67
- -----------------------------------------------------------------------------------
Total interest-bearing
  liabilities                            1,848,736       91,081               4.93
Non-interest-bearing
  deposits                                 125,805
Other non-interest-
   bearing liabilities                      18,837
- -----------------------------------------------------------------------------------
Total liabilities                        1,993,378
Shareholders' equity                       147,554
- -----------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                $   2,140,932
                                     =============
Net interest income                                   $  74,125
                                                      =========
Interest rate spread                                                          3.31%
Net interest margin                                                           3.70%

Ratio of average interest-
  earning assets to
  average interest-
  bearing liabilities                                                       108.51%


- --------------------
(1) Average balances do not include non-accrual loans.

                                         PAGE 20
                              INTERWEST 99 AR


    The following table provides information on changes in net interest income for the periods which are attributable to changes in interest rates and changes in volume.


                                                                1999 VS 1998                          1998 VS 1997
                                                              INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                               DUE TO CHANGES IN                     DUE TO CHANGES IN
                                                       ---------------------------------        ---------------------------------
DOLLARS IN THOUSANDS                                     RATE        VOLUME        TOTAL         RATE        VOLUME       TOTAL
- ---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
- ---------------------------------------------------------------------------------------------------------------------------------
Loans receivable and loans held for sale               $(3,318)       $2,328       $(990)       $ (983)     $ 13,402     $ 12,419

Securities available for sale, securities held to
  maturity and other interest-earning assets            (2,545)        2,915         370        (2,516)        5,170        2,654
- ---------------------------------------------------------------------------------------------------------------------------------
Total net change in income on
  interest-earning assets                               (5,863)        5,243        (620)       (3,499)       18,572       15,073
- ---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
- ---------------------------------------------------------------------------------------------------------------------------------
Deposits                                                (8,135)        2,710      (5,425)       (2,108)        1,942         (166)

FHLB advances, securities sold under
  agreements to repurchase and  other borrowings        (1,469)          891        (578)          (75)       10,643       10,568
- ---------------------------------------------------------------------------------------------------------------------------------
Total net change in expense on
  interest-bearing liabilities                          (9,604)        3,601      (6,003)       (2,183)       12,585       10,402
- ---------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                     $  3,741      $  1,642    $  5,383      $ (1,316)     $  5,987     $  4,671
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------


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

    The following table sets forth the amortized cost and estimated fair values of InterWest's securities held to maturity as of the dates indicated.


AS OF SEPTEMBER 30,                      1999                            1998                               1997
                          -----------------------------   -------------------------------    -----------------------------------
                                    ESTIMATED   PERCENT              ESTIMATED    PERCENT               ESTIMATED     PERCENT
                          AMORTIZED      FAIR  OF PORT-   AMORTIZED      FAIR    OF PORT-    AMORTIZED       FAIR    OF PORT-
DOLLARS IN THOUSANDS           COST     VALUE     FOLIO        COST     VALUE       FOLIO         COST      VALUE       FOLIO
- --------------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities        $ 24,878   $ 24,475    35.2%    $ 27,084   $ 27,632      31.0%     $ 54,905   $ 54,622      41.5%
Obligations of states
  and political
  subdivisions                2,397      2,396     3.4        2,756      2,799       3.2        10,841     10,992       8.2
Private mortgage-backed
  and related securities     43,417     42,338    61.4       57,422     56,935      65.8        66,549     63,856      50.3
- --------------------------------------------------------------------------------------------------------------------------------
Total                      $ 70,692   $ 69,209              $87,262    $87,366                $132,295   $129,470
================================================================================================================================

The following table sets forth the contractual maturities and weighted average yields of securities held to maturity as of September 30, 1999.

                                      LESS THAN ONE YEAR     ONE TO FIVE YEARS      FIVE TO TEN YEARS        OVER TEN YEARS
                                    ---------------------  ---------------------  ----------------------  -----------------------
                                    AMORTIZED              AMORTIZED              AMORTIZED               AMORTIZED
DOLLARS IN THOUSANDS                    COST        YIELD       COST       YIELD       COST        YIELD       COST         YIELD
- ---------------------------------------------------------------------------------------------------------------------------------
U.S. government
   and agency securities              $  --          --%     $    20        9.27%     $24,857       6.50%    $      1      6.50%
Obligations of states
and political subdivisions              771        4.45        1,626        4.45           --         --           --        --
Private mortgage-backed
   related securities                    --          --        5,202        7.21           --         --       38,215      6.17
- ---------------------------------------------------------------------------------------------------------------------------------
Total                               $   771        4.45%     $ 6,848        6.57%     $24,857       6.50%     $38,216      6.17%
=================================================================================================================================

The following table sets forth InterWest's securities available for sale portfolio as of the dates indicated.


AS OF SEPTEMBER 30,                     1999                              1998                            1997
                             ----------------------------      ---------------------------      -----------------------------
                             ESTIMATED         PERCENT OF      ESTIMATED        PERCENT OF       ESTIMATED       PERCENT OF
DOLLARS IN THOUSANDS         FAIR VALUE         PORTFOLIO      FAIR VALUE        PORTFOLIO      FAIR VALUE        PORTFOLIO
- -----------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities           $280,018             40.0%        $398,868            69.5%        $421,856             74.9%
SBA securities                  34,962              5.0           48,370             8.4           61,160             10.8
Obligations of states and
  political subdivisions         1,413              0.2            2,333             0.4            5,414              1.0
Private mortgage-backed
  and related securities       359,997             51.4           99,735            17.4           73,864             13.1
Other securities                24,160              3.4           25,040             4.3              873              0.2
- -----------------------------------------------------------------------------------------------------------------------------
Total                         $700,550                          $574,346                       $  563,167
=============================================================================================================================

                                         PAGE 23
                              INTERWEST 99 AR


The following table sets forth the contractual maturities and weighted average yields of InterWest's securities available for sale portfolio as of September 30, 1999.

                             LESS THAN ONE YEAR        ONE TO FIVE YEARS        FIVE TO TEN YEARS         OVER TEN YEARS
                             ----------------------    ----------------------   ----------------------    ---------------------
                             ESTIMATED                 ESTIMATED                ESTIMATED                 ESTIMATED
DOLLARS IN THOUSANDS         FAIR VALUE       YIELD    FAIR VALUE       YIELD   FAIR VALUE       YIELD    FAIR VALUE      YIELD
- -------------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities           $ 10,893        6.50%     $131,871        5.83%   $ 54,525        5.95%     $ 82,729        6.09%
SBA securities                      --         --          2,625        6.92       6,346        6.71        25,991        6.30
Obligations of states and
  political subdivisions           460        4.71           761        4.95         192        5.40           --           --
Private mortgage-backed
  and related securities            --          --            --          --      18,389        6.45       341,608        6.35
Other securities                    --          --            --          --          --          --        24,160        6.32
- -------------------------------------------------------------------------------------------------------------------------------
Total                         $ 11,353        6.43%     $135,257        5.84%   $ 79,452        6.12%     $474,488        6.30%
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

                                         PAGE 24
                              INTERWEST 99 AR

    The following table sets forth the composition of InterWest's loan portfolio by type of loan as of the dates indicated.

                                         1999              1998              1997              1996                1995
AS OF SEPTEMBER 30,                 -------------      ------------      -------------     --------------    -----------------
DOLLARS IN THOUSANDS                AMOUNT      %      AMOUNT     %      AMOUNT     %      AMOUNT      %      AMOUNT        %
- --------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans:(1)
  Single-family residential        $448,068    27.9%  $627,191   42.5%  $701,840   51.2%   $630,147   52.9%   $570,377     54.2%
  Multi-family residential           74,223     4.6     62,948    4.3     58,137    4.2      55,256    4.6      53,608      5.1
  Commercial                        402,580    25.0    257,906   17.5    214,232   15.6     191,348   16.1     165,547     15.7
Real estate construction            245,690    15.3    182,020   12.3    136,580   10.0     114,698    9.6     105,212     10.0
Consumer loans                       97,153     6.0     81,386    5.5     73,876    5.4      63,240    5.3      55,299      5.3
Commercial loans                    289,185    18.0    217,546   14.8    155,265   11.4     122,275   10.3      87,788      8.3
Agricultural loans                   51,961     3.2     45,637    3.1     30,491    2.2      14,007    1.2      14,878      1.4
- --------------------------------------------------------------------------------------------------------------------------------
Total gross loans                 1,608,860          1,474,634         1,370,421          1,190,971          1,052,709

Less:
  Loans held for sale                23,138             93,125            10,230             11,223              9,581
  Allowance for losses
    on loans                         14,123             13,224            11,104             10,235              7,841
  Deferred loan fees
    and discounts                    10,015              9,235            10,636             10,465              9,769
- --------------------------------------------------------------------------------------------------------------------------------
Total loans receivable, net      $1,561,584         $1,359,050        $1,338,451         $1,159,048         $1,025,518
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

                                                         AFTER ONE
                                            WITHIN    YEAR THROUGH         AFTER
DOLLARS IN THOUSANDS                      ONE YEAR      FIVE YEARS    FIVE YEARS       TOTAL
- ----------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential               $ 13,547         $25,589     $ 408,932     $ 448,068
  Multi-family residential                     742           3,958        69,523        74,223
  Commercial                                47,483          94,642       260,455       402,580
Real estate construction                    73,497          46,022       126,171       245,690
Consumer loans                              49,683          16,110        31,360        97,153
Commercial loans                           126,857          75,903        86,425       289,185
Agricultural loans                          38,036           8,480         5,445        51,961
- ----------------------------------------------------------------------------------------------
Total gross loans                         $349,845        $270,704      $988,311    $1,608,860
==============================================================================================

                                         PAGE 25
                              INTERWEST 99 AR


The following table sets forth the dollar amount of all loans due one year or more after September 30, 1999, that have fixed interest rates and have floating or variable interest rates.

                                           FIXED               FLOATING OR
DOLLARS IN THOUSANDS                       RATES            VARIABLE RATES
- ---------------------------------------------------------------------------
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

                                         PAGE 28
                              INTERWEST 99 AR

    The following table presents activity in the allowance for losses on loans for the periods indicated.



DOLLARS IN THOUSANDS
YEAR ENDED SEPTEMBER 30,                                  1999         1998        1997         1996          1995
- --------------------------------------------------------------------------------------------------------------------------
Allowance as of beginning of year                      $13,224      $11,104     $10,235      $ 7,841        $7,233
Provision for losses on loans                            2,000        1,707       1,508        1,552           929
Merger and acquisition activity:
   Provision pursuant to acquisition                         -        1,100           -          900             -
   Allowance acquired                                        -          295           -            -             -
   Pooling accounting adjustment                             -          (76)          -            -             -

Charge-offs:
Real estate mortgage loans:
   Single-family residential                               727          413         109           99           126
   Multi-family residential                                  -          100           -            -           142
   Commercial                                                -           19         234           20             -
Real estate construction                                     -          134           -            -             -
Consumer loans                                             337          428         449          304           314
Commercial loans                                           405          194         246           60           138
Agricultural loans                                          84            2           2            -             -
- --------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                        1,553        1,290       1,040          483           720

Recoveries:
Real estate mortgage loans:
   Single-family residential                               245           61          39            6            20
   Multi-family residential                                 38            -           -            -             -
   Commercial                                                -           55          67           13            22
Consumer loans                                              83          176         162          118           152
Commercial loans                                            86           88         133          288           201
Agricultural loans                                           -            4           -            -             4
- --------------------------------------------------------------------------------------------------------------------------
Total recoveries                                           452          384         401          425           399
- --------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         (1,101)        (906)       (639)         (58)         (321)
- --------------------------------------------------------------------------------------------------------------------------
Allowance as of end of year                            $14,123      $13,224     $11,104      $10,235        $7,841
==========================================================================================================================

Ratio of allowance to total loans receivable
  as of the end of the year                               0.90%        0.96%       0.82%        0.88%         0.76%

Ratio of net charge-offs to average loans
  outstanding during the year                             0.08%        0.06%       0.05%        0.01%         0.03%


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

                                         PAGE 29
                              INTERWEST 99 AR

The following table sets forth the allocation of the allowance for losses on loans by loan category as of the dates indicated.


DOLLARS IN THOUSANDS
AS OF SEPTEMBER 30,               1999         1998        1997       1996        1995
- ------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential     $ 2,471     $ 3,288     $ 2,092     $ 1,611    $ 1,455
  Multi-family residential          275         387         256         445        424
  Commercial                      1,250       1,491         742       1,685      1,365
Real estate construction            302         424         494         459        388
Consumer loans                    1,441         996       1,012       1,047        904
Commercial loans                  2,785       2,454       1,592       1,064        843
Agricultural loans                  334         285          59         214        217
Unallocated                       5,265       3,899       4,857       3,710      2,245
- -------------------------------------------------------------------------------------------------
Total                           $14,123     $13,224     $11,104     $10,235    $ 7,841
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

    The following table sets forth information with respect to InterWest's non-performing assets and restructured loans as of the dates indicated:


DOLLARS IN THOUSANDS
AS OF SEPTEMBER 30,                                         1999         1998        1997         1996          1995
- --------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
Real estate mortgage loans:
  Single-family residential                                $ 4,125     $ 5,036    $ 3,181     $ 2,008     $   985
  Multi-family residential                                    --          --          407        --           900
  Commercial                                                   792         557        805       1,323         308
Real estate construction                                       880         634        234        --          --
Consumer loans                                                 507         174        417         208         132
Commercial loans                                             3,943       1,682        343         300         507
Agricultural loans                                             652         127         78        --          --
- --------------------------------------------------------------------------------------------------------------------------
         Total                                              10,899       8,210      5,465       3,839       2,832
Real estate owned acquired through foreclosure               3,560       7,553      6,945       6,053       4,178
- ---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                $14,459     $15,763    $12,410     $ 9,892     $ 7,010
===========================================================================================================================
Restructured loans                                         $   798     $   883    $ 1,403     $ 1,715     $ 1,958
Total non-performing loans to loans receivable                0.70%       0.60%      0.41%       0.33%       0.28%
Total non-performing loans to total assets                    0.42%       0.34%      0.21%       0.19%       0.16%
Total non-performing assets to total assets                   0.56%       0.64%      0.52%       0.49%       0.41%


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



DOLLARS IN THOUSANDS

MATURITY PERIOD                                                  AMOUNT
- -------------------------------------------------------------------------------------
Three months or less                                            $181,529
Three through six months                                         117,192
Six through twelve months                                         79,300
Greater than twelve months                                        23,942
- --------------------------------------------------------------------------------------
Total                                                           $401,963
======================================================================================

The following table sets forth the balances and changes in dollar amounts of deposits in the various types of accounts offered by InterWest as of the dates indicated.



AS OF SEPTEMBER 30,                       1999                                   1998                              1997
                               ------------------------------        ---------------------------------      ---------------------
                                         PERCENT    INCREASE                   PERCENT      INCREASE                     PERCENT
DOLLARS IN THOUSANDS           AMOUNT    OF TOTAL    (DECREASE)      AMOUNT    OF TOTAL      (DECREASE)      AMOUNT      OF TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing
  deposits                    $197,732     12.5%       $19,107      $178,625      11.4%       $28,197       $150,428       10.2%
Interest-bearing checking
  accounts                     171,578     10.9          9,527       162,051      10.4         25,649        136,402        9.3
Money market accounts          273,537     17.3          5,584       267,953      17.1         82,924        185,029       12.6
Savings accounts               103,306      6.6         (5,842)      109,148       7.0         (6,987)       116,135        7.9
Certificates of deposit        832,796     52.7        (14,252)      847,048      54.1        (33,418)       880,466       60.0
- -----------------------------------------------------------------------------------------------------------------------------------
Total                       $1,578,949                 $14,124    $1,564,825                  $96,365      $1,468,460
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

    The following table sets forth certain information with respect to borrowings by InterWest during the periods indicated:


DOLLARS IN THOUSANDS
AS OF OR FOR THE YEAR ENDED SEPTEMBER 30,                                    1999               1998              1997
- --------------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month end during the period:
   FHLB advances                                                           $718,709           $663,385          $494,948
   Securities sold under agreements to repurchase                           133,992            214,917           258,993

Average amount outstanding during the period:
   FHLB advances                                                            601,931            559,012           347,444
   Securities sold under agreements to repurchase                           131,723            157,898           183,246

Balance outstanding at end of period:
   FHLB advances                                                            682,238            546,033           494,648
   Securities sold under agreements to repurchase                           131,972            128,613           258,993

Weighted average rate paid during the period:
   FHLB advances                                                               5.38%              5.61%             5.64%
   Securities sold under agreements to repurchase                              5.77               5.81              5.66

Weighted average rate paid at end of period:
   FHLB advances                                                               5.41               5.40              5.68
   Securities sold under agreements to repurchase                              5.70               5.72              5.66


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

DOLLARS IN THOUSANDS
EXPECTED MATURITY DATE,                                                                              THERE-              ESTIMATED
YEAR ENDED SEPTEMBER 30,                2000         2001        2002       2003        2004        AFTER       TOTAL  FAIR VALUE
- ----------------------------------------------------------------------------------------------------------------------------------
MARKET RISK
- ----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents
  Non-interest-bearing             $   70,623   $      --    $     --    $    --    $     --    $      --   $  70,623  $   70,623
  Interest-bearing deposits
    with banks                         10,471          --          --         --          --           --      10,471      10,471
  Weighted average interest rate        5.21%          --          --         --          --           --       5.21%
Securities available for sale
  Fixed rate                           88,169     116,098      55,510     54,343     103,292      208,309     625,721     625,721
  Weighted average interest rate        6.14%       6.00%       6.26%      6.11%       6.05%        6.21%       6.13%
  Variable rate                        16,359      12,269       9,470      7,417       5,695       23,619      74,829      74,829
  Weighted average interest rate        7.66%       7.70%       7.61%      7.49%       7.35%        6.72%       7.32%
Securities held to maturity
  Fixed rate                            3,530       3,095       3,130      2,140       1,882       34,159      47,936      46,582
  Weighted average interest rate        5.74%       5.73%       5.62%      6.03%       6.09%        6.02%       5.96%
  Variable rate                         4,729       3,927       3,391      3,017       2,757        4,935      22,756      22,627
  Weighted average interest rate        7.72%       7.70%       7.55%      7.41%       7.29%        7.29%       7.50%
Loans receivable, net
  Fixed rate                          126,065      57,502      44,579     38,098      50,442      193,677     510,363     501,676
  Weighted average interest rate        8.56%       8.23%       8.10%      7.85%       7.88%        7.59%       7.99%
  Variable rate                       522,749     155,510      89,967     65,183      50,742      167,070   1,051,221   1,055,481
  Weighted average interest rate        9.05%       8.56%       8.47%      8.55%       8.64%        8.91%       8.85%
Loans held for sale                    23,138         --          --          --         --            --      23,138      23,478
Weighted average interest rate          9.91%         --          --          --         --            --       9.91%
Interest receivable                    15,962         --          --          --         --            --      15,962      15,962
Federal Home Loan Bank
  (FHLB) stock                           --           --          --          --         --         42,536     42,536      42,536
Weighted average interest rate           --           --          --          --         --          7.30%      7.30%

                                            PAGE 38
                              INTERWEST 99 AR

DOLLARS IN THOUSANDS
EXPECTED MATURITY DATE,                                                                           THERE-                ESTIMATED
YEAR ENDED SEPTEMBER 30,                2000        2001        2002        2003       2004       AFTER      TOTAL     FAIR VALUE
- ----------------------------------------------------------------------------------------------------------------------------------
MARKET RISK
- ----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Non-interest-bearing deposits        $ 27,682    $ 23,807    $ 20,474    $17,608    $ 15,143    $ 93,018    $197,732    $197,732
Interest-bearing checking accounts     34,316      27,452      21,962     17,570      14,056      56,222     171,578     171,578
Weighted average interest rate          1.27%       1.27%       1.27%      1.27%       1.27%       1.27%       1.27%
Money market accounts                  90,267      60,479      40,521     27,149      18,190      36,931     273,537     273,537
Weighted average interest rate          3.43%       3.43%       3.43%      3.43%       3.43%       3.43%       3.43%
Savings accounts                       20,661      16,529      13,223     10,579       8,463      33,851     103,306     103,306
Weighted average interest rate          1.68%       1.68%       1.68%      1.68%       1.68%       1.68%       1.68%
Certificates of deposit
  Fixed rate                          705,327      56,100      18,114      4,710       3,555       1,059     788,865     789,413
  Weighted average interest rate        5.20%       5.17%       5.41%      5.37%       4.92%       5.79%       5.21%
  Variable rate                        33,493      10,438          --         --          --          --      43,931      43,931
  Weighted average interest rate        4.87%       4.99%          --         --          --          --       4.90%
FHLB advances and other
    borrowings
  Fixed rate                          115,505      25,005     160,405    142,005      50,005     150,067     642,992     640,731
  Weighted average interest rate        5.65%       5.31%       5.47%      5.44%       4.81%       5.33%       5.40%
  Variable rate                        39,850       1,312       1,784         --          --          --      42,946      42,800
  Weighted average interest rate        5.88%       6.98%       6.13%         --          --          --       5.93%
Securities sold under agreements
  to repurchase                         8,972          --     123,000         --          --          --     131,972     130,082
Weighted average interest rate          4.74%          --       5.78%         --          --          --       5.70%

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


SEATTLE, WASHINGTON
NOVEMBER 8, 1999, EXCEPT FOR NOTE 24
AS TO WHICH THE DATE IS NOVEMBER 16, 1999            /s/ Ernst & Young LLP

                                            PAGE 40
                              INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DOLLARS IN THOUSANDS
AS OF SEPTEMBER 30,                                                                         1999              1998
- --------------------------------------------------------------------------------------------------------------------

ASSETS
- --------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents
  Non-interest-bearing                                                                  $ 70,623          $ 74,018
  Interest-bearing deposits with banks                                                    10,471           107,404
Federal funds sold                                                                             -            19,863
Securities available for sale, at estimated fair value                                   700,550           574,346
Securities held to maturity (estimated fair value: 1999 - $69,209 and 1998 - $87,366)     70,692            87,262
Loans receivable, net                                                                  1,561,584         1,359,050
Loans held for sale (estimated fair value: 1999 - $23,478 and 1998 - $95,626)             23,138            93,125
Interest receivable                                                                       15,962            14,991
Real estate held for sale and for development                                              8,260            11,996
Federal Home Loan Bank (FHLB) stock, at cost                                              42,536            37,496
Premises and equipment, net                                                               54,132            50,314
Intangible assets                                                                         11,999            14,026
Other assets                                                                               9,592             3,957
- --------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $2,579,539        $2,447,848
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------

LIABILITIES
- --------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                                                          $ 197,732         $ 178,625
Interest-bearing deposits                                                              1,381,217         1,386,200
- --------------------------------------------------------------------------------------------------------------------
Total deposits                                                                         1,578,949         1,564,825

FHLB advances                                                                            682,238           546,033
Securities sold under agreements to repurchase                                           131,972           128,613
Other liabilities                                                                         17,374            28,981
Other borrowings                                                                           3,700             7,744
- --------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                      2,414,233         2,276,196

SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------------------------------
Common stock, no par value
  Authorized shares 30,000,000
  Issued and outstanding: 1999 - 15,434,690 shares and 1998 - 15,651,345 shares                -                 -
Paid-in capital                                                                           26,127            36,512
Retained earnings                                                                        158,828           139,781
Debt related to employee stock ownership plan (ESOP)                                      (3,608)           (3,935)
Accumulated other comprehensive loss:
  Unrealized loss on securities available for sale, net of tax                           (16,041)             (706)
- --------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                               165,306           171,652
- --------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                            $2,579,539        $2,447,848
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------

- -------------------------------------
See Notes to Consolidated Financial Statements

                                    PAGE 41
                      INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF INCOME

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED SEPTEMBER 30,                                                    1999            1998              1997
- --------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
- --------------------------------------------------------------------------------------------------------------------
Loans receivable and loans held for sale                                $126,482        $127,472          $115,053
Securities available for sale                                             45,403          43,996            35,201
Securities held to maturity                                                4,995           5,595            12,362
Other                                                                      2,779           3,216             2,590
- --------------------------------------------------------------------------------------------------------------------
                                                                         179,659         180,279           165,206
INTEREST EXPENSE
- --------------------------------------------------------------------------------------------------------------------
Deposits                                                                  55,416          60,841            61,007
FHLB advances and other borrowings                                        32,467          31,468            19,708
Securities sold under agreements to repurchase                             7,597           9,174            10,366
- --------------------------------------------------------------------------------------------------------------------
                                                                          95,480         101,483            91,081
Net interest income before provision for losses on loans                  84,179          78,796            74,125
Provision for losses on loans                                              2,000           2,807             1,508
- --------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                   82,179          75,989            72,617

NON-INTEREST INCOME
- --------------------------------------------------------------------------------------------------------------------
Gain on sale of loans                                                      8,095          10,421             4,209
Gain on sale of loan servicing rights                                      2,798               -                 -
Service fees                                                              11,575          10,987             9,452
Investment product fees and insurance commissions                          3,125           2,130             2,172
Gain on sale of securities available for sale                                 72             813               587
Gain on sale of real estate held for sale and for development                361             289               346
Other                                                                      2,382           1,833             1,879
- --------------------------------------------------------------------------------------------------------------------
                                                                          28,408          26,473            18,645
NON-INTEREST EXPENSE
- --------------------------------------------------------------------------------------------------------------------
Compensation and employee benefits                                        37,486          32,636            28,112
General and administrative                                                15,580          14,225            14,135
Occupancy                                                                  9,595           8,893             7,665
Data processing                                                            4,599           3,766             3,535
Loss from real estate write-downs and operations                             887           1,957               585
Merger-related charges                                                         -           5,495                 -
- --------------------------------------------------------------------------------------------------------------------
                                                                          68,147          66,972            54,032
Income before income taxes                                                42,440          35,490            37,230
Income tax expense                                                        14,585          12,848            12,681
- --------------------------------------------------------------------------------------------------------------------
Net income                                                              $ 27,855        $ 22,642          $ 24,549
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------
Basic net income per share                                              $   1.78        $   1.45          $   1.58
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------
Diluted net income per share                                            $   1.74        $   1.40          $   1.54
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------


- ----------------------------------
See Notes to Consolidated Financial Statements

                                    PAGE 42
                      INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                     ACCUMULATED
                                        COMMON STOCK,                                                      OTHER
                                         NO PAR VALUE                                         DEBT       COMPRE-
DOLLARS IN THOUSANDS,                   -------------        PAID-IN      RETAINED         RELATED       HENSIVE
EXCEPT SHARE DATA                              SHARES        CAPITAL      EARNINGS         TO ESOP  INCOME (LOSS)          TOTAL
- ---------------------------------------------------------------------------------------------------------------------------------
OCTOBER 1, 1996                            15,410,127    $    34,144    $  106,739      $    (312)      $ (2,924)    $  137,647
Dividends, $0.33 per share                                                  (5,224)                                      (5,224)
Issuance of common stock:
  Stock option and stock purchase plans       254,801          2,247                                                      2,247
Purchase and retirement of common stock       (35,780)          (570)                                                      (570)
ESOP loan repayment                            35,664                                         312                           312
Comprehensive income:
  Net income                                                                24,549                                       24,549
  Other comprehensive income-
    Unrealized gain on securities
    available for sale, net of taxes
    of $966 and reclassification
    adjustment for gains included in
    net income of $382                                                                                     1,809          1,809
                                                                                                                     ----------
Total comprehensive income                                                                                               26,358

- ---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1997                         15,664,812         35,821       126,064             --         (1,115)       160,770
Dividends, $0.50 per share                                                  (7,676)                                      (7,676)
Issuance of common stock:
  Stock option and stock purchase plans       134,397            725                                                        725
Purchase and retirement of common stock          (809)           (34)                                                       (34)
Debt related to ESOP                         (147,055)                                     (3,935)                       (3,935)
Pooling accounting adjustment                                               (1,249)                                      (1,249)
Comprehensive income:
  Net income                                                                22,642                                       22,642
  Other comprehensive income-
    Unrealized gain on securities
    available for sale, net of taxes
    of $204 and reclassification
    adjustment for gains included in
    net income of $528                                                                                       409            409
                                                                                                                     ----------
Total comprehensive income                                                                                               23,051
- ---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998                         15,651,345         36,512       139,781         (3,935)          (706)       171,652
Dividends, $0.56 per share                                                  (8,808)                                      (8,808)
Issuance of common stock:
  Stock option plans                          285,900          1,525                                                      1,525
Purchase and retirement of common stock      (521,500)       (11,910)                                                   (11,910)
ESOP loan repayment                            18,945                                         327                           327
Comprehensive income:
  Net income                                                                27,855                                       27,855
  Other comprehensive loss-
    Unrealized loss on securities
    available for sale, net of taxes
    of $8,253 and reclassification
    adjustment for gains included in
    net income of $47                                                                                    (15,335)       (15,335)
                                                                                                                     ----------
Total comprehensive income                                                                                               12,520
- ---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999                         15,434,690    $    26,127    $  158,828        $(3,608)      $(16,041)      $165,306
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------


- ----------------------------------
See Notes to Consolidated Financial Statements

                                      PAGE 43
                        INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF CASH FLOWS

DOLLARS IN THOUSANDS
YEAR ENDED SEPTEMBER 30,                                                           1999           1998           1997
- ---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
- ---------------------------------------------------------------------------------------------------------------------
Net income                                                                  $    27,855    $    22,642    $    24,549
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                                                  4,832          4,166          3,379
    Amortization of intangible asset                                              1,539            771            402
    Provision for losses on loans                                                 2,000          2,807          1,508
    Provision for losses on real estate held for sale and for development           663          1,595            196
    Amortization and accretion of premiums and discounts, net                       908          3,465          1,249
    Gain on sale of loans                                                        (8,095)       (10,421)        (4,209)
    Gain on sale of loan servicing rights                                        (2,798)           -              -
    Gain on sale of securities available for sale                                   (72)          (813)          (587)
    Gain on sale of real estate held for sale and for development                  (361)          (289)          (346)
    Loan fees deferred, net of amortization                                       3,742          2,002          1,192
    FHLB stock dividends                                                         (3,177)        (2,526)        (1,551)
    Pooling accounting adjustment                                                   -           (1,114)           -
Changes in operating assets and liabilities:
  Interest receivable                                                              (971)          (440)          (231)
  Other assets                                                                     (106)           867           (996)
  Other liabilities                                                              (7,923)        10,841         (6,054)
- ----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        18,036         33,553         18,501

INVESTING ACTIVITIES
- ----------------------------------------------------------------------------------------------------------------------
Proceeds from sale of securities available for sale                             258,509        374,572        359,641
Purchases of securities available for sale                                     (923,893)      (903,174)      (634,115)
Proceeds from maturing securities available for sale                            420,188        413,334        113,433
Proceeds from maturing securities held to maturity                                  370         24,511        232,471
Purchases of securities held to maturity                                            -              (20)      (118,673)
Principal repayments on securities available for sale                           131,957        117,664         61,567
Principal repayments on securities held to maturity                              15,970         11,210          7,259
Proceeds from sale of loans                                                     419,079        362,724         87,807
Net increase in loans receivable                                               (592,534)      (439,047)      (312,024)
Proceeds from sale of real estate held for sale and for development               8,954          4,603          4,064
Purchases of premises and equipment                                              (9,171)        (5,771)       (12,797)
Purchases of FHLB stock                                                          (1,863)        (7,102)        (9,331)
Redemption of FHLB stock                                                            -              -            6,400
Proceeds from sale of loan servicing rights                                       5,622            -              -
Cash paid for acquisitions, net of cash received                                   (589)        (8,899)           -
Improvements capitalized to real estate held for sale and for development        (1,570)        (1,395)        (1,894)
Net decrease (increase) in federal funds sold                                    19,863         (7,638)       (10,425)
Federal funds sold received in acquisition                                          -            7,487            -
- ----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       $  (249,108)   $   (56,941)   $  (226,617)

- ------------------------------                                                                  continued on next page
See Notes to Consolidated Financial Statements

                                      PAGE 44
                        INTERWEST 99 AR

CONSOLIDATED STATEMENTS OF CASH FLOWS                                CONTINUED


DOLLARS IN THOUSANDS
YEAR ENDED SEPTEMBER 30,                                                           1999           1998           1997
- ----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
- ----------------------------------------------------------------------------------------------------------------------
Net increase in deposits                                                    $    28,376    $   101,104    $    47,753
Net increase (decrease) in certificates of deposit                              (14,252)       (45,701)        31,305
Proceeds from FHLB advances, securities sold under agreements
  to repurchase, and other borrowings                                           960,231      1,655,130      1,459,216
Repayment of FHLB advances, securities sold under agreements
  to repurchase, and other borrowings                                          (824,383)    (1,735,966)    (1,169,629)
Dividends paid                                                                   (8,843)        (6,441)        (4,966)
Issuance of common stock from exercise of stock options                           1,525            830          2,246
Purchase and retirement of common stock                                         (11,910)           (34)          (570)
- ----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                             130,744        (31,078)       365,355

Net increase (decrease) in cash and cash equivalents                           (100,328)       (54,466)       157,239

CASH AND CASH EQUIVALENTS:

Beginning of year                                                               181,422        235,888         78,649
- ----------------------------------------------------------------------------------------------------------------------
End of year                                                                 $    81,094    $   181,422    $   235,888
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
- ----------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest                                                                  $    96,977    $   104,537    $    89,762
  Income taxes                                                                   16,493         10,976          9,829
Non-cash investing and financing activities:
  Loans receivable transferred to real estate held for sale                       3,419          4,060          2,274
  Premises and equipment transferred to real estate held for sale                   532            -            1,179
  Loans receivable securitized as securities available for sale                  37,100            -           43,810
  Transfer of securities from held to maturity to available for sale                -            9,239            -
  ESOP loan repayment                                                               327            -              312
  Debt related to ESOP                                                              -            3,935            -

- ------------------------------
See Notes to Consolidated Financial Statements

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

NOTE 4
SECURITIES AVAILABLE FOR SALE

Securities available for sale are carried at estimated fair value. The amortized cost and estimated fair values of securities available for sale are summarized as follows:


                                                                           GROSS           GROSS          ESTIMATED
                                                     AMORTIZED        UNREALIZED      UNREALIZED               FAIR
DOLLARS IN THOUSANDS                                      COST             GAINS          LOSSES              VALUE
- -------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999
U.S. treasury and agency securities                   $164,030             $  40        $  3,491          $160,579
Obligations of states and political subdivisions         1,409                 5               1             1,413
Mortgage-backed and related securities                 534,201                86          19,889           514,398
Other securities                                        25,606                 3           1,449            24,160
- -------------------------------------------------------------------------------------------------------------------
Total                                                 $725,246             $ 134         $24,830          $700,550
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1998
U.S. treasury and agency securities                   $294,476             $ 883        $    100          $295,259
Obligations of states and political subdivisions         2,280                53               -             2,333
Mortgage-backed and related securities                 253,179               638           2,103           251,714
Other securities                                        25,519                 1             480            25,040
- -------------------------------------------------------------------------------------------------------------------
Total                                                 $575,454            $1,575        $  2,683          $574,346
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of securities available for sale as of September 30, 1999, by contractual maturity are summarized as follows:


                                                                                   ESTIMATED
                                                                  AMORTIZED             FAIR
DOLLARS IN THOUSANDS                                                   COST            VALUE
- --------------------------------------------------------------------------------------------
Due in one year or less                                            $  9,078         $  9,125
Due after one year but within five years                            129,465          126,949
Due after five years but within ten years                            26,690           25,754
Due after ten years                                                  25,812           24,324
- --------------------------------------------------------------------------------------------
                                                                    191,045          186,152
Mortgage-backed and related securities                              534,201          514,398
- --------------------------------------------------------------------------------------------
Total                                                              $725,246         $700,550
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

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

NOTE 5
SECURITIES HELD TO MATURITY

Securities held to maturity are carried at amortized cost. The amortized cost and estimated fair value of securities held to maturity are summarized as follows:

                                                                   GROSS          GROSS       ESTIMATED
                                                   AMORTIZED  UNREALIZED     UNREALIZED            FAIR
DOLLARS IN THOUSANDS                                    COST       GAINS         LOSSES           VALUE
- -------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999

Obligations of states and political subdivisions     $ 2,397     $     -        $     1         $ 2,396

Mortgage-backed and related securities                68,295          15          1,497          66,813
- -------------------------------------------------------------------------------------------------------
Total                                                $70,692     $    15        $ 1,498         $69,209
=======================================================================================================
SEPTEMBER 30, 1998

Obligations of states and political subdivisions     $ 2,756     $    43        $     -         $ 2,799

Mortgage-backed and related securities                84,506         568            507          84,567
- -------------------------------------------------------------------------------------------------------
Total                                                $87,262     $   611        $   507         $87,366
=======================================================================================================


The amortized cost and estimated fair value of securities held to maturity as of September 30, 1999, by contractual maturity are summarized as follows:


                                                                                             ESTIMATED
                                                                              AMORTIZED           FAIR
DOLLARS IN THOUSANDS                                                               COST          VALUE
- -------------------------------------------------------------------------------------------------------
Due in one year or less                                                         $   771        $   770

Due after one year but within five years                                          1,626          1,626
- -------------------------------------------------------------------------------------------------------
                                                                                  2,397          2,396

Mortgage-backed and related securities                                           68,295         66,813
- -------------------------------------------------------------------------------------------------------
Total                                                                           $70,692        $69,209
=======================================================================================================

                                    PAGE 52
                        INTERWEST 99 AR

NOTE 6
LOANS RECEIVABLE AND LOANS HELD FOR SALE

Loans receivable and loans held for sale consisted of the following as of September 30:

DOLLARS IN THOUSANDS                                                                 1999              1998
- -----------------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential                                                     $ 448,068         $ 627,191
  Multi-family residential                                                         74,223            62,948
  Commercial                                                                      402,580           257,906
Real estate construction                                                          245,690           182,020
Consumer loans                                                                     97,153            81,386
Commercial loans                                                                  289,185           217,546
Agricultural loans                                                                 51,961            45,637
- -----------------------------------------------------------------------------------------------------------
                                                                                1,608,860         1,474,634
Less:
  Loans held for sale                                                              23,138            93,125
  Allowance for losses on loans                                                    14,123            13,224
  Deferred loan fees and discounts                                                 10,015             9,235
- -----------------------------------------------------------------------------------------------------------

Total                                                                          $1,561,584        $1,359,050
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

                                    PAGE 53
                        INTERWEST 99 AR

NOTE 7

ALLOWANCE FOR LOSSES ON LOANS

The activity in the allowance for losses on loans for the year ended September 30 is summarized as follows:


DOLLARS IN THOUSANDS                                                        1999            1998              1997
- ------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                               $13,224         $11,104           $10,235
  Provision for losses on loans                                            2,000           1,707             1,508
  Merger and acquisition activity:
    Provision pursuant to acquisition                                          -           1,100                 -
    Allowance acquired                                                         -             295                 -
    Pooling accounting adjustment                                              -             (76)                -
  Recoveries                                                                 452             384               401
  Charge-offs                                                             (1,553)         (1,290)           (1,040)
- ------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                     $14,123         $13,224           $11,104
==================================================================================================================

The following is a summary of loans considered to be impaired and the related interest income as of and for the year ended September 30:

DOLLARS IN THOUSANDS                                                        1999            1998              1997
- ------------------------------------------------------------------------------------------------------------------
Recorded investment in impaired loans                                     $2,797          $2,448            $3,261
Average recorded investment in impaired loans                              2,890           3,043             4,109
Interest income recognized on impaired loans                                 151             240               326

The total allocated allowance for losses on loans for impaired loans was $269,000, $404,000 and $92,000 as of September 30, 1999, 1998 and 1997,
respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.


NOTE 8
REAL ESTATE HELD FOR SALE AND FOR DEVELOPMENT

Real estate held for sale and for development as of September 30 is summarized as follows:

DOLLARS IN THOUSANDS                                                       1999             1998
- ------------------------------------------------------------------------------------------------
Real estate owned acquired through foreclosure                           $3,560          $ 7,553
Real estate held for development                                          4,700            4,443
- ------------------------------------------------------------------------------------------------
Total                                                                    $8,260          $11,996
================================================================================================

                                    PAGE 54
                      INTERWEST 99 AR
NOTE 9
PREMISES AND EQUIPMENT, NET

Premises and equipment consisted of the following as of September 30:


DOLLARS IN THOUSANDS                                                                        1999              1998
- ------------------------------------------------------------------------------------------------------------------
Buildings and leasehold improvements                                                     $40,395          $ 35,495
Furniture and equipment                                                                   31,384            28,485
- ------------------------------------------------------------------------------------------------------------------
                                                                                          71,779            63,980
Less accumulated depreciation                                                            (28,412)          (24,536)
- ------------------------------------------------------------------------------------------------------------------
                                                                                          43,367            39,444
Land                                                                                      10,765            10,870
- ------------------------------------------------------------------------------------------------------------------
Total                                                                                    $54,132          $ 50,314
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

Depreciation expense for 1999, 1998 and 1997 was $4,832,000, $4,166,000, and
$3,379,000, respectively.

     InterWest leases certain premises under operating leases. Rental expense for leased premises was $1,453,000, $1,372,000, and $1,417,000 for 1999, 1998
and 1997, respectively. Minimum rental commitments under non-cancelable operating leases having an original or remaining term of more than one year were as follows as of September 30, 1999:

DOLLARS IN THOUSANDS
YEAR ENDING SEPTEMBER 30:           2000    2001     2002     2003     2004    THEREAFTER       TOTAL
- -----------------------------------------------------------------------------------------------------
Minimum rental commitments        $1,475  $1,439   $1,167   $1,055     $654        $3,099      $8,889
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

NOTE 10
INTANGIBLE ASSETS

Intangible assets consisted of the following as of September 30:


DOLLARS IN THOUSANDS                  1999           1998
- ---------------------------------------------------------
Goodwill                           $ 9,468        $ 9,344
Core deposit intangible                817            992
Loan servicing intangibles           1,714          3,690
- ---------------------------------------------------------
Total                              $11,999        $14,026
- ---------------------------------------------------------
- ---------------------------------------------------------

The changes in loan servicing intangible assets for the years ended September 30 are summarized as follows:


DOLLARS IN THOUSANDS                                                        1999            1998              1997
- ------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                $3,690          $1,983            $1,423
Additions                                                                  2,637           2,490               995
Less: Basis sold                                                          (3,203)               -                -
     Amortization and write-downs                                         (1,410)            (783)             (435)
- ------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $1,714          $3,690            $1,983
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

The estimated fair value of servicing intangible assets approximated the net book value as of September 30, 1999, and 1998. The estimated fair value was determined by using discounted estimated future cash flows from the servicing assets, using discount rates that approximated market rates and using estimated future prepayment rates.

                                    PAGE 55
                      INTERWEST 99 AR

NOTE 11
DEPOSITS

Deposits consisted of the following as of September 30:

                                                                   WEIGHTED AVERAGE
                                                                INTEREST RATE AS OF
DOLLARS IN THOUSANDS                                             SEPTEMBER 30, 1999         1999              1998
- ------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                                                          $ 197,732         $ 178,625
Interest-bearing checking accounts                                            1.27%      171,578           162,051
Money market accounts                                                         3.43%      273,537           267,953
Savings accounts                                                              1.68%      103,306           109,148
- ------------------------------------------------------------------------------------------------------------------
                                                                              1.78%      746,153           717,777
- ------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
   Due within one year                                                                   738,820           634,483
   After one year but within two years                                                    66,538           172,839
   After two years but within three years                                                 18,114            26,104
   After three years but within four years                                                 4,710             8,086
   After four years but within five years                                                  3,555             4,628
   After five years                                                                        1,059               908
- ------------------------------------------------------------------------------------------------------------------
Total certificates of deposit                                                 5.19%      832,796           847,048
- ------------------------------------------------------------------------------------------------------------------
Total                                                                         3.58%   $1,578,949        $1,564,825
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------


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

     Deposit interest expense by account type for the year ended September 30 was as follows:


DOLLARS IN THOUSANDS                                                        1999            1998              1997
- ------------------------------------------------------------------------------------------------------------------
Other certificates of deposit                                            $22,959         $27,890           $31,678
Certificates of deposit greater than or equal to $100,000                 19,126          20,486            18,330
Money market accounts                                                      9,392           7,955             6,316
Savings accounts                                                           1,837           2,455             2,880
Interest-bearing checking accounts                                         2,102           2,055             1,803
- ------------------------------------------------------------------------------------------------------------------
Total                                                                    $55,416         $60,841           $61,007
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------


                                    PAGE 56
                      INTERWEST 99 AR

NOTE 12
FEDERAL HOME LOAN BANK ADVANCES

As of September 30, FHLB advances were scheduled to mature as follows:


                                                              1999                                     1998
                                         --------------------------------------------     -------------------------------------
DOLLARS IN THOUSANDS                             AMOUNT                INTEREST RATES     AMOUNT                 INTEREST RATES
- -------------------------------------------------------------------------------------------------------------------------------
Within one year                                 $154,038                 4.68%-6.55%    $ 50,501                  5.53%-7.28%
One to two years                                  25,000                       5.31%       7,332                  4.68%-6.55%
Two to three years                               161,200                 5.30%-7.70%      60,000                  5.31%-5.58%
Three to four years                              142,000                 5.20%-5.50%     161,200                  5.39%-7.70%
Four to five years                                50,000                 4.69%-4.92%     142,000                  5.19%-5.56%
Six to seven years                                25,000                       5.05%      25,000                        4.98%
Eight to nine years                              100,000                 5.36%-5.56%           -                           -
Nine to ten years                                 25,000                       5.08%     100,000                  5.36%-5.56%
- -------------------------------------------------------------------------------------------------------------------------------
Total                                           $682,238                          -     $546,033                           -
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------


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


    The maximum and average amount outstanding and weighted average interest rates on advances from the FHLB were as follows during the year ended September 30:


DOLLARS IN THOUSANDS                                    1999              1998
- ------------------------------------------------------------------------------
Maximum outstanding as of any month end             $718,709          $663,385
Average outstanding                                  601,931           559,012
Weighted average interest rates:
  Annual                                                5.38%             5.61%
  End of year                                           5.41%             5.40%


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

     As of September 30, securities sold under agreements to repurchase were scheduled to mature as follows:

                                     1999                                         1998
                           -----------------------------              ---------------------------
DOLLARS IN THOUSANDS       AMOUNT          INTEREST RATES              AMOUNT      INTEREST RATES
- -------------------------------------------------------------------------------------------------
Within 30 days               $ 8,972           3.50%-5.03%            $ 5,613          4.00%-5.03%
31 to 90 days                      -                    -                   -                  -
Over 90 days                 123,000           5.59%-6.43%            123,000          5.03%-6.43%
- -------------------------------------------------------------------------------------------------
Total                       $131,972                    -            $128,613                   -
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


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

The maximum and average amount outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the year ended September 30:

DOLLARS IN THOUSANDS                                     1999            1998
- ------------------------------------------------------------------------------
Maximum outstanding as of any month end              $133,992         $214,917
Average outstanding                                   131,723          157,898
Weighted average interest rates
  Annual                                                 5.77%            5.81%
  End of year                                            5.70%            5.72%

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

DOLLARS IN THOUSANDS                                 1999        1998      1997
- --------------------------------------------------------------------------------
Balance, beginning of year                        $ 2,807     $     -    $  765
Merger-related charges                                  -       5,495
 -
Cash outlays and non-cash write-downs              (1,799)     (2,688)     (765)
- --------------------------------------------------------------------------------
Balance, end of year                              $ 1,008     $ 2,807    $    -
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PAGE 58
                        INTERWEST 99 AR

NOTE 16
INCOME TAXES

A reconciliation of income tax expense based on the statutory corporate tax rate on pre-tax income and the amount of expense shown in the accompanying consolidated statements of income for the year ended September 30 is as follows:

DOLLARS IN THOUSANDS                                    1999         1998      1997
- -----------------------------------------------------------------------------------
Federal income taxes at statutory rates              $14,854      $12,421   $12,968
Tax effect of:
   Goodwill amortization                                 146            -         -
   Non-deductible merger-related charges                   -          611         -
   Tax-exempt interest                                  (105)        (140)     (303)
   Other, net                                           (310)         (44)       16
- -----------------------------------------------------------------------------------
Total                                                $14,585      $12,848   $12,681
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Current tax expense                                  $14,775      $10,568   $14,192
Deferred tax expense (benefit)                          (190)       2,280    (1,511)
- -----------------------------------------------------------------------------------
Total                                                $14,585      $12,848   $12,681
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------

Tax effects of temporary differences that are elements of deferred tax assets (liabilities) consisted of the following as of September 30:

DOLLARS IN THOUSANDS                                                    1999    1998
- ---------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for losses on loans                                    $  5,155     $ 2,946
  Deferred compensation                                                 749         971
  Unrealized loss on securities available for sale                    8,655         402
  Loans held for sale                                                   119         875
  Other                                                               1,688         908
- ---------------------------------------------------------------------------------------
Total deferred tax assets                                            16,366       6,102
Deferred tax liabilities:
  Loan fees                                                          (3,721)     (3,874)
  FHLB stock dividends                                               (3,948)     (2,902)
  Depreciation                                                       (2,213)     (2,300)
  Other                                                              (1,736)       (721)
- ---------------------------------------------------------------------------------------
Total deferred tax liabilities                                      (11,618)     (9,797)
- ---------------------------------------------------------------------------------------
Net deferred tax assets (liabilities)                              $  4,748     $(3,695)
- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------

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

                                                         1999         1998      1997
- --------------------------------------------------------------------------------------
Unallocated shares, beginning of year                 147,055            -    23,776
Shares leveraged                                            -      147,055         -
Shares released for allocation                        (18,945)           -   (23,776)
- --------------------------------------------------------------------------------------
Unallocated shares, end of year                       128,110      147,055         -
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------

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

    Information with respect to options granted under all stock option plans is as follows:

                                                                             AVERAGE      OPTIONS           OPTIONS
                                                                      EXERCISE PRICE  OUTSTANDING       EXERCISABLE
- -------------------------------------------------------------------------------------------------------------------
BALANCE OCTOBER 1, 1996                                                      $6.85     1,016,667           791,145
  Options granted                                                            15.89        89,127                 -
  Options exercised                                                           8.30      (256,647)         (256,647)
  Options rescinded/expired                                                  11.63       (17,340)          (17,340)
  Options vested                                                                 -             -           147,783
- -------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1997                                                    7.27       831,807           664,941
  Options acquired                                                           11.14        46,227            46,227
  Options granted                                                            25.75       169,050             3,000
  Options exercised                                                           4.76      (132,971)         (132,971)
  Options rescinded/expired                                                  16.97       (12,086)                -
  Options vested                                                                 -             -            89,699
- -------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1998                                                   11.17       902,027           670,896
  Options granted                                                            20.80       202,610             3,250
  Options exercised                                                           5.65      (285,881)         (285,881)
  Options rescinded/expired                                                  25.72       (22,880)                -
  Options vested                                                                 -             -            69,895
- -------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1999                                                  $15.30       795,876           458,160
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


Additional financial data pertaining to outstanding stock options as of September 30, 1999 is as follows:


                                                     WEIGHTED                                            WEIGHTED AVERAGE
                                            AVERAGE REMAINING      WEIGHTED AVERAGE        NUMBER OF       EXERCISE PRICE
RANGE OF                      NUMBER OF           CONTRACTUAL     EXERCISE PRICE OF      EXERCISABLE       OF EXERCISABLE
EXERCISE PRICES           OPTION SHARES        LIFE (IN YEARS)        OPTION SHARES    OPTION SHARES        OPTION SHARES
- -------------------------------------------------------------------------------------------------------------------------
$3.85-$5.49                      85,090                 1.10                $ 4.53            85,090              $ 4.53
$6.75-$9.79                     211,719                 4.03                  7.52           208,989                7.51
$10.47-$14.74                   115,402                 6.56                 12.50            98,630               12.41
$20.75-$27.73                   383,665                 6.90                 22.82            65,451               24.17
- -------------------------------------------------------------------------------------------------------------------------
Total                           795,876                 5.47                $15.30           458,160              $10.39
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------


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

                                    PAGE 61
                      INTERWEST 99 AR


    The following weighted average assumptions were used in the computation of the weighted average estimated fair value of stock options for the year ended September 30:

                                      1999             1998              1997
- ------------------------------------------------------------------------------
Expected volatility                   37.4%            27.1%             17.4%
Expected dividend yield                2.4%             1.6%              1.5%
Risk-free interest rate                4.5%             5.7%              6.2%
Expected life (in years)               6.1              6.0               7.3


If compensation expense for InterWest's stock option plans had been determined using the fair value method defined in SFAS No. 123, InterWest's net income and net income per share would have been the pro forma amounts indicated as follows for the year ended September 30:


DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS      1999              1998            1997
- -------------------------------------------------------------------------------------------
NET INCOME:
   As reported                                    $27,855          $22,642          $24,549
   Pro forma                                       27,669           22,397           24,377
BASIC NET INCOME PER SHARE:
   As reported                                     $ 1.78           $ 1.45           $ 1.58
   Pro forma                                         1.77             1.43             1.57
DILUTED NET INCOME PER SHARE:
   As reported                                     $ 1.74           $ 1.40           $ 1.54
   Pro forma                                         1.74             1.39             1.53


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

    The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:

                                                                   TOTAL CAPITAL           TIER I            TIER I
                                                                       (TO RISK          (TO RISK       (TO AVERAGE
                                                                WEIGHTED ASSETS)  WEIGHTED ASSETS)           ASSETS)
- --------------------------------------------------------------------------------------------------------------------
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

    The capital amounts and ratios for InterWest Bancorp, InterWest Bank and Pacific Northwest Bank as of September 30, 1999 and 1998 are presented in the following table:

                                                                                                     TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                                FOR CAPITAL        PROMPT CORRECTIVE
                                                      ACTUAL                 ADEQUACY PURPOSES     ACTION PROVISIONS
                                             ------------------------     --------------------   ---------------------
DOLLARS IN THOUSANDS                          AMOUNT            RATIO     AMOUNT         RATIO   AMOUNT         RATIO
- ----------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999
- ----------------------------------------------------------------------------------------------------------------------
INTERWEST BANCORP:
Total capital (to risk-weighted assets)      $185,304          10.90%     $136,015        8.0%   $170,019        10.0%
Tier I capital (to risk-weighted assets)      171,181          10.07%       68,007        4.0%    102,011         6.0%
Tier I capital (to average assets)            171,181           6.83%      100,199        4.0%    125,248         5.0%

INTERWEST BANK:
Total capital (to risk-weighted assets)      $141,897          10.95%     $103,686        8.0%   $129,607        10.0%
Tier I capital (to risk-weighted assets)      132,007          10.19%       51,843        4.0%     77,764         6.0%
Tier I capital (to average assets)            132,007           6.40%       82,504        4.0%    103,130         5.0%

PACIFIC NORTHWEST BANK:
Total capital (to risk-weighted assets)      $ 40,869          10.71%      $30,521        8.0%   $ 38,151        10.0%
Tier I capital (to risk-weighted assets)       37,020           9.70%       15,260        4.0%     22,891         6.0%
Tier I capital (to average assets)             37,020           8.69%       17,048        4.0%     21,310         5.0%

SEPTEMBER 30, 1998
- ----------------------------------------------------------------------------------------------------------------------
INTERWEST BANCORP:
Total capital (to risk-weighted assets)      $174,997          11.96%     $117,018        8.0%   $146,272        10.0%
Tier I capital (to risk-weighted assets)      161,773          11.06%       58,509        4.0%     87,763         6.0%
Tier I capital (to average assets)            161,773           6.61%       97,845        4.0%    122,307         5.0%

INTERWEST BANK:
Total capital (to risk-weighted assets)      $136,214          12.14%      $89,789        8.0%   $112,236        10.0%
Tier I capital (to risk-weighted assets)      127,269          11.34%       44,894        4.0%     67,342         6.0%
Tier I capital (to average assets)            127,269           6.20%       82,145        4.0%    102,681         5.0%

PACIFIC NORTHWEST BANK:
Total capital (to risk-weighted assets)      $ 19,112          10.32%      $14,809        8.0%   $ 18,511        10.0%
Tier I capital (to risk-weighted assets)       17,461           9.43%        7,404        4.0%     11,107         6.0%
Tier I capital (to average assets)             17,461           7.94%        8,800        4.0%     11,000         5.0%



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

                                              PAGE 64
                                INTERWEST 99 AR



                                                       SEPTEMBER 30, 1999           SEPTEMBER 30, 1998
                                                   --------------------------    ------------------------
                                                    CARRYING        ESTIMATED    CARRYING      ESTIMATED
DOLLARS IN THOUSANDS                                   VALUE       FAIR VALUE       VALUE     FAIR VALUE
- ---------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                          $   81,094     $   81,094    $  181,422     $  181,422
Federal funds sold                                        -              -          19,863         19,863
Securities available for sale                         700,550        700,550       574,346        574,346
Securities held to maturity                            70,692         69,209        87,262         87,366
Loans receivable, net                               1,561,584      1,557,157     1,359,050      1,363,200
Loans held for sale                                    23,138         23,478        93,125         95,626
FHLB stock                                             42,536         42,536        37,496         37,496

LIABILITIES
Non-interest-bearing deposits                      $  197,732     $  197,732    $  178,625     $  178,625
Interest-bearing checking accounts                    171,578        171,578       162,051        162,051
Money market accounts                                 273,537        273,537       267,953        267,953
Savings accounts                                      103,306        103,306       109,148        109,148
Certificates of deposit                               832,796        833,344       847,048        851,054
- ---------------------------------------------------------------------------------------------------------
  Total deposits                                    1,578,949      1,579,497     1,564,825      1,568,831
FHLB advances and other borrowings                    685,938        683,531       553,777        556,489
Securities sold under agreements to repurchase        131,972        130,082       128,613        130,844

OFF BALANCE SHEET LOAN COMMITMENTS:
  Real estate loan commitments                     $  400,646     $  400,646    $  271,706     $  271,706
  Other loan commitments                              216,808        216,808       220,207        220,207
  Standby letters of credit                             2,962          2,962         1,631          1,631
  Commercial letters of credit                          1,640          1,640         1,109          1,109

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

                                              PAGE 66
                                INTERWEST 99 AR



NOTE 21
CONDENSED PARENT COMPANY FINANCIAL INFORMATION
INTERWEST BANCORP

Condensed financial information for InterWest Bancorp (parent company only) as of and for the years ended September 30, is as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION
- ------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                                        1999              1998
- ------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                               $    747          $    268
Securities available for sale, at estimated fair value                                       300                 -
Goodwill                                                                                   7,924             8,341
Other assets                                                                               4,118             3,957
Investment in subsidiaries                                                               159,930           169,368
- ------------------------------------------------------------------------------------------------------------------
Total                                                                                   $173,019          $181,934
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities                                                                       $  4,105          $  6,347
Other borrowings                                                                           3,608             3,935
Shareholders' equity                                                                     165,306           171,652
- ------------------------------------------------------------------------------------------------------------------
Total                                                                                   $173,019          $181,934
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
- ------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                        1999            1998              1997
- ------------------------------------------------------------------------------------------------------------------
Dividend income received from subsidiaries                              $ 25,000        $ 19,797           $ 5,865
- ------------------------------------------------------------------------------------------------------------------
Interest expense                                                               -              23                 -
Non-interest expense                                                       1,966           4,852               709
- ------------------------------------------------------------------------------------------------------------------
  Total expenses                                                           1,966           4,875               709
- ------------------------------------------------------------------------------------------------------------------
Income before income tax benefit and equity in
  undistributed net income from subsidiaries                              23,034          14,922             5,156
Income tax benefit                                                          (691)         (1,103)             (227)
- ------------------------------------------------------------------------------------------------------------------
Net income before equity in undistributed net income from subsidiaries    23,725          16,025             5,383
- ------------------------------------------------------------------------------------------------------------------
Equity in undistributed net income from subsidiaries                       4,130           6,617            19,166
- ------------------------------------------------------------------------------------------------------------------
Net income                                                              $ 27,855        $ 22,642          $ 24,549
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

                                                      PAGE 67
                                       INTERWEST 99 AR


CONDENSED STATEMENTS OF CASH FLOWS

- -----------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                              1999               1998              1997
- -----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                   $ 27,855         $ 22,642          $ 24,549
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in net income from subsidiaries                    (29,130)         (26,414)          (25,031)
       Cash dividends received from subsidiaries                  25,000           19,797             5,865
       Change in other assets and liabilities, net                (2,135)           1,263              (650)
       Amortization of goodwill                                      417                -                 -
       Pooling accounting adjustment                                   -           (1,249)                -
- -----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                         22,007           16,039             4,733

Cash flows from investing activities:
   Investments in subsidiary banks                                (2,000)               -                 -
   Purchase of securities available for sale                        (300)               -                 -
   Cash paid for acquisition                                           -          (11,580)                -
- -----------------------------------------------------------------------------------------------------------
Net cash used in investing activities                             (2,300)         (11,580)                -

Cash flows from financing activities:
   Payment of dividends                                           (8,843)          (6,441)           (4,967)
   Purchase and retirement of common stock                       (11,910)             (34)             (570)
   Net increase (decrease) in borrowings                               -             (400)              400
   Proceeds from stock option exercises                            1,525              726             1,945
- -----------------------------------------------------------------------------------------------------------
Net cash used in financing activities                            (19,228)          (6,149)           (3,192)
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 479           (1,690)            1,541
- -----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                       268            1,958               417
- -----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $   747          $   268          $  1,958
===========================================================================================================

                                                      PAGE 68
                                       INTERWEST 99 AR

NOTE 22
NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share for the years ended September 30:

DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA                1999            1998              1997
- -----------------------------------------------------------------------------------------------------------
Numerator
   Net income                                                    $ 27,855        $ 22,642          $ 24,549
===========================================================================================================
Denominator
   Denominator for basic net income per share--
    Weighted average shares                                    15,628,141      15,661,333        15,568,052
   Effect of dilutive securities:
    Stock options                                                 355,002         496,008           410,994
- -----------------------------------------------------------------------------------------------------------
Denominator for diluted net income per share--
   Weighted average shares and assumed conversion
    of dilutive stock options                                  15,983,143      16,157,341        15,979,046
===========================================================================================================
Basic net income per share                                        $  1.78         $  1.45           $  1.58
===========================================================================================================
Diluted net income per share                                      $  1.74         $  1.40           $  1.54
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



CONDENSED STATEMENTS OF INCOME
- -----------------------------------------------------------------------------------------------------------------------------

                                                           INTERWEST      COMMERCIAL                       CONSOLIDATED
DOLLARS IN THOUSANDS                                            BANK           BANKS        OTHER*    INTERWEST BANCORP
- -----------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1999
Net interest income before provision for losses on loans  $    60,761       $ 23,418       $      -         $   84,179
Provision for losses on loans                                   1,695            305              -              2,000
Non-interest income                                            23,620          4,710             78             28,408
Non-interest expense                                           47,917         18,186          2,044             68,147
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     34,769          9,637         (1,966)            42,440
Income tax expense                                             11,987          3,289           (691)            14,585
- -----------------------------------------------------------------------------------------------------------------------------
Net income                                                $    22,782       $  6,348       $ (1,275)        $   27,855
=============================================================================================================================
SEPTEMBER 30, 1998
Net interest income before provision for losses on loans  $   59,865        $ 18,950       $    (19)        $   78,796
Provision for losses on loans                                  1,100           1,707              -              2,807
Non-interest income                                           21,022           5,440             11             26,473
Non-interest expense                                          46,002          16,107          4,863             66,972
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    33,785           6,576         (4,871)            35,490
Income tax expense                                            11,759           2,192         (1,103)            12,848
- -----------------------------------------------------------------------------------------------------------------------------
Net income                                                $   22,026        $  4,384       $ (3,768)        $   22,642
=============================================================================================================================
SEPTEMBER 30, 1997
Net interest income before provision for losses on loans  $   57,108        $ 17,017       $      -         $   74,125
Provision for losses on loans                                  1,000             508              -              1,508
Non-interest income                                           14,685           3,931             29             18,645
Non-interest expense                                          39,199          14,267            566             54,032
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    31,594           6,173           (537)            37,230
Income tax expense                                            10,985           1,923           (227)            12,681
- -----------------------------------------------------------------------------------------------------------------------------
Net income                                                $   20,609          $4,250       $   (310)        $   24,549
=============================================================================================================================

Total assets as of September 30, 1999                     $2,123,354        $471,837       $(15,652)        $2,579,539
Total assets as of September 30, 1998                      1,992,096         443,464         12,288          2,447,848
Total assets as of September 30, 1997                      2,044,849         356,223          1,856          2,402,928

- ----------------------------

*Other includes intercompany eliminations and parent company amounts

                                   PAGE 70
                        INTERWEST 99 AR

NOTE 24
SUBSEQUENT EVENTS

On November 15, 1999, $40,000,000 of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust). The Trust is a business trust organized in November 1999, and 100 percent of the common equity of the Trust is owned by InterWest Bancorp.
    The proceeds of the offering were invested by the Trust in junior subordinated debentures of InterWest Bancorp. The debentures held by the Trust are the sole assets of the Trust. Distributions on the capital securities issued by the Trust are payable semiannually at 9.875 percent per annum which is equal to the interest rate being earned by the Trust on the debentures held by the Trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. The debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029. InterWest Bancorp has entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.
    InterWest Bancorp intends to use the net proceeds for general corporate purposes. The capital securities will be included with borrowings as a separate line item in the consolidated statements of financial condition and InterWest will record distributions payable on the capital securities as interest expense in the consolidated statements of income. The capital securities will qualify as Tier 1 capital under the capital guidelines of the Federal Reserve Board.
    On November 16, 1999, the Board of Directors of InterWest Bancorp authorized the purchase of an additional 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over a twelve-month period.

                                   PAGE 71
                        INTERWEST 99 AR

NOTE 25
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                  FOURTH           THIRD         SECOND              FIRST
DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA            QUARTER         QUARTER        QUARTER            QUARTER
- -----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30, 1999
Interest income                                                  $46,218         $43,703        $44,662            $45,076
Interest expense                                                  24,275          23,059         23,662             24,484
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans          21,943          20,644         21,000             20,592
Provision for losses on loans                                        502             500            500                498
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans           21,441          20,144         20,500             20,094
Non-interest income                                                4,836           8,144          7,587              7,841
Non-interest expense                                              17,546          17,025         16,803             16,773
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         8,731          11,263         11,284             11,162
Income tax expense                                                 2,941           3,929          3,921              3,794
- -----------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 5,790         $ 7,334        $ 7,363            $ 7,368
=============================================================================================================================
Basic net income per share                                       $  0.37         $  0.47        $  0.47            $  0.47
=============================================================================================================================
Diluted net income per share                                     $  0.37         $  0.46        $  0.46            $  0.46
=============================================================================================================================
YEAR ENDED SEPTEMBER 30, 1998
Interest income                                                  $45,934         $45,249        $44,200            $44,896
Interest expense                                                  25,698          25,183         24,662             25,940
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans          20,236          20,066         19,538             18,956
Provision for losses on loans                                        441           1,520            571                275
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans           19,795          18,546         18,967             18,681
Non-interest income                                                7,906           5,915          6,568              6,084
Non-interest expense                                              16,179          18,934         16,901             14,958
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        11,522           5,527          8,634              9,807
Income tax expense                                                 4,115           2,254          3,081              3,398
- -----------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 7,407         $ 3,273        $ 5,553            $ 6,409
=============================================================================================================================
Basic net income per share                                       $  0.47         $  0.21        $  0.35            $  0.41
=============================================================================================================================
Diluted net income per share                                     $  0.46         $  0.20        $  0.35            $  0.40
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