Form 10-K, Exhibit 13
period 2000-12-31
PACIFIC NORTHWEST BANCORP
filed 2001-03-28
CIK 949504

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13
Management Discussion and Analysis and Consolidated Financial Statements included in 2000 Financial Information distributed to shareholders with the 2000 Annual Report

2000 Financial Information

PACIFIC NORTHWEST BANCORP
2000 FINANCIAL INFORMATION

CONTENTS

MANAGEMENT DISCUSSION AND ANALYSIS	1)
REPORT OF MANAGEMENT TO SHAREHOLDERS	29)
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS	30)
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION	31)
CONSOLIDATED STATEMENTS OF INCOME	32)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY	33)
CONSOLIDATED STATEMENTS OF CASH FLOWS	34)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	36)

MANAGEMENT DISCUSSION AND ANALYSIS

    The following discussion is provided for the consolidated operations of Pacific Northwest Bancorp (Bancorp), which includes its wholly owned subsidiaries (collectively PNWB). As of December 31, 2000 Bancorp's wholly owned subsidiaries were Pacific Northwest Bank and InterWest Capital Trust I. The purpose of this discussion is to focus on significant factors concerning PNWB's financial condition and results of operations. This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

    On June 20, 2000 the Board of Directors approved a change of PNWB's fiscal year end from September 30 to December 31, retroactively to January 1, 2000. Effective September 1, 2000, InterWest Bancorp, Inc. changed its name to Pacific Northwest Bancorp and the company's commercial bank subsidiary, InterWest Bank, changed its name to Pacific Northwest Bank. In conjunction with the name changes, PNWB relocated its corporate headquarters to Seattle.

    The Year 2000 was a period of significant change and transition for Pacific Northwest Bancorp. PNWB adopted a new corporate name, transitioned to a new executive management team experienced in commercial banking, converted to a new enhanced operating system, changed to a commercial bank charter, relocated its corporate headquarters and changed its fiscal year end. These initiatives implemented during 2000 reflect PNWB's commitment to become the premier commercial bank headquartered in the Pacific Northwest.

    During the past year, a number of employees were dedicated to converting PNWB to a single enhanced operating system. The first four phases of the conversion were completed during 2000 and the final phase will be completed early in the second quarter of 2001. The new operating system provides PNWB with the ability to increase the types of products and services offered to business and retail customers.

    Effective July 1, 2000 PNWB converted its subsidiary bank charter from a state savings bank to a state commercial bank. In conjunction with the charter conversion, PNWB merged its banking subsidiaries into a single commercial bank. This is an indication of a continued focus on commercial banking. PNWB continues to change the asset and liability structure to reduce its sensitivity to movements in interest rates by increasing both commercial loans and retail deposits.

    Bancorp is a bank holding company incorporated in Washington state. PNWB is a financial services company providing a variety of products and services for both business and individual customers. Financial services of PNWB include the banking activities of accepting deposits from businesses and individuals and originating commercial and commercial real estate loans, residential loans, consumer loans, and agricultural loans. PNWB continues to change the composition of the loan portfolio and the deposit base as part of the migration to a commercial bank. These changes are designed to have a positive impact on net interest income and service fee revenue while continuing to meet the needs of PNWB's customers.

    Bancorp completed the acquisition of six commercial banking institutions since 1996. The acquisition of Central Bancorporation (Central) on August 31, 1996 was the first of these acquisitions. Central's commercial banking subsidiaries, Central Washington Bank and North Central Washington Bank, operated ten financial centers in central Washington. At the acquisition date, Central had total consolidated assets of $206.1 million, total loans receivable of $132.2 million, total deposits of $181.9 million and shareholders' equity of $17.1 million.

    On January 15, 1998, Bancorp acquired Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington. Puget's commercial banking subsidiary, First National Bank of Port Orchard, operated three financial centers in western Washington. At the acquisition date, Puget had total consolidated assets of $53.1 million, total loans receivable of $38.7 million, total deposits of $45.6 million, and shareholders' equity of $5.9 million. On October 15, 1998, First National Bank of Port Orchard was merged into Pacific Northwest Bank.

    On June 15, 1998, Bancorp acquired Pacific Northwest Bank, of Seattle, Washington. At the acquisition date, Pacific Northwest Bank operated four financial centers in the metropolitan Seattle area of western Washington and had total assets of $200.2 million, total loans receivable of $150.1 million, total deposits of $170.2 million, and shareholders' equity of $16.8 million. Effective July 1, 2000, Pacific Northwest Bank was merged into InterWest Bank. Effective September 1, 2000, InterWest Bank's name was changed to Pacific Northwest Bank.

    On June 16, 1998, Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington. Pioneer's commercial banking subsidiary, Pioneer National Bank operated five financial centers in central Washington. At the acquisition date, Pioneer had total consolidated assets of $108.4 million, total loans receivable of $63.4 million, total deposits of $87.2 million, and shareholders' equity of $9.3 million. On January 22, 1999, Pioneer National Bank was merged into Pacific Northwest Bank.

    The acquisitions of Central, Puget, Pacific Northwest Bank and Pioneer were accounted for using the pooling-of-interests method.

    On August 31, 1998, Bancorp acquired Kittitas Valley Bancorp, Inc. (Kittitas), of Ellensburg, Washington. Kittitas' commercial banking subsidiary, Kittitas Valley Bank N.A. operated three financial centers in central Washington. This acquisition was accounted for using the purchase method and as such the accounts and operations of Kittitas Valley Bank, N.A. are included in the consolidated financial statements for periods subsequent to August 31, 1998. At the acquisition date, Kittitas had total consolidated assets of $47.4 million, total loans receivable of $27.9 million, total deposits of $39.2 million and shareholders' equity of $4.3 million. On January 3, 2000, Kittitas Valley Bank, N.A. was merged into Pacific Northwest Bank.

    On October 1, 1999, Bancorp acquired NBT Northwest Bancorp (NBT) of Tukwila, Washington. NBT's commercial banking subsidiary, The Bank of Tukwila, operated one financial center in south King County. At the acquisition date, NBT had total consolidated assets of $53.0 million, total loans receivable of $37.8 million, total deposits of $48.0 million and shareholders' equity of $4.9 million. This acquisition was accounted for using the purchase method and as such the accounts and operations of The Bank of Tukwila are included in consolidated financial statements for periods subsequent to October 1, 1999. Effective July 1, 2000, The Bank of Tukwila was merged into Pacific Northwest Bank.

    The following table summarizes pertinent information related to the acquisitions completed since 1996:

Acquisition Date	Institution	Total Assets At Acquisition Date (dollars in thousands)	Common Shares Issued
August 31, 1996	Central Bancorporation	$206,093	2,147,391
January 15, 1998	Puget Sound Bancorp, Inc.	53,109	586,420
June 15, 1998	Pacific Northwest Bank	200,219	2,346,081
June 16, 1998	Pioneer Bancorp, Inc.	108,399	692,846
August 31, 1998	Kittitas Valley Bancorp, Inc.	47,441	229,831	(1)
October 1, 1999	NBT Northwest Bancorp	53,018	677,107

(1)
Additionally, $6.4 million in cash was paid to Kittitas shareholders.

    A source of future growth may be through mergers and acquisitions. PNWB's management believes that many other financial institutions are considering selling their institutions for a variety of reasons, including lack of shareholder liquidity, management succession issues, technology challenges, increasing competition and pending changes with respect to the method of accounting used for mergers and acquisitions. PNWB actively reviews proposals for various acquisition opportunities. PNWB has a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain non-financial factors. Successful completion of acquisitions by PNWB depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval and compliance with applicable capital requirements. No assurance can be made that acquisition activity will continue in the future.

RESULTS OF OPERATIONS

    PNWB's net income was $6.3 million for the year ended December 31, 2000 compared to $27.9 million and $22.6 million for the years ended September 30, 1999 and 1998. Diluted net income per share was $0.40 for the year ended December 31, 2000 compared to $1.74 and $1.40 for the years ended September 30, 1999 and 1998. Return on average assets was 0.22 percent for the year ended December 31, 2000 compared to 1.12 percent and 0.95 percent for the years ended September 30, 1999 and 1998. Return on average shareholders' equity was 3.74 percent for the year ended December 31, 2000 compared to 16.00 percent and 13.58 percent for the years ended September 30, 1999 and 1998.

    During the year ended December 31, 2000, PNWB incurred losses associated with the sale of securities available for sale; expenses associated with severance and employment agreements, conversion and integration activities, and asset write-downs. The total of these expenses incurred during the year ended December 31, 2000 was $13.5 million, net of income taxes. In addition, net income decreased from 1999 due to a decrease in the gain on sale of loans and loan servicing rights, and increases in the provision for losses on loans and non-interest expense. This decrease in net income was partially offset by an increase in net interest income and the impact of the acquisition of The Bank of Tukwila.

    The following table summarizes financial information for the year ended December 31, 2000 and the years ended September 30, 1999, 1998, 1997 and 1996.

As of and for the year ended,	December 31, 2000(1)	September 30, 1999	September 30, 1998(2)	September 30, 1997	September 30, 1996(3)
	Dollars in thousands, except share and per share amounts
SUMMARY OF OPERATIONS
Interest income	$218,188	$179,659	$180,279	$165,206	$143,827
Interest expense	128,655	95,480	101,483	91,081	77,127

Net interest income	89,533	84,179	78,796	74,125	66,700
Provision for losses on loans	4,750	2,000	2,807	1,508	2,452

Net interest income after provision for losses on loans	84,783	82,179	75,989	72,617	64,248
Gain (loss) on sale of securities available for sale	(6,113)	72	813	587	584
Other non-interest income	18,506	28,336	25,660	18,058	15,160
Non-interest expense	86,545	68,147	66,972	54,032	55,716
Income tax expense	4,362	14,585	12,848	12,681	7,785

Net income	$6,269	$27,855	$22,642	$24,549	$16,491

Basic net income per share	$0.40	$1.78	$1.45	$1.58	$1.08
Diluted net income per share	0.40	1.74	1.40	1.54	1.05
Cash dividends declared per share	0.56	0.56	0.50	0.33	0.29

As of and for the year ended,	December 31, 2000(1)	September 30, 1999	September 30, 1998(2)	September 30, 1997	September 30, 1996(3)
	Dollars in thousands, except share and per share amounts
STATEMENT OF FINANCIAL CONDITION
Total assets	$2,882,870	$2,579,539	$2,448,386	$2,402,928	$2,016,085
Loans receivable and loans held for sale	1,772,734	1,584,722	1,452,175	1,348,681	1,170,271
Deposits	1,717,108	1,578,949	1,564,825	1,468,460	1,389,402
Borrowings	959,873	817,910	682,390	755,968	466,693
Shareholders' equity	178,736	165,306	171,652	160,770	137,647
Book value per share	$11.54	$10.71	$10.97	$10.26	$8.93
KEY OPERATING RATIOS
Return on average assets	0.22%	1.12%	0.95%	1.15%	0.90%
Return on average shareholders' equity	3.74%	16.00%	13.58%	16.64%	12.13%
Average shareholders' equity to average assets	5.92%	7.02%	6.99%	6.89%	7.38%
Net interest margin	3.41%	3.64%	3.52%	3.70%	3.85%
Ratio of non-performing assets to total assets(4)	0.83%	0.56%	0.64%	0.52%	0.49%
Dividend payout ratio	138.76%	31.62%	33.98%	21.35%	26.97%

(1)
2000 results include conversion and integration expenses of $4.8 million (net of tax), expenses for severance and employment agreements of $2.2 million (net of tax), and impairment of goodwill of $0.7 million.

(2)
1998 results include merger-related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

(3)
1996 results include SAIF assessment of $3.6 million (net of tax), merger-related charges of $2.0 million (net of tax) and a merger-related provision for losses on loans of $0.6 million (net of tax).

(4)
Non-performing assets consist of non-performing loans (including non-accrual loans certain other delinquent loans at the discretion of management) and other real estate.

    On June 20, 2000 the Board of Directors approved a change of PNWB's fiscal year end from September 30 to December 31, retroactively to January 1, 2000.

    NET INTEREST INCOME—PNWB's net income is significantly affected by changes in net interest income, which is the difference between interest income received on loans receivable and other interest-earning assets and interest paid on deposits and borrowings. PNWB's operations are sensitive to changes in interest rates and the resulting impact on net interest income. During the second half of 1999 and 2000, overall interest rates increased. In periods of rising interest rates, PNWB's net interest income and net interest margin decreased as a greater amount of interest-bearing liabilities are subject to more rapid repricing than interest-earning assets. PNWB will continue to change the composition of its balance sheet with a focus on growth in commercial loans and retail deposits to reduce its sensitivity to movement in interest rates.

    Net interest income before the provision for losses on loans was $89.5 million for the year ended December 31, 2000 compared to $84.2 million and $78.8 million for the years ended September 30, 1999 and 1998. The increase in net interest income from 1999 to 2000 was due to growth in interest-earning assets offset by a decrease in net interest margin. The increase in net interest income from 1998 to 1999 was due to growth in interest-earning assets and an increase in net interest margin.

    Net interest margin, which is net interest income divided by average interest-earning assets, decreased for the year ended December 31, 2000 compared to the years ended September 30, 1999 and 1998. Net interest margin was 3.41 percent in 2000, compared to 3.64 percent in 1999 and 3.52 percent in 1998. The decrease in net interest margin compared to the prior years was primarily the result of an increase in the cost of funds. The cost of funds was 5.33 percent for the year ended December 31, 2000 compared to 4.57 percent and 4.96 percent for the years ended September 30, 1999 and 1998. The cost of funds increased due to overall interest rate increases and the resulting impact on the interest rate paid on deposits and borrowings. The cost of funds also increased as a result of changes in the composition of the average balances of interest-bearing liabilities. During the year ended December 31, 2000, asset growth was funded primarily by increased borrowings as PNWB experienced limited interest-bearing deposit growth. For the year ended December 31, 2000, 42 percent of average interest-bearing liabilities were comprised of borrowings compared to 35 percent for the years ended September 30, 1999 and 1998. It is PNWB's intention to increase deposit liabilities and reduce borrowings in the future. If successful, this should have a positive impact on net interest income.

    The effect that the increase in the cost of funds had on net interest margin was partially offset by an increase in the yield earned on loans, securities and other interest-earning assets as well as an increase in the average balance of non-interest-bearing deposits. The yield on interest-earning assets increased to 8.32 percent for the year ended December 31, 2000 compared to 7.76 percent and 8.05 percent for the years ended September 30, 1999 and 1998. The yield earned increased both as a result of overall interest rate increases and growth in higher yielding commercial loans. The average balance of non-interest-bearing deposits increased to $218.9 million for the year ended December 31, 2000 compared to $191.7 million and $150.4 million for the years ended September 30, 1999 and 1998, respectively.

    Interest income was $218.2 million for the year ended December 31, 2000, compared to $179.7 million and $180.3 million for the years ended September 30, 1999 and 1998. Interest income increased from 1999 to 2000 due to an increase in the yield earned and an increase in interest-earning assets. Interest income decreased from 1998 to 1999 due to a decrease in the yield earned partially offset by an increase in interest-earning assets.

    Interest expense was $128.7 million for the year ended December 31, 2000, compared to $95.5 million and $101.5 million for the years ended September 30, 1999 and 1998. Interest expense increased from 1999 to 2000 due to an increase in the cost of funds and an increase in interest-bearing liabilities. Interest expense decreased from 1998 to 1999 due to a decrease in the cost of funds partially offset by an increase in interest-bearing liabilities.

    The following table presents, for the periods indicated, information regarding average balances of assets and liabilities as well as the total amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yield and cost ratios, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest margin for PNWB.

Year ended	December 31, 2000			September 30, 1999			September 30, 1998
Dollars in thousands	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Loans receivable and loans held for sale(1)	$1,756,014	$159,870	9.10%	$1,432,273	$126,482	8.83%	$1,406,307	$127,472	9.06%
Securities available for sale and securities held to maturity	841,380	56,747	6.74	824,699	50,398	6.11	773,631	49,591	6.41
Other interest-earning assets	25,971	1,571	6.05	56,886	2,779	4.89	60,681	3,216	5.30

Total interest-earning assets	2,623,365	218,188	8.32	2,313,858	179,659	7.76	2,240,619	180,279	8.05
Non-interest-earning assets	203,326			165,963			145,767

Total assets	$2,826,691			$2,479,821			$2,386,386

Liabilities and Shareholders' Equity:
Savings accounts and money market accounts	$386,869	$13,285	3.43%	$377,459	$11,229	2.97%	$321,520	$10,410	3.24%
Checking accounts	182,208	2,017	1.11	167,238	2,102	1.26	140,832	2,055	1.46
Certificates of deposit	823,764	48,503	5.89	811,117	42,085	5.19	866,602	48,376	5.58

Total interest-bearing deposits	1,392,841	63,805	4.58	1,355,814	55,416	4.09	1,328,954	60,841	4.58
FHLB advances, securities sold under agreements to repurchase and other borrowings	1,019,612	64,850	6.36	734,507	40,064	5.45	718,527	40,642	5.66

Total interest-bearing liabilities	2,412,453	128,655	5.33	2,090,321	95,480	4.57	2,047,481	101,483	4.96
Non-interest-bearing deposits	218,887			191,704			150,360
Other non-interest-bearing liabilities	27,871			23,653			21,766

Total liabilities	2,659,211			2,305,678			2,219,607
Shareholders' equity	167,480			174,143			166,779

Total liabilities and shareholders' equity	$2,826,691			$2,479,821			$2,386,386

Net interest income		$89,533			$84,179			$78,796

Interest rate spread			2.99			3.19			3.09
Net interest margin			3.41			3.64			3.52
Ratio of average interest-earning assets to average interest-bearing liabilities			108.74%			110.69%			109.43%

(1)
Average balances do not include non-accrual loans.

    The following table provides information on changes in net interest income for the periods indicated that are attributable to changes in interest rates and changes in volume.

	September 30, 1999 to December 31, 2000 Increase (Decrease) Due to Changes in			September 30, 1998 to September 30, 1999 Increase (Decrease) Due to Changes in
Dollars in thousands	Rate	Volume	Total	Rate	Volume	Total
Interest-Earning Assets
Loans receivable and loans held for sale	$4,021	$29,367	$33,388	$(3,318)	$2,328	$(990)
Securities available for sale, securities held to maturity and other interest-earning assets	6,012	(871)	5,141	(2,545)	2,915	370

Total net change in interest income on interest-earning assets	10,033	28,496	38,529	(5,863)	5,243	(620)

Interest-Bearing Liabilities
Interest-bearing deposits	(6,842)	(1,547)	(8,389)	6,634	(1,209)	5,425
FHLB advances, securities sold under agreements to repurchase and other borrowings	(7,426)	(17,360)	(24,786)	1,469	(891)	578

Total net change in interest expense on interest-bearing liabilities	(14,268)	(18,907)	(33,175)	8,103	(2,100)	6,003

Net change in net interest income	$(4,235)	$9,589	$5,354	$2,240	$3,143	$5,383

    PROVISION FOR LOSSES ON LOANS—The provision for losses on loans was $4.8 million for the year ended December 31, 2000 compared to $2.0 million and $2.8 million for the years ended September 30, 1999 and 1998. The provision for losses on loans for 1998 included a merger-related provision of $1.1 million. Management increased the provision for losses on loans during 2000 as a result of the continuous assessment of known and inherent risk characteristics in the loan portfolio. These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. Management believes the allowance for losses on loans was adequate as of December 31, 2000. However, based on current trends in the loan portfolio, it is anticipated that the provision for losses on loans will remain at higher levels compared to 1999 and 1998.

    NON-INTEREST INCOME—Non-interest income was $12.4 million for the year ended December 31, 2000, compared to $28.4 million and $26.5 million for the years ended September 30, 1999 and 1998. The decrease in non-interest income from 1999 to 2000 was primarily due to a decrease in the gain on sale of loans and loan servicing rights and losses on the sale of securities available for sale. The increase in non-interest income from 1998 to 1999 was primarily due to an increase in service fees and investment product fees and insurance commissions earned by non-bank subsidiaries.

    Gains on the sale of loans were $0.9 million for the year ended December 31, 2000, compared to $8.1 million and $10.4 million for the years ended September 30, 1999 and 1998. During the first half of 1999, the long-term interest rate environment resulted in increased fixed-rate single-family mortgage loan refinances and opportunities to sell these loans on the secondary market for a premium. During the second half of 1999 and fiscal year 2000, long-term interest rates increased and single-family residential mortgage loan originations decreased, and as a result, sales of single-family mortgage loans declined as compared to the first half of 1999. During 2000, PNWB changed its strategy with regard to the origination and retention of single-family residential mortgage loans. Management intends to retain less single-family mortgages in the loan portfolio with the majority of PNWB's single-family mortgage loan production channeled to the secondary market. Recently, interest rates declined relative to 2000, which should provide increased opportunities for PNWB to originate and sell single-family residential mortgage loans.

    PNWB sold the servicing rights for $530 million of fixed-rate single-family mortgage loans that resulted in a gain of $2.8 million during the year ended September 30, 1999. These loan servicing rights were primarily related to loans sold with servicing rights retained by PNWB during 1998 and the first half of 1999. The sale was initiated as a result of increasing long-term interest rates and decreasing loan prepayment rates, which increased the value of the servicing portfolio.

    As part its strategic plan for commercial banking activities, PNWB partially restructured its investment portfolio by selling approximately $130 million of securities available for sale during the first half of 2000, which resulted in a $6.8 million loss. During the second half of 2000 PNWB sold approximately $30 million of mortgage-backed securities available for sale at a gain of $0.7 million. These mortgage-backed securities were PNWB single-family mortgage loans that were securitized in prior periods. The total net loss on the sale of securities available for sale was $6.1 million for the year ended December 31, 2000 compared to net gains of $0.1 million and $0.8 million for the years ended September 30, 1999 and 1998.

    NON-INTEREST EXPENSE—Non-interest expense was $86.5 million for the year ended December 31, 2000, compared to $68.1 million and $67.0 million for the years ended September 30, 1999 and 1998. Non-interest expense for the year ended December 31, 2000 included costs associated with conversion and integration activities, severance and employment agreements and goodwill impairment. The total of these expenses incurred during the year ended December 31, 2000 was $11.4 million. Non-interest expense for 1998 included $5.5 million of merger-related charges. Excluding non-recurring expenses in 2000 and 1998, non-interest expense increased $7.0 million, or 10 percent from 1999 to 2000 and $6.6 million, or 11 percent for 1999 compared to 1998.

    Compensation and employee benefits expense was $39.4 million for the year ended December 31, 2000 compared to $37.5 million and $32.6 million for the years ended September 30, 1999 and 1998. The increase was due to increased focus on commercial banking and the acquisitions of The Bank of Tukwila in 1999 and Kittitas Valley Bank in 1998. Increases in base compensation from 1999 to 2000 were partially offset by a decrease in variable compensation expense related to performance based bonus plans.

    The increase in general and administrative, occupancy and equipment and data processing expenses for the year ended December 31, 2000 compared to the years ended September 30, 1999 and 1998 was primarily due to activities to develop the resources and infrastructure for commercial banking growth. Key elements of commercial banking growth were the development of credit administration and commercial lending support, the addition of commercial lending officers and several experienced commercial banking management personnel. General and administrative, occupancy and equipment and data processing expenses also increased due to the acquisitions of The Bank of Tukwila in 1999 and Kittitas Valley Bank in 1998.

    The loss from real estate write-downs and operations was $2.5 million for the year ended December 31, 2000 compared to $0.9 million and $2.0 million for the years ended September 30, 1999 and 1998. PNWB recorded write-downs of approximately $2.2 million related to other real estate during the year ended December 31, 2000. These write-downs relate primarily to one land development project and new management's intent with regard to the development and sale of the project as well as changing economic conditions.

    The amortization of goodwill and core deposit intangible was $1.3 million for the year ended December 31, 2000 compared to $0.7 million and $0.3 million for the years ended September 30, 1999 and 1998. This increase is due to the acquisitions of The Bank of Tukwila in 1999 and Kittitas Valley Bank in 1998.

    As discussed previously, PNWB completed acquisitions of four commercial banks during fiscal year 1998 and one during the transition period ended December 31, 1999. However, the efficiencies available from eliminating duplicate administrative and operational functions have not been fully realized from the acquisitions. During 2000 PNWB began the process of converting to a single enhanced operating system for the entire company. PNWB contracted with Marshall & Ilsley Corporation to provide data services and processing for the new operating system. The contract term expires on December 31, 2006. The first four phases of the five-phase conversion process were completed during 2000 with the remaining phase of the conversion to be completed during the second quarter of 2001. Conversion and integration expenses are expensed as incurred. Total expenses associated with conversion and integration efforts were $7.4 million during the year ended December 31, 2000. These expenses included the buyout of previous data processing contracts, consultant fees, accelerated depreciation of equipment and other costs incurred in conjunction with conversion and integration initiatives. Other costs include the preparation and mailing of customer notifications for the conversion of customer accounts and training expenses. Of the $7.4 million of conversion and integration expenses for the year ended December 31, 2000, $5.2 million was paid out during the year and $0.4 relates to accelerated depreciation of equipment. The remaining $1.8 million is expected to be paid out during 2001. Additional conversion and integration expenses will continue to be incurred during the first half of 2001.

    In conjunction with executive management changes, elimination of duplicate administrative functions and consolidating operating systems, PNWB incurred $3.3 million in expenses associated with severance and employment agreements during the year ended December 31, 2000. There were approximately 40 employees affected by these severance and employment agreements. Of the $3.3 million of severance and employment agreement expenses for year ended December 31, 2000, $1.1 million was paid out during the year and $2.2 million will be paid out in subsequent periods in accordance with the terms of the severance and employment agreements.

    As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes. This resulted in the impairment of $0.7 million of goodwill previously recorded for the acquisition of a mortgage brokerage subsidiary in 1996. PNWB consolidated its mortgage brokerage function into its wholesale lending function and changed its strategy with regard to the origination and retention of single-family mortgage loans. Management intends to retain less single-family mortgages in the loan portfolio and the majority of PNWB's single-family mortgage loan production is channeled to the secondary market.

    INCOME TAX EXPENSE—Income tax expense was $4.4 million for the year ended December 31, 2000, compared to $14.6 million and $12.8 million for the years ended September 30, 1999 and 1998. The decrease in income tax expense is consistent with a decrease in income before income taxes. The effective tax rates were 41.0 percent for the year ended December 31, 2000, 34.4 percent for the year ended September 30, 1999 and 36.2 percent for the year ended September 30, 1998. The higher effective tax rate in 2000 is primarily due to an increase in goodwill amortization that is not deductible for federal income tax purposes and a decrease in income before income taxes.

REVIEW OF FINANCIAL CONDITION

    PNWB's total consolidated assets were $2.883 billion as of December 31, 2000 compared to $2.783 billion as of December 31, 1999.

    SECURITIES AND OTHER INTEREST-EARNING ASSETS—Securities and other interest-earning assets, including securities available for sale, securities held to maturity, interest-bearing deposits in banks, federal funds sold and securities purchased under agreements to resell were $921.0 million as of December 31, 2000, compared to $870.9 million as of December 31, 1999. As of December 31, 2000, 93 percent of PNWB's securities were classified as available for sale. Management believes that a higher percentage of securities classified as available for sale provides greater flexibility to respond to interest rate changes and liquidity needs to fund loan growth.

    PNWB maintains liquidity in accordance with an internal liquidity policy. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities and management's expectation of the yield that will be available in the future. Management's projections as to the short-term demand for funds to be used for loan originations and other activities can also affect liquidity levels.

    Securities are categorized as held to maturity or available for sale, based upon management's intent as to the ultimate disposition of each security when the security is acquired. PNWB does not currently trade securities. Securities classified as held to maturity are stated at amortized cost. Securities classified as available for sale are reported at estimated fair value, with unrealized gains and losses (net of income taxes) reported as accumulated other comprehensive income, a separate component of shareholders' equity. As permitted by the provisions of Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," PNWB reclassified all securities held to maturity to securities available for sale on January 1, 2001. This reclassification resulted in other comprehensive loss of $0.6 million, net of income taxes of $0.3 million.

    The following table sets forth amortized cost and estimated fair values for PNWB's securities held to maturity as of the dates indicated.

	December 31, 2000			December 31, 1999
Dollars in thousands	Amortized Cost	Estimated Fair Value	Percent of Portfolio	Amortized Cost	Estimated Fair Value	Percent of Portfolio
U.S. government and agency securities	$22,672	$22,530	35.0%	$24,328	$23,549	35.3%
Obligations of states and political subdivisions	998	999	1.5	1,625	1,626	2.4
Private mortgage-backed and related securities	41,071	40,294	63.5	42,943	41,302	62.3

Total	$64,741	$63,823		$68,896	$66,477

	September 30, 1999			September 30, 1998
Dollars in thousands	Amortized Cost	Estimated Fair Value	Percent of Portfolio	Amortized Cost	Estimated Fair Value	Percent of Portfolio
U.S. government and agency securities	$24,878	$24,475	35.2%	$27,084	$27,632	31.0%
Obligations of states and political subdivisions	2,397	2,396	3.4	2,756	2,799	3.2
Private mortgage-backed and related securities	43,417	42,338	61.4	57,422	56,935	65.8

Total	$70,692	$69,209		$87,262	$87,366

    The following table sets forth the contractual maturities and weighted average yields of securities held to maturity as of December 31, 2000.

	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years
Dollars in thousands	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield
U.S. government and agency securities	$—	—%	$—	—%	$22,671	7.32%	$1	6.50%
Obligations of states and political subdivisions	897	4.47	101	4.90	—	—	—	—
Private mortgage-backed and related securities	—	—	—	—	—	—	41,071	6.24

Total	$897	4.47%	$101	4.90%	$22,671	7.32%	$41,072	6.24%

    The following table sets forth PNWB's securities available for sale as of the dates indicated.

	December 31, 2000		December 31, 1999		September 30, 1999		September 30, 1998
Dollars in thousands	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio
U.S. government and agency securities	$510,916	60.8%	$362,528	45.8%	$314,980	42.4%	$447,238	73.1%
FHLB stock	42,962	5.1	44,346	5.6	42,536	5.7	37,496	6.1
Obligations of states and political subdivisions	1,187	0.1	1,107	0.1	1,413	0.2	2,333	0.4
Private mortgage-backed and related securities	242,062	28.8	345,521	43.6	359,997	48.4	99,735	16.3
Other securities	43,362	5.2	38,827	4.9	24,160	3.3	25,040	4.1

Total	$840,489		$792,329		$743,086		$611,842

    The following table sets forth the contractual maturities and weighted average yields of PNWB's securities available for sale as of December 31, 2000.

	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years
Dollars in thousands	Estimated Fair Value	Yield	Estimated Fair Value	Yield	Estimated Fair Value	Yield	Estimated Fair Value	Yield
U.S. government and agency securities	$29,707	6.80%	$210,059	6.28%	$27,358	5.65%	$243,792	6.66%
Obligations of states and political subdivisions	155	4.45	897	5.91	135	5.70	—	—
Private mortgage-backed and related securities	—	—	—	—	17,293	6.50	224,769	6.31
Other securities	—	—	—	—	—	—	43,362	7.95

Total	$29,862	6.79%	$210,956	6.27%	$44,786	5.98%	$511,923	6.62%

    LOANS RECEIVABLE AND LOANS HELD FOR SALE—Net loans receivable were $1.759 billion as of December 31, 2000 an increase from $1.672 billion as of December 31, 1999. During the year ended December 31, 2000, the principal balances outstanding of commercial, commercial real estate, real estate construction, consumer and agricultural loans increased. These increases were partially offset by a decrease in single-family mortgage loans outstanding as a result of loan sales and securitizations during the year.

    The acquisitions of Central, Pacific Northwest Bank, Pioneer, Puget, Kittitas and NBT increased PNWB's ability to originate commercial loans. These acquisitions, as well as the development of commercial banking at the former InterWest Bank, changed the composition of the PNWB loan portfolio with an emphasis on commercial lending. As part of the emphasis on commercial lending, PNWB's banking subsidiary changed its charter from a Washington state savings bank to a Washington state commercial bank during 2000. Growth in commercial lending should shorten duration risk, increase net interest margin, create better protection from interest rate volatility and ultimately meet the needs of PNWB's customers.

    Commercial loans outstanding totaled $430.1 million, or 23.9 percent of total gross loans as of December 31, 2000. Commercial loans have increased by $82.7 million during 2000, which represents an annual growth rate of 23.8 percent. Increases in commercial lending increased the yield earned on the loan portfolio and net interest income.

    Single-family mortgage loans outstanding totaled $420.1 million, or 23.4 percent of total gross loans, compared to $462.9 million, or 26.9 percent of total gross loans, as of December 31, 1999. As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes. PNWB consolidated its mortgage brokerage function into its wholesale lending function and changed its strategy with regards to the origination and retention of single-family mortgage loans. The majority of PNWB's single-family mortgage loan production is channeled to the secondary market; thus less single-family mortgage loans are retained in the loan portfolio compared to prior years. During the year ended December 31, 2000, PNWB sold approximately $91 million of single-family mortgage loans and securitized $120 million as mortgage-backed securities.

    Commercial real estate mortgage loans outstanding totaled $428.0 million, or 23.8 percent of total gross loans, as of December 31, 2000 compared to $427.9 million, or 24.9 percent of total gross loans, as of December 31, 1999. During the year ended December 31, 2000, PNWB sold approximately $66.5 million of commercial real estate mortgage loans.

    Real estate construction loans outstanding totaled $334.8 million, or 18.6 percent of total gross loans, as of December 31, 2000 compared to $323.3 million, or 18.8 percent of total gross loans, as of December 31, 1999.

    Consumer loans outstanding totaled $130.2 million, or 7.2 percent of total gross loans, as of December 31, 2000 compared to $104.4 million, or 6.1 percent of total gross loans, as of December 31, 1999.

    The following table sets forth the composition of PNWB's loan portfolio by type of loan as of the dates indicated.

	December 31, 2000		December 31, 1999		September 30, 1999		September 30, 1998		September 30, 1997		September 30, 1996
Dollars in thousands	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans	$430,147	23.9%	$347,443	20.2%	$323,753	20.1%	$236,564	16.1%	$170,548	12.5%	$136,289	11.5%
Real estate mortgage loans:(1)
Single-family residential	420,084	23.4	462,853	26.9	448,068	27.9	627,191	42.5	701,840	51.2	630,147	52.9
Commercial	427,958	23.8	427,940	24.9	385,747	24.0	282,967	19.2	238,444	17.4	192,679	16.1
Real estate construction	334,789	18.6	323,281	18.8	302,178	18.8	200,889	13.6	155,222	11.3	154,609	13.0
Consumer loans	130,222	7.2	104,446	6.1	97,153	6.0	81,386	5.5	73,876	5.4	63,240	5.3
Agricultural loans	55,850	3.1	54,071	3.1	51,961	3.2	45,637	3.1	30,491	2.2	14,007	1.2

Total gross loans	1,799,050		1,720,034		1,608,860		1,474,634		1,370,421		1,190,971
Less:
Loans held for sale	(14,187)		(22,397)		(23,138)		(93,125)		(10,230)		(11,223)
Allowance for losses on loans	(17,561)		(15,182)		(14,123)		(13,224)		(11,104)		(10,235)
Deferred loan fees and discounts	(8,755)		(10,140)		(10,015)		(9,235)		(10,636)		(10,465)

Net loans receivable	$1,758,547		$1,672,315		$1,561,584		$1,359,050		$1,338,451		$1,159,048

(1)
Includes construction loans converted to permanent loans.

    The following table indicates the contractual maturity of PNWB's gross loans as of December 31, 2000. Loans having no stated schedule of repayments and no stated maturity are reported as due within one year. Loan balances do not include deferred loan fees and discounts and the allowance for losses on loans. The table does not reflect any estimate of prepayments, which significantly shorten the average life of all loans and will cause PNWB's actual repayment experience to differ significantly from that indicated below.

Dollars in thousands	Within One Year	After One Through 5 Years	After 5 Years	Total
Commercial loans	$144,478	$88,024	$197,645	$430,147
Real estate mortgage loans:
Single-family residential	3,710	20,797	395,577	420,084
Commercial	8,852	29,215	389,891	427,958
Real estate construction	103,878	81,507	149,404	334,789
Consumer loans	58,500	17,875	53,847	130,222
Agricultural loans	32,463	3,444	19,943	55,850

Total gross loans	$351,881	$240,862	$1,206,307	$1,799,050

    The following table sets forth the dollar amount of all loans contractually due after one year as of December 31, 2000 that have fixed interest rates and have floating or variable interest rates.

Dollars in thousands	Fixed Rates	Variable Rates
Commercial loans	$85,237	$200,432
Real estate mortgage loans:
Single-family residential	168,031	248,343
Commercial	83,590	335,516
Real estate construction	98,186	132,725
Consumer loans	57,811	13,911
Agricultural loans	3,983	19,404

Total	$496,838	$950,331

    The principal lending activity of Pacific Northwest Bank is the origination of commercial loans, commercial real estate mortgage loans, single-family residential mortgage loans, real estate construction loans, consumer loans and agricultural loans.

    Commercial loans—Commercial loans include a wide range of loan types to small and medium-sized businesses. Commercial loans include commercial lines of credit with variable rates and maturities of one year or less. Commercial loans also include equipment and operational loans. These loans are primarily secured by liens on real estate, capital assets, accounts receivable and inventory, although certain loans are unsecured. Commercial lending has increased risks as a result of dependence on income production for future repayment, and in certain circumstances, the lack of tangible collateral. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the value of any collateral securing the loans. Commercial lending operations rely on a strong credit culture that combines prudent credit policies and individual lender accountability.

    Single-family residential mortgage loans—PNWB presently originates both fixed-rate loans and adjustable-rate mortgage loans ("ARMs") secured by single-family residential properties with loan terms of up to 30 years. ARMs have interest rates that adjust based upon changes in a predetermined index for a period matching the repricing period of the loan. Borrower demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the rates and loan fees for ARMs. As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes. PNWB consolidated its mortgage brokerage function into its wholesale lending function and changed its strategy with regards to the origination and retention of single-family mortgage loans. The majority of PNWB's single-family mortgage loan production is channeled to the secondary market; thus less single-family mortgage loans are retained in the loan portfolio as compared to prior years.

    Commercial real estate mortgage loans—PNWB originates mortgage loans on commercial real estate properties with terms of up to 30 years in its primary market area. These loans are secured by property such as apartment buildings, condominium projects, office buildings, small commercial business properties, churches, subdivision developments and strip shopping centers.

    Commercial real estate mortgage loans generally have larger balances outstanding and involve greater risks than single-family residential mortgage loans because payments on loans secured by commercial properties are dependent on the successful operation or management of the properties. As a result, repayment of such loans may be subject to conditions in the real estate market or the economy to a greater extent than single-family residential mortgage loans. These loans may involve large loan balances to single borrowers or groups of related borrowers.

    Real estate construction—PNWB originates real estate construction loans to residential owner-occupants (custom construction loans) and to contractors building residential properties for resale, as well as construction loans for condominiums, commercial real estate properties and land development on properties located within its primary market area. Construction loans to owner-occupants generally are converted to single-family residential mortgage loans.

    Real estate construction loans may involve additional risks because loan funds are collateralized by the project under construction, which is of uncertain value prior to completion. Delays may arise from labor problems, material shortages may be experienced and other unpredictable contingencies may occur. It is important to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from the expertise required for real estate mortgage lending. Construction lending is generally considered to involve a higher degree of collateral risk than long-term financing of residential properties. PNWB's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value and marketability at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction costs and the marketability of the property upon completion of the project prove to be inaccurate, PNWB may be required to advance additional funds to complete development of the project. PNWB's underwriting criteria are designed to evaluate and minimize the risks of each real estate construction loan. Among other things, PNWB considers evidence of the availability of permanent financing for the borrower, the reputation of the borrower, the amount of the borrower's equity in the project, the independent appraisal and review of cost estimates, the pre-construction sale and leasing information, and the cash flow projections of the borrower.

    Consumer loans—Consumer loans consist of automobile loans, home equity loans, credit card loans and loans for other consumer purposes. Consumer loans also include both secured and unsecured personal lines of credit. Consumer lending may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

    Agricultural loans—Agricultural loans include seasonal production loans secured by crops and equipment. These loans generally have adjustable rates that are renewed annually. Agricultural loans also include loans secured by farmland. The majority of PNWB's agricultural loans have terms of less than five years and have variable interest rates.

    Loans held for sale—Loans held for sale totaled $14.2 million as of December 31, 2000 compared to $22.4 million as of December 31, 1999. Loans held for sale are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Loans held for sale are generally single-family residential mortgage loans and loans originated under a Small Business Administration program. The loans are typically sold to FHLMC and other financial institutions. In connection with loan sales to FHLMC and certain other financial institutions, PNWB retains the right to service the loans, for which it generally receives a fee based on the difference between the rate paid to the investor and that collected from the borrower. PNWB capitalizes loan-servicing rights either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. Loan servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of servicing income, not to exceed 15 years. Periodically, PNWB has sold loan servicing rights. During 1999, PNWB sold the loan servicing rights for $530 million of single-family mortgage loans resulting in a gain of $2.8 million.

    Non-performing loans—Loans are generally placed on non-accrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. PNWB does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal and interest payments are no longer in doubt. When a loan is placed on non-accrual status, any previously accrued and uncollected interest is reversed from interest income. As of December 31, 2000, PNWB had $13.9 million of loans on non-accrual status compared to $11.0 million as of December 31, 1999. PNWB performs a review of its loan portfolio for weaknesses in credit quality on an ongoing basis to identify problem loans. This review results in internal loan classifications based on risk characteristics and loan performance. The overall objective of this review process is to identify trends in the credit quality of the loan portfolio and to determine the level of loss exposure to evaluate the need for an adjustment to the allowance for losses on loans.

    ALLOWANCE FOR LOSSES ON LOANS—PNWB's allowance for losses on loans was $17.6 million or 0.99 percent of loans receivable as of December 31, 2000, compared to $14.1 million, or 0.90 percent of loans as of September 30, 1999. Net loan charge-offs for the year ended December 31, 2000, were $2.4 million or 0.14 percent of the average balance of loans outstanding for the year. Net loan charge-offs were $1.1 million and $0.9 million for the years ended September 30, 1999 and 1998, respectively. The higher amount of net charge-offs during the year ended December 31, 2000 was primarily due to charge-offs on four specific commercial and commercial real estate loans.

    The allowance for losses on loans is maintained at an amount to sufficiently provide for estimated losses based on evaluating known and inherent risks in the loan portfolio. Management analyzes certain factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate level of the allowance for losses on loans is estimated based upon factors and trends identified by management.

    When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; there is no recourse to the borrower, or if there is recourse, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. A provision for losses on loans, which is a charge against income, is added to the allowance for losses on loans based on ongoing assessments of credit risk in the loan portfolio.

    PNWB believes it has established its allowance for losses on loans in accordance with accounting principles generally accepted in the United States. However, there can be no assurance that in the future, regulators, when reviewing PNWB's loan portfolio, will not request PNWB to increase its allowance for losses on loans, thereby affecting PNWB's financial condition and results of operations. Substantial increases may be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

    The following table sets forth activity in the allowance for losses on loans during the periods indicated.

	Year Ended December 31, 2000	Year Ended September 30,
Dollars in thousands		1999	1998	1997	1996
Allowance as of beginning of year	$15,182	$13,224	$11,104	$10,235	$7,841
Provision for losses on loans	4,750	2,000	1,707	1,508	1,552
Merger and acquisition activity:
Provision pursuant to acquisition	—	—	1,100	—	900
Allowance acquired	—	—	295	—	—
Pooling accounting adjustment	—	—	(76)	—	—
Charge-offs:
Commercial loans	1,300	405	194	246	60
Real estate mortgage loans:
Single-family residential	750	727	413	109	99
Commercial	5	—	119	234	20
Real estate construction	283	—	134	—	—
Consumer loans	464	337	428	449	304
Agricultural loans	154	84	2	2	—

Total charge-offs	2,956	1,553	1,290	1,040	483
Recoveries:
Commercial loans	280	86	88	133	288
Real estate mortgage loans:
Single-family residential	175	245	61	39	6
Commercial	29	38	55	67	13
Consumer loans	100	83	176	162	118
Agricultural loans	1	—	4	—	—

Total recoveries	585	452	384	401	425

Net charge-offs	(2,371)	(1,101)	(906)	(639)	(58)

Allowance as of end of year	$17,561	$14,123	$13,224	$11,104	$10,235

Ratio of allowance for losses on loans to total loans receivable as of the end of the year	0.99%	0.90%	0.96%	0.82%	0.88%
Ratio of net charge-offs to average loans outstanding during the year	0.14%	0.08%	0.06%	0.05%	0.01%

    PNWB maintains an estimated allowance for losses on loans based on the analyses conducted by management and credit personnel. The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio. Management has reviewed the allocations in the various loan categories and believes the allowance for losses on loans was adequate at all times during the five-year period ended December 31, 2000.

    During the year ended December 31, 2000, PNWB updated its methodology for allocating the allowance for losses on loans with a greater emphasis on current risk characteristics and asset classifications and less emphasis on historical loss experience compared to prior years. Management believes this approach is more appropriate and reflective of the changing nature of the loan portfolio with a greater emphasis on commercial lending that is also expanding into new markets and products. As such, portfolio risk characteristics and internal asset classification assessments are more reflective of the current loan portfolio than historical loss experience.

    The allocation of the allowance for losses on loans to commercial and commercial real estate loans increased from prior years primarily due to growth in commercial loans and a greater emphasis on the current risk characteristics inherent in the commercial and commercial real estate loan portfolio.

    The increased allocation to real estate construction loans and agricultural loans is due to a greater emphasis on risk characteristics inherent in real estate construction lending and greater emphasis on internal asset classifications. Prior year allocations were based more heavily on historical loss experience and PNWB has not experienced significant losses in the real estate construction and agricultural loan portfolios. The allocation to agricultural loans has also increased due to an increase in non-performing and adversely classified agricultural loans based on the state of the agricultural economy in central Washington.

    The decreased allocated to single-family residential mortgage loans is primarily due to a decrease in the balances outstanding in the portfolio compared to prior years.

    The decreased allocation to the consumer portfolio is primarily due to a decrease in the average life of consumer loans outstanding with a greater emphasis on originating shorter-term consumer loans and a decrease in non-performing consumer loans. The reduction in the allocation also reflects the change in the methodology of allocating the allowance for losses on loans to the consumer portfolio.

    Although the allocation of the allowance for losses on loans is an important credit management tool, the entire allowance for losses on loans is available for the entire loan portfolio. The following table sets forth the allocation of the allowance for losses on loans by loan category as of the dates indicated.

Dollars in thousands	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998	September 30, 1997	September 30, 1996
Commercial loans	$4,448	$3,632	$2,785	$2,454	$1,592	$1,064
Real estate mortgage loans:
Single-family residential	2,076	3,265	2,471	3,288	2,092	1,611
Commercial	2,862	1,342	1,525	1,878	998	2,130
Real estate construction	2,804	301	302	424	494	459
Consumer loans	311	1,376	1,441	996	1,012	1,047
Agricultural loans	1,921	394	334	285	59	214
Unallocated	3,139	4,872	5,265	3,899	4,857	3,710

Total	$17,561	$15,182	$14,123	$13,224	$11,104	$10,235

    OTHER REAL ESTATE—Other real estate includes property acquired by PNWB through foreclosure and real estate held for development. Other real estate is carried at the lower of the estimated fair value or the principal balance of the foreclosed loans. The real estate held for development portfolio primarily consists of one land development project. PNWB had other real estate totaling $9.9 million as of December 31, 2000 compared to $9.0 million as of December 31, 1999.

    NON-PERFORMING ASSETS—PNWB's non-performing assets as of December 31, 2000, consisting of non-performing loans and other real estate, totaled $23.8 million or 0.83 percent of total assets. This is an increase from $15.3 million or 0.55 percent of total assets as of December 31, 1999. Non-performing loans increased to $13.9 million as of December 31, 2000 compared to $11.0 million as of December 31, 1999, and $10.9 million as of September 30, 1999. The increase in non-performing loans is primarily due to an increase in non-performing real estate construction, single-family residential and agricultural loans offset by a decrease in non-performing commercial loans. The increase in non-performing real estate construction loans is primarily due to several individual land development loans. The increase in non-performing agricultural loans is primarily due to the state of the agricultural economy in central Washington. Management believes that the allowance for losses on loans is adequate to provide for losses that may be incurred on non-performing loans. Non-performing other real estate was $9.9 million as of December 31, 2000, an increase from $4.3 million as of December 31, 1999. The primary reason for this increase is due to the foreclosure on one commercial property and one land development property and certain reclassifications of amounts previously classified as real estate held for development. Management's intent with respect to real estate held for development changed during the year ended December 31, 2000, and resulted in the reclassification of $2.6 million to non-performing assets. The following table presents information with respect to PNWB's non-performing assets and restructured loans as of the dates indicated.

Dollars in thousands	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998	September 30, 1997	September 30, 1996
Non-performing loans:
Commercial loans	$2,455	$5,038	$3,943	$1,682	$343	$300
Real estate mortgage loans:
Single-family residential	5,020	3,207	4,125	5,036	3,181	2,008
Commercial	991	1,371	792	557	1,212	1,323
Real estate construction	3,920	880	880	634	234	—
Consumer loans	225	366	507	174	417	208
Agricultural loans	1,272	88	652	127	78	—

Total	13,883	10,950	10,899	8,210	5,465	3,839
Other real estate	9,909	4,313	3,560	7,553	6,945	6,053

Total non-performing assets	$23,792	$15,263	$14,459	$15,763	$12,410	$9,892

Restructured loans	$687	$777	$798	$883	$1,403	$1,715
Total non-performing loans to loans receivable	0.79%	0.65%	0.70%	0.60%	0.41%	0.33%
Total non-performing loans to total assets	0.48%	0.39%	0.42%	0.34%	0.21%	0.19%
Total non-performing assets to total assets	0.83%	0.55%	0.56%	0.64%	0.52%	0.49%

    The level of non-performing loans relative to loans receivable has increased since 1995. This trend may continue as PNWB expands its commercial lending activities and expands into new geographic and product markets. Interest income that would have been recognized as of December 31, 2000, had non-accrual loans been current in accordance with their contractual terms amounted to $1.4 million.

    Goodwill and Other Intangible Assets—Goodwill and other intangible assets totaled $20.7 million, or 0.72 percent of total assets and 11.58 percent of total shareholders' equity as of December 31, 2000. Goodwill and other intangible assets totaled $21.5 million, or 0.77 percent of total assets and 12.55 percent of total shareholders' equity as of December 31, 1999. This decrease is due to amortization during 2000 offset by additions to loan servicing rights during the year.

    Goodwill arising from acquisitions represents the excess of the purchase price over the estimated fair value of net assets acquired. As part of the change to a commercial bank, PNWB has consolidated and restructured its mortgage loan origination functions and related processes during 2000. This resulted in the impairment of $0.7 million of goodwill previously recorded for the acquisition of a mortgage brokerage subsidiary in 1996.

    Other intangible assets consist of core deposit intangibles and loan servicing rights. Loan servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained. The estimated fair value of loan servicing rights at the date of the sale of loans is determined based on the discounted present value of expected future cash flows using key assumptions for servicing income and costs and prepayment rates on the underlying loans. The estimated fair value is periodically evaluated for impairment by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated. Loan servicing rights are amortized as an offset to service fees in proportion to and over the period of estimated net servicing income.

    Goodwill and other intangible assets are amortized using the straight-line and accelerated methods over periods not exceeding twenty years.

    DEPOSITS—PNWB offers various types of deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts. Deposit accounts vary as to terms, the principal differences are the minimum balance required, the time period the funds must remain on deposit, the interest rate, and the deposit or withdrawal option. PNWB relies on generating deposits through a marketing strategy that employs a sales staff responsible for generating new customer relationships. As part of initiatives to improve liquidity and to reduce overall funding costs, PNWB began to use brokered and wholesale certificates of deposits during the year ended December 31, 2000. PNWB had a total of $58.2 million of brokered and wholesale certificates of deposit as of December 31, 2000.

    Non-interest-bearing deposits were $244.1 million as of December 31, 2000, compared to $212.9 million as of December 31, 1999. Non-interest-bearing deposits represented 14.2 percent of total deposits as of December 31, 2000, compared to 13.3 percent as of December 31, 1999. Interest-bearing transaction accounts (which includes interest-bearing checking, money market and savings accounts) totaled $569.7 million as of December 31, 2000 compared to $571.1 million as of December 31, 1999. Interest-bearing transaction accounts represented 33.2 percent of total deposits as of December 31, 2000, compared to 35.8 percent as of December 31, 1999.

    Certificates of deposit were $903.4 million as of December 31, 2000, compared to $814.3 million as of December 31, 1999. Certificates of deposit represented 52.6 percent of total deposits as of December 31, 2000, compared to 50.9 percent as of December 31, 1999. The increase in certificates of deposit is primarily due to growth in brokered and wholesale certificates of deposit of $58.2 million.

    Management is pursuing initiatives to increase the percentage of non-interest-bearing deposits and interest-bearing transaction deposits relative to certificates of deposit. This should increase net interest income and service fee revenue while building customer relationships. As of December 31, 2000, 47.4 percent of total deposits were transaction accounts, compared to 49.1 percent as of December 31, 1999.

    The following table indicates the amount of PNWB's certificates of deposit with balances equal to or greater than $100,000 classified by time remaining until maturity as of December 31, 2000.

Dollars in thousands Maturity Period	Amount
Three months or less	$232,285
Three through six months	105,772
Six through twelve months	91,706
Greater than twelve months	38,006

Total	$467,769

    The following table sets forth the balances of deposits by account type as of the dates indicated.

	December 31, 2000		December 31, 1999		September 30, 1999		September 30, 1998
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Non-interest-bearing deposits	$244,100	14.2%	$212,880	13.3%	$197,732	12.5%	$178,625	11.4%
Interest-bearing checking accounts	201,894	11.8	173,751	10.9	171,578	10.9	162,051	10.4
Money market accounts	266,933	15.5	300,267	18.8	273,537	17.3	267,953	17.1
Savings accounts	100,831	5.9	97,035	6.1	103,306	6.6	109,148	7.0
Certificates of deposit	903,350	52.6	814,257	50.9	832,796	52.7	847,048	54.1

Total	$1,717,108		$1,598,190		$1,578,949		$1,564,825

    FHLB ADVANCES AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE—PNWB borrows through advances from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase with third parties. These borrowing sources totaled $918.1 million as of December 31, 2000 compared to $952.9 million as of December 31, 1999. This decrease is a result of the overall increase in deposits. It is management's intention to increase deposits and reduce borrowings in the future.

    The FHLB provides credit for member financial institutions. As members, financial institutions are required to own capital stock in the FHLB, and are authorized to apply for advances on the security of such stock, certain home mortgages and other assets (principally securities that are obligations of, or guaranteed by, the United States). Advances are made to member financial institutions pursuant to several different programs. These programs are generally designed to meet the financial institution's needs while still reflecting market terms and conditions. Pacific Northwest Bank uses advances from the FHLB to supplement funds available to lend and to meet liquidity guidelines. Interest rates on these advances vary in response to general economic conditions.

    PNWB also uses the securities market for borrowings by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings.

    The following table sets forth certain information with respect to FHLB advances and securities sold under agreements to repurchase during the periods indicated:

As of or for the period ended Dollars in thousands	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998
Maximum amount outstanding at any month end during the period:
FHLB advances	$787,526	$696,587	$718,709	$663,385
Securities sold under agreements to repurchase	286,807	282,655	133,992	214,917
Approximate average amount outstanding during the period:
FHLB advances	707,814	680,928	601,931	559,012
Securities sold under agreements to repurchase	267,570	165,612	131,723	157,898
Balance outstanding at end of period:
FHLB advances	643,200	670,234	682,238	546,033
Securities sold under agreements to repurchase	274,920	282,655	131,972	128,613
Weighted average rate paid during the period:
FHLB advances	6.07%	5.55%	5.38%	5.61%
Securities sold under agreements to repurchase	6.66	5.86	5.77	5.81
Weighted average rate paid at end of period:
FHLB advances	6.37	5.59	5.41	5.40
Securities sold under agreements to repurchase	6.88	5.96	5.70	5.72

    GUARANTEED PREFERRED BENEFICIAL INTERESTS IN SUBORDINATED DEBT—On November 15, 1999, $40 million of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust). The Trust is a business trust organized in November 1999, and Pacific Northwest Bancorp owns 100 percent of the common equity of the Trust.

    The proceeds of the offering were invested by the Trust in junior subordinated debentures of Pacific Northwest Bancorp. The debentures held by the Trust are the sole assets of the Trust. Distributions on the capital securities issued by the Trust are payable semiannually at 9.875 percent per annum, which is equal to the interest rate being earned by the Trust on the debentures held by the Trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. The debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029. Pacific Northwest Bancorp entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.

    PNWB used the proceeds for general corporate purposes including stock repurchases and investment in the subsidiary bank. The capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.

CAPITAL

    Pacific Northwest Bancorp is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors. PNWB manages various capital levels at both the holding company and subsidiary bank level to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution. See Note 20 of the Consolidated Financial Statements for detail of regulatory capital ratios for Pacific Northwest Bancorp and Pacific Northwest Bank.

    On November 16, 1999, the Board of Directors authorized the purchase of an additional 5 percent of Pacific Northwest Bancorp's outstanding shares of common stock in the open market for the following twelve-month period. The Board of Directors previously approved a stock repurchase plan of 5 percent on January 20, 1999. During the year ended December 31, 2000, 468,000 shares (3 percent of the total common shares outstanding) at a total price of $7.9 million were repurchased.

    PNWB's total shareholders' equity was $178.7 million and book value per share was $11.54 as of December 31, 2000. PNWB's total shareholders' equity was $171.7 million and book value per share was $10.87 as of December 31, 1999. The increase in shareholders' equity is due to net income of $6.3 million, other comprehensive income of $15.1 million, the issuance of $0.9 million of common stock and the ESOP debt repayment of $1.3 million. These increases in shareholders' equity are offset by $8.7 million in dividends paid to shareholders and $7.9 million of common stock repurchases.

    During fiscal year 2000, Pacific Northwest Bancorp declared cash dividends totaling $0.56 per share, consistent with $0.56 per share for the year ended September 30, 1999.

LIQUIDITY RESOURCES

    Liquidity management focuses on the need to meet both short-term funding requirements and PNWB's long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers. Management structures the balance sheet to meet these needs. PNWB desires to attract and retain business and retail customer relationships with a focus on transaction accounts and commercial and consumer lending. PNWB also uses wholesale funds through advances from the FHLB and the sale of securities under agreements to repurchase to fund asset growth and meet liquidity needs. Other sources of funds for liquidity include loan repayments, loan sales, security sales and mortgage-backed and related security repayments. Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows are affected by changes in interest rates.

    PNWB has capacity to borrow additional funds from the FHLB through pre-approved credit lines. These credit lines have pledge requirements whereby PNWB must maintain unencumbered collateral with a par value at least equal to the outstanding balance. As of December 31, 2000, the additional amount available under credit lines from the FHLB was $502.8 million. Additionally, PNWB uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings. If the estimated fair value of the securities were to decline as a result of an increase in interest rates or other factors, PNWB would be required to pledge additional securities or cash as collateral. As of December 31, 2000, PNWB had $132.1 million of available credit from third parties to sell securities under agreements to repurchase.

    The analysis of liquidity also includes a review of PNWB's consolidated statement of cash flows for 2000. The consolidated statement of cash flows details PNWB's operating, investing and financing activities during the year. The most significant items under operating activities include net income of $6.3 million and an increase in other liabilities of $10.9 million. Operating activities also include the add back of non-cash depreciation, amortization of intangible assets, impairment of goodwill, provision for losses on loans and loss on other real estate totaling $15.3 million. Net cash provided by operating activities is also adjusted for the net loss on securities available for sale of $6.1 million. Investing activities included proceeds from the sale of securities available for sale of $156.5 million, proceeds from maturing and principal repayments on securities available for sale of $87.3 million and purchases of securities available for sale of $156.9 million. Investing activities also include a $372.8 million increase in loans receivable and $160.5 million of proceeds from the sale of loans. During 2000, financing activities included $36.1 million in borrowing repayments, net of borrowing proceeds, a $29.8 million increase in deposits, a $89.1 million increase in certificates of deposit, $8.8 million paid in cash dividends to shareholders and $7.9 million in common stock repurchases.

SUPERVISION AND REGULATION

    Pacific Northwest Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956 (BHCA) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB). Under the BHCA, Pacific Northwest Bancorp files with the FRB annual reports of operations and such additional information as the FRB may require. Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking.

    Pacific Northwest Bank is a member of the Federal Deposit Insurance Corporation (FDIC), and as such, is subject to examination thereby. Pacific Northwest Bank is a state-chartered commercial bank subject to regulation and supervision by the Washington Department of Financial Institutions Division of Banks. In practice, the primary regulator makes regular examinations of the subsidiary bank subject to its regulatory review or participates in joint examinations with other regulators. Areas subject to regulation by federal or state authorities include the allowance for losses on loans, investments, loans, mergers and acquisitions, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

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

MARKET RISK

    PNWB's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on PNWB's financial condition and results of operations.

    PNWB is sensitive to the potential change in interest rates and the resulting impact on net interest income. It has been an objective of management to reduce this sensitivity through the use of adjustable rate loans and short-term commercial and consumer loans. This enables PNWB to better match the duration of its deposit base with these types of assets.

    In addition to adjustable rate loans, PNWB uses a number of additional strategies to minimize the impact on net income due to significant changes in interest rates. The strategies utilized by PNWB include sales of long-term, fixed-rate mortgage loans, emphasis on growth in non-interest-bearing deposits and adjustable rate commercial lending.

    Management uses simulation analysis to measure PNWB's interest sensitivity position. This simulation analysis is used to evaluate the effects of potential interest rate movements on net interest income. The simulation analysis model is dynamic in nature, and incorporates management's current balance sheet strategy. Management develops assumptions regarding interest rate spreads, projected balances, expected maturities, cash flows and prepayment assumptions under different interest rate scenarios.

    The table on the following page sets forth the balances of PNWB's financial instruments at the expected maturity dates, as well as the estimated fair value of those financial instruments as of December 31, 2000. The expected maturities take into consideration historical and estimated principal prepayments for loans and mortgage-backed securities. Principal prepayments are the amounts of principal reduction, over and above normal amortization.

    The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rates for non-interest-bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts are 14 percent, 20 percent, 33 percent and 20 percent, respectively. The weighted average interest rates for financial instruments presented are actual as of December 31, 2000.

    The estimated fair value amounts have been determined by PNWB using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimated fair value amounts. Accordingly, the estimated fair values presented herein are not necessarily indicative of the amounts PNWB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and due from banks, federal funds sold, securities purchased under agreements to resell and interest receivable is a reasonable estimate of the fair value for such financial assets. The estimated fair values of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes. The estimated fair value of loans receivable is based on discounted cash flows, using interest rates currently offered for loans of similar characteristics. The estimated fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of December 31, 2000. The estimated fair value of certificates of deposit is based on the present value of contractual cash flows using a discount rate based on the current average rate for deposits with similar characteristics. The estimated fair value of FHLB advances and securities sold under agreements to repurchase is based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of December 31, 2000. The estimated fair value of guaranteed preferred beneficial interests in subordinated debt is based on quoted market rates for subordinated debt with similar interest rates and similar characteristics. The estimated fair values presented are based on information available as of December 31, 2000.

Expected maturity date year ended December 31, Dollars in thousands	2001	2002	2003	2004	2005	Thereafter	Total	Estimated Fair Value
Financial Assets
Cash and due from banks
Non-interest-bearing	$70,566	$—	$—	$—	$—	$—	$70,566	$70,566
Interest-bearing	8,295	—	—	—	—	—	8,295	8,295
Weighted average interest rate	5.57%	—	—	—	—	—	5.57%
Federal funds sold and securities purchased under agreements to resell	7,467	—	—	—	—	—	7,467	7,467
Weighted average rate	6.78%	—	—	—	—	—	6.78%
Securities available for sale	115,352	137,772	110,612	105,131	64,154	307,468	840,489	840,489
Weighted average interest rate	6.56%	6.53%	6.24%	6.26%	6.41%	6.65%	6.50%
Securities held to maturity	9,119	6,746	5,422	4,460	3,694	35,300	64,741	63,823
Weighted average interest rate	6.36%	6.44%	6.38%	6.33%	6.29%	7.05%	6.74%
Loans receivable
Fixed rate	98,478	85,173	71,190	54,731	41,704	169,167	520,443	527,557
Weighted average interest rate	8.76%	8.61%	8.36%	8.25%	8.36%	8.04%	8.36%
Variable rate	478,310	165,641	116,336	95,787	73,729	325,862	1,255,665	1,259,858
Weighted average interest rate	10.01%	9.10%	8.84%	8.78%	8.67%	8.56%	9.23%
Loans held for sale	14,187	—	—	—	—	—	14,187	14,385
Weighted average interest rate	8.06%	—	—	—	—	—	8.06%
Interest receivable	19,762	—	—	—	—	—	19,762	19,762
Financial Liabilities
Non-interest-bearing deposits	$34,174	$29,390	$25,275	$21,737	$18,693	$114,831	$244,100	$244,100
Interest-bearing checking accounts	40,379	32,303	25,842	20,674	16,539	66,157	201,894	201,894
Weighted average interest rate	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
Money market accounts	88,088	59,019	39,543	26,494	17,751	36,038	266,933	266,933
Weighted average interest rate	4.27%	4.27%	4.27%	4.27%	4.27%	4.27%	4.27%
Savings accounts	20,166	16,133	12,906	10,325	8,260	33,041	100,831	100,831
Weighted average interest rate	1.60%	1.60%	1.60%	1.60%	1.60%	1.60%	1.60%
Certificates of deposit	785,962	65,575	38,720	4,705	6,558	1,830	903,350	905,672
Weighted average interest rate	6.31%	6.07%	6.04%	5.53%	6.24%	6.32%	6.27%
FHLB advances
Fixed rate	525,000	25,400	75,000	—	—	—	625,400	624,340
Weighted average interest rate	6.55%	5.09%	5.50%	—	—	—	6.36%
Adjustable rate	17,000	800	—	—	—	—	17,800	17,808
Weighted average interest rate	6.83%	6.54%	—	—	—	—	6.81%
Securities sold under agreements to repurchase	252,720	22,200	—	—	—	—	274,920	275,776
Weighted average interest rate	6.90%	7.40%	—	—	—	—	6.88%
Guaranteed preferred beneficial interest in subordinated debt	—	—	—	—	—	40,000	40,000	37,393
Weighted average interest rate	—	—	—	—	—	9.88%	9.88%

    While this table provides some information about PNWB's interest sensitivity, it does not predict the trends of future earnings. For this reason, PNWB uses financial modeling to forecast earnings under different interest rate projections. While this modeling is helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

ACCOUNTING CHANGES

    In June 1998, the Financial Accounting and Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amended certain provisions of SFAS No. 133 to clarify certain areas causing difficulties in implementation. This statement, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at estimated fair value. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. This statement was adopted by PNWB on January 1, 2001. The adoption of this statement did not have a material impact on PNWB's financial condition or results of operations. As permitted by the provisions of this statement, PNWB reclassified all securities held to maturity to securities available for sale on January 1, 2001. This reclassification resulted in other comprehensive loss of $0.6 million, net of income taxes of $0.3 million.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation: an interpretation of APB No. 25." This interpretation provides clarification of certain issues, such as determination of who is an employee and the criteria for determining whether a plan qualifies as a non-compensatory plan. This interpretation also clarifies the accounting for various modifications to the terms of a previously fixed stock option and the accounting for an exchange of stock compensation awards in a business combination. PNWB believes its accounting for stock based compensation is in conformity with this guidance, and therefore this interpretation had no impact on PNWB's financial condition or results of operations.

    In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of SFAS No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures; however, it carries over most of SFAS No. 125's provisions without reconsideration. The standards addressed in this statement are based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for the year ended December 31, 2000. The adoption of this statement affects the disclosures in PNWB's consolidated financial statements; however, management does not expect the adoption of this statement to have a material impact on PNWB's financial condition or results of operations.

FORWARD-LOOKING STATEMENTS

    In this Management Discussion and Analysis, PNWB has included certain "forward-looking statements" concerning its future operations. It is PNWB's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing PNWB of the protections of such safe harbor with respect to all forward-looking statements contained in this Management Discussion and Analysis. Sentences containing words such as "may," "will," "expect," "anticipate," "believe," "estimate," "should," "projected," or similar words may constitute forward-looking statements. Although PNWB believes that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, it is possible that actual results may differ materially from these expectations. PNWB has used these statements to describe expectations and estimates in various areas, including, but not limited to: changes in the economy of the markets in which it operates; interest rate movements; future acquisition and growth strategies; system conversions and integration activities; the impact of competitive products, services and pricing; and legislative, regulatory and accounting changes affecting the banking and financial services industry. Actual results could vary materially from the future results covered in forward-looking statements. Factors such as interest rate trends and loan delinquency rates, as well as the general state of the economy in Washington state and the United States as a whole, could also cause actual results to vary materially from the future results anticipated in such forward-looking statements. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

REPORT OF MANAGEMENT TO SHAREHOLDERS

     Management of Pacific Northwest Bancorp is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include judgments and estimates of management. Pacific Northwest Bancorp's management also prepared the other information included in this report and is responsible for its accuracy and consistency with the consolidated financial statements.

    Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The internal control system is supported by written policies and procedures and by audits performed by an internal audit staff that reports to the Audit Committee of the Board of Directors. Internal auditors monitor the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee provides oversight to the financial reporting process. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. The concept of reasonable assurance is based on the recognition that the costs of such a system should not exceed the benefits to be received. Management believes the system provides an appropriate cost/benefit balance.

    Management assesses Pacific Northwest Bancorp's internal control structure over financial reporting. Based on these assessments, management believes that Pacific Northwest Bancorp maintains an effective internal control system over financial reporting.

Patrick M. Fahey President and Chief Executive Officer	Bette J. Floray Executive Vice President and Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     To the Board of Directors and Shareholders
Pacific Northwest Bancorp

    We have audited the accompanying consolidated statements of financial condition of Pacific Northwest Bancorp (formerly InterWest Bancorp, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2000, the three-month period ended December 31, 1999 and for each of the two years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of Pacific Northwest Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Northwest Bancorp and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, the three-month period ended December 31, 1999, and for each of the two years in the period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

Seattle, Washington January 31, 2001	Ernst & Young LLP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Dollars in thousands As of December 31,	2000	1999
Assets
Cash and due from banks
Non-interest-bearing	$70,566	$104,415
Interest-bearing	8,295	9,647
Federal funds sold and securities purchased under agreements to resell	7,467	—
Securities available for sale, at estimated fair value	840,489	792,329
Securities held to maturity (estimated fair value: 2000—$63,823 and 1999—$66,477)	64,741	68,896
Loans receivable	1,776,108	1,687,497
Allowance for losses on loans	(17,561)	(15,182)

Net loans receivable	1,758,547	1,672,315
Loans held for sale (estimated fair value: 2000—$14,385 and 1999—$22,718)	14,187	22,397
Interest receivable	19,762	16,781
Other real estate	9,909	8,955
Premises and equipment	58,466	53,847
Goodwill and other intangible assets	20,701	21,544
Other assets	9,740	11,442

Total assets	$2,882,870	$2,782,568

Liabilities
Deposits
Non-interest-bearing	$244,100	$212,880
Interest-bearing	1,473,008	1,385,310

Total deposits	1,717,108	1,598,190
Federal Home Loan Bank (FHLB) advances	643,200	670,234
Securities sold under agreements to repurchase	274,920	282,655
Guaranteed preferred beneficial interests in subordinated debt	40,000	40,000
Other borrowings	1,753	4,370
Other liabilities	27,153	15,399

Total liabilities	2,704,134	2,610,848
Shareholders' Equity
Common stock, no par value Authorized shares 30,000,000 Issued and outstanding: 2000—15,494,357 shares and 1999—15,800,377 shares	—	—
Paid-in capital	26,291	33,297
Retained earnings	159,613	162,043
Debt related to employee stock ownership plan (ESOP)	(1,668)	(2,980)
Accumulated other comprehensive loss:
Unrealized loss on securities available for sale, net of tax	(5,500)	(20,640)

Total shareholders' equity	178,736	171,720

Total liabilities and shareholders' equity	$2,882,870	$2,782,568

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

Dollars in thousands, except per share amounts	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Interest Income
Loans receivable and loans held for sale	$159,870	$36,297	$126,482	$127,472
Securities available for sale	52,402	12,264	45,403	43,996
Securities held to maturity	4,345	1,096	4,995	5,595
Other	1,571	724	2,779	3,216

	218,188	50,381	179,659	180,279
Interest Expense
Deposits	63,805	14,791	55,416	60,841
FHLB advances and other borrowings	43,113	9,553	32,467	31,468
Securities sold under agreements to repurchase	17,787	2,445	7,597	9,174
Guaranteed preferred beneficial interests in subordinated debt	3,950	494	—	—

	128,655	27,283	95,480	101,483
Net interest income	89,533	23,098	84,179	78,796
Provision for losses on loans	4,750	550	2,000	2,807

Net interest income after provision for losses on loans	84,783	22,548	82,179	75,989
Non-Interest Income
Service fees	11,974	2,744	11,575	10,987
Investment product fees and insurance commissions	2,869	634	3,125	2,130
Gain (loss) on sale of securities available for sale	(6,113)	—	72	813
Gain on sale of loans	905	71	8,095	10,421
Gain on sale of loan servicing rights	—	—	2,798	—
Gain on sale of other real estate	177	93	361	289
Other	2,581	748	2,382	1,833

	12,393	4,290	28,408	26,473
Non-Interest Expense
Compensation and employee benefits	39,398	9,799	37,486	32,636
General and administrative	15,608	4,064	14,882	13,964
Occupancy and equipment	10,626	2,516	9,595	8,893
Data processing	5,684	1,258	4,599	3,766
Loss from real estate write-downs and operations	2,504	63	887	1,957
Amortization of goodwill and core deposit intangible	1,290	323	698	261
Conversion and integration	7,361	—	—	—
Severance and employment agreements	3,325	420	—	—
Impairment of goodwill	749	—	—	—
Merger-related charges	—	—	—	5,495

	86,545	18,443	68,147	66,972
Income before income taxes	10,631	8,395	42,440	35,490
Income tax expense	4,362	2,933	14,585	12,848

Net income	$6,269	$5,462	$27,855	$22,642

Basic net income per share	$0.40	$0.34	$1.78	$1.45

Diluted net income per share	$0.40	$0.34	$1.74	$1.40

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock, No Par Value Shares	Paid-In Capital	Retained Earnings	Debt Related to ESOP	Accumulated Other Comprehensive Income (Loss)	Total
Dollars in thousands, except share data
October 1, 1997	15,664,812	$35,821	$126,064	$—	$(1,115)	$160,770
Dividends declared, $0.50 per share			(7,676)			(7,676)
Issuance of common stock:
Stock option and stock purchase plans	134,397	725				725
Purchase and retirement of common stock	(809)	(34)				(34)
Debt related to ESOP	(147,055)			(3,935)		(3,935)
Pooling accounting adjustment			(1,249)			(1,249)
Comprehensive income:
Net income			22,642			22,642
Other comprehensive income (loss)—
Unrealized gain on securities available for sale, net of taxes of $505					937	937
Reclassification adjustment for gains included in net income, net of taxes of $285					(528)	(528)
Total comprehensive income						23,051

September 30, 1998	15,651,345	36,512	139,781	(3,935)	(706)	171,652
Dividends declared, $0.56 per share			(8,808)			(8,808)
Issuance of common stock:
Stock option plans	285,900	1,525				1,525
Purchase and retirement of common stock	(521,500)	(11,910)				(11,910)
ESOP debt repayment	18,945			327		327
Comprehensive income:
Net income			27,855			27,855
Other comprehensive loss—
Unrealized loss on securities available for sale, net of taxes of $8,232					(15,288)	(15,288)
Reclassification adjustment for gains included in net income, net of taxes of $25					(47)	(47)
Total comprehensive income						12,520

September 30, 1999	15,434,690	26,127	158,828	(3,608)	(16,041)	165,306
Dividends declared, $0.14 per share			(2,247)			(2,247)
Issuance of common stock:
Stock option plans	55,600	328				328
Acquisitions	677,109	14,463				14,463
Purchase and retirement of common stock	(392,500)	(7,621)				(7,621)
ESOP debt repayment	25,478			628		628
Comprehensive income:
Net income			5,462			5,462
Other comprehensive loss—
Unrealized loss on securities available for sale, net of taxes of $2,476					(4,599)	(4,599)
Total comprehensive income						863

December 31, 1999	15,800,377	33,297	162,043	(2,980)	(20,640)	171,720
Dividends declared, $0.56 per share			(8,699)			(8,699)
Issuance of common stock:
Stock option plans	111,964	779				779
Stock grants	2,455	75				75
Purchase and retirement of common stock	(468,000)	(7,860)				(7,860)
ESOP debt repayment	47,561			1,312		1,312
Comprehensive income:
Net income			6,269			6,269
Other comprehensive income—
Unrealized gain on securities available for sale, net of taxes of $6,013					11,167	11,167
Reclassification adjustment for losses included in net income, net of taxes of $2,140					3,973	3,973
Total comprehensive income						21,409

December 31, 2000	15,494,357	$26,291	$159,613	$(1,668)	$(5,500)	$178,736

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in thousands	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999	Year ended September 30, 1998
Operating Activities
Net income	$6,269	$5,462	$27,855	$22,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,544	1,149	4,832	4,166
Amortization of intangible assets	2,042	495	1,539	771
Impairment of goodwill	749	—	—	—
Provision for losses on loans	4,750	550	2,000	2,807
Loss on other real estate	2,168	10	663	1,595
Amortization (accretion) of premiums and discounts, net	(76)	270	908	3,465
Gain on sale of loans	(905)	(71)	(8,095)	(10,421)
Gain on sale of loan servicing rights	—	—	(2,798)	—
Loss (gain) on sale of securities available for sale	6,113	—	(72)	(813)
Gain on sale of other real estate	(177)	(93)	(361)	(289)
Loan fees deferred, net of amortization	630	730	3,742	2,002
FHLB stock dividends	(2,846)	(777)	(3,177)	(2,526)
Pooling accounting adjustment	—	—	—	(1,114)
Changes in operating assets and liabilities:
Interest receivable	(2,981)	(565)	(971)	(440)
Other assets	(5,059)	383	(106)	867
Other liabilities	10,940	(1,516)	(7,923)	10,841

Net cash provided by operating activities	$27,161	$6,027	$18,036	$33,553
Investing Activities
Proceeds from sale of securities available for sale	156,540	—	258,509	374,572
Purchases of securities available for sale	(156,891)	(14,380)	(923,893)	(903,174)
Proceeds from maturing and principal repayments on securities available for sale	87,320	20,290	552,145	530,998
Proceeds from maturing and principal repayments on securities held to maturity	4,094	1,780	16,340	35,721
Purchases of securities held to maturity	—	—	—	(20)
Proceeds from sale of loans	160,524	2,316	419,079	362,724
Net increase in loans receivable	(372,826)	(134,868)	(592,534)	(439,047)
Proceeds from sale of other real estate	7,654	1,190	8,954	4,603
Purchases of premises and equipment	(10,452)	(748)	(9,171)	(5,771)
Purchases of FHLB stock	(770)	—	(1,863)	(7,102)
Redemption of FHLB stock	5,000	—	—	—
Proceeds from sale of loan servicing rights	—	—	5,622	—
Cash paid for acquisitions, net of cash received	—	9,735	(589)	(8,899)
Improvements capitalized to other real estate	(2,081)	(168)	(1,570)	(1,395)
Net decrease (increase) in federal funds sold and securities purchased under agreements to resell	(7,467)	—	19,863	(7,638)
Federal funds received in acquisition	—	—	—	7,487

Net cash used in investing activities	$(129,355)	$(114,853)	$(249,108)	$(56,941)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Dollars in thousands	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999	Year ended September 30, 1998
Financing Activities
Net increase in deposits	$29,825	$1,494	$28,376	$101,104
Net increase (decrease) in certificates of deposit	89,093	(30,205)	(14,252)	(45,701)
Proceeds from FHLB advances, securities sold under agreements to repurchase, and other borrowings	1,753,541	559,087	960,231	1,655,130
Repayment of FHLB advances, securities sold under agreements to repurchase, and other borrowings	(1,789,615)	(419,111)	(824,383)	(1,735,966)
Proceeds from issuance of guaranteed preferred beneficial interests in subordinated debt	—	40,000	—	—
Dividends paid to shareholders	(8,770)	(2,178)	(8,843)	(6,441)
Issuance of common stock from exercise of stock options	779	328	1,525	830
Purchase and retirement of common stock	(7,860)	(7,621)	(11,910)	(34)

Net cash provided by (used in) financing activities	66,993	141,794	130,744	(31,078)
Net increase (decrease) in cash and cash equivalents	(35,201)	32,968	(100,328)	(54,466)
Cash and due from banks:
Beginning of period	114,062	81,094	181,422	235,888

End of period	$78,861	$114,062	$81,094	$181,422

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$122,465	$26,321	$96,977	$104,537
Income taxes	9,630	—	16,493	10,976
Non-cash investing and financing activities:
Loans receivable transferred to other real estate	8,214	1,355	3,419	4,060
Premises and equipment transferred to other real estate	279	—	532	—
Loans receivable securitized as securities available for sale	120,169	57,018	37,100	—
Transfer of securities from held to maturity to available for sale	—	—	—	9,239
Debt related to ESOP	—	—	—	3,935
ESOP debt repayment	1,312	628	327	—

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION—The consolidated financial statements include the accounts of Pacific Northwest Bancorp (Bancorp) and its wholly owned subsidiaries (collectively, PNWB). As of December 31, 2000, Bancorp's wholly owned subsidiaries were Pacific Northwest Bank and InterWest Capital Trust I. All material intercompany transactions and balances have been eliminated.

    On October 1, 1999, Bancorp acquired NBT Northwest Bancorp (NBT) and its banking subsidiary The Bank of Tukwila of Tukwila, Washington. This acquisition was accounted for using the purchase method.

    On June 20, 2000 the Board of Directors approved a change of PNWB's fiscal year end from September 30 to December 31, retroactively to January 1, 2000.

    Effective September 1, 2000, InterWest Bancorp, Inc. changed its name to Pacific Northwest Bancorp. In conjunction with this change, the company's commercial bank subsidiary, InterWest Bank, changed its name to Pacific Northwest Bank.

    USE OF ESTIMATES—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the consolidated financial statements and thus actual results could differ from the amounts reported and disclosed herein.

    NATURE OF BUSINESS—Pacific Northwest Bancorp is a bank holding company incorporated in Washington state. Through its commercial bank subsidiary, Pacific Northwest Bank, a wide range of financial services are offered to individuals and businesses throughout western and central Washington state. Financial services of PNWB include the banking activities of accepting deposits from businesses and individuals and originating commercial and commercial real estate loans, residential loans, consumer loans, and agricultural loans.

    Investment products are available through Pacific Northwest Financial Services, Inc. and insurance products are available through Pacific Northwest Insurance Agency, Inc., subsidiaries of Pacific Northwest Bank.

    SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY—Securities held to maturity and are carried at amortized cost. Securities are adjusted to the lower of cost or estimated fair value only when an other than temporary impairment in value occurs.

    Those securities that are not classified as held to maturity are classified as available for sale, and are carried at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from net income and are reported, net of tax, as accumulated other comprehensive income or loss, a component of shareholders' equity. The cost of securities subsequently sold is determined by the specific identification method.

    The carrying value of securities held to maturity and securities available for sale is adjusted for unaccreted discounts and unamortized premiums. Discounts are accreted and premiums are amortized using the effective yield method to maturity of the securities. Such accretion and amortization is included as interest income on securities.

    LOANS RECEIVABLE—Loans receivable are stated at the principal amount outstanding, net of deferred loan fees and discounts. Commercial loans are secured liens on real estate, capital assets, accounts receivable and inventory, although certain loans are unsecured. Real estate mortgage loans are generally secured by first liens on single-family dwellings, land, developed lots or commercial property. Agricultural loans are generally secured by farmland, crops and/or equipment. Consumer loans consist of automobile loans, home equity loans, credit card loans and loans for other consumer purposes. Consumer loans include both secured and unsecured personal lines of credit.

    LOANS HELD FOR SALE—Loans held for sale are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

    LOAN FEE INCOME, INTEREST INCOME ON LOANS RECEIVABLE AND UNEARNED INTEREST—Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield. Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold.

    Interest is accrued on loans receivable until the loan is 90 days delinquent or management doubts the collectibility of the loan or the unpaid interest, at which time PNWB establishes a reserve for any accrued interest. If management determines the ultimate collectibility of principal is in doubt, all cash receipts on non-accrual loans are applied to reduce the principal balance.

    ALLOWANCE FOR LOSSES ON LOANS—The allowance for losses on loans is maintained at an amount to sufficiently provide for estimated losses based on evaluating known and inherent risks in the loan portfolio. Management analyzes the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio. The appropriateness of the allowance for losses on loans is estimated based upon factors and trends identified by management at the time financial statements are prepared.

    When available information confirms that specific loans or portions thereof are uncollectible, identified amounts are charged off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; PNWB has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the estimated fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

    All loans are periodically evaluated for impairment, except large groups of homogenous loans that are collectively evaluated for impairment, and loans that are measured at estimated fair value or at the lower of cost or estimated fair value. PNWB considers all single-family residential and consumer loans to be homogenous loans. A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The valuation of impaired loans is based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan's observable market price or the estimated fair value of the collateral if the loan is collateral dependent. Generally, PNWB evaluates a loan for impairment when it is placed on non-accrual status or if a loan is internally risk rated as substandard or doubtful.

    A provision for losses on loans, which is a charge against income, is added to the allowance for losses on loans based on quarterly assessments of the loan portfolio. While management has attributed the allowance for losses on loans to various loan portfolio segments, the allowance is general in nature and is available for the loan portfolio in its entirety.

    The ultimate recovery of all loans is susceptible to future market factors beyond PNWB's control. These factors may result in losses or recoveries differing significantly from those provided in the consolidated financial statements.

    OTHER REAL ESTATE—Other real estate includes properties acquired through foreclosure and property acquired for development. Other real estate is initially recorded at the lower of cost or estimated fair value and is subsequently evaluated to determine that the carrying value does not exceed the estimated fair value of the real estate. Losses that result from ongoing periodic valuation of other real estate is charged to operations in the period in which the losses are identified and are included in loss from real estate write-downs and operations in the consolidated statements of income.

    PREMISES AND EQUIPMENT—Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over estimated useful lives of up to forty years for buildings and three to twenty years for furniture and equipment.

    GOODWILL AND OTHER INTANGIBLE ASSETS—Goodwill arising from acquisitions represent the excess of the purchase price over the estimated fair value of net assets acquired. PNWB periodically evaluates goodwill for impairment.

    Other intangible assets consist of core deposit intangibles and loan servicing rights. Loan servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained. The value of loan servicing rights at the date of the sale of loans is determined based on the discounted present value of expected future cash flows using key assumptions for servicing income and costs and prepayment rates on the underlying loans. The estimated fair value is periodically evaluated for impairment by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated. Loan servicing rights are amortized as an offset to service fees in proportion to and over the period of estimated net servicing income.

    Goodwill and other intangible assets are amortized using the straight-line and accelerated methods over periods not exceeding twenty years. The level of goodwill and other intangible assets as of December 31, 2000, was supported by the value attributed to the operations acquired and loan servicing rights retained.

    ADVERTISING COSTS—PNWB expenses advertising costs as incurred. Advertising expenses for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 were $2,209,000, $565,000, $2,015,000 and $1,658,000, respectively.

    INCOME TAXES—PNWB accounts for income taxes using the liability method. Under the liability method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in PNWB's income tax returns. The deferred tax expense for the period is equal to the net change in the deferred tax asset and liability accounts from the beginning to the end of the period. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    NET INCOME PER SHARE—Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by diluted weighted average shares outstanding, which includes common stock equivalent shares outstanding using the treasury stock method, unless such shares are anti-dilutive. Common stock equivalents include shares issuable upon exercise of stock options. Unallocated shares relating to the debt-leveraged money purchase employee stock ownership plan debt obligation are deducted in the calculation of weighted average shares outstanding.

    STOCK OPTIONS—PNWB has adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No 123, "Accounting for Stock-based Compensation." Accordingly, employee stock options are accounted for under Accounting Principle Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Stock options are granted at exercise prices not less than the fair value of common stock on the date of grant. Under APB No. 25, no compensation expense is recognized pursuant to PNWB's stock option plans.

    COMPREHENSIVE INCOME—Comprehensive income includes net income and other comprehensive income, which refers to unrealized gains and losses that under accounting principles generally accepted in the United States are excluded from net income.

    RECLASSIFICATIONS—Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform to 2000 presentation. The effects of the reclassifications are not considered material.

NOTE 2  ACCOUNTING CHANGES

    In June 1998, the Financial Accounting and Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amended certain provisions of SFAS No. 133 to clarify specific areas presenting difficulties in implementation. SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires the recognition of all derivatives as either assets or liabilities in the statement of financial condition and the measurement of those instruments at estimated fair value. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. This statement was adopted by PNWB on January 1, 2001. The adoption of this statement did not have a material impact on PNWB's financial condition or results of operations. As permitted by the provisions of this statement, PNWB reclassified all securities held to maturity to securities available for sale on January 1, 2001. This reclassification resulted in other comprehensive loss of $597,000, net of income taxes of $321,000.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation: an interpretation of APB No. 25." This interpretation provides clarification of certain issues, such as the determination of who is an employee and the criteria for determining whether a plan qualifies as a non-compensatory plan. This interpretation also clarifies the accounting for various modifications to the terms of a previously fixed stock option and the accounting for an exchange of stock compensation awards in a business combination. PNWB believes its accounting for stock based compensation is in conformity with this guidance, and therefore this interpretation had no impact on PNWB's financial condition or results of operations.

    In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of SFAS No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures; however, it carries over most of SFAS No. 125's provisions without reconsideration. The standards addressed in this statement are based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for the year ended December 31, 2000. The adoption of this statement affects the disclosures in PNWB's consolidated financial statements; however, management does not expect the adoption of this statement to have a material impact on PNWB's financial condition or results of operations.

NOTE 3  BUSINESS COMBINATIONS

    On January 15, 1998, Bancorp acquired Puget Sound Bancorp, Inc. (Puget) of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. At the acquisition date, Puget had total consolidated assets of $53,109,000, total loans receivable of $38,731,000, total deposits of $45,602,000, and shareholders' equity of $5,928,000. Each share of Puget common stock was exchanged for 2.50 shares of Bancorp common stock. The total number of shares issued was 586,420. Effective October 15, 1998, First National Bank of Port Orchard was merged into Pacific Northwest Bank.

    On June 15, 1998, Bancorp acquired Pacific Northwest Bank of Seattle, Washington. At the acquisition date, Pacific Northwest Bank operated four offices in the metropolitan Seattle area of western Washington with total assets of $200,219,000, total loans receivable of $150,125,000, total deposits of $170,210,000, and shareholders' equity of $16,787,000. Each share of Pacific Northwest Bank common stock was exchanged for 5.93 shares of Bancorp common stock. The total number of shares issued was 2,346,081. Effective July 1, 2000, Pacific Northwest Bank was merged into InterWest Bank. Effective September 1, 2000, InterWest Bank's name was changed to Pacific Northwest Bank.

    On June 16, 1998, Bancorp acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. At the acquisition date, Pioneer had total consolidated assets of $108,399,000, total loans receivable of $63,377,000, total deposits of $87,213,000, and shareholders' equity of $9,337,000. Each share of Pioneer common stock was exchanged for 2.01 shares of Bancorp common stock. The total number of shares issued was 692,846. Effective January 22, 1999, Pioneer National Bank was merged into Pacific Northwest Bank.

    The acquisitions of Puget, Pacific Northwest Bank and Pioneer were accounted for using the pooling-of-interests method.

    The consolidated financial statements were adjusted to conform the December 31 fiscal year end of Puget, Pacific Northwest Bank and Pioneer to that of Bancorp's previous September 30 fiscal year end. In accordance with accounting principles generally accepted in the United States, interest income of $7,185,000, net interest income of $4,535,000 and net income of $1,249,000 for the period from October 1, 1997 to December 31, 1997, has been included in the consolidated statements of income for the year ended September 30, 1998 and 1997. Accordingly, $1,249,000 has been deducted from retained earnings in the consolidated statement of shareholders' equity for the year ended September 30, 1998.

    On August 31, 1998, Bancorp acquired Kittitas Valley Bancorp, Inc. (Kittitas) and its commercial banking subsidiary, Kittitas Valley Bank N.A. of Ellensburg, Washington. At the acquisition date, Kittitas had total consolidated assets of $47,441,000, total loans receivable of $27,945,000, total deposits of $39,239,000 and shareholders' equity of $4,290,000. The transaction was completed through the payment of $6,436,000 in cash and the issuance of 229,831 shares of Bancorp common stock to Kittitas shareholders. The total acquisition price was $12,284,000 and resulted in goodwill of $8,341,000 recorded by Bancorp. This goodwill is being amortized using the straight-line method over a period of twenty years. This acquisition was accounted for using the purchase method and as such the accounts and operations of Kittitas Valley Bank, N.A. are included in the consolidated financial statements for periods subsequent to August 31, 1998. Effective January 3, 2000, Kittitas Valley Bank, N.A. was merged into Pacific Northwest Bank.

    On October 1, 1999, Bancorp acquired NBT Northwest Bancorp (NBT) of Tukwila, Washington and its commercial banking subsidiary, The Bank of Tukwila. At the acquisition date, NBT operated one financial center in south King County, Washington with total consolidated assets of $53,018,000, total loans receivable of $37,780,000, total deposits of $47,953,000 and shareholders' equity of $4,908,000. Each share of NBT common stock has been exchanged for 0.88 shares of Bancorp common stock. The total number of shares issued was 677,109. The total acquisition price was $14,752,000 and resulted in goodwill of $9,844,000 recorded by Bancorp. This goodwill is being amortized using the straight-line method over a period of twenty years. This acquisition was accounted for using the purchase method and as such the accounts and operations of The Bank of Tukwila are included in the consolidated financial statements for periods subsequent to October 1, 1999. Effective July 1, 2000, The Bank of Tukwila was merged into Pacific Northwest Bank.

NOTE 4  SECURITIES AVAILABLE FOR SALE

    Securities available for sale are carried at estimated fair value. The amortized cost and estimated fair values of securities available for sale are summarized as follows:

Dollars in thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2000
U.S. treasury and agency securities	$222,788	$585	$597	$222,776
Obligations of states and political subdivisions	1,175	14	2	1,187
Mortgage-backed and related securities	535,547	1,959	7,304	530,202
FHLB stock	42,962	—	—	42,962
Other securities	46,479	—	3,117	43,362

Total	$848,951	$2,558	$11,020	$840,489

December 31, 1999
U.S. treasury and agency securities	$165,784	$11	$4,821	$160,974
Obligations of states and political subdivisions	1,106	2	1	1,107
Mortgage-backed and related securities	573,198	2	26,125	547,075
FHLB stock	44,346	—	—	44,346
Other securities	39,613	—	786	38,827

Total	$824,047	$15	$31,733	$792,329

    The amortized cost and estimated fair value of securities available for sale as of December 31, 2000, by contractual maturity are summarized as follows:

Dollars in thousands	Amortized Cost	Estimated Fair Value
Due in one year or less	$31,621	$31,661
Due after one year but within five years	194,942	194,820
Due after five years but within ten years	129	135
Due after ten years	43,750	40,709

	270,442	267,325
FHLB Stock	42,962	42,962
Mortgage-backed and related securities	535,547	530,202

Total	$848,951	$840,489

    Proceeds from the sale of securities available for sale during the years ended December 31, 2000, September 30, 1999 and September 30, 1998 were $156,540,000, $258,509,000 and $374,572,000, respectively. PNWB realized gains of $663,000, $238,000, and $905,000 and losses of $6,776,000,

$166,000 and $92,000 on those sales during the years ended December 31, 2000, September 30, 1999 and September 30, 1998, respectively. There were no sales of securities available for sale during the three-month period ended December 31, 1999.

    Securities available for sale include mortgage-backed and related securities with estimated fair values of $175,935,000 and $89,291,000 as of December 31, 2000 and 1999, respectively that were securitized from PNWB's single-family residential loan portfolio.

NOTE 5  SECURITIES HELD TO MATURITY

    Securities held to maturity are carried at amortized cost. The amortized cost and estimated fair value of securities held to maturity are summarized as follows:

Dollars in thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2000
Obligations of states and political subdivisions	$998	$1	$—	$999
Mortgage-backed and related securities	63,743	—	919	62,824

Total	$64,741	$1	$919	$63,823

December 31, 1999
Obligations of states and political subdivisions	$1,625	$1	$—	1,626
Mortgage-backed and related securities	67,271	—	2,420	64,851

Total	$68,896	$1	$2,420	$66,477

    The amortized cost and estimated fair value of securities held to maturity as of December 31, 2000, by contractual maturity are summarized as follows:

Dollars in thousands	Amortized Cost	Estimated Fair Value
Due in one year or less	$897	$898
Due after one year but within five years	101	101

	998	999
Mortgage-backed and related securities	63,743	62,824

Total	$64,741	$63,823

NOTE 6  LOANS RECEIVABLE AND LOANS HELD FOR SALE

    Loans receivable and loans held for sale consisted of the following as of December 31:

Dollars in thousands	2000	1999
Commercial loans	$430,147	$347,443
Real estate mortgage loans:
Single-family residential	420,084	462,853
Commercial	427,958	427,940
Real estate construction	334,789	323,281
Consumer loans	130,222	104,446
Agricultural loans	55,850	54,071

	1,799,050	1,720,034
Less:
Loans held for sale	14,187	22,397
Allowance for losses on loans	17,561	15,182
Deferred loan fees and discounts	8,755	10,140

Net loans receivable	$1,758,547	$1,672,315

    PNWB serviced loans, owned in whole or in part by others, of $484,110,000, $291,755,000, $260,821,000 and $511,331,000 as of December 31, 2000 and 1999 and September 30, 1999 and 1998, respectively.

    As of December 31, 2000, PNWB had $266,211,000 in real estate loan commitments to extend credit. Other loan commitments to extend credit, which include commercial and consumer lines of credit, totaled $250,294,000 as of December 31, 2000. Outstanding commitments to extend credit under standby letters of credit and commercial letters of credit totaled $47,512,000 and $16,614,000, respectively, as of December 31, 2000.

    Non-accrual loans totaled $13,883,000 and $10,950,000 as of December 31, 2000 and 1999, respectively. Interest income not recognized on these loans was $1,429,000 and $853,000 as of December 31, 2000 and 1999, respectively.

    PNWB originates loans primarily in the state of Washington. Although PNWB has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is affected by the economy in Washington state.

NOTE 7  ALLOWANCE FOR LOSSES ON LOANS

    The activity in the allowance for losses on loans for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 is summarized as follows:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Balance, beginning of period	$15,182	$14,123	$13,224	$11,104
Provision for losses on loans	4,750	550	2,000	1,707
Merger and acquisition activity:
Provision pursuant to acquisition	—	—	—	1,100
Allowance acquired	—	778	—	295
Pooling accounting adjustment	—	—	—	(76)
Recoveries	585	105	452	384
Charge-offs	(2,956)	(374)	(1,553)	(1,290)

Balance, end of period	$17,561	$15,182	$14,123	$13,224

    The following is a summary of loans considered impaired and the related interest income as of and for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Recorded investment in impaired loans at end of period	$3,819	$5,205	$2,797	$2,448
Average recorded investment in impaired loans	4,339	5,119	2,890	3,043
Interest income recognized on impaired loans	282	46	151	240

    Total allocated reserves for impaired loans were $583,000 and $649,000 as of December 31, 2000 and 1999, respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.

NOTE 8  PREMISES AND EQUIPMENT

    Premises and equipment consisted of the following as of December 31:

Dollars in thousands	2000	1999
Buildings and leasehold improvements	$41,109	$39,024
Furniture and equipment	42,193	33,832

	83,302	72,856
Less accumulated depreciation	(35,250)	(29,756)

	48,052	43,100
Land	10,414	10,747

Total	$58,466	$53,847

    Depreciation expense for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 was $5,544,000, $1,149,000, $4,832,000, and $4,166,000, respectively.

    PNWB leases certain premises under operating leases. Rental expense for leased premises was $1,582,000, $409,000, $1,453,000, and $1,372,000 for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998, respectively. Minimum rental commitments under non-cancelable operating leases having an original or remaining term of more than one year were as follows as of December 31, 2000:

Dollars in thousands Year ending December 31:	2001	2002	2003	2004	2005	Thereafter	Total
Minimum rental commitments	$1,730	$1,332	$1,076	$770	$770	$656	$6,334

NOTE 9  GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets consisted of the following as of December 31:

Dollars in thousands	2000	1999
Goodwill	$17,242	$18,784
Core deposit intangible	598	773
Loan servicing intangibles	2,861	1,987

Total	$20,701	$21,544

    Accumulated amortization of goodwill totaled $1,845,000 and $971,000 as of December 31, 2000 and 1999. As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes. This resulted in the impairment of $749,000 of goodwill related to the acquisition of a mortgage brokerage subsidiary in 1996.

    The changes in loan servicing intangible assets for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 is summarized as follows:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Balance, beginning of period	$1,987	$1,714	$3,690	$1,983
Additions	1,659	424	2,637	2,490
Less: Basis sold	—	—	(3,203)	—
Amortization and write-downs	(785)	(151)	(1,410)	(783)

Balance, end of period	$2,861	$1,987	$1,714	$3,690

    The estimated fair value of loan servicing intangible assets exceeded the net book value as of December 31, 2000 and 1999. The estimated fair value was determined by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.

    During the year ended December 31, 2000, PNWB sold $66,543,000 of commercial real estate mortgage loans, securitized $120,169,000 of single-family residential loans and sold $62,360,000 of single-family residential loans and retained the right to service the respective loans. PNWB does not have any retained interests in the loans sold. Information and weighted average assumptions pertaining to these sales and securitizations is as follows during the year ended December 31, 2000:

Dollars in thousands	Single Family Residential	Commercial Real Estate
Servicing asset recognized	$1,393	$266
Estimated annual servicing income	0.25%	0.11%
Weighted average life of loans (in years)	3.9	5.1
Prepayment rate	14.8%	7.3%
Cash flow discount rate	8.7%	8.9%

NOTE 10  INTEREST-BEARING DEPOSITS

    Interest-bearing deposits consisted of the following as of December 31:

Dollars in thousands	Weighted Average Interest Rate as of December 31, 2000	2000	1999
Interest-bearing checking accounts	1.50%	$201,894	$173,751
Money market accounts	4.27%	266,933	300,267
Savings accounts	1.60%	100,831	97,035

	2.84%	569,658	571,053

Certificates of deposit:
Due within one year		785,962	724,039
After one year but within two years		65,575	58,291
After two years but within three years		38,720	22,445
After three years but within four years		4,705	4,897
After four years but within five years		6,558	3,453
After five years		1,830	1,132

Total certificates of deposit	6.27%	903,350	814,257

Total	4.94%	$1,473,008	$1,385,310

    Deposits as of December 31, 2000 and 1999 included $144,455,000 and $86,421,000, respectively, in public fund deposits. Securities with book values of $24,992,000 and $13,807,000 were pledged as collateral on these deposits as of December 31, 2000 and 1999, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

    Certificates of deposit greater than or equal to $100,000 totaled $467,769,000 and $387,815,000 as of December 31, 2000 and 1999, respectively.

    Deposit interest expense by account type for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 were as follows:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Certificates of deposit greater than or equal to $100,000	$24,897	$5,700	$19,126	$20,486
Other certificates of deposit	23,606	5,413	22,959	27,890
Money market accounts	11,563	2,707	9,392	7,955
Interest-bearing checking accounts	2,017	539	2,102	2,055
Savings accounts	1,722	432	1,837	2,455

Total	$63,805	$14,791	$55,416	$60,841

NOTE 11  FEDERAL HOME LOAN BANK ADVANCES

    As of December 31, FHLB advances were scheduled to mature as follows:

	2000		1999
Dollars in thousands	Amount	Interest Rates	Amount	Interest Rates
Due within one year	$517,000	6.20% - 7.23%	$109,034	4.68% - 6.55%
After one year but within two years	1,200	6.54% - 7.70%	—	—%
After two years but within three years	25,000	4.92% - 7.70%	51,200	5.62% - 7.70%
After three years but within four years	—	—%	100,000	4.69% - 5.43%
After four years but within five years	25,000	5.05%	260,000	5.65% - 5.83%
After five years but within six years	—	—%	25,000	5.05%
After seven year but within eight years	75,000	5.08% - 5.56%	—	—%
After eight years but within nine years	—	—%	125,000	5.08% - 5.56%

Total	$643,200	—	$670,234	—

    FHLB advances are collateralized by FHLB stock owned by PNWB, deposits with the FHLB and certain mortgages or deeds of trust securing such properties. As of December 31, 2000, the minimum book value of eligible collateral pledged for these borrowings was $771,840,000. As of December 31, 2000, the additional amount available under credit lines from the FHLB was $502,845,000. Certain FHLB advances contractually due beyond one year have an option whereby the FHLB can call the advance due prior to the contractual maturity. The amount of such advances with call dates within one year was $25,000,000 as of December 31, 2000.

    The maximum and average amount outstanding and weighted average interest rates on FHLB advances were as follows during the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Maximum outstanding at any month end	$787,526	$696,587	$718,709	$663,385
Average outstanding	707,814	680,928	601,931	559,012
Weighted average interest rates:
For the period	6.07%	5.55%	5.38%	5.61%
End of period	6.37%	5.59%	5.41%	5.40%

NOTE 12  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

    PNWB has sold certain securities of the U.S. government and its agencies and other approved investments under agreements to repurchase. The carrying value of the securities sold was $301,466,000 with an estimated fair value of $299,616,000 as of December 31, 2000. As of December 31, 2000, PNWB had $132,108,000 of available credit from third parties to sell securities under agreements to repurchase.

    As of December 31, securities sold under agreements to repurchase were scheduled to mature as follows:

	2000		1999
Dollars in thousands	Amount	Interest Rates	Amount	Interest Rates
Within 30 days	$27,193	5.57% - 6.63%	$59,655	3.75% - 5.91%
After 30 days but within 90 days	114,800	6.64% - 7.24%	150,000	5.89% - 6.20%
After 90 days	132,927	6.47% - 7.40%	73,000	5.66% - 6.43%

Total	$274,920	—	$282,655	—

    The maximum and average amount outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Maximum outstanding at any month end	$286,807	$282,655	$133,992	$214,917
Average outstanding	267,570	165,612	131,723	157,898
Weighted average interest rates
For the period	6.66%	5.86%	5.77%	5.81%
End of period	6.88%	5.96%	5.70%	5.72%

NOTE 13  GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT

    On November 15, 1999, $40,000,000 of 9.875 percent Capital Securities was issued by InterWest Capital Trust I (the Trust). The Trust is a business trust organized in November 1999, and Bancorp owns 100 percent of the common equity of the Trust.

    The proceeds of the offering were invested by the Trust in junior subordinated debentures of Bancorp. The debentures held by the Trust are the sole assets of the Trust. Distributions on the capital securities issued by the Trust are payable semiannually at 9.875 percent per annum, which is equal to the interest rate being earned by the Trust on the debentures held by the Trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees. The capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.

    At Bancorp's option, the debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029. After November 15, 2019, the debentures can be redeemed at par value. If Bancorp elects to redeem the debentures prior to November 15, 2019, an adjusted prepayment price will be paid as follows during each of the respective years ending November 15:

Year	Price
2009	104.938%
2010	104.444%
2011	103.950%
2012	103.457%
2013	102.963%
2014	102.469%
2015	101.975%
2016	101.481%
2017	100.988%
2018	100.494%

NOTE 14  SHAREHOLDERS' EQUITY

    On January 20, 1999, the Board of Directors approved a stock repurchase plan of 5 percent of Bancorp's outstanding shares of common stock. On November 16, 1999, the Board of Directors authorized the purchase of an additional 5 percent of Bancorp's outstanding shares of common stock for the following twelve-month period. During the year ended December 31, 2000, 468,000 shares (3 percent of the total common shares outstanding) at a total price of $7,860,000 were repurchased. This represents an average price of $16.79 per common share repurchased. During the three months ended December 31, 1999, 392,500 shares (2.5 percent of the total common shares outstanding) at a total price of $7,621,000 were repurchased. This represents an average price of $19.42 per common share repurchased. During the year ended September 30, 1999, Bancorp repurchased 521,500 shares (3.3 percent of the total common shares outstanding) at a total price of $11,910,000. This represents an average price of $22.84 per common share repurchased.

NOTE 15  CONVERSION AND INTEGRATION

    During the year ended December 31, 2000, PNWB initiated the process of converting its subsidiary bank to a single enhanced operating system. The first four phases of the five-phase conversion process were successfully completed during the year ended December 31, 2000. The remaining phase of the conversion will be completed during the first half of 2001. Conversion and integration costs are expensed as incurred. Total expenses associated with conversion and integration efforts were $7,361,000 during the year ended December 31, 2000. These expenses included the buyout of previous data processing contracts, outside professional fees, accelerated depreciation for equipment and other costs incurred in conjunction with conversion and integration initiatives. Other costs include the preparation and mailing of customer notifications for the conversion of customer accounts and training expenses. Of the $7,361,000 of conversion and integration expenses for the year ended December 31, 2000,

$5,205,000 was paid out during the year and $358,000 relates to accelerated depreciation of equipment. The remaining $1,798,000 is expected to be paid out during 2001.

NOTE 16  SEVERANCE AND EMPLOYMENT AGREEMENTS

    In conjunction with executive management changes and elimination of duplicate administrative functions, PNWB incurred $3,325,000 in expenses associated with severance and employment agreements during the year ended December 31, 2000. PNWB incurred $420,000 in severance and employment agreement expenses during the three-month period ended December 31, 1999, which were paid out during the year ended December 31, 2000. There are approximately 40 employees affected by these severance and employment agreements. Of total $3,3255,000 of severance and employment agreement expenses for year ended December 31, 2000, $1,154,000 was paid out during the year and $2,171,000 will be paid out in subsequent periods in accordance with the terms of the severance and employment agreements.

NOTE 17  MERGER-RELATED CHARGES

    During the year ended September 30, 1998, PNWB incurred merger-related charges totaling $5,495,000 in connection with the Pacific Northwest Bank, Pioneer and Puget acquisitions. Merger-related charges consisted of the following: $1,938,000 for professional fees, $1,468,000 for severance and other personnel expenses, $1,382,000 for data and facilities conversions and $707,000 of other expenses. The following table presents a summary of the activity in the reserve for merger related-charges during the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Balance, beginning of period	$715	$1,008	$2,807	$—
Merger-related charges	—	—	—	5,495
Cash outlays and non-cash write-downs	(715)	(293)	(1,799)	(2,688)

Balance, end of period	$—	$715	$1,008	$2,807

NOTE 18  INCOME TAXES

    A reconciliation of income tax expense based on the statutory corporate tax rate on pre-tax income and the amount of expense shown in the accompanying consolidated statements of income for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 is as follows:

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Federal income taxes at statutory rates	$3,721	$2,938	$14,854	$12,421
Tax effect of:
Goodwill amortization	714	180	146	—
Non-deductible merger-related charges	—	—	—	611
Tax-exempt interest	(52)	(10)	(105)	(140)
Other, net	(21)	(175)	(310)	(44)

Total	$4,362	$2,933	$14,585	$12,848

Current income tax expense	$7,346	$3,032	$14,775	$10,568
Deferred income tax expense (benefit)	(2,984)	(99)	(190)	2,280

Total	$4,362	$2,933	$14,585	$12,848

    Tax effects of temporary differences that give rise to elements of deferred tax assets (liabilities) consisted of the following as of December 31:

Dollars in thousands	2000	1999
Deferred tax assets:
Allowance for losses on loans	$6,041	$5,334
Deferred compensation	592	695
Other real estate	1,167	407
Accrued expenses	2,101	592
Unrealized loss on securities available for sale	2,962	11,114
Other	152	617

Total deferred tax assets	13,015	18,759
Deferred tax liabilities:
Loan fees	(2,584)	(3,494)
FHLB stock dividends	(5,375)	(4,233)
Depreciation	(1,676)	(2,106)
Other	(1,242)	(1,600)

Total deferred tax liabilities	(10,877)	(11,433)

Net deferred tax asset	$2,138	$7,326

    The realization of deferred tax assets is dependent upon the ability to generate taxable income in future periods. PNWB has evaluated available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that deferred tax assets will be realized.

NOTE 19  EMPLOYEE BENEFITS

    RETIREMENT AND SAVINGS PLANS—PNWB has a debt-leveraged money purchase employee stock ownership plan (ESOP) for employees. The ESOP is a non-contributory stock ownership plan. PNWB contributes 5 percent of qualified participants' compensation to the ESOP on a monthly basis.

    During 1998, the ESOP entered into a line of credit agreement with an unrelated third party to borrow up to a total of $4,000,000 for the purpose of acquiring Bancorp common stock. Interest on the line of credit is computed at one-month LIBOR plus 1.8125 percent. Interest paid was $205,000, $66,000, $284,000, and $104,000 for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999, and 1998, respectively. The obligation is reduced, and shareholders' equity increased, by the amount of any principal reduction of the line of credit by the ESOP. During the year ended December 31, 2000, the three-month period ended December 31, 1999 and the year ended September 30, 1999 the ESOP made principal repayments of $1,312,000, $628,000 and $327,000 on the ESOP line of credit. Dividends paid on unallocated shares of stock may be used to make payments on the loan. Accordingly, $76,000, $21,000, $85,000, and $31,000 of dividends were applied toward loan payments during the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30,1999, and 1998, respectively. The compensation of the leveraged shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares. Shares are released as the loan payments are made on the ESOP line of credit. Leveraged ESOP shares during the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998 were as follows:

	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Unallocated shares, beginning of period	102,632	128,110	147,055	—
Shares leveraged	—	—	—	147,055
Shares released for allocation	(47,561)	(25,478)	(18,945)	—

Unallocated shares, end of period	55,071	102,632	128,110	147,055

    The fair value of unallocated shares was $760,668, $1,975,666, $2,658,283 and $3,363,883 as of December 31, 2000, December 31, 1999, September 30, 1999 and September 30, 1998, respectively.

    PNWB has a salary deferral 401(k) plan that is a defined contribution plan. Employees can make contributions to their respective accounts in the 401(k) plan on a pre-tax basis up to the maximum amount permitted by law. PNWB matches a portion of the salary deferred by each participant according to the schedule in the plan. Expenses of the ESOP and 401(k) plan were $2,008,000, $573,000, $1,575,000, and $1,302,000 for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998, respectively.

    PNWB also maintains several non-qualified deferred compensation programs for certain executive officers.

    STOCK OPTION PLANS—During January 1993, the shareholders of Bancorp approved the addition of a qualified employee stock option plan (1993 incentive plan). The awarding of stock options to certain employees of PNWB is at the discretion of the Board of Directors. The term of the options granted is generally five or ten years. Substantially all of the options granted under the 1993 incentive plan vest over three to five-year periods.

    In January 1997, the shareholders of Bancorp approved the non-qualified 1996 Outside Directors Stock Options-For-Fees Plan (1996 Director Plan). Under the 1996 Director Plan, non-employee directors may elect to receive stock options in lieu of fees otherwise due for board services and may exercise those options after one year. Each option granted under the 1996 Director Plan has a term of five years.

    PNWB had a qualified stock option plan prior to 1993 that provided for the awarding of stock options to certain officers and employees of PNWB at the discretion of the Board of Directors. The term of the stock options granted ranged from four to ten years from the date of grant. This plan expired during 1993; however, there are exercisable options outstanding under the plan during the period.

    Central, Puget, Pacific Northwest Bank, Pioneer, Kittitas and NBT had stock option plans that have been assumed by PNWB. The number of stock option shares and exercise prices were appropriately adjusted to reflect the common stock exchange ratios for each acquisition. All outstanding Central, Puget, Pacific Northwest Bank, Pioneer, Kittitas and NBT stock options became 100 percent vested and exercisable upon the consummation of the respective acquisitions. No further awards will be granted under any of these plans.

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

	Average Exercise Price	Options Outstanding	Options Exercisable
Balance October 1, 1997	$7.27	831,807	664,941
Options acquired	11.14	46,227	46,227
Options granted	25.75	169,050	3,000
Options exercised	4.76	(132,971)	(132,971)
Options rescinded/expired	16.97	(12,086)	—
Options vested	—	—	89,699

Balance September 30, 1998	11.17	902,027	670,896
Options granted	20.80	202,610	3,250
Options exercised	5.65	(285,881)	(285,881)
Options rescinded/expired	25.72	(22,880)	—
Options vested	—	—	69,895

Balance September 30, 1999	15.30	795,876	458,160
Options granted	17.50	269,350	4,500
Options exercised	5.91	(55,600)	(55,600)
Options rescinded/expired	16.85	(4,002)	—
Options vested	—	—	83,626

Balance December 31, 1999	16.40	1,005,624	490,686
Options granted	13.45	152,875	—
Options exercised	6.97	(111,969)	(111,969)
Options rescinded/expired	19.02	(114,566)	—
Options vested	—	—	109,538

Balance December 31, 2000	$16.73	931,964	488,255

    Additional financial data pertaining to outstanding stock options as of December 31, 2000 is as follows:

Range of Exercise Prices	Number of Option Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price of Option Shares	Number of Exercisable Option Shares	Weighted Average Exercise Price of Exercisable Option Shares
$5.49 - $6.92	74,405	2.08	$6.89	74,405	$6.89
$7.50 - $9.79	77,791	3.71	8.34	77,791	8.34
$10.46 - $14.74	198,553	6.66	12.77	76,803	12.59
$15.57 - $17.50	251,225	6.63	17.27	62,272	17.50
$20.75 - $27.73	329,990	5.43	22.88	196,984	22.74

Total	931,964	5.60	$16.73	488,255	$15.76

    As of December 31, 2000, there were a total of 1,711,833 shares authorized under all stock option plans and a total of 30,319 shares available for future stock option grants.

    SFAS No. 123, "Accounting for Stock-based Compensation," requires the disclosure of pro forma net income and net income per share had PNWB adopted the fair value method of accounting for stock options. Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models. These models require the use of subjective assumptions, including stock price volatility, dividend yield, risk-free interest rate and expected time to exercise. The fair value of options granted under stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model. Using the assumptions below, the weighted average estimated fair value of options granted was $4.12, $6.72, $7.06 and $8.04 during the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998, respectively. The following weighted average assumptions were used in the computation of the weighted average estimated fair value of stock options for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Expected volatility	40.9%	42.4%	37.4%	27.1%
Expected dividend yield	4.1%	2.9%	2.4%	1.6%
Risk-free interest rate	5.5%	6.3%	4.5%	5.7%
Expected life (in years)	5.8	6.6	6.1	6.0

    If compensation expense for PNWB's stock option plans had been determined consistent with SFAS No. 123, net income and net income per share would have been the following pro forma amounts for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

Dollars in thousands, except per share amounts	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Net income:
As reported	$6,269	$5,462	$27,855	$22,642
Pro forma	5,963	5,302	27,451	22,397
Basic net income per share:
As reported	$0.40	$0.34	$1.78	$1.45
Pro forma	0.38	0.33	1.76	1.43
Diluted net income per share:
As reported	$0.40	$0.34	$1.74	$1.40
Pro forma	0.38	0.33	1.73	1.39

    The compensation expense included in the pro forma net income and net income per share is not likely to be representative of the effect on reported net income for future years because stock options vest over several years and additional option grants generally are made each year.

NOTE 20  REGULATORY CAPITAL

    Bancorp and Pacific Northwest Bank are subject to risk-based capital guidelines requiring minimum capital levels based on the credit risk of assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on PNWB's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorp and Pacific Northwest Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:

	Total Capital (to Risk Weighted Assets)	Tier 1 (to Risk Weighted Assets)	Tier 1 (to Average Assets)
Well capitalized	10%	6%	5%
Adequately capitalized	8%	4%	4%
Undercapitalized	Below 8%	Below 4%	Below 4%
Significantly undercapitalized	Below 6%	Below 3%	Below 3%
Critically undercapitalized	—	—	2% or less

    Bancorp is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB), which establish a risk-adjusted ratio relating capital to different categories of assets. Tier I capital is comprised of shareholders' equity and guaranteed preferred beneficial interests in subordinated debt less certain intangibles, and excludes the equity impact of adjusting securities available for sale to estimated fair value. Total capital is Tier I capital and the allowance for losses on loans. The FRB's risk-based capital rules are supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of December 31, 2000 and 1999, under the FRB's capital guidelines, Bancorp's consolidated regulatory capital exceeded the FRB's minimum requirements.

    The capital amounts and ratios for Pacific Northwest Bancorp and Pacific Northwest Bank as of December 31, 2000 and 1999 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
Dollars in thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2000
Pacific Northwest Bancorp:
Total capital (to risk-weighted assets)	$223,657	11.05%	$161,912	8.0%	$202,391	10.0%
Tier I capital (to risk-weighted assets)	206,096	10.18%	80,956	4.0%	121,434	6.0%
Tier I capital (to average assets)	206,096	7.23%	114,066	4.0%	142,583	5.0%
Pacific Northwest Bank:
Total capital (to risk-weighted assets)	$221,312	10.96%	$161,548	8.0%	$201,935	10.0%
Tier I capital (to risk-weighted assets)	203,751	10.09%	80,774	4.0%	121,161	6.0%
Tier I capital (to average assets)	203,751	7.30%	111,703	4.0%	139,629	5.0%
December 31, 1999
Pacific Northwest Bancorp:
Total capital (to risk-weighted assets)	$227,787	12.39%	$147,106	8.0%	$183,883	10.0%
Tier I capital (to risk-weighted assets)	212,604	11.56%	73,553	4.0%	110,330	6.0%
Tier I capital (to average assets)	212,604	7.93%	107,212	4.0%	134,015	5.0%
Pacific Northwest Bank:
Total capital (to risk-weighted assets)	$160,495	11.63%	$110,366	8.0%	$137,958	10.0%
Tier I capital (to risk-weighted assets)	150,463	10.91%	55,183	4.0%	82,745	6.0%
Tier I capital (to average assets)	150,463	6.95%	86,580	4.0%	108,225	5.0%

    December 31, 1999 capital ratios for Pacific Northwest Bank are the historical ratios as previously reported for InterWest Bank.

    As of December 31, 2000 and 1999, Pacific Northwest Bank was in compliance with well-capitalized capital requirements. Management believes that under the current regulations Pacific Northwest Bank will continue to meet minimum well-capitalized capital requirements in the foreseeable future. However, events beyond the control of Pacific Northwest Bank, such as a downturn in the economy in areas where Pacific Northwest Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of Pacific Northwest Bank to meet future well-capitalized requirements.

    Currently, Bancorp pays quarterly dividends, which it intends to continue to do. The funding source for dividends paid to shareholders is dividends received from Pacific Northwest Bank. The payment of dividends to Bancorp from Pacific Northwest Bank will be based on earnings and financial condition and is subject to ongoing review by regulatory agencies and various statutory limitations. Generally, PNWB is precluded from paying dividends on its common stock if capital would be reduced to below regulatory requirements at either the holding company or subsidiary bank level. As of December 31, 2000, $59,764,000 of retained earnings was available for dividend distribution based on the capital levels and restrictions of Bancorp and Pacific Northwest Bank.

    In addition to regulatory restrictions on the payment of dividends, Pacific Northwest Bank is subject to certain restrictions imposed by federal law on any extensions of credit to Pacific Northwest Bancorp. As of December 31, 2000, $21,260,000 of credit was available to Pacific Northwest Bancorp from Pacific Northwest Bank under these limitations.

NOTE 21  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts are determined by PNWB using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts PNWB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of PNWB's financial instruments as of December 31, 2000 and 1999:

    CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL—The carrying value is a reasonable estimate of the fair value.—

    SECURITIES AVAILABLE FOR SALE, SECURITIES HELD TO MATURITY AND LOANS HELD FOR SALE—The estimated fair value of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes.

    LOANS RECEIVABLE—The estimated fair value of loans receivable is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics.

    No adjustment was made to the estimated interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the estimated interest rates, along with the allowance for losses on loans applicable to the loan portfolio, results in a fair valuation of such loans.

    DEPOSITS—The estimated fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999, respectively. The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the current rate for certificates of deposit with similar characteristics.

    FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS—The fair value of FHLB advances, securities sold under agreements to repurchase and other borrowings are estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities.

    GUARANTEED PREFERRED BENEFICIAL INTERESTS IN SUBORDINATED DEBT—The estimated fair value is determined based on quoted market rates for subordinated debt with similar interest rates and similar characteristics.

    OFF BALANCE SHEET LOAN COMMITMENTS—The carrying value of off balance sheet loan commitments has been determined to be a reasonable estimate of their fair value.

	December 31, 2000		December 31, 1999
Dollars in thousands	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets
Cash and due from banks	$78,861	$78,861	$114,062	$114,062
Federal funds sold and securities purchased under agreements to resell	7,467	7,467	—	—
Securities available for sale	840,489	840,489	792,329	792,329
Securities held to maturity	64,741	63,823	68,896	66,477
Loans receivable	1,776,108	1,787,415	1,687,497	1,662,532
Loans held for sale	14,187	14,385	22,397	22,718
Liabilities
Non-interest-bearing deposits	$244,100	$244,100	$212,880	$212,880
Interest-bearing checking accounts	201,894	201,894	173,751	173,751
Money market accounts	266,933	266,933	300,267	300,267
Savings accounts	100,831	100,831	97,035	97,035
Certificates of deposit	903,350	905,672	814,257	814,202

Total deposits	1,717,108	1,719,430	1,598,190	1,598,135
FHLB advances and other borrowings	644,953	643,901	674,604	666,633
Securities sold under agreements to repurchase	274,920	275,776	282,655	282,671
Guaranteed preferred beneficial interests in subordinated debt	40,000	37,393	40,000	40,000
Off balance sheet loan commitments:
Real estate	$266,211	$266,211	$389,157	$389,157
Other	250,294	250,294	172,473	172,473
Standby letters of credit	47,512	47,512	17,553	17,553
Commercial letters of credit	16,614	16,614	1,546	1,546

    LIMITATIONS—The estimated fair values presented are based on information available to management as of December 31, 2000 and 1999. Since December 31, 2000 and 1999, amounts have not been comprehensively revalued for purposes of these consolidated financial statements and, therefore, current estimates of fair value may differ from the amounts disclosed above.

NOTE 22  CONTINGENCIES

    At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, the FRB and other regulatory agencies (collectively the regulators), examine Bancorp and Pacific Northwest Bank as part of the regulatory oversight of the banking industry. Based on their examinations, the regulators may direct Bancorp or Pacific Northwest Bank to adjust financial statements in accordance with their findings. A future examination by the regulators could include a review of certain transactions or other amounts reported in PNWB's 2000 consolidated financial statements. The regulators have not proposed significant adjustments to PNWB's consolidated financial statements in prior years and management is not aware of any basis for any such adjustments for 2000. In view of the uncertain regulatory environment in which PNWB operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 2000 consolidated financial statements cannot presently be determined.

    In the normal course of business, PNWB has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions will not have a material adverse impact on PNWB's financial condition or results of operations.

    Pacific Northwest Bank is required to maintain balances with the Federal Reserve Bank based on a percentage of deposit liabilities. The average required reserve as of December 31, 2000 was $3,347,000.

    During the year ended September 30, 1998, PNWB sold $26,709,000 of single-family residential mortgage loans with recourse. As of December 31, 2000, $15,044,000 of single-family mortgage loans sold with recourse were outstanding.

NOTE 23  CONDENSED PARENT COMPANY FINANCIAL INFORMATION PACIFIC NORTHWEST BANCORP

    Condensed financial information for Pacific Northwest Bancorp (parent company only) as of December 31 2000 and 1999 and for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998, is as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
Dollars in thousands	2000	1999
Assets
Cash and due from banks	$2,057	$12,116
Securities available for sale, at estimated fair value	300	300
Goodwill	16,533	17,272
Other assets	8,219	3,861
Investment in subsidiaries	201,094	187,079

Total	$228,203	$220,628

Liabilities and Shareholders' Equity
Other liabilities	$6,561	$4,690
Borrowings from subsidiaries	41,238	41,238
Other borrowings	1,668	2,980
Shareholders' equity	178,736	171,720

Total	$228,203	$220,628

CONDENSED STATEMENTS OF INCOME

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Dividend income received from subsidiaries	$17,000	$8,000	$25,000	$19,797
Interest income	122	15	—	—
Non-interest income	88	23	—	—

Total income	17,210	8,038	25,000	19,797
Interest expense	4,072	509	—	23
Non-interest expense	11,779	1,164	1,966	4,852

Total expenses	15,851	1,673	1,966	4,875

Income before income tax benefit and equity (deficit) in undistributed net income from subsidiaries	1,359	6,365	23,034	14,922
Income tax benefit	(5,039)	(493)	(691)	(1,103)

Net income before equity (deficit) in undistributed net income from subsidiaries	6,398	6,858	23,725	16,025

Equity (deficit) in undistributed net income from subsidiaries	(129)	(1,396)	4,130	6,617

Net income	$6,269	$5,462	$27,855	$22,642

CONDENSED STATEMENTS OF CASH FLOWS

Dollars in thousands	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Cash flows from operating activities:
Net income	$6,269	$5,462	$27,855	$22,642
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income from subsidiaries	(16,871)	(6,604)	(29,130)	(26,414)
Cash dividends received from subsidiaries	17,000	8,000	25,000	19,797
Change in other assets and liabilities, net	(1,634)	(1,273)	(2,135)	1,263
Amortization of goodwill	1,028	255	417	—
Pooling accounting adjustment	—	—	—	(1,249)

Net cash provided by operating activities	5,792	5,840	22,007	16,039
Cash flows from investing activities:
Investments in subsidiaries	—	(26,238)	(2,000)	—
Purchase of securities available for sale	—	—	(300)	—
Cash paid for acquisition	—	—	—	(11,580)

Net cash used in investing activities	—	(26,238)	(2,300)	(11,580)
Cash flows from financing activities:
Payment of dividends	(8,770)	(2,178)	(8,843)	(6,441)
Purchase and retirement of treasury stock	(7,860)	(7,621)	(11,910)	(34)
Proceeds from subsidiary borrowings	—	41,238	—	—
Net decrease in other borrowings	—	—	—	(400)
Proceeds from stock option exercises	779	328	1,525	726

Net cash provided by (used in) financing activities	(15,851)	31,767	(19,228)	(6,149)

Net increase (decrease) in cash and cash equivalents	(10,059)	11,369	479	(1,690)

Cash and due from banks at beginning of period	12,116	747	268	1,958

Cash and due from banks at end of period	$2,057	$12,116	$747	$268

NOTE 24  NET INCOME PER SHARE

    The following table presents the computation of basic and diluted net income per share for the year ended December 31, 2000, the three-month period ended December 31, 1999 and the years ended September 30, 1999 and 1998:

Dollars in thousands, except share and per share data	Year Ended December 31, 2000	Three Months December 31, 1999	Year Ended September 30, 1999	Year Ended September 30, 1998
Numerator
Net income	$6,269	$5,462	$27,855	$22,642

Denominator
Denominator for basic net income per share— Weighted average shares	15,504,759	16,001,909	15,628,141	15,661,333
Effect of dilutive securities:
Stock options	106,323	208,300	355,002	496,008

Denominator for diluted net income per share—
Weighted average shares and assumed conversion of dilutive stock options	15,611,082	16,210,209	15,983,143	16,157,341

Basic net income per share	$0.40	$0.34	$1.78	$1.45

Diluted net income per share	$0.40	$0.34	$1.74	$1.40

NOTE 25  BUSINESS SEGMENTS

    Between the period August 31, 1996, and October 1999, PNWB acquired six commercial banking institutions. Subsequent to the acquisitions of Pacific Northwest Bank, First National Bank of Port Orchard, Pioneer Bank and Kittitas Valley Bank in 1998, the company was managed at the subsidiary bank level. Each subsidiary bank had a board of directors and an executive management team that was responsible for the operation and performance of the respective subsidiary bank.

    During the year ended December 31, 2000, PNWB consolidated its executive management functions and implemented a new organizational structure while consolidating the subsidiary banks into a single commercial bank using a single operating system. Effective July 1, 2000, Pacific Northwest Bank and The Bank of Tukwila were merged into InterWest Bank. Effective September 1, 2000 InterWest Bank changed its name to Pacific Northwest Bank. As a result of these organizational changes, the financial information that is used by the chief operating decision maker in allocating resources and assessing performance is only provided for one reportable segment as of December 31, 2000. Prior periods have been restated to reflect the change in segment reporting.

NOTE 26  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollars in thousands except per share data	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2000
Interest income	$55,684	$55,023	$54,337	$53,144
Interest expense	34,338	33,075	31,646	29,596
Net interest income	21,346	21,948	22,691	23,548
Provision for losses on loans	1,400	1,400	1,400	550
Net interest income after provision for losses on loans	19,946	20,548	21,291	22,998
Gain (loss) on sale of securities available for sale	658	5	(6,781)	—
Other non-interest income	4,783	4,928	4,309	4,486
Non-interest expense	20,162	20,412	27,620	18,346
Income (loss) before income taxes	5,225	5,069	(8,801)	9,138
Income tax expense (benefit)	1,912	1,861	(2,668)	3,257

Net income (loss)	$3,313	$3,208	$(6,133)	$5,881

Basic net income (loss) per share	$0.21	$0.21	$(0.40)	$0.38

Diluted net income (loss) per share	$0.21	$0.21	$(0.40)	$0.37

Year ended September 30, 1999
Interest income	$46,218	$43,703	$44,662	$45,076
Interest expense	24,275	23,059	23,662	24,484
Net interest income	21,943	20,644	21,000	20,592
Provision for losses on loans	502	500	500	498
Net interest income after provision for losses on loans	21,441	20,144	20,500	20,094
Gain (loss) on sale of securities available for sale	—	(2)	234	(160)
Other non-interest income	4,836	8,146	7,353	8,001
Non-interest expense	17,546	17,025	16,803	16,773
Income before income taxes	8,731	11,263	11,284	11,162
Income tax expense	2,941	3,929	3,921	3,794

Net income	$5,790	$7,334	$7,363	$7,368

Basic net income per share	$0.37	$0.47	$0.47	$0.47

Diluted net income per share	$0.37	$0.46	$0.46	$0.46

    Non-interest expense for the quarter ended June 30, 2000 includes conversion and integration expenses of $3,210,000, expenses associated with severance and employment agreements of $3,205,000 and impairment of goodwill of $749,000. Non-interest expense for the quarter ended September 30, 2000 includes conversion and integration expenses of $1,827,000 and expenses associated with severance and employment agreements of $120,000. Non-interest expense for the quarter ended December 31, 2000 includes conversion and integration expenses of $2,007,000.

QuickLinks

PACIFIC NORTHWEST BANCORP 2000 FINANCIAL INFORMATION