Form 10-K, Exhibit 13
period 2001-12-31
PACIFIC NORTHWEST BANCORP
filed 2002-03-28
CIK 949504

Exhibit 13

Management Discussion and Analysis and Consolidated Financial Statements included in 2001 Financial
Information distributed to shareholders with the 2001 Annual Report

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion is provided for the consolidated operations of Pacific Northwest Bancorp (Bancorp), which includes its wholly owned subsidiaries (collectively PNWB).  As of December 31, 2001, Bancorp’s wholly owned subsidiaries were Pacific Northwest Bank and InterWest Capital Trust I.  The purpose of this discussion is to focus on significant factors concerning PNWB’s financial condition and results of operations.  This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

Bancorp is a bank holding company incorporated in the State of Washington.  PNWB is a financial services company providing a variety of products and services for both business and individual customers.  Financial services of PNWB include the banking activities of accepting deposits from businesses and individuals and originating commercial and commercial real estate loans, residential loans, consumer loans, and agricultural loans.

On June 20, 2000, the Board of Directors approved a change of PNWB’s fiscal year end from September 30 to December 31, retroactively to January 1, 2000.  Effective July 1, 2000, PNWB converted its subsidiary bank charter from a state savings bank to a state commercial bank.  In conjunction with the charter conversion, PNWB merged its banking subsidiaries into a single commercial bank.  Effective September 1, 2000, InterWest Bancorp, Inc. changed its name to Pacific Northwest Bancorp and the company’s commercial bank subsidiary, InterWest Bank, changed its name to Pacific Northwest Bank.  In conjunction with the name changes, PNWB relocated its corporate headquarters to Seattle and transitioned to a new executive management team experienced in commercial banking.

Following the changes in 2000, PNWB’s main focus in 2001 was to continue its transition from a thrift institution to a commercial bank.  During 2001, PNWB made significant progress in restructuring its balance sheet so that it was more reflective of a commercial bank.  In the past year, PNWB increased the commercial and commercial real estate loan balance by $169.1 million, which represented 54.9 percent of total gross loans as of December 31, 2001 compared to 47.4 percent as of December 31, 2000.  Also, transaction deposits and money market account balances increased while higher-cost certificates of deposit balances decreased compared to 2000.  The implementation of balance sheet restructuring initiatives and lower interest rates contributed to the increase in net interest income and net interest margin in 2001.  PNWB will continue to emphasize the change in the composition of the loan portfolio and the deposit base in 2002 in an effort to positively manage net interest income and better manage interest rate risk.

On April 9, 2001, PNWB completed the process of converting to a single enhanced operating system for the entire company.  The conversion process started in 2000, subsequent to a series of acquisitions of community commercial banks in prior years.  The new operating system increased the types of products and services offered to business and retail customers.

A source of future growth may be through mergers and acquisitions.  PNWB’s management believes that many other financial institutions are considering selling their institutions for a variety of reasons, including lack of shareholder liquidity, management succession issues, technology challenges, and increasing competition. PNWB actively reviews proposals for various acquisition opportunities.  PNWB has a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain non-financial factors.  Successful completion of acquisitions by PNWB depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval and compliance with applicable capital requirements.  No assurance can be made that acquisition activity will continue in the future.

Currently, PNWB conducts its business through 55 financial centers in western and central Washington State.  Investments are available through Pacific Northwest Financial Services and insurance products are available through Pacific Northwest Insurance Agency, wholly owned subsidiaries of Pacific Northwest Bank.

Certain reclassifications have been made to prior year financial data to conform to 2001 presentation.  The effects of the reclassifications are not considered material.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements are based upon the selection and application of significant accounting policies which require management to make significant estimates and assumptions (see note 1 to the consolidated financial statements).  We believe that the following is one of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

ALLOWANCE FOR LOSSES ON LOANS | The allowance for loan loss is established through a charge to the provision for loan losses.  Provisions are made to reserve for known and inherent risk characteristics within the loan portfolio.  The allowance is a significant estimate and PNWB regularly evaluates it for adequacy by considering factors such as current loan grades, historical loss rates, change in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and estimated impact of current economic conditions that may effect a borrower’s ability to pay.  The use of different estimates or assumptions could produce different provisions for loan loss.  In addition, the allowance for losses on loans is also subject to regulatory supervision and examination.

RESULTS OF OPERATIONS

PNWB’s net income was $22.1 million for the year ended December 31, 2001 compared to $6.3 million and $27.9 million for the years ended December 31, 2000 and September 30, 1999.  Diluted net income per share was $1.40 for the year ended December 31, 2001 compared to $0.40 and $1.74 for the years ended December 31, 2000 and September 30, 1999.  Return on average assets was 0.79 percent for the year ended December 31, 2001 compared to 0.22 percent and 1.12 percent for the years ended December 31, 2000 and September 30, 1999.  Return on average shareholders’ equity was 11.63 percent for the year ended December 31, 2001 compared to 3.74 percent and 16.00 percent for the years ended December 31, 2000 and September 30, 1999.

FIVE-YEAR SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes financial information for the years ended December 31, 2001 and 2000, and the years ended September 30, 1999, 1998 and 1997.  Historical results are not necessarily indicative of future results.

	As of and for the year ended,
	December 31, 2001(1)	December 31, 2000(2)	September 30, 1999	September 30, 1998(3)	September 30, 1997

Dollars in thousands, except share and per share amounts

SUMMARY OF OPERATIONS

Interest income	$205,653	$218,188	$179,659	$180,279	$165,206
Interest expense	103,841	128,655	95,480	101,483	91,081
Net interest income	101,812	89,533	84,179	78,796	74,125
Provision for losses on loans	6,050	4,750	2,000	2,807	1,508
Net interest income after provision for losses on loans	95,762	84,783	82,179	75,989	72,617
Gain (loss) on sale of securities available for sale	1,709	(6,113)	72	813	587
Other non-interest income	18,976	18,226	27,975	25,371	17,712
Non-interest expense	81,152	86,265	67,786	66,683	53,686
Income tax expense	13,203	4,362	14,585	12,848	12,681
Net income	$22,092	$6,269	$27,855	$22,642	$24,549

Basic net income per share	$1.42	$0.40	$1.78	$1.45	$1.58
Diluted net income per share	1.40	0.40	1.74	1.40	1.54
Cash dividends declared per share	0.56	0.56	0.56	0.50	0.33

STATEMENT OF FINANCIAL CONDITION
Total assets	$2,741,508	$2,882,870	$2,579,539	$2,448,386	$2,402,928
Loans receivable and loans held for sale	1,832,189	1,771,701	1,584,722	1,452,175	1,348,681
Deposits	1,604,855	1,717,108	1,578,949	1,564,825	1,468,460
Borrowings	914,151	959,873	817,910	682,390	755,968
Shareholders' equity	200,486	178,736	165,306	171,652	160,770
Book value per share	$12.86	$11.54	$10.71	$10.97	$10.26

KEY OPERATING RATIOS

Return on average assets	0.79%	0.22%	1.12%	0.95%	1.15%
Return on average shareholders’ equity	11.63%	3.74%	16.00%	13.58%	16.64%
Average shareholders’ equity to average assets	6.77%	5.92%	7.02%	6.99%	6.89%
Net interest margin	3.86%	3.41%	3.64%	3.52%	3.70%
Ratio of non-performing assets to total assets(4)	0.80%	0.83%	0.56%	0.64%	0.52%
Dividend payout ratio	39.55%	138.76%	31.62%	33.98%	21.35%

(1)  2001 results include conversion and integration expenses of $0.8 million (net of tax), and expenses for severance and employment agreements of $0.1 million (net of tax).

(2)  2000 results include conversion and integration expenses of $4.8 million (net of tax), expenses for severance and employment agreements of $2.2 million (net of tax), and impairment of goodwill of $0.7 million.

(3)  1998 results include merger-related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

(4)  Non-performing assets consist of non-performing loans (including non-accrual loans and certain other delinquent loans at the discretion of management) and other real estate.

NET INTEREST INCOME | PNWB’s net income is significantly affected by changes in net interest income, which is the difference between interest income received on loans receivable and other interest-earning assets and interest paid on deposits and borrowings.  PNWB’s operations are sensitive to changes in interest rates and the resulting impact on net interest income.  Interest rates decreased in 2001 and resulted in a greater reduction in funding costs in comparison to reduction in earnings on loans and investments. During 2002, PNWB intends to continue the change in the composition of its balance sheet with a focus on growth in commercial loans and retail deposits to better manage interest rate risk.  However, management does not expect that net interest income and net interest margin to continue to improve at the same rate in 2002 as it did in 2001.

Net interest income before the provision for losses on loans was $101.8 million for the year ended December 31, 2001 compared to $89.5 million and $84.2 million for the years ended December 31, 2000 and September 30, 1999. The increase in net interest income from 2000 to 2001 was primarily due to lower funding costs and a change in the mix in loans and deposits.  The increase in net interest income from 1999 to 2000 was due to growth in interest-earning assets and offset by a decrease in net interest margin.

Net interest margin, which is net interest income divided by average interest-earning assets, increased for the year ended December 31, 2001 compared to the year ended December 31, 2000.  Net interest margin was 3.86 percent in 2001, compared to 3.41 percent in 2000. The increase in net interest margin from 2000 was primarily due to a decrease in cost of funds and a change in the mix of earning assets. The cost of funds decreased due to reductions in market interest rates and the restructuring of the funding base.  The cost of funds was 4.40 percent for the year ended December 31, 2001 compared to 5.33 percent for the year ended December 31, 2000.  The growth in higher yielding commercial loans, lower-cost checking and money market account deposits, as well as a decline in average balance of borrowings during 2001 contributed to the improvement of net interest margin.  The improvement in net interest margin was partially offset by a decrease in the yield earned on loans, securities and other interest-earning assets.  The yield on interest-earning assets decreased from 8.32 percent for the year ended December 31, 2000 to 7.80 percent for the year ended December 31, 2001, primarily as a result of decreases in market interest rates in 2001.

Net interest margin was 3.41 percent in 2000, compared to 3.64 percent in 1999.  This decrease was primarily the result of an increase in the cost of funds.  The cost of funds was 5.33 percent for the year ended December 31, 2000 compared to 4.57 percent for the year ended September 30, 1999.  The cost of funds increased due to overall interest rate increases and the resulting impact on the interest rate paid on deposits and borrowings.  Borrowings increased in 2000 in order to fund asset growth as PNWB experienced limited interest-bearing deposit growth.  The effect that the increase in the cost of funds had on net interest margin in 2000 was partially offset by an increase in the yield earned on loans, securities and other interest-earning assets as well as an increase in the average balance of non-interest-bearing deposits. The yield earned increased both as a result of overall interest rate increases and growth in higher yielding commercial loans.

Interest income was $205.7 million for the year ended December 31, 2001, compared to $218.2 million and $179.7 million for the years ended December 31, 2000 and September 30, 1999.  Interest income on interest-earning assets decreased in 2001 compared to 2000 due to a decrease in the yield earned which was partially offset by an increase in volume.  Interest income increased in 2000 compared to 1999 due to an increase in both the yield and the average balance of interest-earning assets.

Interest expense was $103.8 million for the year ended December 31, 2001, compared to $128.7 million and $95.5 million for the years ended December 31, 2000 and September 30, 1999.  Interest expense decreased in 2001 compared to 2000 due to a decrease in both the cost of funds and the average balance of interest-bearing liabilities.  Interest expense increased in 2000 compared to 1999 due to an increase in both the cost of funds and the average balance of interest-bearing liabilities.

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

	Year ended
	December 31, 2001			December 31, 2000			September 30, 1999
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	Dollars in thousands
Assets:
Loans receivable and loans held for sale (1)	$1,812,352	$153,936	8.49%	$1,755,144	$159,870	9.11%	$1,432,273	$126,482	8.83%
Securities available for sale and securities held to maturity	816,240	51,116	6.27	841,380	56,747	6.74	824,699	50,398	6.11
Other interest-earning assets	9,091	601	6.61	25,971	1,571	6.05	56,886	2,779	4.89
Total interest-earning assets	2,637,683	205,653	7.80	2,622,495	218,188	8.32	2,313,858	179,659	7.76

Non-interest-earning assets	170,863			204,196			165,963

Total assets	$2,808,546			$2,826,691			$2,479,821

Liabilities and Shareholders’ Equity:
Savings accounts and money market accounts	$388,947	$10,978	2.82%	$386,869	$13,285	3.43%	$377,459	$11,229	2.97%
Checking accounts	199,856	1,723	0.86	182,208	2,017	1.11	167,238	2,102	1.26
Certificates of deposit	879,021	45,774	5.21	823,764	48,503	5.89	811,117	42,085	5.19
Total interest-bearing deposits	1,467,824	58,475	3.98	1,392,841	63,805	4.58	1,355,814	55,416	4.09

FHLB advances, securities sold under agreements to repurchase and other borrowings	892,786	45,366	5.08	1,019,612	64,850	6.36	734,507	40,064	5.45

Total interest-bearing liabilities	2,360,610	103,841	4.40	2,412,453	128,655	5.33	2,090,321	95,480	4.57

Non-interest-bearing deposits	230,131			218,887			191,704
Other non-interest-bearing liabilities	27,786			27,871			23,653
Total liabilities	2,618,527			2,659,211			2,305,678

Shareholders’ equity	190,019			167,480			174,143
Total liabilities and shareholders’ equity	$2,808,546			$2,826,691			$2,479,821

Net interest income		$101,812			$89,533			$84,179
Interest rate spread			3.40			2.99			3.19
Net interest margin			3.86			3.41			3.64

Ratio of average interest-earning assets to average interest- bearing liabilities			111.74%			108.74%			110.69%

(1) Average balances do not include non-accrual loans.

The following table provides information on changes in net interest income for the periods indicated that are attributable to changes in interest rates and changes in volume.

	December 31, 2000 to December 31, 2001 Increase (Decrease) Due to Changes in			September 30, 1999 to December 31, 2000 Increase (Decrease) Due to Changes in
	Rate	Volume	Total	Rate	Volume	Total
	Dollars in thousands
Interest-Earning Assets

Loans receivable and loans held for sale	$(10,746)	$4,812	$(5,934)	$4,035	$29,353	$33,388

Securities available for sale, securities held to maturity and other interest-earning assets	(3,856)	(2,745)	(6,601)	6,012	(871)	5,141
Total net change in interest income on interest-earning assets	(14,602)	2,067	(12,535)	10,047	28,482	38,529

Interest-Bearing Liabilities

Interest-bearing deposits	8,681	(3,351)	5,330	(6,842)	(1,547)	(8,389)

FHLB advances, securities sold under agreements to repurchase and other borrowings	12,085	7,399	19,484	(7,426)	(17,360)	(24,786)

Total net change in interest expense on interest-bearing liabilities	20,766	4,048	24,814	(14,268)	(18,907)	(33,175)
Net change in net interest income	$6,164	$6,115	$12,279	$(4,221)	$9,575	$5,354

PROVISION FOR LOSSES ON LOANS | The provision for losses on loans was $6.1 million for the year ended December 31, 2001 compared to $4.8 million and $2.0 million for the years ended December 31, 2000 and September 30, 1999.  Management increased the provision for losses on loans during 2001 as a result of its concern about the known and inherent risk characteristics in the loan portfolio in part resulting from the deterioration of the Pacific Northwest regional economy.  These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured and current economic conditions in the geographical area where we lend.   Management believes that the allowance for losses on loans was adequate as of December 31, 2001.  However, based on current trends in the loan portfolio, it is anticipated that the provision for losses on loans will remain at higher levels in 2002 compared to prior years.

NON-INTEREST INCOME | Non-interest income was $20.7 million for the year ended December 31, 2001, compared to $12.1 million and $28.0 million for the years ended December 31, 2000 and September 30, 1999.  The increase in non-interest income in 2001 from 2000 was primarily due to a $1.4 million increase in the gain on sale of loans in 2001 and a $6.8 million loss incurred on the sale of securities available for sale during the second quarter of 2000.  The loss in 2000 was due to the restructuring the company’s investment portfolio to better manage interest rate risk.  The decrease in non-interest income in 2000 from 1999 was primarily due to a decrease in the gain on sale of loans and loan servicing rights and losses on the sale of securities available for sale in 2000.

Gains on the sale of loans were $2.3 million for the year ended December 31, 2001, compared to $0.9 million and $8.1 million for the years ended December 31, 2000 and September 30, 1999.  As part of PNWB’s transition to a commercial bank starting in mid-2000, management changed its strategy on the origination and retention of single-family residential mortgage loans.  As a result, the majority of PNWB’s single-family mortgage loan production is now channeled directly to the secondary market.  During 2001, the decline in long-term interest rates resulted in an increase in fixed-rate single-family mortgage loan refinances and opportunities to sell these loans on the secondary market for a fee.  In addition to the lower interest rate environment, the increase in gains on sale of loans in 2001 was also due to PNWB’s focus on initiatives to improve the mortgage banking activities.  The decrease in gains on sale of loans in 2000 from 1999 was primarily due to an increase in long-term interest rates, which resulted in a decrease in single-family mortgage loan origination and decline in sales of those loans.

PNWB sold the servicing rights for $530 million of fixed-rate single-family mortgage loans that resulted in a gain of $2.8 million during the year ended September 30, 1999.  These loan servicing rights were primarily related to loans sold with servicing rights retained by PNWB during 1998 and the first half of 1999.  The sale was initiated as a result of increasing long-term interest rates and decreasing loan prepayment rates, which increased the value of the servicing portfolio.   PNWB did not sell any servicing rights during the years ended December 31, 2001 and 2000.

Gains on the sale of securities available for sale were $1.7 million for the year ended December 31, 2001, compared to losses of $6.1 million and gains of $0.1 million for the years ended December 31, 2000 and September 30, 1999.  As part of its strategic plan to become a commercial bank, PNWB partially restructured its investment portfolio by selling approximately $130 million of securities available for sale during the first half of 2000, which resulted in a $6.8 million loss. During the second half of 2000 PNWB sold approximately $30 million of mortgage-backed securities available for sale at a gain of $0.7 million.  The gains during 2001 and second half of 2000 were primarily from the sale of mortgage-backed securities that were securitized from PNWB’s single family mortgage loan portfolio in prior years.

NON-INTEREST EXPENSE | Non-interest expense was $81.2 million for the year ended December 31, 2001, compared to $86.3 million and $67.8 million for the years ended December 31, 2000 and September 30, 1999.  Excluding costs associated with conversion and integration activities, severance agreements and goodwill impairment, non-interest expense was $79.7 million, $74.8 million and $67.8 million for the years ended December 31, 2001 and 2000 and September 30, 1999.

Compensation and employee benefits expense was $39.0 million for the year ended December 31, 2001 compared to $39.4 million and $37.5 million for the years ended December 31, 2000 and September 30, 1999.  The decrease in 2001 compared to 2000 was the result of consolidation of certain executive and administration functions.  The increase from 1999 to 2000 was due to improvement in compensation and benefits to meet competition, as well as an acquisition in 1999.  Increases in base compensation from 1999 to 2000 were partially offset by a decrease in variable compensation expense related to performance based bonus plans.

The increase in general and administrative, occupancy and equipment and data processing expenses for the year ended December 31, 2001 compared to the year ended December 31, 2000 was primarily due to increased costs associated with operations as a commercial bank such as data services, supplies and courier expenses.  The increase for the year ended December 31, 2000 compared to the year ended September 30, 1999 was primarily due to activities to develop the resources and infrastructure for commercial banking growth.  Key elements of commercial banking growth were the development of credit administration and commercial lending support, the addition of commercial lending officers and several experienced commercial banking management personnel.   General and administrative, occupancy and equipment and data processing expenses also increased compared to 1999 due to an acquisition in late 1999 that was accounted for using the purchase method.

Expense from other real estate owned, net of gains from the sale of other real estate owned, was $0.2 million for the year ended December 31, 2001 compared to $2.3 million and $0.5 million for the years ended December 31, 2000 and September 30, 1999.  PNWB recorded write-downs of approximately $2.2 million related to other real estate during the year ended December 31, 2000.  These write-downs relate primarily to one land development project and resulted primarily from new management’s intent with regard to the development and sale of the project as well as changing economic conditions.

The amortization of goodwill and core deposit intangible was $1.3 million for the year ended December 31, 2001 compared to $1.3 million and $0.7 million for the years ended December 31, 2000 and September 30, 1999.  The increase in 2001 and 2000 from 1999 was due to an acquisition in 1999.

In order to consolidate the individual banking systems obtained through acquisitions in 1998 and 1999, PNWB began the process of converting to a single enhanced operating system for the entire company in 2000.  PNWB  contracted with a third party service bureau to provide data services and processing for the new operating system.  The contract term expires on December 31, 2006.  The multiple-phased conversion project was completed on April 9, 2001.  Conversion and integration costs were expensed as incurred.  Total expenses associated with conversion and integration efforts were $1.3 million and $7.4 million for the years ended December 31, 2001 and 2000.  These expenses included the buyout of previous data processing contracts, consultant fees, accelerated depreciation of equipment and other costs incurred in conjunction with conversion and integration initiatives.  Other costs included the preparation and mailing of customer notifications for the conversion of customer accounts and training expenses.  Except for the $0.4 million related to the accelerated depreciation of equipment, PNWB paid out $2.1 million and $5.2 million of conversion and integration expenses during 2001 and 2000.

In conjunction with executive management changes, elimination of duplicate administrative functions and consolidating operating systems, PNWB incurred $0.2 million and $3.3 million in expenses associated with severance and employment agreements during the years ended December 31, 2001 and 2000.  There were approximately 40 employees affected by these severance and employment agreements.  $0.5 million and $1.2 million of such expenses were paid out during 2001 and 2000, respectively.  As of December 31, 2001, PNWB had an accrued liability of $1.4 million related to certain agreements that will be paid out in future periods.

As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes.  This resulted in the impairment of $0.7 million of goodwill previously recorded for the acquisition of a mortgage brokerage subsidiary in 1996.  PNWB consolidated its mortgage brokerage function into its wholesale lending function and changed its strategy with regard to the origination and retention of single-family mortgage loans.  The majority of PNWB’s single-family mortgage loan production is now channeled for sale with servicing released directly to the secondary market.

INCOME TAX EXPENSE | Income tax expense was $13.2 million for the year ended December 31, 2001, compared to $4.4 million and $14.6 million for the years ended December 31, 2000 and September 30, 1999.  The decrease in income tax expense is consistent with a decrease in income before income taxes.   The effective tax rates were 37.4 percent for the year ended December 31, 2001, 41.0 percent for the year ended December 31, 2000 and 34.4 percent for the year ended September 30, 1999. The higher effective tax rate in 2001 and 2000 compared to 1999 was primarily due to an increase in goodwill amortization and impairment expense that was not deductible for federal income tax purposes.  The rate in 2000 was higher also due to lower income before income taxes.

REVIEW OF FINANCIAL CONDITION

PNWB’s total consolidated assets were $2.742 billion as of December 31, 2001 compared to $2.883 billion as of December 31, 2000.

SECURITIES AND OTHER INTEREST-EARNING ASSETS | Securities and other interest-earning assets, including securities available for sale, securities held to maturity, interest-bearing deposits in banks, federal funds sold and securities purchased under agreements to resell, were $757.5 million as of December 31, 2001, compared to $921.0 million as of December 31, 2000.  On January 1, 2001, PNWB transferred all securities held to maturity to securities available for sale as permitted by the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”.  As such, PNWB did not have any securities held to maturity as of December 31, 2001, compared to $64.7 million as of December 31, 2000.  The transfer resulted in other comprehensive loss of $0.6 million, net of income taxes of $0.3 million.

PNWB maintains liquidity in accordance with an internal liquidity policy.  Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management’s judgment as to the attractiveness of the yields then available in relation to other opportunities and management’s expectation of the yield that will be available in the future.  Management’s projections as to the short-term demand for funds to be used for loan origination and other activities can also affect liquidity levels.

Securities classified as available for sale are reported at estimated fair value, with unrealized gains and losses (net of income taxes) reported as accumulated other comprehensive income, a separate component of shareholders’ equity.

The following table sets forth PNWB’s securities available for sale as of the dates indicated.

	December 31, 2001		December 31, 2000		December 31, 1999		September 30, 1999
	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio
	Dollars in thousands
U.S. government and agency securities	$291,994	38.6%	$510,916	60.8%	$362,528	45.8%	$314,980	42.4%
FHLB stock	46,084	6.1	42,962	5.1	44,346	5.6	42,536	5.7
Obligations of states and political subdivisions	1,161	0.2	1,187	0.1	1,107	0.1	1,413	0.2
Private mortgage-backed and related securities	374,437	49.4	242,062	28.8	345,521	43.6	359,997	48.4
Other securities	43,342	5.7	43,362	5.2	38,827	4.9	24,160	3.3
Total	$757,018		$840,489		$792,329		$743,086

The following table sets forth the contractual maturities and weighted average yields of PNWB’s securities available for sale as of December 31, 2001.  Securities with no stated maturity dates are reported as due within one year.

	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years
	Estimated Fair Value	Yield	Estimated Fair Value	Yield	Estimated Fair Value	Yield	Estimated Fair Value	Yield
	Dollars in thousands
U.S. government and agency securities	$25,318	6.70%	$54,280	4.84%	$13,230	6.52%	$199,166	6.34%
Obligations of states and political subdivisions	221	4.85	835	6.11	105	5.37	—	—
Private mortgage-backed and related securities	24,776	5.72	16,592	5.49	54,931	6.04	278,138	6.18
FHLB stock	46,084	—	—	—	—	—	—	—
Other securities	254	—	—	—	—	—	43,088	7.62
Total	$96,653	6.21%	$71,707	5.01%	$68,266	6.13%	$520,392	6.36%

The following table sets forth amortized cost and estimated fair values for PNWB’s securities held to maturity as of the dates indicated.

	December 31, 2001			December 31, 2000
	Amortized Cost	Estimated Fair Value	Percent of Portfolio	Amortized Cost	Estimated Fair Value	Percent of Portfolio
	Dollars in thousands
U.S. government and agency securities	$—	$—		$22,672	$22,530	35.0%
Obligations of states and political subdivisions	—	—		998	999	1.5
Private mortgage-backed and related securities	—	—		41,071	40,294	63.5
Total	$—	$—		$64,741	$63,823

	December 31,1999			September 30, 1999
	Amortized Cost	Estimated Fair Value	Percent of Portfolio	Amortized Cost	Estimated Fair Value	Percent of Portfolio
	Dollars in thousands
U.S. government and agency securities	$24,328	$23,549	35.3%	$24,878	$24,475	35.2%
Obligations of states and political subdivisions	1,625	1,626	2.4	2,397	2,396	3.4
Private mortgage-backed and related securities	42,943	41,302	62.3	43,417	42,338	61.4
Total	$68,896	$66,477		$70,692	$69,209

LOANS RECEIVABLE AND LOANS HELD FOR SALE | Net loans receivable were $1.788 billion as of December 31, 2001, an increase from $1.758 billion as of December 31, 2000.

Subsequent to the acquisitions of six commercial banks from 1996 to 1999, PNWB’s banking subsidiary changed its charter from a Washington state savings bank to a Washington state commercial bank effective July 1, 2000.  The acquisitions and charter conversion increased PNWB’s ability to originate commercial loans.  Since mid-2000, management has been focusing on restructuring the loan portfolio so that it is more reflective of a commercial bank.  The principal balance outstanding for commercial and commercial real estate loans increased during the year ended December 31, 2001, while single-family mortgage, real estate construction, consumer and agricultural loans outstanding decreased.  The changes in the composition of PNWB’s loan portfolio during 2001 were consistent with management’s expectation.

Commercial loans outstanding totaled $539.2 million as of December 31, 2001, an increase of $62.0 million from December 31, 2000, which represented an annual growth rate of 13.0 percent. Commercial real estate loans outstanding totaled $482.8 million, an increase of $107.1 million from December 31, 2000, which represented an annual growth rate of 28.5 percent.  Commercial and commercial real estate loans outstanding represented 54.9 percent of total gross loans as of December 31, 2001, an increase from 47.4 percent of total gross loans as of December 31, 2000.

Single-family mortgage loans outstanding totaled $351.8 million, or 18.9 percent of total gross loans, as of December 31, 2001, compared to $429.3 million, or 23.9 percent of total gross loans, as of December 31, 2000.  As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes in 2000.  PNWB consolidated its mortgage brokerage function into a wholesale lending function and changed its strategy with regards to the origination and retention of single-family mortgage loans and related servicing.  The majority of PNWB’s single-family mortgage loan production is now sold with servicing rights released to the secondary market; thus less single-family mortgage loans are retained in the loan portfolio compared to prior years.  During the year ended December 31, 2001, PNWB sold ,with servicing rights released, approximately $141.2 million of single-family mortgage loans.  In addition, approximately $93.8 million of single-family mortgage loans were paid off during 2001 due to refinances or maturity of the loans.

Real estate construction loans outstanding totaled $320.0 million, or 17.2 percent of total gross loans, as of December 31, 2001 compared to $330.3 million, or 18.4 percent of total gross loans, as of December 31, 2000.

Consumer loans outstanding totaled $115.4 million, or 6.2 percent of total gross loans, as of December 31, 2001 compared to $128.3 million, or 7.1 percent of total gross loans, as of December 31, 2000.

The following table sets forth the composition of PNWB’s loan portfolio by type of loan as of the dates indicated.

	December 31, 2001		December 31, 2000		December 31, 1999		September 30, 1999		September 30, 1998		September 30, 1997
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	Dollars in thousands
Commercial loans:
Commercial	$539,241	29.0%	$477,223	26.5%	$392,452	22.8%	$365,853	22.7%	$275,151	18.7%	$206,408	15.1%
Commercial real estate (1)	482,829	25.9	375,699	20.9	377,976	22.0	339,013	21.1	240,132	16.3	198,636	14.5
Total commercial loans	1,022,070	54.9	852,922	47.4	770,428	44.8	704,865	43.8	515,283	35.0	405,044	29.6

Single-family residential (1)	351,828	18.9	429,258	23.9	471,624	27.4	456,271	28.4	634,710	43.0	708,828	51.7
Real estate construction	319,982	17.2	330,267	18.4	318,957	18.5	298,134	18.5	197,182	13.4	151,777	11.1
Consumer loans	115,440	6.2	128,346	7.1	103,640	6.0	96,399	6.0	80,695	5.5	73,234	5.3
Agricultural loans	52,422	2.8	57,224	3.2	55,385	3.2	53,190	3.3	46,763	3.2	31,538	2.3
Total gross loans	1,861,742		1,798,017		1,720,034		1,608,860		1,474,634		1,370,421
Less:
Loans held for sale	(43,757)		(14,187)		(22,397)		(23,138)		(93,125)		(10,230)
Allowance for losses on loans	(20,123)		(17,561)		(15,182)		(14,123)		(13,224)		(11,104)
Deferred loan fees and discounts	(9,430)		(8,755)		(10,140)		(10,015)		(9,235)		(10,636)
Net loans receivable	$1,788,432		$1,757,514		$1,672,315		$1,561,584		$1,359,050		$1,338,451

(1)          Includes construction loans converted to permanent loans.

The following table indicates the contractual maturity of PNWB’s gross loans as of December 31, 2001. Loans having no stated schedule of repayments and no stated maturity are reported as due within one year.  Loan balances do not include deferred loan fees and discounts and the allowance for losses on loans.  The table does not reflect any estimate of prepayments, which significantly shorten the average life of all loans and will cause PNWB’s actual repayment experience to differ significantly from that indicated below.

	Within One Year	After One Through 5 Years	After 5 Years	Total

	Dollars in thousands
Commercial loans:
Commercial	$211,925	$131,006	$196,310	$539,241
Commercial real estate	19,149	68,034	395,646	482,829
Total commercial loans:	231,074	199,040	591,956	1,022,070

Single-family residential	10,233	42,381	299,214	351,828
Real estate construction	122,834	88,499	108,649	319,982
Consumer loans	45,873	25,236	44,331	115,440
Agricultural loans	28,545	9,359	14,518	52,422
Total gross loans	$438,559	$364,515	$1,058,668	$1,861,742

The following table sets forth the dollar amount of the loans contractually due after one year as of December 31, 2001 that have fixed and/or floating or variable interest rates.

	Fixed Rates	Floating or Variable Rates

	Dollars in thousands
Commercial loans:
Commercial	$82,642	$244,674
Commercial real estate	86,000	377,680
Total commercial loans:	168,642	622,354

Single-family residential	133,542	208,053
Real estate construction	60,574	136,574
Consumer loans	52,210	49,745
Agricultural loans	4,878	19,000
Total	$419,846	$1,035,726

The principal lending activity of Pacific Northwest Bank is the origination of commercial loans, commercial real estate mortgage loans, single-family residential mortgage loans, real estate construction loans, consumer loans and agricultural loans.

Commercial loans | Commercial loans include a wide range of loan types to small and medium-sized businesses, including commercial lines of credit with variable rates and maturities of one year or less, and equipment and operational loans.  These loans are primarily secured by liens on real estate, capital assets, accounts receivable and inventory, although certain loans are unsecured.  Commercial lending has increased risks as a result of dependence on income production for future repayment, and in certain circumstances, the lack of tangible collateral.   Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the value of any collateral securing the loans.  Commercial lending operations rely on a strong credit culture that combines prudent credit policies and individual lender accountability.

Commercial real estate mortgage loans | PNWB originates mortgage loans on commercial real estate properties with terms of up to 30 years in its primary market area.  These loans are secured by property such as apartment buildings, condominium projects, office buildings, small commercial business properties, subdivision developments and shopping centers.

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

Single-family residential mortgage loans | PNWB presently originates both fixed-rate loans and adjustable-rate mortgage loans (“ARMs”) secured by single-family residential properties with loan terms of up to 30 years.  ARMs have interest rates that adjust based upon changes in a predetermined index for a period matching the repricing period of the loan.  Borrowers’ demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the rates and loan fees for ARMs.  As part of the transition to a commercial bank, PNWB consolidated and restructured its mortgage loan origination functions and related processes.  PNWB consolidated its mortgage brokerage function into a wholesale lending function and changed its strategy with regards to the origination and retention of single-family mortgage loans. The majority of PNWB’s single-family mortgage loan origination is now sold in the secondary market; thus less single-family mortgage loans are retained in the loan portfolio as compared to prior years.

Real estate construction | PNWB originates real estate construction loans to residential owner-occupants (custom construction loans) and to contractors building residential properties for resale, as well as construction loans for condominiums, commercial real estate properties and land development on properties located within its primary market area.  Construction loans to owner-occupants generally are converted to single-family residential mortgage loans.

Real estate construction loans may involve additional risks because loan funds are collateralized by the project under construction, which is of uncertain value prior to completion.  Delays may arise from labor problems, material shortages may be experienced and other unpredictable contingencies may occur.  It is important to evaluate accurately the total loan funds required to complete a project and related loan–to–value ratios.  Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from the expertise required for real estate mortgage lending.  Construction lending is generally considered to involve a higher degree of collateral risk than long-term financing of residential properties.  PNWB’s risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value and marketability at completion of construction or development and the estimated cost (including interest) of construction.  If the estimate of construction costs and the marketability of the property upon completion of the project prove to be inaccurate, PNWB may be required to advance additional funds to complete development of the project.  PNWB’s underwriting criteria are designed to evaluate and minimize the risks of each real estate construction loan.  Among other things, PNWB considers evidence of the availability of permanent financing for the borrower, the reputation of the borrower, the amount of the borrower’s equity in the project, the independent appraisal and review of cost estimates, the pre-construction sale and leasing information, and the cash flow projections of the borrower.

Consumer loans | Consumer loans consist of automobile loans, home equity loans, credit card loans and loans for other consumer purposes.  Consumer loans also include both secured and unsecured personal lines of credit.  Consumer lending may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

Agricultural loans | Agricultural loans include seasonal production loans secured by crops and equipment.  These loans generally have adjustable rates that are renewed annually.  Agricultural loans also include loans secured by farmland.  The majority of PNWB’s agricultural loans have terms of less than five years and have variable interest rates.

Loans held for sale | Loans held for sale totaled $43.8 million as of December 31, 2001 compared to $14.2 million as of December 31, 2000.  Loans held for sale are carried at the lower of cost or estimated fair value in aggregate.  Net unrealized losses are recognized in a valuation allowance by charges to income.  Loans held for sale are generally single-family residential mortgage loans and loans originated under a Small Business Administration program.  The loans are typically sold to FHLMC and other financial institutions.  Prior to 2001, PNWB retained the right to service the loans in connection with loans sales, for which it generally receives a fee based on the difference between the rate paid to the investor and that collected from the borrower.  PNWB capitalized loan-servicing rights either through the purchase or origination of mortgage loans that were subsequently sold or securitized with the servicing rights retained.  Loan servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of servicing income, not to exceed 15 years.  Starting in 2001, PNWB released the right to service the loans for all the single-family mortgage loans sold.  Periodically, PNWB has sold loan servicing rights.  During 1999, PNWB sold the loan servicing rights for $530 million of single-family mortgage loans resulting in a gain of $2.8 million.

Non-performing loans | Loans are generally placed on non-accrual when they become past due over 90 days, or 120 days if they are single-family mortgage loans, or when the collection of interest or principal is considered unlikely.  Loans past due over 90 or 120 days that are not on non-accrual status must be well secured by tangible collateral and in the process of collection.  PNWB does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal and interest payments are no longer in doubt.  When a loan is placed on non-accrual status, any previously accrued and uncollected interest is reversed from interest income.  As of December 31, 2001, PNWB had $16.1 million of loans on non-accrual status compared to $13.9 million as of December 31, 2000.  PNWB performs a review of its loan portfolio for weaknesses in credit quality on an ongoing basis to identify problem loans.  This review results in internal loan classifications based on risk characteristics and loan performance.  The overall objective of this review process is to identify trends in the credit quality of the loan portfolio and to determine the level of loss exposure to evaluate the need for an adjustment to the allowance for losses on loans.

ALLOWANCE FOR LOSSES ON LOANS | PNWB’s allowance for losses on loans was $20.1 million or 1.11 percent of loans receivable as of December 31, 2001, compared to $17.6 million, or 0.99 percent of loans as of December 31, 2000.  Net loan charge-offs for the year ended December 31, 2001, were $3.5 million or 0.19 percent of the average balance of loans outstanding for the year.  Net loan charge-offs were $2.4 million and $1.1 million for the years ended December 31, 2000 and September 30, 1999, respectively.  The increase in net charge-offs in 2001 was primarily due to an increase in charge-offs related to foreclosed single-family residential loans.

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

Management has assessed, and will continue to assess on an on-going basis, the impact of the recent tragedies and the slowing Washington state economy on the credit risk in the loan portfolio.  Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the recent events and the slowdown in the economy. As of December 31, 2001, delinquency trends and classified loan levels relative to comparable prior periods do not indicate any material deterioration in the loan portfolio.  However, management increased the provision for losses on loans by $450,000 during the second half of 2001 in comparison to the first half of 2001 based on concerns resulting from the inherent risk in the loan portfolio, including the impact of the deterioration of the Washington state economy. Management continues to closely monitor PNWB’s credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner.  Industry concentration and related limits will continue to be subject to on-going assessments.

PNWB believes it has established its allowance for losses on loans in accordance with accounting principles generally accepted in the United States.  However, there can be no assurance that in the future, regulators, when reviewing PNWB’s loan portfolio, will not request PNWB to increase its allowance for losses on loans, thereby affecting PNWB’s financial condition and results of operations.  Substantial increases may be necessary should the quality of loans deteriorate as a result of the factors discussed above.

The following table sets forth activity in the allowance for losses on loans during the periods indicated.

	Year ended
	December 31,		September 30,
	2001	2000	1999	1998	1997
	Dollars in thousands
Allowance as of beginning of year	$17,561	$15,182	$13,224	$11,104	$10,235
Provision for losses on loans	6,050	4,750	2,000	1,707	1,508

Merger and acquisition activity:
Provision pursuant to acquisition	—	—	—	1,100	—
Allowance acquired	—	—	—	295	—
Pooling accounting adjustment	—	—	—	(76)	—

Charge-offs:
Commercial loans	1,518	1,300	405	194	246
Commercial real estate	326	5	—	119	234
Single-family residential	1,723	750	727	413	109
Real estate construction	47	283	—	134	—
Consumer loans	922	464	337	428	449
Agricultural loans	210	154	84	2	2
Total charge-offs	4,746	2,956	1,553	1,290	1,040

Recoveries:
Commercial loans	629	280	86	88	133
Commercial real estate	126	29	38	55	67
Real estate mortgage loans:
Single-family residential	330	175	245	61	39
Consumer loans	173	100	83	176	162
Agricultural loans	—	1	—	4	—
Total recoveries	1,258	585	452	384	401
Net charge-offs	(3,488)	(2,371)	(1,101)	(906)	(639)
Allowance as of end of year	$20,123	$17,561	$14,123	$13,224	$11,104
Ratio of allowance for losses on loans to total loans receivable as of the end of the year	1.11%	0.99%	0.90%	0.96%	0.82%
Ratio of net charge-offs to average loans outstanding during the year	0.19%	0.14%	0.08%	0.06%	0.05%

PNWB maintains an estimated allowance for losses on loans based on the analyses conducted by management and credit personnel.  The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio.  Management has reviewed the allocations in the various loan categories and believes the allowance for losses on loans was adequate at all times during the five-year period ended December 31, 2001.

PNWB updated its methodology for allocating the allowance for losses on loans during 2000, with a greater emphasis on current risk characteristics and asset classifications and less emphasis on historical loss experience compared to years prior to 2000.  Management believes this approach is more appropriate and reflective of the changing nature of the loan portfolio with a greater emphasis on commercial lending that is also expanding into new markets and products.  As such, portfolio risk characteristics and internal asset classification assessments are more reflective of the current loan portfolio than historical loss experience.

The allocation of the allowance for losses on loans to commercial and commercial real estate loans increased from prior years primarily due to growth in commercial loans and a greater emphasis on the current risk characteristics inherent in the commercial and commercial real estate loan portfolio.

The increased allocation to real estate construction loans and agricultural loans in 2001 and 2000 compared to prior years is due to a greater emphasis on risk characteristics inherent in real estate construction lending and greater emphasis on internal asset classifications.  Prior year allocations were based more heavily on historical loss experience and PNWB had not experienced significant losses in the real estate construction and agricultural loan portfolios. The allocation to agricultural loans has also increased due to an increase in non-performing and adversely classified agricultural loans based on the state of the agricultural economy in central Washington.

The decreased allocation to single-family residential mortgage loans is primarily due to a decrease in the balances outstanding in the portfolio compared to prior years.

The decreased allocation to the consumer loans in 2001 and 2000 compared to prior years is primarily due to a decrease in the average life of consumer loans outstanding with a greater emphasis on originating shorter-term consumer loans and a decrease in non-performing consumer loans.  The reduction in the allocation also reflects the change in the methodology of allocating the allowance for losses on loans to the consumer portfolio.  The increase in allocation to consumer loans in 2001 compared to 2000 was due to an increase in historical loss experience in consumer loans.

Although the allocation of the allowance for losses on loans is an important credit management tool, the entire allowance for losses on loans is available for the entire loan portfolio.  The following table sets forth the allocation of the allowance for losses on loans by loan category as of the dates indicated.

	December 31, 2001	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998	September 30, 1997
	Dollars in thousands
Commercial loans:
Commercial loans	$6,105	$4,448	$3,632	$2,785	$2,454	1,592
Commercial real estate	3,265	2,862	1,342	1,525	1,878	998
Total commercial loans:	9,370	7,310	4,974	4,310	4,332	2,590

Single-family residential	1,798	2,076	3,265	2,471	3,288	2,092
Real estate construction	2,752	2,804	301	302	424	494
Consumer loans	448	311	1,376	1,441	996	1,012
Agricultural loans	1,999	1,921	394	334	285	59
Unallocated	3,756	3,139	4,872	5,265	3,899	4,857

Total	$20,123	$17,561	$15,182	$14,123	$13,224	$11,104

OTHER REAL ESTATE | Other real estate includes property acquired by PNWB through foreclosure and real estate held for development.  Other real estate is carried at the lower of the estimated fair value or the principal balance of the foreclosed loans. The real estate held for development portfolio primarily consists of one land development project.  PNWB had other real estate totaling $5.8 million as of December 31, 2001 compared to $9.9 million as of December 31, 2000.

NON-PERFORMING ASSETS | PNWB’s non-performing assets as of December 31, 2001, consisting of non-performing loans and other real estate, totaled $21.9 million or 0.80 percent of total assets.  This is a decrease from $23.8 million or 0.83 percent of total assets as of December 31, 2000.  Non-performing loans increased to $16.1 million as of December 31, 2001 compared to $13.9 million as of December 31, 2000, and $11.0 million as of September 30, 1999.  The increase in non-performing loans is primarily due to an increase in non-performing commercial and agricultural loans offset by a decrease in real estate construction loans.  The increase in non-performing commercial loans is primarily due to several individual commercial loans.  The increase in non-performing agricultural loans is primarily due to a weak agricultural economy in central Washington.  Management believes that the allowance for losses on loans is adequate to provide for losses that may be incurred on non-performing loans.  Non-performing other real estate was $5.8 million as of December 31, 2001, a decrease from $9.9 million as of December 31, 2000.  The decrease was primarily due to increased sales of other real estate owned compared to 2000 as a result of management’s continued emphasis on selling other real estate owned in a timely manner. The following table presents information with respect to PNWB’s non-performing assets and restructured loans as of the dates indicated.

	December 31, 2001	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998	September 30, 1997
	Dollars in thousands
Non-performing loans:
Commercial loans:
Commercial	$5,434	$2,455	$5,038	$3,943	$1,682	$343
Commercial real estate	1,100	991	1,371	792	557	1,212
Total Commercial Loans	6,534	3,446	6,409	4,735	2,239	1,555

Single-family residential	5,425	5,020	3,207	4,125	5,036	3,181
Real estate construction	1,199	3,920	880	880	634	234
Consumer loans	245	225	366	507	174	417
Agricultural loans	2,685	1,272	88	652	127	78
Total	16,088	13,883	10,950	10,899	8,210	5,465
Other real estate	5,762	9,909	4,313	3,560	7,553	6,945
Total non-performing assets	$21,850	$23,792	$15,263	$14,459	$15,763	$12,410

Restructured loans	$570	$687	$777	$798	$883	$1,403
Total non-performing loans to loans receivable	0.90%	0.79%	0.65%	0.70%	0.60%	0.41%
Total non-performing loans to total assets	0.59%	0.48%	0.39%	0.42%	0.34%	0.21%
Total non-performing assets to total assets	0.80%	0.83%	0.55%	0.56%	0.64%	0.52%

The level of non-performing loans relative to loans receivable has increased since 1996.  This trend may continue as PNWB expands its commercial lending activities and expands into new geographic and product markets.  Interest income that would have been recognized as of December 31, 2001, had non-accrual loans been current in accordance with their contractual terms amounted to $2.0 million.

Goodwill and Other Intangible Assets | Goodwill and other intangible assets totaled $18.1 million, or 0.66 percent of total assets and 9.04 percent of total shareholders’ equity as of December 31, 2001.   Goodwill and other intangible assets totaled $20.7 million, or 0.72 percent of total assets and 11.58 percent of total shareholders’ equity as of December 31, 2001.  This decrease in the balance of goodwill and other intangible assets was due to amortization in 2001.

Goodwill arising from acquisitions represents the excess of the purchase price over the estimated fair value of net assets acquired.  Goodwill was amortized using the straight-line methods over periods not exceeding twenty years.  Effective January 1, 2002, upon adoption of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”, PNWB no longer amortizes its goodwill, and as such, expects annual goodwill amortization expense to reduce by approximately $1.1 million starting in 2002.  On the other hand, PNWB reviews its goodwill for impairment on an annual basis or more frequently if impairment indicators arise.  PNWB is currently performing the first of the required impairment assessments of goodwill in accordance with SFAS No. 142 and does not expect the result of assessment to have material impact on PNWB’s financial condition or results of operations.

Other intangible assets consist of core deposit intangibles and mortgage servicing rights, amortized using the straight-line and accelerated methods over periods not exceeding twenty years.  Mortgage servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained.  The estimated fair value of mortgage servicing rights at the date of the sale of loans is determined based on the discounted present value of expected future cash flows using key assumptions for servicing income and costs and prepayment rates on the underlying loans. The estimated fair value is periodically evaluated for impairment by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.  Mortgage servicing rights are amortized as an offset to service fees in proportion to and over the period of estimated net servicing income.  The amortization and write-down of mortgage servicing rights was $1.3 million, $0.8 million and $1.4 million for the years ended December 31, 2001 and 2000, and the year ended September 30, 1999.  The higher amortization and write-down level during 2001 and 1999 compared to 2000 was primarily due to decreases in interest rates, which resulted in higher prepayment rates on the underlying loans.

DEPOSITS | PNWB offers various types of deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts.  Deposit accounts vary as to terms, the principal differences are the minimum balance required, the time period the funds must remain on deposit, the interest rate, and the deposit or withdrawal option.  PNWB relies on generating deposits through a marketing strategy that employs a sales staff responsible for retaining and generating new customer relationships.

Non-interest-bearing deposits were $241.7 million as of December 31, 2001, compared to $244.1 million as of December 31, 2000.  Non-interest-bearing deposits represented 15.1 percent of total deposits as of December 31, 2001, compared to 14.2 percent as of December 31, 2000.  Interest-bearing transaction accounts, which includes interest-bearing checking, money market and savings accounts, totaled $632.0 million as of December 31, 2001 compared to $569.7 million as of December 31, 2000.  Interest-bearing transaction accounts represented 39.4 percent of total deposits as of December 31, 2001, compared to 33.2 percent as of December 31, 2000.

Certificates of deposit were $731.1 million as of December 31, 2001, compared to $903.4 million as of December 31, 2000.  Certificates of deposit represented 45.6 percent of total deposits as of December 31, 2001, compared to 52.6 percent as of December 31, 2000.

During 2001, management focused on initiatives to restructure the deposit portfolio in an effort to decrease funding costs and better manage interest rate risk while building customer relationships.  As of December 31, 2001, 54.4 percent of total deposits were transaction accounts, compared to 47.4 percent as of December 31, 2000.  The increase in the percentage of non-interest-bearing deposits and interest-bearing transaction deposits relative to certificates of deposit reflected the progress made on those initiatives.   It is management’s intention to continue to increase transaction accounts as a percentage of the total deposit portfolio in the future.

The following table indicates the amount of PNWB’s certificates of deposit with balances equal to or greater than $100,000 classified by time remaining until maturity as of December 31, 2001.

Maturity Period	Amount
Dollars in thousands
Three months or less	$187,166
Three through six months	59,175
Six through twelve months	88,412
Greater than twelve months	59,077
Total	$393,830

The following table sets forth the balances of deposits by account type as of the dates indicated.

	December 31, 2001		December 31, 2000		December 31, 1999		September 30, 1999
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	Dollars in thousands
Non-interest-bearing deposits	$241,674	15.1%	$244,100	14.2%	$212,880	13.3%	$197,732	12.5%
Interest-bearing checking accounts	214,098	13.3	201,894	11.8	173,751	10.9	171,578	10.9
Money market accounts	322,552	20.1	266,933	15.5	300,267	18.8	273,537	17.3
Savings accounts	95,390	5.9	100,831	5.9	97,035	6.1	103,306	6.6
Certificates of deposit	731,141	45.6	903,350	52.6	814,257	50.9	832,796	52.7

Total	$1,604,855	100.0%	$1,717,108	100.0%	$1,598,190	100.0%	$1,578,949	100.0%

FHLB ADVANCES AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE | PNWB borrows through advances from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase with third parties.  These borrowing sources totaled $864.0 million as of December 31, 2001 compared to $918.1 million as of December 31, 2000.  The need for this type of borrowings decreased as a result of the overall decrease in assets and increase in shareholder’s equity, partially offset by decreases in deposits.

The FHLB provides credit for member financial institutions.  As members, financial institutions are required to own capital stock in the FHLB, and are authorized to apply for advances on the security of such stock, certain home mortgages, commercial real estate loans and other assets such as securities that are obligations of, or guaranteed by, the United States.  Advances are made to member financial institutions pursuant to several different programs.  These programs are generally designed to meet the financial institution’s needs while still reflecting market terms and conditions.  Interest rates on these advances vary in response to general economic conditions.

PNWB also uses the securities market for borrowings by utilizing its securities available for sale as collateral.  These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings.

The following table sets forth certain information with respect to FHLB advances and securities sold under agreements to repurchase during the periods indicated:

	As of or for the period ended
	December 31, 2001	December 31, 2000	December 31, 1999	September 30, 1999
	Dollars in thousands
Maximum amount outstanding at any month end during the period:
FHLB advances	$721,200	$787,526	$696,587	$718,709
Securities sold under agreements to repurchase	279,176	286,807	282,655	133,992

Approximate average amount outstanding during the period:
FHLB advances	651,824	707,814	680,928	601,931
Securities sold under agreements to repurchase	193,607	267,570	165,612	131,723

Balance outstanding at end of period:
FHLB advances	714,526	643,200	670,234	682,238
Securities sold under agreements to repurchase	149,504	274,920	282,655	131,972

Weighted average rate paid during the period:
FHLB advances	4.63%	6.07%	5.55%	5.38%
Securities sold under agreements to repurchase	5.49	6.66	5.86	5.77

Weighted average rate paid at end of period:
FHLB advances	3.23	6.37	5.59	5.41
Securities sold under agreements to repurchase	3.63	6.88	5.96	5.70

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN SUBORDINATED DEBT  | On November 15, 1999, $40 million of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust).  The Trust is a business trust organized in November 1999, and Pacific Northwest Bancorp owns 100 percent of the common equity of the Trust.

The proceeds of the offering were invested by the Trust in junior subordinated debentures of Pacific Northwest Bancorp.  The debentures held by the Trust are the sole assets of the Trust.  Distributions on the capital securities issued by the Trust are payable semi-annually at

9.875 percent per annum, which is equal to the interest rate being earned by the Trust on the debentures held by the Trust.  The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.  The debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029.  Pacific Northwest Bancorp entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.

PNWB used the proceeds for general corporate purposes including stock repurchases and investment in the subsidiary bank.  The capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.  During 2001, Pacific Northwest Bancorp purchased $2.5 million of the Interwest Capital Trust I capital securities in an effort to reduce funding costs.

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

On January 22, 2002, the Board of Directors authorized the purchase of up to five percent or approximately 780,000 shares of Pacific Northwest Bancorp’s outstanding shares of common stock in the open market for the following twelve-month period.  The Board of Directors previously approved a stock repurchase plan of ten percent in 1999. During the year ended December 31, 2000, 468,000 shares (three percent of the total common shares outstanding) at a total price of $7.9 million were repurchased.  No shares were repurchased during 2001 under the stock repurchase plan approved in 1999.

PNWB’s total shareholders’ equity was $200.5 million and book value per share was $12.86 as of December 31, 2001.  PNWB’s total shareholders’ equity was $178.7 million and book value per share was $11.54 as of December 31, 2000.  The increase in shareholders’ equity was due to net income of $22.1 million, other comprehensive income of $6.8 million, the issuance of $0.8 million of common stock through exercise of stock options and the ESOP debt repayment of $1.1 million, and partially offset by $8.7 million in dividends paid to shareholders.

During fiscal year 2001, Pacific Northwest Bancorp declared cash dividends totaling $0.56 per share, consistent with $0.56 per share for the year ended December 31, 2000.

LIQUIDITY RESOURCES

Liquidity management focuses on the need to meet both short-term funding requirements and PNWB’s long-term strategies and goals.  Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers.  Management structures the balance sheet to meet these needs.  PNWB desires to attract and retain business and retail customer relationships with a focus on transaction accounts and commercial and consumer lending.  PNWB also uses wholesale funds through advances from the FHLB and the sale of securities under agreements to repurchase to fund asset growth and meet liquidity needs.  Other sources of funds for liquidity include loan repayments, loan sales, security sales, mortgage-backed and related security repayments as well as wholesale and brokered certificates of deposit.  Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows are affected by changes in interest rates.

PNWB has capacity to borrow additional funds from the FHLB through pre-approved credit lines.  These credit lines have pledge requirements whereby PNWB must maintain unencumbered collateral with a par value at least equal to the outstanding balance.  As of December 31, 2001, the additional amount available under credit lines from the FHLB was $107.9 million.  Additionally, PNWB uses the securities market as a vehicle for borrowing by utilizing its securities available for sale as collateral.  These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings.  If the estimated fair value of the securities were to decline as a result of an increase in interest rates or other factors, PNWB would be required to pledge additional securities or cash as collateral.  As of December 31, 2001, PNWB had $250.5 million of available credit from third parties to sell securities under agreements to repurchase.

The analysis of liquidity also includes a review of PNWB’s consolidated statement of cash flows for 2001.  The consolidated statement of cash flows details PNWB’s operating, investing and financing activities during the year.  The most significant items under operating activities include net income of $22.1 million.  Operating activities also include the add back of non-cash depreciation, amortization of intangible assets, provision for losses on loans and gain on other real estate totaling $14.8 million.  Net cash provided by operating activities is also adjusted for the net gain on sale of loans and securities available for sale of $4.0 million, net loan fees deferred of $2.1 million and FHLB stock dividends of $3.1 million .  Investing activities included proceeds from the sale of securities available for sale of $151.4 million, proceeds from maturing and principal repayments on securities available for sale of $385.4 million and purchases of securities available for sale of $373.2 million. Investing activities also include a $212.8 million increase in loans receivable and $143.3 million of proceeds from the sale of loans.  During 2001, financing activities included $42.1 million in borrowing repayments, net of borrowing proceeds, a $50.6 million increase in checking, savings and money market account deposits offset by $162.9 million decrease in certificates of deposit, $2.5 million paid to purchase Interwest Capital Trust I capital securities and $8.7 million paid in cash dividends to shareholders.

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

MARKET RISK

PNWB’s results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on PNWB’s financial condition and results of operations.

PNWB is sensitive to the potential change in interest rates and the resulting impact on net interest income.  It has been an objective of management to reduce this sensitivity through the use of adjustable rate loans and short-term commercial and consumer loans. This enables PNWB to better match the duration of its deposit base with these types of assets.

In addition to adjustable rate loans, PNWB uses a number of additional strategies to minimize the impact on net income due to significant changes in interest rates. The strategies utilized by PNWB include sales of long-term, fixed-rate mortgage loans, emphasis on growth in non-interest-bearing deposits, variable rate interest-bearing checking, savings and money market account deposits as well as adjustable rate commercial lending.

Management uses simulation analysis to measure PNWB’s interest sensitivity position.  This simulation analysis is used to evaluate the effects of potential interest rate movements on net interest income.  The simulation analysis model is dynamic in nature, and incorporates management’s current balance sheet strategy.   Management develops assumptions regarding interest rate spreads, projected balances, expected maturities, cash flows and prepayment assumptions under different interest rate scenarios.

The table on the following page sets forth the balances of PNWB’s financial instruments at the expected maturity dates, as well as the estimated fair value of those financial instruments as of December 31, 2001. The expected maturities take into consideration historical and estimated principal prepayments for loans and mortgage-backed securities.  Principal prepayments are the amounts of principal reduction, over and above normal amortization.

The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rate for non-interest-bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts is 20 percent. The weighted average interest rates for financial instruments presented are actual as of December 31, 2001.

The estimated fair value amounts have been determined by PNWB using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data in the development of the estimated fair value amounts.  Accordingly, the estimated fair values presented herein are not necessarily indicative of the amounts PNWB could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and due from banks, federal funds sold, securities purchased under agreements to resell and interest receivable is a reasonable estimate of the fair value for such financial assets.  The estimated fair values of securities available for sale and loans held for sale are based on quoted market rates and dealer quotes.  The estimated fair value of loans receivable is based on discounted cash flows, using interest rates currently offered for loans of similar characteristics.  The estimated fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of December 31, 2001.  The estimated fair value of certificates of deposit is based on the present value of contractual cash flows using a discount rate based on the current average rate for deposits with similar characteristics.  The estimated fair value of FHLB advances and securities sold under agreements to repurchase is based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of December 31, 2001.  The estimated fair value of guaranteed preferred beneficial interests in subordinated debt is based on quoted market rates for subordinated debt with similar interest rates and similar characteristics.  The estimated fair values presented are based on information available as of December 31, 2001.

	Expected maturity date year ended December 31,
	2002	2003	2004	2005	2006	Thereafter	Total	Estimated Fair Value
	Dollars in thousands
MARKET RISK

Financial Assets
Cash and due from banks
Non-interest-bearing	$58,134	$—	$—	$—	$—	$—	$58,134	$58,134
Interest-bearing	491	—	—	—	—	—	491	491
Weighted average interest rate	1.69%	—	—	—	—	—	1.69%
Securities available for sale	91,617	43,109	55,515	48,314	62,833	455,630	757,018	757,018
Weighted average interest rate	6.28%	6.19%	5.54%	5.90%	5.81%	5.42%	5.64%
Loans receivable, net
Fixed rate	143,677	73,185	52,967	34,727	32,314	101,627	438,497	461,603
Weighted average interest rate	7.52%	8.04%	8.03%	7.92%	7.68%	8.10%	7.85%
Variable rate	616,510	255,504	147,726	84,719	57,555	208,044	1,370,058	1,382,896
Weighted average interest rate	5.55%	7.11%	6.97%	6.79%	6.53%	6.08%	6.19%
Loans held for sale	43,757	—	—	—	—	—	43,757	43,872
Weighted average interest rate	6.95%	—	—	—	—	—	6.95%
Interest receivable	14,808	—	—	—	—	—	14,808	14,808

Financial Liabilities
Non-interest-bearing deposits	$48,411	$48,315	$48,315	$48,315	$48,318	$—	$241,674	$241,674
Interest-bearing checking accounts	42,820	42,820	42,820	42,820	42,819	—	214,099	214,099
Weighted average interest rate	0.61%	0.55%	0.55%	0.55%	0.55%	—	0.56%
Money market accounts	64,511	64,511	64,511	64,511	64,510	—	322,554	322,554
Weighted average interest rate	2.24%	2.01%	2.01%	2.01%	2.01%	—	2.05%
Savings accounts	19,107	19,073	19,070	19,070	19,070	—	95,390	95,390
Weighted average interest rate	1.00%	1.00%	1.00%	1.00%	1.00%	—	1.00%
Certificates of deposit	610,307	85,387	17,211	12,266	4,414	1,554	731,139	738,857
Weighted average interest rate	3.54%	5.19%	5.07%	5.77%	4.94%	6.27%	3.82%
FHLB advances
Fixed rate	463,825	40,000	85,000	45,621	4,901	75,000	714,347	719,612
Weighted average interest rate	2.47%	4.39%	4.12%	4.81%	3.97%	5.40%	3.24%
Adjustable rate	800	—	—	—	—	12,000	12,800	12,800
Weighted average interest rate	1.85%	—	—	—	—	6.04%	5.78%
Securities sold under agreements to repurchase	89,319	33,552	21,682	4,951	—	—	149,504	149,761
Weighted average interest rate	3.43%	3.52%	4.11%	4.82%	—	—	3.60%
Guaranteed preferred beneficial interest in subordinated debt	—	—	—	—	—	37,500	37,500	35,318
Weighted average interest rate	—	—	—	—	—	9.88%	9.88%

While this table provides some information about PNWB’s interest sensitivity, it does not predict the trends of future earnings.  For this reason, PNWB uses financial modeling to forecast earnings under different interest rate projections.  While this modeling is helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

ACCOUNTING CHANGES

In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”.  This statement, which excludes goodwill, provides a single accounting model for recognition and impairment of long-lived assets to be held for sale or disposed of.  SFAS No. 144 retains many of the fundamental recognition and measurement provisions of SFAS No. 121; however, it significantly changes the criteria that would have to be met to classify an asset as either held-for-sale or to be disposed of. SFAS No. 144 became effective on January 1, 2002.  The adoption of this statement had no material impact on PNWB’s financial condition or results of operations.

In July 2001, the FASB issued SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”.  Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if impairment indicators arise.  Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.  This Statement became effective on January 1, 2002.  The adoption of SFAS No. 142 is expected to reduce PNWB’s goodwill amortization expense by approximately $1.1 million on an annual basis.  PNWB is currently performing the first of the required impairment assessments of goodwill in accordance with SFAS No. 142 and does not expect the results of such assessments to have a material impact on PNWB’s financial condition or results of operations.

In September 2000, the FASB issued SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” a replacement of SFAS No. 125.  This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures; however, it carries over most of SFAS No. 125’s provisions without reconsideration.  The standards addressed in this statement are based on consistent application of a financial components approach that focuses on control.  Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.  This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001.  This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for the year ended December 31, 2000.  The adoption of this statement affected the disclosures in PNWB’s consolidated financial statements; however, it had no material impact on PNWB’s financial condition or results of operations.

In June 1998, the Financial Accounting and Standards Board (FASB) issued SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.”  In June 2000, the FASB issued SFAS No. 138, which amended certain provisions of SFAS No. 133 to clarify specific areas presenting difficulties in implementation.  SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities.  It requires the recognition of all derivatives as either assets or liabilities in the statement of financial condition and the measurement of those instruments at estimated fair value.  In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation.  This statement was adopted by PNWB on January 1, 2001. The adoption of this statement did not have a material impact on PNWB’s financial condition or results of operations.  As permitted by the provisions of this statement, PNWB transferred all securities held to maturity to securities available for sale on January 1, 2001. This transfer resulted in other comprehensive loss of $597,000, net of income taxes of $321,000.

FORWARD-LOOKING STATEMENTS

In this Management Discussion and Analysis, PNWB has included certain “forward-looking statements” concerning its future operations. It is PNWB’s desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing PNWB of the protections of such safe harbor with respect to all forward-looking statements contained in this Management Discussion and Analysis.  Sentences containing words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “projected,” or similar words may constitute forward-looking statements.  Although PNWB believes that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, it is possible that actual results may differ materially from these expectations.  PNWB has used these statements to describe expectations and estimates in various areas, including, but not limited to: changes in the economy of the markets in which it operates; interest rate movements; future acquisition and growth strategies; system conversions and integration activities; the impact of competitive products, services and pricing; and legislative, regulatory and accounting changes affecting the banking and financial services industry.  Actual results could vary materially from the future results covered in forward-looking statements.  Factors such as interest rate trends and loan delinquency rates, as well as the general state of the economy in Washington state and the United States as a whole, could also cause actual results to vary materially from the future results anticipated in such forward-looking statements. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

REPORT OF MANAGEMENT TO SHAREHOLDERS

Management of Pacific Northwest Bancorp is responsible for the preparation, integrity and fair presentation of its published financial statements.  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include judgments and estimates of management.  Pacific Northwest Bancorp’s management also prepared the other information included in this report and is responsible for its accuracy and consistency with the consolidated financial statements.

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

Management assesses Pacific Northwest Bancorp’s internal control structure over financial reporting.  Based on these assessments, management believes that Pacific Northwest Bancorp maintains an effective internal control system over financial reporting.

Patrick M. Fahey	Bette J. Floray
President and Chief Executive Officer	Executive Vice President and
Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders

Pacific Northwest Bancorp

We have audited the accompanying consolidated statements of financial condition of Pacific Northwest Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended, the three-month period ended December 31, 1999 and the year ended September 30, 1999.  These consolidated financial statements are the responsibility of Pacific Northwest Bancorp’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Northwest Bancorp and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, the three-month period ended December 31, 1999, and the year ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

As described in note 2 to the consolidated financial statements, Pacific Northwest Bancorp adopted certain new accounting standards in fiscal 2001 as required by the Financial Accounting Standards Board.

Seattle, Washington
January 25, 2002	Ernst & Young LLP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2001	2000
	Dollars in thousands
Assets
Cash and due from banks
Non-interest-bearing	$58,134	$71,599
Interest-bearing	491	8,295
Federal funds sold and securities purchased under agreements to resell	—	7,467
Securities available for sale, at estimated fair value	757,018	840,489
Securities held to maturity, at cost (estimated fair value: 2000-$63,823)	—	64,741
Loans receivable	1,808,555	1,775,075
Allowance for losses on loans	(20,123)	(17,561)

Net loans receivable	1,788,432	1,757,514

Loans held for sale (estimated fair value: 2001-$43,872 and 2000-$14,385)	43,757	14,187
Interest receivable	14,808	19,762
Other real estate	5,762	9,909
Premises and equipment	50,837	58,466
Goodwill and other intangible assets	18,122	20,701
Other assets	4,147	9,740

Total assets	$2,741,508	$2,882,870

Liabilities

Deposits
Non-interest-bearing	$241,674	$244,100
Interest-bearing	1,363,181	1,473,008

Total deposits	1,604,855	1,717,108

Federal Home Loan Bank (FHLB) advances	714,526	643,200
Securities sold under agreements to repurchase	149,504	274,920
Guaranteed preferred beneficial interests in subordinated debt	37,500	40,000
Other borrowings	12,621	1,753
Other liabilities	22,016	27,153

Total liabilities	2,541,022	2,704,134

Shareholders’ Equity

Common stock, no par value
Authorized shares 30,000,000
Issued and outstanding: 2001—15,595,204 shares and 2000—15,494,357 shares	—	—
Paid-in capital	26,757	26,291
Retained earnings	172,967	159,613
Debt related to employee stock ownership plan (ESOP)	(543)	(1,668)
Accumulated other comprehensive gain (loss):
Unrealized gain (loss) on securities available for sale, net of tax	1,305	(5,500)
Total shareholders’ equity	200,486	178,736

Total liabilities and shareholders’ equity	$2,741,508	$2,882,870

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands, except per share amounts
Interest Income
Loans receivable and loans held for sale	$153,936	$159,870	$36,297	$126,482
Securities available for sale	51,116	52,402	12,264	45,403
Securities held to maturity	—	4,345	1,096	4,995
Other	601	1,571	724	2,779
	205,653	218,188	50,381	179,659
Interest Expense

Deposits	58,475	63,805	14,791	55,416
FHLB advances and other borrowings	30,972	43,113	9,553	32,467
Securities sold under agreements to repurchase	10,498	17,787	2,445	7,597
Guaranteed preferred beneficial interests in subordinated debt	3,896	3,950	494	—

	103,841	128,655	27,283	95,480

Net interest income	101,812	89,533	23,098	84,179
Provision for losses on loans	6,050	4,750	550	2,000

Net interest income after provision for losses on loans	95,762	84,783	22,548	82,179

Non-Interest Income

Service fees	11,669	11,871	2,744	11,575
Gain on sale of loans	2,312	905	71	8,095
Investment product fees and insurance commissions	2,294	2,869	634	3,125
Gain (loss) on sale of securities available for sale	1,709	(6,113)	—	72
Gain on sale of loan servicing rights	—	—	—	2,798
Other	2,701	2,581	748	2,382
	20,685	12,113	4,197	28,047
Non-Interest Expense

Compensation and employee benefits	39,018	39,398	9,799	37,486
General and administrative	20,716	15,679	4,064	14,882
Occupancy and equipment	12,217	10,626	2,516	9,595
Data processing	6,208	5,510	1,258	4,599
Other real estate owned	207	2,327	(30)	526
Amortization of goodwill and core deposit intangible	1,296	1,290	323	698
Conversion and integration	1,290	7,361	—	—
Severance and employment agreements	200	3,325	420	—
Impairment of goodwill	—	749	—	—

	81,152	86,265	18,350	67,786

Income before income taxes	35,295	10,631	8,395	42,440
Income tax expense	13,203	4,362	2,933	14,585
Net income	$22,092	$6,269	$5,462	$27,855
Basic net income per share	$1.42	$0.40	$0.34	$1.78
Diluted net income per share	$1.40	$0.40	$0.34	$1.74

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock, No Par Value Shares	Paid-In Capital	Retained Earnings	Debt Related to ESOP	Accumulated Other Comprehensive Income (Loss)	Total

	Dollars in thousands, except share data
October 1, 1998	15,651,345	36,512	139,781	(3,935)	(706)	171,652
Dividends declared, $0.56 per share			(8,808)			(8,808)
Issuance of common stock:
Stock option plans	285,900	1,525				1,525
Purchase and retirement of common stock	(521,500)	(11,910)				(11,910)
ESOP debt repayment	18,945			327		327
Comprehensive income:
Net income			27,855			27,855
Other comprehensive loss -
Unrealized loss on securities available for sale, net of taxes of $8,232					(15,288)	(15,288)
Reclassification adjustment for gains included in net income, net of taxes of $25					(47)	(47)
Total comprehensive income						12,520

September 30, 1999	15,434,690	26,127	158,828	(3,608)	(16,041)	165,306
Dividends declared, $0.14 per share			(2,247)			(2,247)
Issuance of common stock:
Stock option plans	55,600	328				328
Acquisitions	677,109	14,463				14,463
Purchase and retirement of common stock	(392,500)	(7,621)				(7,621)
ESOP debt repayment	25,478			628		628
Comprehensive income:
Net income			5,462			5,462
Other comprehensive loss -
Unrealized loss on securities available for sale, net of taxes of $2,476					(4,599)	(4,599)
Total comprehensive income						863

December 31, 1999	15,800,377	$33,297	$162,043	$(2,980)	$(20,640)	$171,720
Dividends declared, $0.56 per share			(8,699)			(8,699)
Issuance of common stock:
Stock option plans	111,964	779				779
Stock grants	2,455	75				75
Purchase and retirement of common stock	(468,000)	(7,860)				(7,860)
ESOP debt repayment	47,561			1,312		1,312
Comprehensive income:
Net income			6,269			6,269
Other comprehensive income -
Unrealized gain on securities available for sale, net of taxes of $6,013					11,167	11,167
Reclassification adjustment for losses included in net income, net of taxes of $2,140					3,973	3,973
Total comprehensive income						21,409
December 31, 2000	15,494,357	$26,291	$159,613	$(1,668)	$(5,500)	$178,736

	Common Stock, No Par Value Shares	Paid-In Capital	Retained Earnings	Debt Related to ESOP	Accumulated Other Comprehensive Income (Loss)	Total

	Dollars in thousands, except share data
January 1, 2001	15,494,357	$26,291	$159,613	$(1,668)	$(5,500)	$178,736

Dividends declared, 0.56 per share			(8,738)			(8,738)
Issuance of common stock:
Stock option plans	77,597	808				808
Purchase and retirement of common stock	(15,921)	(342)				(342)
ESOP debt repayment	39,171			1,125		1,125
Comprehensive income:
Net income			22,092			22,092
Other comprehensive income (loss) -
Cumulative effect of adoption of SFAS No. 133, Transfer of securities held to maturity to securities available for sale, net of taxes of $(321)					(597)	(597)
Unrealized gain on securities available for sale, net of taxes of $4,584					8,513	8,513
Reclassification adjustment for losses included in net income, net of taxes of $(598)					(1,111)	(1,111)
Total comprehensive income						28,895
December 31, 2001	15,595,204	$26,757	$172,967	$(543)	$1,305	$200,486

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
Dollars in thousands

Operating Activities

Net income	$22,092	$6,269	$5,462	$27,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,157	5,544	1,149	4,832
Amortization of intangible assets	2,580	2,042	495	1,539
Impairment of goodwill	—	749	—	—
Provision for losses on loans	6,050	4,750	550	2,000
(Gain) on sale of other real estate	(607)	(177)	(93)	(361)
Loss from real estate write-downs	592	2,168	10	663
Amortization (accretion) of premiums and discounts, net	(180)	(76)	270	908
Gain on sale of loans	(2,312)	(905)	(71)	(8,095)
Gain on sale of loan servicing rights	—	—	—	(2,798)
(Gain) loss on sale of securities available for sale	(1,709)	6,113	—	(72)
Loss on disposal of premises and equipment	239	—	—	—
Loan fees deferred, net of amortization	2,121	630	730	3,742
FHLB stock dividends	(3,126)	(2,846)	(777)	(3,177)
Changes in operating assets and liabilities:
(Increase) decrease in interest receivable	4,879	(2,981)	(565)	(971)
(Increase) decrease in other assets	5,582	(5,059)	383	(106)
Increase (decrease) in other liabilities	(8,719)	10,940	(1,516)	(7,923)
Net cash provided by operating activities	$33,638	$27,161	$6,027	$18,036

Investing Activities

Proceeds from sale of securities available for sale	151,402	156,540	—	258,509
Purchases of securities available for sale	(373,172)	(156,891)	(14,380)	(923,893)
Proceeds from maturing and principal repayments on securities available for sale	385,443	87,320	20,290	552,145
Proceeds from maturing and principal repayments on securities held to maturity	—	4,094	1,780	16,340
Proceeds from sale of loans	143,289	160,524	2,316	419,079
Net increase in loans receivable	(212,839)	(371,793)	(134,868)	(592,534)
Proceeds from sale of other real estate	9,653	7,654	1,190	8,954
Purchases of premises and equipment	(4,889)	(10,452)	(748)	(9,171)
Proceeds from sale of premises and equipment	5,200	—	—	—
Purchases of FHLB stock	—	(770)	—	(1,863)
Redemption of FHLB stock	—	5,000	—	—
Proceeds from sale of loan servicing rights	—	—	—	5,622
Cash paid for acquisitions, net of cash received	—	—	9,735	(589)
Improvements capitalized to other real estate	(1,367)	(2,081)	(168)	(1,570)
Net decrease (increase) in federal funds sold and securities purchased under agreements to resell	7,467	(7,467)	—	19,863

Net cash provided by (used in) investing activities	$110,187	$(128,322)	$(114,853)	$(249,108)

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Financing Activities
Net increase in deposits	$50,626	$29,825	$1,494	$28,376
Net increase (decrease) in certificates of deposit	(162,878)	89,093	(30,205)	(14,252)
Proceeds from FHLB advances, securities sold under agreements to repurchase, and other borrowings	3,803,363	1,753,541	559,087	960,231
Repayment of FHLB advances, securities sold under agreements to repurchase, and other borrowings	(3,857,459)	(1,789,615)	(419,111)	(824,383)
Proceeds from issuance of notes payable	12,000	—	—	—
Proceeds from issuance of guaranteed preferred beneficial interests in subordinated debt	—	—	40,000	—
Purchase of InterWest Capital Trust I — capital securities	(2,500)	—	—	—
Dividends paid to shareholders	(8,712)	(8,770)	(2,178)	(8,843)
Issuance of common stock from exercise of stock options	808	779	328	1,525
Purchase and retirement of common stock	(342)	(7,860)	(7,621)	(11,910)

Net cash provided by (used in) financing activities	(165,094)	66,993	141,794	130,744
Net increase (decrease) in cash and cash equivalents	(21,269)	(34,168)	(32,968)	(100,328)

Cash and due from banks:
Beginning of period	79,894	114,062	81,094	181,422
End of period	$58,625	$79,894	$114,062	$81,094

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$108,594	$122,465	$26,321	$96,977
Income taxes	10,800	9,630	—	16,493
Non-cash investing and financing activities:
Loans receivable transferred to other real estate	3,202	8,214	1,355	3,419
Premises and equipment transferred to other real estate	923	279	—	532
Loans receivable securitized as securities available for sale	—	120,169	57,018	37,100
Transfer of securities from held to maturity to available for sale	64,741	—	—	—
ESOP debt repayment	1,125	1,312	628	327

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION | The consolidated financial statements include the accounts of Pacific Northwest Bancorp (Bancorp) and its wholly owned subsidiaries (collectively, PNWB).  As of December 31, 2001, Bancorp’s wholly owned subsidiaries were Pacific Northwest Bank and InterWest Capital Trust I.   All material intercompany transactions and balances have been eliminated.

On June 20, 2000 the Board of Directors approved a change of PNWB’s fiscal year end from September 30 to December 31, retroactively to January 1, 2000.  Effective September 1, 2000, InterWest Bancorp, Inc. changed its name to Pacific Northwest Bancorp.  In conjunction with this change, the company’s commercial bank subsidiary, InterWest Bank, changed its name to Pacific Northwest Bank.

NATURE OF BUSINESS| Pacific Northwest Bancorp is a bank holding company incorporated in Washington state.  Through its commercial bank subsidiary, Pacific Northwest Bank, a wide range of financial services are offered to individuals and businesses throughout western and central Washington state. Financial services of PNWB include the banking activities of accepting deposits from businesses and individuals and originating commercial and commercial real estate loans, residential loans, consumer loans, and agricultural loans.

Investment products are available through Pacific Northwest Financial Services, Inc. and insurance products are available through Pacific Northwest Insurance Agency, Inc., both subsidiaries of Pacific Northwest Bank.

USE OF ESTIMATES | The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements.  Changes in these estimates and assumptions are considered reasonably possible and may have a material impacton the consolidated financial statements and thus actualresults could differfrom the amountsreported and disclosed herein.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY | Securities held to maturity are carried at amortized cost, and are adjusted to the lower of cost or estimated fair value only when an other than temporary impairment in value occurs.  Effective January 1, 2001, PNWB adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and as a result, PNWB transferred all securities held to maturity to securities available for sale.

Those securities not classified as held to maturity are classified as available for sale, and are carried at estimated fair value. The estimated fair value of securities available for sale is based on quoted market rates and dealer quotes.  Unrealized gains and losses on securities available for sale are excluded from net income and are reported, net of tax, as accumulated other comprehensive income or loss, a component of shareholders’ equity.  The cost of securities sold is determined by the specific identification method.

The carrying value of securities held to maturity and securities available for sale is adjusted for unaccreted discounts and unamortized premiums over the estimated average life of the security, or in the case of callable securities, through the first call date using the effective yield method.  Such accretion and amortization is included as interest income on securities.

LOANS RECEIVABLE  | Loans receivable are stated at the principal amount outstanding, net of deferred loan fees and discounts.  Commercial loans are generally secured by liens on real estate, capital assets, accounts receivable and inventory, although certain loans are unsecured.  Real estate mortgage loans are generally secured by first liens on single-family residences, land, developed lots or commercial property. Agricultural loans are generally secured by farmland, crops and/or equipment.  Consumer loans consist of automobile loans, home equity loans, credit card loans and loans for other consumer purposes.  Consumer loans include both secured and unsecured personal lines of credit.

LOANS HELD FOR SALE | Loans held for sale are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.  Management determines the appropriate classification of loans held for sale at the time of origination.

LOAN FEE INCOME,INTEREST INCOME ON LOANS RECEIVABLE AND UNEARNED INTEREST| Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield.  Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold.  Interest is accrued on loans receivable until the loan is 90 days delinquent or 120 days delinquent if the loan is a single family mortgage loan, or management doubts the collectibility of the loan or the unpaid interest, at which time PNWB establishes a reserve for any accrued interest. If management determines the ultimate collectibility of principal is in doubt, all cash receipts on non-accrual loans are applied to reduce the principal balance.

ALLOWANCE FOR LOSSES ON LOANS | The allowance for losses on loans is maintained at an amount to sufficiently provide for estimated losses based on evaluating known and inherent risks in the loan portfolio.   Management analyzes the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriateness of the allowance for losses on loans is estimated based upon these factors and trends identified by management at the time financial statements are prepared in accordance with accounting principles generally accepted in the United States.   However, these factors and trends may change in the future, which may result in a material impact on the consolidated financial statements.

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

All loans are periodically evaluated for impairment, except large groups of homogenous loans that are collectively evaluated for impairment, and loans that are measuredat estimated fair value or at the lower of cost or estimated fair value. PNWB considers all single-family residential and consumer loans to be homogenous loans.  A loan is considered impaired when it is deemed probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The valuation of impaired loans is based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan’s observable market price or the estimated fair value of the collateral if the loan is collateral dependent.  Generally, PNWB evaluates a loan for impairment when it is placed on non-accrual status or if a loan is internally risk rated as substandard or doubtful.

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

The ultimate recovery of all loans is susceptible to future market factors beyond PNWB’s control. These factors may result in losses or recoveries differing significantly from those provided in the consolidated financial statements.

OTHER REALESTATE | Other real estate includes properties acquired through foreclosure and property acquired for development.  Other real estate is initially recorded at the lower of cost or estimated fair value by a charge against the allowance for losses on loans, if necessary, at the date of foreclosure, and is subsequently evaluated to determine that the carrying value does not exceed the estimated fair value of the real estate. Losses that result from ongoing periodic valuation of other real estate are charged to operations in the period in which the losses are identified and are included in other real estate owned expense in the consolidated statements of income.

PREMISES AND EQUIPMENT | Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over estimated useful lives of up to forty years for buildings and three to twenty years for furniture, equipment and leasehold improvements.

GOODWILL AND OTHER INTANGIBLE ASSETS | Goodwill arising from acquisitions represent the excess of the purchase price over the estimated fair value of net assets acquired. PNWB periodically evaluates goodwill for impairment by comparing the carrying value of the reporting unit to its estimated fair value.  The estimated fair value of the reporting unit is based on quoted market price when available or on the present value of estimated future cash flows.

Other intangible assets consist of mortgage servicing rights and core deposit intangibles. Mortgage servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained.  The value of mortgage servicing rights at the date of the sale of loans is determined based on the discounted present value of expected future cash flows using key assumptions for servicing income and costs and prepayment rates on the underlying loans. The estimated fair value is periodically evaluated for impairment by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.   Mortgage servicing rights are amortized as an offset to service fees in proportion to and over the period of estimated net servicing income.

Prior to January 1, 2002, goodwill and other intangible assets were amortized using the straight-line and accelerated methods over periods not exceeding twenty years.  The level of goodwill and other intangible assets as of December 31, 2001 was supported by the value attributed to the operations acquired and mortgage servicing rights retained.

LONG-LIVED ASSETS| Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition.  In circumstances where impairment is determined to exist, PNWB will write down the assets to its fair value based on either present value of estimated expected future cash flows or anticipated realizable market value.

ADVERTISING COSTS | PNWB expenses advertising costs as incurred.   Advertising expenses for the years ended December 31, 2001, and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999 amounted to $1,986,000, $2,209,000, $565,000 and $2,015,000, respectively.

INCOME TAXES | PNWB accounts for income taxes using the liability method.  Under the liability method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in PNWB’s consolidated income tax return.  The deferred tax expense for the period is equal to the net change in the deferred tax asset and liability accounts from the beginning to the end of the period.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE | Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted net income per share is calculated by dividing net income by diluted weighted average shares outstanding, which includes common stock equivalent shares outstanding using the treasury stock method, unless such shares are anti-dilutive.  Common stock equivalents include shares issuable upon exercise of stock options.  Unallocated shares relating to the debt-leveraged money purchase employee stock ownership plan debt obligation are deducted in the calculation of weighted average shares outstanding.

STOCK BASED COMPENSATION | PNWB has adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No 123, “Accounting for Stock-based Compensation.”  Accordingly, employee stock options are accounted for under Accounting Principle Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.”  Stock options are granted at exercise prices not less than the fair value of common stock on the date of grant.  Under APB No. 25, no compensation expense is recognized pursuant to PNWB’s stock option plans.

COMPREHENSIVE INCOME | Comprehensive income includes net income and other comprehensive income, which refers to unrealized gains and losses that under accounting principles generally accepted in the United States are excluded from net income.

RECLASSIFICATIONS | Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform to 2001 presentation.  The effects of the reclassifications are not considered material.

NOTE 2 ACCOUNTING CHANGES

In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”.  This statement, which excludes goodwill, provides a single accounting model for recognition and impairment of long-lived assets to be held for sale or disposed of.  SFAS No. 144 retains many of the fundamental recognition and measurement provisions of SFAS No. 121; however, it significantly changes the criteria that would have to be met to classify an asset as either held-for-sale or to be disposed of. SFAS No. 144 became effective on January 1, 2002.  The adoption of this statement had no material impact on PNWB’s financial condition or results of operations.

In July 2001, the FASB issued SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”.  Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if impairment indicators arise.  Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.  This Statement became effective on January 1, 2002.  The adoption of SFAS No. 142 is expected to reduce PNWB’s goodwill amortization expense by approximately $1.1 million on an annual basis.  PNWB is currently performing the first of the required impairment assessments of goodwill in accordance with SFAS No. 142 and does not expect the results of such assessments to have a material impact on PNWB’s financial condition or results of operations.

In September 2000, the FASB issued SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” a replacement of SFAS No. 125.  This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures; however, it carries over most of SFAS No. 125’s provisions without reconsideration.  The standards addressed in this statement are based on consistent application of a financial components approach that focuses on control.  Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.  This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001.  This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for the year ended December 31, 2001.  The adoption of this statement affected the disclosures in PNWB’s consolidated financial statements; however, it had no material impact on PNWB’s financial condition or results of operations.

In June 1998, the Financial Accounting and Standards Board (FASB) issued SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.”  In June 2000, the FASB issued SFAS No. 138, which amended certain provisions of SFAS No. 133 to clarify specific areas presenting difficulties in implementation.  SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities.  It requires the recognition of all derivatives as either assets or liabilities in the statement of financial condition and the measurement of those instruments at estimated fair value.  In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation.  This statement was adopted by PNWB on January 1, 2001. The adoption of this statement did not have a material impact on PNWB’s financial condition or results of operations.  As permitted by the provisions of this statement, PNWB transferred all securities held to maturity to securities available for sale on January 1, 2001. This transfer resulted in a decrease of other comprehensive income of $597,000, net of income taxes of $321,000.

NOTE 3 SECURITIES AVAILABLE FOR SALE

Securities available for sale are carried at estimated fair value.  The amortized cost and estimated fair values of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	Dollars in thousands
December 31, 2001
U.S. treasury and agency securities	$79,436	$780	$192	$80,024
Obligations of states and political subdivisions	1,120	41	—	1,161
Mortgage-backed and related securities	582,275	6,019	1,887	586,407
FHLB stock	46,084	—	—	46,084
Other securities	46,164	288	3,110	43,342

Total	$755,079	$7,128	$5,189	$757,018

December 31, 2000
U.S. treasury and agency securities	$222,788	$585	$597	$222,776
Obligations of states and political subdivisions	1,175	14	2	1,187
Mortgage-backed and related securities	535,547	1,959	7,304	530,202
FHLB stock	42,962	—	—	42,962
Other securities	46,479	—	3,117	43,362

Total	$848,951	$2,558	$11,020	$840,489

The amortized cost and estimated fair value of securities available for sale as of December 31, 2001, by contractual maturity are summarized as follows:

	Amortized Cost	Estimated Fair Value
	Dollars in thousands
Due in one year or less	$25,454	$25,792
Due after one year but within five years	54,819	55,116
Due after five years but within ten years	100	105
Due after ten years	46,347	43,514
	126,720	124,527
FHLB Stock	46,084	46,084
Mortgage-backed and related securities	582,275	586,407
Total	$755,079	$757,018

Proceeds from the sale of securities available for sale during the years ended December 31, 2001, 2000 and September 30, 1999 were $151,402,000, $156,540,000 and $258,509,000, respectively. PNWB realized gains of $1,709,000, $663,000, and $238,000 and losses of $0, $6,776,000 and $166,000 on those sales during the years ended December 31, 2001, 2000, and September 30, 1999, respectively.  There were no sales of securities available for sale during the three-month period ended December 31, 1999.

Securities available for sale include mortgage-backed and related securities with estimated fair values of $79,619,000, $175,935,000 and $89,291,000 as of December 31, 2001, 2000 and 1999, respectively that were securitized from PNWB’s single-family residential loan portfolio.

NOTE 4 SECURITIES HELD TO MATURITY

Securities held to maturity are carried at amortized cost.  As permitted by the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, PNWB reclassified all securities held to maturity to securities available for sale on January 1, 2001. This reclassification resulted in other comprehensive loss of $597,000, net of income taxes of $321,000.  The amortized cost and estimated fair value of securities held to maturity as of December 31, 2000 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	Dollars in thousands
December 31, 2000
Obligations of states and political subdivisions	$998	$1	$—	$999
Mortgage-backed and related securities	63,743	—	919	62,824

Total	$64,741	$1	$919	$63,823

The amortized cost and estimated fair value of securities held to maturity as of December 31, 2000, by contractual maturity are summarized as follows:

	Amortized Cost	Estimated Fair Value
	Dollars in thousands
Due in one year or less	$897	$898
Due after one year but within five years	101	101
	998	999
Mortgage-backed and related securities	63,743	62,824
Total	$64,741	$63,823

NOTE 5 LOANS RECEIVABLE AND LOANS HELD FOR SALE

Loans receivable and loansheld for sale consisted of the following as of December 31:

	2001	2000
	Dollars in thousands
Commercial loans:
Commercial	$539,241	$477,224
Commercial real estate	482,829	375,699
Total commercial loans	1,022,070	852,923

Single-family residential	351,828	429,257
Real estate construction	319,982	330,267
Consumer loans	115,440	128,346
Agricultural loans	52,422	57,224
	1,861,742	1,798,017
Less:
Loans held for sale	43,757	14,187
Allowance for losses on loans	20,123	17,561
Deferred loan fees and discounts	9,430	8,755

Net loans receivable	$1,788,432	$1,757,514

PNWB serviced loans, owned in whole or in part by others, of $254,002,000, 484,110,000, $291,755,000 and $260,821,000 as of December 31, 2001, 2000, and September 30, 1999, respectively.

As of December 31, 2001, PNWB had $268,972,000 in real estate loan commitments to extend credit.  Other loan commitments to extend credit, which include commercial and consumer lines of credit, totaled $341,258,000 as of December 31, 2001.  Outstanding commitments to extend credit under standby letters of credit and commercial letters of credit totaled $51,485,000 and $16,915,000 as of December 31, 2001.

Non-accrual loans totaled $16,088,000 and $13,883,000 as of December 31, 2001 and 2000, respectively.  Interest income not recognized on these loans was $1,968,000 and $1,429,000 as of December 31, 2001 and 2000, respectively.

PNWB originates loans primarily in the state of Washington. Although PNWB has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is affected by the economy in Washington state.

NOTE 6 ALLOWANCE FOR LOSSES ON LOANS

The activity in the allowance for losses on loans for the years ended December 31, 2001 and 2000, the three-month period ended December 31, 1999 and the year ended September 30, 1999 is summarized as follows:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Balance, beginning of period	$17,561	$15,182	$14,123	$13,224
Provision for losses on loans	6,050	4,750	550	2,000
Merger and acquisition activity:
Allowance acquired	—	—	778	—
Charge-offs	(4,747)	(2,956)	(374)	(1,553)
Recoveries	1,259	585	105	452
Balance, end of period	$20,123	$17,561	$15,182	$14,123

The following is a summary of loans considered impaired and the related interest income as of and for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Recorded investment in impaired loans at end of period	$2,523	$3,819	$5,205	$2,797
Average recorded investment in impaired loans	3,171	4,339	5,119	2,890
Interest income recognized on impaired loans	180	282	46	151

Total allocated reserves for impaired loans were $583,000 and $649,000 as of December 31, 2000 and 1999, respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.

NOTE 7 PREMISES AND EQUIPMENT

Premises and equipment consisted of the following as of December 31:

	2001	2000
	Dollars in thousands
Buildings and leasehold improvements	$41,225	$41,109
Furniture and equipment	32,650	42,193
	73,875	83,302
Less accumulated depreciation	(32,962)	(35,250)
	40,913	48,052
Land	9,913	10,414

Total	$50,826	$58,466

Depreciation expense for the years ended December 31, 2001 and 2000, and the three month period ending December 31, 1999, and the year ended September 30, 1999 was $6,016,000, $5,544,000, $1,149,000, and  $4,832,000 respectively.

PNWB leases certain premises under operating leases.  Rental expense for leased premises was $1,882,000, $1,582,000, $409,000, and $1,453,000 for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999, respectively.  Minimum rental commitments under non-cancelable operating leases having an original or remaining term of more than one year were as follows as of December 31, 2001:

Year ending December 31:	2002	2003	2004	2005	2006	Thereafter	Total
	Dollars in thousands
Minimum rental commitments	$2,934	$2,741	$2,014	$836	$516	$793	$9,835

NOTE 8 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consisted of the following as of December 31:

	2001	2000
	Dollars in thousands
Goodwill	$16,137	$17,242
Core deposit intangible	423	598
Mortgage servicing rights	1,562	2,861

Total	$18,122	$20,701

Accumulated amortization of goodwill totaled $2,966,000 and $1,845,000 as of December 31, 2001 and 2000.  During the year ended December 31, 2000, PNWB consolidated and restructured its mortgage loan origination functions and related processes, and as a result, recorded an impairment of $749,000 of goodwill related to the acquisition of a mortgage brokerage subsidiary in 1996.

The changes in mortgage servicing rights for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999 are summarized as follows:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Balance, beginning of period	$2,861	$1,987	$1,714	$3,690
Additions	—	1,659	424	2,637
Less: Basis sold	—	—	—	(3,203)
Amortization and write-downs	(1,299)	(785)	(151)	(1,410)

Balance, end of period	$1,562	$2,861	$1,987	$1,714

The estimated fair value of mortgage servicing rights exceeded the net book value as of December 31, 2001 and 2000.  The estimated fair value was determined by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.

During the year ended December 31, 2000, PNWB sold $66,543,000 of commercial real estate mortgage loans, securitized $120,169,000 of single-family residential loans and sold $62,360,000 of single-family residential loans and retained the right to service the respective loans.   PNWB does not have any retained interests in the loans sold.  Information and weighted average assumptions at the time of these sales and securitizations are as follows:

	Single Family Residential	Commercial Real Estate
	Dollars in thousands
Servicing asset recognized	$1,393	$266
Estimated annual servicing income	0.25%	0.11%
Weighted average life of loans (in years)	3.9	5.1
Prepayment rate	14.8%	7.3%
Cash flow discount rate	8.7%	8.9%

NOTE 9 INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following as of December 31:

	Weighted Average Interest Rate as of December 31, 2001	2001	2000
	Dollars in thousands
Interest-bearing checking accounts	0.65%	$214,098	$201,894
Money market accounts	2.05%	322,554	266,933
Savings accounts	0.99%	95,390	100,831
	1.42%	632,042	569,658
Certificates of deposit:
Due within one year		606,659	785,962
After one year but within two years		86,135	65,575
After two years but within three years		16,856	38,720
After three years but within four years		15,082	4,705
After four years but within five years		4,240	6,558
After five years		2,167	1,830
Total certificates of deposit	3.86%	731,139	903,350
Total	2.73%	$1,363,181	$1,473,008

Deposits as of December 31, 2001 and 2000 included $159,051,000 and $144,455,000, respectively, in public fund deposits.  Securities with book values of $33,566,000 and $24,992,000 were pledged as collateral on these deposits as of December 31, 2001 and 2000, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

Certificates of deposit greater than or equal to $100,000 totaled $393,830,000 and $467,769,000 as of December 31, 2001 and 2000, respectively.

Deposit interest expense by account type for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999 were as follows:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Certificates of deposit greater than or equal to $100,000	$24,762	$24,897	$5,700	$19,126
Other certificates of deposit	21,011	23,606	5,413	22,959
Money market accounts	9,786	11,563	2,707	9,392
Interest-bearing checking accounts	1,723	2,017	539	2,102
Savings accounts	1,193	1,722	432	1,837

Total	$58,475	$63,805	$14,791	$55,416

NOTE 10 FEDERAL HOME LOAN BANK ADVANCES

As of December 31, FHLB advances were scheduled to mature as follows:

	2001		2000
	Amount	Interest Rates	Amount	Interest Rates
	Dollars in thousands
Due within one year	$464,625	1.80% - 7.70%	$517,000	6.20% - 7.23%
After one year but within two years	40,000	3.04% - 4.92%	1,200	6.54% - 7.70%
After two years but within three years	85,000	3.65% - 4.51%	25,000	4.92% - 7.70%
After three years but within four years	45,000	4.50% - 5.05%	—	—%
After four years but within five years	4,901	3.97%	25,000	5.05%
After six years but within seven years	75,000	5.08% - 5.56%	75,000	5.08 - 5.56%

Total	$714,526	—	$643,200	—

FHLB advances are collateralized by FHLB stock owned by PNWB, deposits with the FHLB and certain mortgages or deeds of trust securing such properties.  As of December 31, 2001, the minimum book value of eligible collateral pledged for these borrowings was $857,431,000.  As of December 31, 2001, the additional amount available under credit lines from the FHLB was $107,927,000.   Certain FHLB advances contractually due beyond one year have an option whereby the FHLB can call the advance due prior to the contractual maturity.  The amount of such advances with call dates within one year was $50,000,000 as of December 31, 2001.

The maximum and average amount outstanding and weighted average interest rates on FHLB advances were as follows during the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Maximum outstanding at any month end	$721,200	$787,526	$696,587	$718,709
Average outstanding	651,824	707,814	680,928	601,931
Weighted average interest rates:
For the period	4.63%	6.07%	5.55%	5.38%
End of period	3.23%	6.36%	5.59%	5.41%

NOTE 11 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

PNWB has sold certain securities of the U.S. government and its agencies and other approved investments under agreements to repurchase.  The securities sold were classified as securities available for sale with a carrying value of $145,708,000 and an estimated fair value of $147,929,000 as of December 31, 2001. PNWB had $250,497,000 of available credit from third parties to sell securities under agreements to repurchase as of December 31, 2001.

As of December 31, securities sold under agreements to repurchase were scheduled to mature as follows:

	2001		2000
	Amount	Interest Rates	Amount	Interest Rates
	Dollars in thousands
Within 30 days	$67,119	1.75% - 6.00%	$27,193	5.57% - 6.63%
After 30 days but within 90 days	22,200	7.40%	114,800	6.64% - 7.24%
After 90 days	60,185	3.42% - 4.82%	132,927	6.47% - 7.40%

Total	$149,504	—	$274,920	—

The maximum and average amount outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Maximum outstanding at any month end	$279,176	$286,807	$282,655	$133,992
Average outstanding	193,607	267,570	165,612	131,723
Weighted average interest rates
For the period	5.49%	6.66%	5.86%	5.77%
End of period	3.63%	6.88%	5.96%	5.70%

NOTE 12 GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT

On November 15, 1999, $40,000,000 of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust).  The Trust is a business trust organized in November 1999, and Bancorp owns 100 percent of the common equity of the Trust.

The proceeds of the offering were invested by the Trust in junior subordinated debentures of Bancorp.  The debentures held by the Trust are the sole assets of the Trust.  Distributions on the capital securities issued by the Trust are payable semiannually at 9.875 percent per annum, which is equal to the interest rate being earned by the Trust on the debentures held by the Trust.  The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees. The capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.  During the year ended December 31, 2001, Bancorp purchased $2,500,000 of the InterWest Capital Trust I capital securities.

At Bancorp’s option, the debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029.  After November 15, 2019, the debentures can be redeemed at par value. If Bancorp elects to redeem the debentures prior to November 15, 2019, an adjusted prepayment price will be paid as follows during each of the respective years ending November 15:

Year	Price
2009	104.938%
2010	104.444%
2011	103.950%
2012	103.457%
2013	102.963%
2014	102.469%
2015	101.975%
2016	101.481%
2017	100.988%
2018	100.494%

NOTE 13 OTHER BORROWINGS

On March 14, 2001, Bancorp entered into an agreement with an unaffiliated lender for a $10,000,000 promissory note.  The note accrues interest at the lender’s base lending rate, which is set at the lender’s sole discretion, plus a margin of 0.75 percent.  The interest rate on the note was 6.25% as of December 31, 2001.  The principle of the promissory note is due on April 1, 2008.

On September 26, 2001, Bancorp entered into an agreement with an unaffiliated lender for a $2,000,000 promissory note.  The note accrues interest at the lender’s base lending rate, which is set at the lender’s sole discretion, plus a margin of one percent.  The interest rate on the note was 6.50% as of December 31, 2001.  The principle of the promissory note is due on September 1, 2008.

NOTE 14 SHAREHOLDERS’ EQUITY

On January 20, 1999, the Board of Directors approved a stock repurchase plan of 5 percent of Bancorp’s outstanding shares of common stock.  On November 16, 1999, the Board of Directors authorized the purchase of an additional 5 percent of Bancorp’s outstanding shares of common stock for the following twelve-month period.  During the year ended December 31, 2000, 468,000 shares (3 percent of the total common shares outstanding) at a total price of $7,860,000 were repurchased.   This represents an average price of $16.79 per common share repurchased.  During the three months ended December 31, 1999, 392,500 shares (2.5 percent of the total common shares outstanding) at a total price of $7,621,000 were repurchased.  This represents an average price of $19.42 per common share repurchased. During the year ended September 30, 1999, Bancorp repurchased 521,500 shares (3.3 percent of the total common shares outstanding) at a total price of $11,910,000.  This represents an average price of $22.84 per common share repurchased.  At December 31, 2001, no stock repurchases associated with these Board approved activities remained outstanding.

On January 22, 2002, the Board of Directors approved a stock repurchase plan of up to 5% of Bancorp’s outstanding shares of common stock over the next twelve months.

NOTE 15 CONVERSION AND INTEGRATION

During the year ended December 31, 2000, PNWB initiated the process of converting its subsidiary bank to a single enhanced operating system.  The conversion was completed on April 9, 2001.  Conversion and integration costs were expensed as incurred.  Total expenses associated with conversion and integration efforts were $1,290,000 and $7,361,000 during the years ended December 31, 2001 and 2000, respectively.  These expenses included the buyout of previous data processing contracts, outside professional fees, accelerated depreciation for equipment and other costs incurred in conjunction with conversion and integration initiatives.  Other costs include the preparation and mailing of customer notifications for the conversion of customer accounts and training expenses.  All conversion and integration expenses were paid out as of December 31, 2001.

NOTE 16 SEVERANCE AND EMPLOYMENT AGREEMENTS

In conjunction with executive management changes and elimination of duplicate administrative functions, PNWB incurred $200,000 and $3,325,000 in expenses associated with severance and employment agreements during the year ended December 31, 2001 and 2000, respectively.   There were approximately 40 employees affected by these severance and employment agreements.  During the years ended December 31, 2001 and 2000, $515,000 and $1,154,000 of such expenses were paid out, respectively.  As of December 31, 2001, PNWB had an accrued liability of $1,356,000 related to certain agreements that will be paid out in future periods.

NOTE 17 INCOME TAXES

A reconciliation of income tax expense based on the statutory corporate tax rate on pre-tax income and the amount of expense shown in the accompanying consolidated statements of income for the years ended December31, 2001 and 2000, the three-month period ended December 31, 1999 and the year ended September 30, 1999 is as follows:

	Year ended December 31, 2001		Year ended December 31, 2000		Three months December 31, 1999		Year ended September 30, 1999
		As a percentage		As a percentage		As a percentage		As a percentage

		of pretax income		of pretax income		of pretax income		of pretax income
	Amount		Amount		Amount		Amount
	Dollars in thousands
Federal income taxes at statutory rates	$12,353	35.0%	$3,721	35.0%	$2,938	35.0%	$14,854	35.0%
Tax effect of:
Goodwill amortization	455	1.3	714	6.7	180	2.1	146	0.3
Tax-exempt interest	(36)	(0.1)	(52)	(0.5)	(10)	(0.1)	(105)	(0.3)
Other, net	431	1.2	(21)	(0.2)	(175)	(2.1)	(310)	(0.6)

Total	$13,203	37.4%	$4,362	41.0%	$2,933	34.9%	$14,585	34.4%

Current income tax expense	$13,881	39.3	$7,346	69.1	$3,032	36.1	$14,775	34.8
Deferred income tax benefit	(678)	(1.9)	(2,984)	(28.1)	(99)	(1.2)	(190)	(0.4)

Total	$13,203	37.4%	$4,362	41.0%	$2,933	34.9%	$14,585	34.4%

Tax effects of temporary differences that give rise to elements of deferred tax assets (liabilities) consisted of the following as of December 31:

	2001	2000
	Dollars in thousands
Deferred tax assets:
Allowance for losses on loans	$6,650	$6,041
Deferred compensation	566	592
Other real estate	1,242	1,167
Accrued expenses	1,064	2,101
Unrealized loss on securities available for sale	0	2,962
Other	985	566
Total deferred tax assets	10,507	13,429
Deferred tax liabilities:
Loan fees	(2,581)	(2,584)
FHLB stock dividends	(5,939)	(5,375)
Depreciation	(1,660)	(1,676)
Unrealized gain on securities available for sale	(678)	0
Other	(59)	(1,242)
Total deferred tax liabilities	(10,917)	(10,877)

Net deferred tax (liability)/asset	$(410)	$2,552

The realization of deferred tax assets is dependent upon the ability to generate taxable income in future periods.  PNWB has evaluated available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that deferred tax assets will be realized.

NOTE 18 EMPLOYEE BENEFITS

RETIREMENT AND SAVINGS PLANS | PNWB has a debt-leveraged money purchase employee stock ownership plan (ESOP) for employees.  The ESOP is a non-contributory stock ownership plan.  PNWB contributes 5 percent of qualified participants’ compensation to the ESOP on a monthly basis.

During 1998, the ESOP entered into a line of credit agreement with an unrelated third party to borrow up to a total of $4,000,000 for the purpose of acquiring Bancorp common stock.  Interest on the line of credit is computed at one-month LIBOR plus 1.75 percent.  Interest paid was $82,000, $205,000, $66,000, and $284,000 for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999, respectively.  The obligation is reduced, and shareholders’ equity increased, by the amount of any principal reduction of the line of credit by the ESOP. During the years ended December 31, 2001 and 2000, the three-month period ended December 31, 1999 and the year ended September 30, 1999 the ESOP made principal repayments of $1,125,000, $1,312,000, $628,000 and $327,000 on the ESOP line of credit.  Dividends paid on unallocated shares of stock may be used to make payments on the loan.  Accordingly, $24,000, $76,000, $21,000, and $85,000 of dividends were applied toward loan payments during the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the years ended September 30,1999, respectively. The compensation of the leveraged shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares.  Shares are released as the loan payments are made on the ESOP line of credit.  Leveraged ESOP shares during the years ended December 31, 2001 and 2000, the three-month period ended December 31, 1999 and the year ended September 30, 1999 were as follows:

	Year ended December 31, 2000	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
Leveraged shares, beginning of period	55,071	102,632	128,110	147,055
Shares leveraged	—	—	—	—
Shares released for allocation	(39,171)	(47,561)	(25,478)	(18,945)

Unallocated shares, end of period	15,900	55,071	102,632	128,110

The fair value of unallocated shares was $325,000, $761,000, $1,976,000, and $2,658,000 as of December 31, 2001, 2000, December 31, 1999, and September 30, 1999, respectively.

PNWB has a salary deferral 401(k) plan that is a defined contribution plan.  Employees can make contributions to their respective accounts in the 401(k) plan on a pre-tax basis up to the maximum amount permitted by law.  PNWB matches a portion of the salary deferred by each participant according to the schedule in the plan.  Employees direct both employee’s and PNWB’s contributions to any of the eight investment options offered in the 401(K) plan.  Effective January 1, 2002, employees may also direct the contributions to purchase Bancorp common stock.  PNWB’s expenses, including contributions, for the ESOP and 401(k) plan were $2,063,000, $2,008,000, $573,000, and $1,575,000 for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999, respectively.

PNWB also maintains several non-qualified deferred compensation programs for certain executive officers.

STOCK OPTION PLANS | During January 1993, the shareholders of Bancorp approved the addition of a qualified employee stock option plan (1993 incentive plan). The awarding of stock options to certain employees of PNWB is at the discretion of the Board of Directors.  The term of the options granted is generally five or ten years.  Substantially all of the options granted under the 1993 incentive plan vest over three to five-year periods.

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

Companies acquired by PNWB had stock option plans that have been assumed by PNWB. The number of stock option shares and exercise prices were appropriately adjusted to reflect the common stock exchange ratios for each acquisition.  All outstanding Central, Puget, Pacific Northwest Bank, Pioneer, Kittitas and NBT stock options became 100 percent vested and exercisable upon the consummation of the respective acquisitions.  No further awards will be granted under any of these plans.

The exercise price of options grantedunder most of these plans was equal to the fair value of the common stock on the date of the grant. Average exerciseprice per share, number of shares authorized, available for grant, granted, exercised, outstanding and currentlyexercisable reflect adjustments for common stock splits.  Information with respect to options granted under all stock option plans is as follows:

	Average Exercise Price	Options Outstanding	Options Exercisable
Balance September 30, 1998	11.17	902,027	670,896
Options granted	20.80	202,610	3,250
Options exercised	5.65	(285,881)	(285,881)
Options rescinded/expired	25.72	(22,880)	—
Options vested	—	—	69,895
Balance September 30, 1999	15.30	795,876	458,160
Options granted	17.50	269,350	4,500
Options exercised	5.91	(55,600)	(55,600)
Options rescinded/expired	16.85	(4,002)	—
Options vested	—	—	83,626
Balance December 31, 1999	16.40	1,005,624	490,686
Options granted	13.45	152,875	—
Options exercised	6.97	(111,969)	(111,969)
Options rescinded/expired	19.02	(114,566)	—
Options vested	—	—	109,538
Balance December 31, 2000	$16.73	931,964	488,255
Options granted	19.11	614,613	—
Options exercised	10.24	(65,343)	(65,343)
Options rescinded/expired	19.40	(80,693)	—
Options vested	—	—	154,627
Balance December 31, 2001	$17.97	1,400,541	577,539

Additional financial data pertaining to outstanding stockoptions as of December 31, 2001 is as follows:

Range of Exercise Prices	Number of Option Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price of Option Shares	Number of Exercisable Option Shares	Weighted Average Exercise Price of Exercisable Option Shares
$5.49—$6.92	55,029	1.18	$6.88	55,029	$6.88
$7.56—$9.79	58,388	2.65	8.34	57,848	8.34
$10.46—$14.74	163,212	5.84	12.81	80,647	12.72
$15.57—$17.50	537,751	7.35	17.37	139,154	17.08
$18.86—$27.73	586,161	6.57	21.96	244,861	22.81

Total	1,400,541	6.41	$17.97	577,539	$17.04

As of December 31, 2001, there were a total of 2,911,833 shares authorized under all stock option plans and a total of 528,549 shares available for future stock option grants.

SFAS No. 123, “Accounting for Stock-based Compensation,” requires the disclosure of pro forma net income and net income per share had PNWB adopted the fair value method of accounting for stock options.  Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models.  These models require the use of subjective assumptions, including stock price volatility, dividend yield, risk-free interest rate and expected time to exercise. The fair value of options granted under stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model.  Using the assumptions below, the weighted average estimated fair value of options granted was $5.89, $4.12, $6.72, and $7.06 during the years ended December 31, 2001 and December 31, 2000, the three-month period ended December 31, 1999 and the year ended September 30, 1999, respectively.  The following weighted average assumptions were used in the computation of the weighted average estimated fair value of stock options for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30 1999
Expected volatility	40.3%	40.9%	42.4%	37.4%
Expected dividend yield	2.7%	4.1%	2.9%	2.4%
Risk-free interest rate	5.1%	5.5%	6.3%	4.5%
Expected life (in years)	4.7	5.8	6.6	6.1

If compensation expense for PNWB’s stock option plans had been determined consistent with SFAS No. 123, net income and net income per share would have been the following pro forma amounts for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands, except per share amounts
Net income:
As reported	$22,092	$6,269	$5,462	$27,855
Pro forma	21,725	5,963	5,302	27,451
Basic net income per share:
As reported	$1.42	$0.40	$0.34	1.78
Pro forma	1.40	0.38	0.33	1.76
Diluted net income per share:
As reported	$1.40	$0.40	$0.34	1.74
Pro forma	1.38	0.38	0.33	1.73

The compensation expense included in the pro forma net income and net income per share is not likely to be representative of the effect on reported net income for future years because stock options vest over several years and additional option grants generally are made each year.

NOTE 19 REGULATORY CAPITAL

Bancorp and Pacific Northwest Bank are subject to risk-based capital guidelines requiring minimum capital levels based on the credit risk of assets.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on PNWB’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorp and Pacific Northwest Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:

	Total Capital (to Risk Weighted Assets)	Tier 1Capital (to Risk Weighted Assets)	Tier 1 Capital (to Average Assets)
Well capitalized	10%	6%	5%
Adequately capitalized	8%	4%	4%
Undercapitalized	Below 8%	Below 4%	Below 4%
Significantly undercapitalized	Below 6%	Below 3%	Below 3%
Critically undercapitalized	—	—	2 or less %

Bancorp is subject to risk-based capitalguidelines issued by the FederalReserve Board (FRB), which establish a risk-adjusted ratio relating capital to different categories of assets.  Tier I capital is comprised of shareholders’ equity and guaranteed preferred beneficial interests in subordinated debt less certain intangibles, and excludes the equity impact of adjusting securities available for sale to estimated fair value. Total capital is Tier I capital and the allowance for losses on loans.  The FRB’s risk-based capital rules are supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of December 31, 2001 and 2000, under the FRB’s capital guidelines, Bancorp’s consolidated regulatory capital exceeded the FRB’s minimum requirements.

The capital amounts and ratios for Pacific Northwest Bancorp and Pacific Northwest Bank as of December 31, 2001 and 2000 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in thousands
December 31, 2001
Pacific Northwest Bancorp:
Total capital (to risk-weighted assets)	$252,089	12.09%	$166,802	8.0%	$208,502	10.0%
Tier I capital (to risk-weighted assets)	219,966	10.55%	83,401	4.0%	125,101	6.0%
Tier I capital (to average assets)	219,966	8.02%	109,692	4.0%	137,115	5.0%

Pacific Northwest Bank:
Total capital (to risk-weighted assets)	$248,486	11.96%	$166,274	8.0%	$207,842	10.0%
Tier I capital (to risk-weighted assets)	228,363	10.99%	83,137	4.0%	124,705	6.0%
Tier I capital (to average assets)	228,363	8.35%	109,427	4.0%	136,783	5.0%

December 31, 2000
Pacific Northwest Bancorp:
Total capital (to risk-weighted assets)	$223,657	11.05%	$161,912	8.0%	$202,391	10.0%
Tier I capital (to risk-weighted assets)	206,096	10.18%	80,956	4.0%	121,434	6.0%
Tier I capital (to average assets)	206,096	7.23%	114,066	4.0%	142,583	5.0%

Pacific Northwest Bank:
Total capital (to risk-weighted assets)	$221,312	10.96%	$161,548	8.0%	$201,935	10.0%
Tier I capital (to risk-weighted assets)	203,751	10.09%	80,774	4.0%	121,161	6.0%
Tier I capital (to average assets)	203,751	7.30%	111,703	4.0%	139,629	5.0%

As of December 31, 2001 and 2000, Pacific Northwest Bank was in compliance with well-capitalized capital requirements. Management believes that under the current regulations Pacific Northwest Bank will continue to meet minimum well-capitalized capital requirements in the foreseeable future.  However, events beyond the control of Pacific Northwest Bank, such as a downturn in the economy in areas where Pacific Northwest Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of Pacific Northwest Bank to meet future well-capitalized requirements.

Currently, Bancorp pays quarterly dividends, which it intends to continue to do. The funding source for dividends paid to shareholders is dividends received from Pacific Northwest Bank. The payment of dividends to Bancorp from Pacific Northwest Bank will be based on earnings and financial condition and is subject to ongoing review by regulatory agencies and various statutory limitations.  Generally, PNWB is precluded from paying dividends on its common stock if capital would be reduced to below regulatory requirements at either the holding company or subsidiary bank level.  As of December 31, 2001, $82,212,000 of retained earnings was available for dividend distribution based on the capital levels and restrictions of Bancorp and Pacific Northwest Bank.

In addition to regulatory restrictions on the payment of dividends, Pacific Northwest Bank is subject to certain restrictions imposed by federal law on any extensions of credit to Pacific Northwest Bancorp.  As of December 31, 2001, $24,000,000 of credit was available to Pacific Northwest Bancorp from Pacific Northwest Bank under these limitations.

NOTE 20 DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts are determined by PNWB using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts PNWB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of PNWB’s financial instruments as of December 31, 2001 and 2000:

CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL | The carrying value is a reasonable estimate of the fair value.

SECURITIESAVAILABLE FOR SALE, SECURITIES HELD TO MATURITYAND LOANS HELD FOR SALE | The estimated fair value of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes.

LOANS RECEIVABLE | The estimated fair value of loans receivable is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics.

No adjustment was made to the estimated interest rates for changes in credit of performing loans for which there are no known credit concerns.  Management believes that the risk factor embedded in the estimated interest rates, along with the allowance for losses on loans applicable to the loan portfolio, results in a fair valuation of such loans.

DEPOSITS | The estimated fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amount payable on demand as of December 31, 2001 and 2000, respectively.  The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the current rate for certificates of deposit with similar characteristics.

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS | The fair value of FHLB advances, securities sold under agreements to repurchase and other borrowings are estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN SUBORDINATED DEBT | The estimated fair value is determined based on quoted market rates for subordinated debt with similar interest rates and similar characteristics.

OTHER | The carrying value of other financial instruments has been determined to be a reasonable estimate of their fair value.

	December 31, 2001		December 31, 2000
	Carrying Value	Estimated Fair Value	Carrying Value		Estimated Fair Value
	Dollars in thousands
Financial assets

Cash and due from banks	$58,625	$58,625	$78,861		$78,861
Federal funds sold and securities purchased under agreements to resell	—	—	7,467		7,467
Securities available for sale	757,018	757,018	840,489		840,489
Securities held to maturity	—	—	64,741		63,823
Loans receivable	1,808,555	1,844,499	1,775,075		1,786,382
Loans held for sale	43,757	43,872	14,187		14,385

Financial liabilities

Non-interest-bearing deposits	$241,674	$241,674	$244,100		$244,100
Interest-bearing checking accounts	214,099	214,099	201,894		201,894
Money market accounts	322,554	322,554	266,933		266,933
Savings accounts	95,390	95,390	100,831		100,831
Certificates of deposit	731,139	73,8857	903,350	`	905,672
Total deposits	1,604,855	1,612,574	1,717,108		1,719,430

FHLB advances and other borrowings	727,147	732,412	644,953		643,901
Securities sold under agreements to repurchase	149,504	149,761	274,920		275,776
Guaranteed preferred beneficial interests in subordinated debt	37,500	35,318	40,000		37,393

Off balance sheet loan commitments:
Real estate	$268,972	$268,972	$266,211		$266,211
Non Real Estate Commercial	341,258	341,258	250,294		250,294
Standby letters of credit	51,485	51,485	47,512		47,512
Commercial letters of credit	16,915	16,915	16,614		16,614

LIMITATIONS | The estimated fair values presented are based on information available to management as of December 31, 2001 and 2000.  Since December 31, 2001 and 2000, amounts have not been comprehensively revalued for purposes of these consolidated financial statements and, therefore, current estimates of fair value may differ from the amounts disclosed above.

NOTE 21 CONTINGENCIES

At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, the Federal Reserve Bank (FRB) and other regulatory agencies (collectively the regulators), examine Bancorp and Pacific Northwest Bank as part of the regulatory oversight of the banking industry.  Based on their examinations, the regulators may direct Bancorp or Pacific Northwest Bank to adjust financial statements in accordance with their findings.  A future examination by the regulators could include a review of certain transactions or other amountsreported in PNWB’s 2001 consolidated financial statements.  The regulators have not proposed significant adjustments to PNWB’s consolidated financial statements in prior years and management is not aware of any basis for any such adjustments for 2001.  In view of the uncertain regulatory environment in which PNWB operates, the extent, if any, to which a forthcoming examination may ultimately resultin regulatory adjustments to the 2001 consolidated financial statements cannot presently be determined.

In the normal course of business, PNWB has various legal claims and other contingent matters outstanding.  Management believes that any ultimate liability arising from these actions will not have a material adverse impact on PNWB’s financial condition or results of operations.

During the year ended September 30, 1998, PNWB sold $26,709,000 of single-family residential mortgage loans with recourse.  As of December 31, 2001, $11,170,000 of single-family mortgage loans sold with recourse were outstanding.

NOTE 22 CONDENSED PARENT COMPANY FINANCIAL INFORMATION PACIFIC NORTHWEST BANCORP

Condensed financial information for Pacific Northwest Bancorp (parent company only) as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999, is as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

As of December 31,	2001	2000
	Dollars in thousands
Assets

Cash and due from banks	$2,735	$2,057
Securities available for sale, at estimated fair value	984	300
Goodwill	15,487	16,533
Other assets	3,326	8,219
Investment in subsidiaries	234,757	201,094

Total	$257,289	$228,203

Liabilities and Shareholders’ Equity

Other liabilities	$3,022	$6,561
Borrowings from subsidiaries	41,238	41,238
Other borrowings	12,543	1,668
Shareholders’ equity	200,486	178,736

Total	$257,289	$228,203

CONDENSED STATEMENTS OF INCOME

	Year ended	Year ended	Three months	Year ended
	December 31,	December 31,	December 31,	September 30,
	2001	2000	1999	1999
	Dollars in thousands
Dividend income received from subsidiaries	$9,900	$17,000	$8,000	$25,000
Interest income	194	122	15	—
Non-interest income	25	88	23	—
Total income	10,119	17,210	8,038	25,000
Interest expense	4,698	4,072	509	—
Non-interest expense	2,366	11,779	1,164	1,966
Total expenses	7,064	15,851	1,673	1,966
Income before income tax benefit and equity in undistributed net income from subsidiaries	3,055	1,359	6,365	23,034
Income tax benefit	(1,678)	(5,039)	(493)	(691)
Net income before equity (deficit) in undistributed net income from subsidiaries	4,733	6,398	6,858	23,725
Equity (deficit) in undistributed net income from subsidiaries	17,359	(129)	(1,396)	4,130
Net income	$22,092	$6,269	$5,462	$27,855

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands
Cash flows from operating activities:
Net income	$22,092	$6,269	$5,462	$27,855
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income from subsidiaries	(27,260)	(16,871)	(6,604)	(29,130)
Cash dividends received from subsidiaries	9,900	17,000	8,000	25,000
Change in other assets and liabilities, net	352	(1,634)	(1,273)	(2,135)
Amortization of goodwill	1,046	1,028	255	417
Net cash provided by operating activities	6,130	5,792	5,840	22,007

Cash flows from investing activities:
Investments in subsidiaries	(6,000)	—	(26,238)	(2,000)
Purchase of securities available for sale	(706)	—	—	(300)
Net cash used in investing activities	(6,706)	—	(26,238)	(2,300)

Cash flows from financing activities:
Proceeds from issuance of notes payable	12,000	—	—	—
Payment of dividends	(8,712)	(8,770)	(2,178)	(8,843)
Purchase and retirement of treasury stock	(342)	(7,860)	(7,621)	(11,910)
Proceeds from subsidiary borrowings	—	—	41,238	—
Proceeds from stock option exercises	808	779	328	1,525
Purchase of InterWest Capital Trust I — Capital securities	(2,500)	—	—	—
Net cash provided by (used in) financing activities	1,254	(15,851)	31,767	(19,228)

Net increase (decrease) in cash and cash equivalents	678	(10,059)	11,369	479

Cash and due from banks at beginning of period	2,057	12,116	747	268

Cash and due from banks at end of period	$2,735	$2,057	$12,116	$747

NOTE 23 NET INCOME PER SHARE

The following table presents the computation of basic and diluted net income per share for the years ended December 31, 2001 and 2000, the three month period ended December 31, 1999 and the year ended September 30, 1999:

	Year ended December 31, 2001	Year ended December 31, 2000	Three months December 31, 1999	Year ended September 30, 1999
	Dollars in thousands, except share and per share data
Numerator
Net income	$22,092	$6,269	$5,462	$27,855

Denominator
Denominator for basic net income per share-Weighted average shares	15,557,237	15,504,759	16,001,909	15,628,141
Effect of dilutive securities: Stock options	175,586	106,323	208,300	355,002
Denominator for diluted net income per share-Weighted average shares and assumed conversion of dilutive stock options	15,732,823	15,611,082	16,210,209	15,983,143

Basic net income per share	$1.42	$0.40	$0.34	$1.78

Diluted net income per share	$1.40	$0.40	$0.34	$1.74

NOTE 24 BUSINESS SEGMENTS

Between the period August 31, 1996 and October 1999, PNWB acquired six commercial banking institutions.  Subsequent to these acquisitions, PNWB was managed at the individual subsidiary bank level.  Each subsidiary bank had a board of directors and an executive management team that was responsible for the operation and performance of the respective subsidiary bank.

During the year ended December 31, 2000, PNWB merged the subsidiary banks into one single bank.  In addition, PNWB consolidated its executive management functions and implemented a new organizational structure, while converting separate banking systems into a single operating system.  As a result of these organizational and system changes, the financial information that is used by the chief operating decision maker in allocating resources and assessing performance is only provided for one reportable segment as of December 31, 2001 and 2000.  Prior periods have been restated to reflect the change in segment reporting.

NOTE 25 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	Dollars in thousands except per share data
Year ended December 31, 2001
Interest income	$48,163	$50,663	$52,780	$54,047
Interest expense	19,095	24,038	28,265	32,443
Net interest income	29,068	26,625	24,515	21,604
Provision for losses on loans	1,700	1,550	1,400	1,400
Net interest income after provision for losses on loans	27,368	25,075	23,115	20,204
Gain on sale of securities available for sale	51	514	446	698
Other non-interest income	4,772	4,596	4,664	4,944
Non-interest expense	21,025	20,427	20,434	19,266
Income before income taxes	11,166	9,758	7,791	6,580
Income tax expense	4,179	3,651	2,916	2,457
Net income	$6,987	$6,107	$4,875	$4,123
Basic net income per share	$0.45	$0.39	$0.31	$0.27
Diluted net income per share	$0.44	$0.39	$0.31	$0.26

Year ended December 31, 2000
Interest income	$55,684	$55,023	$54,337	$53,144
Interest expense	34,338	33,075	31,646	29,596
Net interest income	21,346	21,948	22,691	23,548
Provision for losses on loans	1,400	1,400	1,400	550
Net interest income after provision for losses on loans	19,946	20,548	21,291	22,998
Gain (loss) on sale of securities available for sale	658	5	(6,781)	5
Other non-interest income	4,649	4,887	4,324	4,366
Non-interest expense	20,028	20,371	27,635	18,231
Income (loss) before income taxes	5,225	5,069	(8,801)	9,138
Income tax expense (benefit)	1,912	1,861	(2,668)	3,257
Net income (loss)	$3,313	$3,208	$(6,133)	$5,881
Basic net income (loss) per share	$0.21	$0.21	$(0.40)	$0.38
Diluted net income (loss) per share	$0.21	$0.21	$(0.40)	$0.37

Non-interest expense for the quarter ended March 31, 2001 includes conversion and integration expenses of $856,000.  Non-interest expense for the quarter ended June 30, 2001 includes conversion and integration expenses of $434,000, and expenses associated with severance and employment agreements of $200,000.

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