Form 10-K, Exhibit 13
period 2002-12-31
PACIFIC NORTHWEST BANCORP
filed 2003-03-24
CIK 949504

Exhibit 13

Management Discussion and Analysis and Consolidated Financial Statements included in 2002 Financial

Information distributed to shareholders with the 2002 Annual Report

MANAGEMENT DISCUSSION AND ANALYSIS

Forward-Looking Statements

This document, including information included with or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements.  Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “strategy,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements.  Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this document.  The statements are representative only as of the date they are made, and PNWB undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include, but are not limited to, the following:  changes in general economic conditions and economic conditions in the geographic areas  in which PNWB operates which may affect, among other things, the level of nonperforming loans, charge-offs, and provision expense; changes in the interest rate environment which may reduce interest margins and impact funding sources;  litigation liabilities, including costs, expenses, settlements and judgments; changes in tax laws, rules and regulations as well as Internal Revenue Service (IRS) or other governmental agencies’ interpretations thereof; legislative, regulatory and accounting changes affecting the banking and financial services industry; competition with other local, regional and national banks, thrifts, credit unions and other nonbank financial institutions; ability to grow core businesses; ability to develop and introduce new banking-related products, services and enhancements and gain market acceptance of such products; mergers and acquisitions and their integration into PNWB;  and management’s ability to manage these and other risks.

OVERVIEW

The following discussion is provided for the consolidated operations of Pacific Northwest Bancorp (Bancorp), which includes its wholly owned subsidiaries (collectively PNWB).  As of December 31, 2002, Bancorp’s wholly owned subsidiaries were Pacific Northwest Bank, InterWest Capital Trust I and Pacific Northwest Statutory Trust I.  The purpose of this discussion is to focus on significant factors concerning PNWB’s financial condition and results of operations.  This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

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

On November 13, 2002, PNWB completed the acquisition of Bank of the Northwest (BKNW) and merged BKNW into its commercial bank subsidiary, Pacific Northwest Bank.  The acquisition of BKNW expanded PNWB’s market area along the I-5 corridor to the metropolitan Portland, Oregon area with five additional financial centers.  The acquisition added approximately $383.1 million of assets (excluding recorded goodwill) including approximately $254.1 million of net loans receivable, and approximately $288.0 million of deposits.  PNWB issued 1,749,882 shares of common stock and paid approximately $25.8 million in cash for all outstanding BKNW shares resulting a purchase price of $81.7 million, net of $1.6 million of acquisition costs.  The financial results of PNWB for the year ended December 31, 2002 included BKNW operations starting on November 13, 2002.  On December 9, 2002, PNWB successfully completed the information systems and operational processes of BKNW and all of the five BKNW branches were renamed Pacific Northwest Bank.

During 2002, PNWB continued its effort of restructuring its balance sheet that originally started in 2000.  As of December 31, 2002, PNWB’s balance sheet was in a slightly asset sensitive position.   During the past year, PNWB increased the commercial and commercial real estate loan balance by $331.3 million, which represented 68.3 percent of total gross loans as of December 31, 2002 compared to 58.4 percent as of December 31, 2001.  Also, the percentage of transaction deposits and money market accounts in the deposit portfolio increased while the percentage of higher-cost certificates of deposit decreased compared to 2001.  The implementation of balance sheet restructuring initiatives contributed to the increase in net interest income and net interest margin in 2002.

In November 2002, PNWB announced that it would outsource its residential mortgage lending function and discontinue its internal mortgage loan operations beginning in the first quarter of 2003.  PNWB will start to offer a web-based mortgage lending program to its customers through a third party, which will underwrite and process the mortgage loans.  The mortgage loans will close in the name of Pacific Northwest Bank, but will be committed to sell with servicing released to a third party shortly before closing.  Management expects that this will reduce mortgage banking business risk and improve operational efficiencies.

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

Currently, PNWB conducts its business through 58 financial centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington and Portland, Oregon.  Investments are available through Pacific Northwest Financial Services and insurance products are available through Pacific Northwest Insurance Agency, both wholly owned subsidiaries of Pacific Northwest Bank.

Certain reclassifications have been made to prior year financial data to conform to 2002 presentation.  The effects of the reclassifications are not considered material.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements are based upon the selection and application of significant accounting policies which require management to make significant estimates and assumptions (see note 1 to the consolidated financial statements).  We believe that the following are the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

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

SECURITIES AVAILABLE FOR SALE| Securities available for sale are carried at estimated fair values. The estimated fair value of securities available for sale is based on quoted market rates and dealer quotes.  Unrealized gains and losses on securities available for sale are excluded from earnings and presented as accumulated other comprehensive income or loss, net of related deferred income taxes as a component of shareholders’ equity.  PNWB continually monitors its securities portfolio for other than temporary impairment of securities. When an other than temporary decline in the value below cost or amortized cost is identified, the investment is reduced to its fair value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a realized loss in the consolidated statements of income. Any recovery of value in excess of the investment’s new cost basis is recognized as a realized gain only on sale, maturity or other disposition of the investment.  Factors that PNWB evaluates in determining the existence of an other than temporary decline in value include (1) the length of time and extent to which the fair value has been less than cost or carrying value, (2) the circumstances contributing to the decline in fair value (including a change in interest rates or spreads to benchmarks), (3) recent performance of the security, (4) the financial strength of the issuer, and (5) the intent and ability of PNWB to retain the investment for a period of time sufficient to allow for anticipated recovery. Additionally, for asset-backed securities, PNWB considers the security rating and the amount of credit support available for the security.

RESULTS OF OPERATIONS

PNWB’s net income was $28.8 million for the year ended December 31, 2002 compared to $22.1 million and $6.3 million for the years ended December 31, 2001 and 2000, respectively.  Diluted net income per share was $1.80 for the year ended December 31, 2002 compared to $1.40 and $0.40 for the years ended December 31, 2001 and 2000, respectively.  Return on average assets was 1.01 percent for the year ended December 31, 2002 compared to 0.79 percent and 0.22 percent for the years ended December 31, 2001 and 2000, respectively.  Return on average shareholders’ equity was 13.62 percent for the year ended December 31, 2002 compared to 11.63 percent and 3.74 percent for the years ended December 31, 2001 and 2000, respectively.

FIVE-YEAR SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes financial information for the years ended December 31, 2002, 2001 and 2000, and the years ended September 30, 1999, and 1998.  Historical results are not necessarily indicative of future results.

As of and for the year ended,	December 31, 2002(1)	December 31, 2001(2)	December 31, 2000(3)	September 30, 1999	September 30, 1998(4)

SUMMARY OF OPERATIONS

Interest income	$178,132	$205,653	$218,188	$179,659	$180,279
Interest expense	69,745	103,841	128,655	95,480	101,483
Net interest income	108,387	101,812	89,533	84,179	78,796
Provision for losses on loans	6,350	6,050	4,750	2,000	2,807
Net interest income after provision for losses on loans	102,037	95,762	84,783	82,179	75,989
Gain (loss) on sale of securities available for sale	(1,425)	1,709	(6,113)	72	813
Other non-interest income	20,685	18,976	18,226	27,975	25,371
Non-interest expense(5)	77,513	81,152	86,265	67,786	66,683
Income tax expense	15,024	13,203	4,362	14,585	12,848
Net income	$28,760	$22,092	$6,269	$27,855	$22,642

Basic net income per share	$1.85	$1.42	$0.40	$1.78	$1.45
Diluted net income per share	1.80	1.40	0.40	1.74	1.40
Cash dividends declared per share	0.56	0.56	0.56	0.56	0.50

STATEMENT OF FINANCIAL CONDITION
Total assets	$3,127,009	$2,741,508	$2,882,870	$2,579,539	$2,448,386
Loans receivable and loans held for sale	2,028,434	1,832,189	1,771,701	1,584,722	1,452,175
Deposits	2,054,310	1,604,855	1,717,108	1,578,949	1,564,825
Borrowings	788,359	914,151	959,873	817,910	682,390
Shareholders’ equity	261,613	200,486	178,736	165,306	171,652
Book value per share	$15.57	$12.86	$11.54	$10.71	$10.97

KEY OPERATING RATIOS

Return on average assets	1.01%	0.79%	0.22%	1.12%	0.95%
Return on average shareholders’ equity	13.62%	11.63%	3.74%	16.00%	13.58%
Average shareholders’ equity to average assets	7.41%	6.77%	5.92%	7.02%	6.99%
Net interest margin	4.10%	3.86%	3.41%	3.64%	3.52%
Ratio of non-performing assets to total assets(6)	0.61%	0.80%	0.83%	0.56%	0.64%
Dividend payout ratio	30.55%	39.55%	138.76%	31.62%	33.98%

(1)        2002 results include merger, conversion and integration expenses of $0.7 million (net of tax), expenses for severance and employment agreements of $0.6 million (net of tax), mortgage banking exit costs of $0.2 million (net of tax), and branch consolidation expense of $0.2 million (net of tax).

(2)        2001 results include conversion and integration expenses of $0.8 million (net of tax), and expenses for severance and employment agreements of $0.1 million (net of tax).

(3)        2000 results include conversion and integration expenses of $4.8 million (net of tax), expenses for severance and employment agreements of $2.2 million (net of tax), and impairment of goodwill of $0.7 million.

(4)        1998 results include merger-related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

(5)        2002 non-interest expense does not include $1.1 million of goodwill amortization expense as a result of adoption of SFAS No. 142 on January 1, 2002.

(6)        Non-performing assets consist of non-performing loans (including non-accrual loans and certain other delinquent loans identified at the discretion of management) and other real estate.

NET INTEREST INCOME | PNWB’s net income is significantly affected by changes in net interest income, which is the difference between interest income received on loans receivable and other interest-earning assets and interest paid on deposits and borrowings.  PNWB’s operations are sensitive to changes in interest rates and the resulting impact on net interest income.  Net interest income before the provision for losses on loans was $108.4 million for the year ended December 31, 2002 compared to $101.8 million and $89.5 million for the years ended December 31, 2001 and 2000, respectively.  The increases in net interest income from 2001 to 2002 and from 2000 to 2001 reflected the benefits of declining rate environment in 2001 and changes in the mix in loans and deposits during the past two years.  Interest rates decreased in 2001 and resulted in a greater reduction in funding costs in comparison to reduction in earnings on loans and investments due to PNWB’s liability sensitive position at that time.  As of December 31, 2002, PNWB was in a slightly asset sensitive position.  As such, management does not expect that net interest income and net interest margin will continue to improve if there were decreases in market interest rates.

Net interest margin, which is net interest income divided by average interest-earning assets, increased to 4.10 percent in 2002, compared to 3.86 percent and 3.41 percent for the year ended December 31, 2001 and 2000, respectively.  The increases in net interest margin for 2002 and 2001 were primarily due to the repositioning of the balance sheet that resulted in a more favorable loan and deposit mix and a lower cost of funds that resulted from reductions in market interest rates during 2001. The growth in higher yielding commercial loans, lower-cost checking and money market account deposits, as well as a decline in average balance of borrowings during 2002 and 2001 contributed to the improvement of net interest margin.  The cost of funds was 2.95 percent for the year ended December 31, 2002, compared to 4.40 percent and 5.33 percent for the year ended December 31, 2001 and 2000.  The improvements in net interest margin was partially offset by decreases in the yield earned on loans, securities and other interest-earning assets.  The yield on interest-earning assets decreased from 8.32 percent for the year ended December 31, 2000 to 7.80 percent for the year ended December 31, 2001, and 6.73 percent for the year ended December 31, 2002.  The decreases were primarily due to decreases in market interest rates in 2001 and the fourth quarter of 2002.

Interest income was $178.1 million for the year ended December 31, 2002, compared to $205.7 million and $218.2 million for the years ended December 31, 2001 and 2000, respectively.  The decreases in interest income on interest-earning assets in 2002 and 2001 were primarily due to decreases in the yield earned which were partially offset by increases in volume in both 2002 and 2001.

Interest expense was $69.7 million for the year ended December 31, 2002, compared to $103.8 million and $128.7 million for the years ended December 31, 2001 and 2000, respectively.  The decreases in interest expense in 2002 and 2001were primarily due to decreases in both the cost of funds and the average balance of higher costing borrowings, partially offset by increases in the balances of deposits during both 2002 and 2001.

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

Year ended	December 31, 2002			December 31, 2001			December 31, 2000
Dollars in thousands	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Loans receivable and loans held for sale(1)	$1,864,167	$137,750	7.39%	$1,812,352	$153,936	8.49%	$1,755,144	$159,870	9.11%
Securities available for sale and securities held to maturity	771,506	40,211	5.21	816,240	51,116	6.27	841,380	56,747	6.74
Other interest-earning assets	9,528	171	1.79	9,091	601	6.61	25,971	1,571	6.05
Total interest-earning assets	2,645,201	178,132	6.73	2,637,683	205,653	7.80	2,622,495	218,188	8.32

Non-interest-earning assets	204,518			170,863			204,196

Total assets	$2,849,719			$2,808,546			$2,826,691

Liabilities and Shareholders’ Equity:
Savings accounts and money market accounts	$526,387	$8,701	1.65%	$388,947	$10,978	2.82%	$386,869	$13,285	3.43%
Checking accounts	226,324	1,033	0.46	199,856	1,723	0.86	182,208	2,017	1.11
Certificates of deposit	802,088	27,258	3.40	879,021	45,774	5.21	823,764	48,503	5.89
Total interest-bearing deposits	1,554,799	36,992	2.38	1,467,824	58,475	3.98	1,392,841	63,805	4.58

FHLB advances, securities sold under agreements to repurchase and other borrowings	807,265	32,753	4.06	892,786	45,366	5.08	1,019,612	64,850	6.36
Total interest-bearing liabilities	2,362,064	69,745	2.95	2,360,610	103,841	4.40	2,412,453	128,655	5.33

Non-interest-bearing deposits	246,768			230,131			218,887
Other non-interest-bearing liabilities	29,763			27,786			27,871
Total liabilities	2,638,595			2,618,527			2,659,211

Shareholders’ equity	211,124			190,019			167,480
Total liabilities and shareholders’ equity	$2,849,719			$2,808,546			$2,826,691

Net interest income		$108,387			$101,812			$89,533
Interest rate spread			3.78			3.40			2.99
Net interest margin			4.10			3.86			3.41

Ratio of average interest-earning assets to average interest- bearing liabilities			111.99%			111.74%			108.74%

(1) Average balances do not include non-accrual loans.

The following table provides information on changes in net interest income for the periods indicated that are attributable to changes in interest rates and changes in volume.

	December 31, 2001 to December 31, 2002 Increase (Decrease) Due to Changes in			December 31, 2000 to December 31, 2001 Increase (Decrease) Due to Changes in
Dollars in thousands	Rate	Volume	Total	Rate	Volume	Total

Interest-Earning Assets

Loans receivable and loans held for sale	$(20,484)	$4,298	$(16,186)	$(10,746)	$4,812	$(5,934)
Securities available for sale, securities held to maturity and other interest-earning assets	(8,673)	(2,662)	(11,335)	(3,856)	(2,745)	(6,601)
Total net change in interest income on interest-earning assets	(29,157)	1,636	(27,521)	(14,602)	2,067	(12,535)

Interest-Bearing Liabilities

Interest-bearing deposits	24,768	(3,285)	21,483	8,681	(3,351)	5,330
FHLB advances, securities sold under agreements to repurchase and other borrowings	8,550	4,063	12,613	12,085	7,399	19,484
Total net change in interest expense on interest-bearing liabilities	33,318	778	34,096	20,766	4,048	24,814
Net change in net interest income	$4,161	$2,414	$6,575	$6,164	$6,115	$12,279

PROVISION FOR LOSSES ON LOANS | The provision for losses on loans was $6.4 million for the year ended December 31, 2002 compared to $6.1 million and $4.8 million for the years ended December 31, 2001 and 2000.  The level of provision was based on management’s evaluation of the Pacific Northwest economy and its resulting impact on the known and inherent risk characteristics in the loan portfolio.  These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured and current economic conditions in the geographical area where we lend.   Management believes that the allowance for losses on loans was adequate as of December 31, 2002.

NON-INTEREST INCOME | Non-interest income was $19.3 million for the year ended December 31, 2002, compared to $20.7 million and $12.1 million for the years ended December 31, 2001 and 2000. Excluding the $1.4 million loss from sale of securities in 2002, the $1.7 million gain from sale of securities in 2001, and the $6.1 million loss from sale of securities in 2000, non-interest income was $20.7 million, $19.0 million, and $18.2 million for 2002, 2001 and 2000, respectively.  This increase from 2001 was primarily due to the $1.7 million tax-exempt income from bank owned life insurance (BOLI) that management obtained in April of 2002.  The increase in non-interest income in 2001 from 2000 was primarily due to a $1.4 million increase in the gain on sale of loans in 2001, partially offset by a decrease of $0.6 million in investment product fees and insurance commissions.

During the second quarter of 2002, PNWB implemented the financial strategy to purchase $50.0 million of BOLI on certain key employees. PNWB is the beneficiary of these BOLI contracts and the proceeds from the death benefit payments will be used to offset the cost of employee benefits.  In addition, PNWB added another $5.3 million of BOLI through the BKNW acquisition in November 2002. The $1.7 million of income from BOLI represented tax-exempt increases in the cash surrender value of BOLI contracts for the year ended December 31, 2002.

Gains on the sale of loans were $2.6 million for the year ended December 31, 2002, compared to $2.3 million and $0.9 million for the years ended December 31, 2001 and 2000, respectively.  In mid-2001, as part of PNWB’s transition to a commercial bank, management changed its strategy on the origination and retention of single-family residential mortgage loans.  As a result, the majority of PNWB’s single-family mortgage loan originations were sold in the secondary market with servicing released.  During 2002 and 2001, the decline in long-term interest rates resulted in increases in fixed-rate single-family mortgage loan refinances and opportunities to sell these loans on the secondary market for a fee.  In addition to the lower interest rate environment, the increases in gains on sale of loans in 2002 and 2001 were also due to PNWB’s focus on initiatives to improve the mortgage banking activities.  During the fourth quarter of 2002, PNWB announced that it would outsource its residential mortgage lending function and discontinue its internal mortgage loan operations beginning in the first quarter of 2003.  As a result, PNWB expects gains on sale of loans to decrease significantly in 2003. On the other hand, management expects that the reduction in non-interest expense specifically related to mortgage banking operations to more than offset the decrease expected in gains on sale of loans resulting from the elimination of mortgage banking revenue.

Losses on the sale of securities available for sale were $1.4 million for the year ended December 31, 2002, compared to gains of $1.7 million and losses of $6.1 million for the years ended December 31, 2001 and 2000, respectively.  The $1.4 million of losses in 2002 primarily resulted from the sale of $51.9 million mortgage-backed securities as a result of PNWB’s asset liability management strategies.  The $1.7 million gains during 2001 were primarily from the sale of mortgage-backed securities that were securitized from PNWB’s single family mortgage loan portfolio in prior years.  As part of its strategic plan to become a commercial bank, PNWB partially restructured its investment portfolio during the first half of 2000 and sold approximately $130 million of securities available for sale, which resulted in a $6.8 million loss, offset by a gain of $0.7 million during the second half of 2000.

NON-INTEREST EXPENSE | Non-interest expense was $77.5 million for the year ended December 31, 2002, compared to $81.2 million and $86.3 million for the years ended December 31, 2001and 2000, respectively.  Excluding costs associated with merger, conversion and integration activities, severance agreements and goodwill impairment, non-interest expense was $75.5 million, $79.7 million and $74.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

General and administrative (G&A) expense was $17.6 million for the year ended December 31, 2002, a decrease from the $20.7 million for the year ended December 31, 2001.  Apart from the $1.1 million of goodwill amortization expense eliminated due to the adoption of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets” on January 1, 2002, the decrease in G&A expense was primarily attributable to management’s on-going initiatives to improve operational efficiencies.  G&A, occupancy and equipment and data processing expenses increased during the year ended December 31, 2001 compared to the year ended December 31, 2000 primarily due to increased costs associated with operations such as data services, supplies and courier expenses as we transitioned to a commercial bank.

Expense from other real estate owned, net of gains from the sale of other real estate owned, was $0.2 million for each of the years ended December 31, 2002 and 2001, compared to $2.3 million for the year ended December 31, 2000.  PNWB recorded write-downs of approximately $2.2 million during 2001 primarily to one land development project as a result of new management’s intent with regard to the development and sale of the project as well as changing economic conditions.

The amortization of goodwill was $0 for the year ended December 31, 2002 compared to $1.1 million each for the years ended December 31, 2001 and 2000, respectively.   As discussed previously and in the financial statements, goodwill is no longer amortized but is reviewed annually for impairment or more frequently if impairment indicators arise effective January 1, 2002.  The amortization of core deposit intangible increased slightly from $0.2 million each for the years ended December 31, 2001 and 2000 to $0.3 million for the year ended December 31, 2002.  The acquisition of BKNW in November 2002 resulted in an addition of $9.5 million of core deposit intangible; and as such, PNWB expects that the amortization expense of core deposit intangible will increase by approximately $1.0 million on an annual basis starting in 2003.

Merger, conversion and integration expense was $1.0 million for the year ended December 31, 2002, compared to $1.3 million and $7.4 million for the years ended December 31, 2001 and 2000, respectively.  The $1.0 million expenses for 2002 were primarily related to the acquisition of BKNW and the subsequent conversion of BKNW’s information systems and operational processes.  The $1.3 million expenses for 2001 and $7.4 million for 2000 were primarily related to the consolidation of the individual banking systems obtained through acquisitions in 1998 and 1999.  Those expenses included the buyout of previous data processing contracts, consultant fees, accelerated depreciation of equipment and other costs incurred in conjunction with conversion and integration initiatives.  Conversion and integration costs were expensed as incurred.   As of December 31, 2002, PNWB had an accrued liability for $0.2 million related to merger, conversion and integration expenses for the BKNW acquisition.

In conjunction with the BKNW acquisition and the outsourcing of PNWB’s mortgage lending operations announced during the fourth quarter of 2002, PNWB incurred $963,000 in expenses associated with severance and employment agreements during the year ended December 31, 2002.  There were approximately 90 employees affected by these severance and employment agreements.  The entire $963,000 expenses were paid out during the year ended December 31, 2002 and as such, PNWB had no accrued liability related to the agreements for the 90 employees affected as of December 31, 2002.

In conjunction with executive management changes, elimination of duplicate administrative functions and consolidating operating systems subsequent to the acquisitions between 1996 and 1999, PNWB incurred $0.2 million and $3.3 million in expenses associated with severance and employment agreements during the years ended December 31, 2002 and 2001.  There were approximately 40 employees affected by these severance and employment agreements.  $0.5 million and $1.2 million of such expenses were paid out during 2001 and 2000, respectively.  As of December 31, 2002, PNWB had an accrued liability of $1.4 million related to certain agreements that will be paid out in future periods.

As part of the transition to a commercial bank in 2000, PNWB consolidated its mortgage brokerage function into its wholesale lending function and related processes and changed its strategy to sell its single-family mortgage loan production in the secondary market with servicing released.  This resulted in the impairment of $0.7 million of goodwill during the year ended December 31, 2000, which was previously recorded for the acquisition of a mortgage brokerage subsidiary in 1996.

The efficiency ratio is computed by dividing total operating expenses by net interest income and non-interest income.  An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income while a decrease would indicate a more efficient allocation of resources. The efficiency ratio for 2002 improved to 60.72 percent compared to 66.25 percent and 84.87 percent for the years ended December 31, 2001 and 2000, respectively.

INCOME TAX EXPENSE | Income tax expense was $15.0 million for the year ended December 31, 2002, compared to $13.2 million and $4.4 million for the years ended December 31, 2001 and 2000, respectively.  The increases in income tax expense were consistent with the increases in income before income taxes over the past three years.   The effective tax rates were 34.3 percent for the year ended December 31, 2002, compared to 37.4 percent and 41.0 percent for the years ended December 31, 2001 and 2000, respectively. The decrease of the effective tax rate in 2002 from 2001 were primarily the result of the tax-exempt BOLI income and the elimination of non-tax deductible goodwill amortization expense in 2002.  The decrease of effective tax rate in 2001 from 2000 was primarily due to the goodwill impairment expense in 2000 that was not deductible for federal income tax purposes.

REVIEW OF FINANCIAL CONDITION

PNWB’s total consolidated assets were $3.127 billion as of December 31, 2002 compared to $2.742 billion as of December 31, 2001.

SECURITIES AND OTHER INTEREST-EARNING ASSETS | Securities and other interest-earning assets, including securities available for sale, interest-bearing deposits in banks, federal funds sold and securities purchased under agreements to resell, were $789.5 million as of December 31, 2002, compared to $757.5 million as of December 31, 2001.

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

The following table sets forth PNWB’s securities available for sale as of the dates indicated.

	December 31, 2002		December 31, 2001		December 31, 2000
Dollars in thousands	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio	Estimated Fair Value	Percent of Portfolio

U.S. government and agency securities	$547,039	69.3%	$291,994	38.6%	$510,916	60.8%
Obligations of states and political subdivisions	16,213	2.1	1,161	0.2	1,187	0.1
Private mortgage-backed and related securities	124,343	15.8	374,437	49.4	242,062	28.8
FHLB stock	52,566	6.7	46,084	6.1	42,962	5.1
Other securities	48,385	6.1	43,342	5.7	43,362	5.2
Total	$788,546	100.0	$757,018	100.0	$840,489	100.0

The following table sets forth the contractual maturities and weighted average yields of PNWB’s securities available for sale as of December 31, 2002.  Securities with no stated maturity dates are reported as due within one year.

	Less Than One Year		One to Five Years		Five to Ten Years		OverTen Years
Dollars in thousands	Estimated Fair Value	Yield	Estimated Fair Value	Yield	Estimated Fair Value	Yield	Estimated Fair Value	Yield

U.S. government and agency securities	$14,636	3.0%	$113,538	3.4%	$91,107	4.5%	$327,758	5.0%
Obligations of states and political subdivisions	159	4.8	678	6.4	2,019	3.9	13,357	5.1
Private mortgage-backed and related securities	—	—	1,513	6.3	7,583	5.4	115,247	5.2
FHLB Stock	52,566	—	—	—	—	—	—	—
Other securities	408	—	—	—	—	—	47,977	5.3
Total	$67,769	3.0%	$115,729	3.4%	$100,709	4.5%	$504,339	5.1%

Securities classified as available for sale are reported at estimated fair value, with unrealized gains and losses (net of income taxes) reported as accumulated other comprehensive income, a separate component of shareholders’ equity. See Note 4 of the Consolidated Financial Statements for detail of the gross unrealized gains and losses.

The following table stratifies the unrealized losses of PNWB’s securities available for sale as of December 31, 2002 by credit rating:

Dollars in thousands	Carrying Value	Unrealized Losses
AAA	$130,108	$1,274
AA	30,352	2,571
A	14,931	1,769
BBB	957	38
BA	1,846	68
Total	178,194	5,720

The following table stratifies the unrealized losses of PNWB’s securities available for sale as of December 31, 2002 by length of time the securities have continuously been in an unrealized loss position:

Dollars in thousands	Carrying Value	Unrealized Losses
0-6 months	$123,169	$1,889
7-12 months	10,272	90
13-24 months	15,993	485
Over 24 months	28,760	3,256
Total	178,194	5,720

PNWB’s gross unrealized losses are primarily related to investment grade assets.  Unrealized losses relating to the investment grade assets (BBB and higher) are generally due to changes in interest rates which may include changes in spreads to benchmarks for a particular sector of the market. To the extent that there are unrealized losses in PWNB’s investment portfolio, the investments are evaluated for other than temporary impairment.  The securities that have continuously been in an unrealized loss position consisted of variable rate securities purchased between 1998 and 1999 and were all investment grade and continue to be investment grade. In determining whether the losses were temporary or other than temporary, PNWB considered (1) recent performance of the security, (2) the credit rating of the security, (3) the amount of credit support available for the security, if any, (4) circumstances contributing to the decline in value, (5) the length of time and extent to which the fair value has been less than cost or carrying value, and (6) the intent and ability of PWNB to retain the investment for a period of time sufficient to allow for anticipated recovery.  In consideration of the above items, management has performed an evaluation of the investments with unrealized losses as of December 31, 2002, and considers such unrealized losses to be primarily associated with interest rate risk.  Furthermore, PNWB maintains its intent and ability to retain such investments in consideration of its overall asset-liability management strategy. As a result, management deems the approximately $5.7 million in unrealized losses as of December 31, 2002 to be temporary.

LOANS HELD FOR SALE | Loans held for sale totaled $25.6 million as of December 31, 2002 compared to $43.8 million as of December 31, 2001.  Loans held for sale are carried at the lower of cost or estimated fair value in aggregate.  Net unrealized losses are recognized in a valuation allowance by charges to income.  Loans held for sale are generally single-family residential mortgage loans, construction loans, and loans originated under a Small Business Administration program.  The loans are typically sold to FHLMC and other financial institutions.  Prior to 2001, PNWB retained the right to service the loans in connection with loans sales, for which it generally receives a fee based on the difference between the rate paid to the investor and that collected from the borrower.  PNWB capitalized loan-servicing rights either through the purchase or origination of mortgage loans that were subsequently sold or securitized with the servicing rights retained.  Loan servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of servicing income, not to exceed 15 years.  Starting in 2001, PNWB released the right to service the loans for all the single-family mortgage loans sold.

LOANS RECEIVABLE | Net loans receivable were $2.003 billion as of December 31, 2002, an increase from $1.788 billion as of December 31, 2001.

Subsequent to the acquisitions of six commercial banks from 1996 to 1999, PNWB’s banking subsidiary changed its charter from a Washington state savings bank to a Washington state commercial bank effective July 1, 2001.  The acquisitions and charter conversion increased PNWB’s ability to originate commercial loans.  Since mid-2000, management has been focusing on restructuring the loan portfolio so that it is more reflective of a commercial bank.  The principle balances outstanding for commercial, commercial real estate, and consumer loans increased during the year ended December 31, 2002, while the principle balances for single-family mortgage, real estate construction, and agricultural loans outstanding decreased.

Commercial loans outstanding totaled $571.3 million as of December 31, 2002, an increase of $32.0 million from December 31, 2001, which represented an annual growth rate of 6.0 percent. Commercial real estate loans outstanding totaled $770.4 million, an increase of $300.0 million from December 31, 2001, which represented an annual growth rate of 63.8 percent.  The growth in commercial and commercial real estate loans resulted from the acquisition of BKNW and increases in commercial real estate lending.  Commercial, commercial real estate, and agricultural loans outstanding represented 68.3 percent of total gross loans as of December 31, 2002, an increase from 58.4 percent of total gross loans as of December 31, 2001.

Single-family mortgage loans outstanding totaled $231.2 million, or 11.3 percent of total gross loans, as of December 31, 2002, compared to $321.2 million, or 17.7 percent of total gross loans, as of December 31, 2001. The decrease was primarily due to early payoffs associated with the current interest rate environment and management’s strategy not to originate single family mortgages that remain on the balance sheet.

Real estate construction loans outstanding totaled $274.6 million, or 13.5 percent of total gross loans, as of December 31, 2002 compared to $319.2 million, or 17.6 percent of total gross loans, as of December 31, 2001.

Consumer loans outstanding totaled $139.8 million, or 6.9 percent of total gross loans, as of December 31, 2002 compared to $115.4 million, or 6.3 percent of total gross loans, as of December 31, 2001.

The following table sets forth the composition of PNWB’s loan portfolio by type of loan as of the dates indicated.

	December 31, 2002		December 31, 2001		December 31, 2000		December 31, 1999		September 30, 1999		September 30, 1998
Dollars in thousands	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Commercial loans:
Commercial	$571,283	28.0%	$539,241	29.6%	$477,223	26.7%	$392,452	23.1%	$365,853	23.1%	$275,151	19.9%
Commercial real estate(1)	770,413	37.8	470,408	25.9	375,699	21.1	377,976	22.2	339,013	21.4	240,132	17.4
Agricultural loans	51,653	2.5	52,422	2.9	57,224	3.2	55,385	3.3	53,190	3.3	46,763	3.4
Total commercial loans	1,393,349	68.3	1,062,071	58.4	910,146	51.0	825,813	48.6	758,056	47.8	562,046	40.7

Single-family residential(1)	231,232	11.3	321,246	17.7	415,071	23.3	449,227	26.5	433,133	27.3	541,585	39.2
Real estate construction	274,581	13.5	319,228	17.6	330,267	18.5	318,957	18.8	298,134	18.8	197,182	14.3
Consumer loans	139,784	6.9	115,440	6.3	128,346	7.2	103,640	6.1	96,399	6.1	80,695	5.8
Total loans	2,038,946	100%	1,817,985	100%	1,783,830	100%	1,697,637	100%	1,585,722	100%	1,381,508	100%
Less:
Allowance for losses on loans	(26,940)		(20,123)		(17,561)		(15,182)		(14,123)		(13,224)
Deferred loan fees and discounts	(9,193)		(9,430)		(8,755)		(10,140)		(10,015)		(9,235)
Net loans receivable	$2,002,813		$1,788,432		$1,757,514		$1,672,315		$1,561,584		$1,359,050

(1)          Includes construction loans converted to permanent loans.

The following table indicates the contractual maturity of PNWB’s gross loans as of December 31, 2002. Loans having no stated schedule of repayments and no stated maturity are reported as due within one year.  Loan balances do not include deferred loan fees and discounts and the allowance for losses on loans.  The table does not reflect any estimate of prepayments, which significantly shorten the average life of all loans and will cause PNWB’s actual repayment experience to differ significantly from that indicated below.

Dollars in thousands	Within One Year	After One Through 5 Years	After 5 Years	Total

Commercial loans:
Commercial	$251,455	$154,400	$165,428	$571,283
Commercial real estate	48,422	147,745	574,246	770,413
Agricultural loans	27,606	10,616	13,431	51,653
Total commercial loans:	327,483	312,761	753,105	1,393,349

Single-family residential	8,318	29,469	193,445	231,232
Real estate construction	122,198	79,604	72,779	274,581
Consumer loans	52,615	31,755	55,414	139,784
Total gross loans	$510,614	$453,589	$1,074,743	$2,038,946

The following table sets forth the dollar amount of the loans contractually due after one year as of December 31, 2002 that have fixed and/or floating or variable interest rates.

Dollars in thousands	Fixed Rates	Floating or Variable Rates

Commercial loans
Commercial	$86,275	$233,553
Commercial real estate	104,110	608,700
Agricultural loans	4,010	20,621
Total commercial loans:	194,395	862,874

Single-family residential	88,607	137,845
Real estate construction	21,035	131,349
Consumer loans	50,198	36,971
Total	$354,235	$1,169,039

The principle lending activities of PNWB are the origination of commercial loans, commercial real estate mortgage loans, real estate construction loans, single-family residential mortgage loans, consumer loans and agricultural loans.

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

Single-family residential mortgage loans | In November 2002, PNWB announced that it will outsource its residential mortgage lending function and discontinue its internal mortgage loan operations beginning in the first quarter of 2003.  PNWB will start to offer a web-based mortgage lending program to its customers through a third party, which will underwrite and process the mortgage loans.  The mortgage loans will close in PNWB’s name and will be sold with servicing released to a third party shortly after closing.  Management expects that this will reduce mortgage banking business risk and improve operational efficiencies.  PNWB originates both fixed-rate loans and adjustable-rate mortgage loans (“ARMs”) secured by single-family residential properties with loan terms of up to 30 years.  ARMs have interest rates that adjust based upon changes in a predetermined index for a period matching the repricing period of the loan.  Borrowers’ demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the rates and loan fees for ARMs.

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

Off-balance sheet loan commitments | As of December 31, 2002, PNWB had $231.2 million in real estate loan commitments to extend credit.  Other loan commitments to extend credit, which include commercial and consumer lines of credit, totaled $445.2 million as of December 31, 2002.  Outstanding commitments to extend credit under standby letters of credit and commercial letters of credit totaled $64.5 million and $17.8 million as of December 31, 2002.  The following is a summary of PNWB’s off-balance sheet loan commitments and standby letters of credit as of December 31, 2002 (dollars in thousands):

Real estate	$231,203
Non-real estate commercial	445,201
Standby letters of credit	64,501
Commercial letters of credit	17,816
Total	$758,721

Non-performing loans | Loans are generally placed on non-accrual when they become past due over 90 days, or 120 days if they are single-family mortgage loans, or when the collection of interest or principal is considered unlikely.  Loans past due over 90 or 120 days that are not on non-accrual status must be well secured by tangible collateral and in the process of collection.  PNWB does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal and interest payments are no longer in doubt.  When a loan is placed on non-accrual status, any previously accrued and uncollected interest is reversed from interest income.  As of December 31, 2002, PNWB had $11.9 million of loans on non-accrual status compared to $16.1 million as of December 31, 2001.  PNWB performs a review of its loan portfolio for weaknesses in credit quality on an ongoing basis to identify problem loans.  This review results in internal loan classifications based on risk characteristics and loan performance.  The overall objective of this review process is to identify trends in the credit quality of the loan portfolio and to determine the level of loss exposure to evaluate the need for an adjustment to the allowance for losses on loans.

ALLOWANCE FOR LOSSES ON LOANS | PNWB’s allowance for losses on loans was $26.9 million or 1.33 percent of loans receivable as of December 31, 2002, compared to $20.1 million, or 1.11 percent of loans as of December 31, 2001.  Net loan charge-offs for the year ended December 31, 2002 were $3.2 million or 0.17 percent of the average balance of loans outstanding for the year.  Net loan charge-offs were $3.5 million or 0.19 percent for the year ended December 31, 2001 and $2.4 million or 0.14 percent for the year ended December 31, 2000.  The increase in net charge-offs in 2001 was primarily due to an increase in charge-offs related to foreclosed single-family residential loans.

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

Management has assessed, and will continue to assess on an on-going basis, the impact of the slowdown of Pacific Northwest economy on the credit risk in the loan portfolio.  Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the slowdown in the economy.  As a result of management’s continued emphasis on credit quality, delinquency trends and classified loan levels have shown improvement in 2002 relative to prior periods.  Management continues to closely monitor PNWB’s credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner.  Industry concentration and related limits will continue to be subject to on-going assessments.

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

The following table sets forth activity in the allowance for losses on loans during the periods indicated.

Year ended	December 31,			September 30,
Dollars in thousands	2002	2001	2000	1999	1998

Allowance as of beginning of year	$20,123	$17,561	$15,182	$13,224	$11,104
Provision for losses on loans	6,350	6,050	4,750	2,000	1,707
Merger and acquisition activity:
Allowance acquired	3,688	—	—	—	295
Provision pursuant to acquisition	—	—	—	—	1,100
Pooling accounting adjustment	—	—	—	—	(76)

Charge-offs:
Commercial loans	659	1,518	1,300	405	194
Commercial real estate	77	326	5	—	119
Single-family residential	1,446	1,723	750	727	413
Real estate construction	174	47	283	—	134
Consumer loans	793	922	464	337	428
Agricultural loans	607	210	154	84	2
Total charge-offs	3,756	4,746	2,956	1,553	1,290

Recoveries:
Commercial loans	84	629	280	86	88
Commercial real estate	—	126	29	38	55
Real estate mortgage loans:
Single-family residential	170	330	175	245	61
Consumer loans	193	173	100	83	176
Agricultural loans	88	—	1	—	4
Total recoveries	535	1,258	585	452	384
Net charge-offs	(3,221)	(3,488)	(2,371)	(1,101)	(906)
Allowance as of end of year	$26,940	$20,123	$17,561	$14,123	$13,224
Ratio of allowance for losses on loans to total loans receivable as of the end of the year	1.33%	1.11%	0.99%	0.90%	0.82%
Ratio of net charge-offs to average loans outstanding during the year	0.17%	0.19%	0.14%	0.08%	0.05%

PNWB maintains an estimated allowance for losses on loans based on the analyses conducted by management and credit personnel.  The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio.  Management has reviewed the allocations in the various loan categories and believes the allowance for losses on loans was adequate at all times during the five-year period ended December 31, 2002.

PNWB updated its methodology for allocating the allowance for losses on loans during 2000, with a greater emphasis on current risk characteristics and asset classifications and less emphasis on historical loss experience compared to years prior to 2001.  Management believes this approach is more appropriate and reflective of the changing nature of the loan portfolio with a greater emphasis on commercial lending that is also expanding into new markets and products.  As such, portfolio risk characteristics and internal asset classification assessments are more reflective of the current loan portfolio than historical loss experience.

The allocation of the allowance for losses on loans to commercial and commercial real estate loans increased from prior years primarily due to growth in commercial loans, allowance acquired from the BKNW acquisition and a greater emphasis on the current risk characteristics inherent in the commercial and commercial real estate loan portfolio.

The increased allocation to real estate construction loans and agricultural loans in 2002, 2001 and 2000 compared to prior years is due to a greater emphasis on risk characteristics inherent in real estate construction lending and greater emphasis on internal asset classifications.  Prior year allocations were based more heavily on historical loss experience and PNWB had not experienced significant losses in the real estate construction and agricultural loan portfolios. The allocation to agricultural loans has also increased due to an increase in non-performing and adversely classified agricultural loans based on the state of the agricultural economy in central Washington.

The decreased allocation to single-family residential mortgage loans is primarily due to a decrease in the balances outstanding in the portfolio compared to prior years.

The lower level of the allocation to the consumer loans in 2002, 2001 and 2000 compared to prior years reflects the change in the methodology of allocating the allowance for losses on loans to the consumer portfolio.  The increase in allocation to consumer loans in 2002 compared to 2001 was due to an increase in the consumer loan balance and historical loss experience.

Although the allocation of the allowance for losses on loans is an important credit management tool, the entire allowance for losses on loans is available for the entire loan portfolio.  The following table sets forth the allocation of the allowance for losses on loans by loan category as of the dates indicated.

Dollars in thousands	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998

Commercial loans:
Commercial loans	$9,620	$6,105	$4,448	$3,632	$2,785	2,454
Commercial real estate	7,525	3,265	2,862	1,342	1,525	1,878
Agricultural loans	2,316	1,999	1,921	394	334	285
Total commercial loans:	19,461	11,369	9,231	5,368	4,644	4,617

Single-family residential	551	1,798	2,076	3,265	2,471	3,288
Real estate construction	2,666	2,752	2,804	301	302	424
Consumer loans	772	448	311	1,376	1,441	996
Unallocated	3,490	3,756	3,139	4,872	5,265	3,899

Total	$26,940	$20,123	$17,561	$15,182	$14,123	$13,224

OTHER REAL ESTATE | Other real estate includes property acquired by PNWB through foreclosure and real estate held for development.  Other real estate is carried at the lower of the estimated fair value or the principal balance of the foreclosed loans. The real estate held for development portfolio primarily consists of one land development project.  PNWB had other real estate totaling $7.2 million as of December 31, 2002 compared to $5.8 million as of December 31, 2001.

NON-PERFORMING ASSETS | PNWB’s non-performing assets as of December 31, 2002, consisting of non-performing loans and other real estate, totaled $19.1 million or 0.61 percent of total assets.  This is a decrease from $21.9 million or 0.80 percent of total assets as of December 31, 2001.  Non-performing loans decreased to $11.9 million as of December 31, 2002 from $16.1 million as of December 31, 2001.  The decrease in non-performing loans was primarily attributable to loans being brought current in non-performing single-family residential and real estate construction loan categories.  Management believes that the allowance for losses on loans is adequate to provide for losses that may be incurred on non-performing loans.  Non-performing other real estate was $7.2 million as of December 31, 2002, as compared to $5.8 million as of December 31, 2001.  This increase resulted primarily from the foreclosure of a $1.5 million non-accrual commercial loan during the third quarter of 2002. The following table presents information with respect to PNWB’s non-performing assets and restructured loans as of the dates indicated.

Dollars in thousands	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999	September 30, 1999	September 30, 1998

Non-performing loans:
Commercial loans:
Commercial	$5,562	$5,434	$2,455	$5,038	$3,943	$1,682
Commercial real estate	657	1,100	991	1,371	792	557
Agricultural loans	1,658	2,685	1,272	88	652	127
Total Commercial Loans	7,877	6,534	3,446	6,409	4,735	2,239

Single-family residential	3,733	5,425	5,020	3,207	4,125	5,036
Real estate construction	130	1,199	3,920	880	880	634
Consumer loans	173	245	225	366	507	174
Total	11,913	16,088	13,883	10,950	10,899	8,210
Other real estate	7,152	5,762	9,909	4,313	3,560	7,553
Total non-performing assets	$19,065	$21,850	$23,792	$15,263	$14,459	$15,763

Restructured loans	$434	$570	$687	$777	$798	$883
Total non-performing loans to loans receivable	0.59%	0.90%	0.79%	0.65%	0.70%	0.60%
Total non-performing loans to total assets	0.38%	0.59%	0.48%	0.39%	0.42%	0.34%
Total non-performing assets to total assets	0.61%	0.80%	0.83%	0.55%	0.56%	0.64%

Goodwill and Other Intangible Assets | Goodwill and other intangible assets totaled $78.2 million, or 2.50 percent of total assets and 29.9 percent of total shareholders’ equity as of December 31, 2002.   Goodwill and other intangible assets totaled $18.1 million, or 0.66 percent of total assets and 9.04 percent of total shareholders’ equity as of December 31, 2001.  This increase in the balance of goodwill and other intangible assets was due to the BKNW acquisition in 2002, which resulted in the recording of approximately $51.6 million of goodwill and $9.5 million of core deposit intangible.

Prior to 2002, goodwill arising from acquisitions represents the excess of the purchase price over the estimated fair value of net assets acquired.  Goodwill was amortized using the straight-line methods over periods not exceeding twenty years.  Effective January 1, 2002, upon adoption of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”, PNWB no longer amortizes the goodwill, and instead, reviews the goodwill for impairment on an annual basis or more frequently if impairment indicators arise.  PNWB’s annual goodwill impairment evaluation in the fourth quarter of 2002 indicated no impairment of goodwill.

Other intangible assets consist of core deposit intangibles and mortgage servicing rights, and are amortized using straight-line and accelerated methods over periods not exceeding twenty years.  Mortgage servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained.  The estimated fair value of mortgage servicing rights at the date of the sale of loans is determined based on the discounted present value of expected future cash flows using key assumptions for servicing income and costs and prepayment rates on the underlying loans. The estimated fair value is periodically evaluated for impairment by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.  Mortgage servicing rights are amortized as an offset to service fees in proportion to and over the period of estimated net servicing income.  The amortization and write-down of mortgage servicing rights was $0.8 million, $1.3 million and $0.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.  The higher amortization and write-down level during 2001 compared to 2002 and 2000 was primarily due to decreases in interest rates, which resulted in higher prepayment rates on the underlying loans.

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

Non-interest-bearing deposits were $345.6 million as of December 31, 2002, compared to $241.7 million as of December 31, 2001.   Non-interest-bearing deposits represented 16.8 percent of total deposits as of December 31, 2002, compared to 15.1 percent as of December 31, 2001.  Interest-bearing transaction accounts, which includes interest-bearing checking, money market and savings accounts, totaled $904.0 million as of December 31, 2002 compared to $632.0 million as of December 31, 2001.  Interest-bearing transaction accounts represented 44.0 percent of total deposits as of December 31, 2002, compared to 39.4 percent as of December 31, 2001.  The increases in non-interest-bearing and interest-bearing deposits were due to the BKNW acquisition as well as growth in deposit accounts during 2002.

Certificates of deposit were $804.7 million as of December 31, 2002, compared to $731.1 million as of December 31, 2001.  Certificates of deposit represented 39.2 percent of total deposits as of December 31, 2002, compared to 45.6 percent as of December 31, 2001.

During 2002, management continued to focus on initiatives to restructure the deposit portfolio in an effort to decrease funding costs and better manage interest rate risk while building customer relationships.  As of December 31, 2002, 60.8 percent of total deposits were transaction accounts, compared to 54.4 percent as of December 31, 2001.  The increase in the percentage of non-interest-bearing deposits and interest-bearing transaction deposits (core deposits) relative to certificates of deposit reflected the progress made on those initiatives and was also attributable to the BKNW acquisition.   The increase in core deposits positively contributed to the noticeable decrease in the cost of funds in 2002.  It is management’s intention to continue to increase core deposits as a percentage of the total deposit portfolio in the future.

The following table indicates the amount of PNWB’s certificates of deposit with balances equal to or greater than $100,000 classified by time remaining until maturity as of December 31, 2002.

Dollars in thousands
Maturity Period	Amount

Three months or less	$168,720
Three through six months	75,755
Six through twelve months	127,248
Greater than twelve months	87,343
Total	$459,066

The following table sets forth the balances of deposits by account type as of the dates indicated.

	December 31, 2002		December 31, 2001		December 31, 2000
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

Non-interest-bearing deposits	$345,571	16.8%	$241,674	15.1%	$244,100	14.2%
Interest-bearing checking accounts	263,591	12.8	214,098	13.3	201,894	11.8
Money market accounts	531,698	25.9	322,552	20.1	266,933	15.5
Savings accounts	108,721	5.3	95,390	5.9	100,831	5.9
Certificates of deposit	804,729	39.2	731,141	45.6	903,350	52.6

Total	$2,054,310	100.0%	$1,604,855	100.0%	$1,717,108	100.0%

FHLB ADVANCES AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE | PNWB borrows through advances from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase with third parties.  These borrowing sources totaled $730.3 million as of December 31, 2002 compared to $864.0 million as of December 31, 2001.  The need for this type of borrowings decreased as a result of the increases in deposits.

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

The following table sets forth certain information with respect to FHLB advances and securities sold under agreements to repurchase during the periods indicated:

As of or for the year ended Dollars in thousands	December 31, 2002	December 31, 2001	December 31, 2000

Maximum amount outstanding at any month end during the period:
FHLB advances	$740,727	$721,200	$787,526
Securities sold under agreements to repurchase	126,939	279,176	286,807

Approximate average amount outstanding during the period:
FHLB advances	640,111	651,824	707,814
Securities sold under agreements to repurchase	117,108	193,607	267,570
Balance outstanding at end of period:
FHLB advances	609,581	714,526	643,200
Securities sold under agreements to repurchase	120,706	149,504	274,920

Weighted average rate paid during the period:
FHLB advances	3.81%	4.63%	6.07%
Securities sold under agreements to repurchase	3.32	5.49	6.66

Weighted average rate paid at end of period:
FHLB advances	3.95	3.23	6.37
Securities sold under agreements to repurchase	2.54	3.63	6.88

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN SUBORDINATED DEBT  | On September 26, 2002, $12.0 million of Capital Securities were issued by Pacific Northwest Statutory Trust I (the Trust).  The Trust is a business trust organized in September 2002, and Bancorp owns 100 percent of the common equity of the Trust.  The proceeds of the offering were invested by the Trust in junior subordinated debentures of Bancorp.  The debentures held by the Trust are the sole assets of Pacific Northwest Statutory Trust I.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.  The debentures will not mature earlier than September 26, 2007, and not later than September 26, 2012. The interest rate on the Capital Securities is based upon Three-Month LIBOR plus 3.55 percent and adjusts on a quarterly basis.  As of December 31, 2002, the interest rate on the Capital Securities was 4.95 percent. Bancorp entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.

On November 15, 1999, $40.0 million of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust I).  The Trust I is a business trust organized in November 1999, and Bancorp owns 100 percent of the common equity of the Trust I.  The proceeds of the offering were invested by the Trust I in junior subordinated debentures of Bancorp.  The debentures held by the Trust I are the sole assets of the Trust I.  Distributions on the capital securities issued by the Trust I are payable semi-annually at 9.875 percent per annum, which is equal to the interest rate being earned by the Trust I on the debentures that it held.  The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.  The debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029. Bancorp entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.  During 2002 and 2001, Bancorp purchased $1.5 million and $2.5 million of the Trust I capital securities in an effort to reduce funding costs.

PNWB used the proceeds for general corporate purposes including stock repurchases and investment in the subsidiary bank.  The capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.

CAPITAL

Bancorp is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors.  PNWB manages various capital levels at both the holding company and subsidiary bank level to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution.  See Note 18 of the Consolidated Financial Statements for detail of regulatory capital ratios for Bancorp and Pacific Northwest Bank.

On January 22, 2002, the Board of Directors approved a stock repurchase plan of up to five percent of Bancorp’s outstanding shares of common stock in the open market for the following twelve-month period.  On September 16, 2002, Bancorp completed the stock repurchase plan.  Under this plan, Bancorp repurchased and retired a total of 780,825 shares at an average price of $27.85.  On January 28, 2003, the Board of Directors approved another stock repurchase plan of up to five percent of Bancorp’s outstanding shares of common stock in the open market over the next twelve months.

During the fourth quarter of 2002, Bancorp issued approximately 1.7 million shares of Bancorp common stock as part of the Northwest merger consideration and this increased Bancorp’s shareholders’ equity by approximately 57.0 million.

PNWB’s total shareholders’ equity was $261.6 million and book value per share was $15.57 as of December 31, 2002.  PNWB’s total shareholders’ equity was $200.5 million and book value per share was $12.86 as of December 31, 2001.  In addition to the stock repurchases and the stock issued for the BKNW acquisition, the increase in shareholders’ equity was also attributable to net income of $28.8 million, other comprehensive income of $2.4 million, the issuance of $3.0 million of common stock through exercise of stock options, an increase in the estimated fair value of securities available for sale (net of tax) of $2.4 million, and the ESOP debt repayment of $0.5 million, partially offset by $8.8 million in dividends paid to shareholders.

During fiscal year 2002, Bancorp declared cash dividends totaling $0.56 per share, consistent with $0.56 per share for the year ended December 31, 2001.

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

PNWB has capacity to borrow additional funds from the FHLB through pre-approved credit lines.  These credit lines have pledge requirements whereby PNWB must maintain unencumbered collateral with a par value at least equal to the outstanding balance.  As of December 31, 2002, the additional amount available under credit lines from the FHLB was $444.7 million.  Additionally, PNWB uses the securities market as a vehicle for borrowing by utilizing its securities available for sale as collateral.  These borrowings are collateralized by securities with an estimated fair value exceeding the face value of the borrowings.  If the estimated fair value of the securities were to decline as a result of an increase in interest rates or other factors, PNWB would be required to pledge additional securities or cash as collateral.  As of December 31, 2002, PNWB had $450.0 million of available credit from third parties to sell securities under agreements to repurchase within six months or $150.0 million of available credit if the repurchase maturity is greater than six months.

The analysis of liquidity also includes a review of PNWB’s consolidated statement of cash flows for 2002.  The consolidated statement of cash flows details PNWB’s operating, investing and financing activities during the year.  The most significant items under operating activities include net income of $28.8 million.  Operating activities also include the add back of non-cash depreciation, amortization of intangible assets, provision for losses on loans, and amortization of premium on investments totaling $15.8 million.  Net cash provided by operating activities is also adjusted for the net gain on sale of loans and securities available for sale of $1.2 million and FHLB stock dividends of $3.0 million.  Investing activities included proceeds from the sale of securities available for sale of $53.9 million, proceeds from maturing and principal repayments on securities available for sale of $462.9 million and purchases of securities available for sale of $453.0 million. Investing activities also include a $133.5 million increase in loans receivable, $178.8 million of proceeds from the sale of loans, $50.0 million purchase of bank owned life insurance, and $17.8 million cash paid for the BKNW acquisition, net of cash acquired.  During 2002, financing activities included $191.8 million in borrowing repayments, net of borrowing proceeds, a $149.9 million increase in checking, savings and money market account deposits, $21.7 million purchase and retirement of common stock, $12.0 million of proceeds from issuance of Pacific Northwest Statutory Trust I capital securities, $1.5 million paid to purchase Interwest Capital Trust I capital securities and $8.7 million paid in cash dividends to shareholders.

SUPERVISION AND REGULATION

Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956 (BHCA) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB).  Under the BHCA, Bancorp files with the FRB annual reports of operations and such additional information as the FRB may require.  Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking.

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

The table on the following page sets forth the balances of PNWB’s financial instruments at the expected maturity dates, as well as the estimated fair value of those financial instruments as of December 31, 2002. The expected maturities take into consideration historical and estimated principal prepayments for loans and mortgage-backed securities.  Principal prepayments are the amounts of principal reduction, over and above normal amortization.

The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rate for non-interest-bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts is 20 percent. The weighted average interest rates for financial instruments presented are actual as of December 31, 2002.

The estimated fair value amounts have been determined by PNWB using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data in the development of the estimated fair value amounts.  Accordingly, the estimated fair values presented herein are not necessarily indicative of the amounts PNWB could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and due from banks, federal funds sold, securities purchased under agreements to resell and interest receivable is a reasonable estimate of the fair value for such financial assets.  The estimated fair values of securities available for sale and loans held for sale are based on quoted market rates and dealer quotes.  The estimated fair value of loans receivable is based on discounted cash flows, using interest rates currently offered for loans of similar characteristics.  The estimated fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of December 31, 2002.  The estimated fair value of certificates of deposit is based on the present value of contractual cash flows using a discount rate based on the current average rate for deposits with similar characteristics.  The estimated fair value of FHLB advances and securities sold under agreements to repurchase is based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of December 31, 2002.  The estimated fair value of guaranteed preferred beneficial interests in subordinated debt is based on quoted market rates for subordinated debt with similar interest rates and similar characteristics.  The estimated fair values presented are based on information available as of December 31, 2002.

Expected maturity date year ended December 31, Dollars in thousands	2003	2004	2005	2006	2007	Thereafter	Total	Estimated Fair Value

MARKET RISK

Financial Assets
Cash and due from banks
Non-interest-bearing	$92,541	$—	$—	$—	$—	$—	$92,541	$92,541
Interest-bearing	6,122	843	496	—	—	—	7,461	7,461
Weighted average interest rate	3.59%	3.87%	4.14%	—	—	—	3.66%
Federal funds sold	950	—	—	—	—	—	950	950
	1.19%	—	—	—	—	—	1.19%
Securities available for sale	362,347	119,548	108,932	73,335	25,202	93,548	782,912	788,546
Weighted average interest rate	5.03%	5.18%	5.38%	3.77%	4.10%	5.75%	5.04%
Loans receivable, net
Fixed rate	131,921	75,822	47,248	36,914	27,475	105,775	425,155	435,071
Weighted average interest rate	7.32%	7.51%	7.72%	7.56%	7.20%	7.52%	7.46%
Variable rate	659,577	248,897	134,121	93,566	67,193	401,244	1,604,598	1,643,034
Weighted average interest rate	6.51%	6.19%	6.22%	6.11%	5.85%	5.67%	6.18%
Loans held for sale	25,621	—	—	—	—	—	25,621	26,571
Weighted average interest rate	7.00%	—	—	—	—	—	7.00%
Interest receivable	14,306	—	—	—	—	—	14,306	14,306

Financial Liabilities
Non-interest-bearing deposits	$70,803	$68,692	$68,692	$68,692	$68,692	$—	$345,571	$345,571
Interest-bearing checking accounts	53,031	52,640	52,640	52,640	52,640	—	263,591	263,591
Weighted average interest rate	0.29%	0.28%	0.28%	0.28%	0.28%	—	0.28%
Money market accounts	177,227	177,227	177,227	17	—	—	531,698	531,698
Weighted average interest rate	1.34%	1.34%	1.34%	1.34%	1.34%	—	1.34%
Savings accounts	21,749	21,743	21,743	21,743	21,743	—	108,721	108,721
Weighted average interest rate	0.50%	0.50%	0.50%	0.50%	0.50%	—	0.50%
Certificates of deposit	563,307	101,581	45,742	10,071	82,138	1,892	804,729	823,066
Weighted average interest rate	2.58%	3.77%	4.52%	4.64%	5.05%	5.52%	3.13%
FHLB advances	167,500	140,700	112,750	45,234	52,597	90,800	609,581	640,686
Weighted average interest rate	2.39%	3.95%	4.61%	4.62%	4.69%	5.25%	3.95%
Securities sold under agreements to repurchase	94,073	21,682	4,951	—	—	—	120,706	122,558
Weighted average interest rate	2.20%	4.11%	4.82%	—	—	—	2.65%
Guaranteed preferred beneficial interest in subordinated debt	—	—	—	—	—	48,000	48,000	50,095
Weighted average interest rate	—	—	—	—	—	8.88%	8.88%

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

ACCOUNTING CHANGES

In January 2003, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS No. 148 amends FASB Statement No. 123 “Accounting for Stock-Based Compensation” and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement 123 to require more prominent and quarterly disclosures in financial statements about the effects of stock-based compensation.  SFAS No. 148 became effective immediately for fiscal years ending after December 15, 2002.  The adoption of this statement affected the disclosures in PNWB’s consolidated financial statements; however, it had no material impact on PNWB’s financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45).  FIN 45 changes current practice in accounting for, and disclosure of, guarantees.  Guarantees meeting the characteristics described in FIN 45, which are not included in a list of exceptions, are required to be initially recorded at fair value.  FIN 45 also requires a guarantor to make new disclosures for guarantees even when the likelihood of the guarantor’s having to make payments under the guarantee is remote.  FIN 45 applies to PNWB’s accounting and disclosure of Standby

Letters of Credit.  FIN 45 became effective on a prospective basis to guarantees issued or modified after December 31, 2002.  The disclosure requirements in FIN 45 became effective for financial statements of periods ending after December 15, 2002.   The adoption of FIN 45 had no material impact on PNWB’s financial condition or results of operations.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions (SFAS 147). SFAS 147 addresses the accounting for the acquisition of a financial institution, which had previously been addressed in SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS 72 required that the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets be recognized as an unidentifiable intangible asset. SFAS 147 amends SFAS 72 and states that this excess, if acquired in a business combination, represents goodwill that should be accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. PNWB adopted the provisions of SFAS 147 effective October 1, 2002 and applied the provisions to the BKNW acquisition as well as historical acquisitions.  Such adoption had no impact on PNWB’s financial condition or statement of income.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”.  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”.  SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity initiated after December 31, 2002 be recognized when the liability is incurred as opposed to when a plan is developed as required by EITF Issue No. 94-3.  SFAS No. 146 will become effective on January 1, 2003.  Management does not expect the adoption of SFAS No. 146 to have a material impact on PNWB’s financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections”.  SFAS No. 145 rescinds the classification of extinguishment of debt as extraordinary as previously required under SFAS No. 4 and establishes new criteria for the classification of gains and losses on extinguishment of debt.  SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor. SFAS No. 145 will become effective on January 1, 2003 with the exception of the amendment and technical corrections related to SFAS No. 13, which were effective on May 15, 2002.  Management does not expect the adoption of SFAS No. 145 to have a material impact on PNWB’s financial condition or results of operations.

In July 2001, the FASB issued SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”.  Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if impairment indicators arise.  Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.  This Statement became effective on January 1, 2002.  PNWB performed the transitional impairment assessment of its goodwill as of January 1, 2002 and noted that such assessment did not indicate any impairment of goodwill.  The adoption of SFAS No. 142 reduces PNWB’s goodwill amortization expense by approximately $1.1 million on an annual basis.  A reconciliation of reported net income to net income adjusted to exclude goodwill amortization for the years ended December 31, 2002, 2001 and 2000 is as follows:

Dollars in thousands, except per share amount	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Income statement:
Reported net income	$28,760	$22,092	$6,269
Adjustment for goodwill amortization	—	1,121	1,115
Adjusted net income	$28,760	$23,213	$7,384

Basic net income per share:
Reported basic net income per share	$1.85	$1.42	$0.40
Adjustment for goodwill amortization	—	0.07	0.08
Adjusted basic net income per share	$1.85	$1.49	$0.48

Diluted net income per share:
Reported diluted net income per share	$1.80	$1.40	$0.40
Adjustment for goodwill amortization	—	0.08	0.07
Adjusted diluted net income per share	$1.80	$1.48	$0.47

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

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders

Pacific Northwest Bancorp

We have audited the accompanying consolidated statements of financial condition of Pacific Northwest Bancorp as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  These consolidated financial statements are the responsibility of Pacific Northwest Bancorp’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Northwest Bancorp at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As described in note 2 to the consolidated financial statements, Pacific Northwest Bancorp adopted certain new accounting standards in fiscal 2002 as required by the Financial Accounting Standards Board.

Seattle, Washington

Ernst & Young LLP

January 31, 2003

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Dollars in thousands As of December 31,	2002	2001

Assets

Cash and due from banks
Non-interest-bearing	$92,541	$58,134
Interest-bearing	7,461	491
Federal funds sold and securities purchased under agreements to resell	950	—
Securities available for sale, at estimated fair value	788,546	757,018
Loans held for sale (estimated fair value: 2002-$26,571 and 2001-$43,872)	25,621	43,757
Loans receivable	2,029,753	1,808,555
Allowance for losses on loans	(26,940)	(20,123)

Net loans receivable	2,002,813	1,788,432

Interest receivable	14,306	14,808
Other real estate	7,152	5,762
Premises and equipment, net	48,082	50,837
Goodwill	67,732	16,137
Other intangible assets	10,505	1,985
Bank owned life insurance	56,995	—
Other assets	4,305	4,147

Total assets	$3,127,009	$2,741,508

Liabilities

Deposits
Non-interest-bearing	$345,571	$241,674
Interest-bearing	1,708,739	1,363,181
Total deposits	2,054,310	1,604,855

Federal Home Loan Bank (FHLB) advances	609,581	714,526
Securities sold under agreements to repurchase	120,706	149,504
Guaranteed preferred beneficial interests in subordinated debt	48,000	37,500
Other borrowings	10,072	12,621
Other liabilities	22,727	22,016

Total liabilities	2,865,396	2,541,022

Shareholders’ Equity
Common stock, no par value Authorized shares 30,000,000 Issued and outstanding: 2002—16,799,472 shares and 2001—15,595,204 shares	—	—
Paid-in capital	64,995	26,757
Retained earnings	192,942	172,967
Debt related to employee stock ownership plan (ESOP)	—	(543)
Accumulated other comprehensive income:
Unrealized gain on securities available for sale, net of tax	3,676	1,305
Total shareholders’ equity	261,613	200,486
Total liabilities and shareholders’ equity	$3,127,009	$2,741,508

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

Dollars in thousands, except per share amounts	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Interest Income

Loans receivable and loans held for sale	$137,750	$153,936	$159,870
Securities available for sale	40,211	51,116	52,402
Securities held to maturity	—	—	4,345
Other	171	601	1,571
	178,132	205,653	218,188
Interest Expense

Deposits	36,992	58,475	63,805
FHLB advances and other borrowings	25,279	30,972	43,113
Securities sold under agreements to repurchase	3,704	10,498	17,787
Guaranteed preferred beneficial interests in subordinated debt	3,770	3,896	3,950
	69,745	103,841	128,655

Net interest income	108,387	101,812	89,533
Provision for losses on loans	6,350	6,050	4,750
Net interest income after provision for losses on loans	102,037	95,762	84,783

Non-Interest Income

Service fees	13,443	11,669	11,871
Gain on sale of loans	2,601	2,312	905
Investment product fees and insurance commissions	1,665	2,294	2,869
Bank owned life insurance	1,685	—	—
Gain (loss) on sale of securities available for sale	(1,425)	1,709	(6,113)
Other	1,291	2,701	2,581
	19,260	20,685	12,113
Non-Interest Expense

Compensation and employee benefits	39,300	39,018	39,398
General and administrative	17,592	20,716	15,679
Occupancy and equipment	12,471	12,217	10,626
Data processing	5,724	6,208	5,510
Other real estate owned	184	207	2,327
Amortization of goodwill	—	1,121	1,115
Amortization of core deposit intangible	254	175	175
Merger, conversion and integration	1,025	1,290	7,361
Severance and employment agreements	963	200	3,325
Impairment of goodwill	—	—	749
	77,513	81,152	86,265

Income before income taxes	43,784	35,295	10,631
Income tax expense	15,024	13,203	4,362

Net income	$28,760	$22,092	$6,269

Basic net income per share	$1.85	$1.42	$0.40

Diluted net income per share	$1.80	$1.40	$0.40

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock, No Par Value Shares	Paid-In Capital	Retained Earnings	Debt Related to ESOP	Accumulated Other Comprehensive Income (Loss)	Total
Dollars in thousands, except share data
January 1, 2000	15,800,377	$33,297	$162,043	$(2,980)	$(20,640)	$171,720
Dividends declared, $0.56 per share			(8,699)			(8,699)
Issuance of common stock:
Stock option plans	111,964	779				779
Stock grants	2,455	75				75
Purchase and retirement of common stock	(468,000)	(7,860)				(7,860)
ESOP debt repayment	47,561			1,312		1,312
Comprehensive income:
Net income			6,269			6,269
Other comprehensive income -
Unrealized gain on securities available for sale, net of taxes of $6,013					11,167	11,167
Reclassification adjustment for losses included in net income, net of taxes of $2,140					3,973	3,973
Total comprehensive income						21,409
December 31, 2000	15,494,357	$26,291	$159,613	$(1,668)	$(5,500)	$178,736

Dividends declared, $0.56 per share			(8,738)			(8,738)
Issuance of common stock:
Stock option plans	77,597	808				808
Purchase and retirement of common stock	(15,921)	(342)				(342)
ESOP debt repayment	39,171			1,125		1,125
Comprehensive income:
Net income			22,092			22,092
Other comprehensive income (loss) -
Cumulative effect of adoption of SFAS No. 133, Transfer of securities held to maturity to securities available for sale, net of taxes of $(321)					(597)	(597)
Unrealized gain on securities available for sale, net of taxes of $4,584					8,513	8,513
Reclassification adjustment for gains included in net income, net of taxes of $(598)					(1,111)	(1,111)
Total comprehensive income						28,895
December 31, 2001	15,595,204	$26,757	$172,967	$(543)	$1,305	$200,486

Dividends declared, $0.56 per share			(8,785)			(8,785)
Issuance of common stock:
Acquisition	1,749,882	56,960				56,960
Stock option plans	217,547	3,024				3,024
Purchase and retirement of common stock	(780,825)	(21,746)				(21,746)
ESOP debt repayment	17,664			543		543
Comprehensive income:
Net income			28,760			28,760
Other comprehensive income -
Unrealized gain on securities available for sale, net of taxes of $778					1,444	1,444
Reclassification adjustment for losses included in net income, net of taxes of $499					927	927
Total comprehensive income						31,131
December 31, 2002	16,799,472	$64,995	$192,942	$—	$3,676	$261,613

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Operating Activities

Net income	$28,760	$22,092	$6,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,249	6,157	5,544
Amortization of goodwill	—	1,121	1,115
Amortization of other intangible assets	981	1,459	927
Impairment of goodwill	—	—	749
Provision for losses on loans	6,350	6,050	4,750
Gain on sale of other real estate	(200)	(607)	(177)
Loss from real estate write-downs	311	592	2,168
Amortization (accretion) of premiums and discounts, net	3,229	(180)	(76)
Gain on sale of loans	(2,601)	(2,312)	(905)
(Gain) loss on sale of securities available for sale	1,425	(1,709)	6,113
Loss on disposal of premises and equipment	240	239	—
Loan fees deferred, net of amortization	474	2,121	630
FHLB stock dividends	(2,978)	(3,126)	(2,846)
Income from bank owned life insurance	(1,685)	—	—
Deferred income tax expense (benefit)	1,190	(678)	(2,984)

Changes in operating assets and liabilities:
(Increase) decrease in interest receivable	2,702	4,879	(2,981)
(Increase) decrease in other assets	7,186	5,582	(5,059)
Increase (decrease) in other liabilities	(8,136)	(8,041)	13,924

Net cash provided by operating activities	$42,497	$33,638	$27,161

Investing Activities

Proceeds from sale of securities available for sale	53,912	151,402	156,540
Purchases of securities available for sale	(453,012)	(373,172)	(156,891)
Proceeds from maturing and principal repayments on securities available for sale	462,901	385,443	87,320
Proceeds from maturing and principal repayments on securities held to maturity	—	—	4,094
Proceeds from sale of loans	178,838	143,289	160,524
Net increase in loans receivable	(133,506)	(212,839)	(371,793)
Proceeds from sale of other real estate	7,432	9,653	7,654
Purchases of premises and equipment	(3,519)	(4,889)	(10,452)
Proceeds from sale of premises and equipment	1,481	5,200	—
Purchases of bank owned life insurance	(50,000)	—	—
Purchases of FHLB stock	—	—	(770)
Redemption of FHLB stock	—	—	5,000
Cash paid for acquisition, net of cash received	(17,806)	—	—
Improvements capitalized to other real estate	(641)	(1,367)	(2,081)
Net decrease (increase) in federal funds sold and securities purchased under agreements to resell	(5)	7,467	(7,467)

Net cash provided by (used in) investing activities	$46,075	$110,187	$(128,322)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Financing Activities

Net increase in deposits	$149,891	$50,626	$29,825
Net increase (decrease) in certificates of deposit	11,566	(162,878)	89,093
Proceeds from FHLB advances, securities sold under agreements to repurchase, and other borrowings	5,021,871	3,803,363	1,753,541
Repayment of FHLB advances, securities sold under agreements to repurchase, and other borrowings	(5,213,670)	(3,857,459)	(1,789,615)
Proceeds from issuance of notes payable	—	12,000	—
Proceeds from issuance of Pacific Northwest Statutory Trust I - capital securities	12,000	—	—
Purchase of InterWest Capital Trust I - capital securities	(1,500)	(2,500)	—
Dividends paid to shareholders	(8,631)	(8,712)	(8,770)
Issuance of common stock from exercise of stock options	3,024	808	779
Purchase and retirement of common stock	(21,746)	(342)	(7,860)

Net cash provided by (used in) financing activities	(47,195)	(165,094)	66,993

Net increase (decrease) in cash and cash equivalents	41,377	(21,269)	(34,168)

Cash and due from banks:

Beginning of year	58,625	79,894	114,062

End of year	$100,002	$58,625	$79,894

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:
Interest	$75,684	$108,594	$122,465
Income taxes	18,500	10,800	9,630

Non-cash investing and financing activities:
Fair value of assets acquired, net	33,300	—	—
Loans receivable transferred to other real estate	8,292	3,202	8,214
Premises and equipment transferred to other real estate	—	923	279
Loans receivable securitized as securities available for sale	—	—	120,169
Transfer of securities from held to maturity to available for sale	—	64,741	—
ESOP debt repayment	543	1,125	1,312

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS | Pacific Northwest Bancorp is a bank holding company incorporated in Washington state.  Through its commercial bank subsidiary, Pacific Northwest Bank, a wide range of financial services are offered to individuals and businesses throughout the Pacific Northwest including the metropolitan areas of Seattle and Bellevue, Washington and Portland, Oregon. Financial services of PNWB include the banking activities of accepting deposits from businesses and individuals and originating commercial and commercial real estate loans, residential loans, consumer loans, and agricultural loans.

Investment products are available through Pacific Northwest Financial Services, Inc. and insurance products are available through Pacific Northwest Insurance Agency, Inc., both subsidiaries of Pacific Northwest Bank.

BASIS OF PRESENTATION | The consolidated financial statements include the accounts of Pacific Northwest Bancorp (Bancorp) and its wholly owned subsidiaries (collectively, PNWB).  As of December 31, 2002, Bancorp’s wholly owned subsidiaries were Pacific Northwest Bank, InterWest Capital Trust I and Pacific Northwest Statutory Trust I.   All material intercompany transactions and balances have been eliminated.

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

Those securities not classified as held to maturity are classified as available for sale, and are carried at estimated fair value. The estimated fair value of securities available for sale is based on quoted market rates and dealer quotes. Unrealized gains and losses on available-for-sale securities are excluded from earnings and presented as accumulated other comprehensive income or loss, net of related deferred income taxes.  PNWB continually monitors its investment portfolio for other than temporary impairment of securities. When an other than a temporary decline in the value below cost or amortized cost is identified, the investment is reduced to its fair value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a realized loss in the statement of operations. Any recovery of value in excess of the investment’s new cost basis is recognized as a realized gain only on sale, maturity or other disposition of the investment.  Factors that PNWB evaluates in determining the existence of an other than temporary decline in value include (1) the length of time and extent to which the fair value has been less than cost or carrying value, (2) the circumstances contributing to the decline in fair value (including a change in interest rates or spreads to benchmarks), (3) recent performance of the security, (4) the financial strength of the issuer, and (5) the intent and ability of PNWB to retain the investment for a period of time sufficient to allow for anticipated recovery. Additionally, for asset-backed securities, PNWB considers the security rating and the amount of credit support available for the security.

The carrying value of securities available for sale is adjusted for unaccreted discounts and unamortized premiums over the estimated average life of the security, or in the case of callable securities, through the first call date using the effective yield method.  Such accretion and amortization is included as interest income on securities.

LOANS RECEIVABLE  | Loans receivable are stated at the principal amount outstanding, net of deferred loan fees and discounts.  Commercial loans are generally secured by liens on real estate, capital assets, accounts receivable and inventory, although certain loans are unsecured.  Real estate mortgage loans are generally secured by first liens on single-family residences, land, developed lots or commercial property. Agricultural loans are generally secured by farmland, crops, dairy, and/or equipment.  Consumer loans consist of automobile loans, home equity loans, credit card loans and loans for other consumer purposes.  Consumer loans include both secured and unsecured personal lines of credit.

LOANS HELD FOR SALE | Loans held for sale are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.  Management determines the appropriate classification of loans held for sale at the time of origination.

LOAN FEE INCOME, INTEREST INCOME ON LOANS RECEIVABLE AND UNEARNED INTEREST | Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield.  Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold.  Interest is accrued on loans receivable until the loan is 90 days delinquent or 120 days delinquent if the loan is a single family mortgage loan, or management doubts the collectibility of the loan or the unpaid interest, at which time PNWB establishes a reserve for any accrued interest. If management determines the ultimate collectibility of principal is in doubt, all cash receipts on non-accrual loans are applied to reduce the principal balance.

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

A provision for losses on loans, which is a charge against income, is added to the allowance for losses on loans based on quarterly assessments of the loan portfolio. The allowance for losses on loans is allocated to certain loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio.  While management has allocated the allowance for losses on loans to various loan portfolio segments, the allowance is general in nature and is available for the loan portfolio in its entirety.

The ultimate recovery of all loans is susceptible to future market factors beyond PNWB’s control. These factors may result in losses or recoveries differing significantly from those provided in the consolidated financial statements.

OTHER REAL ESTATE | Other real estate includes properties acquired through foreclosure and property acquired for development.  Other real estate is initially recorded at the lower of cost or estimated fair value by a charge against the allowance for losses on loans, if necessary, at the date of foreclosure, and is subsequently evaluated to determine that the carrying value does not exceed the estimated fair value of the real estate. Losses that result from ongoing periodic valuation of other real estate are charged to operations in the period in which the losses are identified and are included in other real estate owned expense in the consolidated statements of income.

PREMISES AND EQUIPMENT | Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over estimated useful lives of up to forty years for buildings and three to twenty years for furniture, equipment and leasehold improvements.

GOODWILL AND OTHER INTANGIBLE ASSETS | Goodwill arising from acquisitions represent the excess of the purchase price over the estimated fair value of net assets acquired.  Prior to January 1, 2002, goodwill was amortized using the straight-line methods over periods not exceeding twenty years.  Effective January 1, 2002, upon adoption of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”, Goodwill is no longer amortized but is reviewed annually for impairment or more frequently if impairment indicators arise.  PNWB evaluates goodwill for impairment by comparing the carrying value of the reporting unit to its estimated fair value.  The estimated fair value of the reporting unit is based on quoted market price when available or on the present value of estimated future cash flows.

Other intangible assets consist of core deposit intangibles and mortgage servicing rights.  Core deposit intangibles and mortgage servicing rights are amortized using the straight-line and accelerated method over periods not exceeding twenty years.  Mortgage servicing rights are capitalized when acquired either through the purchase or origination of loans that are subsequently sold or securitized with the servicing rights retained.  The value of mortgage servicing rights at the date of the sale of loans is determined based on the discounted present value of expected future cash flows using key assumptions for servicing income and costs and prepayment rates on the underlying loans. The estimated fair value is periodically evaluated for impairment by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.  Mortgage servicing rights are amortized as an offset to service fees in proportion to and over the period of estimated net servicing income.

The amount of goodwill and other intangible assets recorded as of December 31, 2002 was supported by the value attributed to the operations and deposits acquired and mortgage servicing rights retained.

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

BANK OWNED LIFE INSURANCE| The carrying amount of bank owned life insurance approximates its fair value.  Fair value of bank owned life insurance is estimated using the cash surrender value.

ADVERTISING COSTS | PNWB expenses advertising costs as incurred.   Advertising expenses for the years ended December 31, 2002, 2001and 2000 amounted to $1,777,000, $1,986,000, and $2,209,000, respectively.

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

STOCK BASED COMPENSATION | Employee stock options are accounted for using the intrinsic value method prescribed in Accounting Principle Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.”   Stock options are granted at exercise prices not less than the fair value of common stock on the date of grant.  Under APB No. 25, no compensation expense is recognized pursuant to PNWB’s stock option plans.  PNWB has elected to apply the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation.”

COMPREHENSIVE INCOME | Comprehensive income includes net income and other comprehensive income, which refers to unrealized gains and losses that under accounting principles generally accepted in the United States are excluded from net income.

BUSINESS SEGMENTS  | PNWB operates a single business segment.  The financial information that is used by the chief operating decision maker in allocating resources and assessing performance is only provided for one reportable segment as of December 31, 2002 and 2001.  At the time of the acquisition, Bank of the Northwest was merged into Pacific Northwest Bank and PNWB consolidated the management function of Bank of the Northwest into its existing organizational structure.  PNWB also converted Bank of the Northwest information systems and operational processes to those of Pacific Northwest Bank.

RECLASSIFICATIONS | Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform to 2002 presentation.  The effects of the reclassifications are not considered material.

NOTE 2 ACCOUNTING CHANGES

In January 2003, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS No. 148 amends FASB Statement No. 123 “Accounting for Stock-Based Compensation” and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement 123 to require more prominent and quarterly disclosures in financial statements about the effects of stock-based compensation.  SFAS No. 148 became effective immediately for fiscal years ending after December 15, 2002.  The adoption of this statement affected the disclosures in PNWB’s consolidated financial statements; however, it had no material impact on PNWB’s financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45).  FIN 45 changes current practice in accounting for, and disclosure of, guarantees.  Guarantees meeting the characteristics described in FIN 45, which are not included in a list of exceptions, are required to be initially recorded at fair value.  FIN 45 also requires a guarantor to make new disclosures for guarantees even when the likelihood of the guarantor’s having to make payments under the guarantee is remote.  FIN 45 applies to PNWB’s accounting and disclosure of Standby Letters of Credit.  FIN 45 became effective on a prospective basis to guarantees issued or modified after December 31, 2002.  The disclosure requirements in FIN 45 became effective for financial statements of periods ending after December 15, 2002.   The adoption of FIN 45 had no material impact on PNWB’s financial condition or results of operations.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions (SFAS 147). SFAS 147 addresses the accounting for the acquisition of a financial institution, which had previously been addressed in SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS 72 required that the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets be recognized as an unidentifiable intangible asset. SFAS 147 amends SFAS 72 and states that this excess, if acquired in a business combination, represents goodwill that should be accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. PNWB adopted the provisions of SFAS 147 effective October 1, 2002 and applied the provisions to the BKNW acquisition as well as historical acquisitions.  Such adoption had no impact on PNWB’s financial condition or statement of income.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”.  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities initiated after December 31, 2002 and nullifies EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”.  SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity initiated after December 31, 2002 be recognized when the liability is incurred as opposed to when a plan is developed as required by EITF Issue No. 94-3.  SFAS No. 146 will become effective on January 1, 2003.  Management does not expect the adoption of SFAS No. 146 to have a material impact on PNWB’s financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections”.  SFAS No. 145 rescinds the classification of extinguishment of debt as extraordinary as previously required under SFAS No. 4 and establishes new criteria for the classification of gains and losses on extinguishment of debt.  SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor. SFAS No. 145 will become effective on January 1, 2003 with the exception of the amendment and technical corrections related to SFAS No. 13, which were effective on May 15, 2002.  Management does not expect the adoption of SFAS No. 145 to have a material impact on PNWB’s financial condition or results of operations.

In July 2001, the FASB issued SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets”.  Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if impairment indicators arise.  Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.  This Statement became effective on January 1, 2002.  PNWB performed the transitional impairment assessment of its goodwill as of January 1, 2002 and noted that such assessment did not indicate any impairment of goodwill.  The adoption of SFAS No. 142 reduces PNWB’s goodwill amortization expense by approximately $1.1 million on an annual basis.  A reconciliation of reported net income to net income adjusted to exclude goodwill amortization for the years ended December 31, 2002, 2001 and 2000 is as follows:

Dollars in thousands, except per share amount	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Income statement:
Reported net income	$28,760	$22,092	$6,269
Adjustment for goodwill amortization	—	1,121	1,115
Adjusted net income	$28,760	$23,213	$7,384

Basic net income per share:
Reported basic net income per share	$1.85	$1.42	$0.40
Adjustment for goodwill amortization	—	0.07	0.08
Adjusted basic net income per share	$1.85	$1.49	$0.48

Diluted net income per share:

Reported diluted net income per share	$1.80	$1.40	$0.40
Adjustment for goodwill amortization	—	0.08	0.07
Adjusted diluted net income per share	$1.80	$1.48	$0.47

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

NOTE 3 ACQUISITION

On November 13, 2002, PNWB completed the acquisition of Bank of the Northwest (BKNW) headquartered in Portland, Oregon.  This is an important acquisition for PNWB because it gives PNWB an entry into the commercial banking market in Oregon.  PNWB issued 1,749,882 shares of common stock and paid approximately $25,800,000 in cash for all the outstanding common stock of BKNW.  The total purchase price recorded was $81,700,000, net of $1,600,000 of acquisition costs.  Upon the completion of the acquisition, BKNW was merged into PNWB’s commercial bank subsidiary, Pacific Northwest Bank.  PNWB now operates five full service branch offices in the metropolitan area of Portland, Oregon as a result of the acquisition of BKNW.

The following summaries the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

As of November 13, 2002 Dollars in thousands
Cash and cash equivalents	$10,000
Securities available for sale	98,300
Loans	254,100
Other assets	11,200
Intangible assets subject to amortization
Core deposit intangibles (estimated 10 year life)	9,500
Goodwill	51,600
Total assets acquired	434,700

Deposits	288,000
Borrowings	56,100
Deferred tax liabilities	3,800
Other liabilities	1,900
Total liabilities assumed	349,800

Net assets acquired	$84,900

The following summarizes the unaudited pro forma results of operations as if PNWB acquired BKNW as of the beginning of each of the periods presented.  The pro forma information gives effect to certain adjustments, including amortization of core deposit intangible resulting from the acquisition and the elimination of amortization of goodwill in 2001 because such amortization would have been suspended as a result of the adoption of SFAS No. 142 “Accounting for goodwill and other intangibles.”

(Unaudited) Dollars in thousands, except per share amounts	Year ended December 31, 2002	Year ended December 31, 2001

Pro forma net interest income:	$120,045	$113,300
Pro forma net income:	29,357	24,379
Pro forma basic net income per share:	1.72	$1.42
Pro forma diluted net income per share:	1.65	1.39

This unaudited pro forma information is presented for illustrative purpose only and is not necessarily indicative of the results of future operations or results that would have been achieved if PNWB had acquired BKNW at the beginning of the specified years.

NOTE 4 SECURITIES AVAILABLE FOR SALE

Securities available for sale are carried at estimated fair value.  The amortized cost and estimated fair values of securities available for sale are summarized as follows:

Dollars in thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

December 31, 2002
U.S. treasury and agency securities	$95,626	$1,476	$30	$97,072
Obligations of states and political subdivisions	15,734	479	—	16,213
Mortgage-backed and related securities	569,631	7,333	2,654	574,310
FHLB stock	52,566	—	—	52,566
Other securities	49,355	2,066	3,036	48,385

Total	$782,912	$11,354	$5,720	$788,546

December 31, 2001
U.S. treasury and agency securities	$79,436	$780	$192	$80,024
Obligations of states and political subdivisions	1,120	41	—	1,161
Mortgage-backed and related securities	582,275	6,019	1,887	586,407
FHLB stock	46,084	—	—	46,084
Other securities	46,164	288	3,110	43,342

Total	$755,079	$7,128	$5,189	$757,018

The amortized cost and estimated fair value of securities available for sale as of December 31, 2002, by contractual maturity are summarized as follows:

Dollars in thousands	Amortized Cost	Estimated Fair Value

Due in one year or less	$22,601	$22,835
Due after one year but within five years	81,818	83,257
Due after five years but within ten years	1,999	2,019
Due after ten years	54,297	53,559
	160,715	161,670
FHLB Stock	52,566	52,566
Mortgage-backed and related securities	569,631	574,310

Total	$782,912	$788,546

Proceeds from the sale of securities available for sale during the years ended December 31, 2002, 2001 and 2000 were $53,912,000, $151,402,000 and $156,540,000, respectively. PNWB realized gains of $40,000, $1,709,000, and $663,000 and losses of $1,465,000, $0 and $6,776,000 on those sales during the years ended December 31, 2002, 2001 and 2000, respectively.

Securities available for sale include mortgage-backed and related securities with estimated fair values of $51,161,000 $79,619,000 and $175,935,000 as of December 31, 2002, 2001 and 2000, respectively that were securitized from PNWB’s single-family residential loan portfolio.

NOTE 5 LOANS RECEIVABLE

Loans receivable consisted of the following as of December 31:

Dollars in thousands	2002	2001

Commercial loans:
Commercial	$622,936	$591,663
Commercial real estate	770,413	470,408
Total commercial loans	1,393,349	1,062,070

Single-family residential	231,232	321,246
Real estate construction	274,581	319,228
Consumer loans	139,784	115,440
	2,038,946	1,817,985
Less:
Allowance for losses on loans	26,940	20,123
Deferred loan fees and discounts	9,193	9,430
Net loans receivable	$2,002,813	$1,788,432

PNWB serviced loans, owned in whole or in part by others, of $152,879,000, $254,002,000, and $484,110,000 as of December 31, 2002, 2001 and 2000, respectively.

As of December 31, 2002, PNWB had $231,203,000 in real estate loan commitments to extend credit.  Other loan commitments to extend credit, which include commercial and consumer lines of credit, totaled $445,201,000 as of December 31, 2002.  Outstanding commitments to extend credit under standby letters of credit and commercial letters of credit totaled $64,501,000 and $17,816,000 as of December 31, 2002.

Non-accrual loans totaled $11,913,000 and $16,088,000 as of December 31, 2002 and 2001, respectively.  Interest income not recognized on these loans was $1,582,000 and $1,968,000 as of December 31, 2002 and 2001, respectively.

PNWB originates loans primarily in the states of Washington and Oregon. Although PNWB has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is affected by the economies in these areas.

NOTE 6 ALLOWANCE FOR LOSSES ON LOANS

The activity in the allowance for losses on loans for the years ended December 31, 2002, 2001 and 2000 is summarized as follows:

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Balance, beginning of year	$20,123	$17,561	$15,182

Provision for losses on loans	6,350	6,050	4,750
Allowance acquired through acquisition	3,688	—	—
Charge-offs	(3,756)	(4,747)	(2,956)
Recoveries	535	1,259	585

Balance, end of year	$26,940	$20,123	$17,561

The following is a summary of loans considered impaired and the related interest income as of and for the years ended December 31, 2002, 2001 and 2000:

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Recorded investment in impaired loans at end of year	$2,020	$2,523	$3,819
Average recorded investment in impaired loans	2,272	3,171	4,339
Interest income recognized on impaired loans	57	180	282

Total allocated reserves for impaired loans amounted to $303,000 and $583,000 as of December 31, 2002 and 2001, respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.

NOTE 7 PREMISES AND EQUIPMENT

Premises and equipment consisted of the following as of December 31:

Dollars in thousands	2002	2001

Buildings and leasehold improvements	$42,437	$41,225
Furniture and equipment	33,466	32,650
	75,903	73,875
Less accumulated depreciation	(37,154)	(32,962)
	38,749	40,913
Land	9,333	9,913
Total	$48,082	$50,826

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $5,249,000, $6,016,000, and $5,544,000 respectively.

PNWB leases certain premises under operating leases.  Rental expense for leased premises was $1,757,000, $1,882,000, and $1,582,000 for the years ended December 31, 2002, 2001 and 2000, respectively.  Minimum rental commitments under non-cancelable operating leases having an original or remaining term of more than one year were as follows as of December 31, 2002:

Dollars in thousands Year ending December 31:	2003	2004	2005	2006	2007	Thereafter	Total
Minimum rental commitments	$3,898	$3,103	$1,752	$1,124	$682	$2,327	$12,886

NOTE 8 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consisted of the following:

Dollars in thousands	Goodwill	Core Deposit Intangible	Mortgage Servicing Rights	Total

Balance, December 31, 2001	$16,137	$423	$1,562	$18,122
Addition through acquisition	51,595	9,500	—	61,095
Amortization	—	(254)	(726)	(980)
Balance, December 31, 2002	$67,732	$9,669	$836	$78,237

During the year ended December 31, 2000, PNWB consolidated and restructured its mortgage loan origination functions and related processes, and as a result, recorded an impairment of $749,000 of goodwill related to the acquisition of a mortgage brokerage subsidiary in 1996.

The changes in mortgage servicing rights for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Balance, beginning of year	$1,562	$2,861	$1,987
Additions	—	—	1,659
Amortization and write-downs	(726)	(1,299)	(785)

Balance, end of year	$836	$1,562	$2,861

The estimated fair value of mortgage servicing rights exceeded the net book value as of December 31, 2002 and 2001.  The estimated fair value was determined by comparing actual cash flows and estimated future cash flows from the servicing assets to those estimated at the time servicing assets were originated.

NOTE 9 INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following as of December 31:

Dollars in thousands	Weighted Average Interest Rate as of December 31,	2002	2001

Interest-bearing checking accounts	0.37%	$263,591	$214,098
Money market accounts	1.34%	531,698	322,554
Savings accounts	0.50%	108,721	95,390

	0.96%	904,010	632,042
Certificates of deposit:
Due within one year		562,660	606,659
After one year but within two years		102,815	86,135
After two years but within three years		41,608	16,856
After three years but within four years		14,781	15,082
After four years but within five years		82,138	4,240
After five years		727	2,167
Total certificates of deposit	3.13%	804,729	731,139

Total	1.98%	$1,708,739	$1,363,181

Deposits as of December 31, 2002 and 2001 included $171,404,000 and $159,051,000, respectively, in public fund deposits.  Securities with book values of $31,806,000 and $33,566,000 were pledged as collateral on these deposits as of December 31, 2002 and 2001, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

Certificates of deposit greater than or equal to $100,000 totaled $459,066,000 and $393,830,000 as of December 31, 2002 and 2001, respectively.

Deposit interest expense by account type for the years ended December 31, 2002, 2001 and 2000 were as follows:

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Certificates of deposit greater than or equal to $100,000	$14,676	$24,762	$24,897
Other certificates of deposit	12,582	21,011	23,606
Money market accounts	7,857	9,786	11,563
Interest-bearing checking accounts	1,033	1,723	2,017
Savings accounts	844	1,193	1,722

Total	$36,992	$58,475	$63,805

NOTE 10 FEDERAL HOME LOAN BANK ADVANCES

As of December 31, FHLB advances were scheduled to mature as follows:

	2002		2001
Dollars in thousands	Amount	Interest Rates	Amount	Interest Rates

Due within one year	$167,500	1.10% - 4.92%	$464,625	1.80% - 7.70%
After one year but within two years	140,700	2.57% - 4.51%	40,000	3.04% - 4.92%
After two years but within three years	112,750	3.98% - 6.12%	85,000	3.65% - 4.51%
After three years but within four years	45,151	3.70% - 4.87%	45,000	4.50% - 5.05%
After four years but within five years	52,680	1.23% - 6.04%	4,901	3.97%
After six years but within seven years	90,800	3.41% - 5.62%	75,000	5.08% - 5.56%

Total	$609,581	—	$714,526	—

FHLB advances are collateralized by FHLB stock owned by PNWB, deposits with the FHLB and certain mortgages or deeds of trust securing such properties.  As of December 31, 2002, the minimum book value of eligible collateral pledged for these borrowings was $731,497,000.  As of December 31, 2002, the additional amount available under credit lines from the FHLB was $444,714,000.   Certain FHLB advances contractually due beyond one year have an option whereby the FHLB can call the advance due prior to the contractual maturity.  The amount of such advances with call dates within one year was $75,000,000 as of December 31, 2002.

The maximum and average amount outstanding and weighted average interest rates on FHLB advances were as follows during the years ended December 31, 2002, 2001 and 2000:

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Maximum outstanding at any month end	$740,727	$721,200	$787,526
Average outstanding	640,111	651,824	707,814
Weighted average interest rates:
For the year	3.81%	4.63%	6.07%
End of year	3.95%	3.23%	6.36%

NOTE 11 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

PNWB has sold certain securities of the U.S. government and its agencies and other approved investments under agreements to repurchase.  The securities sold were classified as securities available for sale with a carrying value of $79,235,000 and an estimated fair value of $82,192,000 as of December 31, 2002.  As of December 31, 2002, PNWB had $450,000,000 of available credit from third parties to sell securities under agreements to repurchase within six months.  This available credit amount would be $150,000,000 if the terms of the repurchase agreements were greater than six months.

As of December 31, securities sold under agreements to repurchase were scheduled to mature as follows:

	2002		2001
Dollars in thousands	Amount	Interest Rates	Amount	Interest Rates

Within 30 days	$53,821	0.25% - 1.83%	$67,119	1.75% - 6.00%
After 30 days but within 90 days	6,700	1.77%	22,200	7.40%
After 90 days	60,185	3.42% - 4.82%	60,185	3.42% - 4.82%

Total	$120,706	—	$149,504	—

The maximum and average amount outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the years ended December 31, 2002, 2001 and 2000:

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Maximum outstanding at any month end	$126,939	$279,176	$286,807
Average outstanding	117,108	193,607	267,570
Weighted average interest rates
For the year	3.32%	5.49%	6.66%
End of year	2.54%	3.63%	6.88%

NOTE 12 GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT

As of December 31, 2002 and 2001, PNWB had guaranteed preferred beneficial interest in subordinated debt totaling $48,000,000 and $37,500,000, respectively.

On September 26, 2002, $12,000,000 of Capital Securities were issued by Pacific Northwest Statutory Trust I (the Trust).  The Trust is a business trust organized in September 2002, and Bancorp owns 100 percent of the common equity of the Trust.  The proceeds of the offering were invested by the Trust in junior subordinated debentures of Pacific Northwest Bancorp.  The debentures held by the Trust are the sole assets of Pacific Northwest Statutory Trust I.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.  The debentures will not mature earlier than September 26, 2007, and not later than September 26, 2012. The interest rate on the Capital Securities is based upon Three-Month LIBOR plus 3.55 percent and adjusts on a quarterly basis.  As of December 31, 2002, the interest rate on the Capital Securities was 4.95 percent.  Pacific Northwest Bancorp entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.  The Capital Securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.

On November 15, 1999, $40,000,000 of 9.875 percent Capital Securities were issued by InterWest Capital Trust I (the Trust I).  The Trust I is a business trust organized in November 1999, and Bancorp owns 100 percent of the common equity of the Trust I.  The proceeds of the offering were invested by the Trust I in junior subordinated debentures of Bancorp.  The debentures held by the Trust I are the sole assets of the Trust I.  Distributions on the capital securities issued by the Trust I are payable semiannually at 9.875 percent per annum, which is equal to the interest rate being earned by the Trust I on the debentures it held.  The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees. The capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.  During the years ended December 31, 2002 and 2001, Bancorp purchased $1,500,000 and $2,500,000 of the Trust I capital securities, respectively.  At Bancorp’s option, the debentures will not mature earlier than November 15, 2009, and not later than November 15, 2029.  After November 15, 2019, the debentures can be redeemed at par value. If Bancorp elects to redeem the debentures prior to November 15, 2019, an adjusted prepayment price will be paid as follows during each of the respective years ending November 15:

Year	Price
2009	104.938%
2010	104.444%
2011	103.950%
2012	103.457%
2013	102.963%
2014	102.469%
2015	101.975%
2016	101.481%
2017	100.988%
2018	100.494%

NOTE 13 OTHER BORROWINGS

As of December 31, 2002 and 2001, PNWB had other borrowings totaling $10,072,000 and $12,621,000, respectively.

On March 14, 2001, Bancorp entered into an agreement with an unaffiliated lender for a $10,000,000 promissory note.  The note accrues interest at the lender’s base lending rate, which is set at the lender’s sole discretion, plus a margin of 0.75 percent.  The interest rate on the note was 5.25% as of December 31, 2002.  The principle of the promissory note is due on April 1, 2008.

On September 26, 2001, Bancorp entered into an agreement with an unaffiliated lender for a $2,000,000 promissory note. Bancorp paid off this note in October 2002.  The note accrued interest at the lender’s base lending rate, which was set at the lender’s sole discretion, plus a margin of one percent.

NOTE 14 SHAREHOLDERS’ EQUITY

On January 22, 2002, the Board of Directors approved a stock repurchase plan of up to five percent of Bancorp’s outstanding shares of common stock over the next twelve months.  On September 16, 2002, Pacific Northwest Bancorp completed the stock repurchase plan.  Under this plan, PNWB repurchased, on the open market, and retired a total of 780,825 shares at an average price of $27.85.

During the year ended December 31, 2000, PNWB repurchased and retired 468,000 shares of its common stock under two stock repurchase plans approved by the Board of Directors in 1999.  The total price was $7,860,000, which represented an average price of $16.79 per common share repurchased.  As of December 31, 2001, no stock repurchases associated with these Board approved plans remained outstanding.

On January 28, 2003, the Board of Directors approved a stock repurchase plan of up to five percent of Bancorp’s outstanding shares of common stock over the next twelve months.

NOTE 15 SEVERANCE AND EMPLOYMENT AGREEMENTS

In conjunction with the BKNW acquisition and the outsourcing of PNWB’s mortgage lending operations, PNWB incurred $963,000 in expenses associated with severance and employment agreements during the year ended December 31, 2002.  There were approximately 90 employees affected by these severance and employment agreements.  The entire $963,000 expenses were paid out during the year ended December 31, 2002 and as such, PNWB had no accrued liability related to these agreements as of December 31, 2002.

In conjunction with executive management changes and elimination of duplicate administrative functions, PNWB incurred $200,000 and $3,325,000 in expenses associated with severance and employment agreements during the years ended December 31, 2001 and 2000, respectively.   There were approximately 40 employees affected by these severance and employment agreements.  During the years ended December 31, 2001 and 2000, $515,000 and $1,154,000 of such expenses were paid out, respectively.  As of December 31, 2002 and 2001, PNWB had an accrued liability of $1,356,000 related to these agreements recorded in other liabilities that will be paid out in future periods.

NOTE 16 INCOME TAXES

A reconciliation of income tax expense based on the statutory corporate tax rate on pre-tax income and the amount of expense shown in the accompanying consolidated statements of income for the years ended December 31, 2002, 2001and 2000 is as follows:

	2002		2001		2000
Dollars in thousands	Amount	As a percentage of pretax income	Amount	As a percentage of pretax income	Amount	As a percentage of pretax income
Federal income taxes at statutory rates	$15,324	35.0%	$12,353	35.0%	$3,721	35.0%

Tax effect of:
Bank owned life insurance	(590)	(1.3)	—	—	—	—
Goodwill amortization	—	—	455	1.3	714	6.7
Tax-exempt interest	(56)	(0.1)	(36)	(0.1)	(52)	(0.5)
Other, net	346	0.8	431	1.2	(21)	(0.2)

Total	$15,024	34.3%	$13,203	37.4%	$4,362	41.0%

Current income tax expense	$13,834	31.6	$13,881	39.3	$7,346	69.1
Deferred income tax expense (benefit)	1,190	2.7	(678)	(1.9)	(2,984)	(28.1)

Total	$15,024	34.3%	$13,203	37.4%	$4,362	41.0%

Tax effects of temporary differences that give rise to elements of deferred tax assets (liabilities) consisted of the following as of December 31:

Dollars in thousands	2002	2001

Deferred tax assets:
Allowance for losses on loans	$7,904	$6,650
Deferred compensation	586	566
Other real estate	278	1,242
Accrued expenses	1,277	1,064
Other	1,380	985
Total deferred tax assets	11,425	10,507

Deferred tax liabilities:
Loan fees	(2,840)	(2,581)
FHLB stock dividends	(6,943)	(5,939)
Depreciation	(2,213)	(1,660)
Net unrealized gain on securities available for sale	(1,972)	(678)
Purchase accounting adjustments	(3,866)	—
Other	(351)	(59)
Total deferred tax liabilities	(18,185)	(10,917)

Net deferred tax liability	$(6,760)	$(410)

The realization of deferred tax assets is dependent upon the ability to generate taxable income in future periods.  PNWB has evaluated available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that deferred tax assets will be realized.

NOTE 17 EMPLOYEE BENEFITS

RETIREMENT AND SAVINGS PLANS | PNWB had a debt-leveraged employee stock ownership plan (ESOP) for employees.  The ESOP is a non-contributory stock ownership plan.  PNWB contributes 5 percent of qualified participants’ compensation to the ESOP on a monthly basis.

During 1998, the ESOP entered into a line of credit agreement with an unrelated third party to borrow up to a total of $4,000,000 for the purpose of acquiring Bancorp common stock.  Interest on the line of credit is computed at one-month LIBOR plus 1.75 percent.  Interest paid was $5,000, $82,000, $205,000 for the years ended December 31, 2002, 2001 and 2000 respectively.  The obligation is reduced, and shareholders’ equity increased, by the amount of any principal reduction of the line of credit by the ESOP. During the years ended December 31, 2002, 2001and 2000 the ESOP made principal repayments of $543,000, $1,125,000, and $1,312,000 on the ESOP line of credit.  Dividends paid on unallocated shares of stock may be used to make payments on the loan.  Accordingly, $8,000, $24,000, and $76,000 of dividends were applied toward loan payments during the years ended December 31, 2002, 2001 and 2000, respectively. The compensation of the leveraged shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares.  Shares are released as the loan payments are made on the ESOP line of credit.  On March 15, 2002, ESOP repaid the remaining principle and interest due on the line of credit.  As a result, the remaining unallocated shares were allocated to the plan participants.  Leveraged ESOP shares during the years ended December 31, 2002, 2001and 2000 were as follows:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Leveraged shares, beginning of year	15,900	55,071	102,632
Shares released for allocation	(15,900)	(39,171)	(47,561)

Unallocated shares, end of year	0	15,900	55,071

The fair value of unallocated shares was $0, $325,000, and $761,000 as of December 31, 2002, 2001 and 2000, respectively.

On April 1, 2002, the ESOP plan converted into the ESOP/Money Purchase Plan.  The plan remains an employee stock ownership plan for all contributions to the plan made prior to March 31, 2002.  For all contributions to the Plan subsequent to April 1, 2002, the plan operates as a money purchase pension plan.  Beginning April 1, 2002, company contribution and cash dividends from company stock to the plan were invested in various investment options, including the company stock, based on employee directives.

PNWB has a salary deferral 401(k) plan that is a defined contribution plan.  Employees can make contributions to their respective accounts in the 401(k) plan on a pre-tax basis up to the maximum amount permitted by law.  PNWB matches a portion of the salary deferred by each participant according to the schedule in the plan.  Employees direct both employee’s and PNWB’s contributions to any of the eight investment options offered in the 401(k) plan.  Effective January 1, 2002, employees may also direct the contributions to purchase Bancorp common stock.  PNWB’s expenses, including contributions, for the ESOP and 401(k) plan were $2,286,000, $2,063,000, and $2,008,000 for the years ended December 31, 2002, 2001 and 2000, respectively.  Prior to the acquisition, BKNW had a salary deferral 401(k) plan that is a defined contribution plan.  Shortly after the completion of its acquisition by PNWB, BKNW’s 401(k) plan was merged into PNWB’s salary deferral 401(k) plan.

PNWB also maintains several non-qualified deferred compensation programs for certain executive officers.

STOCK OPTION PLANS | During January 1993, the shareholders of Bancorp approved the addition of a qualified employee stock option plan (1993 incentive plan). The awarding of stock options to certain employees of PNWB is at the discretion of the Board of Directors.  The term of the options granted is generally five or ten years.  Substantially all of the options granted under the 1993 incentive plan vest over three to five-year periods.  The 1993 incentive plan expired on December 31, 2002 and no more options were available for futures grants under this plan.

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

Companies acquired by PNWB had stock option plans that have been assumed by PNWB. The number of stock option shares and exercise prices were appropriately adjusted to reflect the common stock exchange ratios for each acquisition.  All outstanding stock options of acquired companies became 100 percent vested and exercisable upon the consummation of the respective acquisitions except for 56,990 shares of outstanding stock options assumed from the BKNW acquisition, which will vest between January 2003 and December 2004.  No further awards will be granted under any of these plans.  BKNW also had a stock warrant plan that has been assumed by PNWB.  The terms of the warrants provided for purchase of 90,950 shares of Pacific Northwest Bancorp common stock at a price of $7.33 by the warrant holders prior to October 15, 2006.

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

	Average Exercise Price	Options Outstanding	Options Exercisable

Balance December 31, 1999	16.40	1,005,624	490,686
Options granted	13.45	152,875	—
Options exercised	6.97	(111,969)	(111,969)
Options rescinded/expired	19.02	(114,566)	—
Options vested	—	—	109,538
Balance December 31, 2000	$16.73	931,964	488,255
Options granted	19.11	614,613	—
Options exercised	10.24	(65,343)	(65,343)
Options rescinded/expired	19.40	(80,693)	—
Options vested	—	—	154,627
Balance December 31, 2001	$17.97	1,400,541	577,539
Options assumed from acquisition	9.98	511,525	454,535
Options granted	25.82	342,497	—
Options exercised	13.85	(217,547)	(217,547)
Options rescinded/expired	18.30	(88,476)	—
Options vested	—	—	375,090
Balance December 31, 2002	$17.70	1,948,540	1,189,617

Additional financial data pertaining to outstanding stock options as of December 31, 2002 is as follows:

Range of Exercise Prices	Number of Option Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price of Option Shares	Number of Exercisable Option Shares	Weighted Average Exercise Price of Exercisable Option Shares

$5.49–$10.28	345,810	3.40	$7.90	332,890	$7.81
$10.48–$17.00	316,779	4.87	12.99	253,168	13.02
$17.37–$20.66	456,082	6.69	17.59	257,267	17.52
$20.75–$24.92	441,044	6.09	21.48	302,417	21.67
$25.33–$27.98	388,825	8.00	26.11	43,875	27.40

Total	1,948,540	5.93	$17.70	1,189,617	$15.27

As of December 31, 2002, there were a total of 2,911,833 shares authorized under all stock option plans and a total of 23,640 shares available for future stock option grants.

SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,”requires the disclosure of pro forma net income and net income per share had PNWB adopted the fair value method of accounting for stock options.  Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models.  These models require the use of subjective assumptions, including stock price volatility, dividend yield, risk-free interest rate and expected time to exercise. The fair value of options granted under stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model.  Using the assumptions below, the weighted average estimated fair value of options granted was $5.19, $5.89, and $4.12 during the years ended December 31, 2002, 2001 and 2000, respectively.  The following weighted average assumptions were used in the computation of the weighted average estimated fair value of stock options for the years ended December 31, 2002, 2001 and 2000:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Expected volatility	32.3%	40.3%	40.9%
Expected dividend yield	2.2%	2.7%	4.1%
Risk-free interest rate	3.9%	5.1%	5.5%
Expected life (in years)	2.7	4.7	5.8

If compensation expense for PNWB’s stock option plans had been determined consistent with SFAS No. 148, net income and net income per share would have been the following pro forma amounts for the years ended December 31, 2002, 2001 and 2000:

Dollars in thousands, except per share amounts	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Net income:
As reported	$28,760	$22,092	$6,269
Pro forma	27,425	21,725	5,963
Basic net income per share:
As reported	$1.85	$1.42	$0.40
Pro forma	1.76	1.40	0.38
Diluted net income per share:
As reported	$1.80	$1.40	$0.40
Pro forma	1.71	1.38	0.38

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

Bancorp is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB), which establish a risk-adjusted ratio relating capital to different categories of assets.  Tier I capital is comprised of shareholders’ equity and guaranteed preferred beneficial interests in subordinated debt less certain intangibles, and excludes the equity impact of adjusting securities available for sale to estimated fair value. Total capital is Tier I capital and the allowance for losses on loans.  The FRB’s risk-based capital rules are supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of December 31, 2002 and 2001, under the FRB’s capital guidelines, Bancorp’s consolidated regulatory capital exceeded the FRB’s minimum requirements.

The capital amounts and ratios for Pacific Northwest Bancorp and Pacific Northwest Bank as of December 31, 2002 and 2001 are presented in the following table:

					To Be Well Capitalized Under Prompt Action Corrective Provisions
	Actual		For Capital Adequacy Purposes
Dollars in thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2002
Pacific Northwest Bancorp:
Total capital (to risk-weighted assets)	$264,965	11.03%	$192,262	8.0%	$240,328	10.0%
Tier I capital (to risk-weighted assets)	227,653	9.47%	96,131	4.0%	144,197	6.0%
Tier I capital (to average assets)	227,653	7.77%	117,201	4.0%	146,502	5.0%

Pacific Northwest Bank:
Total capital (to risk-weighted assets)	$257,462	10.80%	$190,747	8.0%	$238,434	10.0%
Tier I capital (to risk-weighted assets)	230,150	9.65%	95,374	4.0%	143,060	6.0%
Tier I capital (to average assets)	230,150	7.87%	116,902	4.0%	146,128	5.0%

December 31, 2001
Pacific Northwest Bancorp:
Total capital (to risk-weighted assets)	$252,089	12.09%	$166,802	8.0%	$208,502	10.0%
Tier I capital (to risk-weighted assets)	219,966	10.55%	83,401	4.0%	125,101	6.0%
Tier I capital (to average assets)	219,966	8.02%	109,692	4.0%	137,115	5.0%

Pacific Northwest Bank:
Total capital (to risk-weighted assets)	$248,486	11.96%	$166,274	8.0%	$207,842	10.0%
Tier I capital (to risk-weighted assets)	228,363	10.99%	83,137	4.0%	124,705	6.0%
Tier I capital (to average assets)	228,363	8.35%	109,427	4.0%	136,783	5.0%

As of December 31, 2002 and 2001, Pacific Northwest Bank was in compliance with well-capitalized capital requirements. Management believes that under the current regulations Pacific Northwest Bank will continue to meet minimum well-capitalized capital requirements in the foreseeable future.  However, events beyond the control of Pacific Northwest Bank, such as a downturn in the economy in areas where Pacific Northwest Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of Pacific Northwest Bank to meet future well-capitalized requirements.

Currently, Bancorp pays quarterly dividends, which it intends to continue to do. The funding source for dividends paid to shareholders is dividends received from Pacific Northwest Bank. The payment of dividends to Bancorp from Pacific Northwest Bank will be based on earnings and financial condition and is subject to ongoing review by regulatory agencies and various statutory limitations.  Generally, PNWB is precluded from paying dividends on its common stock if capital would be reduced to below regulatory requirements at either the holding company or subsidiary bank level.  As of December 31, 2002, $66,715,000 of retained earnings was available for dividend distribution based on the capital levels and restrictions of Bancorp and Pacific Northwest Bank.

In addition to regulatory restrictions on the payment of dividends, Pacific Northwest Bank is subject to certain restrictions imposed by federal law on any extensions of credit to Pacific Northwest Bancorp.  As of December 31, 2002, $25,000,000 million of credit was available to Pacific Northwest Bancorp from Pacific Northwest Bank under these limitations.

NOTE 19 DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts are determined by PNWB using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts PNWB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of PNWB’s financial instruments as of December 31, 2002 and 2001:

CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL | The carrying value is a reasonable estimate of the fair value.

SECURITIES AVAILABLE FOR SALE AND LOANS HELD FOR SALE | The estimated fair value of securities available for sale and loans held for sale are based on quoted market rates and dealer quotes.

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

DEPOSITS | The estimated fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amount payable on demand as of December 31, 2002 and 2001, respectively.  The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the current rate for certificates of deposit with similar characteristics.

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

OTHER | The carrying value of other financial instruments has been determined to be a reasonable estimate of their fair value.

	December 31, 2002		December 31, 2001
Dollars in thousands	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value

Financial assets

Cash and due from banks	$100,002	$100,002	$58,625	$58,625
Federal funds sold and securities purchased under agreements to resell	950	950	—	—
Securities available for sale	788,546	788,546	757,018	757,018
Loans receivable	2,029,753	2,048,755	1,808,555	1,844,499
Loans held for sale	25,621	26,571	43,757	43,872

Financial liabilities

Non-interest-bearing deposits	$345,571	$345,571	$241,674	$241,674
Interest-bearing checking accounts	263,591	263,591	214,099	214,099
Money market accounts	531,698	531,698	322,554	322,554
Savings accounts	108,721	108,721	95,390	95,390
Certificates of deposit	804,729	823,066	731,139	738,857
Total deposits	2,054,310	2,072,647	1,604,855	1,612,574

FHLB advances and other borrowings	619,653	640,686	727,147	732,412
Securities sold under agreements to repurchase	120,706	122,558	149,504	149,761
Guaranteed preferred beneficial interests in subordinated debt	48,000	50,095	37,500	35,318

Off balance sheet loan commitments
Real estate	$231,203	$231,203	$268,972	$268,972
Non-real estate commercial	445,201	445,201	341,258	341,258
Standby letters of credit	64,501	64,501	51,485	51,485
Commercial letters of credit	17,816	17,816	16,915	16,915

LIMITATIONS | The estimated fair values presented are based on information available to management as of December 31, 2002 and 2001.  Since December 31, 2002 and 2001, amounts have not been comprehensively revalued for purposes of these consolidated financial statements and, therefore, current estimates of fair value may differ from the amounts disclosed above.

NOTE 20 CONTINGENCIES

At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, the Federal Reserve Bank (FRB) and other regulatory agencies (collectively the regulators), examine Bancorp and Pacific Northwest Bank as part of the regulatory oversight of the banking industry.  Based on their examinations, the regulators may direct Bancorp or Pacific Northwest Bank to adjust financial statements in accordance with their findings.  A future examination by the regulators could include a review of certain transactions or other amounts reported in PNWB’s 2002 consolidated financial statements.  The regulators have not proposed significant adjustments to PNWB’s consolidated financial statements in prior years and management is not aware of any basis for any such adjustments for 2002.  In view of the uncertain regulatory environment in which PNWB operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 2002 consolidated financial statements cannot presently be determined.

In the normal course of business, PNWB has various legal claims and other contingent matters outstanding.  Management believes that any ultimate liability arising from these actions will not have a material adverse impact on PNWB’s financial condition or results of operations.

During the year ended September 30, 1998, PNWB sold $26,709,000 of single-family residential mortgage loans with recourse.  As of December 31, 2002, $5,939,000 of single-family mortgage loans sold with recourse were outstanding.

NOTE 21 CONDENSED PARENT COMPANY FINANCIAL INFORMATION PACIFIC NORTHWEST BANCORP

Condensed financial information for Pacific Northwest Bancorp (parent company only) as of December 31, 2002, 2001 and 2000 is as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Dollars in thousands As of December 31,	2002	2001

Assets

Cash and due from banks	$5,585	$2,735
Securities available for sale, at estimated fair value	1,106	984
Goodwill	15,487	15,487
Other assets	5,832	3,326
Investment in subsidiaries	302,313	234,757

Total	$330,323	$257,289

Liabilities and Shareholders’ Equity

Other liabilities	$4,589	$3,022
Borrowings from subsidiaries	53,610	41,238
Other borrowings	10,511	12,543
Shareholders’ equity	261,613	200,486

Total	$330,323	$257,289

CONDENSED STATEMENTS OF INCOME

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Dividend income received from subsidiaries	$54,500	$9,900	$17,000
Interest income	561	194	122
Non-interest income	1	25	88
Total income	55,062	10,119	17,210

Interest expense	4,919	4,698	4,072
Non-interest expense	2,323	2,366	11,779
Total expenses	7,242	7,064	15,851
Income before income tax benefit and equity in undistributed net income from subsidiaries	47,819	3,055	1,359
Income tax benefit	(2,350)	(1,678)	(5,039)
Net income before equity in undistributed net income from subsidiaries	50,169	4,733	6,398
Equity (deficit) in undistributed net income from subsidiaries	(21,409)	17,359	(129)
Net income	$28,760	$22,092	$6,269

CONDENSED STATEMENTS OF CASH FLOWS

Dollars in thousands	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000

Cash flows from operating activities:
Net income	$28,760	$22,092	$6,269

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income from subsidiaries	(33,091)	(27,260)	(16,871)
Cash dividends received from subsidiaries	54,500	9,900	17,000
Change in other assets and liabilities, net	(629)	352	(1,634)
Amortization of goodwill	—	1,046	1,028
Net cash provided by operating activities	49,540	6,130	5,792

Cash flows from investing activities:
Cash paid for acquisition, including $1,538 acquisition costs	(27,837)	—	—
Investments in subsidiaries	—	(6,000)	—
Purchase of securities available for sale	—	(706)	—
Net cash used in investing activities	(27,837)	(6,706)	—

Cash flows from financing activities:
Issuance (repayment) of notes payable	(2,000)	12,000	—
Payment of dividends	(8,631)	(8,712)	(8,770)
Purchase and retirement of treasury stock	(21,746)	(342)	(7,860)
Proceeds from stock option exercises	3,024	808	779
Proceeds from issuance of Pacific Northwest Statutory Trust I – capital securities	12,000	—	—
Purchase of InterWest Capital Trust I – Capital securities	(1,500)	(2,500)	—
Net cash provided by (used in) financing activities	(18,853)	1,254	(15,851)

Net increase (decrease) in cash and cash equivalents	2,850	678	(10,059)

Cash and due from banks at beginning of year	2,735	2,057	12,116

Cash and due from banks at end of year	$5,585	$2,735	$2,057

NOTE 22 NET INCOME PER SHARE

The following table presents the computation of basic and diluted net income per share for the years ended December 31, 2002, 2001 and 2000:

Dollars in thousands, except share and per share data	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Numerator
Net income	$28,760	$22,092	$6,269

Denominator
Denominator for basic net income per share- Weighted average shares	15,569,297	15,557,237	15,504,759
Effect of dilutive securities:
Stock options	438,353	175,586	106,323
Denominator for diluted net income per share-
Weighted average shares and assumed conversion of dilutive stock options	16,007,650	15,732,823	15,611,082

Basic net income per share	$1.85	$1.42	$0.40

Diluted net income per share	$1.80	$1.40	$0.40

NOTE 23 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollars in thousands except per share data	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2002
Interest income	$44,015	$44,194	$45,006	$44,916
Interest expense	16,948	17,253	17,972	17,572
Net interest income	27,067	26,941	27,034	27,344
Provision for losses on loans	1,250	1,700	1,700	1,700
Net interest income after provision for losses on loans	25,817	25,241	25,334	25,644
Gain (loss) on sale of securities available for sale	(1,465)	—	40	—
Other non-interest income	5,606	5,170	5,324	4,585
Non-interest expense	21,803	18,402	18,716	18,592
Income before income taxes	8,155	12,009	11,982	11,637
Income tax expense	2,824	4,056	4,070	4,073
Net income	$5,331	$7,953	$7,912	$7,564
Basic net income per share	$0.33	$0.53	$0.52	$0.49
Diluted net income per share	$0.32	$0.51	$0.50	$0.48

Year ended December 31, 2001
Interest income	$48,163	$50,663	$52,780	$54,047
Interest expense	19,095	24,038	28,265	32,443
Net interest income	29,068	26,625	24,515	21,604
Provision for losses on loans	1,700	1,550	1,400	1,400
Net interest income after provision for losses on loans	27,368	25,075	23,115	20,204
Gain on sale of securities available for sale	51	514	446	698
Other non-interest income	4,772	4,596	4,664	4,944
Non-interest expense	21,025	20,427	20,434	19,266
Income before income taxes	11,166	9,758	7,791	6,580
Income tax expense	4,179	3,651	2,916	2,457
Net income	$6,987	$6,107	$4,875	$4,123
Basic net income per share	$0.45	$0.39	$0.31	$0.27
Diluted net income per share	$0.44	$0.39	$0.31	$0.26

Non-interest expense for the quarter ended December 31, 2002 includes merger, conversion and integration expenses of $1,025,000, expenses associated with severance and employment agreements of $963,000, mortgage banking exit costs of $272,000, and branch consolidation expense of $260,000.

Non-interest expense for the quarter ended March 31, 2001 includes conversion and integration expenses of $856,000.  Non-interest expense for the quarter ended June 30, 2001 includes conversion and integration expenses of $434,000, and expenses associated with severance and employment agreements of $200,000.